As filed with the Securities and Exchange Commission on April 27, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Digital Transformation Opportunities Corp.

(Exact name of Registrant as specified in its charter)

Delaware	6770	85-3984427
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

10250 Constellation Blvd, Suite 23126

Los Angeles, CA 90067

Telephone: (360) 949-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin Nazemi

Chief Executive Officer

10250 Constellation Blvd, Suite 23126

Los Angeles, CA 90067

Telephone: (360) 949-1111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David Hernand Jonathan Ko Sahand Moarefy Paul Hastings LLP 515 South Flower Street Twenty-Fifth Floor Los Angeles, CA 90071 (213) 683-6000	Ilan Katz Brian Lee Dentons US LLP 1221 Avenue of the Americas New York, NY 10020 (212) 768-6700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement has been declared effective and the satisfaction or waiver of all other conditions to the consummation of the Exchange Offer and Business Combination described herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b 2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e 4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d 1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Digital Transformation Opportunities Corp. may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus statement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS —APRIL 27, 2023, — SUBJECT TO COMPLETION

Dear Stockholder:

Digital Transformation Opportunities Corp., a Delaware corporation (“DTOC”), and American Oncology Network, LLC, a Delaware limited liability company (the “Company” or “AON”), have entered into a Business Combination Agreement, dated as of October 5, 2022 and amended and restated on January 6, 2023 and further amended and restated on April 27, 2023 (as amended, the “Business Combination Agreement”). The transactions contemplated by the Business Combination Agreement will constitute a “business combination” as contemplated by DTOC’s current charter. For purposes of this proxy statement/prospectus, “New AON” means American Oncology Network Inc. (f/k/a Digital Transformation Opportunities Corp.) and its consolidated subsidiaries, after giving effect to the Business Combination.

In accordance with the Business Combination Agreement, DTOC and AON will undertake a series of transactions (the “Business Combination”) resulting in the organization of the combined post-business combination company as an umbrella partnership C corporation, sometimes referred to as an “Up-C” structure, in which substantially all of the assets and the business of the combined company will continue to be held by AON and DTOC will become a member of AON. In particular, the Business Combination Agreement provides that, upon the terms and subject to the conditions thereof, the Business Combination will be implemented as follows:

●	on the closing of the Business Combination (the “Closing”), AON will amend and restate its operating agreement (the “Amended and Restated AON LLC Agreement”) to reclassify:
●	existing AON Class A units and AON Class A-1 units into a single class of AON common units that are later exchangeable on a one-to-one basis for shares of New AON Class A common stock (the “AON common units”) at an exchange ratio equal to the quotient of (a) the net equity value per unit of AON (without taking into account any AON Class B-1 units (as defined below) participating in the Exchange Offer (as defined below) in such per unit calculation) divided by (b) $10.00 (the “Per Company Unit Exchange Ratio”);
●	existing AON Class B units into AON common units at an exchange ratio equal to the quotient of (a) the excess of the net equity value per unit of AON (without taking into account any AON Class B-1 units participating in the Exchange Offer in such per unit calculation) over the applicable distribution threshold divided by (b) $10.00 (the “Per Company Class B Unit Exchange Ratio”);

as of the date of this proxy statement/prospectus, the Per Company Unit Exchange Ratio into which existing AON Class A units and AON Class A-1 units will be reclassified is estimated to equal 2,688 AON common units;

●	upon the Closing, AON plans to convert on such terms and in such manner as determined by the AON Board of Managers, profit pool units of certain of AON’s subsidiaries into an equal number of (i) AON common units and (ii) shares of New AON Class B common stock, which together are exchangeable into shares of New AON Class A Common Stock (the “Practice Profit Pool Shares”). The number of Practice Profit Pool Shares issuable will be determined prior to Closing and will be equal to 5% of the $350 million AON enterprise value (minus the Company Closing Indebtedness and plus the Company Closing Cash and Preferred Return (as such terms are defined in the Business Combination Agreement)) divided by $10;
●	on the Closing and substantially concurrently with the adoption of the Amended and Restated AON LLC Agreement, New AON will amend and restate its charter (the “Proposed Charter”) to provide for the (a) conversion of all existing shares of DTOC Class B common stock into shares of New AON Class A common stock on a one-to-one basis, (b) amendment of the terms of New AON Class B common stock to provide holders voting rights but no economic rights and (c) authorization of new shares of New AON convertible preferred stock in an amount sufficient to consummate a private placement of up to $100,000,000 in convertible preferred stock to be consummated immediately prior to the consummation of the Business Combination (the “PIPE Investment”);
●	on the Closing, New AON will consummate the PIPE Investment; and

●	on the Closing and following the adoption of the Proposed Charter and the consummation of the PIPE Investment, (a) AON will issue AON common units to New AON in exchange for a combination of cash and shares of New AON Class B common stock (and warrants to acquire shares of New AON Class B common stock (the “Class B Prefunded Warrants”) if any holders of AON common units make an election to receive Class B Prefunded Warrants in lieu of shares of New AON Class B common stock), (b) New AON will be admitted as a member of AON, (c) AON will distribute shares of New AON Class B common stock or Class B Prefunded Warrants, as applicable, to AON equityholders, (d) AON will distribute cash equal to the preferred return set forth in the AON operating agreement to holders of AON Class A units and AON Class A-1 units (or only to holders of AON Class A units if the holder of AON Class A-1 units elects to receive additional shares of AON common units in lieu of cash as provided in the Business Combination Agreement), (e) New AON will reserve a specified number of additional shares of New AON Class A common stock for issuance after the Closing to eligible recipients, and (f) from and after the Closing (but subject to lock-up restrictions), the AON equityholders (other than New AON) will have the right (but not the obligation) to exchange AON common units together with an equal number of shares of New AON Class B common stock (whether held directly or indirectly through Class B Prefunded Warrants) for shares of New AON Class A common stock.

The Board of Managers of AON has authorized and approved the issuance to its employees (which includes certain employees of AON that are holders of practice profit pool interests) of up to 460 AON Class B-1 units that have the same rights, terms and restrictions of the other AON Class B units issued and outstanding under AON’s operating agreement, but that will vest only upon the consummation of the Business Combination (the “AON Class B-1 units”). To incentivize retention of AON employees following the consummation of the Business Combination and further align the interests of AON employees with those of stockholders, DTOC is offering to the holders of AON Class B-1 units to exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by such holder (such offer, the “Exchange Offer”). Concurrently with the Exchange Offer, DTOC and AON are also soliciting consents from the holders of AON Class B-1 units to certain amendments to the terms of the awards and the unit grant agreements pursuant to which the AON Class B-1 units were granted (the “Consent Solicitation”) to provide for the automatic exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, of all AON Class B-1 units not otherwise tendered in the Exchange Offer into a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by each applicable holder (collectively, the “Proposed Amendments”).

As of the date of this proxy statement/prospectus, the Per Company Unit Exchange Ratio into which AON Class B-1 units are proposed to be exchanged in the Exchange Offer is estimated to equal 2,688 shares of New AON Class A common stock. If a holder of AON Class B-1 units does not participate in the Exchange Offer and less than a majority in interest of the outstanding AON Class B-1 units consent to the Proposed Amendments, upon adoption of the Amended and Restated AON LLC Agreement, such AON Class B-1 units, together with all other outstanding AON Class B units, will be converted into AON common units at the Per Company Class B Unit Exchange Ratio. As of the date of this proxy statement/prospectus, the Per Company Class B Unit Exchange Ratio into which such AON Class B-1 units will be reclassified is estimated to equal 294 AON common units.

Contemporaneously with the execution and delivery of the Business Combination Agreement, Digital Transformation Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and DTOC’s Chief Executive Officer (together with the Sponsor, the “Supporting Sponsor Shareholders”) entered into a support agreement with DTOC and the Company, (as amended and restated on January 6, 2023, the “Sponsor Support Agreement”), pursuant to which the Supporting Sponsor Shareholders have agreed to (a) vote in favor of, and take all actions necessary to consummate, the Business Combination, (b) certain transfer restrictions with respect to their shares of New AON common stock following the Closing, (c) subject a portion of their shares of New AON common stock to vesting requirements following the Closing and (d) waive and not otherwise perfect any anti-dilution or similar protections with respect to any DTOC common stock held by such Supporting Sponsor Shareholder in connection with the consummation of the Business Combination.

Public stockholders may elect to redeem their public shares (as defined below) whether they vote for or against, or whether they abstain from voting on, the Business Combination. A DTOC public stockholder (as defined below), together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares (as defined below). The Sponsor and members of the DTOC Board and executive management team (the “Insiders”) have agreed at the time of DTOC’s IPO to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of DTOC common stock they may hold. Currently, the Insiders own approximately 79.7% of DTOC common stock, consisting of DTOC Class A common stock and DTOC Class B common stock (the “Founder Shares”). Shares of DTOC Class B common stock will automatically convert into shares of DTOC Class A common stock in connection with the transactions. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Insiders have agreed to vote any shares of DTOC common stock owned by them in favor of the Business Combination.

DTOC Class A common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DTOC.” DTOC’s public warrants are listed on Nasdaq under the symbol “DTOCW.” DTOC units that have not separated are listed on Nasdaq under the symbol “DTOCU.” Following the Business Combination, it is anticipated that New AON Class A common stock (including common stock issued in the Business Combination) will be listed on Nasdaq under the symbol “AONC” and New AON public warrants will trade under the symbol “AONCW”, or another reputable national securities exchange mutually determined by DTOC and AON.

DTOC will hold a virtual special meeting of stockholders (the “Special Meeting”) to consider matters relating to the proposed Business Combination. DTOC and AON cannot complete the Business Combination unless the DTOC stockholders approve and adopt the Business Combination Agreement and the transactions contemplated thereby. DTOC is sending you this proxy statement/prospectus to ask you to vote in favor of the Business Combination and the other matters described in this proxy statement/prospectus.

On October 5, 2022, AON’s equityholders approved the Business Combination and related agreements and transactions.

The Special Meeting will be held exclusively via a live webcast at https://www.cstproxy.com/dtocorp/2023, at Eastern Time. To participate in the virtual meeting, a DTOC stockholder of record will need the 16-digit control number included on your proxy card or instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee. The Special Meeting webcast will begin promptly at                    Eastern Time. DTOC stockholders are encouraged to access the Special Meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF DTOC COMMON STOCK YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to attend the meeting. Submitting a proxy now will NOT prevent you from being able to vote virtually at the Special Meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The DTOC Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that DTOC stockholders vote “FOR” the approval of the Business Combination Agreement and “FOR” the other proposals to be considered at the Special Meeting.

This proxy statement/prospectus provides you with detailed information about the proposed Business Combination. It also contains or references information about DTOC, AON and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 59 for a discussion of the risks you should consider in evaluating the proposed Business Combination and how it will affect you.

If you have any questions regarding the accompanying proxy statement, you may contact Morrow Sodali LLC, DTOC’s proxy solicitor, toll-free at (800) 662-5200 or collect at (203) 658-9400 or email at DTOC.info@investor.morrowsodali.com.

Sincerely,

Kevin Nazemi
Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated     ,                       , and is first being mailed to stockholders of DTOC on or about             ,        .

Digital Transformation Opportunities Corp.

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                         ,

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Digital Transformation Opportunities Corp., a Delaware corporation (“DTOC”), will be held exclusively via a live webcast at https://www.cstproxy.com/dtocorp/2023, on                  ,              at                Eastern Time. You are cordially invited to attend the Special Meeting for the following purposes:

1.	Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve the Business Combination Agreement, dated as of October 5, 2022 and amended and restated on January 6, 2023 and further amended and restated on April 27, 2023 (as amended, the “Business Combination Agreement”), by and between DTOC and American Oncology Network, LLC, a Delaware corporation (“AON”), and the transactions contemplated thereby (the “Business Combination”), pursuant to which DTOC and AON will undertake a series of transactions resulting in the organization of the combined post-business combination company as an umbrella partnership C corporation, in which substantially all of the assets and the business of the combined company will continue to be held by AON and DTOC will become a member of AON (the “Business Combination Proposal”). The Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;
2.	Proposal No. 2 — The Listing Proposal — To consider and vote upon a proposal, for purposes of complying with applicable listing rules of the Nasdaq Capital Market (“Nasdaq”) (and in the event DTOC and AON mutually determine to list New AON securities on another reputable national securities exchange, the applicable listing rules of such exchange), to approve the issuance of New AON common stock and other securities exchangeable into New AON common stock in connection with the transactions contemplated by the Business Combination Agreement (the “Listing Proposal”);
3.	Proposal No. 3 — The Charter Amendment Proposal — To consider and vote upon a proposal to approve and adopt the proposed Second Amended and Restated Certificate of Incorporation of DTOC (the “Proposed Charter”) in the form attached to this proxy statement/prospectus as Annex E (the “Charter Amendment Proposal”);
4.	Proposal No. 4 — The Advisory Governance Proposal — To consider and vote upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter, which is being presented separately in accordance with United States Securities and Exchange Commission (“SEC”) requirements (the “Advisory Governance Proposal”);
5.	Proposal No. 5 — The Director Election Proposal — For the holders of outstanding shares of DTOC Class B common stock to consider and vote upon a proposal to elect [ ] directors, effective at the closing of the Business Combination, to serve staggered terms on the board of directors of New AON (the “New AON Board”) until the 2024, 2025 and 2026 annual meetings of stockholders and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal (the “Director Election Proposal”);
6.	Proposal No. 6 — The Incentive Equity Plan Proposal — To consider and vote upon a proposal to approve the American Oncology Network, Inc. 2023 Incentive Equity Plan (the “Incentive Equity Plan”), in the form attached to this proxy statement/prospectus as Annex G, to be effective after the closing of the Business Combination (the “Incentive Equity Plan Proposal” and, collectively with the Business Combination Proposal, the Listing Proposal, the Charter Amendment Proposal and the Director Election Proposal, the “Condition Precedent Proposals”); and
7.	Proposal No. 7 — The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or for any other reason permitted by the Business Combination Agreement in connection with, the approval of one or more of the other proposals at the Special Meeting (the “Adjournment Proposal” and, collectively with the Business Combination Proposal, the Listing Proposal, the Charter Amendment Proposal, the Advisory Governance Proposal, the Director Election Proposal and the Incentive Equity Plan Proposal, the “Proposals”).

Only holders of record of DTOC common stock at the close of business on                   , 2023 are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of DTOC stockholders of record entitled to vote at the Special Meeting will be available for inspection by stockholders ten days before the Special Meeting at our principal executive officers during ordinary business hours for any purpose germane to the Special Meeting.

In accordance with DTOC’s current charter, DTOC will provide holders (“public stockholders”) of its DTOC Class A common stock (“public shares”) with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount on deposit in DTOC’s trust account (the “Trust Account”), which holds the proceeds of DTOC’s IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Account and not previously released to DTOC to pay taxes). For illustrative purposes, based on funds in the Trust Account of approximately $[      ] on [      ], 2023, the estimated per share redemption price would have been approximately $[      ], excluding additional interest earned on the funds held in the Trust Account and not previously released to DTOC to pay taxes. Public stockholders may elect to redeem their public shares whether they vote for or against, or whether they abstain from voting on, the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares. The Insiders agreed at the time of DTOC’s IPO to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of DTOC common stock they may hold. Currently, the Insiders own approximately 79.7% of DTOC common stock, consisting of the Founder Shares. Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. The Insiders have agreed to vote any shares of DTOC common stock owned by them in favor of the Business Combination.

Approval of each of the Business Combination Proposal, the Listing Proposal, the Advisory Governance Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal requires the affirmative vote (virtually or by proxy) of a majority of the votes cast by holders of outstanding shares of DTOC common stock represented virtually or by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class. Approval of the Charter Amendment Proposal requires the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding shares of DTOC Class A common stock and the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding shares of DTOC Class B common stock, each voting together as a separate class, as well as the vote of a majority of the issued and outstanding shares of DTOC common stock, voting together as a single class. Approval of the Director Election Proposal requires the affirmative vote (virtually or by proxy) of holders of a plurality of the votes cast by holders of outstanding shares of DTOC Class B common stock represented virtually or by proxy at the Special Meeting and entitled to vote thereon at the Special Meeting, voting as a single class. The DTOC Board has unanimously recommended that you vote for each of the Proposals. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the Special Meeting, and if the other conditions to closing are satisfied or waived. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Advisory Governance Proposal and the Adjournment Proposal are neither conditioned upon nor a condition to the approval of any other proposal set forth in the accompanying proxy statement.

As of [      ], 2023, there was $[      ] in the Trust Account, which DTOC intends to use for the purposes of consummating the Business Combination and to pay SPAC related taxes, approximately $11.7 million in deferred underwriting commissions to the underwriters of DTOC’s IPO and $[      ] in deferred legal fees in connection with DTOC’s IPO. Each redemption of public shares by its public stockholders will decrease the amount in the Trust Account. DTOC will not consummate the Business Combination if the redemption of public shares would result in DTOC’s failure to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) (or any successor rule). The Business Combination Agreement also contains a condition to the Company’s obligation to consummate the Business Combination, which may be waived by the Company, requiring that DTOC have at least $60,000,000 in available cash immediately prior to the consummation of the Business Combination.

If DTOC stockholders fail to approve any Condition Precedent Proposal, the Business Combination will not occur. The proxy statement accompanying this notice explains the Business Combination Agreement and the transactions contemplated thereby, as well as the Proposals to be considered at the Special Meeting. Please review the proxy statement carefully.

The DTOC Board has set [      ] as the record date for the Special Meeting. Only holders of record of shares of DTOC common stock at the close of business on [      ] will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Special Meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of shares of DTOC common stock.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF DTOC COMMON STOCK YOU OWN. Whether or not you plan to attend the Special Meeting virtually, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The DTOC Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Listing Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Advisory Governance Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Equity Plan Proposal and “FOR” the Adjournment Proposal.

If you have any questions regarding the accompanying proxy statement, you may contact Morrow Sodali LLC, our proxy solicitor, toll-free at (800) 662-5200 or collect at (203) 658-9400 or email at DTOC.info@investor.morrowsodali.com.

If you plan to attend the Special Meeting virtually, you must do so virtually and you will be required to take certain actions ahead of the meeting so that you can participate. Please carefully read the sections in the proxy statement regarding attending and voting at the special meeting to ensure that you comply with these requirements.

BY ORDER OF THE BOARD OF DIRECTORS

Kevin Nazemi
Chief Executive Officer and Director

The information in this proxy statement/prospectus is not complete and may be changed. Digital Transformation Opportunities Corp. may not sell its securities pursuant to the proposed transactions until the Registration Statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS —APRIL 27, 2023 — SUBJECT TO COMPLETION

EXCHANGE OFFER AND CONSENT SOLICITATION SHARES OF CLASS A COMMON STOCK OF AMERICAN ONCOLOGY NETWORK INC. (OR DIGITAL TRANSFORMATION OPPORTUNITIES CORP. AFTER ITS RENAMING IN CONNECTION WITH THE CONSUMMATION OF THE BUSINESS COMBINATION) FOR
OUTSTANDING CLASS B UNITS OF AMERICAN ONCOLOGY NETWORK, LLC

THE EXCHANGE OFFER AND CONSENT SOLICITATION EXPIRE AT MIDNIGHT, EASTERN TIME, ON [   ], 2023, UNLESS AND UNTIL DIGITAL TRANSFORMATION OPPORTUNITIES CORP., A DELAWARE CORPORATION (“DTOC”), IN ITS SOLE DISCRETION, EXTENDS THE EXCHANGE OFFER, IN WHICH CASE, THE EXPIRATION DATE OF THE EXCHANGE OFFER AND CONSENT SOLICITATION SHALL BE THE LATEST TIME AND DATE AT WHICH THE EXCHANGE OFFER, AS EXTENDED, EXPIRES (THE “EXPIRATION DATE”).

Reference is hereby made to that certain Business Combination Agreement, by and between DTOC and American Oncology Network, LLC, a Delaware limited liability company (the “Company” or “AON”), dated as of October 5, 2022 and amended and restated on January 6, 2023 and further amended and restated on April 27, 2023 (the “Business Combination Agreement”), pursuant to which DTOC and AON have agreed to undertake a series of transactions (as amended, the “Business Combination”) resulting in the organization of the combined post-business combination company as an umbrella partnership C corporation, in which substantially all of the assets and the business of the combined company will continue to be held by AON and DTOC will become a member of AON.

The Board of Managers of AON has authorized and approved the issuance to its employees (which includes certain employees of AON that are holders of practice profit pool interests) of up to 460 AON Class B-1 units that have the same rights, terms and restrictions of the other AON Class B units issued and outstanding under AON’s operating agreement, but that that will vest only upon the consummation of the Business Combination (the “AON Class B-1 units”). To incentivize retention of AON employees following the consummation of the Business Combination and further align the interests of AON employees with those of stockholders, DTOC is offering to the holders of AON Class B-1 units to exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by such holder (such offer, the “Exchange Offer”). See “General Terms of the Exchange Offer and Consent Solicitation.”

Concurrently with the Exchange Offer, DTOC and AON are also soliciting consents from the holders of AON Class B-1 units to certain amendments to the terms of the awards and the unit grant agreements pursuant to which the AON Class B-1 units were granted (the “Consent Solicitation”) to provide for the automatic exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, of all outstanding AON Class B-1 units into a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by each applicable holder (collectively, the “Proposed Amendments”). Holders may not deliver consents to the Proposed Amendments without tendering their AON Class B-1 units into the Exchange Offer, and holders may not tender their AON Class B-1 units into the Exchange Offer without delivering the related consents. The tender of AON Class B-1 units into the Exchange Offer will be deemed to automatically constitute delivery of a consent to the Proposed Amendments with respect to the AON Class B-1 units tendered.

As of the date of this proxy statement/propsectus, the Per Company Unit Exchange Ratio into which AON Class B-1 units are proposed to be exchanged in the Exchange Offer is estimated to equal 2,688 shares of New AON Class A common stock. If a holder of AON Class B-1 units does not participate in the Exchange Offer and less than a majority in interest of the outstanding AON Class B-1 units consent to the Proposed Amendments, upon adoption of the Amended and Restated AON LLC Agreement, such AON Class B-1 units, together with all other outstanding AON Class B units, will be converted into AON common units at the Per Company Class B Unit Exchange Ratio. As of the date of this proxy statement/prospectus, the Per Company Class B Unit Exchange Ratio into which such AON Class B-1 units will be reclassified is estimated to equal 294 AON common units.

DTOC Class A common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DTOC.” DTOC’s public warrants are listed on Nasdaq under the symbol “DTOCW.” DTOC units that have not separated are listed on Nasdaq under the symbol “DTOCU.” Following the Business Combination, it is anticipated that New AON Class A common stock (including common stock issued in the Business Combination) will be listed on Nasdaq under the symbol “AONC” and New AON public warrants will trade under the symbol “AONCW”, or another reputable national securities exchange mutually determined by DTOC and AON. The last reported prices for DTOC Class A common stock, DTOC public warrants and DTOC units were $[   ], $[   ] and $[   ], respectively, on a per share, warrant and unit basis, in each case, as quoted on Nasdaq on [   ], 2023, the last trading day before the date of this proxy statement/prospectus.

INVESTING IN DTOC SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 59 OF THIS PROXY STATEMENT/PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF DTOC’S CLASS A COMMON STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this proxy statement/prospectus is April 27, 2023.

ANNEXES

i

MARKET, RANKING AND OTHER INDUSTRY DATA

We are responsible for the disclosure contained in this proxy statement/prospectus. However, certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources, and DTOC and AON’s own internal estimates and research. While we believe these third-party sources to be reliable, as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source. The market and industry data used in this proxy statement/prospectus involve a number of assumptions and limitations, and any estimates underlying such market information and other factors, including those described in the section titled “Risk Factors,” could cause actual results to differ materially from those expressed in the third-party estimates and in our estimates.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This proxy statement/prospectus may contain trademarks, service marks and trade names of AON or of third parties. Each one of these trademarks, service marks or trade names of AON is either (1) AON’s registered trademark, (2) a trademark for which AON has a pending application, or (3) a trade name or service mark for which AON claims common law rights. All other trademarks, trade names or service marks of any other company appearing in this proxy statement/prospectus belong to their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this proxy statement/prospectus are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that AON or the applicable licensor will not assert, to the fullest extent under applicable law, its respective rights to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SUMMARY TERM SHEET

This summary term sheet, together with the sections titled “Questions and Answers About the Proposals for Our Stockholders and the Special Meeting” and “Summary of this Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read this proxy statement/prospectus, including the attached Annexes and the accompanying financial statements of DTOC and AON, carefully and in its entirety for a more complete understanding of the matters to be considered at the Special Meeting.

●	Digital Transformation Opportunities Corp., a Delaware corporation, which is referred to as “DTOC,” is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
●	On March 12, 2021, DTOC consummated its IPO of 33,350,000 units (“units” and, with respect to the Class A common stock included in the units being offered, the “public shares”), at $10.00 per unit, which included 3,350,000 units as a result of the underwriter’s partial exercise of its option to purchase up to 4,500,000 additional units at the IPO price to cover over-allotments, generating gross proceeds of $333.5 million, and incurring offering costs of approximately $18.9 million, inclusive of $11.7 million in deferred underwriting commissions. Each unit consists of one share of DTOC Class A common stock, par value $0.0001 per share, and one-fourth of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one whole share of DTOC Class A common stock for $11.50 per share.
●	Simultaneously with the consummation of its IPO on March 12, 2021, DTOC completed a private placement (“Private Placement”) of 6,113,333 warrants at a price of $1.50 per warrant (“Private Placement Warrants”), to the Sponsor, generating gross proceeds of approximately $9.2 million. Each whole Private Placement Warrant is exercisable for one whole share of DTOC Class A common stock at a price of $11.50 per share, subject to adjustment. The Private Placement Warrants (including the DTOC Class A common stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of our initial business combination. For more information regarding the warrants, please see the section titled “Description of Securities.” The Sponsor and members of DTOC’s Board and management team (the “Initial Stockholders”) hold an aggregate 8,262,500 shares of DTOC Class A common stock and 75,000 shares of DTOC Class B common stock (the “Sponsor Shares”), all of which were issued in private placements prior to DTOC’s IPO.
●	AON is an alliance of physicians and seasoned healthcare leaders partnering to ensure the long-term success of community oncology. AON has grown significantly since it commenced operations in late 2018. Since 2019, AON has generated compounded annual revenue growth of more than 60% through June 2022 and operates profitably. As of December 31, 2022, AON’s platform includes 106 physicians and 30 practices across 77 locations in 17 states. The executive management team of AON encompasses members with an average of more than three decades of oncology practice management experience, enabling physicians to focus on providing quality care for patients. For more information about the Company, please see the sections titled “Information about AON,” “AON Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management of New AON After the Business Combination.”
●	On October 5, 2022, DTOC and AON entered into a Business Combination Agreement, which they subsequently amended and restated on January 6, 2023 and on April 27, 2023. In accordance with the terms and subject to the conditions of the Business Combination Agreement:
●	DTOC will commence, and use its commercially reasonable efforts to consummate as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, an offer to employees of AON to exchange, at the election of each such employee, each outstanding AON Class B-1 unit held by such employee for a number of new issued shares of New AON Class A common stock equal to the applicable Per Company Unit Exchange Ratio;
●	on the Closing, AON will adopt the Amended and Restated AON LLC Agreement to reclassify:
●	existing AON Class A units and AON Class A-1 units into a single class of AON common units that are later exchangeable on a one-to-one basis for shares of New AON Class A common stock at an exchange ratio equal to the Per Company Unit Exchange Ratio;

●	existing AON Class B units into AON common units at an exchange ratio equal to the Per Company Class B Unit Exchange Ratio;

as of the date of this proxy statement/prospectus, the Per Company Unit Exchange Ratio into which existing AON Class A units and AON Class A-1 units will be reclassified is estimated to equal 2,688 AON common units;

●	upon the Closing, AON plans to convert on such terms and in such manner as determined by the AON Board of Managers, profit pool units of certain of AON’s subsidiaries into an equal number of (i) AON common units and (ii) shares of New AON Class B common stock, which together are exchangeable into shares of New AON Class A Common Stock (the “Practice Profit Pool Shares”). The number of Practice Profit Pool Shares issuable will be determined prior to Closing and will be equal to 5% of the $350 million AON enterprise value (minus the Company Closing Indebtedness and plus the Company Closing Cash and Preferred Return (as such terms are defined in the Business Combination Agreement)) divided by $10;
●	on the Closing and substantially concurrently with the adoption of the Amended and Restated AON LLC Agreement, New AON will amend and restate its charter (the “Proposed Charter”) to provide for the (a) conversion of all existing shares of DTOC Class B common stock into shares of New AON Class A common stock on a one-to-one basis, (b) amendment of the terms of New AON Class B common stock to provide holders voting rights but no economic rights and (c) authorization of new shares of New AON convertible preferred stock in an amount sufficient to consummate a private placement of up to $100,000,000 in convertible preferred stock to be consummated immediately prior to the consummation of the Business Combination (the “PIPE Investment”);
●	on the Closing, New AON will consummate the PIPE Investment; and
●	on the Closing and following the adoption of the Proposed Charter and the consummation of the PIPE Investment, (a) AON will issue AON common units to New AON in exchange for a combination of cash and shares of New AON Class B common stock (and Class B Prefunded Warrants if any holders of AON common units make an election to receive Class B Prefunded Warrants in lieu of shares of New AON Class B common stock), (b) New AON will be admitted as a member of AON, (c) AON will distribute shares of New AON Class B common stock or Class B Prefunded Warrants, as applicable, to AON equityholders, (d) AON will distribute cash equal to the preferred return set forth in the AON operating agreement to holders of AON Class A units and AON Class A-1 units (or only to holders of AON Class A units if the holder of AON Class A-1 units elects to receive additional shares of AON common units in lieu of cash as provided in the Business Combination Agreement), (e) New AON will reserve a specified number of additional shares of New AON Class A common stock for issuance after the Closing to eligible recipients, and (f) from and after the Closing (but subject to lock-up restrictions), the AON equityholders (other than New AON) will have the right (but not the obligation) to exchange AON common units together with an equal number of shares of New AON Class B common stock (whether held directly or indirectly through Class B Prefunded Warrants), for shares of New AON Class A common stock.
●	On February 9, 2023, DTOC filed a definitive proxy statement with the SEC soliciting the approval of its stockholders for, among other things, a proposal (the “Extension Amendment Proposal”) to extend the date by which DTOC has to consummate a business combination (the “Combination Period”) from March 12, 2023 to June 30, 2023, and to give the Sponsor the option to further extend the Combination Period beyond June 30, 2023 up to three (3) times for an additional one (1) month each time to September 30, 2023 (collectively, the “Extension Options”).
●	At the special meeting of stockholders held on March 2, 2023 (the “March Special Meeting”), DTOC’s stockholders approved the Extension Amendment Proposal (the “Extension Amendment”). In connection with the approval of Extension Amendment Proposal, the Sponsor and DTOC’s Chief Financial Officer converted all of their respective Founder Shares into an aggregate of 8,262,500 shares of DTOC Class A common stock. Following conversion, such shares will vote together with the Public Shares on the Business Combination; however, as such shares were not issued as part of the IPO, such shares are not entitled to any funds held in the Trust Account, including any interest thereon. In connection with the votes to approve the proposals at the March Special Meeting, the holders of 31,502,931 shares of common stock of DTOC properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.19 per share, for an aggregate redemption amount of approximately $321.2 million, leaving approximately $18.8 million in the Trust Account, not including the $150,000 deposited into the Trust Account by the Sponsor in exchange for a promissory note issued by DTOC.

●	Following the Closing and for five years thereafter, the Sponsor has agreed to subject 35% of the shares of New AON common stock held by it as of the Closing (the “Sponsor Earnout Shares”) to the following vesting and forfeiture provisions:
●	the Sponsor Earnout Shares will vest when the volume-weighted average price of the New AON Class A common stock equals or exceeds $13.50 per share for any 20 trading days within any 30 trading day period beginning after the Closing and ending 5 years following the Closing;
●	the Sponsor Earnout Shares will be released immediately upon the consummation of a change of control transaction within the 5-year period following the Closing; and
●	if the Sponsor Earnout Shares are not released pursuant to the foregoing provisions on or before the date that is 5 years after the Closing, then the Sponsor Earnout Shares will be forfeited immediately following such date.
●	The number of shares of New AON Class A common stock that will be owned by the Sponsor and public stockholders following the Business Combination, and therefore the percentage ownership of New AON by the Sponsor and public stockholders, is not currently known, and will depend on, among other things, the level of redemptions of shares of DTOC Class A common stock by DTOC’s public stockholders. For further details, see “Special Meeting of DTOC Stockholders — Redemption Rights and Procedures.”
●	In connection with the Business Combination, the parties may raise additional capital of up to $100 million in the form of convertible preferred securities, though there is no guarantee that such funds will be able to be raised on favorable terms or at all. The Business Combination Agreement contemplates that, as a condition to the obligation of AON to consummate the Business Combination, which may be waived by AON, there must be at least $60 million in available cash immediately prior to the consummation of the Business Combination after taking into account such investments together with cash in the trust account and other adjustments net of stockholder redemptions and certain expenses. Prior to the filing of this proxy statement/prospectus, AON entered into a term sheet with a third-party institutional investor contemplating, on a non-binding basis, an aggregate investment by such investor of at least $65 million in the form of newly issued convertible preferred securities. The term sheet is not a commitment to invest or sell any such securities, and there is no assurance that AON and the investor will be able to reach a binding agreement or otherwise consummate the transactions contemplated thereby.
●	It is anticipated that, upon completion of the Business Combination, based upon the As Exchanged Class A Share Ownership Assumptions (as defined below): (1) DTOC’s public stockholders would own approximately [ ]% of New AON’s outstanding common stock; (2) the PIPE Investors (as defined below) would own approximately [ ]% of New AON’s outstanding common stock; (3) the Sponsor and other Initial Stockholders would own [ ]% of New AON’s outstanding common stock; and (4) the AON equityholders will hold approximately [ ]% of New AON’s outstanding common stock. If the actual facts are different from the As Exchanged Class A Share Ownership Assumptions, the above levels of ownership interest will be different. These levels of ownership interest assume that no shares are elected to be redeemed in connection with the Business Combination. In addition, the ownership percentage with respect to the post-business combination company (x) does not take into account (i) warrants to purchase New AON Class A common stock that will remain outstanding immediately following the Business Combination and (ii) the issuance of any shares upon completion of the Business Combination under the Incentive Equity Plan (as defined below), but (y) does include the Founder Shares which, if not yet converted, will automatically be converted into, on a one-for-one basis, shares of New AON Class A common stock in accordance with the terms of the Existing Charter (such shares of New AON Class A common stock will be subject to transfer restrictions) (such assumptions collectively, the “As Exchanged Class A Share Ownership Assumptions”). If the actual facts are different from these As Exchanged Class A Share Ownership Assumptions, the above levels of ownership interest will be different.
●	The DTOC Board recommends that DTOC’s stockholders approve a proposal for purposes of complying with applicable provisions of Rule 5635 of The Nasdaq Stock Market Listing Rules (and in the event DTOC and AON mutually determine to list New AON securities on another reputable national securities exchange, the applicable listing rules of such exchange) with respect to the following transactions contemplated by the Business Combination Agreement: (i) the reclassification, pursuant to the Amended and Restated AON LLC agreement and immediately prior to the Closing, of the then outstanding AON Class A units, AON Class A-1 units and AON Class B units into AON common units that are exchangeable into shares of New AON Class A common stock; (ii) the issuance, at the Closing, to AON equityholders of shares of New AON Class B common stock (or Class B Prefunded Warrants if any holders of AON common units make an election to receive Class B Prefunded Warrants in lieu of shares of New AON Class B common stock) and AON common units that are exchangeable into shares of New AON Class A common stock; (iii) the reservation, at the Closing, of a specified number of additional shares of New AON Class A common stock for issuance after the Closing to eligible recipients; and (iv) in the event New AON consummates any PIPE Investment, the issuance of any shares of New AON Class A common stock (or any securities that may be convertible into or exchangeable for shares of New AON Class A common stock) to investors in such PIPE Investment.
●	In evaluating the Business Combination, the DTOC Board considered a number of factors, including a scaled oncology network with a strong historical growth track record, AON’s “patient first” approach and comprehensive menu of offerings, opportunities for future growth, and an entrepreneurial and experienced management team and board. For more information about DTOC’s decision-making process, as well as other factors, uncertainties and risks considered, see the section titled “The Business Combination and The Business Combination Agreement — Recommendation of the DTOC Board and Reasons for the Business Combination.”
●	Pursuant to the Existing Charter, a public stockholder may request that DTOC redeem all or a portion of such public stockholder’s public shares for cash if the Business Combination is consummated. Holders of DTOC units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units through a broker, bank or other nominee, holders must notify their broker, bank or other nominee that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, DTOC’s transfer agent, directly and instruct it to do so. Public stockholders may elect to redeem their public shares even if they vote “FOR” the Business Combination Proposal or any other proposal. If the Business Combination is not consummated, the public shares will be returned to the respective public stockholder, broker, bank or other nominee. If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the public shares that it holds, including by timely delivering its shares to DTOC’s transfer agent, DTOC will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable). For illustrative purposes, as of March 8, 2023, this would have amounted to approximately $10.08 per outstanding public share. If a public stockholder properly exercises its redemption rights in full, then it will be electing to exchange all of its public shares for cash and will not own any public shares of the post-business combination company. See “Special Meeting of DTOC Stockholders — Redemption Rights and Procedures” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash. Holders of DTOC’s outstanding warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement assumes that none of DTOC’s public stockholders exercise their redemption rights with respect to their shares of DTOC Class A common stock.
●	In addition to voting on the proposal to approve and adopt the Business Combination Agreement and approve the Business Combination (DTOC refers to this proposal as the “Business Combination Proposal”), at the Special Meeting, DTOC’s stockholders will be asked to vote upon (i) a proposal to approve, for purposes of complying with applicable Nasdaq listing rules (and in the event DTOC and AON mutually determine to list New AON securities on another reputable national securities exchange, the applicable listing rules of such exchange), the issuance of New AON common stock and other securities exchangeable into New AON common stock in connection with the transactions contemplated by the Business Combination Agreement (the “Listing Proposal”), (ii) a proposal to replace the Existing Charter with the Proposed Charter attached in this proxy statement/prospectus as Annex E (the “Charter Amendment Proposal”), (iii) a separate proposal with respect to certain governance provisions in the Proposed Charter, which is being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis (the “Advisory Governance Proposal”), (iv) a proposal to elect [ ] directors, effective at the Closing, to serve staggered terms on the board of directors of New AON (the “New AON Board”) until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal (the “Director Election Proposal”), (v) a proposal to approve the Incentive Equity Plan (the “Incentive Equity Plan Proposal”) and (vi) a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or for any other reason permitted by the Business Combination Agreement in connection with, the approval of the foregoing proposals (the “Adjournment Proposal”). See “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Listing Proposal,” “Proposal No. 3 — The Charter Amendment Proposal,” “Proposal No. 4 — The Advisory Governance Proposal,” “Proposal No. 5 — The Director Election Proposal,” “Proposal No. 6 — The Incentive Equity Plan Proposal,” and “Proposal No. 7 — The Adjournment Proposal.” The consummation of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, Listing Proposal, the Charter Amendment Proposal, the Director Election Proposal, and the

Incentive Equity Plan Proposal (collectively, the “Condition Precedent Proposals” and, together with the Advisory Governance Proposal and the Adjournment Proposal, the “Proposals”) at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Governance Proposal and the Adjournment Proposal are neither conditioned upon nor a condition to the approval of any other Proposal. Each of these Proposals is more fully described in this proxy statement/prospectus, which each stockholder is encouraged to read carefully and in its entirety.
●	When you consider the recommendation of the DTOC Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that the Sponsor and DTOC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of DTOC’s stockholders and warrant holders generally. The DTOC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement and ancillary agreements contemplated thereby and in recommending to DTOC’s stockholders that they vote in favor of the Proposals, including the Business Combination Proposal. DTOC stockholders should take these interests into account in deciding whether to approve the Proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:
●	If the Business Combination with AON or another business combination is not consummated by June 30, 2023 (or by September 30, 2023 if all Extension Options are exercised), DTOC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the DTOC Board, dissolving and liquidating. In such event, the 8,112,500 Founder Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.003 per share prior to the IPO, would be worthless because the holders of Founder Shares are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $[—] based upon the closing price of $[—] per share on Nasdaq on [—], the DTOC record date.
●	The Sponsor, which is affiliated with Kevin Nazemi, the Chairman and Chief Executive Officer of DTOC, purchased an aggregate of 6,113,333 private warrants from DTOC for an aggregate purchase price of approximately $9.2 million (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the IPO. All of the proceeds DTOC received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $[—] million based upon the closing price of $[—] per warrant on Nasdaq on [—], the DTOC record date. The private warrants will become worthless if DTOC does not consummate a business combination by June 30, 2023 (or by September 30, 2023 if all Extension Options are exercised).
●	In certain circumstances in which the Business Combination Agreement is terminated (as further described in the section of this proxy statement/prospectus entitled “Related Agreements”), the Sponsor may be required to reimburse AON for all reasonable, documented, out-of-pocket legal and accounting expenses incurred by AON and its affiliates in connection with the Business Combination and related transactions.
●	If the Business Combination Agreement is terminated due to AON’s entry into an alternative transaction, AON is required to pay the Sponsor a termination fee of $18 million no later than the earlier of (i) the date that is 6 months following the termination and (ii) the date on which the alternative transaction is consummated.
●	As further described above in the section of this proxy statement/prospectus entitled “Extension Proposal”, the Sponsor may be required in certain circumstances to provide DTOC a loan in an amount sufficient to fund a deposit to the trust account for purposes of obtaining approval of the Extension Proposal.
●	The Sponsor and DTOC’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on DTOC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if DTOC fails to consummate a business combination within the required period, DTOC will not have any claim against the trust account for reimbursement. Accordingly, DTOC may not be able to reimburse these expenses if the Business Combination with AON or another business combination is not completed by June 30, 2023 (or by September 30, 2023 if all Extension Options are exercised).
●	The Business Combination Agreement provides for the continued indemnification of DTOC’s current directors and officers and the continuation of directors and officers liability insurance covering DTOC’s current directors and officers.

●	The Sponsor and DTOC’s officers and directors (or their affiliates) may make loans from time to time to DTOC to fund certain capital requirements. As of the date of this proxy statement/prospectus, $150,000 in the form of a promissory note in favor of the Sponsor is outstanding, and further loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to DTOC outside of the trust account.
●	Subject to limited exceptions, the Sponsor and Mr. Nazemi will not be permitted to transfer their shares of New AON common stock for 12 months following the Closing.
●	Following the Closing and for five years thereafter, the Sponsor has agreed to subject 35% of the shares of New AON common stock held by it as of the Closing to certain vesting and forfeiture provisions.
●	Pursuant to the Amended and Restated Registration Rights Agreement, certain parties, including the Sponsor and directors and officers of DTOC, will have registration rights, such as demand and piggy-back rights with respect to the shares of New AON common stock (subject to cooperation, cut-back provisions and suspension periods).
●	[ ] are each expected to become members of the New AON Board upon consummation of the Business Combination. As such, in the future, each of the aforementioned may receive cash fees, stock options, stock awards or other remuneration that the New AON Board determines to pay them and any applicable compensation as described under the section titled “Management of New AON After the Business Combination”.

●	The Sponsor and Mr. Nazemi have each waived the anti-dilution adjustments set forth in DTOC’s organizational documents, or any other anti-dilution or similar adjustment rights to which they may otherwise be entitled related to or arising from the Business Combination.
●	At the time of the IPO, the Sponsor and the other Insiders agreed, for no consideration, to not redeem any DTOC securities held by them in connection with the consummation of the Business Combination. The Insider are also obligated to vote in favor of the Business Combination.
●	Our Sponsor made an investment for the Founder Shares at an average price per share of approximately $0.003 prior to the consummation of the IPO. As a result, even if the trading price of the New AON Class A common stock significantly declines, the value of the Founder Shares held by the Sponsor will be significantly greater than the amount the Sponsor paid to purchase such shares. Given the differential in the purchase price that the Sponsor paid for the Founder Shares and the purchase price that the Sponsor paid for the private placement warrants as compared to the price of the public shares and public warrants and the substantial number of New AON Class A common stock that the holders of the Founder Shares will receive upon conversion of the Founder Shares and the private placement warrants, the Sponsor and other Initial Stockholders can earn a positive return on their investment, even if other DTOC stockholders have a negative return on their investment in New AON.
●	DTOC’s Existing Charter includes a limited waiver of the corporate opportunity doctrine, and any other analogous doctrine, that would otherwise apply to directors and officers of DTOC unless a corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of DTOC and such opportunity is one DTOC is legally and contractually permitted to undertake and would otherwise be reasonable for DTOC to pursue. The potential conflict of interest relating to the limited waiver of the corporate opportunities doctrine in DTOC’s Existing Charter did not impact DTOC’s search for an acquisition target and DTOC was not prevented from reviewing any opportunities as a result of such waiver.

SUMMARY OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

Exchange Offer

The Board of Managers of AON has authorized and approved the issuance to its employees (which includes certain employees of AON that are holders of practice profit pool interests) of up to 460 AON Class B-1 units that that have the same rights, terms and restrictions of the other AON Class B units issued and outstanding under AON’s operating agreement, but that will vest only upon the consummation of the Business Combination (the “AON Class B-1 units”). DTOC is offering to exchange AON Class B-1 units tendered by holders on or prior to the Expiration Date (as defined herein), upon the terms and conditions described in this prospectus and the related Letter of Transmittal and as permitted under the terms of the Exchange Offer. Subject to the satisfaction or waiver of all conditions to the Exchange Offer, AON Class B-1 units that are validly tendered and not validly withdrawn will be accepted for exchange in accordance with the terms of the Exchange Offer.

Purpose of the Exchange Offer

DTOC and AON intend to undertake a series of transactions (the “Business Combination”) resulting in the organization of the combined post-business combination company as an umbrella partnership C corporation, in which substantially all of the assets and the business of the combined company will continue to be held by AON and DTOC will become a member of AON.

The purpose of the Exchange Offer is to incentivize retention of AON employee following the consummation of the Business Combination and further align the interests of AON employees with those of stockholders. See “General Terms of the Exchange Offer and Consent Solicitation.”

Exchange Ratio

For each AON Class B-1 unit tendered by a holder, DTOC will issue a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio. As of the date of this proxy statement/prospectus, the Per Company Unit Exchange Ratio into which AON Class B-1 units are proposed to be exchanged in the Exchange Offer is estimated to equal 2,688 shares of New AON Class A common stock.

Consent Solicitation; Proposed Amendments

Concurrently with the Exchange Offer, DTOC and AON are also soliciting consents from the holders of AON Class B-1 units to certain amendments to the terms of the awards and the unit grant agreements pursuant to which the AON Class B-1 units were granted (the “Consent Solicitation”) to provide for the automatic exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, of all outstanding AON Class B-1 units into a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by each applicable holder (collectively, the “Proposed Amendments”). Holders may not deliver consents to the Proposed Amendments without tendering their AON Class B-1 units into the Exchange Offer, and holders may not tender their AON Class B-1 units into the Exchange Offer without delivering the related consents. The tender of AON Class B-1 units into the Exchange Offer will be deemed to automatically constitute delivery of a consent to the Proposed Amendments with respect to the AON Class B-1 units tendered.

Consequences of Failure to Exchange the AON Class B-1 units

You will continue to hold AON Class B-1 units if:

●
You do not tender your AON Class B-1 units into the Exchange Offer; or
●
You tender your AON Class B-1 units into the Exchange Offer and they are not accepted for exchange.

Accordingly, upon adoption of the Amended and Restated AON LLC Agreement, such AON Class B-1 units, together with all other outstanding AON Class B units, will be reclassified into AON common units at the Per Company Class B Unit Exchange Ratio. As of the date of this proxy statement/prospectus, the Per Company Class B Unit Exchange Ratio into which such AON Class B-1 units will be reclassified is estimated to equal 294 AON common units. In addition, under the terms of AON’s Class B-1 unit award agreements to its employees, vesting of the Class B-1 Units is subject to closing of the Business Combination, and therefore, if the Business Combination does not close, then the Class B-1 units will be automatically cancelled.

However, if holders of a majority in interest of the outstanding AON Class B-1 units consent to the Proposed Amendments by participating in the Exchange Offer, the Proposed Amendments will become effective promptly following the Exchange Offer. As a result of the Proposed Amendments, even if a holder does not tender its AON Class B-1 units in the Exchange Offer, such holder’s AON Class B-1 units may be exchanged into newly issued shares of New AON Class A common stock at the Per Company Unit Exchange Ratio as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement.

Market Value for New AON Securities

For purposes of this proxy statement/prospectus, “New AON” means American Oncology Network Inc. (f/k/a Digital Transformation Opportunities Corp.) and its consolidated subsidiaries, after giving effect to the Business Combination, and “New AON Class A common stock” means Class A common stock, par value $0.0001 per share, of New AON. As such, there will be no public market for the shares of New AON Class A common stock until following the consummation of the Business Combination.

Currently, the shares of Class A common stock, par value $0.0001 per share, of DTOC — or DTOC Class A common stock — are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DTOC.” The last reported per share price for DTOC Class A common stock was $[   ], as quoted on the Nasdaq Capital Market on [   ], 2023. See “General Terms of the Exchange Offer and Consent Solicitation — Market and Trading Information.”

Expiration Date of Exchange Offer	The Exchange Offer will expire on the Expiration Date, which is at midnight, Eastern Time, on [ ], 2023, unless extended by DTOC at its sole discretion (“Expiration Date”).
Settlement Date

The settlement date of the Exchange Offer will occur immediately prior to the adoption of the Amended and Restated AON LLC Agreement, at which time DTOC will issue shares of New AON Class A common stock in exchange for all AON Class B-1 units properly tendered for exchange in this Exchange Offer at the Per Company Unit Exchange Ratio.

Procedure for Participating in the Exchange Offer

In all cases, the issuance of shares of New AON Class A common stock will be made only after timely receipt by the Exchange Agent of the AON Class B-1 units Letter of Transmittal, properly completed and duly executed, and all other documents required by the Letter of Transmittal.

By signing or agreeing to be bound by the Letter of Transmittal and all other documents required thereby, you will represent to DTOC that, among other things:

●
you own all right, title and interest in and to the AON Class B-1 units tendered, or will own all right, title and interest in and to the AON Class B-1 units upon vesting thereof; and
●
you have no arrangement or understanding with any person to participate in the distribution of the shares of DTOC Class A common stock (or any shares of New AON Class A common stock into which such shares of DTOC Class A common stock shall convert upon consummation of the Business Combination).

Please do not send Letters of Transmittal to DTOC or AON. Letters of Transmittal should be sent to the Exchange Agent only, at its office as indicated under “General Terms of the Exchange Offer and Consent Solicitation — Depositary and Exchange Agent” in this prospectus and in the Letter of Transmittal. The Exchange Agent can answer your questions regarding how to tender your AON Class B-1 units.

Withdrawal of Tenders	Your right to tender any AON Class B-1 units will expire at the Expiration Date. You can withdraw the tender of your AON Class B-1 units in connection with the Exchange Offer at any time before the Expiration Date. The withdrawal of a tender of AON Class B-1 units automatically constitutes the withdrawal of the related consent.

However, if holders of a majority in interest of the outstanding AON Class B-1 units consent to the Proposed Amendments by participating in the Exchange Offer, the Proposed Amendments will become effective promptly following the Exchange Offer. As a result of the Proposed Amendments, even if a holder withdraws its tender of its AON Class B-1 units in the Exchange Offer, such holder’s AON Class B-1 units may be exchanged into newly issued shares of New AON Class A common stock at the Per Company Unit Exchange

Ratio as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement.
Acceptance of New AON Class A Common Stock and Delivery of AON Class B-1 units

DTOC will accept any and all outstanding AON Class B-1 units that are properly tendered in this Exchange Offer on or before midnight, Eastern Time, on the Expiration Date, if all the conditions to the completion of this Exchange Offer are satisfied or waived. DTOC will deliver shares of New AON Class A common stock to you promptly after the Expiration Date and the adoption of the Amended and Restated AON LLC Agreement and completion of the Business Combination. See “General Terms of the Exchange Offer and Consent Solicitation.”

Return of AON Class B-1 units

If DTOC does not accept any AON Class B-1 units tendered in the Exchange Offer for any reason described in the terms and conditions of the Exchange Offer or if any AON Class B-1 units tendered are withdrawn pursuant to the terms of the Exchange Offer, DTOC will return such AON Class B-1 units without expense to the holder.

Conditions to the Exchange Offer

The Exchange Offer is subject to the conditions discussed under “General Terms of the Exchange Offer and Consent Solicitation — Conditions to the Exchange Offer,” including that (1) at least a majority in interest of the outstanding AON Class B-1 units shall have been validly tendered and not validly withdrawn in the Exchange Offer, (2) the registration statement, of which this proxy statement/prospectus forms a part, shall have become effective under the Securities Act and not be subject to a stop order, and (3) no proceedings for that purpose shall have been instituted or be pending or, to DTOC’s knowledge, be contemplated or threatened by the SEC. DTOC also will not be required, but reserves the right, to waive any of the conditions to this Exchange Offer, other than the condition relating to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and such registration statement not being subject to a stop order or any proceedings for that purpose. DTOC has the right, in its sole discretion, to terminate or withdraw the Exchange Offer if any of the conditions described in this proxy statement/prospectus are not satisfied or waived. See “General Terms of the Exchange Offer and Consent Solicitation  — Procedures for Participating in the Exchange Offer — Conditions to the Exchange Offer.”

Extensions; Waivers and Amendments; Termination

Subject to applicable law, DTOC reserves the right to (a) extend the Exchange Offer, (b) waive any and all conditions to or amend the Exchange Offer in any respect (except as to the condition that the registration statement of which this proxy statement/prospectus forms a part, having become effective under the Securities Act and such registration statement not being subject to a stop order or any proceedings for that purpose, which conditions DTOC cannot waive); or (c) terminate the Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m. Eastern Time, on the next business day after the last previously scheduled Expiration Date. See “General Terms of the Exchange Offer and Consent Solicitation — Procedures for Participating in the Exchange Offer  — Conditions to the Exchange Offer.”

Depositary and Exchange Agent

Continental Stock Transfer & Trust Company is serving as the Depositary and Exchange Agent in connection with the Exchange Offer. All documents to be delivered to the Exchange Agent should be addressed to:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor

New York, NY 10004

Attention: Tenders (DTOC/AON)

United States Federal Income Tax Considerations

DTOC recommends that you consult with your own tax advisors with regard to the possibility of any federal, state, local or other tax consequences of the Exchange Offer. See “General Terms of the Exchange Offer and Consent Solicitation — Material United States Federal Income Tax Consequences of the Exchange Offer” for a discussion of the material U.S. Federal Income Tax Consequences of participating in the Exchange Offer.

Registration

The shares of New AON Class A common stock will be registered pursuant to the registration statement, of which this proxy statement/prospectus forms a part, at the time such shares of New AON Class A common stock are issued.

Use of Proceeds	DTOC will not receive any cash proceeds from the issuance of the shares of New AON Class A common stock.
Comparison of Stockholder Rights

Upon consummation of the Business Combination, holders of AON Class B-1 units will become holders of AON common units, and their rights as AON unitholders will be governed by the DLLCA and Amended and Restated AON LLC Agreement. Holders of New AON Class A common stock, and their rights as New AON stockholders will be governed by the DGCL, Proposed Charter and Proposed Bylaws.

Risk Factors

See “Risk Factors” and other information included in this proxy statement/prospectus for a discussion of factors you should consider carefully before investing pursuant to the terms of this proxy statement/prospectus.

FREQUENTLY USED TERMS

●	“Amended and Restated Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, substantially in the form attached hereto as Annex C, to be entered into at the Closing of the Business Combination, by and among New AON, the Sponsor, and certain other parties that will be signatory thereto.
●	“A&R RRA Parties” means the Insiders, the AON equityholders and certain other investors that will be entitled to certain registration rights under the Amended and Restated Registration Rights Agreement.
●	“Amended and Restated AON LLC Agreement” means the amended and restated Limited Liability Company Agreement of AON, substantially in the form attached hereto as Annex D, to be entered into in connection with the Business Combination.
●	“Amended and Restated Bylaws” or “Proposed Bylaws” means those certain Amended and Restated Bylaws of New AON, substantially in the form attached hereto as Annex F, to be adopted at the Closing of the Business Combination.
●	“Amended and Restated Certificate of Incorporation” or “Proposed Charter” means the Second Amended and Restated Certificate of Incorporation of New AON, substantially in the form attached hereto as Annex E, to be approved and entered into in connection with the Business Combination.
●	“AON” or the “Company” means American Oncology Network, LLC, a Delaware limited liability company.
●	“AON Board” means the board of directors of AON.
●	“AON Class A units” means the Class A units of AON, as defined in the AON LLC Agreement.
●	“AON Class A-1 units” means the Class A-1 units of AON, as defined in the AON LLC Agreement.
●	“AON Class B units” means the Class B units of AON, as defined in the AON LLC Agreement.
●	“AON Class B-1 units” means the Class B-1 units of AON, as defined in the Business Combination Agreement.
●	“AON equityholder” means a holder of an AON Unit as of immediately prior to the Closing.
●	“AON LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC, dated, March 4, 2020.
●	“AON PNC Line of Credit” means that certain loan agreement, dated April 30, 2021, between American Oncology Management Company, LLC, as borrower, AON, as parent, and PNC Bank, National Association, as amended and restated, supplemented or otherwise modified from time to time through the date of the Business Combination Agreement.
●	“AON PNC Loan Facility” means that certain Receivables Financing Agreement, dated April 30, 2021 between AON Receivables Maryland, LLC and AON Receivables, LLC, the lenders and group agents party thereto, PNC, as Administrative Agent, as amended and restated, supplemented or otherwise modified from time to time through the date of the Business Combination Agreement, as amended and restated, supplemented or otherwise modified from time to time through the date of the Business Combination Agreement.
●	“AON PNC Loans” means, collectively, the AON PNC Line of Credit and the AON PNC Loan Facility.
●	“AON Units” means, collectively, the AON Class A Units, AON Class A-1 Units and AON Class B Units.
●	“Business Combination” refers to the transactions contemplated by the Business Combination Agreement.
●	“Business Combination Agreement” or “BCA” means the Second Amended and Restated Business Combination Agreement, dated as of April 27, 2023, by and between the DTOC and AON.

●	“Closing” means the consummation of the Business Combination.
●	“Closing Date” means the date on which the Closing shall occur.
●	“Code” means the U.S. Internal Revenue Code of 1986, as amended.
●	“Combination Period” means the date by which DTOC must consummate a business combination.
●	“Consent Solicitation” means the solicitation by DTOC and AON of consents from the holders of AON Class B-1 units to certain amendments to the terms of the awards and the unit grant agreements pursuant to which the AON Class B-1 units were granted.
●	“DGCL” means the Delaware General Corporation Law.
●	“DTOC” or “we” means Digital Transformation Opportunities Corp., a Delaware corporation.
●	“DTOC Board” means the board of directors of DTOC.
●	“DTOC Board Recommendation” means the resolutions of the DTOC Board recommending to its stockholders the Proposals.
●	“DTOC Class A common stock” means the Class A common stock, par value $0.0001 per share, of DTOC.
●	“DTOC Class B common stock” means the Class B common stock, par value $0.0001 per share, of DTOC.
●	“DTOC common stock” means the DTOC Class A common stock and the DTOC Class B common stock.
●	“IPO” means DTOC’s initial public offering, consummated on March 12, 2021.
●	“DTOC IPO Prospectus” means DTOC’s final prospectus, dated as of March 9, 2021 and filed with the SEC (File No 333-253079) on March 11, 2021.
●	“DTOC preferred stock” means the shares of preferred stock, par value $0.0001 per share, of DTOC.
●	“Exchange Act” means the Securities Exchange Act of 1934.
●	“Exchange Agent” means, for purposes of the Exchange Offer, Continental Stock Transfer & Trust Company.
●	“Exchange Offer” means the exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, of a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by such holder.
●	“Exchange Securities” means shares of New AON Class A common stock granted pursuant to the Exchange Offer.
●	“Existing Charter” means the current amended and restated certificate of incorporation of DTOC.
●	“Expiration Date” means the [ ], 2023, or the date upon which the Exchange Offer is set to expire.
●	“Extension Amendment” means the Extension Amendment Proposal, as approved by the stockholders of DTOC at the March Special Meeting.
●	“Extension Amendment Proposal” means the proposal to extend the Combination Period from March 12, 2023 to June 30, 2023, and to give the Sponsor the option to further extend the Combination Period beyond June 30, 2023 up to three (3) times for an additional one (1) month each time to September 30, 2023.

●	“Extension Options” means the options granted to the Sponsor pursuant to the Extension Amendment to extend the Combination Period beyond June 30, 2023 up to three (3) times for an additional one (1) month each time to September 30, 2023.
●	“Founder Shares” means shares of DTOC Class B common stock owned by the Insiders prior the IPO, and the shares of DTOC Class A common stock issued upon the conversion in connection with the Extension Amendment and upon the Closing (for the avoidance of doubt, such shares of DTOC Class A common stock to be issued upon conversion will not be “public shares”)
●	“GAAP” or “US GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
●	“Incentive Equity Plan” or the “2023 Plan” means the proposed Incentive Equity Plan of New AON, in the form attached hereto as Annex G.
●	“Insiders” or “Initial Stockholders” means (i) the Sponsor, (ii) Kevin Nazemi, (iii) Kyle Francis, (iv) Jim Moffatt, (v) Brad Fluegel and (vi) Heather Zynczak.
●	“Interim Period” means the period of time from the date of the Business Combination Agreement until the earlier of the Closing and the termination of the Business Combination Agreement in accordance with its terms.
●	“Investment Securities” means, collectively, the Exchange Securities and the AON Class B units.
●	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
●	“Letter Agreement” means the Letter Agreement, dated March 9, 2021, among DTOC, the Sponsor and each of the directors and officers of DTOC.
●	“March Special Meeting” means the special meeting of the stockholders of DTOC held on March 2, 2023 for the purpose of approving the Extension Amendment Proposal.
●	“Minimum Cash Condition” means the sum of (i) the aggregate cash proceeds available from DTOC’s trust account (after giving effect to all redemptions of shares of DTOC Class A common stock), (ii) the cash funded to DTOC, AON or any subsidiary of AON during the period between signing of the Business Combination Agreement and Closing, or that will be funded to DTOC concurrently with the Closing, in each case pursuant to any equity or debt financing agreement or arrangement other than borrowings under AON PNC Loans and (iii) the aggregate amount of capital offered in the PIPE Investment, but that is unreasonably rejected by AON (as further described in the Business Combination Agreement), which shall equal or exceed $60,000,000 as of the Closing.
●	“Nasdaq” means the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, as applicable.
●	“New AON” means American Oncology Network, Inc. (f/k/a Digital Transaction Opportunities Corp.) following the consummation of the Business Combination.
●	“New AON Board” means the board of directors of New AON.
●	“New AON Class A common stock” means the Class A common stock, par value $0.0001 per share, of New AON.
●	“New AON Class B common stock” means the Class B common stock, par value $0.0001 per share, of New AON.
●	“New AON common stock” means the New AON Class A common stock and New AON Class B common stock.
●	“Per Company Unit Exchange Ratio” means an exchange ratio equal to the quotient of (a) the net equity value per unit of AON (without taking into account any AON Class B-1 units participating in the Exchange Offer in such per unit calculation) divided by (b) $10.00.

●	“Per Company Class B Unit Exchange Ratio” means an exchange ratio equal to the quotient of (a) the excess of the net equity value per unit of AON (without taking into account any AON Class B-1 units participating in the Exchange Offer in such per unit calculation) over the applicable distribution threshold divided by (b) $10.00.
●	“PIPE Investment” means a private placement of up to $100,000,000 in New AON convertible preferred stock that New AON may consummate immediately prior to the consummation of the Business Combination upon the terms and conditions set forth in the Business Combination Agreement.
●	“PIPE Investors” means investors in any PIPE Investment.
●	“Private Placement Warrants” means the warrants to purchase shares of DTOC Class A common stock purchased in a private placement in connection with the DTOC IPO.
●	“Proposals” means collectively, the (a) Business Combination Proposal, (b) Listing Proposal, (c) Charter Amendment Proposal, (d) Advisory Governance Proposal, (e) Direction Election Proposal, (f) Incentive Equity Plan Proposal and (g) Adjournment Proposal.
●	“Proposed Amendments” means certain amendments to the terms of the awards and the unit grant agreements pursuant to the Consent Solicitation to provide for the automatic exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, of all AON Class B-1 units not otherwise tendered in the Exchange Offer into a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by each applicable holder.
●	“Public Shares” means shares of DTOC Class A common stock sold in the DTOC IPO (whether such shares were purchased in the DTOC IPO or in the secondary market following the DTOC IPO).
●	“Public Stockholders” means DTOC’s public stockholders (including overallotment shares acquired by DTOC’s underwriters).
●	“Public Warrants” means whole warrants to purchase shares of (a) DTOC Class A common stock as contemplated under the Warrant Agreement, with each whole warrant exercisable for one share of DTOC Class A common stock at an exercise price of $11.50 prior to the consummation of the Business Combination, and (b) New AON Class A common stock, with each whole warrant exercisable for one share of New AON Class A common stock at an exercise price of $11.50 following the consummation of the Business Combination.
●	“SEC” means the United States Securities and Exchange Commission.
●	“Securities Act” means the Securities Act of 1933.
●	“SPAC Termination Date” means June 30, 2023 (or September 30, 2023 if all Extension Options are exercised), or such later date as may be approved by DTOC stockholders in an amendment to its amended and restated certificate of incorporation.
●	“Special Meeting” means the virtual special meeting of DTOC’s stockholders that is the subject of this proxy statement/prospectus.
●	“Sponsor” means Digital Transformation Sponsor LLC, a Delaware limited liability company.
●	“Sponsor Support Agreement” means that certain Amended and Restated Sponsor Support Agreement, dated January 6, 2023, by and among the Supporting Sponsor Shareholders, DTOC and AON.

●	“Supporting Sponsor Shareholders” means the Sponsor and Kevin Nazemi.
●	“Transaction Documents” shall mean Business Combination Agreement, the Amended and Restated AON LLC Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Amended and Restated Registration Rights Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
●	“Trust Account” means the trust account that holds the net proceeds of the DTOC IPO, maintained the Trustee, pursuant to the Trust Agreement.
●	“Trust Agreement” means the Investment Management Trust Agreement, dated as of March 9, 2021, by and between DTOC and the Trustee.
●	“Trust Agreement Amendment” means an amendment to the Trust Agreement to allow the extension of the Combination Period from March 12, 2023 to June 30, 2023, and the option to further extend the date by which DTOC has to consummate a business combination beyond June 30, 2023 up to three (3) times for an additional (1) month each time to September 30, 2023.
●	“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.
●	“Warrant Agreement” means the Warrant Agreement, dated March 9, 2021, between Continental Stock Transfer & Trust Company and DTOC.
●	“Warrants” means the Private Placement Warrants and the Public Warrants.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR OUR STOCKHOLDERS, THE SPECIAL MEETING AND THE EXCHANGE OFFER AND CONSENT SOLICITATION

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting, including with respect to the Business Combination, and the Exchange Offer and the Consent Solicitation. The following questions and answers do not include all the information that is important to our stockholders or AON unitholders. We urge our stockholders to read this proxy statement/prospectus, including the Annexes and the accompanying financial statements of DTOC and AON carefully and in their entirety to fully understand the Business Combination, the Exchange Offer, the Consent Solicitation and the voting procedures for the Special Meeting, which will be held on               ,                   at                    , Eastern Time, virtually, accessible at https://www.cstproxy.com/dtocorp/2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Questions and Answers about the Proposals and the Special Meeting

Q:	Why am I receiving this proxy statement/prospectus?
A:

Our stockholders are being asked to consider and vote upon, among other Proposals, the approval and adoption of the Business Combination Agreement and approval of the Business Combination. The Business Combination contemplates that, among other things, DTOC and AON will undertake a series of transactions resulting in the organization of the combined post-business combination company as an umbrella partnership C corporation, in which substantially all of the assets and the business of the combined company will continue to be held by AON and DTOC will become a member of AON.

The number of shares of our Class A common stock that will be owned by our Sponsor and public stockholders, and therefore the percentage ownership of New AON by the Sponsor and public stockholders, is not currently known, and will depend on, among other things, the level of redemptions of shares of DTOC Class A common stock by our public stockholders. For further details, see “The Business Combination and the Business Combination Agreement.” A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it carefully and in its entirety.

THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER READING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF DTOC AND THE COMPANY, CAREFULLY AND IN ITS ENTIRETY.

Q:	When and where is the Special Meeting?
A:

The Special Meeting will be held virtually on                     ,                      at                     , Eastern Time, accessible at https://www.cstproxy.com/dtocorp/2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

Q:	What are the specific Proposals on which I am being asked to vote at the Special Meeting?
A:	In addition to voting on the Business Combination Proposal, DTOC is asking stockholders to consider and vote upon the following Proposals:
1.	the Listing Proposal;
2.	the Charter Amendment Proposal;
3.	the Advisory Governance Proposal;
4.	the Director Election Proposal;
5.	the Incentive Equity Plan Proposal; and
6.	the Adjournment Proposal.

If our stockholders do not approve each of the Business Combination Proposal, the Listing Proposal, the Charter Amendment Proposal, the Director Election Proposal and the Incentive Equity Plan Proposal (collectively, the “Condition Precedent Proposals”), then the Business Combination may not be consummated. See “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Listing Proposal,” “Proposal No. 3 — The Charter Amendment Proposal,” “Proposal No. 5 — The Director Election Proposal,” and “Proposal No. 6 — The Incentive Equity Plan Proposal.”

We will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Special Meeting. Our stockholders should read it carefully and in its entirety.

After careful consideration, the DTOC Board has determined that the Business Combination Proposal, the Listing Proposal, the Charter Amendment Proposal, the Advisory Governance Proposal, the Director Election Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal are in the best interests of DTOC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the Proposals.

Only holders of outstanding shares of DTOC Class B common stock are entitled to vote on the Director Election Proposal. All of the shares of DTOC Class B Common Stock are held by the Supporting Sponsor Shareholders and DTOC’s directors and officers, and the Supporting Sponsor Shareholders and DTOC’s directors and officers have agreed to vote their shares in favor of the Director Election Proposal.

The existence of financial and personal interests of one or more of DTOC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of DTOC and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the Proposals. See “The Business Combination and the Business Combination Agreement — Interests of DTOC Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Q:	Are the Proposals conditioned on one another?
A:

Yes. The consummation of the Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Governance Proposal and Adjournment Proposal are neither conditioned upon nor a condition to the approval of any other Proposal.

Q:	Why is DTOC proposing the Business Combination?
A:

DTOC was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. On March 12, 2021, DTOC completed its initial public offering (“IPO”), generating gross proceeds of $333.5 million. Since DTOC’s IPO, DTOC’s activity has been limited to the evaluation of business combination candidates.

Based on its due diligence investigations of AON and the industry in which it operates, including the financial and other information provided by AON in the course of our due diligence investigations, our board of directors believes that the Business Combination with AON is in the best interests of us and our stockholders and presents an opportunity to increase stockholder value. However, there is no assurance of this. See “The Business Combination and the Business Combination Agreement — Recommendation of the DTOC Board and Reasons for the Business Combination” for additional information.

Although our board of directors believes that the Business Combination with AON presents a unique business combination opportunity and is in the best interests of us and our stockholders, our board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section titled “The Business Combination and The Business Combination Agreement — Recommendation of the DTOC Board and Reasons for the Business Combination,” as well as in the sections titled “Risk Factors — Risks Related to Our Business.”

Q:	What consideration is being provided for the Business Combination?
A:	The Business Combination Agreement provides that, upon the terms and subject to the conditions thereof, the Business Combination will be implemented as follows:
●	DTOC will commence, and use its commercially reasonable efforts to consummate as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, an offer to employees of AON to exchange, at the election of each such employee, each outstanding AON Class B-1 unit held by such employee for a number of new issued shares of New AON Class A common stock equal to the applicable Per Company Unit Exchange Ratio;
●	on the Closing, AON will adopt the Amended and Restated AON LLC Agreement to reclassify:
●	existing AON Class A units and AON Class A-1 units into a single class of AON common units that are later exchangeable on a one-to-one basis for shares of New AON Class A common stock at an exchange ratio equal to the Per Company Unit Exchange Ratio;
●	existing AON Class B units into AON common units at an exchange ratio equal to the Per Company Class B Unit Exchange Ratio;

as of the date of this proxy statement/prospectus, the Per Company Unit Exchange Ratio into which existing AON Class A units and AON Class A-1 units will be reclassified is estimated to equal 2,688 AON common units;

●	upon the Closing, AON plans to convert on such terms and in such manner as determined by the AON Board of Managers, profit pool units of certain of AON’s subsidiaries into an equal number of (i) AON common units and (ii) shares of New AON Class B common stock, which together are exchangeable into shares of New AON Class A Common Stock (the “Practice Profit Pool Shares”). The number of Practice Profit Pool Shares issuable will be determined prior to Closing and will be equal to 5% of the $350 million AON enterprise value (minus the Company Closing Indebtedness and plus the Company Closing Cash and Preferred Return (as such terms are defined in the Business Combination Agreement)) divided by $10;
●	on the Closing and substantially concurrently with the adoption of the Amended and Restated AON LLC Agreement, New AON will adopt the Proposed Charter to provide for the (a) conversion of all existing shares of DTOC Class B common stock into shares of New AON Class A common stock on a one-to-one basis, (b) amendment of the terms of New AON Class B common stock to provide holders voting rights but no economic rights and (c) authorization of new shares of New AON convertible preferred stock in the PIPE Investment;
●	on the Closing, New AON will consummate the PIPE Investment; and
●	on the Closing and following the adoption of the Proposed Charter and the consummation of the PIPE Investment, (a) AON will issue AON common units to New AON in exchange for a combination of cash and shares of New AON Class B common stock (and Class B Prefunded Warrants if any holders of AON common units make an election to receive Class B Prefunded Warrants in lieu of shares of New AON Class B common stock), (b) New AON will be admitted as a member of AON, (c) AON will distribute shares of New AON Class B common stock or Class B Prefunded Warrants, as applicable, to AON equityholders, (d) AON will distribute cash equal to the preferred return set forth in the AON operating agreement to holders of AON Class A units and AON Class A-1 units (or only to holders of AON Class A units if the holder of AON Class A-1 units elects to receive additional shares of AON common units in lieu of cash as provided in the Business Combination Agreement), (e) New AON will reserve a specified number of additional shares of New AON Class A common stock for issuance after the Closing to eligible recipients, and (f) from and after the Closing (but subject to lock-up restrictions), the AON equityholders (other than New AON) will have the right (but not the obligation) to exchange AON common units together with an equal number of shares of New AON Class B common stock (whether held directly or indirectly through Class B Prefunded Warrants), for shares of New AON Class A common stock.

Q:	What equity stake will current stockholders of DTOC, PIPE Investors, and AON hold in us after the Closing?
A:

As of the date of this proxy statement/prospectus, there are 10,184,569 shares of our common stock outstanding, which includes the 8,337,500 Founder Shares held by the Sponsor and members of our Board and management team (the “Initial Stockholders”) and 1,847,069 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 14,450,833 warrants, which includes 6,113,333 Private Placement Warrants held by the Sponsor and approximately 8,337,500 Public Warrants. Each whole warrant entitles the holder thereof to purchase one share of our Class A common stock.

The following table illustrates varying ownership levels in New AON immediately following the consummation of the Business Combination, assuming a        , 2023 Closing Date, assuming the varying levels of redemptions by the public stockholders. If the actual facts are different from these assumptions, the below levels of ownership interest will be different.

	Number of Shares	Assuming No Additional Redemptions of Public Shares(1)		Number of Shares	Assuming Additional 100% Redemptions of Public Shares(2)
DTOC Public Stockholders			%			%
Sponsor			%			%
Public Warrants(3)			%			%
Private Placement Warrants(4)			%			%
PIPE Investors			%			%
AON Equityholders			%			%
(1)	Assumes that no shares of DTOC Class A common stock are redeemed.
(2)	Assumes that 1,847,069 shares of DTOC Class A common stock are redeemed.
(3)	Assumes the exercise of all Public Warrants for New AON Class A common stock.
(4)	Assumes the exercise of all Private Placement Warrants for New AON Class A common stock.

The ownership percentages set forth above do not take into account the issuance of any shares upon completion of the Business Combination under the Incentive Equity Plan, a copy of which is attached to this proxy statement/prospectus as Annex G but does include 75,000 Founder Shares, which, on the effective date of the Business Combination, will be exchanged, on a one-for-one basis, for shares of New AON Class A common stock. If the actual facts are different than the assumptions set forth above, the percentage ownership numbers set forth above will be different.

DTOC’s public stockholders that do not elect to redeem their Public Shares will experience dilution as a result of the Business Combination. DTOC’s public stockholders currently own 18.3% of the DTOC Class A Common Stock. As noted in the above table, if no public stockholder redeem their Public Shares in the Business Combination, the public stockholders will go from owning 18.3% of the DTOC Class A Common Stock prior to the Business Combination to owning [   ]% of the total shares outstanding of New AON. The public stockholders will own approximately [   ]% of the total shares outstanding of New AON, assuming additional 100% scenario as shown above.

In addition to the changes in percentage ownerships depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming public stockholders. See the section entitled “Risk Factors — A DTOC stockholder’s decision as to whether to redeem his, her or its shares for a pro rata portion of the Trust Account may not put the stockholder in a better future economic position”.

For more information, please see the sections titled “Summary of the Proxy Statement — Beneficial Ownership of New AON Following the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information.”

	No additional redemptions(1)		100% additional Redemptions(2)
	Number of Shares	Value Per Share(4)	Number of Shares	Value Per Share(5)
Base Scenario(6)		$		$
Excluding Sponsor Shares(7)
Exercising Public Warrants(8)(9)
Exercising Private Placement Warrants(8)(9)
Exercising All Warrants(8)(9)
(1)	Assumes that no shares of DTOC Class A common stock are redeemed.
(2)	Assumes that 1,847,069 shares of DTOC Class A common stock are redeemed.
(3)	Based on a post-transaction equity value of New AON of $[ ] million.
(4)	Based on a post-transaction equity value of New AON of $[ ] million.
(5)	Based on a post-transaction equity value of New AON of $[ ] million.
(6)	Represents the post-Closing share ownership of New AON assuming various levels of redemption by the DTOC public stockholders.
(7)	Represents the Base Scenario excluding the Sponsor Shares.
(8)	Represents the Base Scenario plus the full exercise of the Public Warrants and/or the Private Placement Warrants.
(9)	Analysis does not account for exercise prices to be paid in connection with the exercise of warrants.

The level of redemption also impacts the effective deferred underwriting fee per public share incurred in connection with the IPO and payable upon the completion of the Business Combination. DTOC incurred $11.7 million in deferred underwriting fees. Assuming no exercise of DTOC warrants, in a no additional redemption scenario, the effective deferred underwriting fee would be approximately $      per public share on a pro forma basis (or    % of the value of shares assuming a trading price of $10.00 per share). In the 100% additional redemption scenario, the effective deferred underwriting fee is not meaningful when expressed as on a per share or percentage basis as the divisor is zero.

Q:	How is the Per Company Unit Exchange Ratio Calculated?
A:

The “Per Company Unit Exchange Ratio” is equal to the quotient of (a) the net equity value per unit of AON (without taking into account any AON Class B-1 units participating in the Exchange Offer in such per unit calculation) divided by (b) $10.00.

The net equity value of AON equals the sum of:

●	enterprise value of AON (which is fixed at $350 million under the terms of the Business Combination Agreement); minus
●	outstanding indebtedness of AON as of the Closing (as of the date of this proxy statement/ prospectus, such indebtedness is estimated to equal approximately $81.2 million and is subject to change); plus
●	cash and cash equivalents of AON as of the Closing (such cash and cash equivalents are estimated to equal approximately $45.0 million); minus
●	the dollar value of New AON Class A common stock allocated to AON’s practice profit pool (as of the date of this proxy statement/prospectus, such amount is estimated to equal approximately $16.1 million); plus
●	cumulative value of all individual distribution thresholds applicable to the AON Class B units, without taking into account any AON Class B-1 units participating in the Exchange Offer in such per unit calculation (as of the date of this proxy statement/prospectus, such cumulative value is estimated to equal approximately $2.4 million).

As of the date of this proxy statement/prospectus, the Per Company Unit Exchange Ratio into which existing AON Class A units and AON Class A-1 units will be reclassified is estimated to equal 2,688 AON common units. As described elsewhere in this proxy statement/prospectus, it is also proposed that the holders of AON Class B-1 units exchange into the Exchange Offer, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by such holder.

An illustrative calculation of the Per Company Unit Exchange Ratio is set forth below:

AON enterprise value;	$350.0 million
minus
AON closing indebtedness;	$81.2 million
plus
AON closing cash estimated as of Closing;	$45.0 million
minus
AON practice profit pool amount	$16.1 million
Equity consideration to AON unitholders	297.7 million
plus
Sum of distribution thresholds (excluding B-1 units participating in Exchange Offer)	$2.4 million
Net equity value of AON	$300.1 million
divided by
Outstanding AON units (excluding B-1 units participating in Exchange Offer)	11,163
Net equity value per AON unit	$26,884
divided by
Price per share of DTOC Class A common stock	$10.00
Per Company Unit Exchange Ratio	2,688

Q:	What will happen in the Business Combination?
A:

The Business Combination contemplates that, among other things and subject to the terms and conditions contained in the Business Combination Agreement, DTOC and AON will undertake a series of transactions resulting in the organization of the combined post-business combination company as an umbrella partnership C corporation, sometimes referred to as an “Up-C” structure, in which substantially all of the assets and the business of the combined company will continue to be held by AON and DTOC will become a member of AON. In addition, upon the effectiveness of the Proposed Charter, DTOC will be renamed “American Oncology Network, Inc.” and is referred to herein as “New AON” following the consummation of the Business Combination. For further details, see “The Business Combination and the Business Combination Agreement.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it carefully and in its entirety.

Q:	What is an umbrella partnership C-corporation or an “Up-C” structure?
A:

The structure of the combined company following the Business Combination is often referred to as an umbrella partnership C-corporation or an “Up-C” structure, which is often used by entities classified as a partnership for U.S. federal income tax purposes, such as AON, undertaking an initial public offering, an initial business combination with a SPAC or other going-public transactions. The Up-C structure allows the existing equityholders of AON to retain their equity ownership in AON LLC, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of common units and New AON Class B common stock and Class B Prefunded Warrants, which provides certain tax benefits. One of these benefits is that, for United States federal (and applicable state and local) income purposes, future taxable income of AON LLC that is allocated to the equityholders of AON LLC, will be taxed on a flow-through basis and AON LLC generally will not be subject to entity-level U.S. federal income tax.

Q:	Following the Business Combination, will DTOC’s securities continue to trade on a stock exchange?
A:

Yes. We intend to apply to continue the listing of our Class A common stock and warrants on Nasdaq, or another reputable national securities exchange mutually determined by DTOC and AON, under the symbols “AONC” and “AONCW,” respectively, upon the Closing.

Q:	Will the management of DTOC change in the Business Combination?
A:

We anticipate that the officers of New AON will be the current executive officers of AON. Additionally, pursuant to the Business Combination Agreement, New AON has agreed to take all necessary action such that immediately following the Closing, the New AON Board will include one or two director nominees to be designated by the Sponsor, who must be reasonably acceptable to AON, and a number of additional director nominees to be designated by AON, who must be selected after reasonable consultation with the Sponsor. Please see the section titled “Management of New AON After the Business Combination” for additional information.

Q:	What conditions must be satisfied to complete the Business Combination?
A:

The obligation of the parties to consummate the Business Combination is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (a) the approval of the Business Combination and related agreements and transactions by the DTOC stockholders, (b) the continued validity and effectiveness of the written consent of the AON equityholders approving the Business Combination and related agreements and transactions, (c) the accuracy of the representations and warranties of the other party contained in the Business Combination Agreement (generally subject to certain materiality qualifiers), (d) the performance in all material respects by the other party of its covenants and other agreements under the Business Combination Agreement as of or prior to the Closing, (e) the receipt of certain required regulatory consents or approvals with respect to the Business Combination, and (f) the listing of the shares of New AON Class A common stock on Nasdaq or another national securities exchange mutually agreed to by the parties.

In addition, the obligation of AON to consummate the Business Combination is subject to the sum of the following amounts (collectively, the “Available Closing Acquiror Cash”) equaling or exceeding $60 million as of the Closing (the “Minimum Cash Condition”): (i) the aggregate cash proceeds available from the Trust Account (after giving effect to all redemptions of shares of DTOC Class A common stock), plus (ii) the cash funded to DTOC, AON or any subsidiary of AON during the period between signing of the Business Combination Agreement and Closing, or that will be funded to DTOC, AON or any subsidiary of AON prior to or concurrently with the Closing, in each case pursuant to any equity or debt financing agreement or arrangement other than borrowings under the AON PNC Loans, plus (iii) the aggregate amount of capital offered in the PIPE Investment, but that is unreasonably rejected by AON (as further described in the Business Combination Agreement).

Prior to the filing of this proxy statement/prospectus, AON entered into a term sheet with a third-party institutional investor contemplating, on a non-binding basis, an aggregate investment by such investor of at least $65 million in the form of newly issued convertible preferred securities. The term sheet is not a commitment to invest or sell any such securities, and there is no assurance that AON and the investor will be able to reach a binding agreement or otherwise consummate the transactions contemplated thereby.

For more information about conditions to the consummation of the Business Combination, see “The Business Combination and the Business Combination Agreement — Conditions to the Business Combination.”

Q:	When do you expect the Business Combination to be completed?
A:

It is currently expected that the Business Combination will be consummated in the first half of 2023. This date depends, among other things, on the approval of the Proposals to be put to DTOC’s stockholders at the Special Meeting and certain regulatory approvals. However, such meeting could be adjourned if the Adjournment Proposal is adopted by DTOC’s stockholders at the Special Meeting and DTOC elects to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes for, or for any other reason in connection with, the approval of one or more of the other Proposals at the Special Meeting. For a description of the conditions for the completion of the Business Combination, see “The Business Combination and the Business Combination Agreement.”

Q:	What happens if the Business Combination is not consummated?
A:

If DTOC is not able to complete the Business Combination with the Company by June 30, 2023 (or by September 30, 2023 if all Extension Options are exercised) and is not able to complete another business combination by such date, DTOC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to DTOC to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of DTOC’s remaining stockholders and the DTOC Board in accordance with applicable law, dissolve and liquidate, subject in each case to DTOC’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law.

Q:	How many votes do I have at the Special Meeting?
A:

Our Class A stockholders and Class B stockholders are entitled to one vote on each Proposal presented at the Special Meeting (except that only Class B stockholders are entitled to vote on the Director Election Proposal) for each share of our common stock held of record as of           ,         the record date for the Special Meeting. As of the close of business on the record date, there were       outstanding shares of our common stock (including                 shares of our Class B common stock).

Q:	Did the DTOC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A:

No. The DTOC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The DTOC Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The DTOC Board also determined, without seeking a valuation from a financial advisor, that AON’s fair market value was at least 80% of the net assets held in the trust account (excluding deferred underwriting commissions and taxes payable on the interest earned on the trust account). Accordingly, investors will be relying on the judgment of the DTOC Board as described below in valuing AON’s business and assuming the risk that the DTOC Board may not have properly valued such business.

Q:	Do I have redemption rights?
A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public stockholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal or any other Proposal set forth herein. If you wish to exercise your redemption rights, see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Insiders agreed at the time of DTOC’s IPO to waive their redemption rights in connection with the consummation of the Business Combination with respect to all shares of our common stock they may hold.

Q:	How do I exercise my redemption rights?
A:

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on        ,           (two business days before the Special Meeting), (x) submit a written request, which includes the name of the beneficial owner of the shares to be redeemed, to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through the Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the date of the Special Meeting. After the date of the Special Meeting, a demand for redemption may only be withdrawn with the Company’s written consent. If you deliver your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares to you (physically or electronically). You may make such request by contacting our transfer agent at the address listed under the question “Who can help answer my questions?” below.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?
A:

No. Holders of outstanding units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If you hold your units through a broker, bank or other nominee, you must notify your broker, bank or other nominee that you elect to separate the units into the underlying public shares and warrants, or if you hold units registered in your own name, you must contact our transfer agent directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to our transfer agent, by 5:00 p.m., Eastern Time, on                 ,           (two business days before the Special Meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	If I am a holder of warrants, can I exercise redemption rights with respect to my warrants?
A:

No. The holders of our warrants have no redemption rights with respect to our warrants or any shares of our common stock underlying our warrants. However, if any such holders choose to redeem their Public Shares, those holders may still exercise their Public Warrants if the Business Combination is consummated.

For instance, assuming that no more than [     ] public shares, representing approximately [   ]% of the public shares issued in connection with the IPO, and assuming that each redeeming public stockholder holds one-fourth of one Public Warrant for each public share being redeemed (representing the number of Public Warrants included in each DTOC unit) and using the closing warrant price on Nasdaq of $[      ] as of April [  ], 2023, the aggregate fair value of the Public Warrants that can be retained by redeeming stockholders is approximately $[     ]. The actual market price of the warrants may be higher or lower on the date that warrant holders seek to sell such warrants. Additionally, DTOC cannot assure the holders of warrants that they will be able to sell their warrants in the open market as there may not be sufficient liquidity in such securities when warrantholders wish to sell their warrants.

Further, while the level of redemptions of public shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of public shares increase, the holder of warrants who exercises such warrants will ultimately own a greater interest in New AON because there would be fewer shares outstanding overall.

Q:	How do the Public Warrants differ from the Private Placement Warrants and what are the related risks for any Public Warrant holders post-Business Combination?
A:

The Public Warrants are identical to the Private Placement Warrants, except that, so long as the Private Placement Warrants are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by DTOC except under certain circumstances as described below; (2) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the Business Combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the shares of Class A common stock issuable upon exercise of these warrants) are entitled to registration rights.

Following the Closing, New AON may redeem the Public Warrants prior to their excercise at a time that is disadvantageous to you. More specifically:

●	New AON will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant, provided that the closing price of the New AON Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders (which we refer to as the “Reference Value”), provided that certain other conditions are met.
●	New AON will also have the ability to redeem the Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per Public Warrant, provided the Reference Value of the New AON Class A common stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), provided that during the 30-day period following notice of the redemption, holders of the Public Warrants will be entitled to exercise such warrants on a “cashless basis” and to receive a number of shares of New AON Class A common stock determined by reference to a make-whole table. Please see the subsection entitled

“Description of Securities — Public Stockholders’ Warrants”. If the Reference Value of the New AON Class A common stock is less than $18.00 per share, subject to certain adjustments, the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants. The value received upon exercise of the Public Warrants (1) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Public Warrants, including because the number of shares received is capped at 0.361 shares of New AON Class A common stock per whole warrant (subject to adjustment) irrespective of the remaining life of the Public Warrants.

As of                        , 2023, the closing price for a share of DTOC common stock was $          . Assuming that the shares New AON Class A common stock trade at the same price after the Closing, New AON will not be able to redeem the Public Warrants prior to their exercise. However, if the price thresholds described above are met or exceeded, redemption of the outstanding Public Warrants could force holders (i) to exercise the Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the Public Warrants at the then-current market price when the holder might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of the Public Warrants.

In the event that New AON elects to redeem all of the redeemable warrants as described above, it will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by New AON not less than 30 days prior to the redemption date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via New AON’s posting of the redemption notice to DTC.

Q:	Can the Sponsor redeem its Founder Shares in connection with the consummation of the Business Combination?
A:

No. The Sponsor has agreed to waive its redemption rights in connection with the consummation of the Business Combination with respect to all of the Founder Shares in connection with the consummation of the Business Combination.

Q:	Is there a limit on the number of shares I may redeem?
A:

Yes. A public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. However, in no event is your ability to vote all of your shares (including those shares held by you or by a “group” in excess of 15% of the shares sold in DTOC’s IPO) for or against our Business Combination restricted.

Q:	Is there a limit on the total number of shares that may be redeemed?
A:	No.
Q:	Will how I vote affect my ability to exercise redemption rights?
A:

No. Stockholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal or any other Proposal set forth herein. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq or another reputable national securities exchange.

Q:	Do I have appraisal rights in connection with the Business Combination?
A:	No. Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the Delaware General Corporation Law (the “DGCL”).

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:

The tax consequences of a redemption will depend on each stockholder’s particular facts and circumstances, and each stockholder is urged to consult its tax advisor with respect to such consequences. We expect that a stockholder that exercises its redemption rights to receive cash in exchange for its DTOC common stock will generally be treated as selling such shares, resulting in the recognition of capital gain or capital loss. However, depending on the amount of stock of DTOC that a stockholder owns or is deemed to own (including through the ownership of DTOC warrants), there may be certain circumstances in which the redemption is treated as a distribution for U.S. federal income tax purposes, which would result in different tax consequences. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section titled “Certain Material U.S. Federal Income Tax Considerations.”

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?
A:

Following the closing of DTOC’s IPO, an amount equal to $333,500,000 ($10.00 per unit) of the net proceeds from DTOC’s IPO and the sale of the Private Placement Warrants was placed in the Trust Account. As of March 8, 2023, funds in the Trust Account totaled $18,620,690. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the Closing), (2) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the current charter to modify the substance or timing of DTOC’s obligation to redeem 100% of its public shares if it does not complete its initial business combination by June 30, 2023; and (3) the redemption of all of the public shares if DTOC is unable to complete its initial business combination by June 30, 2023 (or by September 30, 2023 if all Extension Options are exercised), subject to applicable law.

Upon consummation of the Business Combination, we intend to pay certain expenses incurred in connection with the Business Combination and related transactions using cash held in the Trust Account. If any of the funds released from the Trust Account are not used to fund the fees and expenses relating to the Business Combination and other transactions contemplated by the Business Combination Agreement, or to fund redemptions of our common stock, they will be used for general corporate purposes of the combined company, which may include repayment of indebtedness.

Q:	What do I need to do now?
A:

Whether or not you plan to participate in the virtual Special Meeting, we urge you to read this proxy statement/prospectus (including the Annexes) carefully, including the section titled “Risk Factors,” and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Q:	How do I vote?
A:

If you were a holder of record of our common stock on                 ,           , the record date for the Special Meeting, you may vote online during the Special Meeting or any adjournment thereof by accessing https://www.cstproxy.com/dtocorp/2023, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided in accordance with the instructions set forth on the enclosed proxy card. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the Special Meeting. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to participate in the virtual Special Meeting and vote online during the Special Meeting, obtain a legal proxy from your broker, bank or other nominee and email a copy (a legible photograph is sufficient) of your legal proxy to proxy@continentalstock.com.

Q:	If my shares are held in “street name,” will my broker, bank or other nominee automatically vote my shares for me?
A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your broker, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee. We believe all of the Proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or other nominee will not vote your shares without your instruction. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker, bank or other nominee on a particular Proposal on which your broker, bank or other nominee does not have discretionary authority to vote, your shares will not be voted on that Proposal. This is called a “broker non-vote.” An abstention will be counted towards the quorum requirement for each of the Proposals presented at the Special Meeting but a broker non-vote will not. In connection with the Business Combination Proposal, the Listing Proposal, the Advisory Governance Proposal, the Director Election Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal, broker non-votes, abstentions or the failure to vote will have no effect on the outcome of the vote. If you are a DTOC stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Charter Amendment Proposal. Such broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

Q:	Who is entitled to vote at the Special Meeting?
A:

DTOC has fixed                 ,           as the record date for the Special Meeting. If you were a stockholder of DTOC at the close of business on the record date, you are entitled to vote on matters that come before the Special Meeting. However, a stockholder may only vote his, her or its shares if he, she or it is present in person virtually or is represented by proxy at the Special Meeting.

Q:	What happens if I sell my shares of common stock before the Special Meeting?
A:

The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of common stock after the applicable record date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting with respect to such shares but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	How do I register to participate in the virtual Special Meeting?
A:	To register for the virtual Special Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock.

If your shares are registered in your name with our transfer agent and you wish to participate in the online-only virtual meeting, go to https://www.cstproxy.com/dtocorp/2023, enter the control number you received on your proxy card and click on “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial stockholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting our transfer agent, a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact our transfer agent at least five business days prior to the meeting date.

Q:	How do I access the virtual Special Meeting website?
A:

You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or email address below. Beneficial stockholders who hold shares through a bank, broker or other nominee will need to contact them after obtaining a legal proxy. Once you have your legal proxy, contact Continental Stock Transfer & Trust Company to have a control number generated. Continental Stock Transfer & Trust Company’s contact information is as follows: 917-262-2373, or email proxv@continentalstock.com.

Q:	What constitutes a quorum at the Special Meeting?
A:

A quorum will be present at the Special Meeting if a majority of the voting power of our outstanding shares of common stock entitled to vote on any of the proposals to be voted on at the Special Meeting are present at the Special Meeting. If a stockholder fails to vote his, her or its shares online during the Special Meeting or by proxy, such shares will not be counted for the purposes of establishing a quorum. If a stockholder who holds his, her or its shares in “street name” through a bank, broker or other nominee fails to give voting instructions to such bank, broker or other nominee (a “broker non-vote”) on all of the Proposals set forth in this proxy statement/prospectus, such shares will not be counted for the purposes of establishing a quorum. An abstention from voting shares represented at the Special Meeting in person or by proxy but not voted on one or more Proposals, or a broker non-vote, so long as the stockholder has given the bank, broker or other nominee voting instructions on at least one of the Proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the Special Meeting may adjourn the Special Meeting. As of the record date for the Special Meeting, the presence by virtual attendance or by proxy of shares of our common stock is required to achieve a quorum.

Q:	What vote is required to approve each Proposal at the Special Meeting?
A:

The approval of each of the Business Combination Proposal, the Listing Proposal, the Advisory Governance Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal requires the affirmative vote (virtually or by proxy) of a majority of the votes cast by holders of the outstanding shares of DTOC common stock represented virtually or by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class. Broker non-votes, abstentions or the failure to vote will have no effect on the outcome of the vote.

Approval of the Charter Amendment Proposal requires the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding shares of DTOC Class A common stock and the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding shares of DTOC Class B common stock, each voting as a separate class, as well as the vote of a majority of the issued and outstanding shares of DTOC common stock, voting together as a single class. Broker non-votes, abstentions or the failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The approval of the Director Election Proposal requires the affirmative vote (virtually or by proxy) of holders of a plurality of the votes cast by holders of outstanding shares of DTOC Class B common stock represented virtually or by proxy at the Special Meeting and entitled to vote thereon at the Special Meeting, voting as a single class. Broker non-votes, abstentions or the failure to vote will have no effect on the outcome of the vote.

Q:	What are the recommendations of the DTOC Board?
A:

The DTOC Board believes that the Business Combination Proposal and the other Proposals to be presented at the Special Meeting are in the best interest of DTOC’s stockholders and unanimously recommends that its stockholders vote “FOR” Proposal No. 1 — The Business Combination Proposal, “FOR” Proposal No. 2 — The Listing Proposal, “FOR” Proposal No. 3 — The Charter Amendment Proposal, “FOR” Proposal No. 4 — The Advisory Governance Proposal, “FOR” Proposal No. 5 — The Director Election Proposal, “FOR” Proposal No. 6 — The Incentive Equity Plan Proposal, and “FOR” Proposal No. 7 — The Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of one or more of DTOC’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of DTOC and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. See the section titled “The Business Combination and The Business Combination Agreement Interests of DTOC Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Q:	How will the Initial Stockholders and DTOC’s directors and officers vote?
A:

In connection with DTOC’s IPO, we entered into an agreement with each of our Initial Stockholders, pursuant to which they agreed to vote any shares of our common stock owned by them in favor of a proposed initial business combination. As of the date of this proxy statement/prospectus, our Initial Stockholders own approximately 79.7% of our issued and outstanding shares of common stock, including all of the Founder Shares. None of our Initial Stockholders, have entered into agreements, and are not currently in negotiations, to purchase or sell shares prior to the record date.

In addition, in connection with the execution and delivery of the Business Combination Agreement, on October 5, 2022, Digital Transformation Sponsor, LLC, the Supporting Sponsor Shareholders, entered into a Support Agreement (as amended and restated on January 6, 2023, the “Sponsor Support Agreement”) with DTOC and AON, pursuant to which the Supporting Sponsor Shareholders agreed to vote any shares of our common stock owned by them (representing as of the date hereof approximately 20% of the outstanding shares of our common stock) in favor of the Business Combination Proposal and other Proposals described in this proxy statement/prospectus and presented at the Special Meeting.

Q:	May I change my vote after I have mailed my signed proxy card?
A:

Yes. You may change your vote by sending a later-dated, signed proxy card to our transfer agent at the address listed under “Who can help answer my questions?” below so that it is received by the transfer agent prior to the Special Meeting, or participate in the virtual Special Meeting and vote online during the Special Meeting. You also may revoke your proxy by sending a notice of revocation to        by email at                 or in writing to Digital Transformation Opportunities Corp., 10250 Constellation Blvd, Suite 23126, Los Angeles, CA 90067, or by telephone at (360) 949-1111, which must be received by                 prior to the Special Meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:

Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a Proposal will be voted “FOR” each Proposal presented at the Special Meeting or any adjournment thereof.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?
A:

At the Special Meeting, if you abstain from voting with respect to a particular Proposal, your shares will be counted as present for purposes of establishing a quorum. For purposes of approving the Proposals, failure to vote or an abstention will have no effect on the vote to approve each of the Business Combination Proposal, the Listing Proposal, the Advisory Governance Proposal, the Director Election Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal. Broker non-votes, abstentions or the failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

Q:	If I am not going to participate in the virtual Special Meeting, should I return my proxy card instead?
A:

Yes. Whether you plan to participate in the virtual Special Meeting or not, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided in accordance with the instructions set forth on the enclosed proxy card.

Q:What should I do with my stock certificates, warrant certificates or unit certificates?

A:	Our stockholders who exercise their redemption rights must deliver (either physically or electronically) their stock certificates to our transfer agent prior to the Special Meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 ,           (two business days before the Special Meeting) in order for their shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public stockholders who do not elect to have their public shares redeemed for the pro rata share of the Trust Account should not submit the stock certificates relating to their public shares.

Q:	What should I do if I receive more than one set of voting materials?
A:

DTOC stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of our common stock.

Q:	Who will solicit and pay the cost of soliciting proxies for the Special Meeting?
A:

We will pay the cost of soliciting proxies for the Special Meeting. DTOC has engaged Morrow Sodali LLC (“Morrow Sodali”) to assist in the solicitation of proxies for the Special Meeting. DTOC has agreed to pay Morrow Sodali a fee of $12,500, plus disbursements. DTOC will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. DTOC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. DTOC’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person virtually. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions relating to the Proposals and the Special Meeting?
A:	If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Kevin Nazemi, Chief Executive Officer

Digital Transformation Opportunities Corp.

10250 Constellation Blvd, Suite 23126

Los Angeles, CA 90067

Tel: (360) 949-1111

You may also contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400

Email: DTOC.info@investor.morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) prior to 5:00 p.m., Eastern Time, on                 ,           (two business days before the Special Meeting) in order for your shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor

New York, NY 10004

Attention: SPAC Redemptions

Email: spacredemptions@continentalstock.com

If you have other questions relating to the Proposals and the Special Meeting please contact:

Kevin Nazemi, Chief Executive Officer

Digital Transformation Opportunities Corp.

10250 Constellation Blvd, Suite 23126

Los Angeles, CA 90067 Tel: (360) 949-1111

Questions and Answers about the Exchange Offer and the Consent Solicitation

Q:	Why is DTOC proposing the Exchange Offer?
A:

DTOC and AON intend to undertake the Business Combination, in which substantially all of the assets and the business of the combined company will continue to be held by AON and DTOC will become a member of AON. The purposes of the Exchange Offer is to incentivize retention of AON employees following the consummation of the Business Combination and further align the interests of AON employees with those of stockholders.

Q:	Who may participate in this Exchange Offer?
A:	Any holder of AON Class B-1 units during the period this Exchange Offer is open may participate in this Exchange Offer.
Q:	How many shares of New AON Class A common stock will I receive for each AON Class B-1 unit that I tender?
A:	This Exchange Offer is designed to permit you to exchange your AON Class B-1 units for a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio.

As of the date of this proxy statement/prospectus, the Per Company Unit Exchange Ratio into which AON Class B-1 units are proposed to be exchanged in the Exchange Offer is estimated to equal 2,688 shares of New AON Class A common stock.

Q:	Should I participate in the Exchange Offer?
A:

This Exchange Offer represents DTOC’s attempt to provide holders of AON’s Class B-1 units with an opportunity to receive, on an accelerated timeline, greater value for their Class B-1 units than they would otherwise receive in respect of such Class B-1 units. See “General Terms of the Exchange Offer and Consent Solicitation.” By participating in the Exchange Offer, holders of AON’s Class B-1 units will have the opportunity to receive a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by such holder. As of the date of this proxy statement/prospectus, the Per Company Unit Exchange Ratio into which AON Class B-1 units are proposed to be exchanged in the Exchange Offer is estimated to equal 2,688 shares of New AON Class A common stock. If a holder of AON Class B-1 units does not participate in the Exchange Offer and less than a majority in interest of the outstanding AON Class B-1 units consent to the Proposed Amendments, upon adoption of the Amended and Restated AON LLC Agreement, such AON Class B-1 units, together with all other outstanding AON Class B units, will be reclassified into AON common units at the Per Company Class B Unit Exchange Ratio. As of the date of this proxy statement/prospectus, the Per Company Class B Unit Exchange Ratio into which such AON Class B-1 units will be reclassified is estimated to equal 294 AON common units. In addition, under the terms of AON’s Class B-1 unit award agreements to its employees, vesting of the Class B-1 units is subject to closing of the Business Combination, and therefore, if the Business Combination does not close, then the Class B-1 units will be automatically cancelled.

As of [   ], 2023, each share of DTOC Class A common stock traded at a price of $[   ] per share, although the price of New AON Class A common stock may increase or decrease prior to and following the Closing, and the terms of New AON Class A common stock will vary from the terms of DTOC Class A common stock as set forth in the organizational documents of DTOC. Participation in the Exchange Offer allows holders of AON’s Class B-1 units to receive liquid securities that are expected to be listed for trading on the Nasdaq Stock Market.

You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the AON’s Class B-1 units, the likely value of the New AON Class A common stock you may receive in the Exchange Offer, your investment objectives and any other factors you deem relevant. See “Risk Factors — Risks Related to the Exchange Offer.”

Q:	How is the Per Company Class B Unit Exchange Ratio calculated with respect to the AON Class B-1 Units?
A:

The “Per Company Class B Unit Exchange Ratio” is equal to the quotient of (a) the excess of the net equity value per unit of AON (without taking into account any AON Class B-1 units participating in the Exchange Offer in such per unit calculation) over the applicable distribution threshold divided by (b) $10.00.

The distribution threshold applicable to all outstanding AON Class B-1 units is equal to $276 million. As of the date of this proxy statement/prospectus, the Per Company Class B Unit Exchange Ratio into which existing AON Class B-1 units (to the extent not participating in the Exchange Offer or not otherwise directly exchanged into shares of New AON Class A common stock) will be reclassified is estimated to equal 294 AON common units.

An illustrative calculation of the Per Company Class B Unit Exchange Ratio applicable to the AON Class B-1 Units is set forth below:

AON enterprise value;	$350.0 million
minus
AON closing indebtedness;	$81.2 million
plus
AON closing cash estimated as of Closing;	$45.0 million
minus
AON practice profit pool amount	$16.1 million
Equity consideration to AON unitholders	297.7 million
plus
Sum of distribution thresholds (excluding B-1 units participating in Exchange Offer)	$12.3 million
Net equity value of AON	$310.0 million
divided by
Outstanding AON units (excluding B-1 units participating in Exchange Offer)	11,589
Net equity value per AON unit	$26,751
minus
Distribution threshold applicable to AON Class B-1 units	$23,811
Excess of net equity value per AON Class B-1 unit over distribution threshold	$2,940
divided by
Price per share of DTOC Class A common stock	$10.00
Per Company Class B Unit Exchange Ratio	294

Q:	Will the shares of New AON Class A common stock to be issued in the Exchange Offer be freely tradable?
A:

Yes. We intend to apply to list the New AON Class A common stock for trading on Nasdaq under the symbol “AONC”, and the shares of New AON Class A common stock to be issued in the Exchange Offer will be freely tradable following the Closing.

Q:	Are there any conditions to DTOC’s obligation to complete this Exchange Offer?
A:

Yes. This Exchange Offer is subject to various conditions listed under “General Terms of the Exchange Offer and Consent Solicitation — Conditions to the Exchange Offer.” If any of these conditions are not satisfied or waived prior to the expiration of this Exchange Offer, DTOC will not be required to accept shares for exchange and may extend or terminate this Exchange Offer. DTOC may waive any of the conditions to this Exchange Offer prior to the expiration of this Exchange Offer.

Q:	When does this Exchange Offer expire?
A:

This Exchange Offer will expire, meaning the period during which you are permitted to tender your AON Class B-1 units in this Exchange Offer will end, at midnight, Eastern time, on [   ], 2023, unless DTOC extends this Exchange Offer. See “General Terms of the Exchange Offer and Consent Solicitation — Extension; Waivers and Amendments; Termination.”

Q:	Can this Exchange Offer be extended and under what circumstances?
A:

Yes. DTOC can extend this Exchange Offer, in its sole discretion, at any time and from time to time. In case of an extension of this Exchange Offer, DTOC will publicly announce the extension no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration date.

Q:	How do I participate in this Exchange Offer?
A:	In all cases, the issuance of the shares of New AON Class A common stock pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of:
●	Letter of Transmittal properly completed and duly executed; and

●	Any other documents required by the Letter of Transmittal.

For specific instructions about how to participate in this Exchange Offer, see “General Terms of the Exchange Offer and Consent Solicitation — Procedures for Participating in the Exchange Offer.”

Q:	Can I tender only a portion of my AON Class B-1 units in this Exchange Offer?
A:	Yes. You may tender all, some or none of your AON Class B-1 units.
Q:	What will happen if I do not participate in the Exchange Offer or DTOC fails to accept my AON Class B-1 units in the Exchange Offer?
A:	You will continue to hold AON Class B-1 units if:
●	You do not tender your AON Class B-1 units into the Exchange Offer; or
●	You tender your AON Class B-1 units into the Exchange Offer and they are not accepted for exchange.

Accordingly, upon adoption of the Amended and Restated AON LLC Agreement, such AON Class B-1 units, together with all other outstanding AON Class B-1 units and AON Class B units, will be reclassified into AON common units at the Per Company Class B Unit Exchange Ratio. However, if holders of a majority in interest of the outstanding AON Class B-1 units consent to the Proposed Amendments by participating in the Exchange Offer, the Proposed Amendments will become effective promptly following the Exchange Offer. As a result of the Proposed Amendments, even if a holder does not tender its AON Class B-1 units in the Exchange Offer, such holder’s AON Class B-1 units may be exchanged into newly issued shares of New AON Class A common stock as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement. As of the date of this proxy statement/prospectus, the Per Company Class B Unit Exchange Ratio into which such AON Class B-1 units will be reclassified is estimated to equal 294 AON common units. In addition, under the terms of AON’s Class B-1 unit award agreements to its employees, vesting of the Class B-1 Units is subject to closing of the Business Combination, and therefore, if the Business Combination does not close, then the Class B-1 units will be automatically cancelled.

Q:	Can I change my mind after I tender my AON Class B-1 units and before this Exchange Offer expires?
A:

Yes. You may withdraw your tendered AON Class B-1 units at any time before this Exchange Offer expires. However, if holders of a majority in interest of the outstanding AON Class B-1 units consent to the Proposed Amendments by participating in the Exchange Offer, the Proposed Amendments will become effective promptly following the Exchange Offer. As a result of the Proposed Amendments, even if a holder withdraws its tender of its AON Class B-1 units in the Exchange Offer, such holder’s AON Class B-1 units may be exchanged into newly issued shares of New AON Class A common stock at the Per Company Unit Exchange Ratio as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement. See “General Terms of the Exchange Offer and Consent Solicitation — Procedures for Participating in the Exchange Offer — Withdrawal of Tender and Participation in this Exchange Offer.” If you change your mind again, you can re-tender your AON Class B-1 units by following the tender procedures again prior to the expiration of this Exchange Offer.

Q:	Whom do I contact for information regarding this Exchange Offer?

Continental Stock Transfer & Trust Company

1 State Street, 30th floor

New York, NY 10004

Attention: Tenders (AON/DTOC)

Facsimile: 212-616-7610

Phone: 917 262-2378

Toll Free: 800-509-5586

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

Parties to the Business Combination

DTOC

DTOC is a blank check company incorporated in Delaware on November 17, 2020, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. DTOC’s Class A common stock, units and warrants are currently listed on Nasdaq under the symbols “DTOC,” “DTOCU” and “DTOCW,” respectively. The mailing address of DTOC’s principal executive office is 10250 Constellation Blvd, Suite 23126. Los Angeles, CA 90067, and the telephone number of DTOC’s principal executive office is (360) 949-1111.

The registration statement for DTOC’s IPO was declared effective on March 9, 2021. On March 12, 2021, it consummated DTOC’s IPO of 33,350,000 units generating gross proceeds of $333,500,000. Each unit consisted of one share of DTOC’s Class A common stock and one-fourth of one warrant where each whole warrant entitles the holder to purchase one whole share of DTOC Class A common stock.

Simultaneously with the closing of DTOC’s IPO, DTOC consummated the sale of 6,113,333 placement units at a price of $1.50 per unit in a private placement to the Sponsor, generating gross proceeds of $9,170,000. The Initial Stockholders hold an aggregate of 8,262,500 shares of DTOC Class A common stock and 75,000 shares of DTOC Class B common stock, all of which were issued in a private placement prior to DTOC’s IPO.

As of March 8, 2023, there was $18,830,151 held in the Trust Account. As of March 8, 2023, DTOC has withdrawn $947,150 from the Trust Account to pay for taxes.

AON

AON is an alliance of physicians and seasoned healthcare leaders partnering to ensure the long-term success of community oncology. AON generates revenue primarily by providing patients a variety of services to enhance patient care throughout the healthcare journey: high-quality and timely laboratory services for routine and specialized testing; in-house professional and technical pathology services providing complete, accurate and timely pathology reports; in-house specialty pharmacy with patient education, financial assistance, and 24/7 patient assistance; and care management support services including nutrition guidance. AON has grown significantly since it commenced operations in late 2018 and operates profitably. As of December 31, 2022, AON’s platform currently includes 106 physicians and 30 practices across 77 locations in 17 states. AON’s robust platform provides oncology practices with comprehensive support, access to revenue-diversifying adjacent services, and practice management expertise to empower physicians to make cancer care better.

To increase its revenue, AON’s business strategy is to expand the number of oncology clinics and affiliated physicians in its network. In order to support such growth, AON must continue to win new contracts and retain or grow existing contracts with payors. AON’s Network Practices face competition from other oncology providers. If AON’s Network Practices are unable to convince potential payors and patients of the benefits of its value-based system, or if potential or existing payors and patients prefer the care provider model of one of its competitors, AON may not be able to effectively implement its growth strategy, which depends on its ability to attract new patient referrals and payors for its Network Practices.

As is the case with many healthcare providers, AON relies on a limited number of payors for a significant portion of its Network Practices’ revenue. If the financial condition of the Network Practices’ payors declines, AON’s financial results could be impacted. AON’s headquarters are located at 14543 Global Pkwy STE 110, Fort Myers, FL 33913, and the telephone number of its headquarters is (833) 886-1725.

The Business Combination and the Business Combination Agreement

The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination.

If the Business Combination Agreement is approved and subsequently completed, the Company will become a direct, wholly-owned subsidiary of DTOC.

Summary of the Transaction

The Business Combination Agreement provides that, upon the terms and subject to the conditions thereof, the Business Combination will be implemented as follows:

●	DTOC will commence, and use its commercially reasonable efforts to consummate as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, an offer to employees of AON to exchange, at the election of each such employee, each outstanding AON Class B-1 unit held by such employee for a number of new issued shares of New AON Class A common stock equal to the applicable Per Company Unit Exchange Ratio;
●	on the Closing, AON will adopt the Amended and Restated AON LLC Agreement to reclassify:
●	existing AON Class A units and AON Class A-1 units into a single class of AON common units that are later exchangeable on a one-to-one basis for shares of New AON Class A common stock at an exchange ratio equal to the Per Company Unit Exchange Ratio;
●	existing AON Class B units into AON common units at an exchange ratio equal to the Per Company Class B Unit Exchange Ratio;

as of the date of this proxy statement/prospectus, the Per Company Unit Exchange Ratio into which existing AON Class A units and AON Class A-1 units will be reclassified is estimated to equal 2,688 AON common units;

●	upon the Closing, AON plans to convert on such terms and in such manner as determined by the AON Board of Managers, profit pool units of certain of AON’s subsidiaries into an equal number of (i) AON common units and (ii) shares of New AON Class B common stock, which together are exchangeable into shares of New AON Class A Common Stock (the “Practice Profit Pool Shares”). The number of Practice Profit Pool Shares issuable will be determined prior to Closing and will be equal to 5% of the $350 million AON enterprise value (minus the Company Closing Indebtedness and plus the Company Closing Cash and Preferred Return (as such terms are defined in the Business Combination Agreement)) divided by $10;
●	on the Closing and substantially concurrently with the adoption of the Amended and Restated AON LLC Agreement, New AON will adopt the Proposed Charter to provide for the (a) conversion of all existing shares of DTOC Class B common stock into shares of New AON Class A common stock on a one-to-one basis, (b) amendment of the terms of New AON Class B common stock to provide holders voting rights but no economic rights and (c) authorization of new shares of New AON convertible preferred stock in an amount sufficient to consummate the PIPE Investment;
●	on the Closing, New AON will consummate the PIPE Investment; and
●	on the Closing and following the adoption of the Proposed Charter and the consummation of the PIPE Investment, (a) AON will issue AON common units to New AON in exchange for a combination of cash and shares of New AON Class B common stock (and Class B Prefunded Warrants if any holders of AON common units make an election to receive Class B Prefunded Warrants in lieu of shares of New AON Class B common stock), (b) New AON will be admitted as a member of AON, (c) AON will distribute shares of New AON Class B common stock or Class B Prefunded Warrants, as applicable, to AON equityholders, (d) AON will distribute cash equal to the preferred return set forth in the AON operating agreement to holders of AON Class A units and AON Class A-1 units (or only to holders of AON Class A units if the holder of AON Class A-1 units elects to receive additional shares of AON common units in lieu of cash as provided in the Business Combination Agreement), (e) New AON will reserve a specified number of additional shares of New AON Class A common stock for issuance after the Closing to eligible recipients, and (f) from and after the Closing (but subject to lock-up restrictions), the AON equityholders (other than New AON) will have the right (but not the obligation) to exchange AON common units together with an equal number of shares of New AON Class B common stock (whether held directly or indirectly through Class B Prefunded Warrants), for shares of New AON Class A common stock.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. Each of the Sponsor Support Agreement, the Amended and Restated Registration Rights Agreement and the Amended and Restated AON LLC Agreement (or forms thereof) are attached hereto as Annex B, Annex C and Annex D, respectively. You are urged to read such agreements in their entirety prior to voting on the Proposals presented at the Special Meeting.

Sponsor Support Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, DTOC and AON entered into the Sponsor Support Agreement with the Supporting Sponsor Shareholders pursuant to which the Supporting Sponsor Shareholders have agreed (a) to vote in favor of, and take all actions necessary to consummate, the Business Combination, (b) not to transfer any shares of DTOC Class A common stock held by it until the twelve month anniversary of the Closing (the “Sponsor Lock-Up Period”), (c) to waive and not otherwise perfect any anti-dilution or similar protections with respect to any DTOC common stock held by such Stockholder in connection with the consummation of the Business Combination, and (d) not to redeem, or submit a request to redeem, any DTOC common stock held by such Stockholder.

In addition, under the Sponsor Support Agreement, the Sponsor has agreed to subject 35% of the shares of New AON common stock held by it as of the Closing (the “Sponsor Earnout Shares”) to the following vesting and forfeiture provisions for the five-year period following the Closing:

●	the Sponsor Earnout Shares will vest when the volume-weighted average price of the New AON Class A common stock equals or exceeds $13.50 per share for any 20 trading days within any 30 trading day period beginning after the Closing and ending 5 years following the Closing;
●	all of the Sponsor Earnout Shares will be released immediately upon the consummation of a change of control transaction within the 5-year period following the Closing; and
●	if the Sponsor Earnout Shares are not released pursuant to the foregoing provisions on or before the date that is 5 years after the Closing, then the Sponsor Earnout Shares will be forfeited immediately following such date.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the expiration of the Sponsor Lock-Up Period, (ii) the termination of the Business Combination Agreement in accordance with its terms and (iii) the written agreement of DTOC, the Sponsor and AON.

For a more detailed discussion, please see “Related Agreements — Sponsor Support Agreement” of this proxy statement/prospectus.

Amended and Restated Registration Rights Agreement

In connection with the Closing, New AON, the Sponsor and certain key stockholders of New AON will enter into the Amended and Restated Registration Rights Agreement pursuant to which, among other things, New AON will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New AON Class A common stock and other equity securities of New AON that are held by the parties thereto from time to time.

New AON is required to submit to or file with the SEC within thirty calendar days following the Closing, and to use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable thereafter, a shelf registration statement on Form S-1 covering the resale of all the initial registrable securities (determined as of two business days prior to such submission or filing) on a delayed or continuous basis. In addition, New AON is required to submit to or file with the SEC within ninety calendar days following the Closing, and to use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable thereafter, a registration statement on an appropriate form covering the issuance and resale of additional registrable securities on a delayed or continuous basis.

Following the expiration of the Sponsor Lock-Up Period and the AON Lock-Up Period (as defined below), as applicable, at any time and from time to time when an effective shelf registration statement is on file with the SEC, any holder of registrable securities or the Sponsor may make demand requests for underwritten shelf takedowns with a minimum total offering price that must be reasonably expected to exceed, in the aggregate, $25 million. The Sponsor, on the one hand, and the other holders collectively, on the other hand, may not demand more than (i) two such underwritten shelf takedowns within any twelve-month period or (ii) five underwritten shelf takedowns in the aggregate, in each case subject to certain limitations set forth in the Amended and Restated Registration Rights Agreement. The Amended and Restated Registration Rights Agreement also provides customary “piggyback” registration rights. The Amended and Restated Registration Rights Agreement provides that New AON will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

The Amended and Restated Registration Rights Agreement amends and restates the registration and stockholder rights agreement that was entered into by DTOC, the Sponsor and the other parties thereto in connection with DTOC’s IPO. The Amended and Restated Registration Rights Agreement will terminate on the earlier of (i) the tenth anniversary of the date of the Amended and Restated Registration Rights Agreement and (ii) with respect to the Sponsor or any holder of registrable securities party thereto, the date that such person no longer holds any registrable securities.

For a more detailed discussion, please see “Related Agreements — Amended and Restated Registration Rights Agreement” of this proxy statement/prospectus.

Amended and Restated AON LLC Agreement

Following the Closing, New AON will operate its business through AON. At the Closing, New AON and the AON equityholders will enter into the Amended and Restated AON LLC Agreement. The operations of AON, and the rights and obligations of the AON equityholders, will be set forth in the Amended and Restated AON LLC Agreement.

Management of AON

Under the Amended and Restated AON LLC Agreement, AON will be managed by a board of managers consisting of (a) two managers designated by holders of common units representing more than 50% of the total common units entitled to vote and (b) three managers designated by New AON. Except as otherwise specifically required under the Amended and Restated AON LLC Agreement, the AON board of managers will manage and control all business activities and operations of AON and control the day-to-day management of the business of AON and its subsidiaries.

AON Exchange Rights

Following the earlier of (a) the date that is the six month anniversary of the Closing and (b) the date after the Closing on which New AON consummates a change of control transaction that results in all of New AON’s stockholders having the right to exchange their Class A common stock for cash securities or other property (the period commencing on the Closing and expiring on such date, the “AON Lock-Up Period”), AON equityholders (other than New AON) will have the right to require AON to redeem all or a portion of their common units, together with the cancellation of an equal number of shares of New AON Class B common stock (or the partial or full cancellation of a Class B Prefunded Warrant, as applicable), for (i) an equal number of shares of New AON Class A common stock, provided however that, a holder of common units may not exchange their common units for New AON Class A common stock that would result in such holder owning more than 4.99% of the outstanding New AON Class A common stock immediately after such redemption (the “Beneficial Ownership Limitation”) and no more than 4.99% of the voting power of New AON when combined with any securities of New AON or any securities convertible into New AON; provided however, that upon notice to the New AON, the holder may increase or decrease the Beneficial Ownership Limitation, provided that any increase or decrease in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such change from the holder to New AON or (ii) at New AON’s election and solely in connection with New AON’s completion of a substantially concurrent public offering or private sale of shares of New AON Class A common stock within ten business days of the delivery of a redemption notice to AON, a corresponding amount of cash, in each case contributed to AON by New AON. In lieu of a redemption, New AON may elect to effect a direct exchange of cash or shares of New AON Class A common stock for common units (rather than contributing the share or cash amounts, as applicable, to AON for purposes of AON redeeming the redeemed units from the redeeming equityholder). As the AON equityholders cause their common units to be redeemed or exchanged, holding other assumptions constant, New AON’s membership interest in AON will correspondingly increase, the number of shares of New AON Class A common stock outstanding will increase, and the number of shares of New AON Class B common stock (whether held directly or indirectly through Class B Prefunded Warrants) will decrease.

Distributions and Allocations

Under the Amended and Restated AON LLC Agreement, subject to the obligations of AON to make tax distributions and to reimburse New AON for its corporate and other overhead expenses, the AON board of managers will have the right to determine when distributions will be made to the AON unitholders and the amount of any such distributions. Following completion of the Business Combination, if AON authorizes a distribution, such distribution will be made to the AON unitholders on a pro rata basis in accordance with their respective percentage ownership of AON common units.

The AON unitholders, including New AON, will generally incur U.S. federal, state and local income taxes on their share of any net taxable income of AON. Net income and losses of AON generally will be allocated to the AON unitholders on a pro rata basis in accordance with their respective percentage ownership of common units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss, or deduction be allocated disproportionately in certain circumstances. To the extent the funds of AON are legally available for distribution, and subject to any restrictions contained in any credit agreement to which AON or its subsidiaries is bound, the Amended and Restated AON LLC Agreement will require AON to make pro rata cash distributions to the AON unitholders, including New AON, in an amount generally intended to allow the AON unitholders to satisfy their respective income tax liabilities with respect to their allocable share of the income of AON, based on certain assumptions and conventions and increased to the extent necessary, if any, to ensure that the amount distributed to New AON is sufficient to enable New AON to pay its actual tax liabilities. In addition, the Amended and Restated AON LLC Agreement will require AON to reimburse New AON for its corporate and other overhead expenses.

Issuance of Equity

The Amended and Restated AON LLC Agreement will provide that, except in certain specified circumstances, at any time New AON issues a share of New AON Class A common stock or any other equity security, the net proceeds received by New AON with respect to such issuance, if any, shall be concurrently contributed to AON, and AON shall issue to New AON one AON common unit or other economically equivalent equity interest. Conversely, if at any time, any shares of New AON Class A common stock are redeemed, repurchased or otherwise acquired, AON shall redeem, repurchase or otherwise acquire an equal number of AON common units held by New AON, upon the same terms and for the same price, as the shares of New AON Class A common stock redeemed, repurchased or otherwise acquired.

For a more detailed discussion, please see “Related Agreements — Amended and Restated AON LLC Agreement” of this proxy statement/prospectus.

Organizational Structure of AON

The following diagram depicts, in a simplified form, the ownership structure of AON as of immediately prior to giving effect to the Business Combination:

Organizational Structure of DTOC

The following diagram depicts, in a simplified form, the current ownership structure of DTOC as of the date of this proxy statement/prospectus:

The following diagram depicts, in a simplified form, the ownership structure of New AON immediately following consummation of the Business Combination:

Redemption Rights

Pursuant to our current charter, holders of our public shares may elect to have their shares redeemed for cash at a redemption price per share calculated in accordance with the Existing Charter. As of March 8, 2023, this would have amounted to approximately $10.08 per share. If a holder of public shares properly exercises his, her or its redemption rights, then such holder will be exchanging his, her or its shares of our common stock for cash and will no longer own such shares. See the section titled “Special Meeting of DTOC Stockholders — Redemption Rights and Procedures” for the procedures to be followed if you wish to redeem your shares for cash and not continue to own our common stock following consummation of the Business Combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Any redemptions by our public stockholders will decrease the funds in the Trust Account available to us to consummate the Business Combination and related transactions.

Management of New AON After the Business Combination

The officers of New AON are expected to be the current executive officers of AON. Pursuant to the Business Combination Agreement, New AON has agreed to take all necessary action such that immediately following the Closing, the board of directors of New AON will include one or two director nominees to be designated by the Sponsor, who must be reasonably acceptable to AON, and a number of additional director nominees to be designated by AON, who must be selected after reasonable consultation with the Sponsor. See “Management of New AON After the Business Combination.”

The Proposals

At the Special Meeting, DTOC stockholders will vote on the following Proposals:

●	The Business Combination Proposal — To consider and vote upon a proposal to approve the Business Combination Agreement and the Business Combination.
●	The Listing Proposal — To consider and vote upon a proposal, for purposes of complying with applicable listing rules of Nasdaq (and in the event DTOC and AON mutually determine to list New AON securities on another reputable national securities exchange, the applicable listing rules of such exchange), to approve the issuance of New AON common stock and other securities exchangeable into New AON common stock in connection with the transactions contemplated by the Business Combination Agreement.
●	The Charter Amendment Proposal — To consider and vote upon a proposal to approve and adopt the Proposed Charter.
●	The Advisory Governance Proposal — To consider and vote upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter, which is being presented separately in accordance with SEC requirements.
●	The Director Election Proposal — For the holders of outstanding shares of DTOC Class B common stock to consider and vote upon a proposal to elect [ ] directors, effective at the Closing, to serve staggered terms on the New AON Board until the 2024, 2025 and 2026 annual meetings of stockholders and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal.
●	The Incentive Equity Plan Proposal — To consider and vote upon a proposal to approve the Incentive Equity Plan to be effective after the Closing.

●	The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or for any other reason permitted by the Business Combination Agreement in connection with, the approval of one or more of the other Proposals at the Special Meeting.

Voting Power, Record Date for Special Meeting

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of DTOC common stock at the close of business on                  ,                    , which is the record date for the Special Meeting. You are entitled to one vote for each share of DTOC Class A common stock and DTOC Class B common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions. On the record date, there were                   shares of DTOC Class A common stock and                  shares of DTOC Class B common stock issued and outstanding, of which                   shares are public shares,                   are placement shares held by the Sponsor, and                   are Founder Shares held by the Initial Stockholders.

Expected Accounting Treatment of the Business Combination

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DTOC is expected to be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on AON’s directors comprising a majority of the board seats for New AON’s board of directors, AON senior management comprising substantially all of the senior management of the post-combination company, and AON comprising the substantive operations pre-combination as well as the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of AON with the Business Combination being treated as the equivalent of AON issuing stock for the net assets of DTOC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Appraisal Rights

Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Conditions to the Business Combination

The obligation of the parties to consummate the Business Combination is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (a) the approval of the Business Combination and related agreements and transactions by the DTOC stockholders, (b) the continued validity and effectiveness of the written consent of the AON equityholders approving the Business Combination and related agreements and transactions, (c) the accuracy of the representations and warranties of the other party contained in the Business Combination Agreement (generally subject to certain materiality qualifiers), (d) the performance in all material respects by the other party of its covenants and other agreements under the Business Combination Agreement as of or prior to the Closing, (e) the receipt of certain required regulatory consents or approvals with respect to the Business Combination, and (f) the listing of the shares of New AON Class A common stock on Nasdaq or another national securities exchange mutually agreed to by the parties.

In addition, the obligation of AON to consummate the Business Combination is subject to the sum of the following amounts (collectively, the “Available Closing Acquiror Cash”) equaling or exceeding $60 million as of the Closing (the “Minimum Cash Condition”): (i) the aggregate cash proceeds available from DTOC’s trust account (the “Trust Account”) (after giving effect to all redemptions of shares of DTOC Class A common stock), plus (ii) the cash funded to DTOC, AON or any subsidiary of AON during the period between signing of the Business Combination Agreement and Closing, or that will be funded to DTOC, AON or any subsidiary of AON prior to or concurrently with the Closing, in each case pursuant to any equity or debt financing agreement or arrangement other than borrowings under the AON PNC Loans, plus (iii) the aggregate amount of capital offered in the PIPE Investment, but that is unreasonably rejected by AON (as further described in the Business Combination Agreement).

See “The Business Combination and the Business Combination Agreement — Conditions to the Business Combination.”

Regulatory Approvals Required for the Business Combination

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following filings by DTOC and AON of the required Notification and Report Forms with the Antitrust Division and the FTC. On October 21, 2022, DTOC and AON filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC. The waiting period expired at 11:59 p.m. Eastern Time on November 21, 2022.

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. DTOC cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, DTOC cannot assure you as to its result.

Neither DTOC nor AON is aware of any material regulatory approvals or actions required by regulatory authorities for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions is required, such approvals or actions will be sought. There can be no assurance, however, that any approvals or actions, including any such additional approvals or actions, will be obtained.

The regulatory approvals to which completion of the Business Combination are subject are described in more detail in “Regulatory Approvals Required for the Business Combination.”

Termination

The Business Combination Agreement contains the following termination rights:

●	the right of the parties to terminate the Business Combination Agreement by mutual agreement;
●	the right of AON to terminate the Business Combination Agreement if the AON Board authorizes AON to enter into a definitive agreement with another party providing for an alternative business combination transaction;
●	the right of DTOC to terminate the Business Combination Agreement if AON enters into a definitive agreement with another party providing for an alternative business combination transaction without concurrently terminating the Business Combination Agreement;
●	the right of either party to terminate the Business Combination Agreement if:
●	the DTOC stockholders fail to approve the Business Combination;
●	a law comes into effect or a governmental order is issued permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Business Combination;
●	the other party breaches its representations, warranties, covenants or other agreements contained in the Business Combination Agreement in a way that would entitle the party seeking to terminate the Business Combination Agreement to not consummate the Business Combination, subject to the right of the breaching party to cure the breach; or
●	the Business Combination is not consummated on or before June 30, 2023 (or September 30, 2023 if all Extension Options are exercised), if the DTOC stockholders have not approved a proposal to extend the deadline by which DTOC is required to consummate the Business Combination under its certificate of incorporation; or

●	the Business Combination is not consummated on or before October 5, 2023, in the event that the DTOC stockholders have approved a proposal to extend the deadline by which DTOC is required to consummate the Business Combination under its certificate of incorporation to October 5, 2023 or later (subject to a 60-day extension to the extent there is any delay to the applicable waiting or review periods by any governmental authority or Nasdaq that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review or approval of the Business Combination).

Termination Fee

The Business Combination Agreement provides that, in the event the Business Combination Agreement is terminated in connection with AON’s entry into a definitive agreement with another party providing for an alternative business combination transaction, AON will pay to the Sponsor a termination fee of $18,000,000 no later than the earlier of (a) the date that is six months following the termination and (b) the date on which the alternative transaction is consummated.

Expense Reimbursement

DTOC must reimburse AON for all reasonable, documented, out-of-pocket legal and accounting expenses incurred by AON and its affiliates in connection with the Business Combination and related transactions in the following circumstances:

●	the DTOC stockholders fail to approve the Business Combination;
●	the Business Combination is not consummated on or before June 30, 2023 (or September 30, 2023 if all Extension Options are exercised), and the DTOC stockholders have not approved a proposal to extend the deadline by which DTOC is required to consummate the Business Combination under its certificate of incorporation beyond June 30, 2023 (or September 30, 2023, as applicable);
●	DTOC breaches its representations, warranties, covenants or other agreements contained in the Business Combination Agreement in a way that would entitle AON to not consummate the Business Combination, subject to the right of DTOC to cure the breach; or
●	the Business Combination is not consummated on or before October 5, 2023 and either (i) the Minimum Cash Condition is not satisfied or (ii) the shares of DTOC Class A common stock are not listed on Nasdaq or another national securities exchange mutually agreed to by the parties.

See “The Business Combination and the Business Combination Agreement — Termination Rights.”

Nasdaq Listing

DTOC Class A common stock is listed on Nasdaq under the symbol “DTOC.” DTOC’s public warrants are listed on Nasdaq under the symbol “DTOCW.” DTOC’s units that have not separated are listed on Nasdaq under the symbol “DTOCU.” Following the Business Combination, it is anticipated that New AON Class A common stock (including common stock issuable in connection with the consummation of the Business Combination) will be listed on Nasdaq under the symbol “AONC”, or another reputable national securities exchange mutually determined by DTOC and AON.

Quorum and Required Vote for Proposals for the Special Meeting

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of DTOC’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if holders of a majority of the voting power of our outstanding shares of common stock entitled to vote on any of the proposals to be voted on at the Special Meeting are present at the Special Meeting. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum at the Special Meeting.

The approval of each of the Business Combination Proposal, the Listing Proposal, the Advisory Governance Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal requires the affirmative vote (virtually or by proxy) of a majority of the votes cast by holders of the outstanding shares of DTOC common stock represented virtually or by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class. If a valid quorum is established, a stockholder’s failure to vote by proxy or virtually at the Special Meeting will have no effect on the outcome of any vote on any of the foregoing Proposals. Abstentions will be counted in connection with determination of whether a valid quorum is established but will have no effect on the vote with respect to such Proposals. Broker non-votes will also have no effect on the vote with respect to such Proposals. The Insiders have agreed to vote their Founder Shares and any public shares they may hold in favor of the Business Combination. Currently, the Insiders own approximately 79.7% of the issued and outstanding DTOC common stock, including all of the outstanding Founder Shares.

Approval of the Charter Amendment Proposal requires the affirmative vote (virtually or by proxy) of holders of a majority of the outstanding shares of DTOC Class A common stock and the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding shares of DTOC Class B common stock, each voting as a separate class, as well as the vote of a majority of the issued and outstanding shares of DTOC common stock, voting together as a single class. Failure to vote by proxy or virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Amendment Proposal, will each have the same effect as a vote “AGAINST” the Charter Amendment Proposal. As of the date of this proxy statement/prospectus, the Supporting Sponsor Shareholders have agreed to vote their Founder Shares and any public shares they may hold in favor of this Proposal.

Approval of the Director Election Proposal requires the affirmative vote (virtually or by proxy) of holders of a plurality of the votes cast by holders of outstanding shares of DTOC Class B common stock represented virtually or by proxy at the Special Meeting and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote virtually at the Special Meeting, abstentions and broker non-votes will have no effect on the vote for the Director Election Proposal. The Supporting Sponsor Shareholders have agreed to vote their Founder Shares, which constitutes all of the outstanding shares of DTOC Class B common stock, in favor of the Director Election Proposal. Consequently, the passage of the Director Election Proposal is assured.

The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the Listing Proposal, the Charter Amendment Proposal and the Director Election Proposal are approved at the Special Meeting. It is important for you to note that in the event that the Business Combination Proposal, the Listing Proposal, the Charter Amendment Proposal and the Director Election Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination.

Recommendation of the DTOC Board and Reasons for the Business Combination

The DTOC Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of DTOC and its stockholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus.

The DTOC Board considered a wide variety of additional factors in connection with its evaluation of the Business Combination, including:

●	AON’s Scaled Oncology Network with Strong Historical Growth Track Record. AON has grown significantly since it commenced operations in late 2018. Since 2019, AON has generated compounded annual revenue growth of more than 53% through December 31, 2022 and operates profitably. As of December 31, 2022, AON’s platform includes 106 physicians and 30 practices across 77 locations in 17 states.
●	AON’s “Patient First” Approach and Comprehensive Offering Ensures High Quality and Efficient Patient Service. In the view of the DTOC Board, AON’s platform provides oncology practices with comprehensive support, access to revenue-diversifying adjacent services, and practice management expertise that empower physicians to provide better cancer care to patients and to do so more efficiently. Among other things, AON helps physicians focus on patient care by providing access to care-enhancing patient services (such as a centralized specialty pharmacy, diagnostics, pathology, as well as a fully integrated technology platform anchored by an oncology-specific electronic medical record system), a care management team and a variety of financial assistance programs.
●	AON’s Opportunities for Future Growth. The DTOC Board believes that AON is well-positioned to continue its growth due to, among other factors:

●	a segmented and growing oncology industry with oncology medicine spend forecasted to grow at a 12% long-term CAGR, according to BCC Research (available at
https://www.bccresearch.com/market-research/pharmaceuticals/oncology-pharmaceuticalsmarket.html);
●	the ability to support the growth of AON’s physician partners through scaling ancillary services, such as clinical trials and dispensing of over 99% of oral oncolytics through AON’s specialty pharmacy, and introducing new service offerings;
●	expanding AON’s existing service offering to address the broader oncology market; and
●	growing the number of physician partners within AON’s network through both organic growth at existing practices as well as adding new practices.
●	The DTOC Board also considered factors such as AON’s outlook, financial plan and capital structure
●	Entrepreneurial and Experienced Management Team and Board. AON’s executive leadership team, which will continue to serve in their current roles following the Closing, brings deep sector experience and expertise in oncology. Todd Schonherz, AON’s Chief Executive Officer, previously served for ten years as COO of Florida Cancer Specialists and Research Institute, a leader in medical oncology and hematology, and prior to that role, worked for twelve years with US Oncology as Senior Vice President and Chief Information Officer, and David Gould, AON’s Chief Financial Officer, previously worked for five years at Apollo MD, a physician and APC operated multispecialty practice partnering with top hospitals, teaching facilities and health systems across the country. In addition, AON’s existing board, which is composed of practicing medical oncologists, is expected to remain in place and will be joined by additional members affiliated with DTOC.

After careful consideration, the DTOC Board unanimously recommends voting “FOR” the Business Combination Proposal, “FOR” the Listing Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Advisory Governance Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Equity Plan Proposal, and “FOR” the Adjournment Proposal. For additional information, see “The Business Combination and the Business Combination Agreement — Recommendation of the DTOC Board and Reasons for the Business Combination.”

Going Concern Qualification

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.” As of December 31, 2022, we had $374,340 cash and working capital deficit, net of taxes, of $1,655,967. Further, we have incurred and expect to continue to incur significant costs in pursuit of our finance and acquisition plans. Our plans to raise capital or to consummate the Business Combination may not be successful. We have until June 30, 2023, or September 30, 2023 if all Extension Options are exercised, to complete an initial business combination (unless our stockholders approve an extension). These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this report do not include any adjustments that might result from our inability to continue as a going concern.

Risk Factor Summary

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement. In particular, you should consider the factors described under “Risk Factors” of this proxy statement/prospectus.

The occurrence of one or more of the events or circumstances described in “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on (A) the ability of AON and DTOC to complete the Business Combination and (B) the business, cash flows, financial condition and results of operations of New AON following consummation of the Business Combination.

Some of the risks related to AON, DTOC and the Business Combination are summarized below.

Risks Related to AON’s Business and Industry

●	AON needs to contract and form partnerships with Network Practices in order to execute its growth strategy.
●	AON’s Network Practices primarily depend on reimbursement from third-party payors, which could lead to delays, denials, or uncertainties in the reimbursement process.
●	A significant portion of AON’s revenue is derived from a limited number of health insurance and medical group companies.
●	AON has identified material weaknesses in its internal control over financial reporting and if AON is unable to remediate these material weaknesses, investor confidence in New AON’s business and the value of New AON common stock could be adversely affected.
●	The AON PNC Loans and the associated restrictive covenants thereunder could adversely affect our financial condition and will restrict our ability to raise capital.
●	A pandemic, epidemic or outbreak of an infectious disease could adversely affect AON’s business.
●	AON must be able to attract and retain highly qualified physicians, medical professionals and other personnel, as well as new patients and obtain new payor contracts in order to grow its business.
●	AON faces risks associated with estimating the amount of revenue that is recognized under Network Practices’ risk agreements with health plans.
●	Reductions in government reimbursement rates or changes in the rules governing government healthcare programs could have a material adverse effect.
●	AON’s business could be adversely affected by health care reform and other changes in government programs.
●	Changes in the payor mix of patients and potential decreases in reimbursement rates as a result of consolidation among plans could affect AON’s business.
●	AON faces significant competition from other healthcare services providers.
●	Competition for physicians and nurses, shortages of qualified personnel or other factors could increase AON’s labor costs.
●	AON’s Network Practices must provide consistently high quality of care.
●	AON’s business could be adversely affected by supply price increases and shortages.
●	Some jurisdictions preclude AON from entering into non-compete agreements with physicians.
●	AON relies on third-party information technology systems that could suffer from disruptions and data breaches.
●	AON could be subject to legal proceedings and litigation.
●	Current and future acquisitions may use significant resources, may be unsuccessful, and could expose AON to unforeseen liabilities.
●	AON needs to protect its confidentiality of our trade secrets, know-how and other proprietary and internally developed information.

●	Negative publicity regarding the managed healthcare industry generally could adversely affect AON’s results of operations or business.
●	AON’s facilities may be negatively impacted by weather and other factors beyond its control.

Risks Related to Operating as a Public Company

●	The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, make us incur increased costs, and affect our ability to attract and retain executive management and qualified board members.
●	We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.
●	Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”
●	We have identified a material weakness in our internal control over financial reporting for the year ended December 31, 2022. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.
●	The trading price of our common stock may be volatile, and purchasers of our common stock could incur substantial losses.
●	The price of our common stock could decline if securities analysts do not publish research or if securities analysts or other third parties publish inaccurate or unfavorable research about us.
●	Future sales of our common stock, or the perception that such sales may occur, could depress our share price.
●	Anti-takeover provisions in our organizational documents could delay or prevent a change of control.
●	The Proposed Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Risks Related to DTOC and the Business Combination

●	DTOC’s Sponsor and certain of its directors and officers have potential conflicts of interest in recommending that DTOC’s stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.
●	DTOC’s directors and officers have discretion in agreeing to changes or waivers to the terms of the Business Combination Agreement and related transactions, which may result in a conflict of interest when determining whether such changes or waivers are appropriate and in DTOC’s public stockholders’ best interest.
●	If we seek stockholder approval of the Business Combination, DTOC’s Initial Stockholders have agreed to vote in favor of the Business Combination, regardless of how DTOC’s public stockholders vote.
●	Neither the DTOC Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
●	There may not be an active trading market for shares of New AON common stock, which may cause shares of New AON common stock to trade at a discount from their initial trading price and make it difficult to sell the shares of New AON common stock you purchase.

●	Nasdaq or another reputable national securities exchange may not list our securities on its exchange, and if they are listed we may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.
●	If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a United States publicly traded company in a timely and reliable manner.
●	We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interest in us and may depress the market price of our common stock.
●	If our performance following the Business Combination does not meet market expectations, the price of our securities may decline.
●	AON is a private company and as such little information is publicly available regarding AON. This may result in the Business Combination not being as profitable as we expect, or at all.
●	Even if DTOC consummates the Business Combination, the public warrants may never be in the money, and they may expire worthless. In addition, DTOC or New AON may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of Class A common stock purchasable upon exercise of a warrant could be decreased, all without your approval.
●	New AON may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
●	Warrants to purchase New AON common stock will become exercisable following the Business Combination, which could increase the number of shares eligible for future resale in the public market and result in dilution to New AON stockholders.
●	Public stockholders who redeem their shares of Class A Common Stock may continue to hold any Public Warrants they own, which would result in additional dilution to non-redeeming holders upon exercise of the Public Warrants.
●	DTOC’s stockholders will experience immediate dilution due to the issuance of common stock to AON equityholders as consideration in the Business Combination. Having a minority share position likely reduces the influence that DTOC’s current stockholders have on the management of New AON.
●	Our stockholders may be diluted by the future issuance of common stock, preferred stock or securities convertible or exchangeable into common or preferred stock, in connection with our incentive plans, acquisitions, capital raises or otherwise.
●	We expect to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions.
●	Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”
●	If we do not complete the Business Combination or another initial business combination within the prescribed timeframe set forth in our charter, or by the applicable extension date, we will cease all operations except for the purpose of winding up, redeem our public shares and liquidate, in which case our public stockholders may only receive $10.08 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.
●	If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.08 per share.
●	Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

●	We may be unable to obtain additional financing to complete the Business Combination.
●	Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.
●	We may not have sufficient funds to satisfy indemnification claims of our directors and officers.
●	If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.
●	If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
●	Actions taken by DTOC’s Sponsor, DTOC’s officers and directors to increase the likelihood of approval of the Business Combination Proposal and the other Proposals presented in this proxy statement/prospectus could have a depressive effect on the price of DTOC’s common stock.
●	Our ability to successfully effect the Business Combination and the successful operation of the business thereafter will depend largely upon the efforts of certain key personnel, including the key personnel of AON, all of whom we expect to stay with New AON following the Business Combination. The loss of such key personnel could adversely affect the operations and profitability of the post-combination business.
●	Subsequent to the completion of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.
●	Upon consummation of the Business Combination, New AON will be organized in an “up-C” structure, in which (i) New AON will own substantially all of the assets and business of AON, as well as any remaining assets of DTOC following distribution of its trust account as described herein, (ii) DTOC, to be renamed American Oncology Network, Inc., will be the holding company for the combined company’s business, holding a minority of the AON common units, and (iii) New AON’s only significant asset will be its equity interests in AON, which may not be sufficient to satisfy certain of New AON’s financial obligations following consummation of the Business Combination.
●	New AON may be subject to securities litigation, which is expensive and could divert management attention.
●	Changes in laws or regulations or how such laws or regulations are interpreted or applied, or a failure to comply with any laws or regulations, may adversely affect our business, including our ability to complete the Business Combination, and results of operations.
●	If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.
●	The historical consolidated and unaudited pro forma financial information in this proxy statement/prospectus is not representative of the results New AON would have achieved as a stand-alone public company and may not permit you to predict its future results.

Risks Related to the Redemption

●	Our public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to more than 15% of the public shares.

●	If we seek stockholder approval of our initial business combination and we do not conduct redemptions pursuant to the tender offer rules, and if you or a “group” of stockholders are deemed to hold in excess of 15% of our Class A common stock, you will lose the ability to redeem all such shares in excess of 15% of our Class A common stock.
●	A DTOC stockholder’s decision as to whether to redeem his, her or its shares for a pro rata portion of the Trust Account may not put the stockholder in a better future economic position.
●	If a stockholder fails to receive notice of our offer to redeem our public shares in connection with our Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Risks Related to the Exchange Offer

●	As a result of the consummation of the Exchange Offer, holders of AON Class B-1 units will receive shares of New AON Class A common stock in exchange for their shares of AON Class B-1 units. Accordingly, participants in the Exchange Offer will become shareholders of New AON and no longer retain the rights and privileges associated with their ownership of AON Class B-1 units under the AON organizational documents following the receipt of shares of New AON Class A common stock upon the closing of the Exchange Offer.
●	Even if less than all holders of AON Class B-1 units participate in the Exchange Offer, the AON Class B-1 units of non-participating holders may in certain circumstances be automatically exchanged into newly issued shares of New AON Class A common stock.
●	The exchange of AON Class B-1 units will increase the number of New AON Class A common stock shares eligible for future resale and result in dilution to New AON stockholders.
●	Neither DTOC nor AON has obtained a third-party determination that the Exchange Offer is fair to holders of AON Class B-1 units.

Interests of DTOC Directors and Officers and Others in the Business Combination

DTOC’s Sponsor and certain of DTOC’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of DTOC’s stockholders. The members of the DTOC Board were aware of and considered these interests, among other matters, when they approved the Business Combination Agreement and recommended that DTOC stockholders approve the Proposals required to effect the Business Combination. See “The Business Combination and the Business Combination Agreement — Interests of DTOC Directors and Officers and Others in the Business Combination.”

Interests of the Company’s Directors and Officers in the Business Combination

Certain of the Company’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of DTOC’s stockholders. The members of the DTOC Board were aware of and considered these interests, among other matters, when they approved the Business Combination Agreement and recommended that DTOC stockholders approve the Proposals required to effect the Business Combination. See “The Business Combination and the Business Combination Agreement — Interests of the Company’s Directors and Officers in the Business Combination.”

Beneficial Ownership of New AON Following the Business Combination

As of the date of this proxy statement/prospectus, there were (a) 10,109,569 shares of DTOC Class A common stock outstanding, (b) 75,000 shares of DTOC Class B common stock outstanding (c) no shares of preferred stock outstanding, (d) 6,113,333 Private Placement Warrants outstanding, and (e) 8,337,500 DTOC public warrants outstanding, that were originally sold as part of the 33,350,000 units issued in DTOC’s IPO.

It is anticipated that, upon consummation of the Business Combination: (1) DTOC’s public stockholders would own approximately        % of New AON’s outstanding common stock; (2) the PIPE Investors would own approximately        % of New AON’s outstanding common stock; (3) the Sponsor would own        % of New AON’s outstanding common stock; and (4) the AON equityholders will hold approximately        % of New AON’s outstanding common stock. The ownership percentages of New AON’s following the Business Combination assume no redemptions by the existing New AON’s public stockholders and assume that

approximately                  million shares of New AON’s Class A common stock and                million shares of New AON’s Class B common stock will be outstanding after the consummation of the Business Combination (excluding the vesting of any shares).

See “Security Ownership of Certain Beneficial Owners and Management.”

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following summary unaudited pro forma condensed combined financial information (the “summary pro forma data”) gives effect to the Business Combination and related transactions described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, DTOC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of AON issuing stock for the net assets of DTOC, accompanied by a recapitalization. The net assets of DTOC will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2022 gives pro forma effect to the Business Combination and related transactions as if they had occurred on December 31, 2022. The summary unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2022 combines the statement of operations of DTOC for the year ended December 31, 2022 with the consolidated statement of operations of AON for the year ended December 31, 2022. These unaudited pro forma condensed combined statements of operations both give effect to the Business Combination and related transactions as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of DTOC and related notes and the historical financial statements of the Company and related notes included in this proxy statement/prospectus. The summary unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The following table presents summary unaudited pro forma condensed combined financial information after giving effect to the Business Combination and related transactions, assuming the following redemption scenarios:

●	No additional shares of DTOC Class A common stock are redeemed; and
●	The additional redemption of 1,847,069 shares of DTOC Class A common stock for a total redemption of 33,350,000 shares of DTOC Class A common stock, which is derived from the number of additional shares that could be redeemed in connection with the Business Combination, for an aggregate payment of approximately $333.5 million from the Trust Account.

The Business Combination Agreement includes a condition to closing that, at the Closing, DTOC will have a minimum of $60.0 million in cash, consisting of (i) the aggregate cash proceeds available from DTOC’s trust account (the “Trust Account”) (after giving effect to all redemptions of shares of DTOC Class A common stock), plus (ii) the cash funded to DTOC, AON or any subsidiary of AON during the period between signing of the Business Combination Agreement and Closing, or that will be funded to DTOC concurrently with the Closing, in each case pursuant to any equity or debt financing agreement or arrangement other than borrowings under the AON PNC Loans, plus (iii) the aggregate amount of capital offered in the PIPE Investment, but that is unreasonably rejected by AON (as further described in the Business Combination Agreement). Prior to the filing of this proxy statement/prospectus, AON entered into a term sheet with a third-party institutional investor contemplating, on a non-binding basis, an aggregate investment by such investor of at least $65.0 million in the form of newly issued convertible preferred securities. The term sheet is not a commitment to invest or sell any such securities, and there is no assurance that AON and the investor will be able to reach a binding agreement or otherwise consummate the transactions contemplated thereby.

In light of the foregoing, the pro forma assumptions under both the No Additional Redemptions and Additional Redemptions scenarios in the tables below include an assumed $65.0 million PIPE investment and the issuance of 6.5 million shares of New AON convertible preferred stock and additional paid-in capital, using par value of $0.0001 per share, to the PIPE Investors.

	Pro Forma Combined Assuming No Additional Redemptions	Pro Forma Combined Assuming Additional Redemptions
	(in thousands, except share and per share data)
Statement of Operations Data for the Year Ended December 31, 2022
Revenue	$1,149,670	$1,149,670
Net loss attributable to New AON	$(4,652)	$(4,232)
Basic & Diluted
Weighted average shares outstanding, Class A common stock	7,266,444	5,419,375
Net loss per share attributable to Class A common stock	$(1.36)	$(1.74)

Comparative Historical and Unaudited Pro Forma Combined Per Share Financial Information

The following table sets forth selected historical comparative share information for DTOC and AON and unaudited pro forma condensed combined per share information of the combined company after giving effect to the Business Combination and related transactions, assuming the following redemption scenarios:

●	No additional shares of DTOC Class A common stock are redeemed; and
●	The additional redemption of 1,847,069 shares of DTOC Class A common stock for a total redemption of 33,350,000 shares of DTOC Class A common stock, which is derived from the number of additional shares that could be redeemed in connection with the Business Combination, for an aggregate payment of approximately $333.5 million from the Trust Account.

The Business Combination Agreement includes a condition to closing that, at the Closing, DTOC will have a minimum of $60.0 million in cash, consisting of (i) the aggregate cash proceeds available from DTOC’s trust account (the “Trust Account”) (after giving effect to all redemptions of shares of DTOC Class A common stock), plus (ii) the cash funded to DTOC, AON or any subsidiary of AON during the period between signing of the Business Combination Agreement and Closing, or that will be funded to DTOC concurrently with the Closing, in each case pursuant to any equity or debt financing agreement or arrangement other than borrowings under the AON PNC Loans, plus (iii) the aggregate amount of capital offered in the PIPE Investment, but that is unreasonably rejected by AON (as further described in the Business Combination Agreement). Prior to the filing of this proxy statement/prospectus, AON entered into a term sheet with a third-party institutional investor contemplating, on a non-binding basis, an aggregate investment by such investor of at least $65.0 million in the form of newly issued convertible preferred securities. The term sheet is not a commitment to invest or sell any such securities, and there is no assurance that AON and the investor will be able to reach a binding agreement or otherwise consummate the transactions contemplated thereby.

In light of the foregoing, the pro forma assumptions under both the No Additional Redemptions and Additional Redemptions scenarios in the tables below include an assumed $65.0 million PIPE investment and the issuance of 6.5 million shares of New AON convertible preferred stock and additional paid-in capital, using par value of $0.0001 per share, to the PIPE Investors.

The pro forma stockholders’ equity information reflects the Business Combination and related transactions as if they had been consummated on December 31, 2022. The weighted average shares outstanding and net income per share information give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2022.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of DTOC and AON and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of DTOC and AON is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of DTOC and AON would have been had the companies been combined during the periods presented.

	American Oncology Network, LLC (Historical)	Digital Transformation Opportunities Corp. (Historical)
	(in thousands, except share and per share data)
As of and for the Year Ended December 31, 2022
Stockholders’ equity (deficit)	$62,016	$(14,203)
Net income	$2,589	$10,532
Basic & Diluted:
Weighted average shares outstanding, Class A common stock	7,725	—
Weighted average shares outstanding, Class A-1 common stock	730	—
Weighted average shares outstanding, Class A common stock subject to possible redemption	—	33,350,000
Weighted average shares outstanding, Class B common stock	—	8,337,500
Basic & Diluted:
Net income per share attributable to Class A common stock	$153	—
Net income per share attributable to Class A-1 common stock	$1,821	—
Net income per share attributable to Class A common stock subject to possible redemption	—	$0.25
Net income per share attributable to Class B common stock	—	$0.25
Shareholders’ equity (deficit) per share	$7,335	$(0.34)

	Pro Forma Combined Assuming No Additional Redemptions	Pro Forma Combined Assuming Additional Redemptions
	(in thousands, except share and per share data)
As of and for the Year Ended December 31, 2022
Stockholders’ equity	$48,287	$29,528
Net income attributable to New AON	$(4,652)	$(4,232)
Basic & Diluted
Weighted average shares outstanding, Class A common stock	7,266,444	5,419,375
Net loss per share attributable to Class A common stock	$(1.36)	$(1.74)
Stockholders’ equity per share	6.6	5.4

DTOC Market Price and Dividend Information

DTOC

DTOC Class A common stock is listed on Nasdaq under the symbol “DTOC.” DTOC’s public warrants are listed on Nasdaq under the symbol “DTOCW.” DTOC Units that have not separated are listed on Nasdaq under the symbol “DTOCU.”

On October 5, 2022, the trading date before the public announcement of the Business Combination, DTOC’s public units, Class A common stock and warrants closed at $9.83, $9.83 and $0.07, respectively. On                         ,                    , the most recent practicable date prior to the date of this proxy statement/prospectus, DTOC’s public units, Class A common stock and warrants closed at $          , $           and $          , respectively.

Holders of the DTOC public units, Class A common stock and warrants should obtain current market quotations for their securities. The market price of DTOC’s securities could vary at any time before the consummation of the Business Combination.

The Company

Historical market price information for AON’s equity securities is not provided because there is no public market for AON’s equity securities. See “AON Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Proxy Solicitation

Proxies may be solicited by mail. DTOC has engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares virtually if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in “The DTOC Board Recommends That You Vote “FOR” Each of These Proposals — Revoking Your Proxy.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this proxy statement/prospectus that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of the words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “target” or other similar expressions (or the negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and projections of market opportunity and market share, the satisfaction of closing conditions to the Business Combination, the level of redemptions by DTOC’s public stockholders, DTOC’s ability to obtain any PIPE Investment or other financing contemplated by the Business Combination Agreement, and the timing of the completion of the Business Combination, including the anticipated closing date and the use of the cash proceeds therefrom. These statements are based on various assumptions, whether or not identified in this proxy statement/prospectus, and on the current expectations of AON’s and DTOC’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, and such differences may be material. Many actual events and circumstances are beyond the control of AON and DTOC.

These forward-looking statements are subject to a number of risks and uncertainties, including:

●	DTOC’s ability to complete the Business Combination and to raise additional capital;
●	the outcome of any legal proceedings that may be instituted against DTOC, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto;
●	the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of DTOC, to obtain financing to complete the Business Combination, or to satisfy other conditions to closing;
●	the amount of redemption requests made by DTOC’s public stockholders;
●	changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;
●	the ability to meet stock exchange listing standards following the consummation of the Business Combination;
●	the risk that the Business Combination disrupts current plans and operations of AON as a result of the announcement and consummation of the Business Combination;
●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain key relationships and retain its management and key employees;
●	costs related to the Business Combination;
●	changes in applicable laws or regulations;
●	those factors discussed in DTOC’s Annual Report on Form 10-K for the year ended December 31, 2022 under the heading “Risk Factors,” and other documents of DTOC to be filed with the SEC; and
●	those factors discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus.

In addition, the following important factors could affect the future results of New AON following the Business Combination and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:

●	New AON’s ability to successfully execute on its business plan;
●	New AON’s ability to affiliate with new and maintain affiliation with existing physician practices;
●	New AON’s dependence on reimbursement from third-party payors, as well as payments by individuals;
●	changes in Medicare reimbursement rates or changes in the rules governing the Medicare program;
●	New AON’s ability to provide consistently high quality of care;
●	New AON’s ability to access new technology or products;
●	risks related to domestic and international political and macroeconomic uncertainty and unfavorable general economic conditions, such as a recession or economic slowdown;
●	New AON’s ability to retain key personnel and to attract and retain other highly qualified personnel;
●	New AON’s operations are subject to extensive regulation;
●	risks relating to New AON operating as a public company; and
●	those factors discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus.

Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of DTOC and AON prior to the Business Combination, and New AON following the Business Combination. These factors, including those risks described under the heading “Risk Factors,” are not exhaustive. If any of these risks materialize or DTOC’s or AON’s assumptions prove incorrect, actual results of DTOC and AON prior to the Business Combination, and New AON following the Business Combination, could differ materially from the results implied by these forward-looking statements.

There may be additional risks that neither DTOC nor AON presently know or that DTOC and AON currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can DTOC or AON assess the impact of all such risk factors on the business of DTOC and AON prior to the Business Combination, and New AON following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. In addition, forward-looking statements reflect DTOC’s and AON’s expectations, plans or forecasts of future events and views as of the date of this proxy statement/prospectus. These statements are based upon information available to DTOC or AON, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that DTOC or AON, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. DTOC and AON anticipate that subsequent events and developments will cause DTOC’s and AON’s assessments to change. However, while DTOC and AON prior to the Business Combination, and New AON following the Business Combination, may elect to update these forward-looking statements at some point in the future, DTOC and AON prior to the Business Combination, and New AON following the Business Combination, specifically disclaim any obligation to do so, unless required by applicable law. These forward-looking statements should not be relied upon as representing DTOC’s and AON’s assessments as of any date subsequent to the date of this proxy statement/prospectus. You should read this prospectus completely and with the understanding that our actual future results may be materially different from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the Proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial, or which are not identified because they are generally common to businesses, also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods. You are encouraged to perform your own investigation with respect to our business, financial condition and prospects.

Risks Related to Our Business

For the purposes of this section, “we,” “us” and “our” refers to AON prior to the consummation of the Business Combination and to New AON subsequent to the consummation of the Business Combination.

In order to execute our growth strategy, we will need to acquire oncology practices and affiliated care providers (“Network Practices”) through AON. Our ability to grow depends upon a number of factors, including our ability to obtain referrals for cancer patient care services, identify appropriate physician practices to acquire, enter into contracts with such additional Network Practices, obtain leases, identify appropriate facilities to acquire, complete internal buildouts of new facilities within proposed timelines and budgets, and hire and retain employees including but not limited to physicians affiliated with Network Practices. We cannot guarantee that we will be successful in pursuing our growth strategy.

Our growth strategy involves a number of risks and uncertainties, including that:

●	we and our Network Practices may not be able to successfully enter into contracts with local payors on terms acceptable to us or at all. In addition, we compete for payor relationships with other healthcare organizations, many of whom may have greater resources than we do. This competition may intensify due to the ongoing consolidation in the healthcare industry, which may increase our costs to pursue such opportunities. Patients may also choose providers with more competitive contracted rates than we are able to negotiate;
●	we will require additional capital and resources in order to acquire additional Network Practices;
●	we cannot make any assurance that we will be able to maintain relationships with our Network Practices;
●	through our Network Practices, we may not be able to recruit or retain a sufficient number of new patients to execute our growth strategy, and we may incur substantial costs to recruit new patients and we may be unable to recruit a sufficient number of new patients to offset those costs;
●	we may not be able to contract with a sufficient numbers of physicians and other staff and may fail to integrate our employees, particularly our medical personnel, into our care model;
●	our Network Practices may not conform to our exact business model, which may impact their profitability and in-turn, our profitability;
●	when expanding our business into new states, we may be required to comply with laws and regulations that may differ from states in which we currently operate;
●	we may not be able to easily monitor and track changes to state and local laws in the states in which we operate, which could increase our legal exposure; and
●	depending upon the nature of the local market, we may not be able to implement our business model in every local market that we enter, which could negatively impact our revenues and financial condition.

There can be no assurance that we will be able to successfully capitalize on growth opportunities, which may negatively impact our business model, revenues, results of operations and financial condition.

Our services are concentrated in certain geographic areas and populations exposing us to unfavorable changes in local benefit costs, reimbursement rates, competition and economic conditions.

Our services are concentrated in certain geographic areas in the United States. Unfavorable changes in health care or other benefit costs or reimbursement rates or increased competition in the states in which we operate or any other geographic area where our Network Practices are concentrated in the future could therefore have a disproportionately adverse effect on our operating results. Additionally, the geographic concentration of a significant portion of our Network Practices may make them more vulnerable to events such as the COVID-19 pandemic.

Our Network Practices primarily depend on reimbursement from third-party payors, as well as payments by individuals, which could lead to delays, denials, or uncertainties in the reimbursement process.

The reimbursement process is complex and can involve lengthy delays. Although we recognize revenue when our Network Practices provide services to patients, our Network Practices may from time to time experience delays in receiving the associated payments. In addition, third-party payors may disallow, in whole or in part, requests for reimbursement based on determinations that the patient is not eligible for coverage, certain amounts are not reimbursable under plan coverage or the services provided that were not medically necessary or additional supporting documentation is necessary. Retroactive adjustments may change amounts realized from third-party payors. Our Network Practices are subject to audits by such payors, including governmental audits of our Medicare and Medicaid claims, and may be required to repay these payors if a finding is made that we were incorrectly reimbursed. Delays and uncertainties in the reimbursement process may adversely affect accounts receivable, increase the overall costs of collection and cause us to incur additional costs associated with raising capital. Third-party payors are also increasingly focused on controlling healthcare costs, and such efforts, including any revisions to reimbursement policies, may further complicate and delay our Network Practices’ reimbursement claims.

In addition, certain of the patients are covered under health plans that require the patient to cover a portion of their own healthcare expenses through the payment of copayments or deductibles. Our Network Practices may not be able to collect the full amounts due with respect to these payments that are the patient’s financial responsibility, or in those instances where physicians provide services to uninsured individuals. To the extent permitted by law, amounts not covered by third-party payors are the obligations of individual patients for which our Network Practices may not receive whole or partial payment. Any increase in cost shifting from third-party payors to individual patients, including as a result of high deductible plans for patients, increases our collection costs and reduces overall collections, which we may not be able to offset such additional costs with sufficient revenue.

In response to the COVID-19 pandemic, the Centers for Medicare and Medicaid Services (CMS), the federal agency responsible for administering the Medicare program, made several changes in the manner in which Medicare will pay for telehealth visits, many of which relax previous requirements, including site requirements for both the providers and patients, telehealth modality requirements and others. State law applicable to telehealth, particularly licensure requirements, has also been relaxed in many jurisdictions as a result of the COVID-19 pandemic. It is unclear which, if any, of these changes will remain in place permanently and which will be rolled-back following the COVID-19 pandemic. If regulations change to restrict our Network Practices’ ability to deliver care through telehealth modalities, our financial condition and results of operations may be adversely affected.

A significant portion of our revenue is derived from a limited number of health insurance and medical group companies. Those payors could take action to remove, exclude, delay, or otherwise prevent the inclusion of our Network Practices in their provider networks.

Our operations are dependent on a concentrated number of payors with whom our Network Practices contract to provide services to patients. We generally manage our Network Practices’ payor contracts on a state by state basis, entering into a separate contract in each state with the local affiliate of the relevant payor such that no one local payor contract accounts for a majority of our collective revenue. We believe that a majority of our Network Practices’ revenues will continue to be derived from a limited number of key payors, which may terminate their contracts with our Network Practices or the individual Network Practice physicians credentialed by them upon the occurrence of certain events. The sudden loss of any of our Network Practices’ payors, or the renegotiation of any of our Network Practices’ payor contracts, could adversely affect our operating results. In the ordinary course of business, we engage in active discussions and renegotiations with payors in respect of the services our Network Practices provide and the terms of our Network Practices’ payor agreements. As the payors’ businesses respond to market dynamics and financial pressures, and as payors make strategic business decisions in respect of the lines of business they pursue and programs in which they participate, certain of the payors may seek to renegotiate or terminate their agreements with our Network Practices. These discussions could result in reductions to the fees and changes to the scope of services contemplated by the original payor contracts and consequently could negatively impact our revenues, business and prospects.

Because we rely on a limited number of payors for a significant portion of our Network Practices’ revenues, we depend on the creditworthiness of these payors. The payors are subject to a number of risks including reductions in payment rates from governmental programs, higher than expected health care costs and lack of predictability of financial results when entering new lines of business, particularly with high-risk populations. If the financial condition of our Network Practices’ payors declines, our financial results could be impacted. Should one or more of our Network Practices’ payors declare bankruptcy, be declared insolvent or otherwise be restricted by state or federal laws or regulation from continuing in some or all of their operations, this could adversely affect our ongoing revenues, the collectability of our accounts receivable, our bad debt reserves and our net income.

Although our Network Practices have long-term contracts with many payors, these contracts may be terminated before their term expires for various reasons, such as changes in the regulatory landscape and poor performance by our Network Practices and our affiliated providers, subject to certain conditions. Certain of the payor contracts are terminable immediately upon the occurrence of certain events. Certain of the payor contracts may be terminated immediately by the payor if our Network Practices lose applicable licenses, go bankrupt, lose their liability insurance or receive an exclusion, suspension or debarment from state or federal government authorities. Additionally, if a payor were to lose applicable licenses, go bankrupt, lose liability insurance, become insolvent, file for bankruptcy or become subject to exclusion, suspension or debarment from state or federal government authorities, the Network Practices’ contract with such payor could in effect be terminated. In addition, certain of the payor contracts may be terminated immediately if a Network Practice becomes insolvent or file for bankruptcy. If any of the contracts with the Network Practice’s payors are terminated, the Network Practice may not be able to recover all fees due under the terminated contract, which may adversely affect our operating results.

AON has identified material weaknesses in its internal control over financial reporting. If AON is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, AON may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in New AON’s business and the value of New AON common stock.

As a public company, New AON will be required to furnish a report by management on the effectiveness of our internal control over financial reporting beginning with our second annual report on Form 10-K. If New AON is unable to establish or maintain appropriate internal control over financial reporting or implement these additional requirements in a timely manner or with adequate compliance, it could result in material misstatements in its consolidated financial statements, failure to meet its reporting obligations on a timely basis, increases in compliance costs, and subject New AON to adverse regulatory consequences, all of which may adversely affect investor confidence in New AON and the value of New AON common stock.

As of December 31, 2022, material weaknesses existed in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of AON’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses that AON identified were as follows:

The Company did not design and maintain an effective control environment commensurate with its financial reporting requirements. Specifically, the Company lacked a sufficient complement of resources with (i) an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (ii) an appropriate level of knowledge and experience to establish effective processes and controls. Additionally, the lack of a sufficient complement of resources resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of its financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in its finance and accounting functions.

The Company did not effectively design and maintain effective controls in response to the risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.

These material weaknesses contributed to the following additional material weaknesses:

The Company did not design and maintain effective controls to identify, analyze, account for and disclose non-routine, unusual or complex transactions. Specifically, the Company did not design and maintain controls to account for its business combinations, asset acquisitions, clinical trial agreements, and related party transactions.

The Company did not design and maintain effective controls related to the period-end financial reporting process, including designing and maintaining formal accounting policies, procedures and controls to achieve complete and accurate financial accounting, reporting and disclosures. Additionally, the Company did not design and maintain controls over the preparation and review of account reconciliations and journal entries, including maintaining appropriate segregation of duties. The Company did not design and maintain effective controls to achieve complete, accurate and timely accounting of accrued liabilities.

The Company did not design and maintain effective controls to achieve complete, accurate and timely accounting of revenue and accounts receivable. Specifically, the Company did not design and maintain controls over the inputs, assumptions, and calculations to develop our contractual allowances.

The material weaknesses above resulted in a revision to the Company’s previously issued financial statements as of and for the year ended December 31, 2020 as well as audit adjustments to the Company’s financial statements as of and for the year ended December 31, 2021 related to the amortization of leasehold improvements within property and equipment, non-controlling interest, accrued liabilities, operating expenses, and related financial disclosures. A revision was also made to the Company's previously issued condensed consolidated interim financial statements as of and for the nine-month period ended September 30, 2022 related to marketable securities, cash and cash equivalents, patient service revenue, net, patients accounts receivables, net, accrued other, and cost of revenue. Additionally, these material weaknesses could result in further misstatements of the aforementioned account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

The Company did not design and maintain effective information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements. Specifically, the Company did not design and maintain: (i) program change management controls to ensure that program and data changes are identified, tested, authorized, and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and to adequately restrict user and privileged access to appropriate personnel; (iii) computer operations controls to ensure that processing and transfer of data, and data backups and recovery are monitored; and (iv) program development controls to ensure that new software development is tested, authorized and implemented appropriately.

While AON is planning to remediate its identified material weaknesses, AON cannot predict when it will be able to remediate such material weaknesses. AON’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business, personnel, IT systems and applications, or other factors. If AON fails to remediate AON’s existing material weakness or identifies new material weaknesses in its internal controls over financial reporting, if it is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if it is unable to conclude that its internal controls over financial reporting are effective, it is possible that a material misstatement of AON’s financial statements would not be prevented or detected on a timely basis, investors may lose confidence in the accuracy and completeness of New AON’s financial reports, and the market price of New AON common stock could be negatively affected.

Risks Related to the AON PNC Loans

The AON PNC Loans and the associated restrictive covenants thereunder could adversely affect our financial condition and will restrict our ability to raise capital.

On April 30, 2021, we entered into the AON PNC Loans with PNC Bank National Association (“PNC”). The AON PNC Loans contains various restrictive and financial covenants, including restrictions on indebtedness, leverage ratio, restricts our ability to (i) incur indebtedness other than (a) in connection with and as allowed under certain provisions of the agreements governing the AON PNC Loans or (b) in ordinary course of business, (ii) permit any lien or encumbrance upon our property except as generally permitted by PNC or as specifically enumerated in the agreements governing the AON PNC Loans, (iii) (a) purchase or redeem any of our membership interests, (b) declare or pay any dividend or set aside any funds for any such purpose (c) prepay, purchase or redeem any other debt, (d) lend or advance any funds or (e) repay any loans or advances to, for or from any of our affiliates, except, for each of the foregoing, as specifically permitted under the AON PNC Loans, (iv) merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of our assets (whether now owned or hereafter acquired) to, any person or entity, (v) without prior written consent, make any change in any borrower’s name, identity, corporate structure or location under the AON PNC Loans or make any other change in such borrower’s identity or corporate structure, or (vi) acquire another business (via assets or equity) unless certain other requirements are met, including that acquisitions via capital stock may only be of a subsidiary of AON. Subject to customary exceptions and exclusions, our obligations under the AON PNC Loans are guaranteed by a perfected, first-priority security interest in substantially all of our assets, including our intellectual property and the equity ownership interests directly and indirectly held by us in our wholly-owned subsidiaries and excluding certain assets used in connection with medical services. Compliance with such covenants and our indebtedness will result in the following, which could materially and adversely affect our business, financial condition and results of operations:

●	require us to dedicate a substantial portion of cash and cash equivalents to the payment of interest on, and principal of, the indebtedness, which will reduce the amounts available to fund working capital, capital expenditures, product development efforts and other general corporate purposes;
●	oblige us to comply with negative covenants restricting our activities, including limitations on dispositions, mergers or acquisitions, encumbering our intellectual property, incurring indebtedness or liens, paying dividends, making investments and engaging in certain other business transactions;
●	limit our flexibility in planning for, or reacting to, changes in our business and our industry;
●	place us at a competitive disadvantage compared to our competitors who have less debt or competitors with comparable debt at more favorable interest rates;
●	limit our ability to borrow additional amounts for working capital, capital expenditures, research and development efforts, acquisitions, debt service requirements, execution of our business strategy and other purposes and otherwise restrict our financing options.

Furthermore, because the interests of the lenders may potentially differ from ours and from those of our stockholders, we may be unable to engage in transactions or other activities that may be beneficial to our stockholders. The covenants under the agreements governing the AON PNC Loans could materially and adversely affect our business, financial condition and results of operations.

Servicing our indebtedness requires a significant amount of cash. Our ability to repay the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our indebtedness. If we are unable to generate cash flow, we may be required to adopt one or more alternatives, such as restructuring debt or obtaining additional financing on terms that may be unfavorable to us or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at the time we seek to refinance such indebtedness. Our inability to satisfy our debt obligations could materially and adversely affect our financial position and results of operations.

A failure to comply with the conditions of the AON PNC Loans could result in an event of default. An event of default under the AON PNC Loans includes, among other things, a failure to pay any amount due under the AON PNC Loans. If we fail to comply with any of the covenants under our indebtedness and are unable to obtain a waiver or amendment, the lenders may, among other things, accelerate our outstanding indebtedness and exercise rights with respect to collateral securing our outstanding indebtedness, each of which could have an adverse effect on our business, financial condition and results of operations.

Any of these events could materially and adversely affect our business, financial condition and results of operations.

The AON PNC Loans subjects us to interest rate risk, which could cause our debt service obligations to increase significantly and potentially limit our ability to effectively refinance our indebtedness as it matures.

Borrowings under the AON PNC Loans bear interest at variable rates and expose us to interest rate risk. If interest rates increase and we do not hedge such variable rates, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed will remain the same, which will negatively impact our net income and operating cash flows, including cash available for servicing our indebtedness.

Additionally, our ability to refinance portions of our indebtedness in advance of their maturity dates depends on securing new financing bearing interest at rates that we are able to service. While we believe that we currently have adequate cash flows to service the interest rates currently applicable to our indebtedness, if interest rates were to continue to rise significantly, we might be unable to maintain a level of cash flows from operating activities sufficient to meet our debt service obligations at such increased rates.

Operational Risks and Risks Related to Our Industries

A pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide, such as the outbreak of COVID-19 or the continuation of such an outbreak, could adversely affect our business, financial condition, results of operations and growth.

If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States or worldwide, our business may be adversely affected. The severity, magnitude and duration of the current COVID-19 outbreak is still uncertain. Furthermore, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.

To the extent the COVID-19 pandemic, or another pandemic, epidemic or outbreak of an infectious disease occurs in the United States or worldwide, adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including but not limited to those relating to cyberattacks and security vulnerabilities, interruptions or delays due to third-parties, or our ability to raise additional capital or generate sufficient cash flows necessary to fulfill our obligations under our existing indebtedness or to expand our operations.

If we are unable to attract new patients and to obtain new payor contracts our revenue growth will be adversely affected.

To increase our revenue, our business strategy is to expand the number of oncology clinics and affiliated physicians in our network. In order to support such growth, we must continue to win new contracts and retain or grow existing contracts with payors. Our Network Practices face competition from other oncology providers. If our Network Practices are unable to convince potential payors and patients of the benefits of our value-based system, or if potential or existing payors and patients prefer the care provider model of one of our competitors, we may not be able to effectively implement our growth strategy, which depends on our ability to attract new patient referrals and payors for our Network Practices. Network Practices’ inability to obtain new payor agreements and patient referrals and retain existing payors and patients would harm our ability to execute our growth strategy and may have a material adverse effect on our business operations and financial position.

We face risks associated with estimating the amount of revenue that is recognized under Network Practices’ agreements with health plans, and if our estimates of revenue are materially inaccurate, it could impact the timing and the amount of our revenue recognition or have a material adverse effect on our business, results of operations, financial condition and cash flows.

There are significant risks associated with estimating the amount of revenues that are recognized under Network Practices’ agreements with health plans in a reporting period and it is possible that we may not accurately estimate the amount of such revenues. The billing and collection process is complex due to ongoing insurance coverage changes, geographic coverage differences, differing interpretations of contract coverage and other payor issues, such as ensuring appropriate documentation. Determining applicable primary and secondary coverage for patients, together with the changes in patient coverage that occur each month, requires complex, resource-intensive processes. Errors in determining the correct coordination of benefits may result in refunds to payors. Revenues associated with Medicare and Medicaid programs are also subject to estimating risk related to the amounts not paid by the primary government payor that will ultimately be collectible from other government programs paying secondary coverage, the patient’s commercial health plan secondary coverage or the patient. Collections, refunds and payor recoupments typically continue to occur for up to three years and longer after services are provided. If our estimates of revenues are materially inaccurate, it could impact the timing and the amount of our revenues recognition and have a material adverse impact on our business, results of operations, financial condition and cash flows.

Reductions in government reimbursement rates or changes in the rules governing government healthcare programs could have a material adverse effect on our financial condition and results of operations.

Our Network Practices receive a significant portion of revenue directly from Medicare. In addition, many private payors base their reimbursement rates on the published Medicare rates or, in the case of Medicare Advantage, are themselves reimbursed by Medicare for the services our Network Practices provide. As a result, our results of operations are, in part, dependent on government funding levels for Medicare programs, particularly Medicare Advantage programs. Any changes that limit or reduce Medicare

Advantage or general Medicare reimbursement levels, such as reductions in or limitations of reimbursement amounts or rates under programs, reductions in funding of programs, expansion of benefits without adequate funding, elimination of coverage for certain benefits, or elimination of coverage for certain individuals or treatments under programs, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The Medicare program and its reimbursement rates and rules are subject to frequent change. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which Medicare reimburses our Network Practices for patient care services. Budget pressures often lead the federal government to reduce or place limits on reimbursement rates under Medicare. Implementation of these and other types of measures has in the past and could in the future result in substantial reductions in our revenue and operating margins.

In addition, CMS often changes the rules governing the Medicare program, including those governing reimbursement. Changes that could adversely affect our business include:

●	administrative or legislative changes to rates or the bases of payment;
●	limits on the services or types of providers for which Medicare will provide reimbursement;
●	changes in methodology for patient assessment and/or determination of payment levels;
●	the reduction or elimination of annual rate increases; or
●	an increase in co-payments or deductibles payable by beneficiaries.

Any reductions in reimbursement rates or the scope of services rendered by our Network Practices being reimbursed could have a material, adverse effect on our financial condition and results of operations or even result in reimbursement rates that are insufficient to cover our operating expenses. Additionally, any delay or default by the government in making Medicare or Medicaid reimbursement payments to our Network Practices or any reduction in patients eligible for such programs could materially and adversely affect our business, financial condition and results of operations.

We cannot predict the effect that health care reform and other changes in government programs may have on our business, financial condition or results of operations.

The impact of healthcare reform legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect our business, financial condition and results of operations. Our revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending, reimbursement and policy. The healthcare industry is subject to changing political, regulatory and other influences. By way of example, the Affordable Care Act (“ACA”), which was enacted in 2010, made major changes in how healthcare is delivered and reimbursed, and it increased access to health insurance benefits to the uninsured and underinsured populations of the United States.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order initiating a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare. It is unclear how healthcare reform measures enacted by Congress or implemented by the Biden administration, if any, will impact our business.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of 2% per fiscal year, which began in 2013 and will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022. Under current legislation, the actual reduction in Medicare payments varies from 1% from April 1, 2022 to June 30, 2022, to up to 3% in the final fiscal year of this sequester, unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. New laws may result in additional reductions in Medicare and other healthcare funding, which may materially adversely affect consumer demand and affordability for our products and services and, accordingly, the results of our financial operations. Additional changes that may affect our business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, which first affected physician payment in 2019. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement. The Inflation Reduction Act of 2022, or IRA, signed into law on August 16, 2022, also contains a number of provisions designed to limit or reduce drug prices under the Medicare program, reduce beneficiary out-of-pocket spending under Medicare’s prescription drug benefit, and expand subsidies for individuals to obtain private health insurance under the ACA. While these provisions of the IRA do not apply directly to healthcare providers like our Network Practices, we are continuing to evaluate the potential impact, if any, that the IRA may have on our business.

Such changes in the regulatory environment may also result in changes to our payer mix that may affect our operations and revenue. In addition, certain provisions of the ACA authorize voluntary demonstration projects, which include the development of bundling payments for acute, inpatient hospital services, physician services and post-acute services for episodes of hospital care.

Further, the ACA may adversely affect payers by increasing medical costs generally, which could have an effect on the industry and potentially impact our business and revenue as payers seek to offset these increases by reducing costs in other areas.

Uncertainty regarding future amendments to the ACA as well as new legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could result in reduced demand and prices for our services. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third party payers will pay for healthcare products and services, which could adversely affect our business, financial condition and results of operations.

Changes in the payor mix of patients and potential decreases in reimbursement rates as a result of consolidation among plans could adversely affect our revenues and results of operations.

The amounts our Network Practices receive for services provided to patients are determined by a number of factors, including the payor mix of patients and the reimbursement methodologies and rates utilized by the patients’ plans. Patient services revenue consists of fee-for-service agreements held by our Network Practices. Under a fee-for-service payor arrangement, our Network Practices collect fees directly from the payor as services are provided. Patient services revenue accounted for substantially all of our total revenue for the year ended December 31, 2021. A significant decrease in the number of fee-for-service arrangements held by our Network Practices could adversely affect our revenues and results of operation.

The healthcare industry has also experienced a trend of consolidation, resulting in fewer but larger payors that have significant bargaining power, given their market share. Payments from payors are the result of negotiated rates. These rates may decline based on renegotiations and larger payors have significant bargaining power to negotiate higher discounted fee arrangements with healthcare providers. As a result, payors increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk related to paying for care provided through capitation agreements.

We face significant competition from other healthcare services providers. Our failure to adequately compete could adversely affect our business.

We and our Network Practices compete directly with national, regional and local providers of healthcare for patients and physicians. There are many other companies and individuals currently providing healthcare services, many of which have been in business longer and/or have substantially more resources. Other companies could enter the healthcare industry in the future and divert some or all of our business. If we expand to other geographies, we expect competition may change based on a number of factors, including the number of competing oncology care facilities in the local market and the types of services available at those facilities, our Network Practices’ reputation for quality care of patients, the commitment and expertise of our Network Practices’ medical staff, our local service offerings and community programs, the cost of care in each locality, and the physical appearance, location, age and condition of our facilities. If we are unable to attract patients to our managed clinics, our revenue and profitability will be adversely affected. Some of our competitors may have greater recognition and be more established in their respective communities than we are, and may have greater financial and other resources than we have. Competing oncology care providers may also offer larger facilities or different programs or services than our Network Practices do, which, combined with the foregoing factors, may result in our competitors being more attractive to our current patients, potential patients and referral sources. Furthermore, while we budget for routine capital expenditures at our managed clinics to keep them competitive in their respective markets, to the extent that competitive forces cause those expenditures to increase in the future, our financial condition may be negatively affected. In addition, our relationships with governmental and private third-party payors are not exclusive and our competitors have established or could seek to establish relationships with such payors to serve their covered patients. Additionally, as we expand into new geographies, we may encounter competitors with stronger relationships or recognition in the community in such new geography, which could give those competitors an advantage in obtaining new patients. Individual physicians, physician groups and companies in other healthcare industry segments, including those with which our Network Practices have contracts, and some of which have greater financial, marketing and staffing resources, may become competitors in providing health care services, and this competition may have a material adverse effect on our business operations and financial position.

Competition for physicians and nurses, shortages of qualified personnel or other factors could increase our labor costs and adversely affect our revenue, profitability and cash flows.

Our operations are dependent on the efforts, abilities and experience of our Network Practices’ physicians and clinical personnel. We compete with other healthcare providers, primarily hospitals and other oncology practices, in attracting physicians, nurses and medical staff to support our managed clinics, recruiting and retaining qualified management and support personnel responsible for the daily operations of each of our managed clinics and in our Network Practices contracting with payors in each of our markets. In some markets, the lack of availability of clinical personnel has become a significant operating issue facing all healthcare providers. This shortage may require us and our Network Practices to continue to enhance wages and benefits to recruit and retain qualified personnel or to contract for more expensive temporary personnel. We also depend on the available labor pool of semi-skilled and unskilled workers in each of the markets in which we operate.

If our labor costs increase, we may not be able to raise rates to offset these increased costs. Because a significant percentage of our revenue consists of fixed, prospective payments, our ability to pass along increased labor costs is limited. In particular, if labor costs rise at an annual rate greater than our net annual consumer price index basket update from Medicare, our results of operations and cash flows will likely be adversely affected. Any union activity at our managed clinics that may occur in the future could contribute to increased labor costs. Certain proposed changes in federal labor laws and the National Labor Relations Board’s modification of its election procedures could increase the likelihood of employee unionization attempts. Although none of our employees or the employees of our Network Practices are currently represented by a collective bargaining agreement, to the extent a significant portion of our employee base unionizes, it is possible our labor costs could increase materially. Our failure to recruit and retain qualified management and medical personnel for our Network Practices, or to control our collective labor costs, could have a material adverse effect on our business, prospects, results of operations and financial condition.

Because competition for qualified personnel is intense, we may not be able to attract and retain the highly skilled employees we need to execute our business strategies and growth plans.

To execute on our growth plan, we and our Network Practices must attract and retain highly qualified personnel. Competition for highly qualified personnel is intense, especially for physicians and other medical professionals who are experienced in providing oncology care services. We and our Network Practices have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies and healthcare providers with which we compete for experienced personnel have greater resources than we have. If we and our Network Practices hire employees from competitors or other companies or healthcare providers, their former employees may attempt to assert that these employers or we have breached certain legal obligations, resulting in a diversion of our time and resources.

As we become a more mature company, we may find our recruiting efforts more challenging. The incentives to attract, retain, and motivate employees provided by our stock options and other equity awards, or by other compensation arrangements, may not be as effective as in the past. As such, we may not be successful in continuing to attract and retain qualified personnel. Our recruiting efforts may also be limited by laws and regulations, such as restrictive immigration laws, and restrictions on travel or availability of visas. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be harmed.

If our Network Practices and the physicians affiliated therewith are unable to provide consistently high quality of care, our business will be adversely impacted.

Our business is dependent upon our Network Practices and the physicians affiliated therewith providing high-quality care to patients. In particular, the ability to attract and retain patients and patient referrals is dependent upon providing cost effective, quality patient care that meets or exceeds the patients’ and payors’ expectations. We depend on third parties for certain of the patient care needs. If we, our Network Practices or the physicians affiliated therewith fail to provide service that meets the patients’ and payors’ expectations, we may have difficulty retaining or growing the patient base, which could adversely affect our business, financial condition and results of operations.

We expect the importance of high-quality patient experience to increase as we, through our Network Practices, expand our business and pursue new lives served. Any failure to maintain high-quality patient experience, or a market perception that we do not maintain high-quality care, could harm our reputation and our ability to grow the number of lives served, and our business, results of operations, and financial condition. Additionally, as the number of lives served by our Network Practices in our managed clinics grows, we will need to hire additional personnel to provide quality care at scale. If we, our Network Practices or the physicians affiliated therewith are unable to provide such care, our business, results of operations, financial condition, and reputation could be harmed.

If certain of our suppliers do not meet our needs, if there are material price increases on supplies, if we are not reimbursed or adequately reimbursed for drugs purchased or if we are unable to effectively access new technology or superior products, it could negatively impact the ability of our Network Practices to effectively provide the services we offer and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

If our suppliers do not meet our Network Practices’ needs for the products they supply, including in the event of a product recall, shortage or dispute, and are not able to find adequate alternative sources, if our Network Practices experience material price increases from these suppliers that we are unable to mitigate, or if some of the drugs that our Network Practices purchase are not reimbursed or not adequately reimbursed by commercial or government payors, it could have a material adverse impact on our business, results of operations, financial condition and cash flows. In addition, the technology related to the products critical to the services we provide is subject to new developments which may result in superior products. If we are not able to access superior products on a cost-effective basis or if suppliers are not able to fulfill our requirements for such products, we and our Network Practices could face patient attrition and other negative consequences which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We depend on our information technology systems, and those of our third-party vendors, contractors and consultants, and any failure or significant disruptions of these systems, security breaches or loss of data could materially adversely affect our business, financial condition and results of operations.

Our business is dependent on maintaining effective information systems as well as the integrity and timeliness of the data we use to serve patients, support our care teams and operate our business. Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our partners regard as significant. If our data were found to be inaccurate or unreliable due to fraud or other error, or if we, or any of the third-party service providers we engage, were to fail to maintain information systems and data integrity effectively, we could experience operational disruptions that may impact patients and care teams and hinder our ability to provide services, retain and attract patients, establish appropriate pricing for services, manage patient risk profiles, establish reserves, report financial results timely and accurately and maintain regulatory compliance, among other things.

Our information technology strategy and execution are critical to our continued success. We must continue to invest in long-term solutions that will enable us to anticipate patient needs and expectations, enhance the patient experience, act as a differentiator in the market and protect against cybersecurity risks and threats. We believe our success is dependent, in large part, on maintaining the effectiveness of existing technology systems and continuing to deliver and enhance technology systems that support our business processes in a cost-efficient and resource-efficient manner. Increasing regulatory and legislative changes will place additional demands on our information technology infrastructure that could have a direct impact on resources available for other projects tied to our strategic initiatives. In addition, recent trends toward greater patient engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Connectivity among technologies is becoming increasingly important. We must also develop new systems to meet current market standards and keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and patient needs. Failure to do so may present compliance challenges and impede our ability to deliver services in a competitive manner. Further, because system development projects are long-term in nature, they may be more costly than expected to complete and may not deliver the expected benefits upon completion.

Security incidents compromising the confidentiality, integrity, and availability of our confidential or personal information and our and our third-party service providers’ information technology systems could result from cyber-attacks, computer malware, viruses, social engineering (including spear phishing and ransomware attacks), credential stuffing, supply chain attacks, efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations, errors or malfeasance of our personnel, and security vulnerabilities in the software or systems on which we and our third party service providers rely. As techniques used by cyber criminals change frequently, a disruption, cyberattack or other security breach of our information technology systems or infrastructure, or those of our third-party service providers, may go undetected for an extended period and could result in the theft, transfer, unauthorized access to, disclosure, modification, misuse, loss or destruction of our employee, representative, customer, vendor, consumer and/or other third-party data, including sensitive or confidential data, personal information and/or intellectual property. We and certain of our service providers are from time to time, subject to cyberattacks and security incidents, and we cannot guarantee that our security efforts will prevent breaches or breakdowns of our or our third-party service providers’ information technology systems. While we do not believe that we have experienced any significant system failure, accident or security breach to date, if we suffer a material loss or disclosure of health-related or other personal or confidential information as a result of a breach of our information technology systems, including those of our third-party service providers, we may suffer reputational, competitive and/or business harm, incur significant costs and be subject to government investigations, litigation, fines and/or damages, which could have a material adverse effect on our business, prospects, results of operations, financial condition and/or cash flows. Moreover, while we maintain cyber insurance that may help provide coverage for these types of incidents, we cannot assure you that our insurance will be adequate to cover costs and liabilities related to these incidents. Further, our failure to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems could adversely affect our results of operations, financial position and cash flow.

We may be subject to legal proceedings and litigation, including intellectual property and privacy disputes, which are costly to defend and could materially harm our business and results of operations.

We and our Network Practices may be party to lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We may face allegations, lawsuits and regulatory inquiries, audits and investigations regarding data privacy, security, labor and employment, consumer protection and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights and other rights. We may also face allegations or litigation related to our acquisitions, securities issuances or business practices, including public disclosures about our business. Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our services or require us to stop serving certain patients or geographies, all of which could negatively impact our geographical expansion and revenue growth. Our Network Practices may also become subject to periodic audits, which would likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts the attention of management and our affiliated providers from our business.

The results of regulatory proceedings, litigation, claims, and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our reputation, business, financial condition, results of operations and the market price of our common stock.

Furthermore, our business exposes our Network Practices and affiliated providers to potential medical malpractice, professional negligence or other related actions or claims that are inherent in the provision of healthcare services. These claims, with or without merit, could cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management and our affiliated providers from our core business, harm our reputation and adversely affect our Network Practices’ ability to attract and retain patients, any of which could have a material adverse effect on our business, financial condition and results of operations.

Although we maintain professional liability insurance coverage for our Network Practices and affiliated providers, it is possible that claims against them may exceed the coverage limits of our insurance policies. Even if any professional liability loss is covered by an insurance policy, our liability could exceed the limits of our insurance coverage. Professional liability claims in excess of applicable insurance coverage could have a material adverse effect on our collective business, financial condition and results of operations. In addition, any professional liability claim brought against our Network Practices and affiliated providers, with or without merit, could result in an increase of our professional liability insurance premiums. Insurance coverage varies in cost and can be difficult to obtain, in particular insurance coverage relating to cybersecurity, and we cannot guarantee that we will be able to obtain insurance coverage on behalf of our Network Practices and affiliated providers in the future on terms acceptable to us or at all. If costs of insurance and claims increase, then our collective earnings could decline.

Some jurisdictions preclude Network Practices from entering into non-compete agreements with physicians, and other non-compete agreements and restrictive covenants applicable to certain physicians and other clinical employees may not be enforceable.

Network Practices have employment contracts with physicians and other health professionals in many states. Some of these contracts include provisions preventing these physicians and other health professionals from competing with us both during and after the term of our contract with them. The law governing non-compete agreements and other forms of restrictive covenants varies from state to state. Some jurisdictions prohibit our Network Practices from using non-competition covenants with our professional staff. Other states are reluctant to strictly enforce non-compete agreements and restrictive covenants applicable to physicians and other healthcare professionals. There can be no assurance that our Network Practices’ non-compete agreements related to physicians and other health professionals will be found enforceable if challenged in certain states. In such event, our Network Practices would be unable to prevent physicians and other health professionals formerly employed by our Network Practices from competing with us, potentially resulting in the loss of some of our patients.

Current and future acquisitions may use significant resources, may be unsuccessful, and could expose us to unforeseen liabilities.

As part of our growth strategy, we may pursue acquisitions of oncology and other physician practices and services. These acquisitions may involve significant cash expenditures, debt incurrence, additional operational losses and expenses, and compliance risks that could have a material adverse effect on our financial condition and results of operations. We may not be able to successfully integrate the acquired businesses into ours and our Network Practices’, and therefore, we may not be able to realize the intended benefits from an acquisition. These acquisitions could result in difficulties integrating acquired operations, technologies, and personnel into our business. Such difficulties may divert significant financial, operational, and managerial resources from our existing operations and make it more difficult to achieve our operating and strategic objectives. We and our Network Practices may fail to retain employees or patients acquired through these acquisitions, which may negatively impact the integration efforts. These acquisitions could also have a negative impact on our results of operations if it is subsequently determined that goodwill or other acquired intangible assets are impaired, thus resulting in an impairment charge in a future period.

In addition, these acquisitions involve risks that the acquired businesses will not perform in accordance with expectations; that we may become liable for unforeseen financial or business liabilities of the acquires businesses, including liabilities for failure to comply with applicable healthcare regulations; that the expected synergies associated with acquisitions will not be achieved; and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect, which could have a material adverse effect on our financial condition and results of operations.

If we are unable to protect the confidentiality of our trade secrets, know-how and other proprietary and internally developed information, the value of our technology could be adversely affected.

We may not be able to protect our trade secrets, know-how and other internally developed information adequately. Although we use reasonable efforts to protect this internally developed information and technology, our employees, consultants and other parties (including independent contractors and companies with which we conduct business) may unintentionally or willfully disclose our information or technology to competitors. Enforcing a claim that a third party illegally disclosed or obtained and is using any of our internally developed information or technology is difficult, expensive and time-consuming, and the outcome is unpredictable. We rely, in part, on non-disclosure, confidentiality and assignment-of-invention agreements with our employees, independent contractors, consultants and companies with which we conduct business to protect our internally developed information. These agreements may not be self-executing, or they may be breached and we may not have adequate remedies for such breach. Moreover, third parties may independently develop similar or equivalent proprietary information or otherwise gain access to our trade secrets, know-how and other internally developed information.

Negative publicity regarding the managed healthcare industry generally could adversely affect our results of operations or business.

Negative publicity regarding the managed healthcare industry generally may result in increased regulation and legislative review of industry practices that further increase our costs of doing business and adversely affect our results of operations or business by:

●	requiring us to change our products and services;
●	increasing the regulatory, including compliance, burdens under which we operate, which, in turn, may negatively impact the manner in which our Network Practices provide services and increase our costs of providing services;
●	adversely affecting our ability to market our products or services through the imposition of further regulatory restrictions; or
●	adversely affecting our ability to attract and retain patients.

Our managed clinics may be negatively impacted by weather and other factors beyond our control.

Our results of operations may be adversely impacted by adverse conditions affecting our managed clinics, including severe weather events such as hurricanes and flooding, natural disasters such as earthquakes and forest fires. In particular, Fort Myers, Florida where our headquarters are located, experienced significant damage in the wake of Hurricane Ian. We may not fully realize Ian’s impact on Fort Myers for some time, and Fort Myers is likely to be adversely impacted by other severe storms and/or hurricanes in the future. Our results of operations may also be adversely impacted by public health concerns such as contagious disease outbreaks, violence or threats of violence or other factors beyond our control that cause disruption of patient scheduling, displacement of patients, employees and care teams, or force certain of our managed clinics to close temporarily. Our future operating results may be adversely affected by these and other factors that disrupt the operation of our managed clinics.

Risks Related to Our Regulatory Environment

We are dependent on our relationships with our Network Practices to provide healthcare services, and our business would be harmed if those relationships were disrupted or if our arrangements with our Network Practices become subject to legal challenges.

Our contractual relationships with our Network Practices may implicate certain state laws that generally prohibit non-professional entities from providing licensed medical services or exercising control over licensed physicians or other healthcare professionals (such activities generally referred to as the “corporate practice of medicine”) or engaging in certain practices such as fee-splitting with such licensed professionals. The interpretation and enforcement of these laws vary significantly from state to state. There can be no assurance that these laws will be interpreted in a manner consistent with our practices or that other laws or regulations will not be enacted in the future that could have a material and adverse effect on our business, financial condition and results of operations. Regulatory authorities, state boards of medicine, state attorneys general and other parties may assert that, despite the agreements through which we operate, we are engaged in the provision of medical services and/or that our arrangements with our Network Practices constitute unlawful fee-splitting. If a jurisdiction’s prohibition on the corporate practice of medicine or fee-splitting is interpreted in a manner that is inconsistent with our practices, we would be required to restructure or terminate our arrangements with our Network Practices to bring our activities into compliance with such laws. A determination of non-compliance, or the termination of or failure to successfully restructure these relationships could result in disciplinary action, penalties, damages, fines, and/or a loss of revenue, any of which could have a material and adverse effect on our business, financial condition and results of operations. State corporate practice of medicine and fee-splitting prohibitions also often impose penalties on healthcare professionals for aiding in the improper rendering of professional services, which could discourage physicians and other healthcare professionals with whom we contract from providing clinical services.

Our managed clinics and our Network Practices providing professional services at such clinics may become subject to medical liability claims, which could have a material adverse impact on our business.

Our business entails the risk of medical liability claims against us, our Network Practices and their clinicians. Although we, our Network Practices and their clinicians carry insurance covering medical malpractice claims in amounts that we believe are appropriate in light of the risks attendant to our business, successful medical liability claims could result in substantial damage awards that exceed the limits of our and our clinicians’ insurance coverage, and/or plaintiffs in these matters may request punitive or other damages that may not be covered by insurance. In addition, professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our services. As a result, adequate professional liability insurance may not be available to our clinicians, our affiliated practices or to us in the future at acceptable costs or at all.

Any claims made against us or our Network Practices that are not fully covered by insurance could be costly to defend, result in substantial damage awards against us and divert the attention of our management and our Network Practices from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our business or reputation.

If there is a change in accounting standards by the Financial Accounting Standards Board (“FASB”) or the interpretation thereof affecting consolidation of entities, it could have a material adverse effect on our consolidation of total revenues derived from our Network Practices.

Our financial statements are consolidated in accordance with applicable accounting standards and include the accounts of our Network Practices, which we manage under long-term management services agreements but are not owned by us. Such consolidation for accounting and/or tax purposes does not, is not intended to, and should not be deemed to, imply or provide us any control over the medical decisions of our Network Practices. In the event a change in accounting standards promulgated by FASB or in interpretation of its standards, or if there is an adverse determination by a regulatory agency or a court, or a change in state or federal law relating to the ability to maintain present agreements or arrangements with our Network Practices, we may not be permitted to continue to consolidate the total revenues of such practices.

Our managed clinics and our Network Practices may be subject to third-party payor audits, which, if adversely determined against us or our Network Practices, may have a material effect on our results of operations and financial condition.

As a result of our Network Practices’ participation in the Medicare and Medicaid programs, our managed clinics and our Network Practices are subject to various governmental inspections, reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations. Payors may also reserve the right to conduct audits. We also periodically conduct internal audits and reviews of our regulatory compliance. An adverse inspection, review, audit or investigation could result in:

●	refunding amounts we have been paid pursuant to the Medicare or Medicaid programs or from payors;
●	state or federal agencies imposing fines, penalties and other sanctions on us;
●	temporary suspension of payment for new patients to the facility or agency;
●	decertification or exclusion from participation in the Medicare or Medicaid programs or one or more payor networks;
●	self-disclosure of violations to applicable regulatory authorities;
●	damage to our reputation;
●	the revocation of a facility’s or agency’s license; and
●	loss of certain rights under, or termination of, our contracts with payors.

If adverse inspections, reviews, audits or investigations occur and any of the results noted above occur, it could have a material adverse effect on our business and operating results. Furthermore, the legal, document production and other costs associated with complying with these inspections, reviews, audits or investigations could be significant.

We are subject to extensive fraud, waste, and abuse laws that may give rise to federal and state audits, investigations, lawsuits and claims against us, the outcome of which may have a material adverse effect on our business, financial condition, cash flows, or results of operations.

The U.S. healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payors, our contractual relationships and arrangements with healthcare providers and vendors, our marketing activities and other aspects of our operations. Of particular importance are:

●	the federal Anti-Kickback Statute, or AKS, which prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;
●	the federal physician self-referral law, the Stark Law, which, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain designated health services, or DHS, if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibits the entity from billing Medicare or Medicaid for such DHS;
●	the federal False Claims Act, or FCA, which imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly make, or cause to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits. There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. In addition, the government may assert that a claim including items or services resulting from a violation of the AKS or Stark Law constitutes a false or fraudulent claim for purposes of the FCA;
●	the Civil Monetary Penalties Law, which prohibits, among other things, an individual or entity from offering remuneration to a federal healthcare program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive healthcare items or services from a particular provider. We may also be subject to civil monetary penalties and other sanctions under the statute if we or our Network Practices hire or contract with any individuals or entities that are or become excluded from government healthcare programs, for the provision of items or services for which payment may be made under such programs;
●	the criminal healthcare fraud provisions of HIPAA and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the AKS, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;
●	reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;
●	similar state law provisions pertaining to anti-kickback, self-referral and false claims issues, some of which may apply to items or services reimbursed by any payor, including patients and commercial insurers;
●	laws that regulate debt collection practices;
●	a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose, or refund known overpayments;
●	federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered;
●	federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs and, in some cases, to re-enroll in these programs when changes in direct or indirect ownership occur;

●	federal and state laws pertaining to the provision of services by nurse practitioners and physician assistants in certain settings, physician supervision of those services, and reimbursement requirements that depend on the types of services provided and documented and relationships between physician supervisors and nurse practitioners and physician assistants; and
●	Medicare and Medicaid regulations, manual provisions, local coverage determinations, national coverage determinations and agency guidance imposing complex and extensive requirements upon healthcare providers.

The laws and regulations in these areas are complex, changing and often subject to varying interpretations. As a result, there is no guarantee that a government authority will find that we or our Network Practices are in compliance with all such laws and regulations that apply to our business. Further, because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of the business activities undertaken by us or our Network Practices could be subject to challenge under one or more of these laws, including, without limitation, patient assistance programs that waive or reduce the patient’s obligation to pay copayments, coinsurance or deductible amounts owed for the services provided to them if they meet certain financial need criteria. If we or our Network Practices’ operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to significant penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and imprisonment. In addition, any action against us or our Network Practices for violation of these laws or regulations, even if successfully defended against, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity, or otherwise experience a material adverse impact on our business, results of operations, financial condition, cash flows, reputation as a result.

If any of our managed clinics or Network Practices lose their regulatory licenses, permits and/or accreditation status, or become ineligible to receive reimbursement under Medicare or Medicaid or other third-party Payors, there may be a material adverse effect on our business, financial condition, cash flows, or results of operations.

The operations of our managed clinics through our Network Practices are subject to extensive federal, state and local regulation relating to, among other things, the adequacy of medical care, equipment, personnel, operating policies and procedures, dispensing of prescription drugs, fire prevention, rate-setting and compliance with building codes and environmental protection. Our managed clinics and Network Practices are also subject to extensive laws and regulation relating to facility and professional licensure, conduct of operations, including financial relationships among healthcare providers, Medicare and Medicaid fraud and abuse and physician self-referrals, and maintaining updates to our Network Practices’ enrollment in the Medicare and Medicaid programs, including addition of new clinic locations, providers and other enrollment information. Our managed clinics and Network Practices are subject to periodic inspection by licensing authorities and accreditation organizations to assure their continued compliance with these various standards. There can be no assurance that these regulatory authorities will determine that all applicable requirements are fully met at any given time. Should any of our managed clinics or Network Practices be found to be noncompliant with these requirements, we or our Network Practices could be assessed fines and penalties, could be required to refund reimbursement amounts or could lose our licensure or Medicare and/or Medicaid certification or accreditation so that we or our Network Practices are unable to receive reimbursement from such programs and possibly from other third-party payors, any of which could materially adversely affect our business, financial condition, cash flows or results of operations.

If we or our Network Practices fail to comply with applicable data interoperability and information blocking rules, our consolidated results of operations could be adversely affected.

The 21st Century Cures Act (the “Cures Act”), which was signed into law in December 2016, includes provisions related to data interoperability, information blocking and patient access. In May 2020, the HHS Office of the National Coordinator for Health Information Technology, or ONC, and CMS published the Cures Act final rule, which was intended to clarify provisions of the Cures Act regarding interoperability and information blocking, and include, among other things, requirements surrounding information blocking, changes to ONC’s health IT certification program and requirements that CMS-regulated payors make relevant claims/care data and provider directory information available through standardized patient access and provider directory application programming interfaces, or APIs, that connect to provider electronic health record systems, or EHRs. The final rule will transform the way in which healthcare providers, health IT developers, health information exchanges/health information networks, or HIEs/HINs, and health plans share patient information, and create significant requirements for healthcare industry participants. For example, the final rule, which went into effect on April 5, 2021, prohibits healthcare providers, health IT developers of certified health IT, and HIEs/HINs from engaging in practices that are likely to interfere with, prevent, materially discourage, or otherwise inhibit the access, exchange or use of electronic health information, or EHI, also known as “information blocking.” To further support access and exchange of EHI, the final rule identifies eight “reasonable and necessary activities” as exceptions to information blocking activities, as long as specific conditions are met. Any failure to comply with these rules could have a material adverse effect on our business, results of operations and financial condition.

Actual or perceived failures to comply with applicable data protection, privacy and security, advertising and consumer protection laws, regulations, standards and other requirements could adversely affect our business, financial condition and results of operations.

We and our Network Practices collect, receive, generate, use, process, and store significant and increasing volumes of sensitive information, such as employee, individually identifiable health information and other personally identifiable information. We and our Network Practices are subject to a variety of federal and state laws and regulations, as well as contractual obligations, relating to the collection, use, storage, retention, security, disclosure, transfer, return, destruction and other processing of personal information, including health-related information. Enforcement actions and consequences for noncompliance with such laws, directives and regulations are rising, and the regulatory framework for privacy, data protection and data transfers is complex and rapidly evolving and is likely to remain uncertain for the foreseeable future.

In the United States, numerous such federal and state laws and regulations, including data breach notification laws, health information privacy laws, and consumer protection laws and regulations, including those that govern the collection, use, disclosure, and protection of health-related and other personal information, could apply to our operations or the operations of our Network Practices. For example, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and regulations implemented thereunder, which we refer to collectively as HIPAA, imposes privacy, security and breach notification obligations on certain health care providers, health plans, and health care clearinghouses, known as covered entities, as well as business associates that perform certain services that involve creating, receiving, maintaining or transmitting individually identifiable health information for or on behalf of such covered entities. HIPAA requires covered entities, such as our Network Practices, and business associates, such as us, to develop and maintain policies with respect to the protection of, use and disclosure of protected health information, or PHI, including the adoption of administrative, physical and technical safeguards to protect such information, and certain notification requirements in the event of a data breach.

Entities that are found to be in violation of HIPAA as the result of a breach of unsecured PHI, a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. HIPAA also authorizes state Attorneys General to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. Enforcement actions by HHS or state Attorneys General could result in significant financial liability and reputational harm, in addition to depleting financial resources.

Numerous other state and federal laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality, security and processing of personal information, including health-related information, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. In addition, these laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and may be subject to varying interpretations by courts and government agencies. Laws in all 50 states and other United States territories have been enacted that may require businesses to provide notice to regulators or to individuals whose personal information has been accessed without authorization or disclosed as a result of a data breach. Such laws are not always consistent, and compliance in the event of a widespread data breach is costly and may be challenging. We also may be contractually required to comply with various requirements relating to privacy and security of personal information and to provide notice or take other actions in connection with a data breach, and failures to comply with such contractual requirements could result in potential contractual liability. Although we may have certain contractual protections in our contracts with third parties, such contractual protections may not be sufficient to adequately protect us from potential liability, potential harm to our reputation or the need to expend significant resources on data security and responding to an actual or perceived data breach.

States are also constantly amending existing laws, requiring attention to frequently changing requirements, and we expect these changes to continue. For example, in June 2018, California enacted the California Consumer Privacy Act, or the CCPA, which became effective on January 1, 2020, and, among other things, requires covered companies to provide disclosures to California consumers, and affords such consumers certain data protection rights, including the ability to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information that may increase data breach litigation. While the CCPA includes certain exceptions for health-related information, including PHI, it still may require us to modify our data practices and policies and to incur substantial costs and expenses in an effort to comply. Further, the California Privacy Rights Act, or CPRA, recently passed in California. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required.

As required by certain laws, we publicly post documentation regarding our privacy practices concerning the collection, processing, use and disclosure of certain data. The publication of our privacy policy and other documentation that provide promises and assurances about privacy and security can subject us to potential state and federal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices. In addition, although we endeavor to comply with our published policies and documentation, individuals could allege we have failed to do so, or we may at times actually fail to do so despite our efforts. Any failure by us, our third-party service providers or other parties with whom we do business to comply with this documentation or with laws or regulations applicable to our business could result in proceedings against us by governmental entities or others.

In addition, the Federal Trade Commission, or the FTC, expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Our failure to take any steps perceived by the FTC as appropriate to protect consumers’ personal information may result in claims by the FTC that we have engaged in unfair or deceptive acts or practices in violation of Section 5(a) of the FTC Act. State consumer protection laws provide similar causes of action for unfair or deceptive practices for alleged privacy, data protection and data security violations.

In addition to government regulation, privacy advocates and industry groups may propose self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards or to facilitate our customers’ compliance with such standards. We expect that there will continue to be new proposed laws and regulations concerning privacy, data protection, and information security, and we cannot yet determine the impact such future laws, regulations, and standards may have on our business. New laws, amendments to or re-interpretations of existing laws and regulations, industry standards, contractual and other obligations may require us to incur additional costs and restrict our business operations. Because the interpretation and application of laws, standards, contractual and other obligations relating to privacy and data protection are still uncertain and changing, it is possible that these laws, standards, contractual and other obligations may be interpreted and applied in a manner that is inconsistent with our data management practices, our privacy, data protection or data security policies or procedures or the features of our technology. If so, in addition to the possibility of fines, lawsuits, regulatory investigations, imprisonment of company officials and public censure, other claims and penalties, significant costs for remediation and damage to our reputation, we could be required to fundamentally change our business activities and practices or modify our technology, any of which could adversely affect our business. We may be unable to make such changes or modifications in a commercially reasonable manner, or at all, and our ability to develop new software or provide new services could be limited. Any inability to adequately address privacy, data protection or information security-related concerns, even if such concerns are unfounded, or to successfully negotiate privacy, data protection or information security-related contractual terms with customers, or to comply with applicable laws and regulations, or our policies relating to privacy, data protection, and information security, could result in additional cost and liability to us, harm our reputation and brand, and adversely affect our business, financial condition and results of operations.

We and our Network Practices are subject to federal, state and local laws and regulations that govern our business. These include regulations of our employment practices, including minimum wage, living wage, and paid time-off requirements, permitting and licensing, employee health and safety and the storage, treatment and disposal of waste. Failure to comply with these laws and regulations, or changes to these laws and regulations that increase our expenses, could adversely impact our operations.

We and our Network Practices are required to comply with all applicable federal, state and local laws and regulations related to the operation of our business. These regulations include regulations governing our Network Practices’ dispensary services, the construction, the use of our managed clinics and the treatment of hazardous waste or drug products. Changes in regulations or new regulations could increase our costs, cause our Network Practices to lose licenses or accreditations or otherwise harm our business or the business of our Network Practices.

We and our Network Practices are required to comply with all applicable federal, state and local laws and regulations relating to employment, including occupational safety and health requirements, wage and hour and other compensation requirements, employee benefits, providing leave and sick pay, employment insurance, proper classification of workers as employees or independent contractors, immigration and equal employment opportunity laws. These laws and regulations can vary significantly among jurisdictions and can be highly technical. Costs and expenses related to these requirements are a significant operating expense and may increase as a result of, among other things, changes in federal, state or local laws or regulations, or the interpretation thereof, requiring employers to provide specified benefits or rights to employees, increases in the minimum wage and local living wage ordinances, increases in the level of existing benefits or the lengthening of periods for which unemployment benefits are available. We may not be able to offset any increased costs and expenses. Furthermore, any failure to comply with these laws requirements, including even a seemingly minor infraction, can result in significant penalties which could harm our reputation and have a material adverse effect on our business.

Future changes to applicable tax laws and regulations and/or their interpretation may have an adverse effect on our business, financial condition and results of operations. Tax rules and regulations are subject to interpretation and require judgment by us that may be successfully challenged by the applicable taxation authorities upon audit, which could result in additional tax liabilities.

Changes in tax laws or their interpretation could decrease the amount of revenues we receive, the value of any tax loss carry-forwards and tax credits recorded on our balance sheet and the amount of our cash flow, and adversely affect our business, financial condition or results of operations. In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of our deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, other changes in the apportionment of our income, and changes in tax rates, could also increase our future effective tax rate.

In addition, our effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex, and the manner which they apply to us and our diverse set of business arrangements is often open to interpretation, and can require us to take positions regarding the interpretation of applicable rules or the valuation of our assets that are subject to material uncertainty. Significant management judgment is required in determining our provision for taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The proper tax treatment or characterization of the transactions we undertake is often subject to significant uncertainty, and the resolution of any related issues could affect the withholding tax liabilities to which we are subject or the tax deductions that we are able to claim. The tax authorities could challenge our interpretation of laws, regulations and treaties or the positions that we have taken regarding the valuation of our assets, resulting in additional tax liability or adjustment to our income tax provision.

Our tax filings are subject to review or audit by various taxing authorities. As discussed above, we exercise significant judgment in determining our provision for taxes and, in the ordinary course of our business, there may be transactions and calculations where the proper tax treatment is uncertain. We may also be liable for taxes in connection with businesses we acquire. Our determinations are not binding on the IRS or any other taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in our tax provisions, accruals and returns. An assessment of additional taxes because of an audit could have a material adverse effect on our business, financial condition, results of operations and cash flows.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, or interpreted, changed, modified or applied adversely to us, any of which could adversely affect our business operations and financial performance. We are unable to predict what changes will occur and, if so, the ultimate impact on its business. To the extent that such changes have a negative impact on us, they may materially and adversely impact its business, financial condition, results of operations and cash flows.

Risks Related to Operating as a Public Company

For the purposes of this section, “we,” “us” and “our” refers to DTOC prior to the consummation of the Business Combination and to New AON subsequent to the consummation of the Business Combination.

The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, make us incur increased costs, and affect our ability to attract and retain executive management and qualified board members.

As a public company we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We will be subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of Nasdaq (or in the event DTOC and AON determine to list New AON securities on another reputable national securities exchange, the listing standards of such national securities exchange) and other applicable securities rules and regulations. Stockholder activism, the current political and social environment, and the current high level of government intervention and regulatory reform, may lead to substantial new regulations and disclosure obligations, which will likely result in additional compliance costs and could impact the manner in which we operate our business in ways we cannot currently anticipate.

Our management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations. Although we have already hired additional employees to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses. We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.

Compliance with these rules and regulations may strain our financial and management systems, internal controls, and employees. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we encounter additional material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.

As a public company listed in the United States, we will incur significant additional legal, accounting and other costs. These additional costs could negatively affect our financial results. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and Nasdaq (or in the event DTOC and AON determine to list New AON securities on another reputable national securities exchange, the regulations implemented by such national securities exchange), may increase legal and financial compliance costs and make some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

Following the Business Combination, we may lose our eligibility to qualify as an emerging growth company prior to the last day of the fiscal year following the fifth anniversary of the completion of the IPO, if (i) our annual gross revenues exceed $1.235 billion, (ii) we become a large accelerated filer, or (iii) we issue more than $1 billion in non-convertible debt. When we lose our eligibility to qualify as an emerging growth company, subject to any other applicable exemptions, our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal control over financial reporting commencing with our next annual report on Form 10-K following loss of emerging growth company status. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of our common stock could be negatively affected, and we could become subject to investigations by Nasdaq (or in the event DTOC and AON determine to list New AON securities on another reputable national securities exchange, such other national securities exchange), the SEC or other regulatory authorities, which could require additional financial and management resources.

Failure to comply with these rules might also make it more difficult for us to obtain some types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.

We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company,” we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; we will be exempt from any rules that could be adopted by the PCAOB requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements; we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and we will not be required to hold non-binding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We will be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of DTOC’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

The exact implications of the JOBS Act are subject to interpretation and guidance by the SEC and other regulatory agencies, and we cannot assure that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find our common stock less attractive to the extent we rely on the exemptions and relief granted by the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may decline or become more volatile.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.”

We have identified a material weakness in our internal control over financial reporting for the year ended December 31, 2022. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We have identified a material weakness in our internal control over financial reporting related to complex financial instruments for the year ended December 31, 2021, and for the first, second and third quarters of 2022. Specifically, DTOC’s management has concluded that our control around the interpretation and accounting for certain complex equity and equity-linked instruments issued by DTOC was not effectively designed or maintained. Additionally, this material weakness could result in a misstatement of the carrying value of equity, equity-linked instruments and related accounts and disclosures that would result in a material misstatement of the financial statements that would not be prevented or detected on a timely basis. In light of this material weakness, we performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, management believes that the financial statements included in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2022 present fairly in all material respects our financial position, results of operations and cash flows for the period presented. Management understands that the accounting standards applicable to our financial statements are complex and has since the inception of DTOC benefited from the support of experienced third-party professionals with whom management has regularly consulted with respect to accounting issues. Management intends to continue to further consult with such professionals in connection with accounting matters.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

The trading price of our common stock may be volatile, and purchasers of our common stock could incur substantial losses.

The trading price of our common stock may be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the shares. The market price for our common stock may be influenced by many factors, including:

●	actual or anticipated variations in our operating results;
●	changes in financial estimates by us or by any securities analysts who might cover our shares;
●	conditions or trends in our industry;
●	changes as a result of the COVID-19 pandemic, international hostilities or similar macroeconomic events;
●	unfavorable general economic conditions, such as a recession or economic slowdown;
●	stock market price and volume fluctuations of comparable companies;
●	announcements by us or our competitors of new product or service offerings, significant acquisitions, strategic partnerships, or divestitures;
●	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;
●	capital commitments;
●	investors’ general perception of us and our business;
●	recruitment or departure of key personnel; and
●	sales of our common stock, including sales by our directors and officers or specific stockholders.

In addition, in the past, stockholders have initiated class action lawsuits following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.

The price of our common stock could decline if securities analysts do not publish research or if securities analysts or other third parties publish inaccurate or unfavorable research about us.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our common stock could be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model or the performance of our common stock, or if our results of operations fail to meet the expectations of analysts, the price of our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Future sales of our common stock, or the perception that such sales may occur, could depress our share price.

Sales by us or our stockholders, particularly our executives, of a substantial number of our common stock in the public market, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Following the expiration of the Sponsor Lock-Up Period set forth in the Sponsor Support Agreement, as described in the section titled “Related Agreements — Sponsor Support Agreement,” all of our common stock held by the Supporting Sponsor Shareholders will be freely transferable, except to the extent any such Supporting Sponsor Shareholder is deemed to be an “affiliate” of ours, without restriction or further registration under the Securities Act. In addition, following the expiration of the AON Lock-Up Period set forth in the Amended and Restated AON LLC Agreement, as described in the section titled “Related Agreements — Amended and Restated AON LLC Agreement,” AON equityholders (other than New AON) will have the right to require AON to redeem all or a portion of their common units, together with the cancellation of an equal number of shares of New AON Class B common stock (whether held directly or indirectly through Class B Prefunded Warrants), for an equal number of shares of New AON Class A common stock, subject to a beneficial ownership limit of 4.99% of the outstanding New AON Class A common stock as further described herein.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of the Proposed Charter and Proposed Bylaws to become effective upon the consummation of the Business Combination may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions provide for, among other things:

●	the division of our Board into three classes of directors, with each class serving a staggered three year term;
●	there is no cumulative voting with respect to the election of our Board;
●	the ability of our Board to issue one or more series of preferred stock;
●	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;
●	limiting the ability of stockholders to call special stockholder meetings;
●	limiting the ability of stockholders to act by written consent;
●	the ability of our Board to exclusively fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances;
●	providing that our Board is expressly authorized to adopt, amend, alter or repeal our bylaws;
●	providing that stockholders may amend the bylaws only by the affirmative vote of at least 66.7% of the voting power of all then outstanding shares of capital stock of New AON entitled to vote generally in the election of directors, voting together as a single class; and

●	New AON will be subject to the provisions of Section 203 of the DGCL.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See “Description of Securities.”

The Proposed Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The Proposed Charter will provide that, subject to limited exceptions, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of us, (ii) action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Company to us or our stockholders, (iii) action asserting out of or relating to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws or (iv) action asserting a claim governed by the internal affairs doctrine of the State of Delaware shall, to the fullest extent permitted by law. The Proposed Charter will also provide that, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of the provisions of the Proposed Charter described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find these provisions of the Proposed Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Risks Related to DTOC and the Business Combination

For the purposes of this section, “we,” “us” and “our” refers to DTOC prior to the consummation of the Business Combination and to New AON subsequent to the consummation of the Business Combination.

DTOC’s Sponsor and certain of its directors and officers have potential conflicts of interest in recommending that DTOC’s stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.

DTOC’s Sponsor and certain of its directors and officers have interests in and arising from the Business Combination that are different from or in addition to the interests of DTOC’s public stockholders, which may result in a conflict of interest, including the following:

●	If the Business Combination with AON or another business combination is not consummated by June 30, 2023 (or September 30, 2023 if all Extension Options are exercised), DTOC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the DTOC Board, dissolving and liquidating. In such event, the 8,112,500 Founder Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.003 per share prior to the IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $[ ] based upon the closing price of $[ ] per share on Nasdaq on [ ], the DTOC record date.
●	The Sponsor, which is affiliated with Kevin Nazemi, the Chairman and Chief Executive Officer of DTOC, purchased an aggregate of 6,113,333 private warrants from DTOC for an aggregate purchase price of approximately $9.2 million (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the IPO. All of the proceeds DTOC received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $[ ] million based upon the closing price of $[ ] per warrant on Nasdaq on [ ], the DTOC record date. The private warrants will become worthless if DTOC does not consummate a business combination by June 30, 2023 (or September 30, 2023 if all Extension Options are exercised).
●	In certain circumstances in which the Business Combination Agreement is terminated (as further described in the section of this proxy statement/prospectus entitled “Related Agreements”), the Sponsor may be required to reimburse AON for all reasonable, documented, out-of-pocket legal and accounting expenses incurred by AON and its affiliates in connection with the Business Combination and related transactions.
●	If the Business Combination Agreement is terminated due to AON’s entry into an alternative transaction, AON is required to pay the Sponsor a termination fee of $18 million no later than the earlier of (i) the date that is 6 months following the termination and (ii) the date on which the alternative transaction is consummated.
●	As further described above in the section of this proxy statement/prospectus entitled “Extension Proposal”, the Sponsor may be required in certain circumstances to provide DTOC a loan in an amount sufficient to fund a deposit to the trust account for purposes of obtaining approval of the Extension Proposal.
●	The Sponsor and DTOC’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on DTOC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if DTOC fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, DTOC may not be able to reimburse these expenses if the Business Combination with AON or another business combination is not completed by June 30, 2023 (or September 30, 2023 if all Extension Options are exercised).
●	The Business Combination Agreement provides for the continued indemnification of DTOC’s current directors and officers and the continuation of directors and officers liability insurance covering DTOC’s current directors and officers.
●	The Sponsor and DTOC’s officers and directors (or their affiliates) may make loans from time to time to DTOC to fund certain capital requirements. As of the date of this proxy statement/prospectus, $150,000 in the form of a promissory note in favor of the Sponsor is outstanding, and further loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to DTOC outside of the trust account.
●	Subject to limited exceptions, the Sponsor and Kevin Nazemi, the Chairman and Chief Executive Officer of DTOC, will not be permitted to transfer their shares of New AON common stock for 12 months following the Closing.
●	Following the Closing and for five years thereafter, the Sponsor has agreed to subject 35% of the shares of New AON common stock held by it as of the Closing to certain vesting and forfeiture provisions.
●	Pursuant to the Amended and Restated Registration Rights Agreement, certain parties, including the Sponsor and directors and officers of DTOC, will have registration rights, such as demand and piggy-back rights with respect to the shares of New AON common stock (subject to cooperation, cut-back provisions and suspension periods).
●	[ ] are each expected to become members of the New AON Board upon consummation of the Business Combination. As such, in the future, each of the aforementioned may receive cash fees, stock options, stock awards or other remuneration that the New AON Board determines to pay them and any applicable compensation as described under the section titled “Management of New AON After the Business Combination”.
●	The Sponsor and Mr. Nazemi have each waived the anti-dilution adjustments set forth in DTOC’s organizational documents, or any other anti-dilution or similar adjustment rights to which they may otherwise be entitled related to or arising from the Business Combination.

●	The Sponsor and the Insiders agreed at the time of DTOC’s IPO not to redeem any DTOC securities held by them in connection with a stockholder vote to approve the Business Combination and are obligated to vote in favor of the Business Combination. Neither the Sponsor nor the Insiders received any compensation for agreeing to not seek redemption or vote in favor of the Business Combination.
●	Our Sponsor has made an investment for the Founder Shares at an average price per share of approximately $0.003 prior to the consummation of the IPO. As a result, even if the trading price of the New AON Class A common stock significantly declines, the value of the Founder Shares held by the Sponsor will be significantly greater than the amount the Sponsor paid to purchase such shares. Given the differential in the purchase price that the Sponsor paid for the Founder Shares and the purchase price that the Sponsor paid for the private placement warrants as compared to the price of the public shares and public warrants and the substantial number of New AON Class A common stock that the holders of the Founder Shares will receive upon conversion of the Founder Shares and the private placement warrants, the Sponsor and other Initial Stockholders can earn a positive return on their investment, even if other DTOC stockholders have a negative return on their investment in New AON.
●	DTOC’s Existing Charter includes a limited waiver of the corporate opportunity doctrine, and any other analogous doctrine, that would otherwise apply to directors and officers of DTOC unless a corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of DTOC and such opportunity is one DTOC is legally and contractually permitted to undertake and would otherwise be reasonable for DTOC to pursue.

These interests may have influenced DTOC’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other Proposals in this proxy statement/prospectus.

The Sponsor and other Initial Stockholders who hold Founder Shares or Private Placement Warrants may receive a positive return on their investment even if DTOC’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

If DTOC is able to complete a business combination within the required time period, the Sponsor and other Initial Stockholders who hold Founder Shares or Private Placement Warrants, which were acquired prior to the DTOC’s IPO, or concurrently with the completion of the DTOC’s IPO, may receive a positive return on their investment even if DTOC’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

DTOC’s directors and officers have discretion in agreeing to changes or waivers to the terms of the Business Combination Agreement and related transactions, which may result in a conflict of interest when determining whether such changes or waivers are appropriate and in DTOC’s public stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require DTOC to agree to amend the Business Combination Agreement, to consent to certain actions taken by AON or to waive rights to which DTOC is entitled to under the Business Combination Agreement. These events could arise because of changes in AON’s business, a request by AON to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on AON’s business and would entitle DTOC to terminate the Business Combination Agreement. In any of such circumstances, it would be at DTOC’s discretion, acting through DTOC’s board of directors, to consent to such a request or action or waive such rights. The existence of the financial and personal interests of the directors described elsewhere in these risk factors may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the public stockholders and what he or she may believe is best for himself or herself in determining whether or not to take the requested action or waive DTOC’s rights. As of the date of this proxy statement/prospectus, DTOC does not believe there will be any requests, actions or waivers that DTOC’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, DTOC will circulate a new or amended proxy statement and resolicit DTOC’s stockholders if changes to the terms of the Business Combination and related transactions that would have a material impact on DTOC’s stockholders are required prior to the vote on the Business Combination Proposal.

If we seek stockholder approval of the Business Combination, DTOC’s Initial Stockholders have agreed to vote in favor of the Business Combination, regardless of how DTOC’s public stockholders vote.

As of the date hereof, the shares owned by our Initial Stockholders represents approximately 79.7% of the voting power of the outstanding common stock. Pursuant to the letter agreement, our Sponsor and each of our officers and directors have agreed to vote their shares of Class B common stock, as well as any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions), in favor of our initial business combination. Accordingly, the agreement by our Sponsor and each of our officers and directors to vote in favor of our initial business combination will increase the likelihood that we will receive the requisite stockholder approval of the Business Combination and the transactions contemplated thereby.

Neither the DTOC Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the DTOC Board nor any committee thereof obtained an opinion from an independent investment banking or accounting firm that the price that DTOC is paying for AON is fair to DTOC from a financial point of view. Nor did the DTOC Board or any committee thereof obtain a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the DTOC Board and management conducted due diligence on AON. The DTOC Board reviewed, among other things, financial due diligence materials prepared by professional advisors, financial and market data and information on selected comparable companies, valuation of AON in its prior financings and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of DTOC stockholders. Accordingly, investors will be relying solely on the judgment of the DTOC Board and management in valuing AON, and the DTOC Board and management may not have properly valued AON’s business. The lack of a fairness opinion or third-party valuation may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially adversely impact DTOC’s ability to consummate the Business Combination.

Becoming a public company through a business combination rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to the completion of the Business Combination, New AON may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of New AON securities, which could cause New AON stockholders to lose some or all of their investment.

A traditional initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the business, financial condition and results of operations of the issuer and its subsidiaries. In a traditional initial public offering, investors may be able to recover damages from the underwriters in the event of misstatements and omissions in the registration statement and unavailability of the due diligence defense. Going public via a business combination with a SPAC does not involve any underwritten offering and may therefore result in less extensive vetting of the operating company’s information that is presented to the public. In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in a traditional initial public offering. In a traditional initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination involving a SPAC, the value of the target company is established by means of negotiations between the target company, the SPAC and, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a target company in a SPAC business combination may be less effective than a traditional initial public offering book-building process and also does not reflect events that may have occurred between the date of the signing of the BCA and the consummation of the Business Combination.

In addition, while traditional initial public offerings are frequently oversubscribed, resulting in additional potential demand for shares in the after market following the initial public offering, there is no comparable process of generating investor demand in connection with a business combination between a target company and a SPAC, which may result in lower demand for New AON’s securities after the Closing, which could in turn, decrease liquidity and trading prices as well as increase the trading volatility of New AON’s securities.

Becoming a public company through a business combination rather than an underwritten offering, as AON is seeking to do, presents risks to unaffiliated investors as described above. As a result, New AON, as the post-Business Combination company, may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in it reporting losses. Additionally, unexpected risks may arise and previously known risks may materialize. Even though these charges may be non-cash items and not have an immediate impact on New AON’s liquidity, the fact that New AON reports charges of this nature could contribute to negative market perceptions about it or its securities. In addition, charges of this nature may cause New AON to be unable to obtain future financing on favorable terms or at all.

There may not be an active trading market for shares of New AON common stock, which may cause shares of New AON common stock to trade at a discount from their initial trading price and make it difficult to sell the shares of New AON common stock you purchase.

There has not previously been a public trading market for shares of New AON common stock. The initial trading price per share of common stock upon the consummation of the Business Combination may not be indicative of the price at which shares of New AON common stock will trade in the public market thereafter. We cannot predict the extent to which investor interest in New AON common stock will lead to the development of an active trading market on Nasdaq or another national securities exchange or how liquid that market might become. An active public market for New AON common stock may not develop or be sustained after the consummation of the Business Combination. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of New AON common stock at a price that is attractive to you, or at all. The market price of New AON common stock may decline below the initial public trading price, and you may not be able to sell your shares of New AON common stock at a gain or at all.

Nasdaq or another reputable national securities exchange may not list our securities on its exchange, and if they are listed we may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.

As a result of the Business Combination, Nasdaq rules require that we apply to continue the listing of our common stock and warrants. While we will apply to have our common stock and warrants listed on Nasdaq upon consummation of the Business Combination, we will be required to meet Nasdaq’s initial listing requirements. We may be unable to meet those requirements. Even if our securities continue to be listed on Nasdaq immediately following the Business Combination, we may be unable to maintain the listing of our securities in the future.

If we fail to meet the initial Nasdaq listing requirements and Nasdaq does not list our securities on its exchange, or if we are delisted, there could be significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	a limited amount of news and analyst coverage for New AON; and
●	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

Other reputable national securities exchanges, like the New York Stock Exchange, impose similar listing requirements.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a United States publicly traded company in a timely and reliable manner.

As AON is a privately held company, it has not been required to adopt all of the financial reporting and disclosure procedures and controls required of a United States publicly traded company. We expect that the implementation of all required accounting practices and policies and the hiring of additional financial staff will increase the operating costs of New AON and could require the management of New AON to devote significant time and resources to such implementation. If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that are timely and reliable. Any such delays or deficiencies could harm us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and damaging our reputation, which in either case could impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our common stock and warrants on Nasdaq.

We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interest in us and may depress the market price of our common stock.

We may issue additional shares of common stock or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants under the Incentive Equity Plan without stockholder approval in a number of circumstances.

Our issuance of additional common stock or other equity securities could have one or more of the following effects:

●	our existing stockholders’ proportionate ownership interest in us will decrease;
●	the amount of cash available per share, including for payment of dividends in the future, may decrease;
●	the relative voting strength of each previously outstanding share of common stock may be diminished; and
●	the market price of our common stock and warrants may decline.

If our performance following the Business Combination does not meet market expectations, the price of our securities may decline.

If our performance following the Business Combination does not meet market expectations, the price of our common stock may decline from the price of DTOC’s common stock prior to the Closing. The market value of our common stock at the time of the consummation of the Business Combination may vary significantly from the price on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which New AON’s stockholders vote on the Business Combination. Because the number of shares of New AON’s common stock issued as consideration in the Business Combination will not be adjusted to reflect any changes in the market price of New AON’s common stock, the value of the shares of New AON’s common stock issued in the Business Combination may be higher or lower than the value of the same number of shares of DTOC’s common stock on earlier dates.

In addition, following the Business Combination, fluctuations in the price of our common stock could contribute to the loss of all or part of your investment. Prior to the consummation of the Business Combination, there has not been a public market for AON’s securities. Accordingly, the valuation ascribed to AON and AON’s securities in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our common stock develops and continues, the trading price of our common stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common stock and our common stock may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of our common stock following the Business Combination may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
●	changes in the market’s expectations about our operating results;
●	our operating results failing to meet market expectations in a particular period;
●	changes in financial estimates and recommendations by securities analysts concerning us or our industry and market in general;
●	operating and stock price performance of other companies that investors deem comparable to us;
●	changes in laws and regulations affecting our business;
●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of shares of our common stock available for public sale;
●	any significant change in our board or management;
●	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of our common stock irrespective of our operating performance. The stock market in general and Nasdaq has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in our market or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

AON is a private company and as such little information is publicly available regarding AON. This may result in the Business Combination not being as profitable as we expect, or at all.

While DTOC has conducted due diligence on AON, very little public information exists about private companies. As a result, the Business Combination could be less profitable than DTOC expects, or at all. Furthermore, the relative lack of information about a private company may hinder DTOC’s ability to properly assess the value of AON which could result in DTOC’s overpaying.

Even if DTOC consummates the Business Combination, the public warrants may never be in the money, and they may expire worthless. In addition, DTOC or New AON may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of Class A common stock purchasable upon exercise of a warrant could be decreased, all without your approval.

The exercise price for DTOC’s warrants is $11.50 per share. There can be no assurance that the public warrants will be in the money prior to their expiration and, as such, the warrants may expire worthless.

The terms of the warrants may be amended in a manner that may be adverse to the holders. The Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and DTOC provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or to correct any mistake, including to cure, correct or supplement any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders or (ii) to provide for the delivery, upon the election of warrant holders, of the kind and amount of shares of stock or other securities or property (including cash) receivable upon a reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of warrants would have received if such holder had exercised his, her or its warrant(s) immediately prior to such event (an “Alternative Issuance”). Accordingly, DTOC (or following the Business Combination, New AON) may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. The ability of DTOC or New AON to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a warrant.

New AON may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Pursuant to the Warrant Agreement, New AON has the ability to redeem outstanding warrants (excluding any Private Placement Warrants or Working Capital Warrants held by the Sponsor or their permitted transferees) for cash at any time after they become exercisable and prior to their expiration, at $0.01, provided that the last reported sales price (or the closing bid price of New AON common stock in the event the shares of New AON common stock are not traded on any specific trading day) of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which New AON send proper notice of such redemption; provided that on the date New AON gives notice of redemption and during the entire period thereafter until the time New AON redeems the warrants, New AON has an effective registration statement under the Securities Act covering the shares of New AON common stock issuable upon exercise of the warrants and a current prospectus relating to them is available.

New AON also has the ability to redeem outstanding warrants for shares of New AON common stock at any time after they become exercisable and prior to their expiration, at $0.10; provided that (i) the last reported sales price (or the closing bid price of New AON common stock in the event the shares of New AON common stock are not traded on any specific trading day) of the New AON common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which New AON sends proper notice of such redemption and (ii) if the last reported sales price (or the closing bid price of New AON common stock in the event the shares of New AON common stock are not traded on any specific trading day) of the New AON common stock is less than $18.00 per share, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of common stock) as the outstanding Public Warrants; provided that on the date New AON gives notice of redemption and during the entire period thereafter until the time New AON redeems the warrants, New AON has an effective registration statement under the Securities Act covering the shares of New AON common stock issuable upon exercise of the warrants and a current prospectus relating to them is available.

If and when the warrants become redeemable by New AON, New AON may exercise its redemption right even if New AON is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise its warrants and pay the exercise price therefore at a time when it may be disadvantageous for it to do so, (ii) to sell its warrants at the then-current market price when it might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of its warrants.

Warrants to purchase New AON common stock will become exercisable following the Business Combination, which could increase the number of shares eligible for future resale in the public market and result in dilution to New AON stockholders.

Outstanding warrants to purchase an aggregate of 14,450,833 shares of New AON common stock will become exercisable on the 30th day following the Closing in accordance with the terms of the Warrant Agreement governing those securities. These warrants consist of 8,337,500 warrants originally included in the units issued in DTOC’s IPO and 6,113,333 private placement warrants. Each warrant entitles its holder to purchase one share of New AON common stock at an exercise price of $11.50 per share and will expire at 5:00 p.m., New York time, five years after the Closing or earlier upon redemption of New AON common stock or New AON’s liquidation. To the extent warrants are exercised, additional shares of New AON common stock will be issued, which will result in dilution to New AON’s then existing stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of New AON common stock.

Public stockholders who redeem their shares of Class A Common Stock may continue to hold any Public Warrants they own, which would result in additional dilution to non-redeeming holders upon exercise of the Public Warrants.

Public stockholders who redeem their Public Shares may continue to hold any Public Warrants they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such Public Warrants. Assuming (i) all redeeming public stockholders acquired units in the IPO and continue to hold the Public Warrants that were included in the units, and (ii) maximum redemption of the common shares held by the redeeming public stockholders, 8,337,500 Public Warrants would be retained by redeeming public stockholders with a value of approximately $750,375, based on the market price of $0.09 of the Public Warrants as of March 8, 2023. As a result, the redeeming public stockholders would recoup their entire investment and continue to hold Public Warrants with an aggregate market value of $750,375, while non-redeeming public stockholders would suffer additional dilution in their percentage ownership and voting interest of the Company upon exercise of the Public Warrants held by redeeming public stockholders.

DTOC’s stockholders will experience immediate dilution due to the issuance of common stock to AON equityholders as consideration in the Business Combination. Having a minority share position likely reduces the influence that DTOC’s current stockholders have on the management of New AON.

Based on DTOC’s current capitalization, DTOC anticipates issuing an aggregate of approximately [   ] shares of New AON Class A common stock and [   ] shares of New AON common stock to AON’s equityholders as consideration in the Business Combination. It is anticipated that, upon completion of the Business Combination, based upon the As Exchanged Class A Share Ownership Assumptions: (1) AON’s equityholders would own approximately [   ]% of New AON’s outstanding common stock; (2) the PIPE Investors would own approximately [   ]% of New AON’s outstanding common stock; (3) the Sponsor and other DTOC Initial Stockholders would own [   ]% of New AON’s outstanding common stock; and (4) the AON equityholders will hold approximately [   ]% of New AON’s outstanding common stock.

If any shares of DTOC’s common stock are redeemed in connection with the Business Combination, the percentage of New AON’s outstanding common stock held by DTOC’s public stockholders will decrease and the percentages of New AON’s outstanding common stock held immediately following the Closing by each of DTOC’s Initial Stockholders and AON equityholders will increase. See “Unaudited Pro Forma Condensed Combined Financial Information” for further information. To the extent that any of the outstanding warrants or options are exercised for shares of New AON’s common stock, or awards are issued under the proposed Incentive Equity Plan, DTOC’s existing stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of DTOC’s current stockholders to influence New AON’s management through the election of directors following the Business Combination.

Following the completion of the Business Combination, DTOC public stockholders are expected to beneficially own [   ] shares of New AON’s common stock, representing approximately [   ]% of our total voting power.

Our stockholders may be diluted by the future issuance of common stock, preferred stock or securities convertible or exchangeable into common or preferred stock, in connection with our incentive plans, acquisitions, capital raises or otherwise.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their percentage ownership.

New AON expects to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions.

New AON expects to incur significant, non-recurring costs in connection with consummating the Business Combination and related transactions. New AON will pay all fees, expenses and costs DTOC incurs or incurred on DTOC’s behalf in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). Additionally, the Business Combination Agreement provides that if the Business Combination is consummated, New AON will pay all fees, expenses and costs incurred by AON’s or on AON’s behalf, subject to certain limited exceptions, in connection with the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). New AON currently estimate that transaction expenses will be approximately $[   ] million (excluding transaction-related bonuses), including post-closing expenses that will be paid by New AON.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

As of December 31, 2022, we had $374,304 cash and working capital deficit, net of taxes, of $1,655,967. Further, we have incurred and expect to continue to incur significant costs in pursuit of our finance and acquisition plans. Our plans to raise capital or to consummate an initial business combination may not be successful. We have until June 30, 2023, or September 30, 2023 if all

Extension Options are exercised, to complete an initial business combination (unless our stockholders approve a further extension). These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this report do not include any adjustments that might result from our inability to continue as a going concern.

If we do not complete the Business Combination or another initial business combination within the prescribed timeframe set forth in our charter, or by the applicable extension date, we will cease all operations except for the purpose of winding up, redeem our Public Shares and liquidate, in which case our public stockholders may only receive $10.08 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.

The Existing Charter provides that we must complete our initial business combination by June 30, 2023 (or September 30, 2023 if all Extension Options are exercised) (the “SPAC Termination Date”). If we have not completed the Business Combination by the SPAC Termination Date (or such later date as may be approved by our stockholders), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive $10.08 per share, and our warrants will expire without value to the holder. In certain circumstances, our public stockholders may receive less than $10.08 per share on the redemption of their shares.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.08 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Marcum LLP, our independent registered public accounting firm, and the underwriters of the IPO, have not executed agreements with us waiving such claims to the monies held in the Trust Account.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we do not complete the Business Combination or another initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with such business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Letter Agreement, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination or another initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers, directors or members of our Sponsor will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our Public Shares in the event we do not complete the Business Combination or another initial business combination prior to June 30, 2023 (or September 30, 2023 if all Extension Options are exercised) may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our Public Shares as soon as reasonably possible following the end of the 24th month after the closing of the IPO or the expiration of any extension period in the event we do not complete our initial business combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our Public Shares in the event we do not complete the Business Combination or another initial business combination prior to June 30, 2023 (or September 30, 2023 if all Extension Options are exercised) is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

We may be unable to obtain additional financing to complete the Business Combination.

In connection with the Business Combination, the parties may raise additional capital of up to $100 million in the form of convertible preferred securities (the “PIPE Investment”). Furthermore, the Business Combination Agreement provides that the obligation of AON to consummate the Business Combination is subject to the sum of the following amounts (collectively, the “Available Closing Acquiror Cash”) equaling or exceeding $60 million as of the Closing (the “Minimum Cash Condition”): (i) the aggregate cash proceeds available from the Trust Account (after giving effect to all redemptions of shares of DTOC Class A common stock), plus (ii) the cash funded to DTOC, AON or any subsidiary of AON during the period between signing of the Business Combination Agreement and Closing, or that will be funded to DTOC, AON or any subsidiary of AON prior to or concurrently with the Closing, in each case pursuant to any equity or debt financing agreement or arrangement other than borrowings under the AON PNC Loans, plus (iii) the aggregate amount of capital offered in the PIPE Investment, but that is unreasonably rejected by AON (as further described in the Business Combination Agreement). Accordingly, we may not be able to consummate the Business Combination if we do not raise sufficient additional capital during the pendency of the Business Combination.

Prior to the filing of this proxy statement/prospectus, AON entered into a term sheet with a third-party institutional investor contemplating, on a non-binding basis, an aggregate investment by such investor of at least $65 million in the form of newly issued convertible preferred securities. The term sheet is not a commitment to invest or sell any such securities, and there is no assurance that AON and the investor will be able to reach a binding agreement or otherwise consummate the transactions contemplated thereby.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares). Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Actions taken by DTOC’s Sponsor, DTOC’s officers and directors to increase the likelihood of approval of the Business Combination Proposal and the other Proposals presented in this proxy statement/prospectus could have a depressive effect on the price of DTOC’s common stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding DTOC or DTOC’s securities, DTOC’s Sponsor, DTOC’s directors, officers and their respective affiliates may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or enter into transactions with such investors and others to provide them with incentives to acquire shares of DTOC’s common stock or vote their shares in favor of the Business Combination Proposal. While the exact nature of any other incentive arrangements that may be entered into in the future has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Initial Stockholders for nominal value. See, for example, “Certain Relationships and Related Party Transactions — DTOC Related Party Transactions — Founder Shares” and “Certain Relationships and Related Party Transactions — DTOC Related Party Transactions — Sponsor Support Agreement.” The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved and to decrease the likelihood that holders request redemption of public shares. Entering into any such arrangements may have a depressive effect on the price of DTOC’s common stock. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the Closing for a price below market value.

Our ability to successfully effect the Business Combination and the successful operation of the business thereafter will depend largely upon the efforts of certain key personnel, including the key personnel of AON, all of whom we expect to stay with New AON following the Business Combination. The loss of such key personnel could adversely affect the operations and profitability of the post-combination business.

Our ability to recognize certain benefits of the Business Combination and the successful operation of New AON’s business following the Business Combination will depend upon the efforts of certain key personnel of AON. Although we expect all of such key personnel to remain with New AON following the Business Combination, the unexpected loss of key personnel may adversely affect the operations and profitability of New AON. In addition, our future success depends in part on our ability to identify and retain key personnel to succeed senior management. Furthermore, while we have closely scrutinized the skills, abilities and qualifications of the key AON personnel that will be employed by New AON, our assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities we expect or those necessary to manage a public company, the operations and profitability of New AON’s business may be negatively impacted.

Subsequent to the completion of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Even though we conducted extensive due diligence in connection with our consideration of the Business Combination with AON, there is no assurance that such diligence surfaced all material issues that may be present inside AON’s businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the control of AON or DTOC will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Furthermore, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing to partially finance the initial business combination.

Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the Business Combination constituted an actionable material misstatement or omission.

Upon consummation of the Business Combination, New AON will be organized in an “up-C” structure, in which (i) New AON will own substantially all of the assets and business of AON, as well as any remaining assets of DTOC following distribution of its trust account as described herein, (ii) DTOC, to be renamed American Oncology Network, Inc., will be the holding company for the combined company’s business, holding a minority of the AON common units, and (iii) New AON’s only significant asset will be its equity interests in AON, which may not be sufficient to satisfy certain of New AON’s financial obligations following consummation of the Business Combination.

Upon consummation of the Business Combination, New AON will be a holding company and will have no material assets other than its equity interest in AON. New AON is not expected to have independent means of generating revenue or cash flow, and New AON’s ability to pay its taxes, operating expenses (including expenses resulting from its status as a publicly traded company) and pay any dividends in the future will be dependent upon the financial results and cash flows of AON.

The financial condition and operating requirements of AON may limit New AON’s ability to obtain cash from AON, and there can be no assurance that the combined business will generate sufficient cash flow to enable AON to distribute funds to New AON or that applicable state law and contractual restrictions, including negative covenants under debt instruments, will permit such distributions. If AON does not distribute sufficient funds to New AON to pay its taxes or other expenses, New AON may default on contractual obligations or have to borrow additional funds. In the event that New AON is required to borrow additional funds, it could adversely affect its liquidity and subject New AON to additional restrictions imposed by lenders.

New AON anticipates that the distributions received from AON may, in certain periods, exceed its actual tax liabilities and other financial obligations. The New AON Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated. New AON will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders.

New AON may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation.

New AON may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject New AON to significant liabilities.

Changes in laws or regulations or how such laws or regulations are interpreted or applied, or a failure to comply with any laws or regulations, may adversely affect our business, including our ability to complete the Business Combination, and results of operations.

We are and will be subject to laws and regulations enacted by national, regional and local governments and, potentially, foreign jurisdictions. In particular, we will be required to comply with certain SEC and other legal requirements, our business combination may be contingent on our ability to comply with certain laws and regulations and any post-business combination company may be subject to additional laws and regulations. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, including as a result of changes in economic, political social and government policies, and those changes could have a material adverse effect on our business, including our ability to negotiate or complete our initial business combination, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to complete the Business Combination, and our results of operations.

On March 30, 2022, the SEC issued proposed rules (the “2022 Proposed Rules”) relating to, among other items, enhancing disclosures in business combination transactions involving SPACs and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. These rules, if adopted, whether in the form proposed or in revised form, may increase the costs and time needed to complete the Business Combination or impair our ability to complete the Business Combination.

The historical consolidated and unaudited pro forma financial information in this proxy statement/prospectus is not representative of the results New AON would have achieved as a stand-alone public company and may not permit you to predict its future results.

The historical consolidated and unaudited pro forma financial information in this proxy statement/prospectus does not reflect the financial condition, results of operations or cash flows that New AON would have achieved as a stand-alone public company during the periods presented or those it will achieve in the future as a result of added costs New AON expects to incur as a public company, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act of 2002. As a result of these matters, among others, it may be difficult for investors to compare New AON’s future results to historical results or to evaluate its relative performance or trends in its business.

Risks Related to the Redemption

For the purposes of this section, “we,” “us” and “our” refers to DTOC prior to the consummation of the Business Combination and to New AON subsequent to the consummation of the Business Combination.

Our public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to more than 15% of the public shares.

A public stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to more than 15% of the public shares. Accordingly, if you hold more than 15% of the public shares and the Business Combination Proposal is approved, you will not be able to exercise redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. If the Business Combination is consummated, the value of such excess shares may not appreciate over time and the market price of our common stock may not exceed the per share redemption price paid in connection with the Business Combination.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions pursuant to the tender offer rules, and if you or a “group” of stockholders are deemed to hold in excess of 15% of our Class A common stock, you will lose the ability to redeem all such shares in excess of 15% of our Class A common stock.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the IPO without our prior consent, which we refer to as the “Excess Shares.” However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete our initial business combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your stock in open market transactions, potentially at a loss.

A DTOC stockholder’s decision as to whether to redeem his, her or its shares for a pro rata portion of the Trust Account may not put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell his, her or its public shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, such as the Business Combination, may cause an increase in our share price, and may result in a lower value realized upon redemption than a stockholder might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if a stockholder does not redeem his, her or its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of the Business Combination, and the risk that the stockholder may not be able, in the future to sell his, her or its shares, for a greater amount than the redemption price described in this proxy statement/prospectus. A stockholder should consult his, her or its tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

On April [       ], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price per share of DTOC Class A common stock was $[      ]. Public stockholders should be aware that, while we are unable to predict the price per share of New AON Class A Common Stock following the consummation of the Business Combination — and accordingly we are unable to predict the potential impact of redemptions on the per share value of Public Shares owned by non-redeeming public stockholders — increased levels of redemptions by public stockholders may be a result of the price per share of Public Shares falling below the redemption price. We expect that more public stockholders elect to redeem their Public Shares if the share price of the DTOC Class A common stock is below the projected redemption price of $10.00 per share, and we expect that more public stockholders may elect not to redeem their Public Shares if the share price of the Public Shares is above the projected redemption price of $10.00 per share. Each Public Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to DTOC from the Trust Account and (ii) a corresponding increase in each public stockholder’s pro rata ownership interest in New AON following the consummation of the Business Combination.

If a stockholder fails to receive notice of our offer to redeem our Public Shares in connection with our Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

We will comply with the tender offer rules or proxy rules, as applicable, when conducting redemptions in connection with our initial business combination. Despite our compliance with these rules, if a stockholder fails to receive our tender offer or proxy materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares and thus fail to submit a redemption request. In addition, this proxy statement/prospectus describes various procedures that must be complied with in order to validly tender or redeem Public Shares. For example, holders of DTOC public shares are required to, among other requirements, submit a request in writing and deliver their stock (either physically or electronically) to DTOC’s transfer agent at least two business days prior to the Special Meeting. Stockholders electing to redeem their public shares will receive their pro rata portion of the amount on deposit in the Trust Account as of two business days prior to the anticipated consummation of the Business Combination. See “Special Meeting of DTOC Stockholders — Redemption Rights and Procedures” for additional information on how to exercise your redemption rights. If you do not timely submit your redemption request and deliver your common stock and comply with the other redemption requirements, you will not be entitled to redeem your common stock.

A new 1% U.S. federal excise tax would be imposed on us in connection with redemptions of shares of DTOC common stock.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) was signed into federal law. The Inflation Reduction Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations (each, a “covered corporation”) that occur after December 31, 2022. Because we are a Delaware corporation and its securities are traded on Nasdaq, we are a “covered corporation” for this purpose. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the stock repurchase excise tax base of a covered corporation during a taxable year. The stock repurchase excise tax base generally equals the fair market value of the shares repurchased (at the time of the repurchase) by the covered corporation during the taxable year. However, for purposes of calculating the stock repurchase excise tax base, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. On December 27, 2022, the IRS and the U.S. Department of the Treasury issued Notice 2023-2 to provide taxpayers with interim guidance addressing the application of the 1% excise tax. Notice 2023-2 provides an exclusive list of redemptions that are not treated as repurchases for purposes of the excise tax, including liquidations under Code Section 331.

Any redemptions of Public Shares will likely be subject to the excise tax. Whether and to what extent we would be subject to the excise tax would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, (ii) the nature and amount of any financing or equity issuances in connection with the Business Combination (or otherwise issued not in connection with the business combination but issued within the same taxable year of the business combination) and (iii) the content of regulations and other additional guidance from the U.S. Department of the Treasury. In addition, because the excise tax would be payable by us and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined; however, we will not use the funds held in the Trust Account and any additional amounts deposited into the Trust Account (including the Initial Contribution and any Additional Contributions), as well as any interest earned thereon to pay the excise tax. The foregoing could cause a reduction in the cash available on hand to complete the Business Combination and could negatively impact our ability to complete the Business Combination.

The SEC has issued proposed rules relating to certain activities of SPACs. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with such proposals may increase our costs and the time needed to complete a business combination and may make it more difficult to complete a business combination.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) that would, among other items, impose additional disclosure requirements in business combination transactions involving SPACs and private operating companies; amend the financial statement requirements applicable to business combination transactions involving such companies; update and expand guidance regarding the general use of projections in SEC filings, as well as when projections are disclosed in connection with proposed business combination transactions; increase the potential liability of certain participants in proposed business combination transactions; and impact the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”), including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs.

Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing a business combination, and may make it more difficult to complete a business combination. The need for compliance with the SPAC Rule Proposals may cause us to liquidate the funds in the Trust Account or liquidate the Company at an earlier time than we might otherwise choose.

If we are deemed to be an investment company for purposes of the Investment Company Act we would be required to institute burdensome compliance requirements and our activities would be severely restricted and as a result, we may abandon our efforts to consummate a business combination and liquidate the Company.

As described further above, the SPAC Rule Proposals relate, among other matters, to the circumstances in which SPACs such as ours could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a business combination. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than 18 months after the effective date of the registration statement relating to the IPO (the “IPO Registration Statement”). The company would then be required to complete a business combination no later than 24 months after the effectiveness of the IPO Registration Statement. Because the SPAC Rule Proposals have not yet been adopted, there is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like ours, that has not entered into a definitive agreement within 18 months after the effective date of its IPO registration statement or that does not complete its initial business combination within 24 months. As a result, it is possible that a claim could be made that we have been operating as an unregistered investment company, although we intend to convert all of our investments in the Trust Account into cash, which will remain in the Trust Account, on or prior to the 24-month anniversary of the consummation of the IPO (see the risk factor entitled “We do not intend to continue to invest the proceeds held in the Trust Account in interest-bearing securities, which will limit the interest income available for payment of taxes and dissolution expenses or for distribution to public stockholders” below). If we are deemed to bean investment company and subject to compliance with and regulation under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to additional burdensome regulatory requirements and expenses for which we have not allotted funds. As a result, if we are deemed an investment company under the Investment Company Act, we may abandon our efforts to consummate a business combination and instead liquidate the Company.

We do not intend to continue to invest the proceeds held in the Trust Account in interest-bearing securities, which will limit the interest income available for payment of taxes and dissolution expenses or for distribution to public stockholders.

Prior to March 12, 2023, the proceeds from the IPO and the simultaneous private placement were being held in our Trust Account in the United States maintained by Continental Stock Transfer & Trust Company, acting as trustee, invested in U.S. “government securities”, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. As a result of the extension of the period by which we are required to consummate our initial business combination, we determined that we will convert all of our investments in the Trust Account into cash, which will remain in the Trust Account. We intend to maintain the funds in the Trust Account in cash in an interest-bearing demand deposit account at a

U.S.-bank until the earlier of the consummation of the Business Combination or our liquidation. We will receive lower interest on the funds held in such deposit account (as compared to continuing to invest such funds in interest-bearing U.S. government securities), which deposit account is expected to bear interest at a rate of 4% per annum based on current interest rates. However, we cannot assure you that such rate on the deposit account will not decrease or increase significantly. As a result, any decision to liquidate the investments held in the Trust Account and thereafter to hold all funds in the Trust Account in cash items would reduce the dollar amount our public stockholders would receive upon any redemption of Public Shares or our liquidation.

Risks Related to the Exchange Offer

As a result of the consummation of the Exchange Offer, holders of AON Class B-1 units will receive shares of New AON Class A common stock in exchange for their shares of AON Class B-1 units. Accordingly, participants in the Exchange Offer will become shareholders of New AON and no longer retain the rights and privileges associated with their ownership of AON Class B-1 units under the AON organizational documents following the receipt of shares of New AON Class A common stock upon the closing of the Exchange Offer.

If the Exchange Offer is consummated, holders of AON Class B-1 units will become holders of New AON Class A common stock. Their rights as New AON stockholders will be governed by the DGCL, Proposed Charter and Proposed Bylaws, rather than the DLLCA and Amended and Restated AON LLC Agreement.

Even if less than all holders of AON Class B-1 units participate in the Exchange Offer, the AON Class B-1 units of non-participating holders may in certain circumstances be automatically exchanged into newly issued shares of New AON Class A common stock.

All outstanding AON Class B-1 units that are (a) not tendered prior to the Expiration Date or (b) tendered, but (i) properly withdrawn any time before the Expiration Date or (ii) for any valid reason, not accepted by DTOC, will continue to be outstanding according to the their terms unmodified and, upon the adoption of the Amended and Restated AON LLC Agreement, will be reclassified into AON common units at an exchange ratio equal to the Per Company Class B Unit Exchange Ratio. However, if holders of a majority in interest of the outstanding AON Class B-1 units consent to the Proposed Amendments by participating in the Exchange Offer, the Proposed Amendments will become effective promptly following the Exchange Offer and all outstanding AON Class B-1 units (including AON Class B-1 that have not been validly tendered or have been validly withdrawn) will automatically be exchanged, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, into a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by each applicable holder.

The exchange of AON Class B-1 units will increase the number of New AON Class A common stock shares eligible for future resale and result in dilution to New AON stockholders.

AON’s Class B-1 units may be exchanged for shares of New AON Class A common stock pursuant to the Exchange Offer, which will increase the number of shares of New AON Class A common eligible for future resale in the public market and result in dilution to New AON stockholders in the event such Exchange Offer is completed. Assuming all outstanding AON Class B-1 units are exchanged into shares of New AON Class A common stock, it is estimated that New AON will issue 1.2 million additional shares of New AON Class A common stock in the Exchange Offer. This issuance of New AON Class A common stock will result in dilution to New AON stockholders and increase the number of shares eligible for resale in the public market.

Neither DTOC nor AON has obtained a third-party determination that the Exchange Offer is fair to holders of AON Class B-1 units.

Neither DTOC or AON has retained, or intends to retain, any unaffiliated representative to act on behalf of the holders of the AON Class B-1 units for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer or the Consent Solicitation. As of the date of this proxy statement/prospectus, the Per Company Unit Exchange Ratio into which AON Class B-1 units are proposed to be exchanged in the Exchange Offer is estimated to equal 2,688 shares of New AON Class A common stock. If a holder of AON Class B-1 units does not participate in the Exchange Offer and less than a majority in interest of the outstanding AON Class B-1 units consent to the Proposed Amendments, upon adoption of the Amended and Restated AON LLC Agreement, such AON Class B-1 units, together with all other outstanding AON Class B units, will be reclassified into AON common units at the Per Company Class B Unit Exchange Ratio. As of the date of this proxy statement/prospectus, the Per Company Class B Unit Exchange Ratio into which such AON Class B-1 units will be reclassified is estimated to equal 294 AON common units. In addition, under the terms of AON’s Class B-1 unit award agreements to its employees, vesting of the Class B-1 Units is subject to closing of the Business Combination, and therefore, if the Business Combination does not close, then the Class B-1 units will be automatically cancelled.

As of [   ], 2023, each share of DTOC Class A common stock traded at a price of $[   ] per share, although the price of New AON Class A common stock may increase or decrease prior to and following the Closing, and the terms of New AON Class A common stock will vary from the terms of DTOC Class A common stock as set forth in the organizational documents of DTOC. Participation in the Exchange Offer allows holders of AON’s Class B-1 units to receive liquid securities that are expected to be listed for trading on the Nasdaq Stock Market.

You must make your own investment decision regarding the Exchange Offer based upon your own assessment of the value of the AON’s Class B-1 units, the likely value of the New AON Class A common stock you may receive in the Exchange Offer, your investment objectives and any other factors you deem relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

Digital Transformation Opportunities Corp., a Delaware corporation (“DTOC”) and American Oncology Network, LLC, a Delaware limited liability company (the “Company” or “AON”) are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination, as defined within this proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022, combines the audited balance sheet of DTOC as of December 31, 2022, with the audited consolidated balance sheet of the Company as of December 31, 2022, giving effect to the Business Combination and the PIPE Investment as if it had been consummated on December 31, 2022.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the audited statement of operations of DTOC for the year ended December 31, 2022, with the audited consolidated statement of operations of the Company for the year ended December 31, 2022. The unaudited pro forma condensed combined statement of operations give effect to the Business Combination as if it had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

●	The historical audited financial statements of DTOC as of and for the year ended December 31, 2022; and
●	The historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2022.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination, which is discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent DTOC’s consolidated results of operations or consolidated financial position that would actually have occurred had the Business Combination been consummated on the dates assumed or to project DTOC’s consolidated results of operations or consolidated financial position for any future date or period.

The unaudited pro forma condensed combined financial information should also be read together with “DTOC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “AON Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

DTOC and the Company have entered into a Business Combination Agreement, dated as of October 5, 2022, and amended and restated as of January 6, 2023, and further amended and restated on April 27, 2023. Pursuant to the Business Combination Agreement, DTOC and the Company will undertake a series of transactions resulting in the organization of the combined post-business combination company as an umbrella partnership C corporation, in which substantially all the assets and the business of the combined company will continue to be held by AON and DTOC will become a member of AON. For purposes of this proxy statement/prospectus, “New AON” means American Oncology Network Inc. (f/k/a Digital Transformation Opportunities Corp.) and its consolidated subsidiaries, after giving effect to the Business Combination. The Business Combination Agreement provides that, upon the terms and subject to the conditions thereof, the Business Combination will be implemented as follows:

●	DTOC will commence, and use its commercially reasonable efforts to consummate as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, an offer to employees of AON to exchange, at the election of each such employee, each outstanding AON Class B-1 unit held by such employee for a number of new issued shares of New AON Class A common stock equal to the applicable Per Company Unit Exchange Ratio;

●	on the closing of the Business Combination (the “Closing”), AON will amend and restate its operating agreement (the “Amended and Restated AON LLC Agreement”) to reclassify:
●	existing AON Class A units, and AON Class A-1 units into a single class of AON common units that are later exchangeable on a one-to-one basis for shares of New AON Class A common stock (the “AON common units”) at an exchange ratio equal to the quotient of (a) the net equity value per unit of AON (without taking into account any AON Class B-1 units (as defined below) participating in the Exchange Offer (as defined below) in such per unit calculation) divided by (b) $10.00 (the “Per Company Unit Exchange Ratio”);
●	existing AON Class B units into AON common units at an exchange ratio equal to the quotient of (a) the excess of the net equity value per unit of AON (without taking into account any AON Class B-1 units participating in the Exchange Offer in such per unit calculation) over the applicable distribution threshold divided by (b) $10.00 (the “Per Company Class B Unit Exchange Ratio”);

as of the date of this proxy statement/prospectus, the Per Company Unit Exchange Ratio into which existing AON Class A units and AON Class A-1 units will be reclassified is estimated to equal 2,688 AON common units;

●	upon the Closing, AON plans to convert on such terms and in such manner as determined by the AON Board of Managers, profit pool units of certain of AON’s subsidiaries into an equal number of (i) AON common units and (ii) shares of New AON Class B common stock, which together are exchangeable into shares of New AON Class A Common Stock (the “Practice Profit Pool Shares”). The number of Practice Profit Pool Shares issuable will be determined prior to Closing and will be equal to 5% of the $350 million AON enterprise value (minus the Company Closing Indebtedness and plus the Company Closing Cash and Preferred Return (as such terms are defined in the Business Combination Agreement)) divided by $10;
●	on the Closing and substantially concurrently with the adoption of the Amended and Restated AON LLC Agreement, New AON will amend and restate its charter (the “Proposed Charter”) to provide for the (a) conversion of all existing shares of DTOC Class B common stock into shares of New AON Class A common stock on a one-to-one basis, (b) amendment of the terms of New AON Class B common stock to provide holders voting rights but no economic rights and (c) authorization of new shares of New AON convertible preferred stock in an amount sufficient to consummate a private placement of up to $100,000,000 in convertible preferred stock to be consummated immediately prior to the consummation of the Business Combination (the “PIPE Investment”); and
●	on the Closing and following the adoption of the Proposed Charter and the consummation of the PIPE Investment, (a) AON will issue AON common units to New AON in exchange for a combination of cash and shares of New AON Class B common stock (and Class B Prefunded Warrants if any holders of AON common units make an election to receive Class B Prefunded Warrants in lieu of shares of New AON Class B common stock), (b) New AON will be admitted as a member of AON, (c) AON will distribute shares of New AON Class B common stock or Class B Prefunded Warrants, as applicable, to AON equityholders, (d) AON will distribute cash equal to the preferred return set forth in the AON operating agreement to holders of AON Class A units and AON Class A-1 units (or only to holders of AON Class A units if the holder of AON Class A-1 units elects to receive additional shares of AON common units in lieu of cash as provided in the Business Combination Agreement), (e) New AON will reserve a specified number of additional shares of New AON Class A common stock for issuance after the Closing to eligible recipients, and (f) from and after the Closing (but subject to lock-up restrictions), the AON equityholders (other than New AON) will have the right (but not the obligation) to exchange AON common units together with an equal number of shares of New AON Class B common stock (whether held directly or indirectly through Class B Prefunded Warrants), for shares of New AON Class A common stock.

The Board of Managers of AON has authorized and approved the issuance to its employees (which includes certain employees of AON that are holders of practice profit pool interests) of up to 460 AON Class B-1 units that have the same rights, terms and restrictions of the other AON Class B units issued and outstanding under AON’s operating agreement, but that will vest only upon the consummation of the Business Combination (the “AON Class B-1 units”). To incentivize retention of AON employees following the consummation of the Business Combination and further align the interests of AON employees with those of stockholders, DTOC is offering to the holders of AON Class B-1 units to exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by such holder (such offer, the “Exchange Offer”). Concurrently with the Exchange Offer, DTOC and AON are also soliciting consents from the holders of AON Class B-1 units to certain amendments to the terms of the awards and the unit grant agreements pursuant to which the AON Class B-1 units were granted (the “Consent Solicitation”) to provide for the automatic exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, of all AON Class B-1 units not otherwise tendered in the Exchange Offer into a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by each applicable holder (collectively, the “Proposed Amendments”).

As of the date of this proxy statement/prospectus, the Per Company Unit Exchange Ratio into which AON Class B-1 units are proposed to be exchanged in the Exchange Offer is estimated to equal 2,688 shares of New AON Class A common stock. If a holder of AON Class B-1 units does not participate in the Exchange Offer and less than a majority in interest of the outstanding AON Class B-1 units consent to the Proposed Amendments, upon adoption of the Amended and Restated AON LLC Agreement, such AON Class B-1 units, together with all other outstanding AON Class B units, will be converted into AON common units at the Per Company Class B Unit Exchange Ratio. As of the date of this proxy statement/prospectus, the Per Company Class B Unit Exchange Ratio into which such AON Class B-1 units will be reclassified is estimated to equal 294 AON common units.

Anticipated Accounting Treatment for the Business Combination

As the Company does not meet any of the characteristics of a VIE under ASC 810, the Transaction was evaluated under ASC 805, Business Combinations. Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DTOC will be treated as the acquired company and AON will be treated as the acquirer for financial statement reporting purposes. The Company has been determined to be the accounting acquirer based on, in summary, an evaluation of the following primary facts and circumstances:

●	AON’s directors will represent a majority of the board seats for New AON’s board of directors;
●	AON’s senior management will be the senior management of the combined company;
●	AON’s operations comprising the ongoing operations of the post-combination company; and
●	AON’s relative size is significantly larger compared to DTOC.

Accordingly, for accounting purposes, the financial statements of the post-combination entity will represent a continuation of the financial statements of the Company with the acquisition being treated as the equivalent of the Company issuing stock for the net assets of DTOC, accompanied by a recapitalization. The net assets of DTOC will be stated at historical cost, with no goodwill or other intangible assets recorded.

Accounting for the Earnout Shares

Following the Closing and for five years thereafter, the Sponsor has agreed to subject 35% of the shares of New AON common stock held by it as of the Closing (the “Sponsor Earnout Shares”) to the following vesting and forfeiture provisions:

●	the Sponsor Earnout Shares will vest when the volume-weighted average price of the New AON Class A common stock equals or exceeds $13.50 per share for any 20 trading days within any 30 trading day period beginning after the Closing and ending 60 months following the Closing;
●	the Sponsor Earnout Shares will be released immediately upon the consummation of a change of control transaction within the 60-month period following the Closing; and
●	if the Sponsor Earnout Shares are not released pursuant to the foregoing provisions on or before the date that is 60 months after the Closing, then the Sponsor Earnout Shares will be forfeited immediately following such date.

As the Business Combination will be accounted for as a reverse recapitalization, the issuance of the Sponsor Earnout Shares to the Company’s existing shareholders is anticipated to be accounted for as an equity transaction. The accounting for the Sponsor Earnout Shares was evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, and ASC Subtopic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, to determine if the Sponsor Earnout Shares should be classified as a liability or within equity. As part of that preliminary analysis, it was determined that the Sponsor Earnout Shares are freestanding from the related shares of common stock, do not meet the criteria within ASC 480 to be classified as a liability, and meet the criteria in ASC 815-40 to be considered indexed to the post-combination entity’s common stock and classified within equity. Therefore, an adjustment to recognize the Sponsor Earnout Shares would have no net impact on any financial statement line item as it would simultaneously increase and decrease additional paid-in capital. Thus, no adjustment has been applied to the unaudited pro forma combined financial information related to the Sponsor Earnout Shares.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Business Combination. The unaudited pro forma condensed combined financial information reflects the application of transaction accounting adjustments and are based upon available information and certain assumptions, described in the accompanying notes hereto, that management believes are reasonable under the circumstances.

Pursuant to the Existing Charter, Public Stockholders are offered the opportunity to redeem, upon the closing of the Business Combination, shares of DTOC’s Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account. At a special meeting of stockholders held on March 2, 2023 (the “March Special Meeting”), DTOC’s stockholders approved the Extension Amendment Proposal (the “Extension Amendment”). In connection with the approval of Extension Amendment Proposal, the Sponsor and DTOC’s Chief Financial Officer converted all of their respective Founder Shares into an aggregate of 8,262,500 shares of DTOC Class A common stock. In addition, the holders of 31,502,931 shares of common stock of DTOC properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.19 per share, for an aggregate redemption amount of approximately $321.2 million. As such, the unaudited pro forma condensed combined financial statements present two possible redemption scenarios as follows:

●	Assuming No Additional Redemptions — No additional shares of DTOC Class A common stock are redeemed; and
●	Assuming Additional Redemptions — The additional redemption of 1,847,069 shares of DTOC Class A common stock for a total redemption of 33,350,000 shares of DTOC Class A common stock, which is derived from the number of additional shares that could be redeemed in connection with the Business Combination, for an aggregate payment of approximately $333.5 million from the Trust Account.

Prior to the filing of this proxy statement/prospectus, AON entered into a term sheet with a third-party institutional investor contemplating, on a non-binding basis, an aggregate investment by such investor of at least $65 million in the form of newly issued convertible preferred securities. The term sheet is not a commitment to invest or sell any such securities, and there is no assurance that AON and the investor will be able to reach a binding agreement or otherwise consummate the transactions contemplated thereby. In light of the foregoing, the pro forma assumptions under both the No Additional Redemptions and Additional Redemptions scenarios in the tables below include an assumed $65.0 million PIPE investment and the issuance of 6.5 million shares of New AON convertible preferred stock and additional paid-in capital, using par value of $0.0001 per share, to the PIPE Investors.

Upon the consummation of the Business Combination, we estimate that shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the following:

	Assuming No Additional		Assuming Additional
	Redemptions		Redemptions
	Shares	%	Shares	%
New AON Class B shareholders (Former AON shareholders)	28,479,710	62.9%	28,479,710	65.6%
New AON Class B Warrants (Former AON shareholders)	3,000,245	6.6%	3,000,245	6.9%
DTOC Class A Shareholders (Public Shareholders)	1,847,069	4.1%	—	0.0%
DTOC Class A Shareholders (Sponsor)	5,419,375	12.0%	5,419,375	12.5%
Preferred Stock Shareholders (PIPE Investors)	6,500,000	14.4%	6,500,000	15.0%
Shares Outstanding at Closing	45,246,399	100.0%	43,399,330	100.0%

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of DTOC following the completion of the Business Combination and related transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. DTOC and the Company have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Balance Sheet

As of December 31, 2022

(amounts in thousands, except share amounts)

		Digital	Pro Forma		Pro Forma	Pro Forma		Pro Forma
	American	Transformation	Adjustments		Combined	Adjustments		Combined
	Oncology	Opportunities	(Assuming No		Assuming No	(Assuming		Assuming
	Network, LLC	Corp.	Additional		Additional	Additional		Additional
	(Historical)	(Historical)	Redemptions)		Redemptions	Redemptions)		Redemptions

Assets
Current assets
Cash and cash equivalents	$26,926	$374	$18,830	(a)	$80,468	$(18,830)	(h)	$61,638
			580	(o)
			65,000	(c)
			(11,673)	(e)
			(11,284)	(f)
			(8,285)	(k)
Short-term marketable securities	9,851	—	—		9,851	—		9,851
Restricted cash	—	—	—		—	—		—
Patient accounts receivable, net	136,098	—	—		136,098	—		136,098
Inventories	36,476	—	—		36,476	—		36,476
Other receivables	28,201	—	—		28,201	—		28,201
Prepaids expenses and other current assets	2,670	87	—		2,757	—		2,757
Current portion of notes receivable - related parties	1,797	—	—		1,797	—		1,797
Total current assets	242,019	461	53,168		295,648	(18,830)		276,818
Property and equipment, net	31,980	—	—		31,980	—		31,980
Operating lease right-of-use assets, net	43,724	—	—		43,724	—		43,724
Notes receivable – related parties	2,076	—	—		2,076	—		2,076
Other assets	5,199	—	(339)	(n)	4,860	—		4,860
Goodwill and intangibles, net	1,230	—	—		1,230	—		1,230
Net deferred tax assets	—	—	1,138	(m)	1,138	—		1,138
Cash and securities held in Trust Account	—	338,422	(18,830)	(a)	—	—		—
			2,148	(o)
			(580)	(o)
			(321,160)	(j)
Total assets	326,228	338,883	(284,455)		380,656	(18,830)		361,826
Liabilities, commitments and shareholders’ equity (deficit)
Current liabilities
Accounts payable	106,495	2,605	(323)	(m)	108,777	(71)	(m)	108,706
Accrued compensation related costs	7,466	—	—		7,466	—		7,466
Accrued other	17,800	—	—		17,800	—		17,800
Current portion of operating lease liabilities	9,177	—	—		9,177	—		9,177
Total current liabilities	140,938	2,605	(323)		143,220	(71)		143,149
Long-term debt, net	80,301	—	—		80,301	—		80,301
Long-term operating lease liabilities	37,224	—	—		37,224	—		37,224
Other long-term liabilities	5,749	—	—		5,749	—		5,749
Deferred underwriting fee	—	11,673	(11,673)	(e)	—	—		—
Net deferred tax liabilities	—	575	(575)	(m)	—	—		—
Warrant liability	—	875	—	(l)	875	—		875
Total liabilities	264,212	15,728	(12,571)		267,369	(71)		267,298
Commitments:
Class A Common Stock subject to possible redemption, 33,350,000 shares at redemption value of $10.12 and $10.00, at December 31, 2022	—	337,358	(321,160)	(j)	—	—		—
			(16,198)	(b)
Mezzanine Equity:
New AON Preferred stock, $0.0001 par value; 7,500,000 shares authorized; 6,500,000 issued and outstanding at December 31, 2022, with an aggregate liquidation preference of $[●].	—	—	65,000	(c)	65,000	—		65,000
Stockholders’ equity (deficit)

		Digital	Pro Forma		Pro Forma	Pro Forma		Pro Forma
	American	Transformation	Adjustments		Combined	Adjustments		Combined
	Oncology	Opportunities	(Assuming No		Assuming No	(Assuming		Assuming
	Network, LLC	Corp.	Additional		Additional	Additional		Additional
	(Historical)	(Historical)	Redemptions)		Redemptions	Redemptions)		Redemptions

New AON Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2022	—	—	1	(g)	1	(1)	(h)	—

New AON Class B common stock, $0.0001 par value; [●] shares authorized; [●] shares issued and outstanding at December 31, 2022	—	—	3	(g)	3	—		3
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,337,500 shares issued and outstanding at December 31, 2022	—	1	(1)	(g)	—	—		—
Class A units; 7,725 units outstanding at December 31, 2022	7,725	—	(7,725)	(g)	—	—		—
Class A-1 units; 730 units outstanding at December 31, 2022	28,500	—	(28,500)	(g)	—	—		—
Class B units; no units outstanding at December 31, 2022	80	—	(80)	(g)	—	—		—
Noncontrolling interest	—	—	34,524	(i)	34,524	1,469	(i)	35,993
Additional paid-in capital	—	—	16,198	(b)	10,463	(18,829)	(h)	(9,531)
			(14,204)	(d)		15	(f)
			36,302	(g)		(1,180)	(i)
			—	(l)
			(2,126)	(f)
			(7,400)	(f)
			(8,285)	(k)
			2,148	(o)
			1,713	(m)
			13,915	(p)
			(27,459)	(i)
			(339)	(n)

Accumulated other comprehensive loss	(117)	—	—		(117)	—		(117)
Accumulated earnings (deficit)	25,828	(14,204)	14,204	(d)	3,413	—		3,180
			7,400	(f)		(15)	(f)
			(7,400)	(f)		(289)	(i)
			(2,148)	(o)		71	(m)
			2,148	(o)
			(1,758)	(f)
			(13,915)	(p)
			323	(m)
			(7,065)	(i)
Total Stockholders’ equity (deficit)	62,016	(14,203)	474		48,287	(18,759)		29,528

Total liabilities, commitments, mezzanine equity, and stockholders’ equity (deficit)	$326,228	$338,883	$(284,455)		$380,656	$(18,830)		$361,826

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2022

(amounts in thousands, except per share amounts)

		Digital		Pro Forma		Pro Forma	Pro Forma		Pro Forma
	American	Transformation		Adjustments		Combined	Adjustments		Combined
	Oncology	Opportunities		(Assuming No		Assuming No	(Assuming		Assuming
	Network, LLC	Corp.	Reclassification	Additional		Additional	Additional		Additional
	(Historical)	(Historical)	Adjustments	Redemptions)		Redemptions	Redemptions)		Redemptions
Revenue
Patient service revenue, net	$1,137,932	$—	$—	$—		$1,137,932	$—		$1,137,932
HHS grant income	—	—	—	—		—	—		—
Other revenue	11,738	—	—	—		11,738	—		11,738
Total revenue	1,149,670	—	—	—		1,149,670	—		1,149,670

Costs and expenses:
Cost of Revenue	1,054,217	—	—	—		1,054,217	—		1,054,217
General and administrative expenses	89,887	—	2,389	(3,277)	(ff)	102,914	—		102,914
				13,915	(gg)
Transaction related expenses				9,158	(ee)	12,435	15	(ee)	12,450
				3,277	(ff)
Formation and operating costs	—	2,389	(2,389)	—		—	—		—
Total costs and expenses	1,144,104	2,389	—	23,073		1,169,566	15		1,169,581
Income (loss) from operations	5,566	(2,389)	—	(23,073)		(19,896)	(15)		(19,911)

Nonoperating income (expense):
Interest expense	(3,417)	—	—	—		(3,417)	—		(3,417)
Interest income	151	5,129	—	(10,015)	(bb)	151	—		151
				4,886	(hh)
Other income, net	289	—	—	—		289	—		289
Unrealized gain (loss) on marketable securities held in Trust Account	—	139	—	2,599	(aa)	—	—		—
				(2,738)	(hh)
Change in fair value of warrant liability	—	8,680	—	—		8,680	—		8,680
Income (loss) before income taxes	2,589	11,559	—	(28,341)		(14,193)	(15)		(14,208)
Income tax expense (benefit)	—	1,027	—	(898)	(cc)	129	(71)	(cc)	58
Net income (loss)	2,589	10,532	—	(27,443)		(14,322)	56		(14,266)
Net income (loss) attributable to noncontrolling interest	—	—	—	(9,670)	(dd)	(9,670)	(364)	(dd)	(10,034)
Net income (loss) attributable to New AON	$2,589	$10,532	$—	$(17,773)		$(4,652)	$420		$(4,232)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on December 31, 2022, in the case of the unaudited pro forma condensed combined balance sheet, and, in the case of the unaudited pro forma condensed combined statement of operations, as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Accordingly, for accounting purposes, the financial statements of the post-combination entity will represent a continuation of the financial statements of the Company with the acquisition being treated as the equivalent of the Company issuing stock for the net assets of DTOC, accompanied by a recapitalization.

The net assets of DTOC will be stated at historical cost, with no goodwill or other intangible assets recorded.

The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the post-combination entity’s additional paid-in capital and are assumed to be cash settled.

2.	Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022, are as follows:

(a)

Represents the reclassification of cash and investments of $18.8 million held in the Trust Account that become available in conjunction with the Business Combination. See note (j) for the redeemed cash and investments that were held in the Trust Account.

(b)

Reflects the reclassification of 1,847,069 shares of DTOC Class A common stock and additional paid-in capital for approximately $16.2 million, using par value of $0.0001 per share, subject to possible redemption and the issuance of shares to DTOC public shareholders.

(c)

Represents the pro forma adjustment to record the net proceeds of an assumed $65.0 million PIPE investment and the issuance of 6.5 million shares of New AON convertible preferred stock and additional paid-in capital, using par value of $0.0001 per share, to the PIPE Investors. Prior to the filing of this proxy statement/prospectus, AON entered into a term sheet with a third-party institutional investor contemplating, on a non-binding basis, an aggregate investment by such investor of at least $65.0 million with an option to increase the investment to $75.0 million, in the form of newly issued convertible preferred securities. The term sheet is not a commitment to invest or sell any such securities, and there is no assurance that AON and the investor will be able to reach a binding agreement or otherwise consummate the transactions contemplated thereby.

New AON is currently evaluating the requirements of ASC 480-10-S99 regarding permanent versus mezzanine equity presentation of the PIPE investment. For purposes of the unaudited pro forma condensed combined financial information, the PIPE investment is classified as mezzanine equity. However, the evaluation and finalization of accounting conclusions regarding the classification are ongoing and subject to change in accordance with the terms contained within the final agreement.

(d)	Reflects the elimination of DTOC’s historical accumulated deficit.

(e)	Reflects the payment of $11.7 million of deferred underwriters’ fees incurred during DTOC’s IPO due upon the completion of the Business Combination.
(f)

Represents the estimated incremental transaction costs incurred by DTOC and the Company of approximately $11.3 million excluding $11.7 million of deferred underwriters’ fees described in note 2(e), for advisory, banking, printing, legal and accounting fees.

Under the No Additional Redemptions scenario, transaction expenses of $9.1 million are expected to be expensed as incurred, as reflected in adjustment (ee) in the income statement for the year ended December 31, 2022. Under the Additional Redemptions scenario, transaction expenses of $9.2 million are expected to be expensed as incurred, as reflected in adjustment (ee) in the income statement for the year ended December 31, 2022.

Under the No Additional Redemptions scenario, $7.4 million DTOC transaction expenses were recorded in accumulated deficit and subsequently presented in APIC, to reflect the elimination of DTOC’s historical accumulated deficit for the expenses incurred. The remaining $1.7 million of AON expenses were presented in accumulated earnings, to reflect the expense incurred. The costs that were direct and incremental to the equity raise were netted against the proceeds of the Business Combination.

Under the Additional Redemptions scenario, $7.4 million DTOC transaction expenses were recorded in accumulated deficit and subsequently presented in APIC, to reflect the elimination of DTOC’s historical accumulated deficit for the expenses incurred. The remaining $1.8 million of AON expenses were presented in accumulated earnings, to reflect the expense incurred. The costs that were direct and incremental to the equity raise were netted against the proceeds of the Business Combination. Additional Redemptions transaction accounting adjustments reflect the true-up to balances noted below.

	No Additional Redemptions		Total No Additional Redemptions	Additional Redemptions		Total Additional Redemptions
(amounts in thousands)	Capitalized	Expensed		Capitalized	Expensed
DTOC	—	7,400	7,400	—	7,400	7,400
AON	2,126	1,758	3,884	2,110	1,774	3,884
Total	2,126	9,158	11,284	2,110	9,174	11,284

(g)

Represents the recapitalization of the Company’s Class A, Class A-1, and Class B outstanding shares, using par value of $0.0001 per share, and the recapitalization of DTOC’s Class B common stock, which were converted into shares of DTOC Class A common stock prior to the Business Combination in connection with the approval of the Extension Amendment proposal, using par value of $0.0001 per share, into New AON Class A common stock and New AON Class B common stock, as follows:

	Assuming No Additional Redemptions	Assuming Additional Redemptions	Assuming No Additional Redemptions	Assuming Additional Redemptions
in thousands, except share amounts	Shares	Shares	Par Value	Par Value
New AON Class B shareholders (Former AON shareholders)	28,479,710	28,479,710	3	3
New AON Class B Warrants (Former AON shareholders)	3,000,245	3,000,245	—	—
DTOC Class A Shareholders (Sponsor)	5,419,375	5,419,375	1	1
Shares Outstanding at Closing	36,899,330	36,899,330	4	4

(h)

Represents the Additional Redemption of 1,847,069 shares of DTOC Class A Common Stock subject to redemption for approximately $18.8 million (based on the remaining fair value of cash held in the Trust Account of approximately $18.8 million).

(i)

The financial results of AON and its wholly-owned subsidiaries are consolidated with and into New AON, and following the Business Combination, a portion of the consolidated net income (loss) of AON, which the former AON unitholders are entitled to or are required to absorb, are allocated to the noncontrolling interests (the “NCI”). The respective controlling interests and noncontrolling interests in AON as reflected in New AON’s financial statements depend on the level of redemptions. The estimated possible range of controlling interests is 30.43%-27.47% and the estimated possible range of noncontrolling interests is 69.57% — 72.53%. For purposes of the unaudited pro forma condensed combined financial information, a controlling interest of 30.43% and a noncontrolling interest of 69.57% were used in the No Additional Redemptions scenario and a controlling interest of 27.47% and a noncontrolling interest of 72.53% were used in the Additional Redemptions scenario. The Company has excluded Earnouts in the calculation of the ownership interest in AON as the Earnouts are subject to forfeiture if the achievement of a stock price threshold is not met within five years of the Business Combination.

(amounts in thousands)	Pro Forma Adjustments (Assuming No Additional Redemptions)	Pro Forma Combined Assuming Additional Redemptions	Pro Forma Adjustments (Assuming Additional Redemptions)
Historical Accumulated earnings (deficit)	25,828	25,828
Less: Transaction Expenses attributed to AON	1,758	1,774
Less : Share Based Compensation attributed to AON	13,915	13,915
Adjusted Accumulated earnings (deficit)	10,155	10,139
Noncontrolling interest percentage	69.57%	72.53%
Noncontrolling interest	7,065	7,354	289

Historical Additional paid-in capital	—	—
Less: Capitalized Offering Costs	2,465	2,449
Plus : Vesting of AON B unit profit interest awards and issuance of AON B-1 shares	13,915	13,915
Plus: Recapitalization of Class A, A-1, B Shareholders	36,302	36,302
Less: Distribution of Class A & A-1 Preferred Shareholders	8,285	8,285
Adjusted Additional paid-in-capital	39,467	39,483
Noncontrolling interest percentage	69.57%	72.53%
Noncontrolling interest	27,459	28,639	1,180
Total noncontrolling interest	34,524	35,993	1,469

New AON is currently evaluating the requirements of ASC 480-10-S99 regarding permanent versus mezzanine equity presentation of the noncontrolling interest. For purposes of the unaudited pro forma condensed combined financial information, noncontrolling interest is classified as permanent equity. However, the evaluation and finalization of accounting conclusions regarding the classification are ongoing and subject to change in accordance with the terms contained within the final agreement.

(j)

Represents the cash disbursed from the Trust Account to holders of redeemable Class A common stock. DTOC’s stockholders holding 31,502,931 public shares exercised their right to redeem such shares for a pro rata portion of the funds held in the trust account. As a result, $321.2 million (approximately $10.19 per share) was removed from the trust account to pay such holders.

(k)

Represents the estimated distribution of cash equal to the preferred return set forth in the AON operating agreement to holders of AON Class A units and AON Class A-1 units in the amount of $8.3 million, or $4.1 million and $4.2 million, respectively.

(l)

Represents the issuance of 3,002,203 shares of AON Class B Prefunded Warrants to former AON A-1 unitholders with an exercise price of $0.01, The AON Class B Prefunded Warrants are exercisable into one share of New AON Class B Common Stock. A share of New AON Class B Common Stock, together with an AON common unit, may be exchanged for one share of New AON Class A Common Stock. Because New AON Class B Common Stock has limited liquidity or value if the holder does not also possess an AON Common Unit, and because the AON Class B Prefunded Warrants are exercisable into New AON Class B Common Stock, the Company has estimated fair value of the warrants at $0.00. New AON is currently evaluating the accounting treatment related to these warrants. For purposes of the unaudited pro forma condensed combined financial information, these warrants are classified as liability instruments. However, the evaluation and finalization of accounting conclusions regarding the classification are ongoing and subject to change based on final agreements.

(m)	Represents the recording of a deferred tax asset and income tax liability associated with the No Additional Redemptions Scenario and the Additional Redemptions Scenario, as follows:

No Additional Redemptions Scenario — Reflects the pro forma adjustment to recognize a net deferred tax asset of $1.1 million and the pro forma adjustment to reflect an income tax liability of $0.1 million.

Temporary differences, resulting from differences including our investment in AON and a valuation allowance, resulted in a pro forma net deferred tax asset of $1.1 million as of December 31, 2022.

Additional Redemptions Scenario — Reflects the pro forma adjustment to recognize an income tax liability of $0.1 million.

Temporary differences, resulting from differences including our investment in AON and a valuation allowance, resulted in a pro forma net deferred tax asset of $1.1 million as of December 31, 2022.

(n)	Represents the reclassification of capitalized offering costs included in other assets to additional paid-in-capital in the amount of $0.3 million.
(o)

Represents the activity in the Trust Account for the period beginning January 1, 2023 and ending on March 2, 2023 (the “March Special Meeting”), prior to the cash disbursed from the Trust Account to holders of redeemable Class A common stock.

(amounts in thousands)	Pro Forma Adjustments (Assuming No Additional Redemptions)
Dividends, interest, other income in Trust Account	4,886
Unrealized loss gain on marketable securities held in Trust Account	(2,738)
Net change in Trust Account	$2,148
Withdrawals from Trust Account (Cash & Securities)	$(580)

$4.9 million of interest income and $2.7 million unrealized losses were recorded in accumulated deficit and subsequently presented in APIC, to reflect the elimination of DTOC’s historical accumulated deficit for the net income recognized.

(p)

Represents the vesting of AON Class B profit interest awards and AON Class B-1 units noted in the pro forma adjustment (gg), in the aggregate amount of $13.9 million, recorded in accumulated deficit and accumulated paid-in-capital.

3.	Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2022

In the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, $2.3 million of historical Digital Transformation Corp. costs have been reclassified from “Formation and operating costs” to “General and administrative expenses” to align financial statement descriptions.

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, are as follows:

(aa) Reflects the elimination of unrealized gains and losses on marketable securities held in the Trust Account.

(bb) Reflects the elimination of interest earned on marketable securities held in the Trust Account.

(cc) Reflects the income tax effect related to the transaction accounting adjustments, and the controlling interest of AON historical results for the AON partnership entities, using a pro forma combined blended U.S. federal and state statutory tax rate of 24.90%, for the year ended December 31, 2022.

(dd) The net loss of New AON was reduced by the estimated noncontrolling interest ownership indicated in the No Additional Redemptions scenario and Additional Redemptions scenario of 69.57% and 72.53%, respectively.

(amounts in thousands)	Pro Forma Adjustments (Assuming No Additional Redemptions)	Pro Forma Combined Assuming Additional Redemptions	Pro Forma Adjustments (Assuming Additional Redemptions)

Historical Net income (loss)	2,589	2,589
Less: Incremental Transaction Expenses attributed to AON	1,758	1,774
Less: Stock Compensation Expense attributed to AON	13,915	13,915
Less: Tax expense attributed to AON	814	734
Adjusted Historical Net income (loss)	(13,898)	(13,834)
Noncontrolling interest percentage	69.57%	72.53%
Net income (loss) attributable to noncontrolling interest	(9,670)	(10,034)	(364)

(ee) Reflects the portion of transaction costs expected to be expensed as incurred based on the nature of the costs, as noted at adjustment (f).

(ff) Reflects $3.3 million of historical AON costs that have been reclassified from “General and administrative expenses” to “Transaction related expenses” to align financial statement descriptions.

(gg) Reflects $7.4 million of stock compensation related to the issuance of 1.7 million shares of AON Class B-1 units at a fair market value of $4.35 per share and $6.5 million of stock compensation expense related to the vesting of 405 shares of AON Class B profit interest awards.

(hh) Reflects the recognition of $4.9 million of interest income and $2.7 million of unrealized losses on the DTOC Trust Account for the period beginning January 1, 2023 and ending on March 2, 2023, as noted at adjustment (o).

4.	Earnings per Share Information

The pro forma weighted average shares calculations have been performed for the year ended December 31, 2022 using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the transaction occurred on January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average share outstanding for both basic and diluted earnings per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If 100% of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

	December 31, 2022
	Assuming No	Assuming
	Additional	Additional
	Redemptions	Redemptions
(In thousands, except per share data)	Scenario	Scenario
Net loss	(14,322)	(14,266)
Net loss attributable to New AON	(4,652)	(4,232)
Less: Mandatorily Preferred Stock Dividend	5,200	5,200
Net income (loss) attributable to Common Stockholders	(9,852)	(9,432)
Weighted average common shares outstanding - Basic & Diluted(1)	7,266,444	5,419,375
Net loss per share attributable to Class A common stockholders — Basic & Diluted	(1.36)	(1.74)
Weighted average shares outstanding
SPAC shares subject to possible redemption	1,847,069	—
SPAC Sponsor	5,419,375	5,419,375
Basic weighted average shares outstanding	7,266,444	5,419,375
(1)	The net loss for the year ended December 31, 2022 results in an anti-dilutive effect on earnings per share for all potentially dilutive instruments, therefore basic weighted average shares outstanding equals diluted weighted average shares outstanding for the period.

SPECIAL MEETING OF DTOC STOCKHOLDERS

This proxy statement/prospectus is being provided to DTOC stockholders as part of a solicitation of proxies by the DTOC Board for use at the Special Meeting to be held on                        , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the Special Meeting, the Proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about                        , 2023 to all stockholders of record of DTOC as of           , 2023, the record date for the Special Meeting. Stockholders of record who owned shares of DTOC common stock at the close of business on the DTOC record date are entitled to receive notice of, attend and vote at the Special Meeting.

The Special Meeting will be held exclusively via a live webcast at [ ], on                        , 2023 at                        , Pacific Time. To participate in the virtual meeting, a DTOC stockholder of record will need the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or to obtain a proxy form from their broker, bank or other nominee. The Special Meeting webcast will begin promptly at                        , Eastern Time. DTOC stockholders are encouraged to access the Special Meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Voting Power; Record Date

As a DTOC stockholder, you have a right to vote on the matters presented at the Special Meeting, which are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned DTOC common stock at the close of business on         , 2023, which is the record date for the Special Meeting. You are entitled to one vote for each share of DTOC common stock that you owned as of the close of business on the DTOC record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. As of the close of business on [ ] there were 10,184,569 shares of DTOC common stock outstanding, of which 75,000 are shares of DTOC Class B common stock and 10,109,569 are shares of DTOC Class A common stock.

Proposals at the Special Meeting

At the Special Meeting, DTOC stockholders will vote on the following Proposals:

●	Proposal No. 1 — The Business Combination Proposal: To consider and vote upon a proposal to approve the Business Combination Agreement and approve the transactions contemplated thereby;
●	Proposal No. 2 — The Listing Proposal: To consider and vote upon a proposal for purposes of complying with applicable listing rules of Nasdaq (and in the event DTOC and AON mutually determine to list New AON securities on another reputable national securities exchange, the applicable listing rules of such exchange), to approve the issuance of New common stock and other securities exchangeable into New AON common stock in connection with the transactions contemplated by the Business Combination Agreement;
●	Proposal No. 3 — The Charter Amendment Proposal: To consider and vote upon a proposal to approve and adopt the Proposed Charter;
●	Proposal No. 4 — The Advisory Governance Proposal: To consider and vote upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter, which is being separately presented in accordance with SEC requirements;
●	Proposal No. 5 — The Director Election Proposal: For the holders of outstanding shares of DTOC Class B common stock to consider and vote upon a proposal to elect [ ] directors, effective at the Closing, to serve staggered terms on the New AON Board until the 2024, 2025 and 2026 annual meetings of stockholders and until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal;
●	Proposal No. 6 — The Incentive Equity Plan Proposal: To consider and vote upon a proposal to approve the Incentive Equity Plan to be effective after the closing of the Business Combination; and

●	Proposal No. 7 — The Adjournment Proposal: To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or for any other reason permitted by the Business Combination Agreement in connection with, the approval of one or more of the other Proposals at the Special Meeting.

THE DTOC BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS

Vote of DTOC’s Sponsor, Directors and Officers

The Insiders, including the Sponsor, have agreed to vote their Founder Shares in favor of the Business Combination. Currently, the Insiders own approximately 79.7% of the issued and outstanding DTOC common stock, including all of the outstanding Founder Shares.

The Insiders have waived any redemption rights, including with respect to any shares of DTOC Class A common stock purchased in DTOC’s IPO or in the aftermarket, in connection with the Business Combination.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of DTOC’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if holders of a majority of the voting power of our outstanding shares of common stock entitled to vote on any of the proposals to be voted on at the Special Meeting are present at the Special Meeting. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum at the Special Meeting.

The approval of each of the Business Combination Proposal, the Listing Proposal, the Advisory Governance Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal requires the affirmative vote (virtually or by proxy) of a majority of the votes cast by holders of the outstanding shares of DTOC common stock represented virtually or by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class. The approval of the Director Election Proposal requires the affirmative vote (virtually or by proxy) of holders of a plurality of the votes cast by holders of outstanding shares of DTOC Class B common stock represented virtually or by proxy at the Special Meeting and entitled to vote thereon at the Special Meeting, voting as a single class. Abstentions will be counted in connection with determination of whether a valid quorum is established but will have no effect on the vote with respect to such Proposals. The failure to vote and broker non-votes will also have no effect on the vote with respect to such Proposals.

Approval of the Charter Amendment Proposal requires the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding shares of DTOC Class A common stock and the affirmative vote (virtually or by proxy) of the holders of a majority of the outstanding shares of DTOC Class B common stock, each voting as a separate class, as well as the vote of a majority of the issued and outstanding shares of DTOC common stock, voting together as a single class. Broker non-votes, abstentions or the failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The Insiders have agreed to vote their Founder Shares and any public shares they may hold in favor of the Business Combination. Currently, the Insiders own approximately 79.7% of the issued and outstanding DTOC common stock, including all of the outstanding Founder Shares.

The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the Listing Proposal and the Charter Amendment Proposal are approved at the Special Meeting. It is important for you to note that in the event that the Business Combination Proposal, the Listing Proposal and the Charter Amendment Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination.

Recommendation to DTOC’s Stockholders

The DTOC Board believes that each of the Business Combination Proposal, the Listing Proposal, the Charter Amendment Proposal, the Advisory Governance Proposal, the Director Election Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of DTOC and DTOC stockholders and recommends that its stockholders vote “FOR” each of the Proposals.

When you consider the recommendation of the DTOC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and certain members of the DTOC Board and officers have interests in the Business Combination that may be different from, or in addition to, your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the Proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

●	If the Business Combination with AON or another business combination is not consummated by June 30, 2023 (or September 30, 2023 if all Extension Options are exercised), DTOC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the DTOC Board, dissolving and liquidating. In such event, the 8,112,500 Founder Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.003 per share prior to the IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $[—] based upon the closing price of $[—] per share on Nasdaq on [—], the DTOC record date.
●	The Sponsor, which is affiliated with Kevin Nazemi, the Chairman and Chief Executive Officer of DTOC, purchased an aggregate of 6,113,333 private warrants from DTOC for an aggregate purchase price of approximately $9.2 million (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the IPO. All of the proceeds DTOC received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $[—] million based upon the closing price of $[—] per warrant on Nasdaq on [—], the DTOC record date. The private warrants will become worthless if DTOC does not consummate a business combination by June 30, 2023 (or September 30, 2023 if all Extension Options are exercised).
●	In certain circumstances in which the Business Combination Agreement is terminated (as further described in the section of this proxy statement/prospectus entitled “Related Agreements”), the Sponsor may be required to reimburse AON for all reasonable, documented, out-of-pocket legal and accounting expenses incurred by AON and its affiliates in connection with the Business Combination and related transactions.
●	If the Business Combination Agreement is terminated due to AON’s entry into an alternative transaction, AON is required to pay the Sponsor a termination fee of $18 million no later than the earlier of (i) the date that is 6 months following the termination and (ii) the date on which the alternative transaction is consummated.
●	As further described above in the section of this proxy statement/prospectus entitled “Extension Proposal”, the Sponsor may be required in certain circumstances to provide DTOC a loan in an amount sufficient to fund a deposit to the trust account for purposes of obtaining approval of the Extension Proposal.
●	The Sponsor and DTOC’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on DTOC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if DTOC fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, DTOC may not be able to reimburse these expenses if the Business Combination with AON or another business combination is not completed by June 30, 2023 (or September 30, 2023 if all Extension Options are exercised).
●	The Business Combination Agreement provides for the continued indemnification of DTOC’s current directors and officers and the continuation of directors and officers liability insurance covering DTOC’s current directors and officers.
●	The Sponsor and DTOC’s officers and directors (or their affiliates) may make loans from time to time to DTOC to fund certain capital requirements. As of the date of this proxy statement/prospectus, $150,000 in the form of a promissory note in favor of the Sponsor is outstanding, and further loans may be made after the date of this proxy statement/prospectus. If the

Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to DTOC outside of the trust account.
●	Subject to limited exceptions, the Sponsor and Kevin Nazemi, the Chairman and Chief Executive Officer of DTOC, will not be permitted to transfer their shares of New AON common stock for 12 months following the Closing.
●	Following the Closing and for five years thereafter, the Sponsor has agreed to subject 35% of the shares of New AON common stock held by it as of the Closing to certain vesting and forfeiture provisions.
●	Pursuant to the Amended and Restated Registration Rights Agreement, certain parties, including the Sponsor and directors and officers of DTOC, will have registration rights, such as demand and piggy-back rights with respect to the shares of New AON common stock (subject to cooperation, cut- back provisions and suspension periods).
●	[ ] are each expected to become members of the New AON Board upon consummation of the Business Combination. As such, in the future, each of the aforementioned may receive cash fees, stock options, stock awards or other remuneration that the New AON Board determines to pay them and any applicable compensation as described under the section titled “Management of New AON After the Business Combination”.
●	The Sponsor and Mr. Nazemi have each waived the anti-dilution adjustments set forth in DTOC’s organizational documents, or any other anti-dilution or similar adjustment rights to which they may otherwise be entitled related to or arising from the Business Combination.
●	The Sponsor and the Insiders agreed at the time of DTOC’s IPO not to redeem any DTOC securities held by them in connection with a stockholder vote to approve the Business Combination and are obligated to vote in favor of the Business Combination. Neither the Sponsor nor the Insiders received any compensation for agreeing to not seek redemption or vote in favor of the Business Combination.
●	Our Sponsor has made an investment for the Founder Shares at an average price per share of approximately $0.003 prior to the consummation of the IPO. As a result, even if the trading price of the New AON Class A common stock significantly declines, the value of the Founder Shares held by the Sponsor will be significantly greater than the amount the Sponsor paid to purchase such shares. Given the differential in the purchase price that the Sponsor paid for the Founder Shares and the purchase price that the Sponsor paid for the private placement warrants as compared to the price of the public shares and public warrants and the substantial number of New AON Class A common stock that the holders of the Founder Shares will receive upon conversion of the Founder Shares and the private placement warrants, the Sponsor and other Initial Stockholders can earn a positive return on their investment, even if other DTOC stockholders have a negative return on their investment in New AON.
●	DTOC’s Existing Charter includes a limited waiver of the corporate opportunity doctrine, and any other analogous doctrine, that would otherwise apply to directors and officers of DTOC unless a corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of DTOC and such opportunity is one DTOC is legally and contractually permitted to undertake and would otherwise be reasonable for DTOC to pursue. The potential conflict of interest relating to the limited waiver of the corporate opportunities doctrine in DTOC’s Existing Charter did not impact DTOC’s search for an acquisition target and DTOC was not prevented from reviewing any opportunities as a result of such waiver.

Abstentions and Broker Non-Votes

Abstentions are considered present for purposes of establishing a quorum. Abstentions will have no effect on the Business Combination Proposal, the Listing Proposal, the Advisory Governance Proposal, the Director Election Proposal, the Incentive Equity Plan Proposal or the Adjournment Proposal.

Broker non-votes, abstentions or the failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.

All of the Proposals contained herein are considered non-routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any of the Proposals to be voted on at the Special Meeting without your instruction.

Attending the Special Meeting; Voting Virtually at the Meeting

In light of on-going developments related to COVID-19 and after careful consideration, the DTOC Board has determined to hold the Special Meeting virtually in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost.

To participate in the virtual special meeting, which we refer to as the “Special Meeting,” the DTOC stockholder will need the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or to obtain a proxy form from their broker, bank or other nominee. The Special Meeting webcast will begin promptly at                 , Eastern Time. DTOC stockholders are encouraged to access the Special Meeting prior to the start time. Online check-in will begin at                 , and DTOC stockholders should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

DTOC stockholders will be able to attend the Special Meeting online, vote their shares electronically and submit questions during the Special Meeting by visiting https://www.cstproxy.com/dtocorp/2023. To submit questions, you will need the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or to obtain a proxy form from their broker, bank or other nominee. The DTOC Board will try to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. However, the DTOC Board reserves the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to Special Meeting matters or that are otherwise inappropriate. If substantially similar questions are received, they will be grouped together, and a single response will be provided to avoid repetition.

Voting Your Shares

Each share of DTOC common stock that you own in your name entitles you to one vote on each of the Proposals for the Special Meeting. Your proxy card or cards show the number of shares of DTOC common stock that you own. There are several ways to vote your shares of DTOC common stock:

●	You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our board of directors. The DTOC Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Listing Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Advisory Governance Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Equity Plan Proposal and “FOR” the Adjournment Proposal.
●	You can participate in the virtual Special Meeting and vote during the Special Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date;
●	you may notify by email at , before the Special Meeting that you have revoked your proxy; or
●	you may participate in the virtual Special Meeting, revoke your proxy, and vote during the Special Meeting, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Listing Proposal, the Charter Amendment Proposal, Advisory Governance Proposal, the Director Election Proposal, the Incentive Equity Plan Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus.

Who Can Answer Your Questions about Voting

If you have any questions about how to vote or direct a vote in respect of your shares of DTOC common stock, you may call Morrow Sodali, our proxy solicitor, at (800) 662-5200. Banks and Brokerage Firms may call collect at: (203) 658-9400.

Redemption Rights and Procedures

Pursuant to the current charter, any holders of DTOC’s public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of DTOC’s IPO (calculated as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable). For illustrative purposes, based on funds in the Trust Account of $18,830,151 on March 8, 2023, the estimated per share redemption price would have been approximately $10.08.

In order to exercise your redemption rights, you must:

●	check the box on the enclosed proxy card to elect redemption;
●	submit a request in writing that DTOC redeem your public shares for cash. The request must identify the beneficial owner of the shares to be redeemed and must be sent to DTOC’s transfer agent at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th floor
New York, NY 10004
Attention: SPAC Redemptions
Email: spacredemptions@continentalstock.com

●	deliver your public shares either physically or electronically through DTC to DTOC’s transfer agent at least two business days before the Special Meeting. Stockholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is DTOC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, DTOC does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

If you have other questions please contact:

Kevin Nazemi
Digital Transformation Opportunities Corp.
10250 Constellation Blvd, Suite 23126
Los Angeles, CA 90067 Tel: (360) 949-1111

If you do not properly comply with the procedures and requirements to redeem your public shares described above, your shares will not be redeemed. Any demand for redemption, once made, may be withdrawn at any time until the date of the Special Meeting. After the date of the Special Meeting, a demand for redemption may only be withdrawn with DTOC’s written consent. If you delivered your shares for redemption to DTOC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that DTOC’s transfer agent return the shares (physically or electronically). You may make such request by contacting DTOC’s transfer agent at the phone number or address listed above prior to the date of the Special Meeting.

Any redemptions by DTOC’s public stockholders will decrease the funds in the Trust Account available to us to consummate the Business Combination and related transactions.

Prior to exercising redemption rights, stockholders should verify the market price of DTOC common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights. DTOC cannot assure you that you will be able to sell your shares of DTOC common stock in the open market, even if the market price per share is higher than the redemption price, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of DTOC common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the combined company following the Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and DTOC does not consummate an initial business combination by the SPAC Termination Date, DTOC will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders and DTOC’s warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of DTOC common stock in connection with the Business Combination.

INFORMATION ABOUT DTOC

General

DTOC is a blank check company incorporated in Delaware on November 17, 2020 that will seek to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, with one or more businesses or assets. DTOC’s Sponsor is Digital Transformation Sponsor LLC, a Delaware limited liability company (the “Sponsor”). To date, DTOC’s efforts have been limited to organizational activities as well as activities related to this offering. DTOC has generated no operating revenues to date and DTOC does not expect that it will generate operating revenues until it consummates its initial business combination.

The registration statement for DTOC’s IPO was declared effective on March 9, 2021. On March 12, 2021, it consummated DTOC’s IPO of 33,350,000 units generating gross proceeds of $333,500,000. Each unit consisted of one share of DTOC’s Class A common stock and one-fourth of one warrant where each whole warrant entitles the holder to purchase one whole share of DTOC Class A common stock.

Simultaneously with the closing of DTOC’s IPO, DTOC consummated the sale of 6,113,333 placement units at a price of $1.50 per unit in a private placement to the Sponsor, generating gross proceeds of $9,170,000. The Initial Stockholders hold an aggregate 8,262,500 shares of DTOC Class A common stock and 75,000 shares of DTOC Class B common stock, all of which were issued in a private placement prior to DTOC’s IPO.

Following the closing of DTOC’s IPO on March 12, 2021, an amount of $333,500,000 ($10.00 per unit) from the net proceeds of the sale of the units in DTOC’s IPO and the placement units was placed in a Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by DTOC meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by DTOC, until the earlier of: (i) the consummation of a business combination, (ii) the redemption of any public shares in connection with a stockholder vote to amend the current charter to modify the substance or timing of our obligation to redeem 100% of DTOC’s public shares if DTOC does not complete a business combination by June 30, 2023 (or September 30, 2023 if all Extension Options are exercised); or (iii) the distribution of the Trust Account, if DTOC is unable to complete a business combination within the combination period or upon any earlier liquidation of us.

As of March 8, 2023, there was $18,830,151 held in the Trust Account. As of March 8, 2023, DTOC has withdrawn $947,150 from the Trust Account to pay for franchise taxes.

Effecting DTOC’s Initial Business Combination

DTOC is not presently engaged in, and DTOC will not engage in, any operations prior to the Business Combination. DTOC intends to pay certain expenses incurred in connection with the Business Combination and related transactions using cash held in the Trust Account, and issue authorized but unissued shares of DTOC common stock in respect of the consideration for the Business Combination. If any of the funds released from the Trust Account are not used to fund the fees and expenses relating to the Business Combination and other transactions contemplated by the Business Combination Agreement, or to fund redemptions of DTOC common stock, they will be used for general corporate purposes of the combined company, which may include repayment of indebtedness.

Redemption Rights for Holders of Public Shares

DTOC is providing the DTOC public stockholders with the opportunity to redeem all or a portion of their shares of DTOC Class A common stock upon the consummation of the Business Combination at a per share price, payable in cash, equal to the quotient obtained by dividing: (i) the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to DTOC to pay its franchise and income taxes, by (ii) the total number of then outstanding public shares. The amount in the Trust Account is approximately $10.08 per public share (based on the Trust Account balance as of March 8, 2023). There will be no redemption rights upon the consummation of our initial business combination with respect to DTOC’s warrants. The Sponsor and DTOC’s officers and directors have agreed to waive their redemption rights with respect to their Founder Shares (i) in connection with the consummation of a business combination, (ii) in connection with a stockholder vote to approve an amendment to the current charter to (a) modify the substance or timing of DTOC’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of DTOC’s public shares if

DTOC does not complete its initial business combination within the time frame set forth in the charter or (b) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity (although the Sponsor and the Insiders shall be entitled to liquidation rights with respect to any public shares it or they hold if DTOC fails to consummate a business combination within the time period set forth in the charter).

Submission of DTOC’s Initial Business Combination to a Stockholder Vote

DTOC is providing DTOC’s public stockholders with redemption rights upon consummation of the Business Combination. Public stockholders electing to exercise redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the Closing, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus under “Special Meeting of DTOC Stockholders — Redemption Rights and Procedures.” Unlike many other blank check companies, DTOC’s public stockholders are not required to vote against the Business Combination in order to exercise redemption rights. If the Business Combination is not completed, then public stockholders electing to exercise redemption rights will not be entitled to redeem the shares of common stock and will not receive payment for any shares they elected to redeem.

The Initial Stockholders have agreed to vote any shares of DTOC common stock owned by them in favor of the Business Combination.

Extension of Time to Complete a Business Combination

On February 9, 2023, DTOC filed a definitive proxy statement with the SEC soliciting the approval of its stockholders for, among other things, a proposal (the “Extension Amendment Proposal”) to extend the date by which DTOC has to consummate a business combination (the “Combination Period”) from March 12, 2023 to June 30, 2023, and to give the Sponsor the option to further extend the Combination Period beyond June 30, 2023 up to three (3) times for an additional one (1) month each time to September 30, 2023 (collectively, the “Extension Options”).

At the special meeting of stockholders held on March 2, 2023 (the “March Special Meeting”), DTOC’s stockholders approved the Extension Amendment Proposal (the “Extension Amendment”). In connection with the approval of Extension Amendment Proposal, the Sponsor and Mr. Francis, DTOC’s Chief Financial Officer converted all of their respective Founder Shares into an aggregate of 8,262,500 shares of DTOC Class A common stock. Following conversion, such shares will vote together with the Public Shares on the Business Combination; however, as such shares were not issued as part of the IPO, such shares are not entitled to any funds held in the Trust Account, including any interest thereon. In connection with the votes to approve the proposals at the March Special Meeting, the holders of 31,502,931 shares of common stock of DTOC properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.19 per share, for an aggregate redemption amount of approximately $321.2 million, leaving approximately $18.8 million in the Trust Account, not including the $150,000 deposited into the Trust Account by the Sponsor in exchange for a promissory note issued by DTOC.

Limitation on Redemption Rights

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Employees

DTOC currently has no full time employees and does not intend to have any full time employees prior to consummation of the Business Combination. Each of DTOC’s executive officers and directors is engaged in other business endeavors and is not obligated to contribute any specific number of hours per week to DTOC’s affairs, but they intend to devote as much of their time as they deem necessary to DTOC’s affairs until we have completed the Business Combination.

Management

Directors and Executive Officers

DTOC’s directors and executive officers, their positions and their ages as of the date of this proxy statement/prospectus are set forth below:

Name	Age	Title
Kevin Nazemi	41	Chairman of the Board and Chief Executive Officer
Kyle Francis	49	Chief Financial Officer and Secretary
Bradley Fluegel	61	Director
Jim Moffatt	64	Director
Heather Zynczak	51	Director

DTOC’s Executive Officers

Mr. Kevin Nazemi serves as our Chairman of the Board and Chief Executive Officer. Mr. Nazemi currently serves as Chief Executive Officer of Charlie Financial Incorporated, a banking technology services company, and as Partner at Lobby 7 Capital Inc., a startup investment and incubation firm. From November 2012 to April 2015, Mr. Nazemi served as the Co-Chief Executive Officer of Oscar Health Insurance, a technology-driven health insurance company. Mr. Nazemi co-founded Oscar Health in November 2012. In January 2016, Mr. Nazemi founded Renew Health Limited, a technology-driven health platform focused on retirees, and served as its Chief Executive Officer from January 2016 to January 2020. From 2003 to 2008, Mr. Nazemi held several positions at Microsoft Corporation. Mr. Nazemi currently serves on the board of directors of Premera Blue Cross, the largest health plan in the Pacific Northwest. Mr. Nazemi completed a joint MBA/MPP program offered by the Kennedy School of Government, where he was a Zuckerman Fellow, and the Harvard Business School, where he was a Paul & Daisy Soros Fellow. Mr. Nazemi holds a Bachelor of Science from Massachusetts Institute of Technology.

Mr. Kyle Francis serves as our Chief Financial Officer and Secretary. Mr. Francis currently serves as Chief Financial Officer and Chief Business Development Officer for Spring Fertility. Mr. Francis previously served as the Chief Executive Officer of Southern California Reproductive Center, a leading chain of fertility clinics, from September 2015 to June 2020, and as its Chief Financial Officer from May 2014 to September 2015. Prior to that, Mr. Francis served as Chief Financial Officer from December 2010 to May 2014 and as EVP, Business Development from November 2008 to December 2010 of Apollo Medical Holdings, Inc., a publicly traded healthcare management company. Prior to Apollo, Mr. Francis was an investment banker at CIBC World Markets Inc. from March 2000 to September 2008, in the middle market healthcare and capital markets groups focused on healthcare, technology and industrials. Mr. Francis currently serves on the board of directors of RaceRocks, a Canadian technology company focused on virtual reality training and remote learning for the defense industry. Mr. Francis also acts as an executive advisor to a number of private healthcare companies. Mr. Francis graduated from McGill University with a Bachelor of Commerce.

DTOC’s Board of Directors

Mr. Bradley Fluegel has served on the DTOC Board since DTOC’s IPO. Mr. Fluegel currently advises a number of technology-enabled healthcare companies including Interwell Health Inc., Galileo Inc., Hims Inc., Pager Inc., and VillageMD Chicago, LLC. From October 2012 to January 2018, Mr. Fluegel was the Senior Vice President, Chief Healthcare Commercial Market Development Officer and Chief Strategy and Business Development Officer for Walgreens Company. Prior to Walgreens, Mr. Fluegel served as an executive in residence at Health Evolution Partners from April 2011 to September 2012, Executive Vice President and Chief Strategy and External Affairs Officer of Anthem Inc. from October 2007 to December 2010, Senior Vice President of National Accounts and Vice President of Enterprise Strategy at Aetna Inc. from March 2005 to September 2007, and Chief Executive Officer for Reden & Anders (Optum Consulting) from October 2002 to February 2005. Mr. Fluegel currently serves on the board of directors of MJHS in New York City, Performant Financial Corporation, AdhereHealth LLC and Premera Blue Cross. Mr. Fluegel earned a MPP from Harvard University’s Kennedy School of Government and a BBA from the University of Washington. Mr. Fluegel also serves as a lecturer at the University of Pennsylvania’s Wharton School of Business.

Mr. Jim Moffatt has served on the DTOC Board since DTOC’s IPO. Mr. Moffatt held various leadership positions at Deloitte LLP from 1986 to 2018, including: Vice Chairman of Deloitte Consulting from January 2018 to December 2018, Global Chief Executive Officer of Deloitte Consulting from June 2015 to December 2017, Deputy Chief Executive Officer — Global for Deloitte U.S. from April 2015 to

March 2017, Chairman and Chief Executive Officer for Deloitte Consulting U.S. from May 2011 to December 2015, Managing Principal for Deloitte U.S. Consulting Clients & Industries from June 2009 to May 2011, National Managing Director Consulting Client Excellence and Regions Leader from June 2007 to May 2009, Principal from June 1994 to May 2007, and Senior Manager from June 1986 to May 1994. Mr. Moffatt currently serves on several boards including Henry Schein One, First Hawaiian, Inc., and its principal subsidiary, First Hawaiian Bank, AmplifAI, Icertis and Optiv Security Inc. He is also a Board Partner to Greycoft and Senior Advisor to KKR. Mr. Moffat serves as an advisor to Centre for Neuro Skills, SparkCognition, Bridgepoint LLC, TenOneTen, and March Capital, among others. He also serves on academic committees for organizations including the UCLA Anderson School and the UC Sandiego Foundation Board. Mr. Moffat previously served on theUCLA Chancellor’s Cabinet Council and Corporate Council of the American Film Institute. Mr. Moffatt holds an MBA from UCLA Anderson School of Management and a Bachelor of Arts from University of California, San Diego. We believe Mr. Moffatt is well qualified to serve on our board of directors based on his strong business and organizational leadership skills and his deep understanding of the healthcare industry.

Ms. Heather Zynczak has served on the DTOC Board since DTOC’s IPO. From August 2016 to October 2020, Ms. Zynczak served as the Chief Marketing Officer of Pluralsight Inc. Prior to Pluralsight, from March 2012 to August 2016, Ms. Zynczak served as the Chief Marketing Officer of Domo Inc. Prior to Domo, Ms. Zynczak served as the Global Vice President of Marketing of SAPSE from February 2006 to March 2012, and as Senior Director of Product Strategy of Oracle Corporation from September 2001 to February 2006. Prior to Oracle, Ms. Zynczak served in consulting roles with Booz Allen Hamilton Inc., Boston Consulting Group, and Accenture plc. Ms. Zynczak currently serves on the board of directors of Thryv Holdings, Inc. and as an Operating Advisor to Elsewhere Partners, a growth-stage venture capital firm. Ms. Zynczak has an MBA from The Wharton School of the University of Pennsylvania and a Bachelor of Business Administration from University of Texas at Austin. We believe that Ms. Zynczak is well qualified to serve on our board of directors based on her business expertise and business industry contacts.

Director Independence

Nasdaq listing rules require that a majority of the DTOC Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. DTOC has three “independent directors” as defined in Nasdaq listing rules and applicable SEC rules. The DTOC Board has determined that each of Bradley Fluegel, Jim Moffatt and Heather Zynczak are independent directors under applicable SEC and Nasdaq listing rules. DTOC’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Number, Terms of Office and Election of Directors and Officers

The DTOC Board consists of four (4) members and is divided into two classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to DTOC’s first annual meeting of stockholders) serving a two-year term. The term of office of the first class of directors, consisting of Mr. Moffatt and Ms. Zynczak, expires at the Annual Meeting. The term of office of the second class of directors, consisting of Mr. Nazemi and Mr. Fluegel, expires at the 2023 annual meeting of stockholders.

Prior to DTOC’s initial business combination, only holders of DTOC Class B common stock will have the right to elect DTOC’s directors and remove members of the DTOC Board for any reason, and holders of DTOC’s public shares will not have the right to vote on the election of directors during such time. These provisions of the current charter may only be amended if approved by holders of a majority of the shares of DTOC Class B common stock. Subject to any other special rights applicable to the stockholders, prior to DTOC’s initial business combination, any vacancies on the DTOC Board may be filled by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

DTOC’s officers are appointed by the DTOC Board and serve at the discretion of the DTOC Board, rather than for specific terms of office. The DTOC Board is authorized to appoint persons to the offices set forth in DTOC’s bylaws as it deems appropriate. DTOC’s bylaws provide that DTOC’s officers may consist of a Chairman of the Board, Chief Executive Officer, a Chief Financial Officer, President, Vice Presidents, Treasurer, Assistant Secretaries, a Secretary and such other offices as may be determined by the DTOC Board.

Board of Directors and Committees

The DTOC Board has two standing committees: an audit committee and a compensation committee. Both of DTOC’s audit committee and compensation committee are composed solely of independent directors. Each committee operates under a charter that was approved by the DTOC Board and has the composition and responsibilities described below. The charter of each committee is available on DTOC’s website at www.dtocorp.com.

During the fiscal year ended December 31, 2021, the DTOC Board held 12 meetings, the DTOC audit committee held three meetings and the DTOC compensation committee held no meetings. Each of DTOC’s directors attended at least 75% of their respective board and committee meetings. DTOC does not have a policy regarding director attendance at annual meetings but encourages the directors to attend if possible.

Audit Committee

The members of DTOC’s audit committee are Bradley Fluegel, Jim Moffatt and Heather Zynczak, Bradley Fluegel, Jim Moffatt and Heather Zynczak, with Mr. Fluegel serving as chairperson.

Each member of the audit committee is financially literate and the DTOC Board has determined that Mr. Fluegel qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

DTOC has adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

●	assisting board oversight of (1) the integrity of DTOC’s financial statements, (2) DTOC’s compliance with legal and regulatory requirements, (3) DTOC’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of DTOC’s internal audit function and independent registered public accounting firm;
●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by DTOC;
●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures, (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues, and (3) all relationships between the independent registered public accounting firm and DTOC to assess the independent registered public accounting firm’s independence;
●	meeting to review and discuss DTOC’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing DTOC’s specific disclosures under “DTOC Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to DTOC entering into such transaction; and
●	reviewing with management, the independent registered public accounting firm, and DTOC’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding DTOC’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of DTOC’s compensation committee are Jim Moffatt and Heather Zynczak, with Ms. Zynczak serving as chairperson. DTOC has adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to DTOC’s Chief Executive Officer’s compensation, if any is paid by us, evaluating DTOC’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of DTOC’s Chief Executive Officer based on such evaluation;
●	reviewing and making recommendations on an annual basis to our board of directors with respect to (or approving, if such authority is so delegated by our board of directors) the compensation, if any is paid by us, and any incentive-compensation and equity-based plans that are subject to board approval of all of DTOC’s other officers;
●	reviewing on an annual basis our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with DTOC’s proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for DTOC’s officers and employees;
●	if required, producing a report on executive compensation to be included in DTOC’s annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, until the earlier of the consummation of DTOC’s initial business combination or its liquidation and in connection with potentially providing financing or other investments in connection with an initial business combination, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of DTOC’s existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

DTOC does not have a standing nominating committee, though it intends to form a corporate governance and nominating committee as and when required to do so by applicable law or stock exchange rules. In accordance with Rule 5605(e)(2) of Nasdaq listing rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The DTOC Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of Nasdaq listing rules, all such directors are independent. As there is no standing nominating committee, DTOC does not have a nominating committee charter in place.

DTOC has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the DTOC Board considers educational background, diversity of professional experience, knowledge of the business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of DTOC’s stockholders.

Compensation Committee Interlocks and Insider Participation

None of DTOC’s officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on the DTOC Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2021, there were no delinquent filers.

Code of Ethics

DTOC has adopted a code of business conduct and ethics (the “Code of Ethics”) applicable to DTOC’s directors, officers and employees, including DTOC’s principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions that complies with the rules and regulations of Nasdaq. Our Code of Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. DTOC has posted a copy of the Code of Ethics on DTOC’s website at www.dtocorp.com. DTOC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus. In addition, a copy of the Code of Ethics will be provided without charge upon request from DTOC. DTOC intends to disclose any amendments to or waivers of certain provisions of the Code of Ethics on DTOC’s website.

Conflicts of Interest

DTOC’s officers, directors and any of their respective affiliates may sponsor or form, and, in the case of individuals, serve as a director or officer of, other blank check companies similar to DTOC during the period in which DTOC is seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target. However, DTOC does not believe that any such potential conflicts would materially affect its ability to identify and pursue business combination opportunities or to complete an initial business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

●	None of DTOC’s officers or directors is required to commit his or her full time to DTOC’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.
●	In the course of their other business activities, DTOC’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to DTOC as well as the other entities with which they are affiliated. DTOC’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
●	As an inducement to DTOC and the underwriter of DTOC’s IPO to enter into the IPO underwriting agreement and to proceed with the IPO, the Insiders executed the Letter Agreement at the time of DTOC’s IPO, pursuant to which DTOC’s Sponsor and each of DTOC’s officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of an initial business combination, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a stockholder vote to approve an amendment to DTOC’s current charter (A) to modify the substance or timing of DTOC’s obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if DTOC does not complete its initial business combination by June 30, 2023 (or by September 30, 2023 if all the Extension Options are exercised) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if DTOC fails to complete its initial business combination by June 30, 2023 (or by September 30, 2023 if all the Extension Options are execirsed), although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if DTOC fails to complete our initial business combination within the prescribed timeframe. The Insiders did not receive any additional consideration in exchange for such agreements. If DTOC does not complete its initial business combination within such applicable time period, the proceeds of the sale of the private placement warrants held in the Trust Account will be used to fund the redemption of DTOC’s public shares, and the private placement warrants will expire without value to the holder. With certain limited exceptions, the Founder Shares will not be transferable or assignable by until the earlier of: (A) one year after the completion of DTOC’s initial business combination or (B) subsequent to DTOC’s initial business combination, (x) if the last reported sale price of DTOC’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after DTOC’s initial business combination, or (y) the date on which DTOC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of DTOC’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property. With certain limited exceptions, the private placement warrants and the common stock underlying such warrants will not be transferable, assignable or saleable by our sponsor or its permitted transferees until 30 days after the completion of DTOC’s initial business combination. Because DTOC’s sponsor and officers and directors directly or indirectly own common stock and warrants, the Sponsor and such officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate DTOC’s initial business combination.
●	DTOC’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors were to be included by a target business as a condition to any agreement with respect to the initial business combination.
●	DTOC’s Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as it may obtain loans from the Sponsor or an affiliate of the Sponsor or certain of DTOC’s officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $2,000,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in DTOC’s favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;
●	the opportunity is within the corporation’s line of business; and
●	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

As a result of multiple business affiliations, DTOC’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, DTOC’s Existing Charter includes a limited waiver of the corporate opportunity doctrine, and any other analogous doctrine, that would otherwise apply to directors and officers of DTOC unless a corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of DTOC and such opportunity is one DTOC is legally and contractually permitted to undertake and would otherwise be reasonable for DTOC to pursue. The potential conflict of interest relating to the limited waiver of the corporate opportunities doctrine in DTOC’s Existing Charter did not impact DTOC’s search for an acquisition target and DTOC was not prevented from reviewing any opportunities as a result of such waiver.

Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Kevin Nazemi	Lobby 7 Partners LLC	Investment Firm	Partner
	Lobby 7 Capital	Investment Firm	Chief Executive Officer
	Premera Blue Cross	Health Insurance	Director
	Charlie Financial Incorporated	Banking Technology Services	Chief Executive Officer

Kyle Francis	RaceRocks	Remote Training	Director
	Audit Services	Director

Bradley Fluegel	MJHS Health System	Health Services	Director
	AdhereHealth	Healthcare Technology	Director
	Premera Blue Cross	Health Insurance	Director

Heather Zynczak	Thryv Holdings	Software	Director

Jim Moffat	Henry Schein One	Dental Technology	Director
	First Hawaiian, Inc.	Banking Services	Director
	AmplifAI	Software	Director
	Icertis	Software	Director
	Optiv Security Inc.	Information Security	Director
	Greycroft	Investment Firm	Board Partner

The individuals listed in the table above may also be affiliated with and/or owe fiduciary duties to or have contractual obligations to affiliates of the listed entities, including subsidiaries, portfolio companies and other investments and ventures of the listed entities.

DTOC is not prohibited from pursuing an initial business combination or subsequent transaction with a company that is affiliated with its Sponsor, officers or directors. In the event DTOC seeks to complete its initial business combination or, subject to certain exceptions, subsequent material transactions with a company that is affiliated with its Sponsor, officers or directors, DTOC, or a committee of independent directors, to the extent required by applicable law or based upon the direction of the DTOC Board or a committee thereof, will obtain an opinion from an independent investment banking firm or another entity that commonly renders valuation opinions that such initial business combination or transaction is fair to DTOC from a financial point of view.

DTOC has agreed not to enter into a definitive agreement regarding an initial business combination without the prior consent of the Sponsor. Pursuant to the Letter Agreement, the Sponsor and each of DTOC’s officers and directors have agreed to vote any Founder Shares held by them in favor of the Business Combination.

Executive Compensation

Compensation Discussion and Analysis

None of DTOC’s directors or officers has received any compensation for services rendered to DTOC except (i) DTOC’s independent directors, who each received 25,000 shares of Class B common stock in March 2021 and (2) Kyle Francis, our Chief Financial Officer, who received 150,000 shares of Class B common stock in March 2021. Other than the aggregate 225,000 shares of Class B common stock transferred to our independent directors and our Chief Financial Officer, no compensation of any kind, including finders or other similar fees, will be paid to any of our Sponsor, Chief Executive Officer, Chief Financial Officer and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, DTOC’s Sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on DTOC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses. For more information about the interests of the Sponsor in the Business Combination, see “The Business Combination Proposal and The Business Combination Agreement.”

After the completion of DTOC’s initial Business Combination, directors or members of DTOC’s management team who remain with DTOC may be paid consulting, management or other compensation from the combined company. All such compensation will be fully disclosed to stockholders. The amount of such compensation is not known at this time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation.

DTOC is not party to any agreements with DTOC’s directors and officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence DTOC’s management’s motivation in identifying or selecting a target business, and DTOC does not believe that the ability of DTOC’s management to remain with DTOC after the consummation of its initial business combination should be a determining factor in DTOC’s decision to proceed with any potential business combination.

Since DTOC’s formation, DTOC has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of their executive officers or directors.

Independent Auditors’ Fees

The firm of Marcum LLP (“Marcum”) acts as DTOC’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered. Marcum will not act as the independent registered public accounting firm for the combined company after Closing.

Audit Fees

Audit fees consist of fees billed for professional services rendered for the audit of DTOC’s year-end financial statements and services that are normally provided by Marcum in connection with regulatory filings. The aggregate fees billed by Marcum for professional services rendered for the audit of DTOC’s annual financial statements, review of the financial information included in our Form 10-Qs and other required filings with the SEC for the years ended December 31, 2021 and December 31, 2020, including services in connection with DTOC’s IPO, totaled $118,965 and $15,450, respectively. The above amounts include interim procedures and audit fees, as well as attendance at Audit Committee meetings.

Audit-Related Fees

Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of DTOC’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. DTOC did not pay Marcum for consultations concerning financial accounting and reporting standards during the years ended December 31, 2021 and December 31, 2020.

Tax Fees

DTOC did not pay Marcum for tax planning and tax advice during the years ended December 31, 2021 and December 31, 2020.

All Other Fees

DTOC did not pay Marcum for other services for the years ended December 31, 2021 and December 31, 2020.

Audit Committee Pre-Approval Policies and Procedures

DTOC’s Audit Committee was formed upon the consummation of DTOC’s IPO. As a result, the Audit Committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of DTOC’s Audit Committee were approved by the DTOC Board. Since the formation of DTOC’s Audit Committee, and on a going-forward basis, the Audit Committee has and will pre-approve all auditing services and permitted non-audit services to be performed for DTOC by its auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit).

Legal Proceedings

To the knowledge of DTOC’s management, there is no material litigation, arbitration or governmental proceeding currently pending against DTOC or any members of our management team in their capacity as such. In addition, in the ordinary course of DTOC’s business, DTOC is also subject to lawsuits, investigations and claims. Regardless of the outcome of these matters, litigation can have an adverse impact on DTOC because of defense and settlement costs, diversion of management resources and other factors.

Periodic Reporting and Audited Financial Statements

DTOC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, DTOC’s annual reports contain financial statements audited and reported on by DTOC’s independent registered public accounting firm.

DTOC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “DTOC Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “us,” “our” or “we” refer to DTOC.

Overview

We are a blank check company incorporated in Delaware on November 17, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “business combination”). Our Sponsor is Digital Transformation Sponsor LLC, a Delaware limited liability company.

The registration statement for our initial public offering (the “IPO”) was declared effective on March 9, 2021. On March 12, 2021, we consummated the IPO of 33,350,000 units (including 3,350,000 units issued to the Underwriters pursuant to the partial exercise of the over-allotment option granted to the Underwriters) (“Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $333.5 million, and incurring offering costs of approximately $18.9 million, inclusive of approximately $11.7 million in deferred underwriting commissions.

Simultaneously with the closing of the IPO, we consummated the private placement (“Private Placement”) of 6,113,333 warrants at a price of $1.50 per warrant (“Private Placement Warrants” and, together with the warrants included in the Units, the “Warrants”) to the Sponsor, generating gross proceeds of approximately $9.2 million.

Upon the closing of the IPO and the Private Placement on March 12, 2021, $333.5 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the IPO and the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

On March 6, 2023, following the special meeting of stockholders on March 2, 2023 (the “March Special Meeting”) held to approve the Extension Proposal, we entered into an amendment (the “Trust Agreement Amendment”) to the Trust Agreement to allow the extension of the date by which the Company must consummate its initial business combination from March 12, 2023 to June 30, 2023, and the option to further extend the date by which it has to consummate a business combination beyond June 30, 2023 up to three (3) times for an additional (1) month each time to September 30, 2023 (collectively, the “Extension Options”). In connection with the extension, our stockholders holding 31,502,931 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the trust account. As a result, $321,160,140 (approximately $10.19 per share) was removed from the trust account to pay such holders.

On March 6, 2023, in connection with the March Special Meeting held to approve the Extension Proposal, the Sponsor deposited $150,000 into the Trust Account to fund the Extension Proposal. As repayment, we issued an unsecured promissory note to the Sponsor for $150,000. The promissory note bears no interest and all unpaid principal under the promissory note will be due and payable in full up upon the consummation of the Business Combination with AON.

In connection with the approval of the Extension Amendment Proposal and Trust Agreement Amendment Proposal, our Chief Financial Officer and the Sponsor elected to convert all their respective DTOC Class B shares into an aggregate of 8,262,500 shares of DTOC Class A common stock. Following the conversion, such shares will vote together with the rest of the DTOC Class A common stock on the Business Combination; however, as such shares were not issued as part of DTOC’s initial public offering, such shares are not entitled to any funds held in the Trust Account, including any interest thereon.

If we have not completed a business combination by June 30, 2023 (or September 30, 2023 if all Extension Options are exercised), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Proposed Business Combination

On October 5, 2022, the Company entered into a Business Combination Agreement with American Oncology Network, LLC (“AON”), which was subsequently amended and restated on January 6, 2023 and further amended and restated on April 27, 2023. As a result of the transactions contemplated by the Business Combination Agreement (the “Business Combination”), the combined company will be organized in an umbrella partnership C corporation structure, in which substantially all of the assets and the business of the combined company will be held by AON. In particular, the Business Combination Agreement provides that, upon the terms and subject to the conditions thereof, the Business Combination will be implemented as follows: (i) on the closing of the Business Combination (the “Closing”), AON will amend and restate its operating agreement (the “Amended and Restated AON LLC Agreement”) to reclassify its existing Class A units, Class A-1 units and Class B units into a single class of AON common units that are later exchangeable on a one-to-one basis for shares of DTOC Class A common stock; (ii) upon the Closing, AON plans to convert on such terms and in such manner as determined by the AON Board of Managers, profit pool units of certain of AON’s subsidiaries into an equal number of (x) AON common units and (y) shares of New AON Class B common stock, which together are exchangeable into shares of New AON Class A Common Stock (the “Practice Profit Pool Shares”); (iii) the Closing and substantially concurrently with the adoption of the Amended and Restated AON LLC Agreement, DTOC will amend and restate its charter (the “Proposed Charter”) to provide for the (a) conversion of all shares of DTOC Class B common stock into shares of DTOC Class A common stock on a one-to-one basis. (b) amendment of the terms of DTOC Class B common stock to provide holders voting rights but no economic rights and (c) authorization of new shares of DTOC preferred stock in an amount sufficient to consummate a private placement of up to $100,000,000 in convertible preferred stock to be consummated immediately prior to the consummation of the Business Combination (the “PIPE Investment”); (iv) on the Closing, DTOC will consummate the PIPE Investment; and (v) on the Closing and following the adoption of the Proposed Charter and the consummation of the PIPE Investment, (a) AON will issue common units to DTOC in exchange for a combination of cash and shares of DTOC Class B common stock (and Class B Prefunded Warrants if any holders of AON common units make an election to receive Class B Prefunded Warrants in lieu of shares of New AON Class B common stock), (b) a majority of the members of the AON Board of Managers will be appointed by DTOC, (c) AON will distribute shares of DTOC Class B common stock (or Class B Prefunded Warrants) to AON equity holders, (d) AON will distribute cash equal to the preferred return set forth in the AON operating agreement to holders of AON Class A units and AON Class A-1 units (or only to holders of AON Class A units if the holder of AON Class A-1 units elects to receive additional shares of AON common units in lieu of cash as provided in the Business Combination Agreement), (e) New AON will reserve a specified number of additional shares of DTOC Class A common stock for issuance after the Closing to eligible recipients, and (f) from and after the Closing (but subject to lock-up restrictions), the AON equity holders will have the right (but not the obligation) to exchange AON common units together with an equal number of shares of New AON Class B common stock (whether held directly or indirectly through the Class B Prefunded Warrants) for shares of DTOC Class A common stock.

Results of Operations

For the year ended December 31, 2022, we had a net income of approximately $10.5 million, which included a gain from the change in fair value of warrant liabilities of approximately $8.7 million, interest income of approximately $5.1 million, and unrealized gain on marketable securities of approximately $0.1 million, offset by formation and operating costs of approximately $2.4 million, and provision for income taxes of $1 million. Our business activities from inception to December 31, 2022, consisted primarily of our formation and completing our Initial Public Offering, and since our Initial Public Offering, our activity has been limited to the search for a target to consummate a Business Combination, conducting due diligence on identified targets for a Business Combination and entering into the Business Combination Agreement.

For the year ended December 31, 2021, we had a net income of approximately $8.39 million, which included a loss from operations of $1.63 million, offering cost expense allocated to warrants of $0.66 million, and offset by a gain from the change in fair value of warrant liabilities of $10.66 million and interest income of $0.02 million.

Liquidity and Capital Resources

Our liquidity needs up to March 12, 2021 had been satisfied through a capital contribution from the Sponsor of $25,000 for the Founder Shares (7,187,500 shares of Class B common stock) and the loan under an unsecured promissory note from the Sponsor of up to $300,000 which was paid in full on March 12, 2021 from the IPO proceeds. Subsequent to the consummation of the IPO, our liquidity needs had been satisfied through the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us working capital loans. On March 2, 2023, in connection with the March Special Meeting held to approve the Extension Proposal, the Sponsor deposited $150,000 into the Trust Account to fund the Extension Proposal. As repayment, we issued an unsecured promissory note to the Sponsor for $150,000. The promissory note bears no interest and all unpaid principal under the promissory note will be due and payable in full up upon the consummation of the Business Combination.

As of December 31, 2022 and 2021, we had cash of $374,304 and $803,309, respectively, and working capital deficit and working capital, net of taxes, of $1,655,967 and $443,428, respectively. We have incurred and expect to continue to incur significant costs in pursuit of its financing and acquisition plans. We believe it will need to raise additional funds in order to meet the expenditures required for operating its business and to consummate a business combination. If we are unable to complete a business combination because we do not have sufficient funds available, we will be forced to cease operations and liquidate the Trust Account. Management has the option to address this uncertainty through working capital loans from the Sponsor or an affiliate of the Sponsor or certain of our officers and directors who may, but are not obligated to, loan our funds as may be required. Up to $2,000,000 of such Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. In addition, following the business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet its obligations.

In addition, we have until June 30, 2023 (or September 30, 2023 if all Extension Options are exercised), to consummate an initial business combination, unless such period is extended by our stockholders. It is uncertain that we will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about our ability to continue as a going concern one year from the date that these audited financial statements are issued. The audited financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these audited financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our audited financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Except as set forth below, there have been no significant changes in our critical accounting policies as discussed in our Form 10-K filed by us with the SEC on March 31, 2023.

Critical accounting estimates made in our audited financial statements include the estimated fair values of our warrant liability and investments in the trust which can impact the redemption value of our Class A common stock subject to possible redemption. The fair value of our financial assets and liabilities reflects management’s estimate of amounts that we would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, we seek to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

●	Level 1, Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.
●	Level 2, Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.
●	Level 3, Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Warrants Liability

We evaluated the Warrants in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers as well as provisions that provided for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant, precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815 and are not eligible for an exception from derivative accounting, the Warrants are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statements of Operations in the period of change.

Common Stock Subject to Possible Redemption

All of the 33,350,000 Class A common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with our liquidation, if there is a stockholder vote or tender offer in connection with the business combination and in connection with certain amendments to our second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within our control require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Accordingly, at December 31, 2022 and 2021, all shares of Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our balance sheets, respectively.

We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

Net Income Per Common Stock

We comply with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. We have two classes of shares, Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of shares. We have not considered the effect of warrants sold in the IPO and the Private Placement to purchase 14,450,833 shares of common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net income per common stock is the same as basic net income per common stock for the period presented.

Our statements of operations apply the two-class method in calculating net income per share. Basic and diluted net income per common stock for Class A common stock and Class B common stock is calculated by dividing net income attributable to us by the weighted average number of shares of Class A common stock and Class B common stock outstanding, allocated proportionally to each class of common stock.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. For smaller reporting entities, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. This standard is not expected to have a material impact on our balance sheet, statement of operations or statement of cash flows.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”), which clarifies the principles of fair value measurement when measuring the fair value of an equity security subject to contractual sale restriction and improves current GAAP by reducing diversity in practice, reducing the cost and complexity in measuring fair value, and increasing comparability of financial information across reporting entities holding those investments. The ASU also introduces new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value under current GAAP. ASU 2022-03 is effective for fiscal years beginning after December 15, 2023 and should be applied prospectively with any adjustments from adoption being recognized in earnings and disclosed on the date of adoption. Early adoption is permitted. This standard is not expected to have a material impact on our balance sheet, statement of operations or statement of cash flows.

Our management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on our audited financial statements.

Off-Balance Sheet Arrangements

As of December 31, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the audited financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT AMERICAN ONCOLOGY NETWORK, LLC

Overview

Since its inception in 2018, American Oncology Network, LLC (“AON”) has offered a progressive model of physician-led, community-based oncology management. AON preserves and elevates community oncology by helping its physicians navigate the complex healthcare landscape, providing them an efficient platform to work autonomously and thrive, and most importantly, improving the quality of patient care that is being delivered. We are an alliance of physicians and veteran healthcare leaders partnering to ensure the long-term success and viability of oncology diagnosis and treatment in community-based settings. As of December 31, 2022, AON’s platform includes 106 physicians and 30 practices across 77 locations in 17 states. Our robust platform provides oncology practices with comprehensive support, access to revenue- diversifying adjacent services and practice management expertise to empower physicians to make cancer care better for every patient.

Our mission is to provide the best cancer care that is affordable and close to where patients live and work. We believe the key to accessible and equitable healthcare lies in the strength of community healthcare practices and we are committed to closing the gap in cancer care to ensure every patient has access to the optimal care needed to help in their fight against cancer. To accomplish this, we have practices in some of the most densely populated cities as well as rural areas where medical resources are scarce. We deliver cancer care innovation by bringing new treatments to the forum and also by ensuring the access to the necessary adjacent services to provide comprehensive quality cancer care and, preserving the delivery of personalized cancer care in the community oncology setting.

Through access to care-enhancing patient services such as a centralized specialty pharmacy, wide ranging clinical lab and pathology, a fully integrated technology platform anchored by an oncology-specific electronic medical record system, as well as a care management team and a variety of financial assistance programs, our patients receive expert cancer care at each of our clinics.

We provide patients a variety of services to enhance patient care throughout the healthcare journey: high-quality and timely laboratory services for routine and specialized testing; in-house professional and technical pathology providing complete, accurate and timely pathology reports; in-house specialty pharmacy with patient education, financial assistance, and 24/7 patient assistance; and care management support services including nutrition guidance.

As the future of healthcare continues to transition from volume to value, we are at the forefront of this initiative by ensuring care quality over care quantity and adopting a patient-first mentality. Through an integrated system of seamless communication, coordination and patient care for better health outcomes, AON practices benefit from decreased expenditures through the implementation of centralized administrative services, processes, and technologies designed to support effective decision-making such as optimal pricing on drugs and medical supplies. Our patients benefit through our 24/7 clinical care support leading to a reduction in unnecessary emergency room visits and admissions and enhanced care quality. Ultimately, the payors benefit from more efficient delivery of high-quality, comprehensive services comparable to any hospital system at a lower cost point.

Though our network spans the country, its clinicians are interconnected and focused on driving change not just at their local clinics, but throughout our network. Our Network Practices unite in collaboration through a physician advisory board, which acts as a liaison between AON management and our Network Practices so that we remain apprised of issues and opinions concerning our Network Practices. In addition, our Network Practices also remain at the forefront of new discoveries and findings by expanding and improving cancer treatment options for every patient through a pharmacy and therapeutics committee that continuously updates its formulary in real time as advanced therapeutics come to market and through participating in clinical research to ensure we remain on the cutting edge of cancer protocols. Patients benefit from convenient access to clinical trials that we participate in without the need to travel to large cities or tertiary cancer care facilities, and personalized care by matching a patient’s cancer to a tailored therapy using molecular profiling.

We have made significant investment in a resilient, integrated technology platform to support the practices which includes a fully-integrated electronic health record and a robust decision support tool and analytics engine. Our development of compliance materials ensures consistency and optimal patient experiences and meets or exceeds the Office of Inspector General (“OIG”) guidelines.

We believe that our position in the market and focus on elevating the state of oncology care with our affiliated providers bodes well for future growth. Our proprietary technology platform supports this growth and enables the Network Practices to standardize and deliver consistent care at scale. We believe that our model will support growth into new markets and allow us to continue to service more patients across the United States.

Market Overview

Our business is focused on caring for adult and senior populations with medical oncology and related care needs, including members of Medicare Advantage (“MA”) plans run by private insurance companies on behalf of the Centers for Medicare and Medicaid Services, or CMS, as well as traditional Fee-For-Service (“FFS”) Medicare, Medicaid, other government healthcare programs and commercial insurance populations.

As of December 31, 2022, we were active in 77 locations across 30 practices in 17 states. We also operate a triple-accredited specialty pharmacy and a state of the art clinical laboratory. According to the Community Oncology Services Global Market Report 2023, the global community oncology services market size will grow from $47.95 billion in 2022 to $53.79 billion in 2023 at a compound annual growth rate (CAGR) of 12.2% and is expected to grow to $81.33 billion in 2027 at a CAGR of 10.9%. Furthermore, according to the BCC Research Global Oncology Pharmaceuticals Market Report, the oncology pharmaceuticals market, which is also a significant market of AON’s services, is currently a $177 billion industry and is expected to grow to $314 billion by 2026. This expanding market provides us with a substantial opportunity to grow in both our legacy, existing markets, as well as in our new expansion geographies.

Our Care Model

Since our founding, we have offered a progressive model of physician-led, community-based oncology management. It preserves and elevates community oncology by helping our physicians navigate the complex healthcare landscape, providing them an efficient platform to work autonomously and thrive, and most importantly, improving the quality of patient care that is being delivered. Our care model is focused on delivering personalized, evidenced-based care consistently and at scale. We seek to deliver better patient outcomes for lower costs, and to care for more of our payors’ patient populations. Our care model is team-focused and values-driven and promotes a culture of loyalty and trust from providers and staff, leading to strong clinical outcomes.

●	Continuously Supporting the Patient — Deliver results by providing compassionate oncology and hematology services with continued focus on the patient.
●	Always Do the Right Thing — Committed to personal excellence, accountability, and integrity, abiding by the highest regulatory standards, performing in the most ethical manner, and taking responsibility for actions.
●	Respectfully Engage — Foster positive relationships, encourage diversity of thought, and promote trust among teams and customers; encouraging healthy debate and respect for the thoughts and opinions of others; believing that talent, skills, and expertise are most important.
●	Exceed Expectations — Striving to provide excellence in all things; creating a standard of caring that goes above and beyond while embracing change in support of continuous improvement for patients.

Our Network Physician Practices

We operate our physician practices through management service agreements (“MSAs”) between American Oncology Management Company, LLC (“AOMC”), and American Oncology Partners, P.A. (“AON Partners”), and American Partners of Maryland, P.A. (“Partners of Maryland”). AOMC is a wholly owned subsidiary of the Company while AON Partners and Partners of Maryland are physician owned. Under our MSAs, we have agreed to serve, on an exclusive basis, as manager and administrator of each our practice’s non-medical functions while healthcare services and items provided to patients are provided by physicians and other licensed healthcare providers employed by or under contract with a practice. Under the MSAs, the responsibilities of AOMC include, but are not limited to negotiating provider and payor contracts, employment and compensation decisions, billing and collections, furnishing all supplies and equipment necessary for the respective practice’s operations as well as, necessary real estate, contracting on behalf of AON Partners and Partners of Maryland, entering into leases, holding a power of attorney to perform the above activities, preparing, maintaining and administering all accounting records (including financial reporting), expense payment, and maintenance of all information systems/software. Furthermore, the MSAs provide that AON Partners and Partners of Maryland have sole discretionary authority on decisions with respect to medical practice and shall be based on their professional judgment and in the best interests of patients. The MSAs also provide that AOMC will not interfere with AON Partners’ and Partners of Maryland’s decisions with respect to the supervision, selection, terms, conditions or obligations of their physicians and healthcare professionals. In addition, the MSAs provide that services provided by AOMC will comply with applicable federal and state requirements, as well as any accreditation and certification requirements applicable to medical practices. We are paid a management fee to compensate AOMC for the services provided. The management fee has fixed and variable components, and is negotiated and agreed upon on an annual basis by AOMC and AON Partners or Partners of Maryland, respectively. The fixed amount of the management fee to be agreed upon is based primarily on expenses incurred by AOMC in connection with providing management and administrative services to each of AON Partners’ and Partners of Maryland’s medical practices. The variable component of the management fee is based primarily on the volume of collections by AON Partners and Partners of Maryland and their respective profitability. In accordance with relevant accounting guidance, each of AON Partners and Partners of Maryland is determined to be a variable interest entity, or VIE, of AON because AON has the ability under the MSAs to direct the activities (except for clinical decisions) that most affect the economic performance and profitability of AON Partners and Partners of Maryland. Our MSAs with AON Partners or Partners of Maryland have five year terms that automatically renew for successive five year terms, unless terminated upon mutual agreement of the parties or unilaterally by a party following a material breach or commencement of bankruptcy or liquidation events by the other party, or a governmental or judicial termination order against a party. In accordance with relevant accounting guidance, each of the AON Partners and Partners of Maryland are determined to be variable interest entities, or VIEs, of the Company as the Company has the ability, through the MSA, to direct the activities (excluding clinical decisions) that most significantly affect the practice’s economic performance.

Our Value Proposition

We believe we have developed a compelling value proposition for each of our patients, providers, and payors. We seek to provide high quality and lower cost care delivery through the following capabilities:

Patient

●	Quality providers, continuous clinical improvements, and ancillary services such as clinical laboratory, professional and technical pathology services, oral oncolytic pharmacy, care management, and access to clinical trials set a high standard of patient care.
●	Optimization of centralized administrative services allows providers the opportunity to maximize time serving patients.
●	In addition to traditional oncology care, a focus on addressing patients’ mental and spiritual health.
●	Delivery of true Value Base Care (“VBC”) through participation in alternative payment models such as CMS’ Oncology Care Model.

Providers

●	Strong culture, based on a prominent clinical reputation, and attractive physician ownership model enable us to attract and retain the best providers in a competitive market.
●	Proven practice management expertise, driving practice growth by providing outstanding administrative support including managed care services, drug procurement, and revenue cycle management, as well as a proprietary playbook on driving same store growth of new patients for AON practices.
●	Access to new revenue streams through centralized ancillaries such as clinical lab, pathology, and oral oncolytic pharmacy enables practice growth.
●	Differentiated, provider-centric culture attracts the industry’s leading providers.

●	96% Physician Quality Score according to CMMI (Center of Medicare and Medicaid Innovation).

Payors

●	Experienced and knowledgeable centralized Payor Strategy & Relations team coordinates with practices to maintain close relationships with all payors across the AON platform.
●	Robust suite of solutions offered to practices driving cost savings for payors, addressing three cost drivers: 1) Variable use of drugs and diagnostics during treatment; 2) Deterioration of patient health between treatments; and 3) Ineffective interventions near the end of life.
●	Optimized management solutions generating operational efficiencies and cost savings shared with payors.

We strive to add value by consistently performing these activities effectively. The goal is a lower cost of care for the same or better clinical outcomes while providing a superior patient experience.

Growth Strategy and Opportunities

To date, we have achieved rapid growth through acquisition of existing practices and through organic growth of these practices after acquisition. Revenue has grown at a roughly 53% CAGR from 2019 to 2022.

Our practice footprint as of December 31, 2022 spanned approximately 17 states with 30 practices in 77 locations.

We anticipate adding more managed practices in the future across our markets through acquisitions and through organic growth within existing practices.

Our go-to-market strategy focuses on demographic trends, secular tailwinds, and fragmented community-based oncology practices facing pricing pressures, as follows:

●	According to BCC Research, oncology medicine spending is forecasted to grow at a 12% long-term CAGR.
●	Recent treatments tailored to the specific genomic sequence of each patient’s tumor have continued to drive growth in the oncology market.

●	The number of cancer cases through 2040 is expected to grow five times faster than the population growth per the Journal of Clinical Oncology.
●	The oncology service market is vast and extremely fragmented in the U.S. Of the over 12,000 oncologists in the country, approximately 76% work in practices that employ between 1 – 5 oncologists.

We are well-positioned to capitalize on this growth opportunity given our hands-on, “Patient-First” model, practice revenue diversification offerings such as our in-house pathology lab, and our specialty pharmacy which can dispense over 96% of the oral oncolytics available in the market today. We have multiple strategies we believe can achieve long-term growth.

●	Significant Growth Embedded Within Existing Business: Our existing physician base will continue to grow as AON drive deeper penetration of adjacent services and our physician recruitment team recruits new physicians to practices that are already part of the AON network. We have invested heavily in corporate infrastructure over the past two years, which should lead to significant operating leverage.
●	New Service Line Growth: New service lines will drive growth from our existing physician base and attract new physicians to the network. A sample of such new services that have been recently implemented are as follows:
●	In December 2022, we launched our new AON Pharmacy MSA model that will offer potential AON practices access to pharmaceutical management and a la carte services.
●	We are initiating new revenue streams developed from clinical informatics and data licensing subscriptions.
●	Implementing new CMS-approved patient services including Principal Care Management (“PCM”), Transitional Care Management (“TCM”), and Chronic Care Management (“CCM”).
●	Participation in alternative payment models developed by CMMI and third-party payors.
●	M&A Opportunities: We plan to pursue accelerated growth through acquisition with a more aggressive approach towards M&A. Access to the public markets allows us to pursue a broader M&A strategy and opening up the universe of potential targets. In addition, our more robust service offerings and flexibility in deal structuring will allow for acceleration of our M&A efforts.
●	Expansion of research initiatives: We believe today’s research is tomorrow’s standard of care, accordingly, AON plans to expand our national research platform. Access to cutting edge clinical trials within the community setting will be critical to oncology research and drug development and AON practices have the best opportunity to offer patients access to such trials. We offer centralized administrative resources and innovative technology solutions that allows for the timely and efficient expansion in numbers of research investigators and clinical locations throughout the US. With a significant investment in our standardized technology platform, AON maintains the ability to collaborate closely with trial sponsors in order to timely identify patients for clinical trial accrual across our network.

Contracting

Governmental programs, such as Medicare and Medicaid, are collectively the largest payors for our affiliated practices and includes Managed Medicare and Medicaid programs whereby Medicare and Medicaid contract with third-party payors to administer health plans for their beneficiaries. Under such programs, physicians are reimbursed at negotiated rates rather than the Medicare fee schedule and the payor is a third-party, rather than Medicare and Medicaid itself.

Medicare reimbursement for physician services is based on a fee schedule, which establishes payment for a given service, in relation to actual resources used in providing the service, through the application of relative value units. The resources used are converted into a dollar amount of reimbursement through a conversion factor, which is updated annually by CMS, based on a formula.

Also, Medicare reimburses providers for oncology pharmaceuticals administered in our clinics based on the average sales price (“ASP”) for drugs plus a fixed percentage (adjusted for sequestration). Our ability to manage pharmaceutical acquisition costs and concentration of our purchases with a limited number of manufacturers is critical to our success. Nearly all of our pharmaceutical pricing advantage relative to other suppliers is derived from a limited number of drugs. Implementation of ASP-based reimbursement has reduced the amount of differential pricing that is available to us from pharmaceutical manufacturers, which is one of our key competitive strengths.

In addition to traditional FFS arrangements, we continue to explore several other forms of alternative payment models including value-based arrangements. Although many of these arrangements continue to be based on an FFS-based methodology, our affiliated providers are eligible to earn additional bonuses based on their ability to achieve oncology-specific clinical and other quality of care-based benchmarks as well as financial rewards often based on total cost of care. While these alternative value-based arrangements may not produce as much initial revenue, we believe this flexibility in contracting models will allow us to speed our expansion into new markets while preserving the value-based economics that are critical for our business’ growth and success.

Payor Relationships

We are attractive to physician practices because of our ability to efficiently manage payor relationships for our Network Practices. As is the case with many healthcare providers, our Network Practices seek payment for their services from a limited number of payors. We generally manage our Network Practices’ payor contracts on a state-by-state basis, entering into a separate contract in each state with the local affiliate of the relevant payor such that no one local payor contract accounts for a majority of our collective revenue. Our centralized Payor Strategy & Relations team coordinates with practices and fosters close relationships with all payors across the AON platform. Our solutions offer unique cost savings opportunities to payors, and our optimized revenue cycle management function generates operation efficiencies and cost savings that are shared with payors. We believe these factors make our practices attractive to payors. Our Network Practices have long-term contracts with many payors including some of the biggest and most respected names in healthcare, including Anthem and United Healthcare. Generally, the contracts with our payors are entered into on substantially consistent terms. These terms include the period of performance, reimbursement rates and termination clauses that are standard in the industry. For example, typically, many of our contracts are terminable for convenience by either the payor or us after a notice period has passed. Many of our payor contracts include cure periods for certain breaches, during which time we may attempt to resolve any issues that would trigger a payor’s ability to terminate the contract. Typically, contracts may be terminated immediately by the payor if we lose applicable licenses, go bankrupt, lose our liability insurance, become insolvent, file for bankruptcy or receive an exclusion, suspension or debarment from state or federal government authorities.We consider our relationships with our payors to be very strong.

Practice Structure, Staffing and Network Design

We have a standard clinic design and approach to staffing that we continually improve and refine. Managed clinics average 6,200 square feet and typically offer services from up to 30 providers (physicians and advanced practice providers) per clinic. We have flexibility around clinic size to allow us to establish smaller clinics and part time staffing in areas where needed to ensure the Network Practices can meet patient needs under existing payor contracts. We group our managed clinics by geography into regions. We have operations teams managing our markets and regions allowing us to drive performance and scale efficiently.

Competition

The U.S. healthcare industry is highly competitive. We compete directly with national, regional, and local providers of healthcare for patients and physicians. Our primary competitors are traditional community oncology physician practices, local and national health systems and national oncology management service organizations such as US Oncology Network, Inc., and OneOncology, Inc. Similar to the Company, US Oncology Network, Inc. and OneOncology, Inc. each offers a nationwide oncology management platform that offers diagnostics, specialty pharmacies and clinical laboratories; however, we differentiate ourselves from these competitors in our management model. We give our network physicians a high level of autonomy with respect to their practice after joining our network as AON employed physicians. We believe this structure differentiates us from our competitors. Some of our competitors may have greater recognition and be more established in their respective communities than we are and may have greater financial and other resources than we have. Competing oncology care providers may also offer larger facilities or different programs or services than our Network Practices do, which, combined with the foregoing factors, may result in our competitors being more attractive to our current patients, potential patients, and referral sources. We believe the principal competitive factors for serving the healthcare market include patient experience, quality of care, health outcomes, total cost of care, brand identity and trust in that brand. We believe we compete favorably on all these factors within the markets we serve.

Government Regulation

Regulatory Licensing, Accreditation and Certification

Participants in the healthcare industry are required to comply with extensive government regulation at the federal, state and local levels. If we fail to comply with applicable laws and regulations, we may be subject to criminal penalties and civil sanctions, our providers could lose their licenses and we could lose our ability to participate in Medicare, Medicaid, and other government programs. These legal and regulatory standards address, among other issues, licensure, certification, and enrollment with government programs;

the necessity and adequacy of medical care; quality of medical equipment and services; qualifications of medical and support personnel; operating policies and procedures; billing and coding for services; handling overpayments; classifications of levels of care provided;; relationships with referral sources and referral recipients; maintenance of adequate records;; rate-setting; building codes; environmental protection; privacy and security; interoperability and refraining from information blocking; debt collection; balance billing and billing for out-of-network services; and communications with patients and consumers.

Our clinics are subject to periodic inspection by federal, state, and local authorities to determine their compliance with applicable regulations and requirements necessary for licensing and certification. All of our clinics and providers are licensed under appropriate state laws and are qualified to participate in Medicare and Medicaid programs. Government regulations may change. If that happens, we may have to make changes to our facilities, equipment, personnel, and services so that our practices remain certified and qualified to participate in these programs. We believe that our practices are in substantial compliance with current federal, state, and local regulations and standards. We cannot be certain that governmental officials responsible for enforcing these laws or whistleblowers will not assert that we are in violation of them or that such statutes or regulations will be interpreted by the courts in a manner consistent with our interpretation.

State Corporate Practice of Medicine and Fee-Splitting Laws

Some states, including states where we operate, prohibit unlicensed persons or business entities, including corporations, from employing physicians. These prohibitions are generally referred to as prohibitions against the “corporate practice of medicine,” and their primary objective is to protect physicians’ independent medical judgment from the influence of corporate profit motives. Corporate practice of medicine doctrines vary from state to state, and can be found in a mix of state laws and regulations, case law and state attorney general opinions. But in virtually all (if not all) states, physicians are generally permitted to practice medicine through professional corporations or professional limited liability companies that restrict their ownership solely to licensed physicians.

Some states, including states where we operate, also have adopted laws that prohibit “fee-splitting” arrangements with physicians and unlicensed persons or business entities. Possible sanctions for violations of corporate practice of medicine and fee-splitting restrictions include loss of a physician’s license, civil and criminal penalties, and rescission of business arrangements. These laws vary from state to state, are often vague and in some cases, have seldom been interpreted by the courts or regulatory agencies.

In order to comply with these various state laws and doctrines, a non-licensed entity that enters into a business relationship with a physician practice will often use a management services model. In this structure, a professional corporation or limited liability company is formed with 100% physician ownership. Such physician-owned entity contracts with a management services organization to furnish management and other services to the professional entity in consideration of a commercially reasonable, fair market value fee. The physician-owned entity employs or contract with all of the practice's licensed clinical personnel, such as physicians and advanced practice practitioners. The management services organization employs all of the non-clinical personnel who will furnish administrative and business services to the physician-owned entity, such as financial management, billing and collection, human resources, management of office space, etc. The physician-owned entity typically pays for all clinical compensation, benefits and malpractice insurance expenses of the practice from the professional revenues it generates. The management services organization, on the other hand, will incur all other expenses for the practices, which it will pay using its management fee. The end result is that the physician-owned entity maintains control over the clinical aspects of the practice — maintaining independent professional judgment with respect to patient care — and the management services organization manages the physician-owned entity's back office functions. AON employs such an accepted model to comply with state regulations relating corporate practice and fee splitting laws in the states where AON operates.

Healthcare Fraud and Abuse Laws

We are subject to a number of federal and state healthcare regulatory laws that restrict certain business practices in the healthcare industry. These laws include, but are not limited to, federal and state anti-kickback, self-referral, false claims, and other healthcare fraud and abuse laws.

The federal Anti-Kickback Statute, or AKS, which prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate, or other remuneration for referring an individual, in return for ordering, leasing, purchasing, or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing, or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. Courts have interpreted this statute broadly and held that there is a violation of the AKS if just one purpose of the remuneration is to generate referrals, even if there are other lawful purposes. Furthermore, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation.

The federal physician self-referral law, the Stark Law, which, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain designated health services, or DHS if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibits the entity from billing Medicare or Medicaid for such DHS.

The federal False Claims Act, or FCA, which imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly make, or cause to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits. There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. In addition, the government may assert that a claim including items or services resulting from a violation of the AKS or Stark Law constitutes a false or fraudulent claim for purposes of the FCA.

The Civil Monetary Penalties Law, which prohibits, among other things, an individual or entity from offering remuneration to a federal healthcare program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive healthcare items or services from a particular provider. We may also be subject to civil monetary penalties and other sanctions under the statute if we or our Network Practices hire or contract with any individuals or entities that are or become excluded from government healthcare programs, for the provision of items or services for which payment may be made under such programs.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) also established federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the AKS, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Several states in which we operate have also adopted similar fraud and abuse laws as described above. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any payor, including patients and commercial insurers, not just those reimbursed by a federally funded healthcare program.

The laws and regulations in these areas are complex, changing and often subject to varying interpretations. As a result, there is no guarantee that a government authority will find that we or our Network Practices are in compliance with all such laws and regulations that apply to our business. Further, because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of the business activities undertaken by us or our Network Practices could be subject to challenge under one or more of these laws, including, without limitation, patient assistance programs that waive or reduce the patient’s obligation to pay copayments, coinsurance or deductible amounts owed for the services provided to them if they meet certain financial need criteria. If our or our Network Practices’ operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to significant penalties, including, without limitation, administrative, civil, and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, contractual damages, exclusion from participation in federal and state healthcare programs and imprisonment. In addition, any action against us or our Network Practices for violation of these laws or regulations, even if successfully defended against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity, or otherwise experience a material adverse impact on our business, results of operations, financial condition, cash flows, reputation as a result.

Healthcare Reform

Our revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending, reimbursement, and policy. By way of example, the Affordable Care Act (ACA), which was enacted in 2010, made major changes in how healthcare is delivered and reimbursed, and it increased access to health insurance benefits to the uninsured and underinsured populations of the United States. Since its enactment, there have been judicial, executive, and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order initiating a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare. It is unclear how healthcare reform measures enacted by Congress or implemented by the Biden administration, if any, will impact our business.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of 2% per fiscal year, which began in 2013 and will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022. Under current legislation, the actual reduction in Medicare payments varies from 1% from April 1, 2022 to June 30, 2022, to up to 3% in the final fiscal year of this sequester, unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. New laws may result in additional reductions in Medicare and other healthcare funding, which may materially adversely affect consumer demand and affordability for our products and services and, accordingly, the results of our financial operations. Additional changes that may affect our business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, which first affected physician payment in 2019. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement. The Inflation Reduction Act of 2022, or IRA, signed into law on August 16, 2022, also contains a number of provisions designed to limit or reduce drug prices under the Medicare program, reduce beneficiary out-of-pocket spending under Medicare’s prescription drug benefit, and expand subsidies for individuals to obtain private health insurance under the ACA. While these provisions of the IRA do not apply directly to healthcare providers like our Network Practices, we are continuing to evaluate the potential impact, if any, that the IRA may have on our business.

The 21st Century Cures Act (the “Cures Act”), which was signed into law in December 2016, includes provisions related to data interoperability, information blocking and patient access. In May 2020, the HHS Office of the National Coordinator for Health Information Technology, or ONC, and CMS published the Cures Act final rule, which was intended to clarify provisions of the Cures Act regarding interoperability and information blocking, and include, among other things, requirements surrounding information blocking, changes to ONC’s health IT certification program and requirements that CMS-regulated payors make relevant claims/care data and provider directory information available through standardized patient access and provider directory application programming interfaces, or APIs, that connect to provider electronic health record systems, or EHRs. The final rule will transform the way in which healthcare providers, health IT developers, health information exchanges/health information networks, or HIEs/HINs, and health plans share patient information, and create significant requirements for healthcare industry participants. For example, the final rule, which went into effect on April 5, 2021, prohibits healthcare providers, health IT developers of certified health IT, and HIEs/HINs from engaging in practices that are likely to interfere with, prevent, materially discourage, or otherwise inhibit the access, exchange, or use of electronic health information, or EHI, also known as “information blocking.” To further support access and exchange of EHI, the final rule identifies eight “reasonable and necessary activities” as exceptions to information blocking activities, as long as specific conditions are met. Any failure to comply with these rules could have a material adverse effect on our business, results of operations and financial condition.

There is also uncertainty regarding the potential impact of other reform efforts at the federal and state levels. For example, some members of Congress have proposed measures that would expand government- sponsored coverage, including proposals to expand coverage of federally-funded insurance programs as an alternative to private insurance or establish a single-payer system (such reforms often referred to as “Medicare for All”). Some states have implemented or are considering measures such as individual health insurance mandates and public health insurance options. Other initiatives and proposals, including those aimed at price transparency and out-of-network charges, may impact prices and the relationships between health care providers, insurers and patients. For example, the No Surprises Act requires providers to send an insured patient’s health plan a good faith estimate of expected charges, including billing and diagnostic codes, prior to when the patient is scheduled to receive the item or service.

HIPAA Administrative Simplification and Privacy and Security Requirements

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the healthcare industry. U.S. Department of Health and Human Services Agency (“HHS”) has established electronic data transmission standards and code sets that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically and has issued operating rules to promote uniformity in the implementation of each standardized electronic transaction. HIPAA also requires that each provider use a National Provider Identifier.

As required by HIPAA, HHS has issued privacy and security regulations that extensively regulate the use and disclosure of individually identifiable health-related information and require covered entities, including health plans and most healthcare providers, to implement administrative, physical and technical practices to protect the security of individually identifiable health information that is electronically maintained or transmitted. Business associates (entities that handle protected health information for or on behalf of covered entities) are subject to direct liability for violation of applicable provisions of the regulations. In addition, a covered entity may be subject to penalties as a result of a business associate violating HIPAA, if the business associate is found to be an agent of the covered entity. We have developed and utilize a HIPAA compliance plan as part of our effort to comply with HIPAA privacy and security requirements. Our ongoing efforts to comply with privacy regulations and security regulations have and will continue to impose significant costs on us.

Covered entities must report breaches of unsecured protected health information to affected individuals without unreasonable delay, but not to exceed 60 days of discovery of the breach by the covered entity or its agents. Notification must also be made to HHS and, in certain situations involving large breaches, to the media. HHS is required to publish on its website a list of all covered entities that report a breach involving more than 500 individuals. All non-permitted uses or disclosures of unsecured protected health information are presumed to be breaches unless the covered entity or business associate establishes that there is a low probability the information has been compromised. Various state laws and regulations may also require us to notify affected individuals in the event of a data breach involving individually identifiable information.

Violations of the HIPAA privacy and security regulations may result in criminal penalties and in substantial civil penalties per violation. The civil penalties are adjusted annually based on updates to the consumer price index. HHS is required to perform compliance audits. In addition to enforcement by HHS, state attorneys general are authorized to bring civil actions seeking either injunction or damages in response to violations of HIPAA privacy and security regulations that threaten the privacy of state residents. HHS may resolve HIPAA violations through informal means, such as allowing a covered entity to implement a corrective action plan, but HHS has the discretion to move directly to impose monetary penalties and is required to impose penalties for violations resulting from willful neglect. We are also subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These laws vary and could impose additional penalties and subject us to additional privacy and security restrictions. For example, the Federal Trade Commission uses its consumer protection authority to initiate enforcement actions in response to data breaches. In addition, various states have enacted, and other states are considering, new laws and regulations concerning the privacy and security of consumer and other personal information. To the extent we are subject to such requirements, these laws and regulations often have far-reaching effects, are subject to amendments and changing requirements and updates to regulators’ enforcement priorities, may require us to modify our data processing practices and policies, may require us to incur substantial costs and expenses to comply and may subject our business to a risk of increased potential liability. These laws and regulations often provide for civil penalties for violations, as well as a private right of action for data breaches, which may increase the likelihood or impact of data breach litigation. Any failure or perceived failure, by us or by third parties with whom we work, to comply with these data protection, privacy and security, or consumer protection laws and regulations could result in enforcement actions, including fines and liability, claims for damages, reputational harm, and other adverse effects on our business, financial condition and results of operations.

Intellectual Property

We own a number of active trademark registrations, The failure to protect our intellectual property assets could have a material adverse effect on our business; however, the loss of any single trademark or service mark, taken alone, would not have a material adverse effect on the Company as a whole.

Legal Proceedings

From time to time, we may receive inquiries or subpoenas from state regulators, state Medicaid Fraud Control units, fiscal intermediaries, CMS, the U.S. Department of Justice and other government entities regarding various Medicare and Medicaid issues. In addition, we may be subject to other claims and lawsuits arising in the ordinary course of our business including lawsuits and claims related to billing practices and the administration of charity care policies at our practices. Based on current knowledge, management does not believe that loss contingencies arising from pending legal, regulatory and governmental matters, including the matters described herein, will have a material adverse effect on the consolidated financial position or liquidity of the Company.

Insurance

As part of our business of providing oncology care to our patients, we may be subject to legal actions alleging liability on our part. To cover claims arising out of the operations of our clinics and providers, we maintain professional malpractice liability insurance and general liability insurance on a claims-made basis in excess of those amounts for which we are self-insured, in amounts we believe to be sufficient for our operations. We also maintain umbrella liability coverage for claims which, due to their nature or amount, are not covered by our other insurance policies. However, our insurance coverage does not cover all claims against us or may not continue to be available at a reasonable cost for us to maintain adequate levels of insurance.

Employees and Human Capital Resources

As of March 28, 2023, we employed approximately 1,520 employees, including approximately 106 physicians and 84 advanced practice providers that we employ through our physician owned subsidiaries AON Partners and Partners of Maryland. None of our employees are represented by a labor union or party to a collective bargaining agreement. We consider our relations with our employees to be good.

The healthcare industry, and in particular, oncology care, is currently facing workforce challenges and this has become a significant operating issue for healthcare providers. A multipronged approach including staff retention bonuses, market adjustments to compensation, continuation of annual bonuses, competitive fringe benefits including access to robust health insurance and retirement programs have assisted in increasing the retention of our providers and employees. We believe that these efforts will aid in our ability to acquire new clinics and retain our current clinics. Due to the challenges above and other factors, our practices, like many other healthcare providers, have experienced rising labor costs. We may be required to continue to enhance wages and benefits to recruit and retain healthcare providers.

Environmental Matters

We are subject to a number of federal, state and local environmental laws, rules and regulations that govern, among other things, our disposal of medical waste, as well as our use, storage, transportation and disposal of hazardous and toxic materials. In addition, we could be affected by climate change to the extent that climate change results in severe weather conditions or other disruptions impacting the communities in which our facilities are located or adversely impacts general economic conditions, including in communities in which our facilities are located. At the current time, our compliance with environmental legal requirements, including legal requirements relating to climate change, does not have a material effect on our capital expenditures, financial results or operations. However, it is possible that developments may arise in the future as a result of climate change or other environmental developments that we are unable to currently predict.

Properties

Our principal corporate offices are located in Fort Myers, Florida where we lease approximately 9,500 square feet of office space that expires in 2030. We use this facility for administration, billing and collections, technology and development and professional services. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.

We lease all of the 78 properties used for our practice locations as well as administrative facilities under operating leases. As of December 31, 2022, we have leases located in Washington, Idaho, Nevada, Arizona, Iowa, Missouri, Arkansas, Louisiana, Michigan, Indiana, Ohio, Maryland, Virginia, Florida, North Carolina, South Carolina, Georgia, and the District of Columbia. Generally, our leases are “net” leases, which require us to pay all of the cost of insurance, taxes, maintenance, and utilities. We intend to lease the premises for any new practice locations. Our typical practice occupies an average of 6,200 square feet.

Additional Information

AON was originally formed as a limited liability company in Delaware on February 23, 2017. AON is structured as a holding company and owns one wholly owned subsidiary, American Oncology Management Company, LLC (“AOM”). Our corporate website www.aoncology.com. The information on this website is not part of and is not incorporated by reference into this proxy statement/prospectus.

MANAGEMENT OF AON

AON’s pre-Closing directors and executive officers, their positions and their ages as of the date of this proxy statement/prospectus are set forth below:

Name	Age	Position
Executive Officers
Todd Schonherz	53	Chief Executive Officer
David H. Gould	52	Chief Financial Officer
Stephen “Fred” Divers, MD	50	Chief Medical Officer and Director
Directors
Shalin R. Shah, DO	48	Director
Douglas Heldreth, MD	62	Director
Vipul Patel, MD	49	Director
Vance M. Wright-Browne, MD	59	Director

Todd Schonherz has over 30 years of healthcare experience and has served as AON’s Chief Executive Officer since 2021 and was previously President & Chief Operating Officer of AON since its inception in 2017 to 2021. Previously, he was Chief Operating Officer of Florida Cancer Specialists (FCS). Prior to his role as COO of FCS in 2011, Mr. Schonherz was Senior Vice President and Chief Information Officer for US Oncology from 1999 to 2010. Mr. Schonherz’ consulting and management experience in healthcare information technology includes positions with Datamedic Corporation (acquired by VitalWorks and later Amicas Corporation), Multum Corporation (acquired by Cerner Corporation), and MedE America (acquired by WebMD and later HLTH Corporation). Mr. Schonherz received a bachelor’s degree in health policy and administration from Pennsylvania State University. Mr. Schonherz has presented at national industry conferences including multiple Community Oncology Alliance (COA) conferences as well as national and regional information technology conferences. We believe Mr. Schonherz’s 30 years of healthcare experience gives him a thorough understanding of all aspects of our business and operations and qualifies him to serve our Board of Directors.

David H. Gould has served as Chief Financial Officer at AON since September 2020. Prior to joining AON, David served as Chief Financial Officer at ApolloMD from 2016 to 2020. Prior to joining ApolloMD, David served approximately 10 years in progressively senior positions and ultimately as the Vice President of Finance and Assistant Treasurer at Cumulus Media. Prior to that, he held financial management roles with both publicly traded and private companies within the healthcare industry. David started his career in public accounting with the national audit firm of Ernst & Young out of their Washington, D.C. office. David holds a Bachelor of Science in Accounting from University of Maryland.

Stephen “Fred” Divers, MD has been AON’s Chief Medical Officer since 2022. In addition, since 2018, Dr. Divers is a Medical Oncologist with Genesis Cancer and Blood Institute, one of the first practices to join the AON network. In July 2020, Mr. Divers was named Advisory Board Chairman. Dr. Divers has provided physician leadership as a member of several national committees and currently serves on the Board of Directors for the Community Oncology Alliance (COA). He attended medical school at the Louisiana State University School of Medicine. He completed his residency at the University of North Carolina and a fellowship at the University of Alabama at Birmingham Cancer Center. We believe that Dr. Diver’s experience as an executive and his breadth of knowledge and valuable understanding of oncology care qualifies him to serve on our Board of Directors.

Shalin R. Shah, DO has served as a Director on AON’s Board of Managers since 2022. He has served multiple terms on the Executive Board of Florida Cancer Specialists & Research Institute, LLC and is a former member of its Finance Committee. He is also a board member of the Florida Society of Clinical Oncology (FLASCO) and was the previous Vice President of the Clinical Practice Committee for FLASCO. Dr. Shah actively serves on several other boards in healthcare, technology and education. After graduating from the University of Miami, Dr. Shalin Shah completed his residency at the University of Florida in Jacksonville, Florida, followed by a fellowship in oncology. Dr. Shah is a medical oncologist and hematologist with Florida Cancer Specialists & Research Institute and practices in Tampa, Florida. We believe Dr. Shah’s experience as an executive and as an oncology physician qualifies him to serve on our Board of Directors.

Douglas Heldreth, MD has served as a Director on AON’s Board of Managers since 2021. Dr. Heldreth currently practices medicine in Naples, Florida at Florida Cancer Specialists & Research Institute, LLC and has since 1996. He also served as Medical Director of Hope Hospice in Fort Myers, Florida. After graduating from West Virginia University School of Medicine, Dr. Douglas Heldreth completed his internship at Charleston Area Medical Center in Charleston, West Virginia and his residency at Orlando

Regional Medical Center/University of Florida in Orlando, Florida. We believe Dr. Heldreth’s lengthy career in oncology and his breadth of knowledge and prior leadership position in medical practice qualifies him to serve on our Board of Directors.

Vipul Patel, MD has served as a Director on AON’s Board of Managers since 2019. He is Board certified in medical oncology and hematology. Dr. Patel currently practices medicine in Ocala, Florida at Florida Cancer Specialists & Research Institute, LLC. Dr Patel previously served as director of clinical trials for an Institutional Review Board in Gaston, N.C. He has been published in several prestigious journals, including the International Journal of Cancer. Prior to entering clinical practice, he served as a teaching assistant in biochemistry and anatomy at Vanderbilt University and as an instructor of hematology/oncology to second-year medical students at Meharry Medical College in Nashville. After receiving his medical degree from Ross University School of Medicine in the West Indies, Dr. Vipul Patel completed a residency in internal medicine at the Medical College of Georgia in Augusta, Georgia and at Vanderbilt University Medical Center in Nashville, Tennessee. We believe Dr. Patel’s extensive leadership in cancer research and his service as a director of clinical trials for an Institutional Review Board qualify him to serve on our Board of Directors.

Vance M. Wright-Browne, MD has served as a Director on AON’s Board of Managers since January 2023. Dr. Wright-Browne is Board certified in medical oncology, hematology and internal medicine. Since 2018, Dr. Wright-Browne served on the Board of Trustees for Fawcett Memorial Hospital. Since 2016, Dr. Wright-Browne served on the Board of Directors for the Virginia B. Andes Volunteer Community Clinic. Dr. Wright-Browne graduated from medical school at the University of West Indies located in Kingston, Jamaica and was awarded a Fellowship in Oncology/Hematology at MD Anderson Cancer Center located in Houston, Texas. We believe that Dr. Wright-Browne’s experience as an executive and her breadth of knowledge and valuable understanding of oncology care qualify her to serve on our Board of Directors.

AON MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which AON’s management believes is relevant to an assessment and understanding of AON’s results of operations and financial condition. You should read the following discussion and analysis of AON’s financial condition and results of operations together with AON’s audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, together with the related notes thereto, included in this proxy statement/prospectus. This discussion and analysis should also be read together with the unaudited pro forma financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and a description of AON’s business in the section entitled “Information About AON.”

Certain of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to plans and strategy for AON’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” AON’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from AON’s forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this AON Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “AON,” “we,” “us,” “our,” the “Company,” and other similar terms refer to AON prior to the Business Combination and to New AON and its consolidated subsidiaries after giving effect to the Business Combination.

Overview

Since its inception in 2018, AON has offered an innovative model of physician-led, community-based oncology management. AON preserves and elevates community oncology by helping its physicians navigate the complex healthcare landscape, providing them an efficient platform to work autonomously and thrive, and most importantly, improving the quality of patient care that is being delivered. We are an alliance of physicians and veteran healthcare leaders partnering to ensure the long-term success and viability of oncology diagnosis and treatment in community-based settings. As of December 31, 2022, we have approximately 107 physicians and 89 advanced practice providers across 71 locations in 16 states and the District of Columbia. Our robust platform provides oncology practices with comprehensive support, access to revenue-diversifying adjacent services and practice management expertise to empower physicians to make cancer care better for every patient.

Our mission is to provide the best cancer care that is affordable and close to where patients live and work. We believe the key to accessible and equitable healthcare lies in the strength of community healthcare practices and we are committed to closing the gap in cancer care to ensure every patient has access to the optimal care needed to help in their fight against cancer. To accomplish this, we have practices in some of the most densely populated cities as well as rural areas where medical resources are scarce. As one of the only true national oncology platforms, we lead in cancer care innovation by bringing new treatments to the forum and also by ensuring access to the necessary adjacent services to provide comprehensive quality cancer care and preserving the delivery of personalized cancer care in the community oncology setting.

Through access to care-enhancing patient services such as a centralized specialty pharmacy, wide ranging clinical lab and pathology services, a fully integrated technology platform anchored by an oncology-specific electronic medical record system, as well as a caring management team and a variety of financial assistance programs, our patients receive first-class cancer care at each of our clinics.

We provide patients a variety of services to enhance patient care throughout the healthcare journey: high-quality and timely laboratory services for routine and specialized testing; in-house professional and technical pathology services providing complete, accurate and timely pathology reports; in-house specialty pharmacy with patient education, financial assistance, and 24/7 patient assistance; and care management support services including nutrition guidance.

As the future of healthcare continues to transition from volume to value, we are at the forefront of this initiative by ensuring we remain focused on care quality over care quantity and maintaining a patient-first mentality. Through an integrated system of seamless communication, coordination and patient care for better health outcomes, AON practices benefit from decreased expenditures through the implementation of centralized administrative services, processes, and technologies designed to support effective decision-making such as optimal pricing on drugs and medical supplies. Our patients benefit through our 24/7 clinical care support leading to a reduction in unnecessary emergency room visits and admissions and enhanced care quality. Ultimately, the payors benefit from more efficient delivery of high-quality, comprehensive services comparable to any hospital system at a lower cost point.

Though our network spans the country, our clinicians are interconnected and focused on driving change not just at their local clinics, but throughout our network. Our Network Practices not only unite in collaboration through a physician advisory board, but they also remain at the forefront of new discoveries and findings by expanding and improving cancer treatment options for every patient through a Pharmacy and Therapeutics Committee that continuously updates its formulary in real time as advanced therapeutics come to market and through participating in clinical research to ensure we remain on the cutting edge of cancer protocols. Patients benefit from convenient access to clinical trials that we participate in without the need to travel to large cities or tertiary cancer care facilities, and personalized care by matching a patient’s cancer to a tailored therapy using molecular profiling.

We have invested significantly in a resilient, integrated technology platform to support the practices which includes a fully integrated electronic health record and a robust decision support tool and analytics engine. Our development of compliance materials ensures consistency and optimal patient experiences that meets or exceeds the Office of Inspector General (“OIG”) guidelines.

We believe that our position in the market and focus on elevating the state of oncology care with our affiliated providers bodes well for future growth. Our proprietary technology platform supports this growth and enables the Network Practices to standardize and deliver consistent care at scale. We believe that our model will support growth into new markets and allow us to continue to service more patients across the United States.

The Business Combination

On October 5, 2022, DTOC, entered into the Business Combination Agreement (which was subsequently amended and restated on January 6, 2023 and on April 27, 2023), with AON. As a result of the transactions contemplated by the Business Combination, the combined company will be organized in an umbrella partnership C corporation structure, in which substantially all of the assets and the business of the combined company, New AON, will be held by AON. In particular, the Business Combination Agreement provides that, upon the terms and subject to the conditions thereof, the Business Combination will be implemented as follows:

●	DTOC will commence, and use its commercially reasonable efforts to consummate as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, an offer to employees of AON to exchange, at the election of each such employee, each outstanding AON Class B-1 unit held by such employee for a number of new issued shares of New AON Class A common stock equal to the applicable Per Company Unit Exchange Ratio;
●	on the closing of the Business Combination (the “Closing”), AON will adopt the Amended and Restated AON LLC Agreement to reclassify:
●	existing AON Class A units and AON Class A-1 units into a single class of AON common units that are later exchangeable on a one-to-one basis for shares of New AON Class A common stock at an exchange ratio equal to the Per Company Unit Exchange Ratio;
●	existing AON Class B units into AON common units at an exchange ratio equal to the Per Company Class B Unit Exchange Ratio;

as of the date of this proxy statement/prospectus, the Per Company Unit Exchange Ratio into which existing AON Class A units and AON Class A-1 units will be reclassified is estimated to equal 2,688 AON common units;

●	upon the Closing, AON plans to convert on such terms and in such manner as determined by the AON Board of Managers, profit pool units of certain of AON’s subsidiaries into an equal number of (i) AON common units and (ii) shares of New AON Class B common stock, which together are exchangeable into shares of New AON Class A Common Stock (the “Practice Profit Pool Shares”). The number of Practice Profit Pool Shares issuable will be determined prior to Closing and will be equal to 5% of the $350 million AON enterprise value (minus the Company Closing Indebtedness and plus the Company Closing Cash and Preferred Return (as such terms are defined in the Business Combination Agreement)) divided by $10;

●	on the Closing and substantially concurrently with the adoption of the Amended and Restated AON LLC Agreement, New AON will amend and restate its charter (the “Proposed Charter”) to provide for the (a) conversion of all existing shares of DTOC Class B common stock into shares of New AON Class A common stock on a one-to-one basis, (b) amendment of the terms of New AON Class B common stock to provide holders voting rights but no economic rights and (c) authorization of new shares of New AON convertible preferred stock in an amount sufficient to consummate a private placement of up to $100,000,000 in convertible preferred stock to be consummated immediately prior to the consummation of the Business Combination (the “PIPE Investment”); and
●	on the Closing and following the adoption of the Proposed Charter and the consummation of the PIPE Investment, (a) AON will issue AON common units to New AON in exchange for a combination of cash and shares of New AON Class B common stock (and Class B Prefunded Warrants if any holders of AON common units make an election to receive Class B Prefunded Warrants in lieu of shares of New AON Class B common stock), (b) New AON will be admitted as a member of AON, (c) AON will distribute shares of New AON Class B common stock or Class B Prefunded Warrants, as applicable, to AON equityholders, (d) AON will distribute cash equal to the preferred return set forth in the AON operating agreement to holders of AON Class A units and AON Class A-1 units (or only to holders of AON Class A units if the holder of AON Class A-1 units elects to receive additional shares of AON common units in lieu of cash as provided in the Business Combination Agreement), (e) New AON will reserve a specified number of additional shares of New AON Class A common stock for issuance after the Closing to eligible recipients, and (f) from and after the Closing (but subject to lock-up restrictions), the AON equityholders (other than New AON) will have the right (but not the obligation) to exchange AON common units together with an equal number of shares of New AON Class B common stock (whether held directly or indirectly through Class B Prefunded Warrants), for shares of New AON Class A common stock.

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DTOC is expected to be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on AON’s directors comprising a majority of the board seats for New AON’s board of directors, AON senior management comprising substantially all of the senior management of the post-combination company, and AON comprising the substantive operations pre-combination as well as the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of AON with the Business Combination being treated as the equivalent of AON issuing stock for the net assets of DTOC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Key Factors Affecting Performance & Non-GAAP Measures

Factors Affecting Our Revenues

There are many factors that drive patient service revenues; however, we focus on certain key metrics such as:

●	Total patient encounters which include initial consultations and treatments, new patient encounters, recurring patient encounters and treatments, and cancer vs non cancer patients.
●	Patient referrals which are also an important driver of patient service revenue; we manage the referral pipeline locally through the coordinated efforts of our physician liaisons working with our physicians to market our practices by visiting referral sources such as, primary care providers and other medical specialties.

Factors Affecting Our Operating Costs

Operating costs are primarily dependent upon factors such as:

●	The cost of prescription drugs used in our treatment plans which include both intravenous and oral oncolytics. The management of these costs are a critical component of our business as it is our single largest expense. We manage this cost by strategic volume purchases and continuously evaluating the most clinically effective drug for cancer type through our Pharmaceutical and Therapeutics Committee.
●	Clinical compensation and benefits, including non-medical personnel, represent our second largest operating expense. These costs are impacted by both micro and macro-economic factors as well as local competition for personnel that could impact costs associated with personnel. In particular, in all of our markets, we have seen significant increases in compensation for qualified nursing resources. We continuously monitor wages period over period to mitigate the impact of variations in industry and macro-economic labor conditions.
●	We lease all of our facilities, therefore real-estate costs are a significant component of our operating costs. We continuously monitor local and national real estate conditions to actively manage our exposure to fluctuating occupancy costs.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

Adjusted EBITDA

This filing includes the non-GAAP financial measure “Adjusted EBITDA”. Management views this metric as a useful way to look at the performance of our operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions. Management believes this measure provides an additional way of viewing aspects of the Company’s operations that, when viewed with the GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the business.

Adjusted EBITDA is defined as net income prior to interest income, interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain other non-cash charges that we may record each year, such as stock-compensation expense, as well as non-recurring charges such as expenses incurred related to major operational transitions. We believe these expenses and non-recurring charges are not considered an indicator of ongoing company performance. The measures are used as a supplement to GAAP results in evaluating certain aspects of our business, as described below. We believe Adjusted EBITDA is useful to investors in evaluating our performance because the measure considers the performance of our operations, excluding decisions made with respect to capital investment, financing, and other non-recurring charges as outlined above.

The Company includes Adjusted EBITDA because it is an important measure upon which our management uses to assess the results of operations, to evaluate factors and trends affecting the business, and to plan and budget future periods. However, non-GAAP financial measures should be considered a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Non-GAAP financial measures used by management may differ from the non-GAAP measures used by other companies, including the Company’s competitors. Management encourages investors and others to review the Company’s financial information in its entirety, and not to rely on any single financial measure. Adjusted EBITDA should not be considered as an alternative to net income as an indicator of our performance or as an alternative to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Components of Results of Operations

Patient Service Revenue, net

The Company receives payments from the following sources for services rendered: (i) commercial insurers; (ii) pharmacy benefit managers (“PBMs”); (iii) the federal government under the Medicare program administered by the Centers for Medicare and Medicaid Services (“CMS”); (iv) state governments under Medicaid and other programs, including managed Medicare and Medicaid; and (v) individual patients.

The primary elements of patient service revenue are from fee for service (“FFS”) revenue which includes revenue from required patient infusion and injection treatments, as well as oral prescription drugs. FFS revenue comprise revenues in which we bill and collect for medical services rendered by our physicians or nurse practitioners including office visits and consults. FFS revenue also includes infusion therapies and treatment. FFS revenue consists of fees for medical services provided to patients. Payments for services provided are generally less than billed charges. The Company records revenue net of an allowance for contractual adjustments, which represents the net revenue expected to be collected from third-party payors (including managed care, commercial, and governmental payors such as Medicare and Medicaid), and patients. These expected collections are based on fees and negotiated payment rates in the case of third-party payors, the specific benefits provided for under each patient’s healthcare plan, mandated payment rates in the case of Medicare and Medicaid programs, and historical cash collections (net of recoveries). The recognition of net revenue (gross charges less contractual allowances) from such services is dependent on certain factors, such as, the proper completion of medical charts following a patient visit, proper medical coding of the charts, and the verification and authorization of each patient’s eligibility at the time services are rendered as to the payor(s) responsible for payment of such services.

Oral prescription drugs comprise revenues from prescriptions written by our doctors to their patients which are dispensed directly by AON’s specialty pharmacy. Revenue for the oral prescription is based on fee schedules set by various PBMs and other third-party payors. The fee schedule is often subject to direct and indirect remuneration (“DIR”) fees, which are based primarily on adherence and other metrics. DIR fees may be significant and may be assessed in the periods after payments are received against future payments. The Company recognizes revenue, net of estimated DIR fees, at the time the patient takes possession of the oral drug.

HHS grant income

HHS grant income represents a grant from the Department of Health and Human Services as part of a government stimulus program which was designed to assist small businesses during the pandemic and does not require repayment.

Other Revenue

Other revenue is primarily generated from service arrangements with various hospitals systems and data contracts as well as through clinical trials.

Cost of Revenue

Cost of services primarily includes chemotherapy drug costs, clinician salaries and benefits, medical supplies, and clinical occupancy costs. Clinicians include oncologists, advanced practice providers such as physician assistants and nurse practitioners, and registered nurses. Specialty pharmacy costs primarily include the cost of oral medications dispensed from the specialty pharmacy including overhead costs for running a free-standing pharmacy and shipping costs to patients.

General and administrative

Our general and administrative expenses include corporate occupancy costs, technology infrastructure, operations, clinical and quality support, finance, legal, human resources, and business development. Depreciation and amortization expenses are also included in general and administrative expenses. The Company expects its general and administrative expenses to increase over time following the consummation of the Business Combination due to the additional legal, accounting, insurance, investor relations and other costs that the Company will incur as a public company, as well as other costs associated with continuing to grow the business. While we expect general and administrative expenses to increase in the foreseeable future, such expenses are on average are expected to decrease as a percentage of revenue over the long term, as the company continues to scale its operations.

Results of Operations

Comparison of the Years Ended December 31, 2022 and 2021

Revenue

	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Patient service revenue, net	$1,137,932	$938,242	$199,690	21.3%
Other revenue	11,738	5,505	$6,233	113.2%
Total revenue	$1,149,670	$943,747	$205,923	21.8%

Revenue increased by $205.9 million, or 21.8%, primarily due to a $200.0 million increase in patient service revenue and a $6.2 million increase in other revenue.

Patient service revenue, net

The $200.0 million increase in patient services revenue was primarily due to the impact of 11 acquisitions, including five in 2021 which are fully reflected in the year ended December 31, 2022, and accounted for $144.0 million of the increase in revenues between the periods.

Organic growth, excluding the acquired practices, drove the remaining increase in revenue. Patient encounters at our practices increased revenue by $10.0 million, and $50.5 million of our increased revenue was attributed to the drug and service mix that patients required based on their clinical diagnoses and treatment plans.

Other revenue

Other revenue increased $6.2 million primarily due to a clinical trial agreement entered into during 2022 and an increase in professional services agreements whereby the Company’s physicians provide services to various hospital systems.

Operating Expenses

	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Cost of revenue	$1,054,217	$865,788	$188,429	21.8%
General and administrative expenses	89,887	77,048	12,839	16.7%
Total costs and expenses	$1,144,104	$942,836	$201,268	21.3%

Operating expenses increased $201.3 million, or 21.3%, due to a $188.4 million increase in cost of revenue and a $12.8 million increase in general and administrative expenses.

Cost of revenue

Cost of revenue increased $188.4 million which was primarily driven by an increase of $113.4 million of drug and medical supply costs, $3.4 million of occupancy costs, and $17.3 million in clinical compensation and benefits related to the acquisition of 11 practices, including five in 2021 which are fully reflected in the year-ended December 31, 2022.

Organic growth, excluding the practices above, drove the remaining increase of drug and medical supply costs within cost of revenue. The volume of patient encounters at our practices increased cost of revenue by $7.7 million, and the cost per encounter drove a $47.1 million increase. The cost of patient encounter was driven by a combination of higher drug and supply costs as well as the drug and service mix patients required.

General and administrative expense

The increase in general and administrative expenses were primarily driven by a $7.0 million increase in corporate compensation due to the termination of the Company’s third party back office provider in 2021 which resulted in ramping up hiring of corporate personnel as well as increases due to the inflationary effects of tight labor markets nationally.

Further, there was a $4.7 million increase in IT costs, $4.7 million increase in consulting & accounting fees, and a $1.5 million increase in postage costs. These increases were offset by a decrease of approximately $4.7 million in central service fees as well as a $1.5 million decrease in value-based care costs related to the federal oncology care model which ended in December of 2021.

Other Income (Expense)

	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Interest expense	$(3,417)	$(1,419)	$(1,998)	140.8%
Interest income	151	127	24	*
Other income, net	289	736	(447)	*
Total other expense	$(2,977)	$(556)	$(2,421)	*

*    — % not meaningful

Interest expense

The increase in interest expense was due to an increase in interest rates resulting from the seven increases in the federal funds rate during 2022.

Other income, net

The decrease of other income, net is primarily attributable to a $0.4 million decrease in sublease rental income.

Income taxes

	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Income tax expense	$—	$460	$(460)	*

*— % not meaningful

The Company’s effective income tax rate was 0.0% and 129.33% for the years ended December 31, 2022 and 2021, respectively. The provision for income taxes was $0 and $460 for the years ended December 31, 2022 and 2021, respectively. The change in the provision for income taxes was primarily due to a full valuation allowance on all corporate entities recorded against the Company's deferred tax assets during 2022.

Comparison of the Years Ended December 31, 2021 and 2020 Revenue

	Year ended December 31,		Change
(dollars in thousands)	2021	2020	$	%
Patient service revenue, net	$938,242	$714,678	$223,564	31.3%
HHS grant income	—	6,841	(6,841)	(100.0)%
Other revenue	5,505	3,224	2,281	70.8%
Total revenue	$943,747	$724,743	$219,004	30.2%

Revenue increased by $219.0 million, or 30.2%, primarily due to a $223.6 million increase in patient service revenue and a $2.3 million increase in other revenue, offset by a $6.8 million decrease in HHS grant income.

Patient service revenue, net

The $223.6 million increase in patient services revenue was primarily due to the impact of 11 acquisitions, including six in 2020 which are fully reflected in the year ended December 31, 2021 and accounted for $199.1 million of the increase in revenues between the periods. Organic growth, excluding the acquired practices, drove the remaining increase in revenue. Increased revenue of approximately $24.9 million was primarily attributable to an increase in patient encounters of 5.8%.

HHS grant income

The decrease in HHS grant income was due to the Department of Health and Human Services providing a one-time grant of $6.8 million in 2020 to support small businesses during the COVID-19 pandemic which is not required to be repaid, but no similar grant was provided in 2021.

Other revenue

Other revenue increased $2.3 million primarily due to an increase in professional services agreements whereby the Company’s physicians provide services to various hospital systems.

Operating Expenses

	Year ended December 31,		Change
(dollars in thousands)	2021	2020	$	%
Cost of revenue	$865,788	$658,638	$207,150	31.5%
General and administrative expenses	77,048	44,033	33,015	75.0%
Total costs and expenses	$942,836	$702,671	$240,165	34.2%

Operating expenses increased $240.2 million, or 34.2%, due to a $207.2 million increase in cost of revenue and a $33.0 million increase in general and administrative expenses.

Cost of revenue

Cost of revenue increased $207.2 million which was primarily driven by an increase of $153.2 million of drug and medical supply costs, $4.6 million of occupancy costs, and $24.9 million in clinical compensation and benefits related to the acquisition of 11 practices, including six in 2020 which are fully reflected in the year -ended December 31, 2021.

Organic growth, excluding the practices above, drove the remaining increase of drug and medical supply costs within cost of revenue. Patient encounters rose 5.8% at our practices and were the primary driver of the increased cost of revenue, resulting in an increase in costs of approximately $27.3 million. This increase was partially offset by a combination of lower drug and supply costs due to the service mix that patients required, resulting in an approximately $9.7 million reduction in costs when compared to the prior period. Further, an $8.2 million increase in organic practice costs was attributable to the inflationary effects of tight labor markets nationally.

General and administrative expense

The increase in general and administrative expense was primarily driven by the Company’s transition from a third party back office provider in 2021. This led to an increase of $25.6 million in costs due to the hiring of administrative and corporate personnel as well as a $10.6 million increase in other related transition costs. Additionally, there was a $3.6 million increase in compensation and benefits attributable to the inflationary effects of tight labor markets nationally, $2.7 million increase in rent and depreciation and amortization expense, $1.4 million in expenses associated with the Value Based Care program, as well as approximately $3.0 million increase of other G&A costs. This was partially offset by a decrease of $13.9 million in central service fees paid when the Company outsourced its back-office functions to a third-party.

Other Income (Expense)

	Year ended December 31,		Change
(dollars in thousands)	2021	2020	$	%
Interest expense	$(1,419)	$(1,116)	$(303)	27.2%
Interest income	127	32	95	*
Other income, net	736	180	556	*
Total other expense	$(556)	$(904)	$348	(38.5)%

*     —  % not meaningful

Interest expense

The increase in interest expense was due to an increase of $27.2 million in long-term borrowings offset by a decrease in interest rate, as a result of refinancing our credit agreement in the second quarter of 2021.

Other income, net

The increase of other income is primarily attributable to a $0.4 million increase in sublease rental income.

Income taxes

	Year ended December 31,		Change
(dollars in thousands)	2021	2020	$	%
Income tax expense (benefit)	$460	$(783)	$1,243	(158.7)%

The Company’s effective income tax rate was 129.33% and (3.71%) for the years ended December 31, 2021 and 2020, respectively. The increase in income tax expense was primarily due to a significant decrease in pre-tax income from 2020 to 2021 attributable to the Company’s legal entities treated as partnerships for income tax purposes. As partnerships, these legal entities are not subject to income tax, which significantly impacts state taxes and nontaxable passthrough LLC income. Additionally, the Company established a full valuation allowance against its net deferred taxes at one of its corporate entities during 2021.

Our Adjusted EBITDA for recent comparative periods is presented as follows:

Comparison of the Years Ended December 31, 2022 and 2021

The following table provides a reconciliation of net income, the most closely comparable GAAP financial measure, to Adjusted EBITDA:

	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Net income	$2,589	$(105)	$2,694	*
Interest expense, net	3,266	1,292	1,974	152.8%
Depreciation and amortization	6,719	6,079	640	10.5%
Income tax expense (benefit)	0	460	(460)	(100.0)%
Non-cash stock compensation	—	20	(20)	(100.0)%
Insourcing transition expenses**	—	1,886	(1,886)	(100.0)%
Other***	510	—	510	100.0%
Operational transformation****	1,726	—	1,726	100.0%
Transaction costs	3,277	—	3,277	100.0%
Adjusted EBITDA	$18,087	$9,632	$8,455	87.8%

*     % not meaningful

**   These expenses relate to incremental costs associated with our transition from a third-party back-office service provider to internal resources.

***  Costs incurred related to Hurricane Ian.

**** Personnel costs associated with rationalization of our central services cost structure.

Adjusted EBITDA was $18.1 million for the year ended December 31, 2022 as compared to $9.6 million for the year ended December 31, 2021. The increase in Adjusted EBITDA was primarily due to an increase in net income of approximately $2.7 million. Additionally, the Company incurred certain non-recurring expenses in the most recent period related to Hurricane Ian of approximately $0.5 million, operational transformation costs of $1.7 million, and personnel costs associated with the rationalization of our central services cost structure of $3.3 million, as well as $0.6 million of additional depreciation and amortization. This was partially offset by the non-recurrence of costs associated with our prior year insourcing efforts. As the number of oncology practices we have acquired has grown, and continues to grow, we have focused our resources in recent periods on building a sustainable, scalable, operating platform. This has included adding headcount and processes that we believe will allow us to continue to add additional physician practices without requiring this level of costs. The results of these efforts have led to compressed operating margins and reduced Adjusted EBITDA in the current period; however, we believe this positions us for profitable growth as we continue to expand our clinical footprint through both acquisitions and organic growth.

Comparison of the Years Ended December 31, 2021 and 2020

The following table provides a reconciliation of net income, the most closely comparable GAAP financial measure, to Adjusted EBITDA:

	Year Ended December 31,		Change
(dollars in thousands)	2021	2020	$	%
Net income	$(105)	$21,951	$(22,056)	(100.5)%
Interest expense, net	1,292	1,084	208	19.2%
Depreciation and amortization	6,079	3,656	2,423	66.3%
Income tax expense (benefit)	460	(783)	1,243	(158.8)%
Non-cash stock compensation	20	20	—	—
Insourcing transition expenses**	1,886	—	1,886	*
Adjusted EBITDA***	$9,632	$25,928	$(16,296)	(62.9)%

*   % not meaningful

**  These expenses relate to incremental costs associated with our transition from a third-party back-office service provider to internal resources.

Adjusted EBITDA was $9.6 million for the year ended December 31, 2021 as compared to $25.9 million for the year ended December 31, 2020. The decrease in Adjusted EBITDA was primarily due to a reduction in net income of approximately $22.1 million. The reduction in net income resulted from, in large part, due to the Department of Health and Human Services providing a one-time grant of $6.8 million in 2020 to support small businesses during the COVID-19 pandemic which is not required to be repaid, but no similar grant was provided in 2021. As the number of oncology practices we have acquired has grown, and continues to grow, we have focused our resources in recent periods on building a sustainable, scalable, operating platform. This has included adding headcount and processes that we believe will allow us to continue to add additional physician practices without requiring this level of costs. The results of these efforts have led to compressed operating margins and reduced Adjusted EBITDA in the current period; however, we believe this positions us for profitable growth as we continue to expand our clinical footprint through both acquisitions and organic growth.

Liquidity and Capital Resources

General

To date, the Company has financed its operations principally through the issuance of membership units and long-term debt, and to a lesser extent, cash flows from operations. As of December 31, 2022, the Company had $26.9 million of cash and cash equivalents, $9.9 million of short-term marketable securities, $81.3 million in outstanding long-term indebtedness, and $1.0 million of availability under its PNC Line of Credit.

The Company may incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments management intends to continue making in expanding operations and sales and marketing and due to additional general and administrative expenses management expects to incur in connection with operating as a public company. As a result, the Company may require additional capital resources to execute strategic initiatives to grow the business.

Management believes that the cash on hand and cash from the Business Combination will be sufficient to fund the Company’s operating and capital needs for at least the next 12 months. The Company’s actual results may vary due to, and its future capital requirements will depend on, many factors, including our organic growth rate and the timing and extent of acquisitions of new clinics and expansion into new markets. The Company may in the future enter into arrangements to acquire or invest in complementary businesses. The Company could use its available capital resources sooner than management currently expects. The Company may be required to seek additional equity or debt financing.

Significant Financing Transactions

2020 Sale of Class A-1 Equity

In March of 2020, the Company sold 730 Class A-1 Units for gross proceeds of $30.0 million. Offering related costs of approximately $1.5 million were incurred, resulting in net proceeds to AON of approximately $28.5 million, which are recorded as a capital contribution in the Consolidated Statements of Members’ Equity. The proceeds from the investment were used primarily for capital expenditures and to fund additional acquisitions of physician practices.

2020 Debt Financing Activity

During 2020, the Company held various term loans with Truist Bank which were primarily used to finance acquisitions of various physician practices since the Company’s inception. The term loans, all of which had the same terms and provisions, were seven-year loans which required interest only payments for the first two years of the loan term. The base interest rate is the one-month LIBOR rate plus an applicable margin of 1.45% (1.60% at December 31, 2020). The Company made approximately $0.6 million in interest payments during 2020 on this loan. There was approximately $26.5 million outstanding as of December 31, 2020 related to these loans.

The Company also modified its existing revolving credit arrangement with Truist Bank during 2020. The original revolving line of credit was modified to extend the maturity date from April 2020 to September 2021, reduce the credit limit from $27.0 million to $10.0 million, and increase the interest rate applicable to all amounts outstanding under the revolver from one-month LIBOR plus

1.3% to one-month LIBOR plus 3.6% or 4.35%. The Company had $10.0 million outstanding related to the revolving line of credit with Truist Bank as of December 31, 2020.

2021 Debt Financing Activity

On April 30, 2021 the Company entered into the PNC Loan Facility (“Facility”) which was collateralized by the Company’s assets and outstanding patient accounts receivable. The Facility is guaranteed on a limited basis by the Company and shareholder of AON Partners and Partners of Maryland. The Facility is interest-only with total principal due upon maturity on April 30, 2024. Interest accrues at one-month LIBOR or an alternate base rate plus 1.45%. The Company received $65.0 million in proceeds (less related fees) under the Facility. The Company utilized $34.6 million of the proceeds to pay off the Truist Term Loans and Truist Revolver. The remaining funds were made available for working capital and acquisitions of additional physician practices. The Company paid approximately $1.4 million in interest payments in 2021.

On April 30, 2021, the Company also entered into a $5.0 million revolving line of credit agreement (“PNC Line of Credit”). The PNC Line of Credit has an expiration date of April 30, 2024 and bears interest at a rate per annum equal to the sum of the daily LIBOR rate plus 1.65% or an alternate base rate plus .65% and is due on the first day of each month beginning June 1, 2021. Any outstanding principal and accrued interest will be due on the expiration date. Beginning July 1, 2021, quarterly bank fees equal to 1.65% per day per annum will be due in arrears and will continue on the first day of each quarter thereafter. All debt related to the PNC Line of Credit is collateralized by the Company’s assets. From the date the PNC Line of Credit was executed through December 31, 2021, no draws had been made.

On July 29, 2021, the Company amended the PNC Loan Facility increasing the Facility Limit from $65.0 million to $75.0 million.

2022 Debt Financing Activity

In 2022, the Company amended the PNC Facility and Line of Credit agreements. The primary changes included an increase of the Facility limit from $75.0 million to $125.0 million, a decrease of the PNC Line of Credit amount from $5.0 million to $1.0 million, interest charges to be calculated based on the Bloomberg Short-Term Bank Yield Index plus 1.65% and certain financial covenants. As part of the amendments, the Company drew an additional $16.3 million in proceeds under the Facility.

The total amount outstanding under the PNC Facility as of December 31, 2022 was $81.3 million, at an interest rate of 4.26%. No amounts were drawn down on the PNC Line of Credit as of December 31, 2022.

Cash Flows

Historical information regarding sources of cash and capital expenditures in recent periods and analysis of those sources and uses is provided below.

Cash flows for the years ended December 31, 2022 and December 31, 2021 were as follows:

	Year ended December 31,		Change
(dollars in thousands)	2022	2021	$	%
Net cash used in operations	$(6,784)	$(26,338)	$19,554	(74.2)%
Net cash used in investing activities	(13,991)	(10,694)	(3,297)	30.8%
Net cash provided by financing activities	15,347	26,544	(11,197)	42.2%

Cash flows from operating activities

Net cash used in operating activities was $6.8 million during the year ended December 31, 2022 compared to $26.3 million for the comparable period for 2021. The $19.6 million period over period improvement was primarily attributable to:

•

The impacts from the reduction in the Medicare advance payments liability, which was reduced from $3.7 million as of December 31, 2021 to $0.0 as of December 31, 2022, resulting in a $3.7 million use of cash for the twelve-months ended December 31, 2022. This compared to the reduction in the same liability of $13.5 million from December 31, 2020 to December 31, 2021, which resulted in a $13.5 million use of cash in the twelve months ended December 31, 2021. The difference in this liability reduction is a net increase in operating cash flows of approximately $9.8 million when comparing the periods.

•

The improvements in period over period cash flows from operations also include an increase in cash generated from operating activities as a result of the cash flow impacts of net income, after giving effect to non-cash reconciling items, of $11.8 million for the twelve months ended December 31, 2022 when compared to December 31, 2021. This improvement was primarily attributable to a $10.4 million non-cash adjustment due to the amortization of right-of-use assets added as part of the adoption of Accounting Standards Codification 842 – Leases as well as a $2.7 million increase in net income.

•	The above is partially offset by approximately $1.9 million increase in use of cash related to the net impact of working capital changes between the periods.

Cash flows from investing activities

Net cash used in investing activities was $14.0 million for the year ended December 31, 2022 compared to $10.7 million for the comparable period for 2021. The increase in cash used period over period was primarily attributable to purchases of marketable securities of $12.6 million for the year ended December 31,2022, offset by proceeds from sales of marketable securities of $2.7 million. There were no purchases or sales of marketable securities during the comparable period.

The increase in cash used above was partially offset by the following:

•	Purchases of property and equipment was $7.2 million for the year ended December 31, 2022, lower than $8.3 million for the comparable period.
•	Acquisition of physician practices decreased approximately $3.2 million period over period.
•	An increase of $1.4 million in proceeds related to the disposal of property and equipment period over period.

Cash flows from financing activities

Net cash provided by financing activities was $15.3 million for the year ended December 31, 2022 compared to $26.5 million for the comparable period for 2021. The period over period decrease in cash flows from financing activities was primarily attributable to:

•

Borrowing on long-term debt was $16.3 million for the twelve months ended December 31, 2022 compared to $65.0 million in the comparative period. The amounts in 2021 were related to the PNC Loan Facility, and the amounts in 2022 are related to $16.3 million which was borrowed when the Company entered into an amendment to the PNC Loan Facility which increased the Facility limit to $125 million.

•

The period over period reduction in cash provided was offset by the repayment of $37.1 million of long-term debt (from the prior Truist Loan and Revolver, which was extinguished in 2021 with the issuance of our PNC Loan Facility) during the twelve months ended December 31, 2021. There was no debt repayment in the twelve months ended December 31, 2022.

Off Balance Sheet Arrangements

As of the date of this proxy statement/prospectus, AON does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with AON is a party, under which it has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

AON does not engage in off-balance sheet financing arrangements.

Material Cash Requirements

Based on the Company’s borrowing under the long-term debt arrangement as of December 31, 2022, the Company expects future cash outflows related to interest expense (based on Bloomberg Short-Term Bank Yield Index rate of 4.36% as of December 31, 2022) of $4.7 million in 2023 and $1.6 million in 2024. The Company also expects a cash outflow of $81.3 million related to the repayment of principal when the PNC Loan Facility matures in April of 2024.

The Company expects the following cash flows related to operating leases with third parties: $9.5  million in 2023, $8.3 million in 2024, $6.4 million in 2025, $6.0 million in 2026, $5.3 million in 2027, and $9.8 million thereafter.

The Company expects the following cash flows related to operating leases with related parties: $1.7  million in 2023, $1.7 million in 2024, $1.4 million in 2025, $1.4 million in 2026, $1.2 million in 2027, and $1.3 million thereafter.

Cash outflows related to certain vendor contracts with committed expenditures are expected to total approximately $4.5 million. The timing of the expenditures is as follows: $3.0 million in 2023, and $1.5 million in 2024.

The Company does not have any significant supply or other arrangements which result in material cash requirements other than as described above.

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions are involved in the calculation of the Company’s allowance for contractual adjustments and allowances for uncollectible on accounts receivable, liabilities for provider compensation, and accrued insurance claim reserves. Actual results could differ from those estimates.

Variable Interest Entities

AOMC is a wholly owned subsidiary of the Company and neither AOMC nor the Company has ownership interest in AON Partners and Partners of Maryland. Both AON Partners and Partners of Maryland are physician owned. The Company operates its physician practices through the MSAs and other contractual agreements between AOMC, AON Partners, and Partners of Maryland. The responsibilities of AOMC include, but are not limited to negotiating provider and payor contracts, employment and compensation decisions, billing and collections, furnishing all supplies and equipment necessary for the respective practice’s operations as well as, necessary real estate, contracting on behalf of AON Partners and Partners of Maryland, entering into leases, holding a power of attorney to perform the above activities, preparing, maintaining and administering all accounting records (including financial reporting), expense payment, and maintenance of all information systems/software. The Company is paid a management fee to compensate AOMC for the services provided.

Based on various quantitative and qualitative factors, including assessment of certain services performed and relationships held above, management has determined that AON Partners and Partners of Maryland are both variable interest entities and AOMC is the primary beneficiary who holds the decision making rights over the activities that most significantly impact AON Partners and Partners of Maryland’s economic performance through the MSAs and other contractual agreements. Accordingly, the results of AON Partners and Partners of Maryland have been consolidated with the Company in all periods presented. During 2022, AON Central Services, LLC was established which is also considered a VIE; however, as of December 31, 2022, it had no activity.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (the “CODM”). The Company’s CODM is its chief executive officer who reviews financial information together with certain operating metrics principally to make decisions about how to allocate resources and to measure the Company’s performance. The Company has one operating segment and one reportable segment that are structured around the organizational management of oncology practice operations. All revenues and assets are in the United States.

Revenue Recognition

Revenue is recognized under Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (“Topic 606”). The Company determines the transaction price based upon standard charges for goods and services with anticipated consideration due from patients, third-party payors (including health insurers and government agencies) and others. The Company’s revenue is primarily derived from patient service revenues, which encompass oncology services provided during patient visits and shipments of pharmacy prescriptions. Performance obligations for the Company’s services provided to patients and most procedures, are satisfied over the time of visit which is the same day services are performed. Performance obligations relating to pharmacy revenue are considered fully satisfied at a point in time upon the customer receiving delivery of the prescription. Accordingly, the Company does not anticipate a significant amount of revenue from performance obligations satisfied (or partially satisfied) in previous periods.

As services are performed and prescriptions are shipped, timely billing occurs for services rendered and prescriptions shipped less discounts provided to uninsured patients and contractual adjustments to third-party payors based upon prospectively determined rates and discounted charges. Payment is requested at the time of service for self-paying patients and for patients covered by third-party payors that are responsible for paying deductibles and coinsurance.

The Company monitors revenue and receivables to prepare estimated contractual allowances for the anticipated differences between billed and reimbursed amounts. Payments from third-party payors and Government programs including Medicare and Medicaid may be subject to audit and other retrospective adjustments. Such amounts are considered on an estimated basis when net patient revenue is recorded and are adjusted as final adjustments are determined.

The Company has a system and estimation process for recording Medicare net patient service revenue and estimated recoupments as it relates to value-based care (“VBC”) revenue included in patient service revenue on the Consolidated Statements of Operations and Comprehensive Income (Loss). The Company’s VBC revenue is primarily generated through its participation in the CMS Oncology Care Model (“OCM”) which is an episode-based payment model to promote high-quality cancer care. Participants enter six-month episode periods, and the Company bills a monthly fee during the six-month period based on a fixed rate per participant per month and the total number of participants. Certain quality and compliance metrics are tracked as part of the program and submitted to CMS at the end of the episode period which may result in recoupment of funds. The Company estimates the recoupment amount by developing a recoupment percentage for each period based on historical known recoupment from CMS and applies the recoupment percentage against total fees for the period. Based on the estimate, the Company accrues a liability representing the expected final recoupments based on historical settlement trends.

Accounts Receivable

Accounts receivable from patients are carried at the original charge for the services provided, and an adjustment is made to the receivable in a contra account based on the historical collection rate for the provider and payor combination. This adjustment takes into consideration any allowance for doubtful accounts. Management determines the allowance for uncollectible accounts based on historical experience.

Business Combinations

The Company evaluates acquired practices in accordance with ASU 2017-01, Business Combinations (Topic 805)-Clarifying the Definition of a Business. This standard clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. Because substantially all of the value of each acquired practice did not relate to a similar group of assets and as each acquired practice contained both inputs and processes necessary to provide economic benefits to the Company, it was determined that each acquisition represents a business combination. Therefore, the transactions have been accounted for using the acquisition method of accounting, which requires, with limited exceptions, that assets acquired, and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Any excess of the consideration transferred over the estimated fair values of the net assets acquired is recorded as goodwill. Transaction costs related to business combinations are expensed in the period in which they are incurred.

Leases

On January 1, 2022, the Company adopted ASC 2016-02, Leases (Topic 842). The Company evaluates whether a contract is or contains a lease at contract inception. A lease exists when a contract conveys to the customer the right to control the use of identified property or equipment for a period of time in exchange for consideration. The definition of a lease embodies two conditions: 1) there is an identified asset in the contract that is land or a depreciable asset (i.e., property, plant, and equipment); and 2) the customer has the right to control the use of the identified asset. ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. The Company’s operating leases do not generally provide an implicit rate; therefore, the incremental borrowing rate is used based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. The lease term for all of the Company’s operating leases include the noncancellable period of the lease plus any additional periods covered by either a lessee option to extend (or not to terminate) the lease that the lessee is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor. Lease payments included in the measurement of the operating lease right-of-use (“ROU”) assets and lease liabilities are comprised of fixed payments (including in-substance fixed payments), variable payments that depend on an index or rate, and the exercise price of a lessee option to purchase the underlying asset if the lessee is reasonably certain to exercise.

The operating lease ROU assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. The operating lease ROU assets are subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The operating lease liabilities are initially measured at the present value of the unpaid lease payments at the lease commencement date.

Professional Liability

The Company maintains an insurance policy for exposure to professional malpractice insurance risk beyond selected retention levels. Reserves are established for estimates of the loss that will ultimately be incurred on claims that have been reported but not paid and claims that have been incurred but not reported. These reserves are established based on consultation with a third-party actuary. The actuarial valuations consider a number of factors, including historical claims payment patterns, changes in case reserves and the assumed rate of increase in healthcare costs. Management believes the use of actuarial methods to account for these reserves provides a consistent and effective way to measure these subjective accruals. However, due to the sensitive nature of this estimation technique, recorded reserves could differ from ultimate costs related to these claims due to changes in claims reporting, claims payment and settlement practices and differences in assumed future cost increases. Accrued unpaid claims and expenses that are expected to be paid within the next twelve months are classified as current liabilities and included in accrued other. All other accrued unpaid claims and expenses are classified as long-term liabilities and included in other long-term liabilities. Insurance recoveries associated with the unpaid claims are classified as long-term assets included in other assets.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.

Interest Rate Risk

Certain of AON’s outstanding indebtedness bears interest at a floating rate. As a result, AON may be exposed to fluctuations in interest rates to the extent of its borrowings under these arrangements. AON does not currently engage in any hedging or derivative instruments to attempt to offset this risk. Based on the total amount of variable debt outstanding as of December 31, 2022, if the Bloomberg Short-Term Bank Yield Index increased by 1.0% due to normal market conditions, AON’s interest expense will increase by approximately $0.8 million per annum.

AON had $81.3 million of borrowings under loans with variable rates as of December 31, 2022.

Inflation Risk

The healthcare industry is very labor intensive and salaries and benefits are subject to inflationary pressures, as are drug and medical supplies costs, medical equipment and other costs. The nationwide shortage of nurses and other clinical staff and support personnel has been a significant operating issue facing us and other healthcare providers. In particular, like others in the healthcare industry, we have experienced a shortage of nurses and other clinical staff and support personnel in certain geographic areas, which was largely driven by the COVID-19 pandemic. Nationally, the increase demand for healthcare workers has in some regions, required us to offer one-time retention bonuses, pay premium wages above standard compensation for essential workers, and even utilize higher cost temporary labor. This staffing shortage may require us to further enhance wages and benefits to recruit and retain nurses and other clinical staff and support personnel or require us to hire expensive temporary personnel. We have also experienced cost increases related to the procurement of medical supplies and equipment as well as construction of new facilities and additional capacity added to existing facilities. Our ability to pass on increased costs associated with providing healthcare to Medicare and Medicaid patients is limited due to various federal, state and local laws which have been enacted that, in certain cases, limit our ability to increase prices.

We minimize the impact of inflation on our labor, drug, and supply costs primarily through maintaining strong relationship with our suppliers and GPO and renegotiated contracts with our payors. In addition, AOP has a Pharmacy and Therapeutics Committee (“P&T Committee”) that meets biweekly to evaluate and modify the preferred drug formulary. The P&T Committee considers the following in its formulary recommendations: 1) evidence-based research demonstrating favorable clinical outcomes of such treatment; 2) potential adverse events or side effects of such treatment; and 3) cost of such treatment to the applicable stakeholder (patient and payor).

AON EXECUTIVE AND DIRECTOR COMPENSATION

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of AON and its subsidiaries prior to the consummation of the Business Combination and to New AON and its subsidiaries after the Business Combination. This discussion may contain forward-looking statements that are based on AON’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that it adopts following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. All unit counts in this section are shown on a pre-Business Combination basis.

As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers.

Our executive compensation program is designed to attract, motivate and retain high quality leadership and incentivize our executive officers to achieve performance goals over the short-and long-term, which also aligns the interests of our executive officers with those of our stockholders.

Our named executive officers (or “NEOs”) for the fiscal year ended December 31, 2022, which consist of our principal executive officer and our two other most highly compensated executive officers, and one additional individual for whom would have been one of our two other most highly compensated executive officer but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year, were:

●	Todd Schonherz, Chief Executive Officer;
●	Stephen “Fred” Divers, M.D.;
●	David Gould, Chief Financial Officer and
●	Bradley Prechtl, our former President and Chief Development Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)		Option Awards ($)	Other Compensation ($)		Total ($)
Todd Schonherz	2022	698,375	192,500	—		—	28,103	(1)	918,978
Chief Executive Officer	2021	682,065	—	—		—	24,121	(2)	706,186
Stephen “Fred” Divers, MD	2022	416,667	—	1,236,368	(3)	—	—		1,653,035
Chief Medical Officer
David Gould	2022	317,310	41,614	—		—	—		358,924
Chief Financial Officer	2021	333,646	—	—		—	748		334,394
Bradley Prechtl	2022	599,514	—	—		—	218,854	(5)	818,368
Former President and Chief Development Officer(4)	2021	543,570	—	—		—	39,158	(6)	582,728
(1)	For fiscal year 2022, other compensation for Mr. Schonherz includes $16,800 for an automobile allowance.
(2)	For fiscal year 2021, other compensation for Mr. Schonherz includes $14,769 for an automobile allowance.
(3)	Reported amount consists of performance payment paid to Dr. Divers in connection with his performance as a practicing physician. Dr. Divers was appointed to Chief Medical Officer on April 1 2022.
(4)	As of October 31, 2022, Mr. Prechtl is no longer an executive officer of AON.
(5)	For fiscal year 2022, other compensation for Mr. Prechtl includes $44,185 for an automobile allowance and severance benefits totaling $166,183, consisting of $118,982 in cash payment and $47,201 in COBRA benefits as further disclosed under the section titled “Potential Payments Upon Termination or Change in Control” below.
(6)	For fiscal year 2021, other compensation for Mr. Prechtl includes $32,600 for an automobile allowance.

Narrative Disclosure to Summary Compensation Table

The following describes the material elements of our compensation program for the fiscal year ended December 31, 2022 as applicable to our named executive officers and reflected in the Summary Compensation Table above.

Base Salary

Base salaries for our executive officers were established primarily based on individual negotiations with the executive officers when they joined us. In determining compensation for our executive officers, we considered salaries provided to executive officers of similarly situated companies in the healthcare industry, each executive officer’s anticipated role criticality relative to others at the Company and our determination of the essential need to attract and retain these executive officers.

Employee Benefits and Perquisites

We provide health, dental, vision, life and disability insurance benefits to our named executive officers, on the same terms and conditions as provided to our other employees. We provide an automobile allowance to select executive officers as well as small incidental reimbursements for certain personal expenses such as travel costs and mobile devices.

Retirement Benefits

401(k) Plan.  We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. The Company may elect to make matching or other contributions into participant’s individual accounts, but made no such contributions during our 2022 fiscal year. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.

Employment Agreements

On April 1, 2021, we entered into an employment agreement with Mr. Schonherz (the “Schonherz Employment Agreement”), pursuant to which he agreed to serve as our Chief Executive Officer. The Schonherz Employment Agreement has an initial term through March 31, 2026 and automatically renews for one-year periods thereafter, unless terminated in advance by either party in accordance with the terms of the agreement. Pursuant to the Schonherz Employment Agreement, Mr. Schonherz is entitled to receive an annual base salary of $675,000 per year (the “Base Salary”). Mr. Schonherz’s Base Salary is increased on an annual basis in the amount of three percent of the previous calendar year’s Base Salary on January 1 of each year during the term and any renewal term under the Schonherz Employment Agreement.

The Schonherz Employment Agreement also provides that Mr. Schonherz is eligible for an annual cash bonus based upon achievement of annual performance goals for Mr. Schonherz and/or the Company determined by the Board of Managers each year. Mr. Schonherz’s annual fully-earned bonus opportunity is equal to a minimum of $275,000 for 2021 and will be determined by the Board of Managers for subsequent years.

We do not have an employment agreement with Dr. Divers in connection with employment as Chief Medical Officer.

On July 28, 2020, we entered into an offer letter with David Gould, pursuant to which he agreed to serve as our Chief Financial Officer with a start date of September 17, 2020 (the “Gould Offer Letter”). Under the Gould Offer Letter, Mr. Gould is eligible for a base salary of $300,000. The Gould Offer Letter also provides that Mr. Gould is eligible for an annual cash bonus based upon achievement of annual performance goals for Mr. Gould and/or the Company of up to 20% of Mr. Gould’s base salary, with a stretch opportunity up to 25% of Mr. Gould’s base salary.

On April 1, 2021, we entered into an employment agreement with Mr. Prechtl (the “Prechtl Employment Agreement”), pursuant to which he agreed to serve as our President and Chief Development Officer, and which remained in effect through October 31, 2022, the date of his termination of employment. Pursuant to the Prechtl Employment Agreement, Mr. Prechtl was entitled to receive an annual base salary of $650,000. As of October 31, 2022, Mr. Prechtl is no longer an executive officer of AON.

Potential Payments Upon Termination or Change in Control

Todd Schonherz

Under the terms of his employment agreement, if Mr. Schonherz’s employment is terminated by AON without cause or by Mr. Schonherz for good reason (as such terms are defined in the Schonherz Employment Agreement), then Mr. Schonherz will become eligible to receive the following benefits for a period of twelve (12) months after the effective date of his termination or until he obtains and commences other employment, whichever occurs first:

●	monthly payments equal to (a) his monthly base salary in effect immediately prior to termination, plus (b) an amount equal to one-twelfth of his performance bonus which was paid or is to be paid to him under the Schonherz Employment Agreement for prior calendar year; and
●	monthly insurance stipend payments equal to aggregate insurance premiums paid by AON to provide health, dental, vision, and disability insurance benefits for him of the effective date of termination, calculated as a monthly amount.

Stephen “Fred” Divers

No payments are due to Dr. Divers upon a termination or change in control.

David Gould

Under the terms of his employment letter, upon a termination without cause, Mr. Gould is entitled to 12 months of base salary.

Brad Prechtl

Mr. Prechtl resigned from his employment with AON effective October 31, 2022. Pursuant to the terms of his resignation, Mr. Prechtl received his base salary paid through December 30, 2022 and an amount equal to 12 months of COBRA family medical and dental premiums determined based on open enrollment. The total value paid to Mr. Prechtl was $166,183, consisting of $118,982 in cash payment and $47,201 in COBRA benefits.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards held by our NEOs as of December 31, 2022.

Equity Plans

We did not have equity plans in effect during the year ended December 31, 2022.

Non-Employee Director Compensation

During the year ended December 31, 2022, we did not have a formal non-employee director compensation program. The following table provides total compensation paid or awarded in 2022 to our non- employee directors who served on the AON Board of Managers during 2022 based on our informal compensation program. Compensation to our directors consisted of a $1,500 hourly rate to our board chair for all board meetings attended, with $1,000 hourly rate for all other directors for their attendance at board meetings. Additionally, all directors were compensated at a rate of $375 per hour for all advisory and committee hours contributed throughout the year. Further, we reimburse non-employee members of our Board of Managers for reasonable costs and expenses incurred in attending board meetings.

Name	Fees Earned or Paid in Cash ($)
Stephen Orman	34,243
Vipul Patel	20,188
Daniel Spitz	18,788
Douglas Heldreth	16,938
Shalin Shah	15,188
Craig Reynolds(1)	2,688
Richard Knipe(2)	2,475
Roy Ambinder	2,475
Ryan Olson(2)	2,475
Vance Wright-Browne(2)	2,475
David Wright(2)	1,725
(1)	Mr. Reynolds left the Board of Managers during 2022.
(2)

Such individuals did not serve as directors on the Board of Managers of AON during 2022, but served on certain ad hoc committees of the AON Board of Managers. Compensation disclosed herein with respect to such individuals reflects compensation in connection with such service. Ms. Wright-Browne was appointed to the Board of Managers in January 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding (i) the beneficial ownership of DTOC common stock as of the record date and (ii) the expected beneficial ownership of New AON common stock immediately following consummation of the Business Combination assuming no redemption and assuming 100% redemption for:

●	each person known who is, or is expected to be upon consummation of the Business Combination, the beneficial owner of more than 5% of the outstanding shares of New AON common stock;
●	each member of the DTOC Board and each of DTOC’s named executive officers;
●	each person who will become a member of the New AON Board or a named executive officer of New AON upon the consummation of the Business Combination; and
●	all of the members of the DTOC Board and the executive officers of DTOC as a group, and all members of the New AON Board and the executive officers of New AON following consummation of the Business Combination as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of the record date. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the record date or subject to restricted stock units that vest within 60 days of the record date are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares issuable pursuant to restricted stock units or underlying options of New AON listed in the table below are represented in shares of New AON common stock, after giving effect to the Business Combination.

	Prior to Business Combination(2)			After Business Combination
				Assuming No Additional Redemptions(3)					Assuming 100% Redemptions(4)
Name and Address of Beneficial Owners	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock	% of Voting Power	Number of Shares of New AON Common Stock	% of Total Class A Common Stock	% of Total Class B Common Stock	% of Total Common Stock	% of Voting Power	Number of Shares of New AON Common Stock	% of Total Class A Common Stock	% of Total Class B Common Stock	% of Total Common Stock	% of Voting Power
Directors and named executive officers prior to the Business Combination(1):
Kevin Nazemi(5)	8,112,500	—	79.7%	—	—	—	—	—	—	—	—	—	—
Kyle Francis(6)	150,000	—	*	—	—	—	—	—	—	—	—	—	—
Bradley Fluegel(6)	—	25,000	*	—	—	—	—	—	—	—	—	—	—
Jim Moffatt(6)	—	25,000	*	—	—	—	—	—	—	—	—	—	—
Heather Zynczak(6)	—	25,000	*	—	—	—	—	—	—	—	—	—	—
Digital Transformation Sponsor LLC(6)	8,112,500	—	79.7%	—	—	—	—	—	—	—	—	—	—
All directors and officers prior to the Business Combination (5 persons)	8,262,500	75,000	81.9%	—	—	—	—	—	—	—	—	—	—

	Prior to Business Combination(2)			After Business Combination
				Assuming No Redemptions(3)									Assuming 100% Redemptions(4)
Name and Address of Beneficial Owners(1)	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock	% of Voting Power	Number of Shares of New AON Common Stock	% of Total Class A Common Stock		% of Total Class B Common Stock		% of Total Common Stock		% of Voting Power		Number of Shares of New AON Common Stock	% of Total Class A Common Stock		% of Total Class B Common Stock		% of Total Common Stock		% of Voting Power
Directors and named executive officers after the Business Combination:	—	—%				%		%		%		%			%		%		%		%
Todd Schonherz	—	—%				%		%		%		%			%		%		%		%
Bradley Prechtl	—	—%				%		%		%		%			%		%		%		%
David Gould	—	—%				%		%		%		%			%		%		%		%
Stephen “Fred” Divers, MD	—	—%				%		%		%		%			%		%		%		%
Shalin Shah, DO	—	—%				%		%		%		%			%		%		%		%
Douglas Heldreth, MD	—	—%				%		%		%		%			%		%		%		%
Vipul Patel, MD	—	—%				%		%		%		%			%		%		%		%
Vance M. Wright-Browne, MD	—	—%				%		%		%		%			%		%		%		%
All directors and officers after the Business Combination as a group (8 persons)	—	—%				%		%		%		%			%		%		%		%
Five Percent Holders:	—	—%				%		%		%		%			%		%		%		%
Digital Transformation Sponsor LLC(5)	8,112,500	—	79.7%			%		%		%		%			%		%		%		%
Glazer Capital(7)	1,588,414	—	15.6%			%		%		%		%			%		%		%		%

*   Less than 1%.

(1)	Unless otherwise noted, the business address of each of the directors and officers prior to the Business Combination is 10250 Constellation Blvd, Suite 23126, Los Angeles, CA 90067. After the consummation of the Business Combination, the business address of each of the directors and officers will be 14543 Global Parkway, Suite 110, Fort Myers, FL 33913.
(2)	Prior to the Business Combination, the percentage of beneficial ownership of DTOC on the record date is calculated based on (i) 10,109,569 shares of DTOC Class A common stock and (ii) 75,000 shares of DTOC Class B common stock, in each case, outstanding as of such date.
(3)	The expected beneficial ownership of New AON immediately upon consummation of the Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith and the Closing occurs, is based on shares of New AON common stock outstanding as of such date, and consists of (i) shares of DTOC Class A common stock that will convert into a like number of shares of New AON common stock, (ii) shares of DTOC Class B common stock that will convert into a like number of shares of New AON common stock and (iii) shares of New AON common stock that may be issued to the New AON Holders in connection with the Business Combination.
(4)	The expected beneficial ownership of New AON immediately upon consummation of the Business Combination, assuming the holders of public shares exercise their redemption rights in connection therewith and the Closing occurs, is based on shares New AON common stock outstanding as of such date, and consists of (i) shares of DTOC Class A common stock that will convert into a like number of shares of New AON common stock, (ii) shares of DTOC Class B common stock that will convert into a like number of shares of New AON common stock and (iii) shares of New AON common stock that may be issued to the New AON Holders in connection with the Business Combination.

(5)	The shares reported above are held in the name of the Sponsor. The Sponsor is managed by Kevin Nazemi, and Mr. Nazemi has sole voting and dispositive power with respect to the shares held of record by the Sponsor and thus is the beneficial owner of the shares owned by the Sponsor. The business address of the Sponsor is 10250 Constellation Blvd, Suite 23126 Los Angeles, CA 90067.
(6)	The shares reported above are held in the name of the Sponsor. The Sponsor is managed by Kevin Nazemi, and Mr. Nazemi has sole voting and dispositive power with respect to the shares held of record by the Sponsor. Interests shown consist solely of shares of Class B common stock. Such shares will automatically convert into Class A common stock at the time of our initial business combination on a one-for-one basis.

After the consummation of the Business Combination, the Sponsor and its affiliates are also expected to own warrants to purchase an additional 6,113,333 shares of New AON Class A common stock. The warrants will not be exercisable until 30 days following the consummation of the Business Combination. Assuming the exercise of all of the Sponsor’s warrants (and none of the public warrants), the Sponsor and its affiliates would be deemed to own                 shares of New AON common stock, which constitutes    % of the New AON Class A common stock outstanding assuming no redemptions, or    % of the New AON Class A common stock outstanding assuming 100% redemption, in each case on a fully diluted basis.

MANAGEMENT OF NEW AON AFTER THE BUSINESS COMBINATION

The following persons are expected to serve as New AON’s executive officers and directors following the Business Combination. For biographical information concerning current executive officers and directors of the Company, see “Management of AON.”

Name	Age	Position
Executive Officers
Todd Schonherz	53	Chief Executive Officer; Director
David H. Gould	52	Chief Financial Officer
Stephen “Fred” Divers, MD	50	Chief Medical Officer; Director
Directors
Shalin R. Shah, DO	48	Director
Douglas Heldreth, MD	62	Director
Vipul Patel, MD	49	Director
Vance M. Wright-Browne, MD	59	Director
[ ]	[ ]	Director

Corporate Governance Guidelines and Code of Business Conduct

The New AON Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable and closely aligns the New AON Board’s interests with those of its stockholders. In addition, the New AON Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer and other executive and senior financial officers. The full text of New AON’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of New AON’s website. New AON will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website.

Board Composition

New AON’s business and affairs will be managed under the direction of its board of directors. Following the adoption of the Proposed Charter in connection with the Business Combination, the New AON Board will be divided into three classes, designated as Class I, Class II and Class III. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Business Combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Business Combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Business Combination. At each succeeding annual meeting of the stockholders of New AON, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Director Independence

In connection with the Business Combination, New AON common stock will be listed on Nasdaq, or another national securities exchange mutually agreed to by the parties. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. We expect we will have a majority of independent directors on our board. Under the rules of Nasdaq, a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such person does not have a material relationship with the listed company. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of Nasdaq.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of Nasdaq, the board of directors must affirmatively determine that a member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Committees of the New AON Board of Directors

The New AON Board will have an audit committee, compensation committee and nominating and corporate governance committee. The composition and responsibilities of each of the committees of the New AON Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the New AON Board. The New AON Board may from time to time establish other committees. New AON’s Chief Executive Officer and other executive officers will regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee

         will serve as members of our Audit Committee. Under the Nasdaq listing standards and applicable SEC rules, all the directors on the Audit Committee must be independent; our board of directors has determined that each of         are independent under the Nasdaq listing standards and applicable SEC rules.         will serve as the Chairman of the Audit Committee. Each member of the Audit Committee is financially literate and our board of directors has determined that         qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee will be responsible for, among other things:

●	overseeing and monitoring the quality and integrity of financial statements and the performance of our internal audit function;
●	selecting a qualified firm to serve as the independent registered public accounting firm to audit New AON’s financial statements;
●	helping to ensure the independence and evaluating and overseeing the performance of the independent registered public accounting firm;
●	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, New AON’s interim and year-end financial statements;
●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
●	reviewing and overseeing New AON’s policies on risk assessment and risk management, including enterprise risk management;
●	reviewing the adequacy and effectiveness of accounting principles, accounting policies, internal financial and accounting control policies and procedures and New AON’s disclosure controls and procedures and ensuring compliance with legal and regulatory requirements; and
●	approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The New AON Board will adopt a written charter for the Audit Committee which will be available on New AON’s website upon the completion of the Business Combination.

Compensation Committee

will serve as members of our Compensation Committee. Under the Nasdaq listing standards, we are required to have a Compensation Committee composed entirely of independent directors; our Board of Directors has determined that each of         are independent.         will serve as Chairman of the Compensation Committee. New AON’s Compensation Committee will be responsible for, among other things:

●	reviewing, approving and determining the compensation of New AON’s executive officers;
●	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the New AON Board or any committee thereof;
●	administering New AON’s equity compensation plans;
●	reviewing, approving and, in certain situations, making recommendations to the New AON Board regarding incentive compensation and equity compensation plans; and
●	establishing and reviewing general policies relating to compensation and benefits of New AON’s employees.

The New AON Board will adopt a written charter for the Compensation Committee, which will be available on New AON’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

will serve as members of our Nominating and Corporate Governance Committee. Under the Nasdaq listing standards, we are required to have a nominating and corporate governance committee composed entirely of independent directors; our Board of Directors has determined that each of         are independent.         will serve as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things:

●	identifying, evaluating and selecting, or making recommendations to the New AON Board regarding, nominees for election to the New AON Board and its committees consistent with criteria approved by the New AON Board;
●	evaluating the performance of the New AON Board, individual directors and management of New AON;
●	considering, and making recommendations to the New AON Board regarding the composition of the New AON Board and its committees;
●	reviewing developments in corporate governance practices;
●	evaluating the adequacy of the corporate governance practices and reporting;
●	reviewing related party transactions; and
●	developing, and making recommendations to the New AON Board regarding, corporate governance guidelines and matters.

The New AON Board will adopt a written charter for the Nominating and Corporate Governance Committee, which will be available on New AON’s website upon the completion of the Business Combination.

Compensation Committee Interlocks and Insider Participation

None of the New AON officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Company Board.

Related Party Policy

New AON will adopt a formal written policy that will be effective upon the Business Combination that sets forth the following policies and procedures for the review and approval or ratification of related party transactions. A “Related Party Transaction” is a transaction, arrangement or relationship in which New AON or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest. A “Related Party” means:

●	any person who is, or at any time during the applicable period was, one of New AON’s officers or one of New AON’s directors;
●	any person who is known by New AON to be the beneficial owner of more than five percent (5%) of its voting stock;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, son-in-law, sister-in-law or brother-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

New AON will enact policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the Audit Committee will have the responsibility to review related party transactions.

Role of the New AON Board in Risk Oversight

The New AON Board will have extensive involvement in the oversight of risk management related to New AON and its business as a whole, including its strategy, business performance, capital structure, management selection, compensation programs, shareholder engagement, corporate reputation, ESG matters, and ethical business practices. The New AON Board will discharge various aspects of its oversight responsibilities through its standing committees, which in turn will report to it regularly regarding their activities. The audit committee will represent the New AON Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of New AON’s financial statements and the surveillance of administrative and financial controls, as well as enterprise risk management, cyber risk and review of related party transactions.

Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of our business and summarize for the New AON Board all areas of risk and the appropriate mitigating factors. The governance committee will provide oversight over compliance with legal and regulatory requirements, ethics and whistleblower matters. The compensation committee will review the company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and discuss with management the relationship between risk management policies and practices and compensation. The M&A committee will assist the New AON Board in the discharge of its responsibilities relating to the evaluation of potential acquisitions. In addition, the New AON Board will receive periodic detailed operating performance reviews from management.

THE BUSINESS COMBINATION AND THE BUSINESS COMBINATION AGREEMENT

This section describes the material terms of the Business Combination Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Business Combination Agreement that is important to you. You are encouraged to read the Business Combination Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about DTOC or AON. Such information can be found elsewhere in this proxy statement/prospectus.

Structure of the Business Combination

As a result of the Business Combination, the combined companies will be organized in an umbrella partnership C corporation structure, sometimes referred to as an “Up-C” structure, in which substantially all of the assets and the business of the combined companies will continue to be held by AON. In particular, the Business Combination Agreement provides that, upon the terms and subject to the conditions thereof, the Business Combination will be implemented as follows:

●	DTOC will commence, and use its commercially reasonable efforts to consummate as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, an offer to employees of AON to exchange, at the election of each such employee, each outstanding AON Class B-1 unit held by such employee for a number of newly issued shares of New AON Class A common stock equal to the applicable Per Company Unit Exchange Ratio;
●	on the Closing, AON will adopt the Amended and Restated AON LLC Agreement to reclassify:
●	existing AON Class A units and AON Class A-1 units into a single class of AON common units that are later exchangeable on a one-to-one basis for shares of New AON Class A common stock at an exchange ratio equal to the Per Company Unit Exchange Ratio;
●	existing AON Class B units into AON common units at an exchange ratio equal to the Per Company Class B Unit Exchange Ratio;
●	upon the Closing, AON plans to convert on such terms and in such manner as determined by the AON Board of Managers, profit pool units of certain of AON’s subsidiaries into an equal number of (i) AON common units and (ii) shares of New AON Class B common stock, which together are exchangeable into shares of New AON Class A Common Stock (the “Practice Profit Pool Shares”). The number of Practice Profit Pool Shares issuable will be determined prior to Closing and will be equal to 5% of the $350 million AON enterprise value (minus the Company Closing Indebtedness and plus the Company Closing Cash and Preferred Return (as such terms are defined in the Business Combination Agreement)) divided by $10;
●	on the Closing and substantially concurrently with the adoption of the Amended and Restated AON LLC Agreement, New AON will adopt the Proposed Charter to provide for the (a) conversion of all existing shares of DTOC Class B common stock into shares of New AON Class A common stock on a one-to-one basis, (b) amendment of the terms of New AON Class B common stock to provide holders voting rights but no economic rights and (c) authorization of new shares of New AON convertible preferred stock in an amount sufficient to consummate the PIPE Investment;
●	on the Closing, New AON will consummate the PIPE Investment; and
●	on the Closing and following the adoption of the Proposed Charter and the consummation of the PIPE Investment, (a) AON will issue AON common units to New AON in exchange for a combination of cash and shares of New AON Class B common stock (and Class B Prefunded Warrants if any holders of AON common units make an election to receive Class B Prefunded Warrants in lieu of shares of New AON Class B common stock), (b) New AON will be admitted as a member of AON, (c) AON will distribute shares of New AON Class B common stock or Class B Prefunded Warrants, as applicable, to AON equityholders, (d) AON will distribute cash equal to the preferred return set forth in the AON operating agreement to holders of AON Class A units and AON Class A-1 units (or only to holders of AON Class A units if the holder of AON Class A-1 units elects to receive additional shares of AON common units in lieu of cash as provided in the Business Combination Agreement), (e) New AON will reserve a specified number of additional shares of New AON Class A common stock for issuance after the Closing to eligible recipients, and (f) from and after the Closing (but subject to lock-up restrictions), the AON equityholders (other than New AON) will have the right (but not the obligation) to exchange AON common units together with an equal number of shares of New AON Class B common stock (whether held directly or indirectly through Class B Prefunded Warrants) for shares of New AON Class A common stock.

The following diagram illustrates a simplified version of the organizational structure of the combined companies immediately following the completion of the Business Combination. This chart is provided for illustrative purposes only and does not represent all legal entities of AON and its affiliates.

AON Equity Holders
DTOC Public Stockholders
Sponsor
PIPE Investors
New AON Class B common stock
- No economic interest
- 1 vote per share
New AON Class A common stock
- 100% economic interest
- 1 vote per share
New AON convertible preferred stock
New AON (f/k/a DTOC)
AON common units
- Exchangeable 1:1 for New AON Class A common stock
AON common units
- Not exchangeable 1:1 for New AON Class A common stock
AON
American Oncology Management Company, LLC (Primary Beneficiary)
AON Operating Subsidiaries
Physician Owner
100% economic interest
American Oncology Partners of Maryland, P.A. (Variable Interest Entity)
Physician Owner
100% economic interest
American Oncology Partners, P.A. (Variable Interest Entity)

Following the completion of the Business Combination, as described above, our organizational structure will be what is commonly referred to as an umbrella partnership corporation (or UP-C) structure. This Up-C structure, which is often used by entities classified as a partnership for U.S. federal income tax purposes, such as AON, undertaking an initial public offering, an initial business combination with a SPAC or other going-public transactions, allows the existing equityholders of AON to retain their equity ownership in AON LLC, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of AON common units. By contract, investors of DTOC, who, prior to the Business Combination, held DTOC Class A common stock or Class B common stock, will hold their equity ownership in New AON, which is a domestic corporation for U.S. federal income tax purposes. We believe that existing equityholders of AON will generally find it advantageous to continue to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes. We do not believe that the Up-C structure will give rise to any significant business or strategic detriment to New AON following the consummation of the Business Combination.

Closing and Effective Time of the Business Combination

The Closing will take place (a) electronically by the mutual exchange of electronic signatures commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third business day) following the satisfaction or (to the extent permitted by applicable law) waiver of the closing conditions set forth in the Business Combination Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable law) waived in writing) or (b) at such other place, time or date as DTOC and AON may mutually agree in writing. See “— Conditions to the Business Combination” for a more complete description of the conditions that must be satisfied prior to the Closing.

As of the date of this proxy statement/prospectus, the parties expect the Business Combination will be completed in the first half of 2023.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Business Combination

From the date of the Business Combination Agreement until the earlier of the Closing and the termination of the Business Combination Agreement in accordance with its terms, AON will, and will cause its subsidiaries to, except as required or contemplated by the Business Combination Agreement, as consented to in writing by DTOC (which consent will not be unreasonably conditioned, withheld or delayed), or as required by applicable law (including measures taken in response to COVID-19), use its commercially reasonable efforts to:

●	conduct and operate its business in the ordinary course of business in all material respects;
●	timely pay all material taxes due and payable by it (except to the extent being diligently contested in good faith by appropriate actions and for which adequate reserves are established); and
●	maintain the existing relations and goodwill of AON’s subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of AON’s subsidiaries in all material respects.

In addition, except as required or contemplated by the Business Combination Agreement, as consented to by DTOC in writing (which consent will generally not be unreasonably conditioned, withheld or delayed), or as required by applicable law (including measures taken in response to COVID-19), AON will not, and will cause its subsidiaries not to:

●	change or amend its organizational documents;
●	make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned subsidiary of AON, either to AON or any other wholly-owned subsidiaries of AON;
●	enter into, modify, amend, waive any right under, or terminate, any material contract or any lease to which AON or any of its subsidiaries is a party or by which it is bound, but in each case excluding (i) entries, modifications, amendments, waivers, terminations or non-renewals of contracts in the ordinary course of business, (ii) non-renewals or expirations of contracts in accordance with their terms and (iii) terminations of any related party arrangements;
●	issue, deliver, sell, transfer, pledge or dispose of, or place any lien (other than a permitted lien) on, any equity securities of AON or any of its subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any equity securities of AON or any of its subsidiaries, except in the ordinary course pursuant to any existing AON benefit plan;
●	sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any lien (other than permitted liens) on, or otherwise dispose of, any material assets, rights or properties (including material owned intellectual property) of AON and its subsidiaries, other than (i) the expiration of owned intellectual property in accordance with the applicable statutory term or abandonment of owned intellectual property registrations or applications in the ordinary course of business, (ii) non-exclusive licenses of owned intellectual property granted in the ordinary course consistent with past practices, (iii) the sale or provision of AON products to customers in the ordinary course of business, or the sale, permission to lapse, abandonment, or other disposition of tangible assets or equipment deemed by AON in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, or (iv) transactions among the subsidiaries of AON;
●	disclose to any person any trade secrets or any source code constituting owned intellectual property (in each case, other than to DTOC or its representatives, or pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the transactions contemplated by the Business Combination Agreement);
●	cancel or compromise any claim or indebtedness owed to AON or any of its subsidiaries, (ii) settle any pending or threatened action, (A) if such settlement would require payment by AON in an amount greater than $500,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting AON in a manner materially adverse to AON, (C) to the extent such settlement involves a governmental authority or alleged criminal wrongdoing, or (D) to the extent such settlement relates to any transaction litigation, or (iii) agree to modify in any respect materially adverse to AON and its subsidiaries any confidentiality or similar contract to which AON or any of its subsidiaries is a party;
●	except as otherwise required by the terms of existing AON benefit plans and as in effect on the date of the Business Combination Agreement, (i) grant any material increase in compensation, benefits or severance to any current or former AON service provider of AON and its subsidiaries, except in connection with a promotion based on job performance or workplace requirements for an employee with annual base compensation equal to or less than $200,000 in the ordinary course of business and consistent with past practice; (ii) make any grant or promise of any severance, retention or termination payment or arrangement to any current or former AON service provider, except for any severance or termination payments in connection with the termination of any key employee in the ordinary course of business not to exceed $75,000; (iii) make any change in the key management structure of AON and/or applicable AON subsidiary, including the hiring of any individuals who would be, upon such hire, key employees, or the termination (other than for “cause” or due to death or disability) of key employees; (iv) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any current or former AON service provider; (v) establish, adopt, enter into, amend or terminate in any material respect any material AON benefit plan or any collective bargaining or similar agreement, or any plan, agreement, program, policy, trust, fund, contract or other arrangement that would be a AON benefit plan if it were in existence as of the date of the Business Combination Agreement, other than in the ordinary course of business (and other than an employment offer letter providing for at-will employment with respect to a new employee that does not contain severance and/or a transaction or retention payment) with respect to new employees with an annual compensation not exceeding $200,000; or (vi) hire (or make an offer to hire), engage, terminate (without cause), furlough, or temporarily layoff any AON service provider with annual base compensation in excess of $200,000;
●	implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that could require advance notice under the WARN Act;
●	negotiate, modify, extend, or enter into any collective bargaining agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employee of AON or any of its subsidiaries;
●	waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, non-disparagement, or other restrictive covenant obligation of any individual;
●	directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof in each case, that would be material to AON and its subsidiaries, taken as a whole, and other than in the ordinary course of business;
●	make any loans or advance any money or other property to any person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of AON or any of its subsidiaries, (B) prepayments and deposits paid to suppliers of AON or any of its subsidiaries in the ordinary course of business, (C) trade credit extended to customers of AON or any of its subsidiaries in the ordinary course of business, and (D) loans or advances among AON and a wholly-owned subsidiary or between wholly-owned subsidiaries of AON;
●	redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any equity securities of AON or any of its subsidiaries, except for (i) the acquisition by AON or any of its subsidiaries of any equity securities of AON or any of its subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between AON and a wholly-owned subsidiary or between wholly-owned subsidiaries of AON and (iii) repurchases of unvested shares in connection with the termination of the employment or service relationship with any employee, director, or consultant pursuant to stock option or purchase agreements in effect on the date of the Business Combination Agreement;
●	adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity securities of AON or any of its subsidiaries, except for any such transaction by a wholly-owned subsidiary of AON that remains a wholly-owned subsidiary of AON after consummation of such transaction;

●	make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;
●	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of AON or any of its subsidiaries (other than the transactions contemplated by the Business Combination Agreement);
●	make, change or revoke any material tax election, change or revoke any accounting method, settle or compromise any tax liability or any action, audit or other similar proceeding related to taxes, enter into any closing agreement, surrender any right to claim a refund of taxes, enter into any tax sharing or similar agreement, file any amended material tax return, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;
●	incur, create or assume any indebtedness, (ii) modify the terms of any indebtedness, other than specified indebtedness described on AON’s disclosure schedules or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness, in each case, other than any (A) indebtedness incurred in the ordinary course of business, the proceeds of which are used solely with respect to operational aspects of AON and its subsidiaries, (B) indebtedness incurred between AON and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries, or (C) guarantees of indebtedness of a wholly-owned subsidiary of AON otherwise incurred in compliance with the Business Combination Agreement;
●	fail to maintain in full force and effect material insurance policies covering AON and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner detrimental to AON and its subsidiaries;
●	enter into any contract or amend in any material respect any existing contract with any AON equityholders or any affiliate of any AON equityholder (excluding any ordinary course payments of compensation, provision of benefits or reimbursement of expenses in respect of the AON equityholders who are officers, directors, employees or other service providers of any AON subsidiaries in their capacity as an officer, director, employee or other service provider); or
●	enter into any contract, or otherwise become obligated, to do any action prohibited by any of the restrictions described above.

From the date of the Business Combination Agreement until the earlier of the Closing and the termination of the Business Combination Agreement in accordance with its terms, except as set forth on DTOC’s disclosure schedules, as contemplated by the Business Combination Agreement (including any changes relating to the capitalization of DTOC as may reasonably be required to effect and consummate the transactions contemplated by the Business Combination Agreement), as consented to by DTOC in writing (which consent will not be unreasonably conditioned, withheld or delayed), or as required by applicable law (including measures taken in response to COVID-19), DTOC will not:

●	change, modify or amend the trust agreement, the sponsor support agreement, the DTOC organizational documents;
●	declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding equity securities of DTOC, (B) split, combine or reclassify any equity securities of DTOC, or (C) other than in connection with the DTOC stockholder redemption or as otherwise required by DTOC organizational documents in order to consummate the transactions contemplated by the Business Combination Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity securities of DTOC;
●	make, change or revoke any material tax election, change or revoke any accounting method with respect to taxes, settle or compromise any tax liability or any action, audit or other similar proceeding related to taxes, enter into any closing agreement, surrender any right to claim a refund of taxes, enter into any tax sharing or similar agreement, file any amended material tax return, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;
●	enter into, renew or amend in any material respect, any transaction or contract with an affiliate of DTOC (including (A) the Sponsor and (B) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

●	waive, release, compromise, settle or satisfy any pending or threatened material claim (which will include, but not be limited to, any pending or threatened action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $250,000;
●	incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another person;
●	(A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (x) issuance of DTOC common stock in connection with the exercise of any DTOC Warrants outstanding on the date of the Business Combination Agreement, (y) the transactions contemplated by the Business Combination Agreement, or (z) the issuance of securities in any PIPE Investment, or (B) amend, modify or waive any of the terms or rights set forth in, any DTOC warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;
●	make any material change in accounting principles or methods of accounting, other than as may be required by GAAP; or
●	enter into any agreement, or otherwise become obligated, to do any action prohibited under the restrictions described above.

Proxy Solicitation

DTOC has agreed to, promptly following the SEC’s completion of its review of this proxy statement/prospectus (the “SEC Clearance Date”), (a) take all action necessary under applicable law and the DTOC organizational documents to set a record date for, call, give notice of, convene and hold the Special Meeting to seek approval of the Proposals, which Special Meeting will be held no later than thirty business days following the SEC Clearance Date; and (b) submit the Proposals to, and solicit proxies in favor of such Proposals from, such holders at the Special Meeting. DTOC has agreed to, through the DTOC Board, by unanimous approval, recommend to its stockholders that they approve the Proposals (the “DTOC Board Recommendation”) and has agreed to include the DTOC Board Recommendation in this proxy statement/prospectus.

Extension Proposal

On February 9, 2023, DTOC filed a definitive proxy statement with the SEC soliciting the approval of its stockholders for, among other things, Extension Amendment Proposal to extend the date by which DTOC has to consummate a business combination from March 12, 2023 to June 30, 2023, and to give the Sponsor the option to further extend beyond June 30, 2023 up to three (3) times for an additional one (1) month each time to September 30, 2023 (as extended, the “Extension Date”).

At the March Special Meeting, DTOC’s stockholders approved the Extension Amendment Proposal. In connection with the votes to approve the proposals at the Special Meeting, the holders of 31,502,931 shares of common stock of DTOC properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.19 per share, for an aggregate redemption amount of approximately $321.2 million, leaving approximately $18.8 million in the Trust Account, not including the $150,000 deposited into the Trust Account by the Sponsor in exchange for a promissory note issued by DTOC.

If, following the approval of the Extension Amendment Proposal, DTOC and AON determine in good faith that it is probable that the Business Combination will not be consummated on or before the Extension Date, DTOC and AON will cooperate in good faith to request and effectuate further amendments to the DTOC organizational documents to provide for additional extensions of the deadline applicable to the consummation of a business combination.

Change in Recommendation

The DTOC Board may fail to make, amend, change, withdraw, modify, withhold or qualify the DTOC Board Recommendation (any such action, a “Change in Recommendation”) at any time prior to, but not after, obtaining approval of the Proposals and if and only if:

●	such Change In Recommendation is made solely in response to a material change, event, circumstance, occurrence, effect, development or state of facts material to DTOC (i) that was not known or reasonably foreseeable to specified members of DTOC management or any member of the DTOC Board as of the date of the Business Combination Agreement and that becomes known to the such individuals after the date of the Business Combination Agreement and prior to the receipt of the

DTOC Stockholder Approval and (ii) that does not relate to an alternative business combination transaction (subject to limited exceptions) (any such change, event, circumstance, occurrence, effect, development or state of facts, a “DTOC Intervening Event”);
●	the DTOC Board has determined in good faith, after consultation with its outside legal counsel, that, in response to such DTOC Intervening Event, a failure to make a Change in Recommendation would result in a breach of its fiduciary duties under applicable Law;
●	prior to making such Change in Recommendation:
●	DTOC delivers to AON a written notice advising AON that the DTOC Board proposes to take such action and containing the material facts underlying the DTOC Board’s determination that an DTOC Intervening Event has occurred;
●	until 5:00 p.m., Eastern Time, on the third business day immediately following the day on which DTOC delivered such notice, DTOC and its representatives will have negotiated in good faith with AON and its representatives regarding any revisions or adjustments proposed by AON during the three-business day period to the terms and conditions of the Business Combination Agreement as would enable DTOC to proceed with its recommendation of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement and not make such Change in Recommendation;
●	if AON requested negotiations, DTOC may make a Change in Recommendation only if the DTOC Board, after considering in good faith any revisions or adjustments to the terms and conditions of the Business Combination Agreement that AON will have, prior to the expiration of the three-business day period, offered in writing in a manner that would form a binding contract if accepted by DTOC, reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make an Change in Recommendation would result in a breach of its fiduciary duties under applicable law.

Exclusivity

DTOC has agreed that immediately following the execution of the Business Combination Agreement it will, and will use its best efforts to cause its representatives to, cease any solicitations, discussions or negotiations with any person (other than the parties thereto and their respective representatives) conducted up to such time in connection with a business combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a business combination.

Directors’ and Officers’ Indemnification

From and after the Closing, New AON will, and will cause AON to, indemnify and hold harmless each present and former director/manager and officer of DTOC, AON and AON’s subsidiaries, or any individual who, at any time prior to the Closing, is or was serving at the request of DTOC, AON and AON’s subsidiaries as a director/manager or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing and relating to the fact that such person was a director/manager or officer of DTOC, AON, or any of AON’s subsidiaries, to the fullest extent that DTOC, AON or any of AON’s subsidiaries would have been permitted under applicable law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of the Business Combination Agreement to indemnify such person in its capacity as a director/manager or office.

New AON will, and will cause AON and AON’s subsidiaries to, maintain for a period of not less than six years from the Closing provisions in its respective certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of the Business Combination Agreement and not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law.

DTOC will purchase, at or prior to the Closing, and New AON will or will cause one or more of its subsidiaries to maintain in effect for a period of six years from the Closing, directors’ and officers’ liability insurance covering those persons who are currently covered by DTOC or AON or any of AON’s subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will New AON or its subsidiaries be required to pay an aggregate premium for such insurance in excess of 300% of the annual premium payable in the aggregate by DTOC, AON, and AON’s subsidiaries for such insurance policies for the year ended December 31, 2021. DTOC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing. If any claim is asserted or made within such six-year period, any insurance required to be maintained by New AON under the Business Combination Agreement will be continued in respect of such claim until the final disposition thereof.

Efforts to Consummate

Each of the parties will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by the Business Combination Agreement (including the satisfaction of the closing conditions set forth in the Business Combination Agreement and using reasonable best efforts to obtain the PIPE Investment). Each of the parties will use reasonable best efforts to obtain, file with or deliver to, as applicable, any consents of any governmental authorities or other persons necessary to consummate the transactions contemplated by the Business Combination Agreement and the other Transaction Documents. Each of the parties will make all required filings pursuant to the HSR Act with respect to the transactions contemplated by the Business Combination Agreement promptly (and in any event within 10 business days) following the date of the Business Combination Agreement and respond as promptly as reasonably practicable to any requests by any governmental authority for additional information and documentary material that may be requested pursuant to the HSR Act. DTOC will promptly inform AON of any communication between DTOC, on the one hand, and any governmental authority, on the other hand, and AON will promptly inform DTOC of any communication between either AON, on the one hand, and any governmental authority, on the other hand, in either case, regarding any of the transactions contemplated by the Business Combination Agreement and the other Transaction Documents.

Nothing in the Business Combination Agreement will be deemed to obligate any party or any of its affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of AON or any of their respective subsidiaries or any entity or asset of such party or any of its affiliates or any other person or (ii) terminate, amend or assign any existing relationships and contractual rights or obligations. From the date of the Business Combination Agreement until the earlier of the Closing and the termination of the Business Combination Agreement in accordance with its terms, DTOC, on the one hand, and AON, on the other hand, will give counsel for AON (in the case of DTOC) or DTOC (in the case of AON), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any governmental authority relating to the transactions contemplated by the Business Combination Agreement and the other Transaction Documents. Each of the parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any governmental authority in connection with the transactions contemplated by the Business Combination Agreement unless it consults with, in the case of DTOC and AON, in advance and, to the extent not prohibited by such governmental authority, gives, in the case of DTOC and AON, or, in the case of either AON or DTOC, the opportunity to attend and participate in such meeting or discussion.

AON will pay all filing fees in connection with the HSR Act when due and such fees will be deemed 50% AON transaction expenses and 50% DTOC transaction expenses.

PIPE Investment

Following the date of the Business Combination Agreement and until the date of the mailing of the Proxy Statement to the stockholders of DTOC may enter into subscription agreements with investors relating to an investment in convertible preferred stock of DTOC pursuant to a private placement to be consummated immediately prior to the consummation of the Business Combination on terms mutually agreeable to DTOC and AON acting reasonably and in good faith (a “PIPE Investment”). Unless otherwise agreed by DTOC and AON, the aggregate gross proceeds under the Subscription Agreements may not exceed $100,000,000, plus any fees paid by AON in connection with the negotiation, execution and/or consummation of the PIPE Investment (the “PIPE Investment Amount”). In connection with DTOC seeking a PIPE Investment, DTOC and AON will, and will cause their respective representatives to, cooperate with each other and their respective representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having AON’s senior management participate in any investor meetings and roadshows as reasonably requested by DTOC). In connection with a PIPE Investment, to the extent necessary to address the treatment of the PIPE securities underlying such PIPE Investment, DTOC and AON will negotiate in good faith to amend or otherwise modify the Business Combination Agreement to reflect such PIPE securities.

DTOC will not reduce the PIPE Investment Amount or the subscription amount under any subscription agreement or reduce or impair the rights of DTOC under any subscription agreement, permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the subscription agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). In the case of any such assignment or transfer, the initial party to such subscription agreement must agree to remain bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of the PIPE securities contemplated thereby, unless otherwise approved in writing by the other party (which approval will not be unreasonably withheld, conditioned or delayed), and except for any of the foregoing actions that would not increase conditionality or impose any new obligation on DTOC.

DTOC will use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by any subscription agreement to which it is a party on the terms and conditions described therein, including maintaining in effect such subscription agreement and to use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to DTOC in such subscription agreement and otherwise comply with its obligations thereunder, (ii) confer with AON regarding timing for delivery of any closing notice pursuant to such subscription agreement, and (iii) enforce its rights under such subscription agreement in the event that all conditions in such subscription agreement (other than conditions that DTOC, AON or any of their respective affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE investor to pay to (or as directed by) DTOC the consideration set forth in such subscription agreement and consummate the transactions contemplated by such subscription agreement at or prior to Closing, in accordance with its terms.

DTOC will give AON prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any subscription agreement known to DTOC; (ii) of the receipt of any written notice or other written communication from any party to any subscription agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any subscription agreement or any provisions of any subscription agreement; (iii) of any amendment, waiver or modification to any subscription agreement entered into by DTOC that such party was permitted to make without the prior written consent of AON, it being understood that such amendment, waiver or modification is not conditioned on delivery of such notice and (iv) if DTOC does not expect to receive all or any portion of financing proceeds on the terms, in the manner or from the applicable PIPE investors as contemplated by the subscription agreements.

Prior to the filing of this proxy statement/prospectus, AON entered into a term sheet with a third-party institutional investor contemplating, on a non-binding basis, an aggregate investment by such investor of at least $65 million in the form of newly issued convertible preferred securities. The term sheet is not a commitment to invest or sell any such securities, and there is no assurance that AON and the investor will be able to reach a binding agreement or otherwise consummate the transactions contemplated thereby.

Post-Closing Governance and Management

New AON will take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

●	the New AON Board as of the Closing will initially include (i)one or two director nominees to be designated by the Sponsor pursuant to written notice to be delivered to AON as soon as reasonably practicable following the date of the Business Combination Agreement, who will be reasonably acceptable to AON and (ii)any number of additional director nominees to be designated by AON pursuant to written notice to New AON following the date of the Business Combination Agreement, who will be selected after reasonable consultation with the Sponsor; and
●	the officers of New AON after the Closing is expected to consist of the current executive officers of AON.

Incentive Equity Plan and Practice Profit Pool Shares

Prior to the Closing, DTOC will adopt, subject to approval of the stockholders of DTOC, an incentive equity plan in substantially the form attached to the Business Combination Agreement to be effective as of the Closing or as otherwise set forth in the applicable plan document. Within two business days following the expiration of the sixty day period following the date New AON has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, New AON will file an effective registration statement on Form S-1 (or other applicable form) with respect to the New AON common stock issuable under the incentive equity plan, and New AON will use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the incentive equity plan remain outstanding.

Upon the Closing, AON plans to convert on such terms and in such manner as determined by the AON Board of Managers, profit pool units of certain of AON’s subsidiaries into an equal number of (i) AON common units and (ii) shares of New AON Class B common stock, which together are exchangeable into shares of New AON Class A Common Stock (the “Practice Profit Pool Shares”). The number of Practice Profit Pool Shares issuable will be determined prior to Closing and will be equal to 5% of the $350 million AON enterprise value (minus the Company Closing Indebtedness and plus the Company Closing Cash and Preferred Return (as such terms are defined in the Business Combination Agreement)) divided by $10.

Employee Matters

For a period of twelve months following the Closing, New AON will cause AON to provide each employee of AON as of immediately prior to the Closing, during his or her continued employment, with (i) annual base salary or hourly wage rate and incentive compensation opportunities (excluding any equity or equity-based incentive compensation) that are no less than the annual base salary, hourly wage rate and incentive compensation opportunities (excluding any equity or equity-based incentive compensation), respectively, provided to such continuing employee immediately prior to the Closing, and (ii) employee benefits that are not less favorable in the aggregate to such continuing employee than those provided to such continuing employee immediately prior to the Closing under AON benefit plans listed on AON disclosure schedules.

From and after the Closing, New AON will cause AON to give or cause to be given to each continuing employee credit for purposes of eligibility to participate, vesting of employer 401(k) plan contributions, level of severance and vacation/paid time off, but not for benefit accrual purposes under any defined benefit pension plan, under each employee benefit plan, program or arrangement established or maintained by New AON under which continuing employees are eligible to participate on or after the Closing (a “New Plan”) to the same extent and for the same purpose as such service with AON or any predecessor thereof was credited on or prior to the Closing under the comparable AON benefit Plan. No credit is required to be provided to the extent that it would result in any duplication of benefits for the same period of service.

With respect to each New Plan that is a group welfare benefit plan in which any continuing employee or spouse or dependent thereof may be eligible to participate on or after the Closing, New AON will use commercially reasonable efforts to (i) waive, or cause its affiliates or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each continuing employee or spouse or dependent thereof, and any other similar restrictions that would prevent immediate or full participation by such continuing employee or eligible spouse or dependent thereof, under such New Plan, to the same extent satisfied or waived under a comparable AON benefit plan in which such continuing employee participated, and (ii) provide or cause its affiliates to provide credit to each continuing employee or eligible spouse or dependent thereof with respect to the New Plan year in which the Closing occurs for any co-payments, deductibles, out-of-pocket expenses and for any lifetime maximums paid by such continuing employee or eligible spouse or dependent thereof under the comparable AON benefit plan during the plan year of AON benefit plan up to and including the Closing to the same extent and for the same purpose as credited under such comparable AON benefit plan as if such amounts had been paid under such New Plan.

Other Covenants and Agreements

The Business Combination Agreement contains other covenants and agreements, including the following covenants and agreements:

●	the parties will reasonably cooperate so as to cause the aggregate transaction expenses of DTOC and AON not to exceed $32,000,000;

●	each party will afford to the other party and its representatives reasonable access during normal business hours and upon reasonable advanced notice to its and its subsidiaries’ properties, books, records and personnel during the pendency of the Business Combination to obtain all information concerning its business, properties, results of operations and personnel for purposes of the Business Combination Agreement, as such party may reasonably request;
●	at the Closing, AON will deliver to DTOC a duly completed and executed certificate, dated as of the Closing, in form and substance reasonably satisfactory to DTOC and conforming to the requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i) (or DTOC may, at its sole discretion, waive the requirement to deliver such certificate, in which case DTOC will be entitled to withhold from the merger consideration the amount required to be withheld under Section 1445 of the Code as reasonably determined by DTOC);
●	AON has agreed that, while it is in possession of material nonpublic information, it will not and it will cause its subsidiaries and direct its directors, officers and its and their respective affiliates not to purchase or sell any securities of DTOC (other than engaging in the transactions contemplated by the Business Combination Agreement), communicate such information to any third party, take any other action with respect to DTOC in violation of such laws, or cause or encourage any third party to do any of the foregoing;
●	prior to the Closing, DTOC will take all commercially reasonable steps as may be required (to the extent permitted under applicable law) to cause any acquisition or disposition of the DTOC Class A common stock that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by the Business Combination Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to DTOC to be exempt under Rule 16b-3 promulgated under the Exchange Act;
●	from the date of the Business Combination Agreement through the Closing, DTOC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws;
●	from the date of the Business Combination Agreement through the Closing, DTOC will use its reasonable best efforts to ensure that DTOC remains listed as a public company on Nasdaq, and will cause DTOC common stock to be issued in the Business Combination to be approved for listing on Nasdaq or another reputable national securities exchange, subject to official notice of issuance, prior to the Closing, and AON will reasonably cooperate with DTOC with respect to such listing;
●	from the date of the Business Combination Agreement until the earlier of the Closing and the termination of the Business Combination Agreement in accordance with its terms, DTOC, on the one hand, and AON, on the other hand, will each notify the other in writing promptly after learning of any stockholder demands or other stockholder proceedings (including derivative claims) relating to the Business Combination Agreement, any other Transaction Documents or any matters relating thereto commenced against, in the case of DTOC or any of its representatives (in their capacity as a representative of DTOC) or, in the case of AON, or any respective representatives of AON (in their capacity as a representative of AON);
●	DTOC and AON are each required to (i) keep the other reasonably informed regarding any transaction litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such transaction litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such transaction litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other’s advice with respect to any such transaction litigation, and (iv) reasonably cooperate with each other;
●	neither party may settle or compromise any transaction litigation without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed);
●	each of the parties will (and will cause their respective affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant tax returns, any claim for a refund of any tax, and any audit or tax proceeding;
●	DTOC will bear and pay all transfer, stamp, documentary, sales, use, registration, value-added and other similar taxes (including all applicable real estate transfer taxes) incurred in connection with the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement;

●	the parties will use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any transfer tax that could be imposed in connection with the transactions contemplated by the Business Combination Agreement;
●	the parties have agreed to comply with certain confidentiality and publicity relating to the Business Combination Agreement and the Business Combination; and
●	following the Closing, each party will, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by the Business Combination Agreement and the Business Combination.

Representations and Warranties

Representations and Warranties of AON

The Business Combination Agreement contains representations and warranties made by AON to DTOC relating to a number of matters, including the following:

●	corporate organization;
●	subsidiaries;
●	due authorization;
●	absence of conflicts;
●	governmental authorities and consents;
●	current capitalization;
●	capitalization of subsidiaries;
●	financial statements;
●	undisclosed liabilities;
●	litigation and proceedings;
●	compliance with laws;
●	contracts and absence of defaults;
●	AON benefit plans;
●	labor matters;
●	taxes;
●	insurance;
●	permits;
●	equipment and other tangible property;

●	real property;
●	intellectual property and privacy and security;
●	environmental matters;
●	absence of changes;
●	brokers’ fees;
●	related party transactions;
●	anti-corruption;
●	healthcare regulatory matters;
●	proxy statement; and
●	equityholder matters.

Certain of these representations and warranties are qualified as to “materiality” or “AON Material Adverse Effect.”

For purposes of the Business Combination Agreement, a “AON Material Adverse Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of AON and its subsidiaries, taken as a whole. In no event, will any of the following be taken into account in determining whether an AON Material Adverse Effect has occurred or would reasonably be expected to occur:

a.	any change in applicable laws (including measures taken in response to COVID-19) or GAAP or any official interpretation thereof;
b.	any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which AON and its subsidiaries operate;
c.	events caused by the announcement of the Business Combination Agreement, including the impact of such announcement on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, landlords, distributors, partners or employees, or on revenue, profitability and cash flows (provided that this clause (c) will not apply to any representation or warranty if the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Business Combination Agreement);
d.	any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19);
e.	any national or international political or social conditions in any country, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; or
f.	any failure of AON to meet any projections, forecasts or budgets (provided that this clause (f) will not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, an AON Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of AON Material Adverse Effect)).

In the case of clauses (a), (b), (d) and (e), such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on AON and its subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which AON and its subsidiaries operate.

Representations and Warranties of DTOC

The Business Combination Agreement also contains representations and warranties made by DTOC to AON relating to a number of matters, including the following:

●	corporate organization;
●	due authorization;
●	no conflict;
●	litigation and proceedings and compliance with laws;
●	governmental authorities and consents;
●	trust account;
●	brokers’ fees;
●	SEC reports;
●	financial statements;
●	Sarbanes-Oxley Act;
●	undisclosed liabilities;
●	business activities;
●	undisclosed liabilities;
●	taxes;
●	capitalization;
●	Nasdaq stock market listing;
●	related party transactions;
●	proxy statement;
●	absence of changes;
●	indebtedness; and
●	the Sponsor Support Agreement.

Certain of these representations and warranties are qualified as to “materiality” or “DTOC Material Adverse Effect.”

For purposes of the Business Combination Agreement, a “DTOC Material Adverse Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to prevent or materially delay or materially impact the ability of DTOC and the Sponsor to consummate the Business Combination. The amount of DTOC stockholder redemptions or the failure to obtain the DTOC stockholder approval will not be deemed to be a DTOC Material Adverse Effect.

The representations and warranties of the parties in the Business Combination Agreement will not survive the Closing and, as described below under “— Termination,” if the Business Combination Agreement is terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Business Combination Agreement, other than liability of any party for fraud or willful breach of the Business Combination Agreement by such party occurring prior to such termination.

Conditions to the Business Combination

Conditions to Each Party’s Obligations

The obligation of each of AON and DTOC to complete the Business Combination is subject to the satisfaction or waiver of the following conditions:

●	the expiration or termination of the waiting period under the HSR Act;
●	the approval of the Business Combination and related agreements and transactions by the DTOC stockholders;
●	the continued validity and effectiveness of the written consent of the AON equityholders approving the Business Combination and related agreements and transactions;
●	the accuracy of the representations and warranties of the other party contained in the Business Combination Agreement (generally subject to certain materiality and “Material Adverse Effect” qualifiers);
●	the performance in all material respects by the other party of its covenants and other agreements under the Business Combination Agreement as of or prior to the Closing;
●	the receipt of certain required regulatory consents or approvals with respect to the Business Combination; and
●	the listing of the shares of DTOC Class A common stock on Nasdaq or another national securities exchange mutually agreed to by the parties.

Conditions to Obligations of DTOC

The obligation of DTOC to complete the Business Combination is also conditioned on the absence of any continuing, uncured AON Material Adverse Effect since the date of the Business Combination Agreement.

Conditions to Obligations of AON

The obligation of AON to complete the Business Combination is also subject to the satisfaction or waiver of the following conditions:

●	the New AON Board and officers being constituted in accordance with the Business Combination Agreement; and
●	the sum of the following amounts (collectively, the “Available Closing Acquiror Cash”) equaling or exceeding $60,000,000 as of the Closing (the “Minimum Cash Condition”):
●	the aggregate cash proceeds available from DTOC’s trust account (after giving effect to all redemptions of shares of DTOC Class A common stock), plus

●	the cash funded to DTOC, AON or any subsidiary of AON during the period between signing of the Business Combination Agreement and Closing, or that will be funded to DTOC, AON or any subsidiary of AON prior to or concurrently with the Closing, in each case pursuant to any equity or debt financing agreement or arrangement other than borrowings under AON PNC Loans, plus
●	the aggregate amount of capital offered in the PIPE Investment, but that is unreasonably rejected by AON (as further described in the Business Combination Agreement).

Termination Rights

The Business Combination Agreement contains the following termination rights:

●	the right of the parties to terminate the Business Combination Agreement by mutual agreement;
●	the right of AON to terminate the Business Combination Agreement if the AON Board authorizes AON to enter into a definitive agreement with another party providing for an alternative business combination transaction;
●	the right of DTOC to terminate the Business Combination Agreement if AON enters into a definitive agreement with another party providing for an alternative business combination transaction without concurrently terminating the Business Combination Agreement;
●	the right of either party to terminate the Business Combination Agreement if:
●	the DTOC stockholders fail to approve the Business Combination;
●	a law comes into effect or a governmental order is issued permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Business Combination;
●	the other party breaches its representations, warranties, covenants or other agreements contained in the Business Combination Agreement in a way that would entitle the party seeking to terminate the Business Combination Agreement to not consummate the Business Combination, subject to the right of the breaching party to cure the breach; or
●	the Business Combination is not consummated on or before June 30, 2023 (or September 30, 2023 if all Extension Options are exercised), if the DTOC stockholders have not approved a proposal to extend the deadline by which DTOC is required to consummate the Business Combination under its certificate of incorporation; or
●	the Business Combination is not consummated on or before October 5, 2023, in the event that the DTOC stockholders have approved a proposal to extend the deadline by which DTOC is required to consummate the Business Combination under its certificate of incorporation to October 5, 2023 or later (subject to a 60-day extension to the extent there is any delay to the applicable waiting or review periods by any governmental authority or Nasdaq that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review or approval of the Business Combination).

Termination Fee

The Business Combination Agreement provides that, in the event the Business Combination Agreement is terminated in connection with AON’s entry into a definitive agreement with another party providing for an alternative business combination transaction, AON will pay to the Sponsor a termination fee of $18,000,000 no later than the earlier of (a) the date that is six months following the termination and (b) the date on which the alternative transaction is consummated.

Expense Reimbursement

DTOC must reimburse AON for all reasonable, documented, out-of-pocket legal and accounting expenses incurred by AON and its affiliates in connection with the Business Combination and related transactions in the following circumstances:

●	the DTOC stockholders fail to approve the Business Combination;
●	the Business Combination is not consummated on or before June 30, 2023 (or September 30, 2023 if all Extension Options are exercised) and the DTOC stockholders have not approved a proposal to extend the deadline by which DTOC is required to consummate the Business Combination under its certificate of incorporation beyond June 30, 2023;
●	DTOC breaches its representations, warranties, covenants or other agreements contained in the Business Combination Agreement in a way that would entitle AON to not consummate the Business Combination, subject to the right of DTOC to cure the breach; or
●	the Business Combination is not consummated on or before October 5, 2023 and either (i) the Minimum Cash Condition is not satisfied or (ii) the shares of DTOC Class A common stock are not listed on Nasdaq or another national securities exchange mutually agreed to by the parties.

Amendments

The Business Combination Agreement may be amended in writing by the parties at any time.

Specific Performance

The parties to the Business Combination Agreement agreed that they will be entitled an injunction, specific performance and other equitable relief to prevent breaches of the Business Combination Agreement and to enforce specifically the terms and provisions thereof prior to termination of the Business Combination Agreement.

Fees and Expenses

Except as otherwise provided in the Business Combination Agreement, each party will bear its own expenses incurred in connection with the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement whether or not such transactions will be consummated, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, DTOC and AON will bear and pay at or promptly after Closing all DTOC transaction expenses and all AON transaction expenses.

Background of the Business Combination

DTOC is a blank check company incorporated in Delaware on November 17, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The terms of the Business Combination Agreement are the result of extensive arms-length negotiations between representatives of DTOC and AON. The following is a brief description of the background of these negotiations and summary of the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Business Combination Agreement or their representatives.

On March 12, 2021, DTOC consummated its initial public offering (the “Initial Public Offering”) of 33,350,000 units (“Units” and, with respect to the Class A common stock included in the Units offered, the “Public Shares”), at $10.00 per Unit, which included 3,350,000 Units as a result of the underwriter’s partial exercise of its option to purchase up to 4,500,000 additional units as the initial public offering price to cover over-allotments, generating gross proceeds of $333.5 million, and incurring offering costs of approximately $18.9 million, inclusive of approximately $11.7 million in deferred underwriting commissions. Simultaneously with the closing of the Initial Public Offering, DTOC consummated the private placement (“Private Placement”) of 6,113,333 warrants at a price of $1.50 per warrant to the Sponsor, generating gross proceeds of approximately $9.2 million. Upon the closing of the Initial Public Offering and the Private Placement on March 12, 2021, $333.5 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed into the Trust Account, and the remaining proceeds (approximately $9.2 million), net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Except for the withdrawal of interest to pay taxes (or dissolution expenses if a business combination is not consummated), none of the funds held in the Trust Account will be released until the earlier of (1) DTOC’s completion of an initial business combination; (2) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Existing Charter (A) to modify the substance or timing of DTOC’s obligation to allow redemption in connection with DTOC’s initial business combination or to redeem 100% of our public shares if DTOC does not complete its initial business combination by June 30, 2023 (or September 30, 2023 if all Extension Options are exercised) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of the Public Shares if DTOC has not completed an initial business combination by June 30, 2023 (or September 30, 2023 if all Extension Options are exercised), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of DTOC’s creditors, if any, which could have priority over the claims of our public stockholders. The trust proceeds are invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

Prior to the consummation of the Initial Public Offering, neither DTOC, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any potential business combination target with respect to an initial business combination with DTOC.

After the Initial Public Offering, the DTOC Board and management team commenced an active search for prospective businesses and/or assets to acquire in its initial business combination. In its search, DTOC primarily focused its efforts on high growth companies that had leveraged technology to make a significant improvement to the healthcare industry and had achieved or were expected to achieve leadership in their target markets. These target opportunities included companies supporting or enabling healthcare providers, healthcare facilities, practice management, billings and collections, health insurance, managed care, drug development, pharmaceuticals including digital therapeutics, healthcare financing solutions, and pharmacies. See “— Recommendation of the DTOC Board and Reasons for the Business Combination” for additional details regarding the criteria and guidelines considered by the DTOC Board in its evaluation of potential business combination opportunities.

DTOC employed various strategies in its efforts to identify an appropriate target company, including, but not limited to, engaging investment banks involved in the business of advising companies in connection with strategic and financing transactions, reaching out to private equity and venture capital firms potentially considering exiting investments in their portfolio companies, contacting business leaders within the DTOC executive network, and conducting research on companies and entrepreneurs in the healthcare space based on publicly available information. Representatives of DTOC were also contacted by numerous individuals and entities who presented ideas for business combination opportunities, including financial advisors and companies in the healthcare and technology sectors.

Following the IPO, members of DTOC’s management team (including Kevin Nazemi, Chief Executive Officer of DTOC and chairman of the DTOC Board, and Kyle Francis, Chief Financial Officer of DTOC) and certain of DTOC’s advisors held weekly meetings via teleconference in order to discuss matters relating to DTOC’s initial business combination. Additionally, periodic meetings were also held with members of DTOC’s management team, certain of DTOC’s advisors and members of the DTOC Board to provide updates regarding the status of the evaluation of, and outreach to, potential business combination targets. As part of this process, representatives of DTOC considered over 100 potential acquisition targets, entered into non-disclosure agreements with and conducted due diligence on over 40 companies, and submitted non-binding letters of intent with nine potential target companies other than AON.

Upon further discussions and consideration of suitability of each of these potential targets along with consideration of their willingness to transact with DTOC, DTOC executed letters of intent with two potential targets, including AON and a target that would be a combination of two healthcare software companies (“Company A” and “Company B”, respectively). With respect to other prospective targets for which DTOC did not execute a letter of intent, the process with each ultimately was terminated or abandoned as a result of (i) the target choosing to not go public (via a SPAC or another process), (ii) disagreements over valuation, (iii) the target engaging another SPAC with less stringent financial reporting requirements for pro forma financials, or (iv) DTOC determining to pursue a business combination with AON because DTOC viewed AON as a more financially attractive target.

In April and May 2021, representatives of DTOC, including Mr. Nazemi, initiated discussions with Company A and Company B as two separate prospective targets. Following preliminary diligence, DTOC determined that, while neither company had sufficient size or scale to present an attractive business combination opportunity for DTOC on a standalone basis, a combination of Company A and Company B could be a compelling acquisition target. From June 2021 through November 2021, representatives of Paul Hastings LLP (“Paul Hastings”), legal counsel to DTOC, and other representatives of DTOC, engaged in substantial due diligence of Company A and Company B and participated in extensive negotiations with representatives of each such company regarding the terms of a potential transaction, including exchanging multiple drafts of definitive transaction documents. In late November 2021, discussions with Company A and Company B terminated following the failure of the parties to reach a binding agreement on the material terms of a transaction, including with respect to the timing and structure of financing a transaction.

Between November 2021 and April 2022, DTOC’s management team and representatives of DTOC continued to identify and conduct diligence on potential targets.

On March 25, 2022, DTOC entered into an advisory agreement with LifeSci Capital LLC (“LifeSci”), pursuant to which LifeSci would provide certain investment banking, financial advisory, and placement agent services in connection with DTOC’s initial business combination. Under the advisory agreement with LifeSci, in the event that DTOC approves a transaction with a target identified by LifeSci, LifeSci is entitled to an advisory fee equal to a percentage of the total consideration in such transaction.

On April 1, 2022, DTOC entered into an advisory agreement with Dinan & Company, L.L.C. (“Dinan”), pursuant to which Dinan would assist DTOC in identifying potential acquisition targets in the healthcare services industry. Under the agreement with Dinan, in the event that DTOC acquires a target identified by Dinan, Dinan is entitled to a success fee equal to 1% of the total enterprise value, subject to certain caps and limitations. Under the BCA, the enterprise value of AON is $350 million and as such, following the consummation of the Business Combination, Dinan would be entitled to a fee of $3.5 million.

On April 18, 2022, Dinan introduced AON to DTOC.

Following the introduction by Dinan, DTOC and AON conducted a call in which members of the DTOC management team introduced themselves and described their experiences in the healthcare industry, including in connection with introducing technology solutions to support the growth of various healthcare companies as well as working with payors and pharmaceutical companies.

On April 29, 2022, DTOC and AON entered into a non-disclosure agreement. Subsequently, and through October 2022, AON provided DTOC and its advisors with access to various business, financial and legal due diligence materials. DTOC and its advisors also submitted due diligence requests to Company representatives and participated in multiple management presentations and diligence sessions hosted by AON.

On May 26, 2022, Mr. Nazemi, Mr. Fluegel, and other DTOC representatives, met with Mr. Schonherz, AON”s CEO, Mr. Gould, AON’s CFO, Ms. Mallon, AON’s senior corporate counsel, and other members of AON’s management team to present an initial draft non-binding term sheet (the “Term Sheet”) that set forth other key terms and conditions of a proposed business combination transaction between the parties, including among other things, a pre-money enterprise value of $300 million for AON, an obligation on the part of DTOC to have at least $50 million in cash on hand at the closing of the business combination (after giving effect to the redemption of any Public Shares); a post-closing combined company board of directors consisting of one or two directors designated by DTOC prior to the closing; and a commitment by DTOC that advisor fees (excluding deferred underwriter fees and any fees paid by AON or DTOC to raise PIPE financing) not exceed $10 million.

This valuation was informed by, among other things, prior experience of certain of DTOC’s advisors in evaluating a possible acquisition of a similar physician practice management business, comparable valuations of publicly traded peer companies in the healthcare services industry, the physician management market, and information provided by AON as part of the due diligence process, including AON’s historical financial performance and industry growth trends. The DTOC Board reviewed certain trading data for several selected public companies in various healthcare and related industries, including but not limited to, high-growth providers, pure-play oncology, physician groups, ambulatory infusion, and medical supply distributors. In selecting comparable public companies, DTOC’s management looked at various analogous criteria, including (i) differentiated service offerings within the healthcare industry, (ii) growth and margin profile, (iii) scale, and (iv) industry dynamics.

On May 30, 2022, DTOC sent a revised draft Term Sheet to AON that increased the pre-money enterprise value of AON to $350 million on a cash-free and debt-free basis based on DTOC’s further review of AON’s financial information, recent profitability and capitalization structure.

Between May and June 2022, Mr. Flugel, Mr. Moffatt, and other representatives of DTOC conducted several calls with various members of the AON management team to discuss experience and expertise of DTOC’s management team, the process and timeline for effecting a business combination transaction, a proposed PIPE financing to take place concurrently with the business combination and various business, financial and legal diligence matters.

On June 6, 2022, at the request of AON, representatives of DTOC sent a revised draft term sheet to AON that contemplated payment in cash at closing of the preferred return accrued and owed to AON’s Class A and Class A-1 Unitholders under AON’s operating agreement.

On June 28, 2022, Mr. Nazemi and Mr. Fluegel and other representatives of DTOC presented the terms of the proposed business combination to the AON Board. Thereafter, representatives of DTOC and AON further discussed the terms and conditions of a potential transaction. In the course of these discussions, representatives of AON notified DTOC that AON was considering a possible business combination with a third party and that AON would not be prepared to enter a definitive agreement with DTOC unless such agreement provided AON with the flexibility to terminate such agreement and enter into an alternative transaction with a third party in certain circumstances.

On July 10, 2022, DTOC delivered to AON a further revised draft term sheet that imposed a $22 million cap on the total amount of transaction expenses that may be incurred by DTOC and AON in connection with the business combination and included an obligation on the part of DTOC to reimburse AON for the reasonable and documented out-of-pocket fees and expenses incurred by AON in certain circumstances. The cap on transaction expenses was informed by the parties estimates of legal and advisory costs incurred to-date, the projected costs for updating AON’s financials to be in line with PCAOB standards and fees expected to be incurred in connection with the PIPE financing.

On July 25, 2022, the DTOC Board met to review and discuss the proposed business combination with AON and proposed transaction terms.

On July 31, 2022, Paul Hastings circulated to AON an initial draft of the Business Combination Agreement reflecting the terms proposed by DTOC in the revised draft of the term sheet and a “double dummy” transaction structure whereby DTOC and AON would combine as a newly formed holding company that would become the publicly traded entity post-closing. In addition, in light of AON’s expressed unwillingness to enter into a definitive agreement that would prevent AON from considering alternative transactions during the pendency of a business combination, the draft Business Combination Agreement included no exclusivity obligation on the part of AON and contemplated that AON could terminate the Business Combination Agreement to enter into an alternative transaction with another party, so long as the alternative transaction ascribed an equity value to AON of at least $350 million. The draft Business Combination Agreement also provided for an obligation by AON to pay a termination fee equal to and to reimburse DTOC, for all of its documented out-of-pocket expenses incurred in connection with a transaction in the event AON terminated the Business Combination Agreement to enter into a qualifying alternative transaction, or in the event AON consummated a qualifying alternative transaction within 18 months following the termination of the Business Combination Agreement in certain circumstances. The parties continued to negotiate the magnitude of termination fee based on market percentages in recent public company deals and AON’s ability to pursue a third party sale during the interim period before closing.

On August 1, 2022, DTOC retained Kroll, Inc. to conduct accounting diligence of the Company.

On August 12, 2022, the DTOC Board held a meeting with representatives of management and the Sponsor to discuss the potential business combination with AON. The representatives of management and the Sponsor addressed questions and comments from the DTOC Board and provided an update on the status of negotiations that had taken place to date between DTOC and AON.

On August 13, 2022, the AON Board convened a meeting at which members of DTOC management described their background and relevant experiences in the healthcare industry and the potential benefits of a business combination between DTOC and AON.

Representatives and advisors for DTOC and AON participated in extensive negotiations and discussions through August 2022 with respect to the terms of a business combination between the parties, including exchanging multiple drafts of the term sheet and Business Combination Agreement to take into account structuring and timing considerations, required consents, and market conditions impacting DTOC’s ability to raise capital prior to the Closing. By September 2, 2022, DTOC and AON reached an agreement on the key terms of a transaction, which encompassed terms previously proposed by DTOC in its initial drafts of the term sheet from July 2022, including a pre-money enterprise valuation of $350 million for AON (excluding payment of the preferred return to AON’s Class A and Class A-1 Unitholders), a post-closing combined company board of directors including one or two directors designated by DTOC prior to the closing, a commitment by DTOC to provide that advisor fees (excluding deferred underwriter fees and any fees paid by AON or DTOC to raise PIPE financing) not exceed $10 million, and a double dummy structure. The parties also agreed to certain additions and modifications to the transaction terms initially contemplated by the term sheet, including (1) an obligation on the part of AON to obtain the required approvals of its members in respect of the business combination prior to the execution of the Business Combination Agreement; (2) an obligation on the part of the parties to reasonably cooperate so as to cause the total amount of transaction expenses incurred by DTOC and AON to not exceed $32 million; (3) an obligation on the part of DTOC to have at least $60 million in cash on hand at the closing of the business combination; (4) the right of the parties to seek up to $100 million in PIPE financing following the execution of the Business Combination Agreement, on terms mutually agreeable to the parties; (5) the right of AON to terminate the Business Combination Agreement to enter into any alternative transaction with another party (regardless of the valuation ascribed to AON in such alternative transaction), subject to the payment of an $18 million termination fee by AON to DTOC (approximately 5.1% of the enterprise value); (6) an obligation on the part of DTOC to reimburse AON for the reasonable and documented out-of-pocket fees and expenses incurred by AON in the event the Business Combination Agreement were to be terminated in certain circumstances; (7) an obligation on the part of DTOC to seek the approval of its stockholders for an extension of the deadline for DTOC to consummate a business combination under its organizational documents in the event the parties determined in good faith it was probably that the business combination would not be consummated on or before March 12, 2023; and (8) a 45-day exclusivity period commencing on September 2, 2022 in which AON would not be permitted to engage in discussions with respect to an alternative transaction, subject to limited exceptions. On September 2, 2022, DTOC and AON entered into a Term Sheet, and representatives of Paul Hastings delivered to Woolery & Co. PLLC (“Woolery”) and Dentons US LLP (“Dentons”), legal counsels to AON, a revised draft of the Business Combination Agreement, substantially reflecting these terms.

Over the course of the subsequent weeks, DTOC and AON negotiated the remaining terms of the business combination and representatives of Paul Hastings, Woolery and Dentons exchanged further revised drafts of the Business Combination Agreement. Following additional analysis and discussions among DTOC and Company representatives regarding the structure of the business combination and the potential tax implications and risks for the parties and their security holders, the parties agreed to effect the business combination by means of an “Up-C” structure in order to allow the existing members of AON to hold their post-closing economic ownership in AON, a pass-through structure that is not taxable for U.S. federal income tax purposes. Following discussions among DTOC’s and AON’s tax counsel, the parties agreed that the “Up-C” structure was preferable given AON’s historical operations as a partnership for U.S. federal income tax purposes and that the structure would result in tax-deferral for existing equityholders of AON who will convert their interests into new common units, which likely would not have been the case under the prior “double-dummy” structure due to uncertainty around post-closing ownership percentages of the combined company.

On September 20, 2022, representatives of Paul Hastings delivered to Dentons a revised draft of the Business Combination Agreement that reflected the Up-C structure. During the same period of time, representatives of Paul Hastings and Dentons exchanged drafts of the related ancillary documents and agreements, including the Sponsor Support Agreement, the Registration Rights Agreement, the Incentive Equity Plan, the Amended and Restated Charter of DTOC and the Amended and Restated LLC Agreement of AON, and engaged in negotiations of such documents and agreements.

On September 14, 2022, the DTOC Board met to discuss the potential business combination with AON and determine next steps. Representatives of DTOC provided the DTOC Board an update on due diligence, along with an overview of the key terms of the proposed business combination. The DTOC Board directed DTOC and its representatives to proceed to negotiate the final terms of the transaction documents with AON.

By the last week of September 2022, the parties had substantially finalized the terms of the Business Combination Agreement and the related ancillary documents and agreements. On September 23, 2022, AON management hosted a conference call for its shareholders and certain network physicians where it provided an overview of the proposed transaction and discussed the strategic rationale for pursuing a business combination at this time.

On September 28, 2022, the DTOC Board convened a meeting together with representatives of management, the Sponsor and Paul Hastings. Representatives of Paul Hastings discussed with the directors their fiduciary duties under Delaware law in connection with a potential transaction and then reviewed the terms of the proposed transaction agreements. Representatives of management and the Sponsor also provided an update on the financial and business performance of AON. The DTOC Board deliberated on these matters and (i) determined that the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement were fair to and in the best interests of DTOC’s stockholders, (ii) approved the transactions contemplated by the Business Combination Agreement, (iii) resolved to recommend to the stockholders of DTOC the approval of each of the Transaction Proposals, and (iv) determined that the fair market value of AON was equal to at least 80% of the amount held in the trust account (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account) as of the date of the Business Combination Agreement.

On October 3, 2022, after reviewing the terms of the proposed transaction agreements and deliberating on various matters, the AON Board, among other things, (i) authorized and approved the Business Combination Agreement and the transactions contemplated thereby, and (ii) determined that it was advisable and in the best interests of AON and its members to enter into any and all agreements relating to or arising out of the Business Combination Agreement or the transactions contemplated thereby.

On October 4, 2022, AON confirmed to DTOC receipt of written consents executed by a sufficient number of AON members necessary to approve the Business Combination Agreement, the Amended and Restated LLC Agreement and the other transactions contemplated by the Business Combination.

On October 5, 2022, DTOC and AON entered into the Business Combination Agreement and the Sponsor Support Agreement and settled the final forms of the ancillary agreements to be entered into on Closing.

On October 6, 2022, AON’s Chief Executive Officer, Todd Schonherz sent an open letter to its members and certain network physicians providing an update on the proposed transaction and responding to several frequently asked questions received from members over the course of the proceeding week. Later on October 6, 2022, DTOC and AON issued a joint press release publicly announcing the parties’ entry into the business combination.

On January 6, 2023, DTOC and AON amended and restated the Business Combination Agreement to contemplate AON’s Board of Managers following the Business Combination consists of (a) two managers designated by holders representing more than 50% of the AON common units and (b) three managers designated by New AON. In addition, the amended and restated Business Combination Agreement provides that AON Unitholders may elect to receive, in lieu of any number of shares of New AON Class B common stock to which the holder would otherwise be entitled, warrants to acquire such number of shares of New AON Class B common stock (“Class B Prefunded Warrant”), by submitting an election in accordance with the procedures set forth in amended and restated Business Combination Agreement. In connection with entering into the amended and restated Business Combination Agreement, AON and DTOC also revised the form of Amended and Restated AON LLC Agreement. The revised form of Amended and Restated AON LLC Agreement includes, among other revisions, certain additions and modifications in order to reflect the changes in the AON Board of Managers following the completion of the Business Combination (as described above). On January 6, 2023, DTOC, AON and the Sponsor amended and restated the Sponsor Support Agreement to amend certain vesting conditions on the Sponsor Earnout Shares. On February 9, 2023, DTOC filed a definitive proxy statement with the SEC soliciting the approval of its stockholders for, among other things, a proposal (the “Extension Amendment Proposal”) to extend the date by which DTOC has to consummate a business combination (the “Combination Period”) from March 12, 2023 to June 30, 2023, and to give the Sponsor the option to further extend the Combination Period beyond June 30, 2023 up to three (3) times for an additional one (1) month each time to September 30, 2023 (collectively, the “Extension Options”).

At the March Special Meeting, DTOC’s stockholders approved the Extension Amendment Proposal (the “Extension Amendment”). In connection with the approval of Extension Amendment Proposal, the Sponsor and DTOC’s Chief Financial Officer converted all of their respective Founder Shares into an aggregate of 8,262,500 shares of DTOC Class A common stock. Following conversion, such shares will vote together with the Public Shares on the Business Combination; however, as such shares were not issued as part of the IPO, such shares are not entitled to any funds held in the Trust Account, including any interest thereon. In connection with the votes to approve the proposals at the March Special Meeting, the holders of 31,502,931 shares of common stock of DTOC properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.19 per share, for an aggregate redemption amount of approximately $321.2 million, leaving approximately $18.8 million in the Trust Account, not including the $150,000 deposited into the Trust Account by the Sponsor in exchange for a promissory note issued by DTOC.

On April 27, 2023, DTOC and AON further amended and restated the Business Combination Agreement to provide that DTOC will commence, and use its commercially reasonable efforts to consummate as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, an offer to employees of AON to exchange, at the election of each such employee, each outstanding AON Class B-1 unit held by such employee for a number of newly issued shares of New AON Class A common stock equal to the applicable Per Company Unit Exchange Ratio.

Recommendation of the DTOC Board and Reasons for the Business Combination

At a special meeting held on September 28, 2022, the DTOC Board unanimously (i) determined that the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement are fair to and in the best interests of DTOC’s stockholders, (ii) approved the transactions contemplated by the Business Combination Agreement, (iii) resolved to recommend to the stockholders of DTOC the approval of each of the Transaction Proposals, and (iv) determined that the fair market value of AON is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date of the Business Combination Agreement. In evaluating the Business Combination and making these determinations and this recommendation, the DTOC Board consulted with DTOC’s management and advisors and considered a number of factors. This explanation of the DTOC Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The DTOC Board and management considered the general criteria and guidelines that DTOC believed would be important in evaluating prospective target businesses as described in the prospectus for the Initial Public Offering. The DTOC Board also considered that they could enter into a business combination with a target business that did not meet those criteria and guidelines. In the prospectus for the Initial Public Offering, DTOC stated that it intended to focus its investment efforts on the healthcare industry and to seek to acquire or one or more businesses that possessed the following characteristics:

●	Technology-first Business Model. The target business has a strong technology foundation that will enable continued scaling as technology is leveraged to serve customers in a manner that is superior to the status quo.
●	Compelling Customer Value Proposition. The target business has a customer-centric focus reflected in a strong NPS and customer loyalty, which creates a sustainable competitive advantage.
●	Strong Competitive Position. The target business uses scale, brand, and technology to differentiate its offering vis-à-vis competitors.
●	Favorable Industry Tailwinds. The target business is supported by long-term consumer — and industry-specific tailwinds and focused on sectors with resilient or growing demand characteristics.
●	Attractive and Repeatable Unit Economics. The target business has unit economics that are attractive and can be scaled without a material decline in return on growth investments.
●	Entrepreneurial Management Team. The management team of the target business is entrepreneurial, data-driven, and committed to the long-term growth of the business.

In considering the Business Combination, the DTOC Board determined that the Business Combination was an attractive business opportunity that generally met these criteria and guidelines taken as a whole, although not weighted or in any order of significance.

In addition to the above, the DTOC Board considered a wide variety of additional factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the DTOC Board as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors.

●	AON and the Business Combination. The DTOC Board considered the following factors related to AON and the Business Combination:
●	AON’s Scaled Oncology Network with Strong Historical Growth Track Record. AON has grown significantly since it commenced operations in late 2018. Since 2019, AON has generated compounded annual revenue growth of more than 53% through December 31, 2022 and operates profitably. As of December 31, 2022, AON’s platform includes 106 physicians and 30 practices across 77 locations in 17 states.
●	AON’s “Patient First” Approach and Comprehensive Offering Ensures High Quality and Efficient Patient Service. In the view of the DTOC Board, AON’s platform provides oncology practices with comprehensive support, access to revenue-diversifying adjacent services, and practice management expertise that empower physicians to provide better cancer care to patients and to do so more efficiently. Among other things, AON helps physicians focus on patient care by providing access to care-enhancing patient services (such as a centralized specialty pharmacy, diagnostics, pathology, as well as a fully integrated technology platform anchored by an oncology-specific electronic medical record system), a care management team and a variety of financial assistance programs.

●	AON’s Opportunities for Future Growth. The DTOC Board believes that AON is well-positioned to continue its growth due to, among other factors:
●	a segmented and growing oncology industry with oncology medicine spend forecasted to grow at a 12% long-term CAGR, according to BCC Research (available at https:// www.bccresearch.com/market-research/pharmaceuticals/oncology-pharmaceuticalsmarket.html);
●	the ability to support the growth of AON’s physician partners through scaling ancillary services, such as clinical trials and dispensing of over 96% of oral oncolytics through AON’s specialty pharmacy, and introducing new service offerings;
●	expanding AON’s existing service offering to address the broader oncology market; and
●	growing the number of physician partners within AON’s network through both organic growth at existing practices as well as adding new practices.
●	The DTOC Board also considered the following factors relating to AON’s outlook, financial planning and capitalization
●	AON’s growth at 70% CAGR between 2019 and 2021 and positive EBITDA in the second quarter of 2022, suggesting future earnings growth from operating leverage;
●	AON’s ability to accelerate inorganic growth with additional capital through a more aggressive approach to M&A; and
●	Moderate amount of net leverage in existing capitalization structure, presenting a lower risk profile for future common equityholders.
●	Entrepreneurial and Experienced Management Team and Board. AON’s executive leadership team, which will continue to serve in their current roles following the Closing, brings deep sector experience and expertise in oncology. Todd Schonherz, AON’s Chief Executive Officer, previously served for ten years as COO of Florida Cancer Specialists and Research Institute, a leader in medical oncology and hematology, and prior to that role, worked for twelve years with US Oncology as Senior Vice President and Chief Information Officer and David Gould, AON’s CFO, previously worked for five years at Apollo MD, a physician and APC operated multispecialty practice partnering with top hospitals, teaching facilities and health systems across the country. For additional information regarding AON’s executive officers, see the section entitled “Management of AON Following the Business Combination Executive Officers.”
●	Alternative Transactions. The DTOC Board determined, after a thorough review of other business combination opportunities reasonably available to DTOC, that the proposed Business Combination represents the best potential business combination for DTOC based upon its evaluation and assessment of numerous other potential acquisition targets (including over 100 potential targets, of which DTOC submitted non-binding letters of interest to ten potential targets). For additional information regarding DTOC’s evaluation of alternative business combination opportunities, see the section entitled “Background of the Business Combination.”
●	Continued Ownership by Existing AON Investors. The DTOC Board considered that the AON equityholders would continue to retain their economic interest in AON following the Closing. The DTOC Board considered this as a sign of confidence by AON equityholders in AON following the Business Combination and the benefits expected to be realized as a result of the Business Combination.
●	DTOC Board Representation. The DTOC Board also considered that following the Closing, DTOC will have the ability to appoint up to two members to the combined company board, and therefore will continue to have the ability to support AON’s management team and provide strategic guidance on a go-forward basis.

Further, most of the proceeds to be delivered to the combined company in connection with the Business Combination (including the remaining proceeds from DTOC’s trust account after giving effect to any redemptions of Public Shares and from the PIPE Investment), are expected to remain on the balance sheet of the combined company after Closing in order to fund AON’s existing operations and support new and existing growth initiatives. More than a majority of the AON equityholders have also approved the entry by AON into the Business Combination Agreement.

Financial Analysis

In addition to the factors described above, the DTOC Board also reviewed financial analyses about AON prepared by representatives of DTOC before approving the Business Combination. Given the experience of members of the DTOC Board and management, the DTOC Board did not conclude it was necessary to obtain a third-party valuation, and did not receive any valuation report or opinion from a third-party in connection with the Business Combination.

Instead, the DTOC Board relied on, among other things, DTOC’s management team’s due diligence on AON’s business operations and the collective experience of DTOC’s management team in public markets transactions in constructing and evaluating financial models and conducting valuations of businesses. In particular, DTOC’s management team conducted a due diligence review of AON that included an analysis of AON’s existing business model, historical financial results, and details of the valuation of a growth equity raise in 2020 from AON’s existing investor base. DTOC’s management team conducted selected public company analysis (as described below). Based on those analyses and given the growth prospects of AON and other compelling aspects of the Business Combination, the DTOC Board and management team determined that the proposed $350 million enterprise value of AON reasonably reflected its fair market value. Based on such valuation analysis, the DTOC Board believed that the consideration being paid in the Business Combination, which is derived from an enterprise valuation of $350 million, is fair and reasonable to DTOC and its stockholders.

Selected Public Company Analysis

DTOC reviewed certain trading data for several selected public companies in various healthcare and related industries, including but not limited to, high-growth healthcare companies, oncology companies, physician groups, ambulatory infusion companies, and medical supply distributors.

In selecting the most analogous public companies, DTOC’s management team noted that AON’s business model is analogous to the selected comparable companies in a number of aspects, including: (i) differentiated service offerings within the healthcare industry, (ii) growth and margin profile, (iii) scale, and (iv) industry dynamics.

DTOC identified the following comparable companies in connection with its evaluation of a potential business combination with AON:

High-growth healthcare companies

●	Cano Health
●	Privia Health
●	LifeStance Health
●	Apollo Medical
●	CareMax

Oncology Companies

●	The Oncology Institute

Physician Groups

●	Surgery Partners
●	Pediatrix Medical Group

Ambulatory Infusion Companies

●	Option Care

Medical Supply Distributors

●	McKesson
●	AmerisourceBergen
●	Cardinal Health

Given AON’s growth profile, service offerings, and margin profile, DTOC focused on the trading multiples of the high growth healthcare companies and physician groups (and excluded oncology companies, ambulatory infusion companies, and medical supply distributors), which traded at approximately 26x median TEV/ 2022E EBITDA and approximately 13x median TEV/ 2022E EBITDA, respectively, as of August 10, 2022. DTOC used multiple EBITDA metrics to triangulate its valuation analysis, including (i) Q2 2022 Run Rate Adjusted EBITDA of $38 million and (ii) H1 2022 Run Rate Adjusted EBITDA of $15 million. Based on the trading company multiples range of approximately 13x to 26x median TEV/ 2022E EBITDA and DTOC’s analysis of multiple measures of Adjusted EBITDA, DTOC arrived at a valuation of $350 million which represents multiples of TEV / 2022E EBITDA and the range of (i) 9.2x Q2 2022 Run Rate Adjusted EBITDA and (ii) 23.3x H1 2022 Run Rate Adjusted EBITDA. DTOC believes that Q2 2022 Run Rate Adjusted EBITDA was the most appropriate measurement for profitability given that Q1 2022 included significant investment into the AON’s corporate overhead in anticipation of future growth. The implied multiple of 9.2x represents a discount of 65% relative to high-growth healthcare companies and 29% relative to physician groups. The discount rate was supported by (i) the fact that AON is a smaller scale company with a shorter track record relative to the public companies analyzed; (ii) AON’s recent profitability was suppressed due to significant investments in corporate overhead; (iii) the fact that such discount provides attractive opportunity for investors relative to existing peers; (iv) precedent discounts in SPAC business combinations; and (v) execution risks of M&A.

●	Results of Due Diligence. The DTOC Board considered the broad scope of the financial, commercial, regulatory and legal due diligence investigation conducted by DTOC’s management and outside advisors and evaluated the results thereof and information available to it related to AON, including:
●	extensive meetings and calls with the management teams of AON regarding its business operations, technological capabilities and the proposed transaction;
●	research on the healthcare and technology industry, including historical and projected growth trends, pricing, competitive landscape, and customer perceptions, among other topics; and
●	review of materials related to AON and its businesses made available by AON, including financial statements, corporate documents, material contracts, benefit plans, employee compensation and labor matters, intellectual property matters, information technology, privacy and personal data, litigation information, and other regulatory and compliance matters and other legal and business diligence. For more information, please see the section entitled “Background of the Business Combination.”
●	Terms of the Business Combination Agreement. The DTOC Board reviewed and considered the terms of the Business Combination Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. Of note, the DTOC Board considered that, in the event the Business Combination Agreement is terminated in connection with AON’s entry into a definitive agreement with another party providing for an alternative business combination transaction, AON would be required to pay to the Sponsor a termination fee of $18 million no later than the earlier of (i) the date that is six months following the termination of the Business Combination Agreement and (ii) the date on which the alternative transaction is consummated. See “— Conditions to the Business Combination” and “— Termination Rights” for detailed descriptions of the terms and conditions of these agreements. The DTOC Board also considered the financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between DTOC and AON.

The DTOC Board also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

●	Potential Inability to Complete the Business Combination. The DTOC Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to DTOC if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. It considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for stockholder approval). The Business Combination Agreement and the Sponsor Support Agreement each also include exclusivity provisions that prohibit DTOC, the Sponsor and certain of their respective affiliates from soliciting other business combination proposals on behalf of DTOC, which restricts DTOC’s ability to consider other potential business combinations until the earlier of the termination of the Business Combination Agreement or the consummation of the Business Combination.

In addition, the DTOC Board considered the risk that the current public stockholders of DTOC would redeem their Public Shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash that will released from the Trust Account to AON following the consummation of the Business Combination. The consummation of the Business Combination is conditioned upon satisfaction of the Minimum Cash Condition, which is for the sole benefit of AON. As of October 5, 2022, without giving effect to any future redemptions that may occur, the Trust Account had approximately $333.5 million in cash, invested in U.S. government securities. Further, the DTOC Board considered the risk that current public stockholders would exercise their redemption rights is mitigated because AON will be acquired at an attractive aggregate purchase price.

●	AON’s Business Risks. The DTOC Board considered that DTOC stockholders that retain their Public Shares will be subject to the execution risks and other risks associated with AON’s business, which are different from the risks related to holding public shares of DTOC prior to the Closing. There are various risks associated with successful implementation of AON’s long-term business plan and strategy and AON recognizing the anticipated benefits of the Business Combination on the timeline expected or at all, which could be affected by, among other things, competition, the ability of the combined companies to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees. The DTOC Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that DTOC stockholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors.”
●	Post-Business Combination Corporate Governance. The DTOC Board considered the corporate governance provisions of the Business Combination Agreement and the proposed organizational documents of the combined companies and the effect of those provisions on the governance of the combined companies following the Closing.
●	Given that the AON equityholders will collectively own a majority voting interest in DTOC upon completion of the Business Combination, the AON equityholders may be able to elect future directors and make other decisions without the consent or approval of any of DTOC’s current stockholders, directors or management team. See “Proposal No. 3 — The Charter Amendment Proposal” for detailed discussions of the terms and conditions of the proposed organizational documents of the combined companies.
●	Limitations of Review. The DTOC Board considered that it was not obtaining an opinion from any independent investment banking or accounting firm that the price DTOC is paying to acquire AON is fair to AON or its members from a financial point of view. In addition, the DTOC senior management and DTOC’s outside counsel reviewed only certain materials in connection with their due diligence review of AON. Accordingly, the DTOC Board considered that DTOC may not have properly valued such business.

●	No Survival of Remedies for Breach of Representations, Warranties or Covenants of AON. The DTOC Board considered that the terms of the Business Combination Agreement provide that DTOC will not have any surviving remedies against AON or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of AON representations, warranties or covenants set forth in the Business Combination Agreement. As a result, DTOC stockholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of AON prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The DTOC Board determined that this structure was appropriate and customary in light of the DTOC that several similar transactions include similar terms and the AON equityholders will continue to retain majority economic and voting interests in the combined companies following the Closing.
●	Litigation. The DTOC Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.
●	Fees and Expenses. The DTOC Board considered the fees and expenses associated with completing the Business Combination. The DTOC Board also considered fees and expenses that could be payable in the event the Business Combination is not consummated, including the obligation of DTOC to reimburse AON for all reasonable, documented, out-of-pocket legal and accounting expenses incurred by AON and its affiliates in connection with the Business Combination and related transactions in the event the Business Combination Agreement is terminated in specified circumstances. See “— Termination Rights — Expense Reimbursement” above for additional detail.
●	Diversion of Management. The DTOC Board considered the potential for diversion of AON management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on AON’s businesses.

In addition to considering the factors described above, the DTOC Board also considered that:

●	Interests of DTOC’s Directors and Executive Officers. DTOC’s directors and executive officers may have interests in the Business Combination, as individuals, that are in addition to, and may be different from, the interests of DTOC’s stockholders, including the fact that a significant portion of the equity interests in DTOC held directly or indirectly by DTOC’s directors and executive officers will only have value if a business combination is completed, all as further described in the section entitled “Business Combination Proposal Interests of DTOC’s Directors and Executive Officers in the Business Combination.” However, DTOC’s Board concluded that the potentially disparate interests would be mitigated because these interests were disclosed in the prospectus for DTOC’s initial public offering and are included in this proxy statement/prospectus and the value of the equity interests in DTOC held by DTOC’s directors and executive officers may fluctuate based on the future performance of AON following the Closing. See “— Interests of DTOC Directors and Officers and Others in the Business Combination” for further information about the interests of the DTOC directors in the Business Combination.

Based on its review of the foregoing considerations, the DTOC Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects DTOC stockholders will receive as a result of the Business Combination. The DTOC Board acknowledged that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The DTOC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The officers and directors of DTOC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination. In analyzing the Business Combination, the DTOC Board and management conducted due diligence on AON and researched the industry in which AON operates and concluded that the Business Combination was in the best interest of DTOC’s stockholders. In reaching this conclusion, the DTOC Board considered a number of factors and a broad range of information, including publicly available information and information provided by AON and the factors outlined above. The DTOC Board believes that it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. Accordingly, investors will be relying on the judgment of the DTOC Board, as described above, in valuing AON’s business and assuming the risk that the DTOC Board may not have properly valued such business.

The preceding discussion of the information and factors considered by the DTOC Board is not intended to be exhaustive but includes the material factors considered by the DTOC Board. In view of the complexity and wide variety of factors considered by the DTOC Board in connection with its evaluation of the Business Combination, the DTOC Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual directors may have given different weight to different factors. The DTOC Board considered this information as a whole and ultimately considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of reasons for the DTOC Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and therefore subject to a number of risks and uncertainties and should be read in light of the factors discussed under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Satisfaction of 80% Test

The Nasdaq listing rules require that DTOC’s Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (excluding deferred underwriting commissions and taxes payable on the interest earned on the trust account). DTOC’s board of directors determined that this test was met in connection with the proposed Business Combination. For more information about the valuation of AON implied by the terms of the Business Combination, please see “— Background of the Business Combination.”

Interests of DTOC Directors and Officers and Others in the Business Combination

In considering the recommendation of the DTOC Board to vote in favor of approval of the Business Combination Proposal, the Listing Proposal, the Charter Amendment Proposal and the other Proposals, DTOC stockholders should keep in mind that certain members of the board of directors and executive officers of DTOC and the Sponsor have interests in such proposals that may be different from, or in addition to, those of DTOC stockholders generally. In particular:

●	If the Business Combination with AON or another business combination is not consummated by June 30, 2023 (or September 30, 2023 if all Extension Options are exercised), DTOC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the DTOC Board, dissolving and liquidating. In such event, the 8,112,500 Founder Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.003 per share prior to the IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $[—] based upon the closing price of $[—] per share on Nasdaq on [—], the DTOC record date.
●	The Sponsor, which is affiliated with Kevin Nazemi, the Chairman and Chief Executive Officer of DTOC, purchased an aggregate of 6,113,333 private warrants from DTOC for an aggregate purchase price of approximately $9.2 million (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Initial Public Offering. All of the proceeds DTOC received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $[—] million based upon the closing price of $[—] per warrant on Nasdaq on [—], the DTOC record date. The private warrants will become worthless if DTOC does not consummate a business combination by June 30, 2023 (or September 30, 2023 if all Extension Options are exercised).
●	In certain circumstances in which the Business Combination Agreement is terminated (as further described in the section of this proxy statement/prospectus entitled “Related Agreements”), the Sponsor may be required to reimburse AON for all reasonable, documented, out-of-pocket legal and accounting expenses incurred by AON and its affiliates in connection with the Business Combination and related transactions.
●	If the Business Combination Agreement is terminated due to AON’s entry into an alternative transaction, AON is required to pay the Sponsor a termination fee of $18 million no later than the earlier of (i) the date that is 6 months following the termination and (ii) the date on which the alternative transaction is consummated.
●	As further described above in the section of this proxy statement/prospectus entitled “Extension Proposal”, the Sponsor provide DTOC a loan in an amount of $150,000 to fund a deposit to the trust account for purposes of obtaining approval of the Extension Proposal.

●	The Sponsor and DTOC’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on DTOC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if DTOC fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, DTOC may not be able to reimburse these expenses if the Business Combination with AON or another business combination is not completed by June 30, 2023 (or September 30, 2023 if all Extension Options are exercised). As of date of this proxy statement/prospectus, the total amount of out-of-pocket expenses incurred by DTOC’s officers and directors is less than $1,500.
●	The Business Combination Agreement provides for the continued indemnification of DTOC’s current directors and officers and the continuation of directors and officers liability insurance covering DTOC’s current directors and officers.
●	The Sponsor and DTOC’s officers and directors (or their affiliates) may make loans from time to time to DTOC to fund certain capital requirements. As of the date of this proxy statement/prospectus, $150,000 in the form of a promissory note in favor of the Sponsor is outstanding, and further loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to DTOC outside of the trust account.
●	Subject to limited exceptions, the Sponsor and Mr. Nazemi will not be permitted to transfer their shares of New AON common stock for 12 months following the Closing.
●	Following the Closing and for five years thereafter, the Sponsor has agreed to subject 35% of the shares of New AON common stock held by it as of the Closing to certain vesting and forfeiture provisions.
●	Pursuant to the Amended and Restated Registration Rights Agreement, certain parties, including the Sponsor and directors and officers of DTOC, will have registration rights, such as demand and piggy-back rights with respect to the shares of New AON common stock (subject to cooperation, cut-back provisions and suspension periods).
●	[ ] are each expected to become members of the New AON Board upon consummation of the Business Combination. As such, in the future, each of the aforementioned may receive cash fees, stock options, stock awards or other remuneration that the New AON Board determines to pay them and any applicable compensation as described under the section titled “Management of New AON After the Business Combination”.
●	The Sponsor and Mr. Nazemi have each waived the anti-dilution adjustments set forth in DTOC’s organizational documents, or any other anti-dilution or similar adjustment rights to which they may otherwise be entitled related to or arising from the Business Combination.
●	The Sponsor and the Insiders agreed at the time of DTOC’s IPO not to redeem any DTOC securities held by them in connection with a stockholder vote to approve the Business Combination and are obligated to vote in favor of the Business Combination. Neither the Sponsor nor the Insiders received any compensation for agreeing to not seek redemption or vote in favor of the Business Combination.
●	Our Sponsor has made an investment for the Founder Shares at an average price per share of approximately $0.003 prior to the consummation of the IPO. As a result, even if the trading price of the New AON Class A common stock significantly declines, the value of the Founder Shares held by the Sponsor will be significantly greater than the amount the Sponsor paid to purchase such shares. Given the differential in the purchase price that the Sponsor paid for the Founder Shares and the purchase price that the Sponsor paid for the private placement warrants as compared to the price of the public shares and public warrants and the substantial number of New AON Class A common stock that the holders of the Founder Shares will receive upon conversion of the Founder Shares and the private placement warrants, the Sponsor and other Initial Stockholders can earn a positive return on their investment, even if other DTOC stockholders have a negative return on their investment in New AON.
●	DTOC’s Existing Charter includes a limited waiver of the corporate opportunity doctrine, and any other analogous doctrine, that would otherwise apply to directors and officers of DTOC unless a corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of DTOC and such opportunity is one DTOC is legally and contractually permitted to undertake and would otherwise be reasonable for DTOC to pursue. The potential conflict of interest relating to the limited waiver of the corporate opportunities doctrine in DTOC’s Existing Charter did not impact DTOC’s search for an acquisition target and DTOC was not prevented from reviewing any opportunities as a result of such waiver.

Subject to Rule 14e-5 of the Exchange Act, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding DTOC or its securities, the Sponsor, DTOC’s officers and directors, AON or AON stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of DTOC common stock or vote their shares in favor of the business combination proposal. In such transactions, the purchase price for the DTOC Class A common stock will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the DTOC Class A common stock they acquire in such transactions, and any such DTOC Class A common stock would not be voted in connection with the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares entitled to vote at the special meeting to approve the business combination proposal vote in its favor and that DTOC has in excess of the required dollar amount to consummate the Business Combination under the Business Combination Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the DTOC Initial Stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on DTOC common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and the other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that DTOC will have in excess of the required amount of cash available to consummate the Business Combination as described above.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into. DTOC will file a Current Report on Form 8-K prior to the special meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of DTOC Class A common stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market, or the nature of the sellers; and (v) the number of shares DTOC Class A common stock for which DTOC has received redemption requests.

REGULATORY APPROVALS REQUIRED FOR THE BUSINESS COMBINATION

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following filings by DTOC and AON of the required Notification and Report Forms with the Antitrust Division and the FTC. On October 21, 2022, DTOC and AON filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC. The waiting period expired at 11:59 p.m. Eastern Time on November 21, 2022.

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. DTOC cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, DTOC cannot assure you as to its result.

Neither DTOC nor AON is aware of any material regulatory approvals or actions required by regulatory authorities for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions is required, such approvals or actions will be sought. There can be no assurance, however, that any approvals or actions, including any such additional approvals or actions, will be obtained.

ACCOUNTING TREATMENT

We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, DTOC is expected to be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on AON’s directors will represent a majority of the board seats for New AON’s board of directors, AON senior management comprising substantially all of the senior management of the post-combination company, the relative size of AON compared to DTOC, and AON’s operations comprising the ongoing operations of the post-combination company. Accordingly, the Business Combination is expected to be reflected as the equivalent of DTOC issuing stock for the net assets of AON, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of AON.

RELATED AGREEMENTS

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. Each of the Sponsor Support Agreement, the proposed form of Amended and Restated Registration Rights Agreement and the Amended and Restated AON LLC Agreement are attached hereto as Annex B, Annex C, and Annex D respectively. You are urged to read such agreements in their entirety prior to voting on the Proposals presented at the Special Meeting.

Sponsor Support Agreement

Contemporaneously with the execution and delivery of the Business Combination Agreement, DTOC and AON entered into the Sponsor Support Agreement with the Supporting Sponsor Shareholders pursuant to which the Supporting Sponsor Shareholders have agreed to (a) vote in favor of, and take all actions necessary to consummate, the Business Combination, (b) not to transfer any shares of DTOC Class A common stock held by it until the twelve month anniversary of the Closing (the “Sponsor Lock-Up Period”). (c) waive and not otherwise perfect any anti-dilution or similar protections with respect to any DTOC common stock held by such Stockholder in connection with the consummation of the Business Combination, and (d) not to redeem, or submit a request to redeem, any DTOC common stock held by such Stockholder.

In addition, under the Sponsor Support Agreement, the Sponsor has agreed to subject 35% of the shares of New AON common stock held by it as of the Closing (the “Sponsor Earnout Shares”) to the following vesting and forfeiture provisions for the five-year period following the Closing.

●	the Sponsor Earnout Shares will vest when the volume-weighted average price of the New AON Class A common stock equals or exceeds $13.50 per share for any 20 trading days within any 30 trading day period beginning after the Closing and ending 5 years following the Closing;
●	the Sponsor Earnout Shares will be released immediately upon the consummation of a change of control transaction within the 5-year period following the Closing; and
●	if the Sponsor Earnout Shares are not released pursuant to the foregoing provisions on or before the date that is 5 years after the Closing, then the Sponsor Earnout Shares will be forfeited immediately following such date.

The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the expiration of the Sponsor Lock-Up Period, (ii) the termination of the Business Combination Agreement in accordance with its terms and (iii) the written agreement of DTOC, the Sponsor and AON.

Amended and Restated Registration Rights Agreement

In connection with the Closing, New AON, the Sponsor and certain key stockholders of New AON will enter into the Amended and Restated Registration Rights Agreement pursuant to which, among other things, New AON will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New AON Class A common stock and other equity securities of New AON that are held by the parties thereto from time to time.

New AON is required to submit to or file with the SEC within thirty calendar days following the Closing, and to use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable thereafter, a shelf registration statement on Form S-1 covering the resale of all the initial registrable securities (determined as of two business days prior to such submission or filing) on a delayed or continuous basis. In addition, New AON is required to submit to or file with the SEC within ninety calendar days following the Closing, and to use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable thereafter, a registration statement on an appropriate form covering the issuance and resale of additional registrable securities on a delayed or continuous basis.

Following the expiration of the Sponsor Lock-Up Period and the AON Lock-Up Period (as defined below), as applicable, at any time and from time to time when an effective shelf registration statement is on file with the SEC, any holder of registrable securities or the Sponsor may make demand requests for underwritten shelf takedowns with a minimum total offering price that must be reasonably expected to exceed, in the aggregate, $25 million. The Sponsor, on the one hand, and the other holders collectively, on the other hand, may not demand more than (i) two such underwritten shelf takedowns within any twelve-month period or (ii) five underwritten shelf takedowns in the aggregate, in each case subject to certain limitations set forth in the Amended and Restated Registration Rights Agreement. The Amended and Restated Registration Rights Agreement also provides customary “piggyback” registration rights. The Amended and Restated Registration Rights Agreement provides that New AON will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

The Amended and Restated Registration Rights Agreement amends and restates the registration and stockholder rights agreement that was entered into by DTOC, the Sponsor and the other parties thereto in connection with DTOC’s IPO. The Amended and Restated Registration Rights Agreement will terminate on the earlier of (i) the tenth anniversary of the date of the Amended and Restated Registration Rights Agreement and (ii) with respect to the Sponsor or any holder of registrable securities party thereto, the date that such person no longer holds any registrable securities.

Amended and Restated AON LLC Agreement

Following the closing of the Business Combination, New AON will operate its business through AON. At the Closing, New AON and the AON equityholders will enter into the Amended and Restated AON LLC Agreement. The operations of AON, and the rights and obligations of the AON equityholders, will be set forth in the Amended and Restated AON LLC Agreement.

Management of AON

Under the Amended and Restated AON LLC Agreement, AON will be managed by a board of managers consisting of (a) two managers designated by holders of common units representing more than 50% of the total common units entitled to vote and (b) three managers designated by New AON. Except as otherwise specifically required under the Amended and Restated AON LLC Agreement, the AON board of managers will manage and control all business activities and operations of AON and control the day-to-day management of the business of AON and its subsidiaries.

AON Exchange Rights

Following the earlier of (a) the date that is the six month anniversary of the Closing and (b) the date after the Closing on which New AON consummates a change of control transaction that results in all of New AON’s stockholders having the right to exchange their Class A common stock for cash securities or other property (the period commencing on the Closing and expiring on such date, the “AON Lock-Up Period”), AON equityholders (other than New AON) will have the right to require AON to redeem all or a portion of their common units, together with the cancellation of an equal number of shares of New AON Class B common stock (or the partial or full cancellation of a Class B Prefunded Warrant, as applicable), for (i) an equal number of shares of New AON Class A common stock, provided however that, a holder of common units may not exchange their common units for New AON Class A common stock that would result in such holder owning more than 4.99% of the outstanding New AON Class A common stock immediately after such redemption (the “Beneficial Ownership Limitation”) and no more than 4.99% of the voting power of New AON when combined with any securities of New AON or any securities convertible into New AON; provided however, that upon notice to the New AON, the holder may increase or decrease the Beneficial Ownership Limitation, provided that any increase or decrease in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such change from the holder to New AON or (ii) at New AON’s election and solely in connection with New AON’s completion of a substantially concurrent public offering or private sale of shares of New AON Class A common stock within ten business days of the delivery of a redemption notice to AON, a corresponding amount of cash, in each case contributed to AON by New AON. In lieu of a redemption, New AON may elect to effect a direct exchange of cash or shares of New AON Class A common stock for common units (rather than contributing the share or cash amounts, as applicable, to AON for purposes of AON redeeming the redeemed units from the redeeming equityholder). As the AON equityholders cause their common units to be redeemed or exchanged, holding other assumptions constant, New AON’s membership interest in AON will correspondingly increase, the number of shares of New AON Class A common stock outstanding will increase, and the number of shares of New AON Class B common stock (whether held directly or indirectly through Class B Prefunded Warrants) will decrease.

Distributions and Allocations

Under the Amended and Restated AON LLC Agreement, subject to the obligations of AON to make tax distributions and to reimburse New AON for its corporate and other overhead expenses, the AON board of managers will have the right to determine when distributions will be made to the AON unitholders and the amount of any such distributions. Following completion of the Business Combination, if AON authorizes a distribution, such distribution will be made to the AON unitholders on a pro rata basis in accordance with their respective percentage ownership of AON common units.

The AON unitholders, including New AON, will generally incur U.S. federal, state and local income taxes on their share of any net taxable income of AON. Net income and losses of AON generally will be allocated to the AON unitholders on a pro rata basis in accordance with their respective percentage ownership of common units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss, or deduction be allocated disproportionately in certain circumstances. To the extent the funds of AON are legally available for distribution, and subject to any restrictions contained in any credit agreement to which AON or its subsidiaries is bound, the Amended and Restated AON LLC Agreement will require AON to make pro rata cash distributions to the AON unitholders, including New AON, in an amount generally intended to allow the AON unitholders to satisfy their respective income tax liabilities with respect to their allocable share of the income of AON, based on certain assumptions and conventions and increased to the extent necessary, if any, to ensure that the amount distributed to New AON is sufficient to enable New AON to pay its actual tax liabilities. In addition, the Amended and Restated AON LLC Agreement will require AON to reimburse New AON for its corporate and other overhead expenses.

Issuance of Equity

The Amended and Restated AON LLC Agreement will provide that, except in certain specified circumstances, at any time New AON issues a share of New AON Class A common stock or any other equity security, the net proceeds received by New AON with respect to such issuance, if any, shall be concurrently contributed to AON, and AON shall issue to New AON one AON common unit or other economically equivalent equity interest. Conversely, if at any time, any shares of New AON Class A common stock are redeemed, repurchased or otherwise acquired, AON shall redeem, repurchase or otherwise acquire an equal number of AON common units held by New AON, upon the same terms and for the same price, as the shares of New AON Class A common stock redeemed, repurchased or otherwise acquired.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the Business Combination for (i) holders of shares of DTOC Class B common stock that hold New AON Class A common stock following the adoption of the Proposed Charter in connection with the Business Combination and (ii) holders of DTOC Class A common stock that elect to have their shares of DTOC Class A common stock redeemed for cash as described in the section titled “Special Meeting of DTOC Stockholders — Redemption Rights and Procedures”. This discussion applies only to DTOC Class B common stock or DTOC Class A common stock, as the case may be, that are held as capital assets for U.S. federal income tax purposes and only to holders of DTOC Class B common stock or holders of DTOC Class A common stock. This discussion does not address any tax treatment of other transactions occurring in connection with the Business Combination.

Based on, and subject to, the assumptions, qualifications and limitations set forth in the opinion included as Exhibit 8.1 hereto, the statements set forth in the following discussion, to the extent they constitute matters of U.S. federal income tax law or legal conclusions with respect thereto, represent the opinion of Paul Hastings LLP. This discussion is a summary only and does not describe all of the U.S. federal income tax consequences that may be relevant to holders of DTOC Class B common stock or holders of DTOC Class A common stock in light of their particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to holders of DTOC Class B common stock or holders of DTOC Class A common stock subject to special rules that apply to certain types of investors, including but not limited to:

●	our sponsor, founders, officers or directors;
●	financial institutions or financial services entities;
●	broker-dealers;
●	governments or agencies or instrumentalities thereof;
●	regulated investment companies;
●	real estate investment trusts;
●	former citizens or former long-term residents of the U.S.;
●	insurance companies;
●	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;
●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;
●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
●	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and
●	tax-exempt entities.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of DTOC Class B common stock or DTOC Class A common stock, the U.S. federal income tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partner and the partnership. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding shares of

DTOC Class B common stock or DTOC Class A common stock to consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. Holders of DTOC Class B common stock or holders of DTOC Class A common stock are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state or local or non-U.S. jurisdiction or under any applicable income tax treaty.

As used herein, the term “U.S. holder” means a beneficial owner of shares of DTOC Class B common stock or DTOC Class A common stock, as applicable, who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;
●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the U.S., any state thereof or the District of Columbia;
●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust, if (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

The term “Non-U.S. holder” means a beneficial owner of shares of DTOC Class B common stock or DTOC Class A common stock, as applicable, who or that is, for U.S. federal income tax purposes:

●	A non-resident alien individual:
●	A foreign corporation; or
●	An estate or trust that is not a U.S. holder;

But, absent applicable treaty relief, Non-U.S. holder does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition.

Holders of DTOC Class B common stock or holders of DTOC Class A common stock who are such individuals should consult their tax advisors regarding the U.S. federal income tax consequences of the conversion of their shares of DTOC Class B common stock into shares of New AON Class A common stock or the redemption of their shares of DTOC Class A common stock, as the case may be.

U.S. Federal Income Tax Considerations of the Adoption of the Proposed Charter for the Holders of DTOC Class B Common Stock

Holders of DTOC Class B common stock should not recognize any income, gain or loss under U.S. federal income tax laws as a result of the adoption of the Proposed Charter in connection with the Business Combination. Such holder should have the same basis in its New AON Class A common stock after the adoption of the Proposed Charter as that holder has in the corresponding DTOC Class B common stock immediately prior to the adoption of the Proposed Charter and such holder’s holding period in the New AON

Class A common stock should include the holder’s holding period in the corresponding DTOC Class B common stock. Although the matter is not entirely clear, these consequences to the holders assume, that the adoption of the Proposed Charter does not result in an exchange by the holders of DTOC Class B common stock for New AON Class A common stock for U.S. federal income tax purposes. If contrary to this characterization, the adoption of the Proposed Charter does result in an exchange, such exchange should be treated as a recapitalization for U.S. federal income tax purposes. The consequences to holders of a recapitalization could be different than those discussed above. Each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the adoption of the Proposed Charter in connection with the Business Combination.

The remainder of this discussion assumes that the adoption of the Proposed Charter will not result in an exchange for U.S. federal income tax purposes.

U.S. Federal Income Tax Considerations of the Redemption to the Holders of DTOC Class A Common Stock

U.S. Holders

Tax Characterization of Redemption

In the event that a U.S. holder’s shares of DTOC Class A common stock are redeemed pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “Special Meeting of DTOC Stockholders — Redemption Rights and Procedures,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the shares of DTOC Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of the shares of DTOC Class A common stock, the U.S. holder will be treated as described under “Certain Material U.S. Federal Income Tax Consequences — U.S. Holders — Gain or Loss on Redemption Treated as Sale of Shares of DTOC Class A common stock” below. If the redemption does not qualify as a sale of shares of DTOC Class A common stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “Certain Material U.S. Federal Income Tax Consequences — U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of owning Private Placement Warrants, Public Warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or PIPE Investment) relative to all of our shares outstanding both before and after the redemption. The redemption of a U.S. holder’s shares of DTOC Class A common stock will be treated as a sale of the shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only shares of our stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by the U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which should include shares of DTOC Class A common stock which could be acquired pursuant to the exercise of the Private Placement Warrants and Public Warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of shares of DTOC Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption (taking into account both redemptions by other holders of shares of DTOC Class A common stock and shares of our stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other shares of our stock. The redemption of shares of DTOC Class A common stock will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “Certain Material U.S. Federal Income Tax Consequences — U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed shares of DTOC Class A common stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as Sale of Shares of DTOC Class A Common Stock

If the redemption qualifies as a sale of shares of DTOC Class A common stock, a U.S. holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of DTOC Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its shares of DTOC Class A common stock should equal the U.S. holder’s purchase price allocated to such shares of DTOC Class A common stock, less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes. Any such capital gain or loss recognized with respect to a redemption should be long-term capital gain or loss if the U.S. holder held such shares of DTOC Class A common stock for more than one year. It is unclear, however, whether the redemption rights with respect to the shares of DTOC Class A common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the shares of DTOC Class A common stock is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any such capital gain or loss recognized with respect to a redemption would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution

If the redemption does not qualify as a sale of shares of DTOC Class A common stock, a U.S. holder will be treated as receiving a distribution of cash from us. Such distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of DTOC Class A common stock. Any remaining excess will be treated as gain realized on the sale of the shares of DTOC Class A common stock and will be treated as described under “Certain Material U.S. Federal Income Tax Consequences — U.S. Holders — Gain or Loss on Redemption Treated as Sale of Shares of DTOC Class A Common Stock” above.

Provided that certain holding period requirements are met, dividends we pay to a U.S. holder that is a corporation for U.S. federal income tax purposes should qualify for the dividends received deduction. Such dividends also may be subject to the “extraordinary dividends” provisions of the Code, which could cause a reduction in the tax basis of such corporate U.S. holder’s shares and cause such U.S. holder to recognize capital gain. Provided that certain holding period requirements are met, and with certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at preferential long-term capital gains rates. It is unclear whether the redemption rights with respect to the shares of DTOC Class A common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. U.S. holders should consult with their own tax advisors regarding its applicable holding period for these purposes.

Information Reporting and Backup Withholding

Payments received by a U.S. holder as a result of the redemption of shares of DTOC Class A common stock may be subject, under certain circumstances, to information reporting and, unless the U.S. holder is exempt, backup withholding. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Tax Characterization of Redemption

The U.S. federal income tax characterization of the redemption of a Non-U.S. holder’s shares of DTOC Class A common stock pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “Special Meeting of DTOC Stockholders — Redemption Rights and Procedures,” will correspond to the characterization of such a redemption of a U.S. holder’s shares of DTOC Class A common stock, as described under “Certain Material U.S. Federal Income Tax Consequences — U.S. Holders — Tax Characterization of Redemption” above. However, the consequences of such redemption to the Non-U.S. holder will differ from the consequences for U.S. holders, as described below. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s shares of DTOC Class A common stock, the withholding agent might treat the redemption as a distribution subject to withholding tax.

Gain on Redemption Treated as Sale of Shares of DTOC Class A Common Stock

If the redemption qualifies as a sale of shares of DTOC Class A common stock with respect to a Non-U.S. holder, such Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the redemption of its shares of DTOC Class A common stock, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder); or
●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period that the Non-U.S. holder held the shares of DTOC Class A common stock, and, in the case where DTOC Class A Common Stock is regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of the DTOC Class A Common Stock at any time within such period. There can be no assurance that DTOC Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder with respect to the redemption of shares of DTOC Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates and a U.S. withholding tax could apply. However, DTOC believes that it is not, and has not been at any time since its formation, a U.S. real property holding corporation.

Taxation of Redemption Treated as a Distribution

If the redemption does not qualify as a sale of shares of DTOC Class A common stock, a Non-U.S. holder will be treated as receiving a distribution of cash from us. The rules governing the determination of the extent to which such distribution will be treated as a dividend, return of capital, or gain realized on the sale of shares of DTOC Class A common stock will be the same as for U.S. holders of shares of DTOC

Class A common stock, as described in “Certain Material U.S. Federal Income Tax Consequences — U.S. Holders — Taxation of Redemption Treated as a Distribution” above.

In general, any distributions the Non-U.S. holder is treated as receiving from us, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Subject to the withholding requirements under Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder, collectively “FATCA,” and provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S., we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Because we do not expect to be able to determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, some or all of any amounts thus withheld may be refundable to the Non-U.S. holder if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of DTOC Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the shares of DTOC Class A common stock, which will be treated as described under “Certain Material U.S. Federal Income Tax Consequences — Non-U.S. Holders — Gain on Redemption Treated as Sale of Shares of DTOC Class A Common Stock” above.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S. (and are not attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder under an applicable treaty). Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Information Reporting and Backup Withholding

Any distributions paid to a Non-U.S. holder (including constructive distributions pursuant to a redemption of shares of DTOC Class A common stock) must be reported annually to the IRS and to the Non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. holder resides or is established. Any distributions paid to a Non-U.S. holder (including constructive distributions pursuant to a redemption of shares of DTOC Class A common stock) will not be subject to backup withholding if the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds of the sale or other disposition by a Non-U.S. holder of shares of DTOC Class A common stock effected by or through a U.S. office of a broker will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding should not apply to any payment of the proceeds from a sale or other disposition of shares of DTOC Class A common stock effected outside the U.S. by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. holder is not a U.S. person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Class A Common Stock effected outside the U.S. by such a broker if it has certain relationships within the U.S.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

FATCA imposes withholding of 30% on payments of dividends (including constructive dividends) on DTOC Class A Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities, unless various U.S. information reporting and due diligence requirements (relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that should not apply these withholding requirements to gross proceeds from sales or other disposition of DTOC Class A Common Stock. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Holders of DTOC Class A common stock contemplating exercise of their redemption rights should consult their tax advisors to determine the specific tax consequences to them of such a redemption, including the effect of any U.S. federal, state or local, non-U.S. or other tax laws.

DESCRIPTION OF CERTAIN AON INDEBTEDNESS

Description of PNC Line of Credit

On April 30, 2021, American Oncology Management Company, a wholly-owned subsidiary of AON, (the “Management Company”) entered into a Loan Agreement (as amended by the “First Amendment” and “Second Amendment” referred to below, the “Loan Agreement”) by and among the Management Company as borrower, AON, as parent guarantor, and PNC Bank, National Association, as lender (“PNC”). The Loan Agreement was subsequently amended by a First Amendment to Loan Agreement dated February 14, 2022 and a Second Amendment to Loan Agreement dated August 15, 2022.

The Loan Agreement evidences a senior, secured credit facility which provides the Management Company with access to a committed revolving credit facility in an amount up to $1 million (originally $5 million, and $10 million under the First Amendment), with a sub-limit of $2.5 million for letters of credit. Borrowings under the Loan Agreement may be used for working capital and general corporate purposes. The Loan Agreement matures on April 30, 2024. As of December 31, 2022, no amounts had been drawn on the Loan Agreement.

Interest on the revolving loans and letters of credit accrues at the Daily Bloomberg Short-Term Bank Yield Index Rate plus 165bps (or Base Rate plus 65 basis points). Applicable margin, issuance fees and other customary expenses are payable on outstanding letters of credit. As of December 31, 2022, no amount has been drawn under the letters of credit.

Affirmative covenants include delivery of quarterly financials within 45 days after quarter-end, annual audited financials within 120 days and a budget within 60 days of year-end; specific, as well as a requirement to comply with all applicable health care laws (including HIPAA). All cash management of the Borrower must be held at PNC.

Negative covenants include limits on indebtedness, and liens (with a general lien basket not to exceed $250,000), subject to certain exceptions. Mergers and asset sales are prohibited, except among the Management Company, AON and the subsidiary guarantors. Acquisitions are permitted so long as (i) no default or event of default exists or would exist and (ii) immediately after giving effect to the acquisition on a pro forma basis, the borrower is in compliance with the financial covenants including those which are set forth below. Certain additional deliveries are required for any acquisitions with a purchase price of $10 million or more. So long as there is no ongoing event of default, dividends and distributions are allowed in an aggregate amount not to exceed 50% of the aggregate net income of AON and its consolidated subsidiaries for the immediately preceding fiscal year.

Financial covenants include a leverage ratio (Total Funded Debt to EBITDA) for AON and its subsidiaries (including the Management Company) not to exceed 3.0:1.0, and a fixed charge coverage ratio, which, after giving effect to the First Amendment, of at least 1.15:1.0.

The Loan Agreement contains mostly customary events of default, though there is no grace period for late payment of interest, fees and expenses and the time periods to cure involuntary bankruptcy and judgment defaults are quite tight (30 days and 10 days, respectively). A Change of Control (as defined in the Loan Agreement, which constitutes another event of default) will occur, inter alia, if the physician-members of AON as of date of the Loan Agreement fail to own or control, directly or indirectly, 51% of the voting equity interests in AON. If an event of default occurs and is continuing, the Management Company may be required to immediately repay all amounts outstanding under the Loan Agreement and the Management Company commitments from PNC may be terminated.

The Management Company’s obligations under the loan documents are guaranteed by AON and subsidiary guarantors under a guaranty agreement dated April 30, 2021 (the “Guaranty Agreement”). The Management Company, AON and subsidiaries of the Management Company also pledge all of their assets under a security agreement dated April 30, 2021 (the “Security Agreement”); they pledge all their ownership interests in their subsidiaries under a pledge agreement as well.

Description of PNC Receivables Loan Facility

On April 30, 2021, the Management Company, in its individual capacity and as servicer, entered into a Receivables Financing Agreement (the “AON PNC Loan Facility”) with each of AON Receivables Maryland, LLC and AON Receivables, LLC (each a “Borrower”, and collectively, the “Borrowers”), the lenders and group agents party thereto, PNC, as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent.

Under the AON PNC Loan Facility, lenders are making revolving loans to the Borrowers, which loans are secured by all assets of the Borrowers, including, inter alia, the patient accounts receivables of the Borrowers, and related security. The Borrowers are jointly and severally liable for, and each Borrower unconditionally guarantees prompt payment of, all obligations under the AON Loan Facility, which matures on April 30, 2024.

Borrowings under the AON PNC Loan Facility are limited to an amount equal to the lesser of (a) the facility limit (which is $125 million as of the 4th amendment, dated April 18, 2022) and (b) a borrowing base As of December 31, 2022, $81.3 million was borrowed under the AON PNC Loan Facility. Interest accrues at either the Bloomberg Short-Term Bank Yield Index rate (the “BSBY Rate”), the Daily BSBY Floating Rate option or a Base Rate option. An additional 2.5% in interest is charged upon certain events of default.

Reporting requirements are typical for facilities of this type. The AON PNC Loan Facility also imposes tight limits on the incurrence of debt, including up to $5 million aggregate principal amount at any one time to finance the acquisition, construction or improvement of fixed or capital assets. The Borrowers may make cash payments on their subordinated loan and may declare and pay dividends so long an no event of default is ongoing and the Borrowers’ net worth is not less than the required capital amount ($9 million).

Events of default include payment defaults under the AON PNC Loan Facility, a cross-default to the Loan Agreement, a failure to pay other debt when due that has an outstanding principal amount of at least $1 million, the occurrence of any event which materially adversely impairs the collectability of the receivables or any material portion thereof, any bankruptcy by an AON Party or any Subsidiary thereof, failure to meet reporting requirements, any breach of representations, and the failure to cure any borrowing base deficit within three business days. In addition, an event of default occurs upon a change of control, or if certain customary financial ratios exceeds certain thresholds.

During an event of default, PNC may direct the obligors to pay all amounts under any receivable direct to PNC or its designee, cut off the Borrowers’ and the Servicer’s access to the Collection Accounts, replace the Servicer or collect any amounts due from an Originator under the Sale and Contribution Agreements or the Performance Guarantor under the Performance Guaranty.

DESCRIPTION OF SECURITIES

References in this section to “we,” “our,” and “us” generally refer to DTOC, prior to the Business Combination, and New AON and its consolidated subsidiaries after giving effect to the Business Combination.

Capital Stock Upon Completion of the Business Combination

The following summary of the material terms of the securities of New AON, the combined company following the Business Combination, assumes the adoption of the Proposed Charter by the stockholders of DTOC at the Special Meeting. This summary is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter is attached as Annex E to this proxy statement/prospectus. We urge you to read our Proposed Charter in its entirety for a complete description of the rights and preferences of DTOC’s securities following the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of [   ],000,000 shares of capital stock, consisting of (a) [   ],000,000 shares of common stock, consisting of (i) [   ],000,000 shares of Class A common stock, $0.0001 par value per share and (ii) [   ],000,000 shares of Class B common stock, $0.0001 par value per share and (b) [   ],000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our common stock are, and the shares of New AON common stock issuable (or any securities that may be convertible into or exchangeable for shares of New AON Class A common stock) in connection with the Business Combination pursuant to the Business Combination Agreement and the PIPE Investment will be, duly authorized, validly issued, fully paid and non-assessable.

Common Stock

New AON Class A Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Proposed Charter, each holder of New AON Class A common stock will be entitled to one vote for each share of Class A common stock held of record as of the applicable record date by such holder on all matters on which stockholders generally are entitled to vote. The holders of New AON Class A common stock and New AON Class B common stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all matters properly submitted to a vote of stockholders, unless otherwise required by Delaware law or the Proposed Charter (as it may be amended from time to time). Notwithstanding the foregoing, except as otherwise required by law or the Proposed Charter (including any preferred stock designation), holders of shares of any series of common stock shall not be entitled to vote on any amendment to the Proposed Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under the Proposed Charter, holders of New AON Class A common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the New AON Board in its discretion out of funds legally available therefor and shall share ratably (based on the number of shares of New AON Class A common stock held) in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of New AON under the Proposed Charter, or any liquidation event, after payment or provision for payment of the debts and other liabilities of New AON and of the preferential and other amounts, if any, to which the holders of preferred stock having a preference over the New AON Class B common stock, the holders of shares of New AON Class B common stock shall be entitled to receive $0.0001 per share, and upon receiving such amount, such holders of shares of New AON Class B common stock, as such, shall not be entitled to receive any other assets or funds of New

AON. Thereafter, the holders of all outstanding shares of New AON Class A common stock shall be entitled to receive the remaining assets of New AON available for distribution ratably in proportion to the number of shares held by each such stockholder.

Preemptive or Other Rights

Under the Proposed Charter, holders of New AON Class A common stock will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to New AON Class A common stock.

New AON Class B Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Proposed Charter, the holders of New AON Class B common stock will be entitled, as applicable, to one (1) vote per share held of record as of the applicable record date by such holder on all matters on which stockholders generally or holders of Class B common stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of New AON’s capital stock). The holders of New AON Class A common stock and New AON Class B common stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all matters properly submitted to a vote of stockholders, unless otherwise required by Delaware law or the Proposed Charter (as it may be amended from time to time). Notwithstanding the foregoing, except as otherwise required by law or the Proposed Charter (including any preferred stock designation), holders of shares of any series of common stock shall not be entitled to vote on any amendment to the Proposed Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of common stock if the holders of such affected series of preferred stock or common stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon.

Dividends

Holders of New AON Class B common stock will not be entitled to receive dividends and other distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of New AON under the Proposed Charter, the holders of New AON Class B common stock will be entitled to receive $0.0001 per share, and upon receiving such amount, such holders of shares of Class B common stock, as such, shall not be entitled to receive any other assets or funds of New AON.

Preemptive or Other Rights

Under the Proposed Charter, holders of New AON Class B common stock will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to New AON Class B common stock.

Restrictions on Transfers

Holders of New AON Class B common stock may transfer or assign shares of Class B common stock only to a permitted transferee of such holders under the AON Amended and Restated LLC Agreement, and only if the transferor also simultaneously transfers an equal number of such transferor’s common units to such permitted transferee in compliance with the transfer restrictions in the AON Amended and Restated LLC Agreement.

Cancellation and Conversion

Holders of New Aon Class B common stock (other than New AON) will have the right to require AON to redeem all or a portion of their common units, together with the cancellation of an equal number of shares of New AON Class B common stock, for (i) an equal number of shares of New AON Class A common stock, provided however that, a holder of common units may not exchange their common units for New AON Class A common stock that would result in such holder owning more than 4.99% of the outstanding New AON Class A common stock immediately after such redemption (the “Beneficial Ownership Limitation”) and no more than 4.99% of the voting power of New AON when combined with any securities of New AON or any securities convertible into New AON; provided however, that upon notice to the New AON, the holder may increase or decrease the Beneficial Ownership Limitation, provided that any increase or decrease in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such change from the holder to New AON or (ii) at New AON’s election and solely in connection with New AON’s completion of a substantially concurrent public offering or private sale of shares of New AON Class A common stock within ten business days of the delivery of a redemption notice to AON, a corresponding amount of cash, in each case contributed to AON by New AON. In lieu of a redemption, New AON may elect to effect a direct exchange of cash or shares of New AON Class A common stock for common units (rather than contributing the share or cash amounts, as applicable, to AON for purposes of AON redeeming the redeemed units from the redeeming equityholder). As the AON equityholders cause their common units to be redeemed or exchanged, holding other assumptions constant, New AON’s membership interest in AON will correspondingly increase, the number of shares of New AON Class A common stock outstanding will increase, and the number of shares of New AON Class B common stock (whether held directly or indirectly through Class B Prefunded Warrants) will decrease.

Preferred Stock

Our Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The New AON Board will be authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The New AON Board will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the New AON common stock and could have anti-takeover effects. The ability of the New AON Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Simultaneous with the Closing of the Business Combination, we anticipate issuing preferred stock convertible into New AON Class A common stock in connection with the PIPE Investment.

Public Stockholders’ Warrants

The Public Warrants outstanding immediately prior to the effective time of the Business Combination will be converted into New AON warrants to purchase shares of New AON Class A common stock, on identical terms and subject to the same conditions (including as to vesting and exercisability) as are in effect with respect to the DTOC warrants immediately prior to the effective time, as describe below, with appropriate adjustments to the number of shares of New AON Class A common stock underlying such warrant and the exercise price applicable thereto to account for the Business Combination.

Redeemable Warrants

Each whole warrant entitles the registered holder to purchase one share of New AON Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New AON Class A common stock. The warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the completion of the Business Combination, or earlier upon redemption or liquidation.

New AON will not be obligated to deliver any shares of New AON Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of New AON Class A common stock issuable upon exercise of the warrants is then effective and a prospectus relating thereto is current, subject to New AON satisfying New AON’s obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “Redemption of warrants when the price per share of New AON Class A common stock equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and New AON will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a warrant is not exercisable, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New AON Class A common stock underlying such unit.

No public warrants will be exercisable for cash unless New AON has an effective and current registration statement covering the warrant shares issuable upon exercise of the warrants and a current prospectus relating to such warrant shares. Notwithstanding the foregoing, if a registration statement covering the issuance of the warrant shares issuable upon exercise of the public warrants is not effective within 60 days from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when New AON shall have failed to maintain an effective registration statement or a current prospectus, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. In no event will New AON be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that New AON is unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws.

Redemption of warrants when the price per share of New AON Class A common stock equals or exceeds $18.00

Once the warrants become exercisable, New AON may redeem the warrants (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”);
●	if, and only if, the last reported sale price of New AON’s Class A common stock for any 20-trading days within a 30-trading day period ending on the third trading day prior to the date on which New AON send the notice of redemption to the warrant holders (which New AON refers to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant).

New AON will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of New AON Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of New AON Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, New AON may exercise New AON’s redemption right even if New AON are unable to register or qualify the underlying securities for sale under applicable state securities laws.

New AON has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New AON issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New AON Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued).

Redemption of warrants when the price per share of New AON Class A common stock equals or exceeds $10.00

Once the warrants become exercisable, New AON may redeem the outstanding warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption to each warrant holder provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of New AON Class A common stock except as otherwise described below;
●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and
●	if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Holders may elect to exercise their warrants on a cashless basis at any time after New AON has given the notice of redemption and prior to the applicable redemption date. The numbers in the table below represent the number of shares of New AON Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of New AON Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of New AON Class A common stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. New AON will provide New AON’s warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of New AON Class A Common Stock
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date (calculated for purposes of the table as the period to expiration of the warrants) may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New AON Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of New AON Class A common stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New AON Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of New AON Class A common stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New AON Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of New AON Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New AON Class A common stock.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the New AON Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New AON Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of New AON Class A common stock is below the exercise price of the warrants. New AON has established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of New AON Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to New AON’s capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. New AON will be required to pay the applicable redemption price to warrant holders if New AON choose to exercise this redemption right and it will allow us to New AON proceed with a redemption of the warrants if New AON determine it is in New AON’s best interest to do so. As such, New AON would redeem the warrants in this manner when New AON believes it is in New AON’s best interest to update New AON’s capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, New AON can redeem the warrants when the shares of New AON Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to New AON capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If New AON chooses to redeem the warrants when the shares of New AON Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New AON Class A common stock than they would have received if they had chosen to exercise their warrants for shares of New AON Class A common stock if and when such shares of New AON Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of New AON Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New AON will round down to the nearest whole number of the number of shares of New AON Class A common stock to be issued to the holder.

Redemption Procedures.

A holder of a warrant may notify New AON in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New AON Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of issued and outstanding shares of New AON Class A common stock is increased by a stock dividend payable in shares of New AON Class A common stock, or by a split-up of shares of New AON Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New AON Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares of New AON Class A common stock. A rights offering made to all or substantially all holders of New AON Class A common stock entitling holders to purchase shares of New AON Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of New AON Class A common stock equal to the product of (1) the number of shares of New AON Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New AON Class A common stock) and (2) one minus the quotient of (x) the price per share of New AON Class A common stock paid in such rights offering divided by (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of New AON Class A common stock, in determining the price payable for New AON Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of New AON Class A common stock during the ten-trading day period ending on the trading day prior to the first date on which the shares of New AON Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New AON, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of New AON Class A common stock a dividend or make a distribution in cash, securities or other assets to the holders of New AON Class A common stock on account of such shares of New AON Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of DTOC Class A common stock in connection with the Business Combination, or (d) in connection with the redemption of DTOC’s public shares upon our failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New AON Class A common stock in respect of such event.

If the number of issued and outstanding shares of New AON Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New AON Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New AON Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of New AON Class A common stock.

Whenever the number of shares of New AON Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New AON Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of New AON Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of New AON Class A common stock (other than those described above or that solely affects the par value of such shares of New AON Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of New AON Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New AON as an entirety or substantially as an entirety in connection with which New AON is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New AON Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by New AON in connection with redemption rights held by stockholders of the company as provided for in the current charter or as a result of the redemption of shares of New AON Class A common stock by New AON if a proposed initial business combination is presented to the stockholders of New AON for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of New AON Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of New AON Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of New AON Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 50% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the Private Placement Warrants, at least 50% of the then outstanding Private Placement Warrants. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants.

The warrant holders do not have the rights or privileges of holders of New AON Class A common stock and any voting rights until they exercise their warrants and receive shares of New AON Class A common stock. After the issuance of shares of New AON Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by holders of New AON Class A common stock.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of New AON Class A common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the New AON Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the Business Combination (except in limited circumstances) and they will not be redeemable by New AON for cash so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees.

The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in the Business Combination, including that they may be redeemed for shares of New AON Class A common stock. If the private placement warrants are held by holders other than the Sponsor or their permitted transferees, the private placement warrants will be redeemable by New AON and exercisable by the holders on the same basis as the warrants included in the units being sold in the Business Combination.

Class B Prefunded Warrants

A Class B Prefunded Warrant will be issued to any holder of AON common units who have elected to receive such warrant to purchase New AON Class B common stock in lieu of shares of New AON Class B common stock that such holder would otherwise be entitled to receive as consideration in connection with the Business Combination. The Class B Prefunded Warrant will have an initial exercise price per share equal to $0.01 per share of New AON Class B common stock. The Class B Prefunded Warrant will be immediately exercisable. The exercise price and number of shares of New AON Class B common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends. A holder of the Class B Prefunded Warrant (together with its affiliates) may not exercise any portion of the Class B Prefunded Warrant to the extent that the holder would own more than 4.99% of the outstanding New AON Class B common stock (the “Beneficial Ownership Limitation”) immediately after exercise or more than 4.99% of the voting power of New AON when combined with any securities of New AON or any securities convertible into New AON. Notwithstanding the foregoing, upon notice to the New AON, such holder may increase or decrease the Beneficial Ownership Limitation, provided that any increase or decrease in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such change from the holder to New AON.

In the event of a fundamental transaction (which includes any reorganization, recapitalization or reclassification of our Class B Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Class B Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by New AON common stock), the holders of the Class B Prefunded Warrants will be entitled to receive upon exercise of the Class B Prefunded Warrants the kind and amount of securities, cash or other property that such holders would have been entitled to receive had they exercised the Class B Prefunded Warrants immediately prior to such fundamental transaction.

Certain Anti-Takeover Provisions of Delaware Law, the Proposed Charter and Amended and Restated Bylaws

Provisions of the DGCL and the Proposed Charter and Amended and Restated Bylaws could make it more difficult to acquire the post-combination company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the post-combination company to first negotiate with the board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the New AON Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the New AON common stock.

In addition, the Proposed Charter provides for certain other provisions that may have an anti-takeover effect:

●	There is no cumulative voting with respect to the election of directors.
●	The New AON Board will be divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:
●	the Class I directors, whose terms will expire at the annual meeting of stockholders to be held in 2024, will be [ ];
●	the Class II directors, whose terms will expire at the annual meeting of stockholders to be held in 2025, will be [ ]; and
●	the Class III directors, whose terms will expire at the annual meeting of stockholders to be held in 2026, will be [ ].
●	The New AON Board is empowered to appoint a director to fill a vacancy created by the expansion of the New AON Board or the resignation, death, or removal of a director in certain circumstances.
●	A prohibition on stockholders calling a special meeting and the requirement that from and after the Closing, a meeting of the stockholders may only be called by the New AON Board acting pursuant to a resolution adopted by a majority of the authorized directors of the New AON Board, by our Chief Executive Officer or by our Chairman, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.
●	Subject to any limitations imposed by the listing standards of Nasdaq (or another securities exchange on which New AON equity securities are then listed for trading), the authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

●	New AON will be subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with (a) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”); (b) an affiliate of an interested stockholder or (c) an associate of an interested stockholder, in each case, for three years following the date that such stockholder became an interested stockholder. A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
●	the New AON Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of New AON voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
●	on or subsequent to the date of the transaction, the business combination is approved by the New AON Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Advance notice requirements for stockholder proposals and director nominations

The proposed Amended and Restated Bylaws provide that stockholders seeking to bring business before the annual meeting of the stockholders, or to nominate candidates for election as directors at the annual meeting of the stockholders New AON must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the ninetieth (90th) nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the immediately preceding annual meeting of the stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The proposed Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude New AON stockholders from bringing matters before our annual meeting of the stockholders or from making nominations for directors at our annual meeting of the stockholders.

Exclusive Forum

The Proposed Charter provides that, unless New AON consents to the selection of an alternative forum, any (a) derivative action or proceeding brought on behalf of New AON, (b) action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of New AON to New AON or its stockholders, (c) action asserting a claim against New AON or its directors, officers or employees governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or (d) action asserting a claim against New AON or any current or former director, officer, employee or agent of New AON arising pursuant to any provision of the DGCL or the Proposed Charter or the Amended and Restated Bylaws. Additionally, the Proposed Charter also provides that, to the fullest extent permitted by law, unless New AON otherwise consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of New AON shall be deemed to have notice of and consented to the forum provisions in the Amended and Restated Bylaws. This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Registration Rights

In connection with the consummation of the Business Combination, the A&R RRA Parties will enter into the Amended and Restated Registration Rights Agreement in respect of shares of New AON common stock and certain other equity securities of New AON to be held by the A&R RRA Parties from time to time, providing for, among other things, customary registration rights, including demand, shelf and piggy-back rights, subject to cut-back provisions, applicable lock-up restrictions, issuer suspension periods and certain other conditions.

Under the Amended and Restated Registration Rights Agreement, the A&R RRA Parties will agree not to sell, transfer, pledge or otherwise dispose of shares of New AON Class A common stock they hold or receive, subject to certain exceptions, for certain time periods specified therein. Additionally, the Amended and Restated Registration Rights Agreement provides that within thirty (30) days after the consummation of the Business Combination, New AON file with the SEC the Shelf Registration Statement pursuant to Rule 415 under the Securities Act registering the resale of certain shares of New AON Class A common stock and certain other equity securities of New AON held by the A&R RRA Parties at the Closing. For more information on the Amended and Restated Registration Rights Agreement, please see “Related Agreements — Amended and Restated Registration Rights Agreement.”

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of New AON’s directors for damages for any breach of fiduciary duty as a director.

The Proposed Charter provides that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), New AON must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of New AON or, while serving as a director or officer of New AON, is or was serving at the request of New AON as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity. New AON also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New AON’s directors, officers, and certain employees for some liabilities. New AON believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter and the proposed Amended and Restated Bylaws may discourage stockholders from bringing lawsuits against

New AON’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against New AON’s directors and officers, even though such an action, if successful, might otherwise benefit New AON and its stockholders. In addition, your investment in New AON may be adversely affected to the extent that New AON pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company will be the transfer agent for New AON Class A common stock and the warrant agent for New AON warrants.

Listing of Securities

Following the Business Combination, it is anticipated that New AON Class A common stock (including common stock issuable in connection with the consummation of the Business Combination) and New AON warrants will be listed on the Nasdaq under the symbol “AONC” and “AONCW,” respectively.

PRICE RANGE OF DTOC SECURITIES AND DIVIDENDS

DTOC’s units, warrants and DTOC Class A common stock are traded on Nasdaq under the symbols DTOCU, DTOCW and DTOC, respectively. The following table sets forth, for the periods indicated, the high and low sales prices for DTOC Units, warrants and DTOC Class A common stock and dividends declared per share of DTOC Class A common stock as reported on Nasdaq.

	DTOC
	DTOC Units		DTOC Warrants		DTOC Class A Common Stock		Dividends
	High	Low	High	Low	High	Low	Declared
2022:							$—
Fourth Quarter	$10.04	$9.81	$0.17	$0.02	$10.06	$7.02
Third Quarter	$9.86	$9.74	$0.17	$0.06	$9.87	$9.77
Second Quarter	$9.86	$9.76	$0.40	$0.07	$10.30	$9.75
First Quarter	$9.91	$9.75	$0.67	$0.32	$9.76	$9.66
2021:							$—
Fourth Quarter	$9.96	$9.80	$0.87	$0.54	$9.78	$9.66
Third Quarter	$10.00	$9.77	$1.12	$0.55	$9.95	$9.61
Second Quarter	$10.02	$9.88	$1.03	$0.02	$10.30	$9.60
First Quarter	*	*	*	*	*	*
2020:							$—
Fourth Quarter	*	*	*	*	*	*
Third Quarter	**	**	**	**	**	**
Second Quarter	**	**	**	**	**	**
First Quarter	**	**	**	**	**	**
*	Prior to DTOC’s listing on the Nasdaq.
**	Prior to DTOC’s incorporation on November 17, 2020.

Historical market price information regarding AON is not provided because there is no public market for its securities. For information about distributions paid by AON to its equityholders, please see AON’s audited financial statements included elsewhere in this proxy statement/prospectus.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

We are asking our stockholders to approve and adopt the Business Combination Agreement and approve the Business Combination. Our stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A. See “The Business Combination and the Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Vote Required for Approval and Resolution

The affirmative vote (virtually or by proxy) of holders of a majority of the votes cast by holders of the outstanding shares of DTOC common stock represented virtually or by proxy at the meeting and entitled to vote thereon, voting together as a single class, is required to approve the Business Combination Proposal. Broker non-votes, abstentions or the failure to vote on this Proposal No. 1 will have no effect on the outcome of the vote for the Business Combination Proposal.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the majority of the votes cast by the common stockholders present in person or represented by proxy at the meeting and entitled to vote thereon vote “FOR” the Business Combination Proposal.

The Business Combination is conditioned on the approval of this Business Combination Proposal as well as the other Condition Precedent Proposals. If the other Condition Precedent Proposals are not approved, this Business Combination Proposal will have no effect, even if approved by our stockholders.

The Initial Stockholders have agreed to, among other things, vote in favor of this Business Combination Proposal. As of the date of this proxy statement/prospectus, the Initial Stockholders own approximately 20% of the outstanding shares of our common stock.

Recommendation of the Board of Directors

THE DTOC BOARD UNANIMOUSLY RECOMMENDS THAT DTOC STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE LISTING PROPOSAL

Overview

For the purposes of complying with the applicable provisions of Rule 5635 of The Nasdaq Stock Market Listing Rules (and in the event DTOC and AON mutually determine to list New AON securities on another reputable national securities exchange, the applicable listing rules of such exchange), we are seeking stockholder approval with respect to the following transactions contemplated by the Business Combination Agreement:

●	the reclassification, pursuant to the Amended and Restated AON LLC agreement and immediately prior to the Closing, of then outstanding AON Class A units, AON, Class A-1 units and AON Class B units into AON common units that are exchangeable into shares of DTOC Class A common stock;
●	the issuance, at the Closing, to AON equityholders of shares of DTOC Class B common stock and AON common units that are exchangeable into shares of DTOC Class A common stock;
●	the reservation, at the Closing, of a number of shares of DTOC Class A common stock equal to the Practice Profit Pool Shares for issuance after the Closing to eligible recipients; and
●	in the event DTOC consummates any PIPE Investment, the issuance of any shares of DTOC Class A common stock (or any securities that may be convertible into or exchangeable for shares of DTOC Class A common stock) to investors in such PIPE Investment.

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for DTOC common stock); or (ii) the number of shares of DTOC common stock to be issued is or will be equal to or in excess of 20% of the number of shares of DTOC common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) if the number of shares of common stock to be issued is or may be equal to 20% or more of DTOC common stock, or 20% or more of the voting power, outstanding before the issuance, at a price that is less than the minimum price, defined as the lower of the closing price immediately preceding the signing of the binding agreement or the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement.

Vote Required for Approval

This Listing Proposal will be approved only if a majority of the votes cast by holders of the outstanding shares of DTOC common stock represented virtually or by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class, vote “FOR” the Listing Proposal. Failure to vote by proxy or to vote virtually at the Special Meeting will have no effect on the vote. Broker non-votes, abstentions or the failure to vote on this Proposal No. 2 will have no effect on the outcome of the vote.

Notwithstanding the approval of the Listing Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Listing Proposal will not be effected. The Business Combination is conditioned on the approval of this Listing Proposal as well as the other Condition Precedent Proposals. If the other Condition Precedent Proposals are not approved, this Listing Proposal will have no effect, even if approved by our stockholders.

As of the date of this proxy statement/prospectus, the Supporting Sponsor Shareholders have agreed to vote their Founder Shares and any public shares they may hold in favor of this Proposal. Currently, the Supporting Sponsor Shareholders own approximately 79.7% of the issued and outstanding DTOC common stock, including all of the outstanding Founder Shares.

Recommendation of the Board of Directors

THE DTOC BOARD UNANIMOUSLY RECOMMENDS THAT DTOC STOCKHOLDERS VOTE “FOR” THE LISTING PROPOSAL.

PROPOSAL NO. 3 — THE CHARTER AMENDMENT PROPOSAL

If the Business Combination is to be consummated, DTOC will replace its current charter with the Proposed Charter in the form attached to this proxy statement/prospectus as Annex E, which, in the judgment of the DTOC Board, is necessary to adequately address New AON’s needs. DTOC is asking its stockholders to consider and vote to adopt the Proposed Charter.

The following is a summary of the principal proposed changes to the current charter, and the DTOC Board’s reasons for proposing each of those changes. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex E. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

●	designate New AON’s name to “American Oncology Network, Inc.” The DTOC Board believes the name of the post-Business Combination company should more closely align with the name of its operating business and therefore has proposed the name change;
●	increase the total number of authorized shares of all classes of capital stock from (i) 221,000,000 shares, consisting of 200,000,000 shares of DTOC Class A common stock, 20,000,000 shares of DTOC Class B common stock and 1,000,000 shares of DTOC preferred stock, to (ii) [ ] shares, consisting of [ ] shares of New AON Class A common stock, [ ] shares of New AON Class B common stock and [ ] shares of New AON convertible preferred stock. The greater number of authorized shares of capital stock will provide New AON with increased flexibility for future issuances of capital stock if determined by the board of directors of New AON to be in the best interests of New AON, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance;
●	amend the terms of the shares of Class B common stock to provide that all holders thereof will have the right to vote on all matters submitted to holders of New AON common stock but no economic rights and such shares of New AON Class B common stock will no longer be convertible into shares of Class A common stock. This amendment is necessary in connection with the organization of the combined company as an umbrella partnership C corporation structure;
●	provide that each share of DTOC Class B common stock outstanding at the Closing will automatically be converted into one share of New AON Class A common stock without any action on the part of any person on the date of the Closing;
●	reserve and provide for the availability of shares of Class A common stock in an amount equal to the number of then-outstanding AON common units subject to exchange pursuant to the Amended and Restated AON LLC Agreement from time to time. This amendment provides for the ability of New AON to effectuate any necessary exchanges of AON common units into shares of Class A common stock;
●	provide that the number of authorized shares of either New AON common stock or New AON convertible preferred stock may be increased or decreased (but not below the number of shares of such class then outstanding or, in the case of New AON common stock, then necessary for issuance in connection with the exchange or redemption of AON common units) by the affirmative vote of the holders of a majority in voting power of the stock of New AON entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and that no vote of the holders of New AON common stock or New AON convertible preferred stock, as applicable, voting separately as a class will be required therefor, unless a separate vote is required pursuant to any certificate of designation filed pursuant to the DGCL. This amendment is intended to act as a waiver of certain of the Sponsor’s anti-dilution rights under the current charter, as agreed between the parties in connection with the Business Combination;
●	provide that the number of directors of New AON will be fixed from time to time exclusively by the New AON Board pursuant to a resolution adopted by a majority of the New AON Board, subject to any contractual rights of stockholders or any series of New AON convertible preferred stock to elect directors. This amendment allows the New AON Board the flexibility to adjust the New AON Board membership as is necessary to the administration of the New AON Board’s duties;
●	provide that the New AON Board will be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III, with the term of the initial Class I directors expiring at the first annual meeting of the stockholders of New AON following the effectiveness of the Proposed Charter, the term of the initial Class II Directors expiring at the second annual meeting of the stockholders of New AON following the effectiveness of the Proposed Charter, and the term of the initial Class III Directors expiring at the third annual meeting of the stockholders of the Corporation following the effectiveness of the Proposed Charter. Each successor director elected to the class of directors whose term expires at an annual meeting will be elected for a three-year term. The classification of the New AON Board will secure continuity and stability by ensuring that at any given time a majority of the directors will have prior experience with New Amended and Restated AON and, therefore, be familiar with its business and operations. The DTOC Board also believes that this classification will assist the New AON Board in protecting the interests of New AON’s stockholders in the event of an unsolicited offer for New AON by encouraging any potential acquirer to negotiate directly with the New AON Board;
●	require the affirmative vote (virtually or by proxy) of the holders of at least 66.7% of the voting power of all then outstanding shares of capital stock of New AON entitled to vote generally in the election of directors, voting together as a single class, to make any amendment to the Bylaws. This amendment is intended to protect key provisions of Bylaws from arbitrary amendment and to prevent a simple majority of New AON stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders;
●	provide that any action required or permitted to be taken by the stockholders of the New AON must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders. The amendment will work to reduce the risks of a potential hostile takeover by preventing stockholders from acting in concert in the absence of a stockholders meeting being convened. Putting a limit on stockholders’ right to act by written consent in the certificate of incorporation will place the New AON Board in a better negotiating position against a potential hostile bidders, allowing directors to protect the interests of the stockholders by fending off unfair or undesirable bids; and
●	eliminate certain provisions specific to DTOC’s status as a blank check company because they will no longer be applicable upon consummation of the Business Combination.

Vote Required for Approval

This Charter Amendment Proposal will be adopted only if (i) the holders of a majority of the outstanding shares of DTOC common stock, voting together as a single class; (ii) the holders of a majority of the outstanding shares of DTOC Class A common stock, voting separately as a class; and (iii) the holders of a majority of the outstanding shares of DTOC Class B common stock, voting separately as a class vote “FOR” the Charter Amendment Proposal. Failure to vote by proxy or virtually at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Amendment Proposal, will each have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

Notwithstanding the approval of the Charter Amendment Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Charter Amendment Proposal will not be affected. The Business Combination is conditioned on the approval of this Charter Amendment Proposal as well as the other Condition Precedent Proposals. If the other Condition Precedent Proposals are not approved, this Charter Amendment Proposal will have no effect, even if approved by our stockholders.

As of the date of this proxy statement/prospectus, the Supporting Sponsor Shareholders have agreed to vote their Founder Shares and any public shares they may hold in favor of this Proposal. Currently, the Supporting Sponsor Shareholders own approximately 79.7% of the issued and outstanding DTOC common stock, including all of the outstanding Founder Shares.

Recommendation of the Board of Directors

THE DTOC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DTOC STOCKHOLDERS VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL NO. 4 — THE ADVISORY GOVERNANCE PROPOSAL

Overview

DTOC stockholders are also being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding, advisory basis. These provisions were specifically negotiated for by the parties to the Business Combination Agreement and, in the judgment of the DTOC Board, were essential to entering into the Business Combination Agreement and necessary to adequately address New AON’s needs. Accordingly, regardless of the outcome of the non-binding, advisory vote on these Proposals, DTOC and AON intend that the Proposed Charter in the form set forth on Annex E will take effect at consummation of the Business Combination, assuming adoption of the Charter Amendment Proposal.

The following table sets forth a summary of the governance provisions applicable to the Advisory Governance Proposal. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex E. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Number of Authorized Shares (Proposal No. 4A)

The current charter provides that the total number of authorized shares of all classes of capital stock is 221,000,000 shares, consisting of (a) 220,000,000 shares of DTOC common stock, including (i) 200,000,000 shares of DTOC Class A common stock and (ii) 20,000,000 shares of DTOC Class B common stock, and (b) 1,000,000 shares of DTOC preferred stock.

The current charter provides that the total number of authorized shares of all classes of capital stock is [   ] shares, consisting of (a) [   ] shares of New AON common stock, including (i) [   ] shares of New AON Class A common stock and (ii) [   ] shares of New AON Class B common stock, and (b) [   ] shares of New AON convertible preferred stock.

Rights of Class B Stockholders (Proposal No. 4B)

The current charter does not provide for any difference in rights between holders of DTOC Class A common stock and DTOC Class B common stock, with the exception that (i) DTOC Class B common stock is convertible into DTOC Class A common stock and (ii) holders of DTOC Class B common stock may take action by written consent.

The Proposed Charter provides that all holders New AON Class B common stock will have the right to vote on all matters submitted to holders of New AON common stock but no economic rights. In addition, New AON Class B common stock will not be convertible into New AON Class A common stock and holders of New AON Class B common stock may not take action by written consent.

Classification of Board (Proposal No. 4C)

The DTOC Board is currently divided into two classes, as nearly equal in number as possible and designated Class I and Class II, with the term of the initial Class I directors expiring at the first annual meeting of the stockholders of DTOC following the effectiveness of the current charter and the term of the initial Class II Directors expiring at the second annual meeting following the effectiveness of the current charter. Each successor director elected to the class of directors whose term expires at an annual meeting will be elected for a two-year term.

Under the Proposed Charter, the New AON Board will be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III, with the term of the initial Class I directors expiring at the first annual meeting of the stockholders of New AON following the effectiveness of the Proposed Charter, the term of the initial Class II Directors expiring at the second annual meeting of the stockholders of New AON following the effectiveness of the Proposed Charter, and the term of the initial Class III Directors expiring at the third annual meeting of the stockholders of the Corporation following the effectiveness of the Proposed Charter. Each successor director elected to the

	Existing Charter	Proposed Charter
class of directors whose term expires at an annual meeting will be elected for a three-year term.
Stockholder Action by Written Consent (Proposal No. 4D)

Any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to DTOC Class B common stock with respect to which action may be taken by written consent.

Under the Proposed Charter, any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Stockholder Vote Required to Amend the Bylaws (Proposal No. 4E)	The current charter does not require a supermajority voting standard for amending the current bylaws.

The Proposed Charter provides that any amendments to the bylaws require the affirmative vote (virtually or by proxy) of the holders of at least 66.7% of the voting power of all then outstanding shares of capital stock of New AON entitled to vote generally in the election of directors, voting together as a single class.

Proposal No. 4A: Number of Authorized Shares

The [   ] authorized shares of capital stock in the Proposed Charter, consisting of [   ] shares of New AON Class A common stock, [   ] shares of New AON Class B common stock and [   ] shares of New AON convertible preferred stock, represent an increase from the existing authorization of 221,000,000 shares of capital stock, consisting of 200,000,000 shares of DTOC Class A common stock, 20,000,000 shares of DTOC Class B common stock and 1,000,000 shares of DTOC preferred stock, in the Existing Charter. It is anticipated that, assuming no redemptions, there will be approximately              million shares issued in connection with the Business Combination and the PIPE Investment, resulting in approximately              million shares of New AON Class A common stock outstanding immediately following the Business Combination. Assuming no redemptions, the aggregate number of shares of New AON Class A common stock expected to be initially reserved for future issuance under the Incentive Equity Plan (the “Incentive Equity Plan”) will be approximately             , which represents [   ]% of the issued and outstanding shares of New AON Class A common stock, on a fully diluted basis, immediately following consummation of the Business Combination. The DTOC Board has determined that the increase in the number of shares of authorized New AON Class A common stock and New AON Class B common stock, above the shares that will be issued in connection with the Business Combination, is desirable and in the best interests of stockholders because it will enhance New AON’s flexibility to consider and respond to future business needs and opportunities as they arise from time to time following the consummation of the Business Combination, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. Although there is no present intention to issue any shares beyond those contemplated by the Business Combination, the PIPE Investment, in exchange for AON common units in accordance with the terms of the Amended and Restated AON LLC Agreement, or otherwise in the ordinary course of business, the additional authorized shares of New AON Class A common stock would be issuable for any proper corporate purpose, including, without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. New AON’s authorized but unissued shares of New AON Class A common stock and preferred stock will be available for future issuances without stockholder approval (except to the extent otherwise required by law or Nasdaq rules) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of New AON Class A common stock.

Proposal No. 4B: Rights of Class B Stockholders

The Existing Charter does not provide for any difference in rights between holders of DTOC Class A common stock and DTOC Class B common stock, with the exception that (i) DTOC Class B common stock is convertible into DTOC Class A common stock and (ii) holders of DTOC Class B common stock may take action by written consent. The Proposed Charter provides that all holders of New AON Class B common stock will have the right to vote on all matters submitted to holders of New AON common stock but no economic rights. In addition, New AON Class B common stock will not be convertible into New AON Class A common stock and holders of New AON Class B common stock may not take action by written consent.

This amendment is necessary for purposes of implementing the organization of the combined company as an umbrella partnership C corporation structure.

Proposal No. 4C: Classification of Board

The DTOC Board is currently divided into two classes, as nearly equal in number as possible and designated Class I and Class II, with the term of the initial Class I directors expiring at the first annual meeting of the stockholders of DTOC following the effectiveness of the Existing Charter and the term of the initial Class II Directors expiring at the second annual meeting following the effectiveness of the Existing Charter. Each successor director elected to the class of directors whose term expires at an annual meeting will be elected for a two-year term.

Under the Proposed Charter, the New AON Board will be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III, with the term of the initial Class I directors expiring at the first annual meeting of the stockholders of New AON following the effectiveness of the Proposed Charter, the term of the initial Class II Directors expiring at the second annual meeting of the stockholders of New AON following the effectiveness of the Proposed Charter, and the term of the initial Class III Directors expiring at the third annual meeting of the stockholders of the Corporation following the effectiveness of the Proposed Charter. Each successor director elected to the class of directors whose term expires at an annual meeting will be elected for a three-year term.

The classification of the DTOC Board will secure continuity and stability by ensuring that at any given time a majority of the directors will have prior experience with New AON and, therefore, be familiar with its business and operations. The DTOC Board also believes that this classification will assist the New AON Board in protecting the interests of New AON’s stockholders in the event of an unsolicited offer for New AON by encouraging any potential acquirer to negotiate directly with the New AON Board.

Proposal No. 4D: Stockholder Action by Written Consent

Under the Existing Charter, any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to DTOC Class B common stock with respect to which action may be taken by written consent. The Proposed Charter would eliminate the ability of all stockholders to act by written consent in lieu of a meeting.

The amendment will work to reduce the risks of a potential hostile takeover by preventing stockholders from acting in concert in the absence of a stockholders meeting being convened. Putting a limit on stockholders’ right to act by written consent in the certificate of incorporation will place the New AON Board in a better negotiating position against a potential hostile bidders, allowing directors to protect the interests of the stockholders by fending off unfair or undesirable bids.

Proposal No. 4E: Stockholder Vote Required to Amend the Bylaws

The Existing Charter does not require a supermajority voting standard for amending the current bylaws. The Proposed Charter provides that any amendments to the bylaws require the affirmative vote (virtually or by proxy) of the holders of at least 66.7% of the voting power of all then outstanding shares of capital stock of New AON entitled to vote generally in the election of directors, voting together as a single class.

Vote Required for Approval

This Governance Proposal will be adopted and approved only if a majority of the votes cast by holders of the outstanding shares of DTOC common stock represented virtually or by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class, vote “FOR” the particular Governance Proposal. Failure to vote by proxy or to vote virtually at the Special Meeting will have no effect on the vote. An abstention from voting will have no effect on the vote with respect to the Advisory Governance Proposal.

As discussed above, a vote to approve the individual Governance Proposals is an advisory vote, and therefore, is not binding on DTOC, AON or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding, advisory vote, DTOC and AON intend that the Proposed Charter, in the form set forth on Annex E and containing the provisions noted above, will take effect at the closing of the Business Combination, assuming adoption of Proposal No. 4.

Notwithstanding the approval of the Advisory Governance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Advisory Governance Proposal will not be effected.

As of the date of this proxy statement/prospectus, the Supporting Sponsor Shareholders have agreed to vote their Founder Shares and any public shares they may hold in favor of this Proposal. Currently, the Supporting Sponsor Shareholders own approximately 79.7% of the issued and outstanding DTOC common stock, including all of the outstanding Founder Shares.

Recommendation of the Board of Directors

THE DTOC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DTOC STOCKHOLDERS VOTE “FOR” THE ADVISORY GOVERNANCE PROPOSAL.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSAL

Overview

The DTOC Board is currently divided into two classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to DTOC’s first annual meeting of stockholders) serving a two-year term.

Following the adoption of the Proposed Charter in connection with the Business Combination, the New AON Board will also be divided into three classes, designated as Class I, Class II and Class III. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Business Combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Business Combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Business Combination. At each succeeding annual meeting of the stockholders of New AON, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

If the Condition Precedent Proposals are approved, New AON shareholders are being asked to consider and vote upon a proposal to elect the following directors to serve, effective at the Closing, on the New AON Board, for a term as set forth under the Proposed Charter or until such director’s earlier death, resignation, retirement, or removal: [   ]. Upon completion of the Business Combination, the New AON Board will be designated to classes as follows: [   ] will serve as Class I directors; [   ] to serve as Class II directors; and [   ] to serve as Class III directors in each case, in accordance with the Proposed Charter.

For more information on the experience of each of these director nominees, please see the section entitled, “New AON Management after the Business Combination” of this proxy statement/prospectus.

Vote Required for Approval

The Director Election Proposal will be approved only if a plurality of the votes cast by holders of outstanding shares of DTOC Class B common stock represented virtually or by proxy at the Special Meeting and entitled to vote thereon, vote “FOR” the Director Election Proposal. Failure to vote by proxy or to vote virtually at the Special Meeting, abstentions and broker non-votes will have no effect on the vote for the Director Election Proposal. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve.

As of the date of this proxy statement/prospectus, the Supporting Sponsor Shareholders and DTOC’s directors and officers have agreed to vote their Founder Shares in favor of this Proposal. Consequently, the passage of this Proposal is assured.

Recommendation of the Board of Directors

THE DTOC BOARD UNANIMOUSLY RECOMMENDS THAT DTOC STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5.

PROPOSAL NO. 6 — THE INCENTIVE EQUITY PLAN PROPOSAL

Overview

In this Proposal No. 6, we are seeking stockholder approval for New AON’s 2023 Incentive Equity Plan, or the “2023 Plan,” a copy of which is included as Annex G. The 2023 Plan is being adopted in connection with the Business Combination Agreement and will become effective, if at all, upon the closing of the Business Combination, and subject to stockholder approval. If the Business Combination Proposal is not approved by DTOC stockholders, the 2023 Plan is not approved by DTOC’s stockholders, or if the Business Combination Agreement is terminated prior to the consummation of the Business Combination, the 2023 Plan will not become effective and the closing of the Business Combination will not occur.

The 2023 Plan will allow New AON to provide equity awards as part of New AON’s compensation program, an important tool for motivating, attracting and retaining talented employees and for creating stockholder value. If the 2023 Plan is not approved it will compel New AON to significantly increase the cash component of employee compensation needed to attract and retain key employees, which would therefore reduce New AON’s operating cash flow.

The Board believes that long-term incentive compensation programs align the interests of management, employees and stockholders to create long-term stockholder value. Equity plans such as the 2023 Plan increase New AON’s ability to achieve this objective, and, by allowing for several different forms of long-term incentive awards, helps New AON to recruit, reward, motivate, and retain talented personnel. The Board believes that the approval of the 2023 Plan is essential to New AON’s continued success, and in particular, New AON’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor marks in which New AON will compete. Such awards are also crucial to New AON’s ability to motivate employees to achieve its goals.

Key Plan Provisions

●	The 2023 Plan will continue until terminated by New AON’s Board or a committee of New AON’s Board, but (i) no incentive stock options may be granted after ten (10) years from the earlier of the Board or stockholder approval of the 2023 Plan and (ii) the 2023 Plan’s automatic share reserve increase (as described below) will operate only until the tenth (10th) anniversary of the earlier of New AON’s Board or stockholder approval of the 2023 Plan.
●	The 2023 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards.
●	[ ] shares of New AON’s Class A Common Stock will initially be authorized for issuance pursuant to awards granted under the 2023 Plan.
●	The 2023 Plan provides for an automatic share reserve increase feature, whereby the share reserve will automatically be increased on the first day of each fiscal year beginning with the 2024 fiscal year, in an amount equal to the lesser of (i) 5% of the total number of shares of all classes of New AON’s Common Stock outstanding on the last day of the immediately preceding fiscal year, and (ii) the number of shares as determined by the administrator.
●	The 2023 Plan will be administered by the New AON Board or, if designated by the New AON Board, the a committee of the New AON Board.

Description of New AON 2023 Equity Incentive Plan

The following paragraphs provide a summary of the principal features of the 2023 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2023 Plan and is qualified in its entirety by the specific language of the 2023 Plan.

Purposes of the 2023 Plan

The purposes of the 2023 Plan are to attract and retain personnel for positions with New AON, any parent or subsidiary, and any entity that is in control of, is controlled by or is under common control with New AON, including American Oncology Partners of Maryland, P.A. and American Oncology Partners, P.A. and their majority-owned subsidiaries (such entities are referred to herein as the “Company Group”); to provide additional incentive to employees, directors, and consultants; and to promote the success of New AON’s business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2023 Plan may determine.

Eligibility

The 2023 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to employees of New AON or any of its parent corporations or subsidiary corporations, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to employees, directors and consultants of New AON or any member of the Company Group. Immediately following the Closing, we expect New AON to have, collectively, [   ] non-employee directors and approximately [   ] employees (including [   ] executive officers) and [   ] consultants.

Authorized Shares

Subject to the adjustment provisions contained in the 2023 Plan and the evergreen provision described below, the maximum number of shares of New AON’s Class A Common Stock that may be issued pursuant to awards under the 2023 Plan is [   ] shares of New AON’s Class A Common Stock. The 2023 Plan includes an evergreen provision that provides for an automatic annual increase to the number of shares of New AON’s Class A Common Stock available for issuance under the 2023 Plan on the first day of each fiscal year beginning with the 2024 fiscal year, equal to the least of:

●	5% of the total number of shares of all classes of New AON’s common stock as of the last day of our immediately preceding fiscal year; and
●	such lesser amount determined by the administrator.

The 2023 Plan provides that the evergreen provision will operate only until the tenth (10th) anniversary of the earlier of New AON’s Board or stockholder approval of the 2023 Plan.

Generally, if an award expires or becomes unexercisable without having been exercised in full, is surrendered under an exchange program described below, or, with respect to restricted stock, restricted stock units or performance awards, is forfeited to or reacquired by us due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the 2023 Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued will cease to be available.

Shares that actually are issued under the 2023 Plan under any award will not be returned to the 2023 Plan and will not become available for future issuance under the 2023 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future issuance. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance.

The maximum number of shares that may be issued pursuant to the exercise of incentive stock options is 15,900,000. To the extent permitted under Section 422 of the Code, shares underlying other awards that may be returned to the Plan may also become available for issuance pursuant to the exercise of incentive stock options.

If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of New AON, other change in the corporate structure of New AON affecting the shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the shares occurs (including a change in control of New AON), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2023 Plan, will adjust the number and class of shares that may be delivered under the 2023 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits contained in the 2023 Plan. The closing price of a share of our common stock on [   ], 2023 was $[   ] per share.

Plan Administration

New AON’s Board or a committee appointed by New AON’s Board will administer the 2023 Plan and are referred to as the administrator. Different administrators may administer the 2023 Plan with respect to different groups of service providers. New AON’s Board may retain the authority to concurrently administer the 2023 Plan and revoke the delegation of some or all authority previously delegated.

Subject to the terms of the 2023 Plan and applicable laws, the administrator generally will have the power, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable for administering the 2023 Plan. The administrator will have the power to administer the 2023 Plan, including but not limited to the power to construe and interpret the 2023 Plan and awards granted under the 2023 Plan, and determine the terms of awards, including but not limited to the exercise price (if any), the number of shares of New AON’s Class A Common Stock subject to each award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the 2023 Plan. The administrator will also have the authority to amend awards (including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option) and to temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, subject to the provisions of the 2023 Plan. The administrator may institute and determine the terms and conditions of an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. Unless a participant is on an approved leave of absence, the administrator will have sole discretion to determine the date on which a participant stops actively providing services to New AON or the Company Group. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.

Stock Options

Options with respect to New AON Class A Common Stock may be granted under the 2023 Plan. Subject to the provisions of the 2023 Plan, the administrator will determine the terms and conditions of options, including when such options vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such options will vest or become exercisable) and the acceptable forms of consideration for exercising an option. The per share exercise price of any option generally must be at least 100% of the fair market value of a share on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of New AON or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. In no event may an option be exercised later than the expiration of its term, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2023 Plan. Subject to the provisions of the 2023 Plan, the administrator will determine the other terms of options, including but not limited to the acceptable forms of consideration for exercising an option.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2023 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of New AON’s Class A Common Stock between the exercise date and the date of grant. Subject to the provisions of the 2023 Plan, the administrator will determine the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value a share on the date of grant with respect to U.S. taxpayers, and the term of a stock appreciation right may not exceed 10 years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her award agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its term, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2023 Plan.

Restricted Stock

Restricted stock may be granted under the 2023 Plan. Restricted stock awards are grants of shares of New AON Class A Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose prior to grant whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us or members of the Company Group), and the administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed at any time. Recipients of restricted stock awards generally will have voting but will not have dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to our right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the 2023 Plan pursuant to terms and conditions established by the administrator. A restricted stock units is a bookkeeping entry representing an amount equal to the fair market value of one share of New AON Class A Common Stock. The administrator will determine the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us or members of the Company Group) and the form and timing of payment. The administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both.

Performance Awards

Performance awards may be granted under the 2023 Plan pursuant to terms and conditions established by the administrator. Performance awards are awards that will result in a payment to a participant only if objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the value of the payout for the performance awards to be paid out to participants. The administrator will have the discretion to reduce or waive any performance objectives or other vesting provisions for performance awards. Performance awards will have a threshold, target, and maximum payout value established by the administrator on or before the grant date. The administrator will have the discretion to pay earned performance awards in the form of cash, shares of New AON Class A Common Stock, or a combination of both.

Non-Employee Directors

The 2023 Plan provides that any non-employee director, in any fiscal year, may not be paid, issued or granted cash retainer fees and equity awards (including awards under the 2023 Plan) with an aggregate value of more than $750,000, increased to $1,500,000 in connection with the non-employee director’s initial service, with the value of each equity award based on its grant date fair value. For purposes of this limitation, the grant date fair value is determined in accordance with U.S. generally accepted accounting principles. Any cash compensation or equity awards granted under the 2023 Plan to a non-employee director for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2023 Plan generally does not allow for the transfer or disposal of awards and only the recipient of an award may exercise an award during his or her lifetime. Any unauthorized transfer will be void.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of New AON, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2023 Plan provides that if there is a merger or a “change in control” (as defined under the 2023 Plan) of New AON, each outstanding award will be treated as the administrator determines (subject to the following paragraph) without a participant’s consent, including that an award be continued by the successor corporation or that vesting of awards may accelerate automatically upon consummation of the transaction. The administrator will not be required to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the 2023 Plan.

If the successor corporation does not continue an award (or some portion of such award), the administrator may provide that the participant will fully vest in (and have the right to exercise) 100% of then-unvested shares subject to his or her outstanding options and stock appreciation rights, all restrictions on 100% of the participant’s outstanding restricted stock and restricted stock units will lapse, and, regarding 100% of participant’s outstanding awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions will be deemed met. In no event will vesting of an award accelerate as to more than 100% of the award. Unless otherwise provided in an award agreement, if options or stock appreciation rights are not continued when a change in control or a merger of New AON with or into another corporation or other entity occurs, the administrator will notify the participant in writing or electronically that the participant’s vested options or stock appreciation rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the administrator in its sole discretion and all of the participant’s options or stock appreciation rights will terminate upon the expiration of such period (whether vested or unvested).

With respect to awards held by a non-employee director, in the event of a change in control, the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant.

Forfeiture and Clawback

All awards granted under the 2023 Plan will be subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired shares or other cash or property. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award.

Amendment or Termination

The 2023 Plan will become effective upon and subject to the Closing and stockholder approval of the 2023 Plan and will continue in effect until terminated by the administrator, but (i) no incentive stock options may be granted after ten (10) years from the earlier of the Board or stockholder approval of the 2023 Plan and (ii) the 2023 Plan’s automatic share reserve increase (as described below) will operate only until the tenth (10th) anniversary of the earlier of New AON’s Board or stockholder approval of the 2023 Plan. In addition, New AON’s Board will have the authority to amend, suspend, or terminate the 2023 Plan, but such action generally may not materially impair the rights of any participant without his or her written consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2023 Plan. The summary is based on existing U.S. laws and regulations as of the date hereof, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise (or, if less, the amount received upon sale of such shares) over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options

A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. Any ordinary income recognized by the participant upon exercise of nonstatutory option generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received or the amount of cash paid upon settlement. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss. Any ordinary income recognized by the participant upon exercise of a stock appreciation right generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the IRS no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss. Any ordinary income recognized by the participant upon vesting in shares of restricted stock (or upon filing an election under Section 83(b) of the Code) generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss. Any ordinary income recognized by the participant upon the issuance of shares pursuant to a restricted stock unit award generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

Performance Awards

A participant generally will recognize no income upon the grant of a performance award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss. Any ordinary income recognized by the participant upon settlement of a performance award generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2023 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for New AON

New AON generally will be entitled to a tax deduction in connection with an award under the 2023 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and certain “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND NEW AON WITH RESPECT TO AWARDS UNDER THE 2023 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the 2023 Plan is in the discretion of the administrator and therefore cannot be determined in advance. We have not previously sponsored an equity incentive plan, and, therefore, the aggregate number of shares of New AON’s Class A Common Stock which would have been received by or allocated to our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all other current employees who are not executive officers, as a group is not determinable.

Vote Required for Approval

Approval of the Incentive Equity Plan Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of [American Oncology Network, Inc.] Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote online at the virtual special meeting or an abstention from voting will have no effect on the outcome of the vote on the Incentive Plan Proposal.

The adoption of the Incentive Plan Proposal is conditioned on the approval of the Incentive Plan Proposal and closing of the Business Combination.

The Closing is conditioned on the approval (or waiver, as applicable) of the Business Combination Proposal, the Nasdaq Issuance Proposal, the Charter Amendment Proposal, the Governance Proposal, the Director Election Proposal, and the Incentive Plan Proposal at the Special Meeting.

Recommendation of the DTOC BOARD

DTOC’s BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the DTOC Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to DTOC stockholders in the event that there are insufficient votes for, or for any other reason in connection with, the approval of the Condition Precedent Proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the DTOC Board may not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed and there is a chance DTOC may not consummate an alternative initial business combination.

Vote Required for Approval and Resolution

The approval of the Adjournment Proposal requires the affirmative vote (virtually or by proxy) of a majority of the votes cast by holders of outstanding shares of DTOC common stock represented virtually or by proxy and entitled to vote thereon, voting together as a single class. Broker non-votes, abstentions or the failure to vote on this Proposal No. 7 will have no effect on the outcome of the vote.

The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

The Supporting Sponsor Shareholders have agreed to, among other things, vote in favor of this Adjournment Proposal. As of the date of this proxy statement/prospectus, the Supporting Sponsor Shareholders own approximately 20% of the outstanding shares of our common stock.

Recommendation of the Board of Directors

THE DTOC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DTOC
STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

GENERAL TERMS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

Purpose of the Exchange Offer

DTOC and AON intend to undertake the Business Combination, in which substantially all of the assets and the business of the combined company will continue to be held by AON and DTOC will become a member of AON. The purposes of the Exchange Offer is to incentivize retention of AON employees following the consummation of the Business Combination and further align the interests of AON employees with those of stockholders.

Terms of the Exchange Offer and Consent Solicitation

In connection with the Business Combination, DTOC is offering to the holders of AON Class B-1 units to exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by such holder (such offer, the “Exchange Offer”).

Concurrently with the Exchange Offer, DTOC and AON are also soliciting consents from the holders of AON Class B-1 units to certain amendments to the terms of the awards and the unit grant agreements pursuant to which the AON Class B-1 units were granted (the “Consent Solicitation”) to provide for the automatic exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, of all outstanding AON Class B-1 units into a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by each applicable holder (collectively, the “Proposed Amendments”). Holders may not deliver consents to the Proposed Amendments without tendering their AON Class B-1 units into the Exchange Offer, and holders may not tender their AON Class B-1 units into the Exchange Offer without delivering the related consents. The tender of AON Class B-1 units into the Exchange Offer will be deemed to automatically constitute delivery of a consent to the Proposed Amendments with respect to the AON Class B-1 units tendered.

All outstanding AON Class B-1 units that are (a) not tendered prior to the Expiration Date or (b) tendered, but (i) properly withdrawn any time before the Expiration Date or (ii) for any valid reason, not accepted by DTOC, will continue to be outstanding according to the their terms unmodified and, upon the adoption of the Amended and Restated AON LLC Agreement, will be reclassified into AON common units at an exchange ratio equal to the Per Company Class B Unit Exchange Ratio; provided, however, that if holders of a majority in interest of the outstanding AON Class B-1 units consent to the Proposed Amendments by participating in the Exchange Offer, the Proposed Amendments will become effective promptly following the Exchange Offer and all outstanding AON Class B-1 units will automatically be exchanged, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, into a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by each applicable holder.

As of the date of this proxy statement/prospectus, the Per Company Unit Exchange Ratio into which AON Class B-1 units are proposed to be exchanged in the Exchange Offer is estimated to equal 2,688 shares of New AON Class A common stock. If a holder of AON Class B-1 units does not participate in the Exchange Offer and less than a majority in interest of the outstanding AON Class B-1 units consent to the Proposed Amendments, upon adoption of the Amended and Restated AON LLC Agreement, such AON Class B-1 units, together with all other outstanding AON Class B units, will be converted into AON common units at the Per Company Class B Unit Exchange Ratio. As of the date of this proxy statement/prospectus, the Per Company Class B Unit Exchange Ratio into which such AON Class B-1 units will be reclassified is estimated to equal 294 AON common units.

The Board of Managers of AON has authorized and approved the issuance to its employees of up to 460 Class B-1 Units. As of [   ], 2023, there were [   ] AON Class B-1 units issued and outstanding, subject to the Exchange Offer. This prospectus and the accompanying Letter of Transmittal are being sent to all registered holders of outstanding AON Class B-1 units. There will be no fixed record date for determining registered holders of AON Class B-1 units entitled to participate in the Exchange Offer.

The Exchange Agent will act as agent for the tendering holders of the AON Class B-1 units for the purposes of receiving (a) shares of New AON Class A common stock, (b) the completed, signed and dated Letter of Transmittal and (c) all other required documents. Promptly following the closing of the Exchange Offer, DTOC will issue the shares of New AON Class A common stock (which will be shares of New AON Class A common stock following the consummation of the Business Combination).

DTOC intends to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated by the SEC thereunder.

Market and Trading Information

For purposes of this proxy statement/prospectus, “New AON” means American Oncology Network Inc. (f/k/a Digital Transformation Opportunities Corp.) and its consolidated subsidiaries, after giving effect to the Business Combination, and “New AON Class A common stock” means Class A common stock, par value $0.0001 per share, of New AON. As such, there will be no public market for the shares of New AON Class A common stock until following the consummation of the Business Combination.

Currently, the shares of Class A common stock, par value $0.0001 per share, of DTOC — or DTOC Class A common stock — are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DTOC.” The last reported per share price for DTOC Class A common stock was $[   ], as quoted on the Nasdaq Capital Market on [   ], 2023.

Expiration Date

The Exchange Offer will expire on the Expiration Date, which is at midnight, Eastern Time, on [   ], 2023, unless extended by DTOC in its sole discretion.

Extensions; Waivers and Amendments; Termination

Subject to applicable law, DTOC reserves the right to, at any time or at various times, regardless of whether any events preventing satisfaction of the conditions to the Exchange Offer, to extend the period of time during which the Exchange Offer is open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law.

During any extension of the Exchange Offer, all AON Class B-1 units previously tendered and not accepted by DTOC will remain subject to the Exchange Offer and may, subject to the terms and conditions of the Exchange Offer, be accepted by DTOC, and all AON Class B-1 units previously tendered and accepted by DTOC pursuant to the Exchange Offer will remain effective. In addition, DTOC may waive conditions without extending the Exchange Offer in accordance with applicable law.

If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied with respect to the Exchange Offer, DTOC reserves the right, at its sole discretion to:

●	extend the Expiration Date and Exchange Offer;
●	delay accepting any AON Class B-1 units tendered pursuant to the Exchange Offer;
●	terminate the Exchange Offer; or
●	otherwise amend the Exchange Offer in any respect in compliance with applicable securities laws and stock exchange rules.

If DTOC does not accept any AON Class B-1 units tendered in the Exchange Offer for any reason described in the terms and conditions of the Exchange Offer or if any AON Class B-1 units tendered are withdrawn pursuant to the terms of the Exchange Offer, DTOC will return such AON Class B-1 units without expense to the holder.

Announcements

If the conditions to the Exchange Offer are satisfied, or if DTOC waives all of the conditions that have not been satisfied, DTOC will accept, on the Expiration Date and after it receives completed and duly executed Letters of Transmittal with respect to any and all of the AON Class B-1 units tendered at such time, the tendered AON Class B-1 units by notifying the Exchange Agent of DTOC’s acceptance. The notice may be oral if DTOC promptly confirms it in writing.

Acceptance of Tendered AON Class B-1 Units to the Exchange Offer

If the conditions to the Exchange Offer are satisfied, or if DTOC waives all of the conditions that have not been satisfied, DTOC will accept, on the Expiration Date and after it receives completed and duly executed Letters of Transmittal with respect to any and all of the AON Class B-1 units tendered at such time, the tendered AON Class B-1 units by notifying the Exchange Agent of its acceptance. The notice may be oral if DTOC promptly confirms it in writing.

DTOC expressly reserves the right, in its sole discretion, to delay acceptance of the AON Class B-1 units tendered pursuant to the Exchange Offer, or to terminate the Exchange Offer and not accept the AON Class B-1 units tendered pursuant to the Exchange Offer, (a) if any of the conditions to the Exchange Offer shall not have been satisfied or validly waived by DTOC, or (b) in order to comply in whole or in part with any applicable law.

In all cases, the shares of New AON Class A common stock will be issued only after timely receipt by the Exchange Agent of (a) the properly completed and duly executed Letter of Transmittal (or a facsimile thereof), and (b) any other documents required by the Letter of Transmittal, including, without limitation, the AON Class B-1 units.

For purposes of the Exchange Offer, DTOC will have accepted the AON Class B-1 units tendered pursuant to the Exchange Offer, if, as and when it gives oral or written notice to the Exchange Agent of its acceptance of such AON Class B-1 units pursuant to the Exchange Offer. In all cases, the issuance of shares of New AON Class A common stock will be made by the deposit of such consideration with the Exchange Agent, which will act as your agent for the purposes of receiving such consideration from DTOC and delivering such consideration to you.

If, for any reason whatsoever, acceptance of any AON Class B-1 units tendered or the issuance of the shares of New AON Class A common stock is delayed or DTOC extends the Exchange Offer or is unable to accept the tender of the AON Class B-1 units pursuant to the Exchange Offer, then, without prejudice to DTOC’s rights set forth herein, DTOC may instruct the Exchange Agent to retain the AON Class B-1 units tendered and such tender may not be withdrawn, subject to the limited circumstances described in “— Withdrawal of Tender and Participation in this Exchange Offer” below.

DTOC will have the right, which may be waived, to reject the defective tender of AON Class B-1 units pursuant to the Exchange Offer as invalid and ineffective. If DTOC waives its rights to reject a defective tender, subject to the other terms and conditions set forth in the Exchange Offer and Letter of Transmittal, you will be entitled to shares of New AON Class A common stock.

Procedures for Participating in the Exchange Offer

General

In order to participate in the Exchange Offer, you must tender your AON Class B-1 units as described below. It is your responsibility to tender your AON Class B-1 units. DTOC has the right in its sole and absolute discretion to waive any defects. However, DTOC is not required to waive defects and is not required to notify you of defects in your tender.

If you have any questions or need help in tendering your AON Class B-1 units pursuant to the Exchange Offer, please contact the Exchange Agent, whose address and telephone number is listed below under “— Depositary and the Exchange Agent.”

The method of tendering the AON Class B-1 units and delivering the Letters of Transmittal and other required documents is at your election and risk. If delivery is by mail, DTOC recommends that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No AON Class B-1 units, Letters of Transmittal or other required documents should be sent to DTOC.

Proper Participation in the Exchange

In all cases, the issuance of the shares of New AON Class A common stock pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of:

●	Letter of Transmittal properly completed and duly executed; and
●	Any other documents required by the Letter of Transmittal.

Determination of Validity of Tender of AON Class B-1 units

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered AON Class B-1 units pursuant to this Exchange Offer and any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by DTOC in its sole and absolute discretion, which determination will be final and binding, subject to the rights of AON Class B-1 unitholders to challenge such determination in a court of competent jurisdiction. DTOC reserves the absolute right to reject any or all tenders of AON Class B-1 units determined by DTOC not to be in proper form, or if the acceptance of or tender of AON Class B-1 units may, in the opinion of DTOC’s counsel, be unlawful. DTOC also reserves the right to waive any conditions to the Exchange Offer that it is legally permitted to waive.

Your tender of AON Class B-1 units to the Exchange Offer will not be deemed to have been made until all defects or irregularities in your exercise have been cured or waived. Neither DTOC, nor the Exchange Agent, nor any other person or entity is under any duty to give notification of any defects or irregularities in any exercise or withdrawal of any exercise pursuant to the Exchange Offer, or will incur any liability for failure to give any such notification.

Please do not send Letters of Transmittal to DTOC or AON. You should send Letters of Transmittal only to the Exchange Agent, at its office as indicated under Depositary and Exchange Agent” below and in the Letter of Transmittal. The Exchange Agent can answer your questions regarding how to tender your AON Class B-1 units.

Deemed Consent to Proposed Amendments by Tender

The tender of AON Class B-1 units pursuant to the Exchange Offer in accordance with the procedures described above will be deemed to automatically constitute delivery of a consent with respect to the AON Class B-1 units tendered and the Proposed Amendments, except as provided herein. All references to procedures for tendering AON Class B-1 units shall include such deemed delivery of consents.

Withdrawal of Tender and Participation in this Exchange Offer

You have the right to withdraw the tender of any AON Class B-1 units pursuant to the Exchange Offer will expire at midnight, Eastern Time, on the Expiration Date.

To be effective, a written or facsimile notice of withdrawal of a tender of AON Class B-1 units must:

●	be received by the Exchange Agent at the following address prior to midnight, Eastern Time, on the Expiration Date;

Continental Stock Transfer & Trust Company
1 State Street, 30th floor
New York, NY 10004
Attention: Tenders (AON/DTOC)Facsimile: 212-616-7610
Phone: 917 262-2378
Toll Free: 800-509-5586

●	specify the name of the holder of the AON Class B-1 units to be withdrawn;
●	contain the description of the AON Class B-1 units to be withdrawn; and
●	be signed by the holder of the AON Class B-1 units in the same manner as the original signature on the Letter of Transmittal or be accompanied by the documents of transfer sufficient to have the transfer agent register the transfer of the AON Class B-1 units into the name of the person withdrawing the tender of such AON Class B-1 units.

If the tendered AON Class B-1 units to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written transmission of the notice of withdrawal or revocation even if physical release is not yet effected. A withdrawal of tendered AON Class B-1 units can only be accomplished in accordance with the foregoing procedures.

If you withdraw tendered AON Class B-1 units, you will have the right to re-tender such AON Class B-1 units on or prior to the Expiration Date in accordance with the procedures described above for tendering AON Class B-1 units. If DTOC amends or modifies the terms of the Exchange Offer, or the information concerning the Exchange Offer, in a manner determined by DTOC to constitute a material change to the holders of the AON Class B-1 units, DTOC will disseminate additional Exchange Offer materials and extend the period of the Exchange Offer, including any withdrawal rights, to the extent required by law and as it determines necessary. An extension of the Expiration Date will not affect the withdrawal rights of a holder of AON Class B-1 units.

Return of AON Class B-1 Units

If DTOC does not accept any AON Class B-1 units in the Exchange Offer for any reason described in the terms and conditions of the Exchange Offer or if the AON Class B-1 units so tendered are withdrawn pursuant to the terms of the Exchange Offer, DTOC will return such AON Class B-1 units without expense to the holder promptly as practicable after the expiration or termination of the Exchange Offer or the failure to meet any of the conditions to the Exchange Offer.

Your Representations to DTOC

By signing or agreeing to be bound by the Letter of Transmittal and other required documents, you will represent to DTOC that, among other things:

●	you own all right, title and interest in and to the AON Class B-1 units tendered or will own all right, title and interest in and to the AON Class B-1 units upon vesting thereof; and
●	you have no arrangement or understanding with any person to participate in the distribution of the shares of DTOC Class A common stock (or any shares of New AON Class A common stock into which such shares of DTOC Class A common stock shall convert upon consummation of the Business Combination); and
●	you are not engaged in and do not intend to be engaged in the distribution of the shares of DTOC Class A common stock (or any shares of New AON Class A common stock into which such shares of DTOC Class A common stock shall convert upon consummation of the Business Combination).

Interests of Certain Persons in the Exchange Offer

None of AON’s directors or executive officers beneficially own or have any pecuniary interest in any of the AON Class B-1 units that are subject to the Exchange Offer.

Conditions to the Exchange Offer

Notwithstanding any other provisions of this Exchange Offer, DTOC will not be required to accept the tendered AON Class B-1 units pursuant to the Exchange Offer or to issue shares of New AON Class A common stock pursuant to the Exchange Offer, and may terminate, amend or extend the Exchange Offer or delay issuing shares of New AON Class A common stock, if any of the following shall occur or exist or have not been satisfied, or have not been waived by DTOC, prior to the Expiration Date:

●	At least a majority in interest of the outstanding AON Class B-1 units shall have been validly tendered and not validly withdrawn in the Exchange Offer;
●	The conditions to the Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof);
●	No action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Exchange Offer or the exchange of AON Class B-1 units for shares of New AON Class A common stock under the Exchange Offer by or before any court or governmental regulatory authority or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Exchange Offer or the exchange of AON Class B-1 units for shares of New AON Class A common stock under the Exchange Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Exchange Offer or the exchange of AON Class B-1 units for shares of New AON Class A common stock under the Exchange Offer;
●	There shall not have occurred:
●	any general suspension of or limitation on trading in securities on the Nasdaq Capital Market, whether or not mandatory;

●	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory;
●	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States; or
●	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; and
●	The SEC shall have declared DTOC’s registration statement on Form S-4, of which this proxy statement/prospectus forms a part, effective, and such registration statement shall not be subject to a stop order, and no proceedings for that purpose shall have been instituted or be pending or, to DTOC’s knowledge, be contemplated or threatened by the SEC.

These conditions are for DTOC’s benefit and may be asserted by DTOC or may be waived by DTOC, including any action or inaction by DTOC giving rise to any condition, in whole or in part, at any time and from time to time at or prior to the Expiration Date, in DTOC’s reasonable discretion. DTOC may additionally terminate the Exchange Offer if any condition is not satisfied on or prior to the Expiration Date. If any of these events occur, subject to the termination rights described above, DTOC may (i) return any tendered AON Class B-1 units to you, (ii) extend the Expiration Date and Exchange Offer and retain all tendered AON Class B-1 units until the expiration of the extended Exchange Offer, or (iii) amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

DTOC has not made a decision as to what circumstances would lead DTOC to waive any condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although DTOC has no present plans or arrangements to do so, DTOC reserves the right to amend, at any time, the terms of the Exchange Offer. DTOC will give holders of AON Class B-1 units notice of such amendments as may be required by applicable law.

Fees and Expenses

DTOC and AON will each bear fifty percent (50%) of the expenses of soliciting the tender of AON Class B-1 units pursuant to the Exchange Offer. The principal solicitation is being made by mail; however, DTOC may make additional solicitation by facsimile, email, telephone or in person by its officers and regular employees and those of its affiliates and bankers.

DTOC and AON will each pay the Exchange Agent fifty percent (50%) of its reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

DTOC and AON will each pay fifty percent (50%) of all cash expenses to be incurred in connection with the Exchange Offer. They include:

●	SEC Registration fees for the shares of New AON Class A common stock;
●	fees and expenses of the Exchange Agent;
●	accounting, advisory and legal fees;
●	printing costs; and
●	related fees and expenses.

If your AON Class B-1 units are held or will be held through a broker or other nominee on your behalf, your broker or other nominee may charge you a commission for participating in the Exchange Offer.

Material U.S. Federal Income Tax Consequences of Exchange Offer

The following summary describes the material U.S. federal income tax consequences relating to the Exchange Offer. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), administrative rulings, and judicial decisions, all as in effect as of the date hereof, any of which may subsequently be changed or interpreted differently, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. DTOC and AON have not sought and do not intend to seek a ruling from the Internal Revenue Service (the “IRS”) on any aspect of the Exchange Offer. Accordingly, DTOC and AON cannot assure you that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS. This summary does not address all aspects of U.S. federal income tax related to the Exchange Offer.

This summary does not address the consequences under U.S. alternative minimum tax rules, the net investment income tax, U.S. federal estate or gift tax laws or any non-U.S. or U.S. state or local tax laws. In addition, it does not address all tax consequences that may be relevant to holders of the AON Class B-1 units or shares of New AON Class A common stock (the “Exchange Securities” and collectively with the AON Class B units, the “Investment Securities”) that are subject to special treatment under the U.S. federal income tax laws, such as:

●	dealers or traders in securities or currencies, banks, and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, traders in securities that elect to use a mark-to-market method of accounting for their securities, employee stock ownership plans, corporations that accumulate earnings to avoid tax, controlled foreign corporations, and passive foreign investment companies;
●	persons holding Investment Securities as a part of a hedging, integrated, conversion, wash sale, constructive sale, or straddle transaction for U.S. federal income tax purposes;

●	U.S. Holders (as defined below) of Investment Securities whose “functional currency” is not the U.S. dollar;
●	persons that are, or that hold their Investment Securities through, entities that are treated as partnerships or S corporations for U.S. federal income tax purposes;
●	nonresident alien individuals who are present in the United States for 183 or more days during the relevant taxable year; and
●	former citizens or residents of the United States.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Investment Securities, the tax treatment of a partner (or other equity owner) will generally depend upon the status of the partner (or equity owner) and the activities of the partnership (or such other entity). A beneficial owner that is a partnership (or entity treated as a partnership) and partners in such a partnership (or other equity owners) should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

This summary of material U.S. federal income tax consequences is for general information only and is not tax advice for any particular investor. Furthermore, this summary only applies to beneficial owners of Investment Securities that hold their Investment Securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

In this discussion, the term “U.S. Holder” is used to refer to a beneficial owner of Investment Securities that, for U.S. federal income tax purposes, is:

●	an individual citizen or resident of the United States;
●	a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof (including the District of Columbia);
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER OF INVESTMENT SECURITIES SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, AND LOCAL TAX LAWS AND NON-U.S. TAX LAWS.

Tender of AON Class B-1.

Pursuant to the Exchange Offer, a holder of AON Class B-1 units may exchange each such unit for newly-issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio. If the Proposed Amendments are adopted and a majority of the AON Class B-1 units are tendered, all AON Class B-1 units not otherwise tendered in the Exchange Offer will automatically be exchanged into newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by each applicable holder.

Although the U.S. federal income tax treatment will depend on the specific facts at the time the AON Class B-1 units are issued, the Company intends to take the position that AON Class B-1 units have value equal to the New AON Class A shares into which they are convertible. A recipient of such Class B-1 units will recognize such value as compensation income. Such U.S. Holder would generally have a basis in the AON Class B-1 units equal to the amount of such income recognized. Such U.S. Holder should have little if any short-term capital gain on the exchange for the New AON Class A common shares.

Thereafter, a U.S. Holder generally will have an initial tax basis in the shares of New AON Class A common stock received pursuant to the Exchange Offer equal to fair market value on the date of the exchange, and generally will commence a new holding period with respect to the shares of New AON Class A common stock the day after the completion of the exchange.

If a holder of AON Class B-1 units does not exchange such units for New AON Class A common stock, the Exchange Offer would have no federal income tax impact on such U.S. Holder. Such U.S. Holder will receive allocations of income, gain, loss and deductions from AON but, generally, should not recognize gain or loss for federal income tax purposes on the AON Class B-1 units until such U.S. Holder sells, exchanges, or otherwise disposes of the AON Class B-1 units.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to payments made to U.S. Holders that exchange AON Class B units for Exchange Securities, of distributions on Exchange Securities or in connection with the sale, exchange, redemption, retirement, or other taxable disposition of Exchange Securities prior to maturity, other than certain exempt recipients. Each U.S. Holder will be asked to provide to DTOC’s paying agent such Holder’s correct taxpayer identification number and certify that such Holder is not subject to backup withholding. Backup withholding at the applicable rate will apply to payments made to a U.S. Holder if the U.S. Holder fails to timely provide its correct taxpayer identification number (“TIN”) within a reasonable time after a request therefor (and certification that the TIN is correct) or certification of exempt status. A U.S. Holder who does not provide DTOC or its paying agent with the correct TIN may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, and may entitle such U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

This discussion is limited to U.S. Holders of the AON Class B units and does not consider the tax treatment of Non-U.S. Holders. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of the Exchange Offer.

Depositary and Exchange Agent

DTOC has appointed Continental Stock Transfer & Trust Company as the Depositary and the Exchange Agent for the Exchange Offer (referred to throughout this prospectus as the “Exchange Agent”). You should direct questions, requests for assistance, and requests for additional copies of the prospectus and/or the Letter of Transmittal that may accompany this prospectus to the Exchange Agent as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor

New York, NY 10004

Facsimile: 212-616-7610

Phone: 917-262-2378

Toll Free: 800-509-5586

Delivery to an address other than set forth above will not constitute a valid delivery.

PROPOSED AMENDMENTS

The AON Class B-1 units were issued pursuant to unit grant agreements with AON governed under AON’s 2017 Profits Interest Plan. In general, the Proposed Amendments would provide for the automatic exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, of all outstanding AON Class B-1 units into a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by each applicable holder.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

DTOC Related Party Transactions

Founder Shares

On January 8, 2021, DTOC issued an aggregate of 7,187,500 shares of Class B common stock to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.003 per share. The number of shares of Class B common stock issued was determined based on the expectation that such shares would represent 20% of the outstanding shares of common stock upon completion of the IPO. On March 9, 2021, DTOC effected a stock dividend of 0.2 shares for each share of Class B common stock outstanding, resulting in the Sponsor holding an aggregate of 8,625,000 shares of Class B common stock. The Sponsor subsequently transferred 25,000 shares of Class B common stock to each of DTOC’s independent directors, and 150,000 shares of Class B common stock to Kyle Francis, DTOC’s Chief Financial Officer. Up to 1,125,000 shares of Class B common stock were subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised. On March 12, 2021, the underwriter partially exercised its over-allotment option, hence, 837,500 shares of Class B common stock were no longer subject to forfeiture. On March 15, 2021, the underwriter forfeited the remaining over-allotment option, and hence 287,500 shares of Class B common stock were subsequently forfeited.

On March 7, 2023, in connection with the approval of the Extension Amendment Proposal, the Sponsor and Mr. Francis converted all of their respective Founder Shares into an aggregate of 8,262,500 shares of DTOC Class A common stock.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of the initial business combination; and (2) subsequent to the initial business combination (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20)-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of DTOC’s IPO, DTOC consummated the private placement of 6,113,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $9.17 million.

Each whole Private Placement Warrant is exercisable for one whole share of DTOC Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from DTOC’s IPO held in the Trust Account. If DTOC does not complete an initial business combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of DTOC’s public shares, subject to the requirements of applicable law, and the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable for cash (except in certain limited circumstances) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and DTOC’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial business combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of DTOC Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to the existing registration rights agreement, which will be amended and restated in connection with the consummation of the Business Combination. See the Section titled “The Business Combination and The Business Combination Agreement — Related Agreements — Amended and Restated Registration Rights Agreement” for more information.

Related Party Notes

On January 8, 2021, DTOC issued an unsecured promissory note to the Sponsor for an aggregate of up to $300,000 to cover expenses related to the IPO. This loan was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the IPO. During the period from January 8, 2021 to March 12, 2021, DTOC had borrowed $212,215 under the promissory note. On March 12, 2021, DTOC paid the balance on the note from the proceeds of the IPO.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of DTOC officers and directors may, but are not obligated to, make Working Capital Loans. If DTOC completes a business combination, DTOC may repay the Working Capital Loans out of the proceeds of the Trust Account released to DTOC. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, DTOC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination or, at the lenders’ discretion, up to $2.0 million of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. At December 31, 2021, no Working Capital Loans were outstanding.

Certain Other Payments

The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on DTOC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. DTOC’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or DTOC’s or their affiliates. As of date of this proxy statement/prospectus, the total amount of out-of-pocket expenses incurred by DTOC’s officers and directors is less than $1,500.

Sponsor Support Agreement

See the Section titled “The Business Combination and The Business Combination Agreement — Related Agreements — Sponsor Support Agreement” for more information.

Company Related Party Transactions

There were no transactions that were required to be reported under the provisions of Item 404 of Regulation S-K.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of New AON for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of New AON’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) New AON is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as New AON were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of New AON for at least six months but who are New AON’s affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of New AON common stock then outstanding; or
●	the average weekly reported trading volume of New AON common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by New AON’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the holders of shares of New AON Class B common stock, including but not limited to, the Sponsor, will be able to sell their shares of New AON Class A common stock issuable upon conversion of its shares of New AON Class B common stock and New AON private placement warrants, as applicable, pursuant to Rule 144 without registration one year after New AON has filed the Form 10 information with the SEC following the completion of the business combination. Absent registration under the Securities Act, other stockholders who receive restricted securities will not be permitted to sell their restricted securities under Rule 144 earlier than one year after New AON has filed the Form 10 information with the SEC following the completion of the business combination.

DTOC anticipates that following the consummation of the business combination, New AON will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

MISCELLANEOUS PROVISIONS

Listing of Securities

DTOC Class A common stock is currently listed on Nasdaq under the symbol “DTOC.” DTOC’s public warrants are listed on Nasdaq under the symbol “DTOCW.” DTOC’s units that have not separated are listed on Nasdaq under the symbol “DTOCU.” Following the Business Combination, New AON common stock and New AON warrants (including, in each case, common stock issuable in connection with the consummation of the Business Combination) will be listed on Nasdaq, or another reputable national securities exchange mutually determined by DTOC and AON. under the symbol “AONC” and “AONCW”, respectively.

Appraisal Rights

Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Submission of Stockholder Proposals

Our Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

Submission of Future Stockholder Proposals

For any proposal to be considered for inclusion in New AON’s proxy statement and form of proxy for submission to the stockholders at New AON’s 2023 annual meeting of stockholders, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and New AON’s bylaws. Such proposals must be delivered to New AON’s Secretary at the principal executive offices of New AON at [   ], not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (assuming New AON’s 2023 annual meeting of stockholders is not more than thirty (30) days before or more than sixty (60) days after the anniversary date of New AON’s 2022 annual meeting of stockholders, which, for the purposes of this requirement, will be the Special Meeting) in order to be considered for inclusion in the proxy materials to be disseminated by the New AON Board for such annual meeting.

The bylaws of New AON will provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to New AON’s Secretary at New AON’s principal executive offices at the address set forth above not later than [   ]. New AON’s bylaws also specify requirements as to the form and content of a stockholder’s notice.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our annual report to stockholders and our proxy statement. Upon written or oral request, we will deliver a separate copy of the annual report to stockholders or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Our stockholders receiving multiple copies of such documents may likewise request that we deliver single copies of such documents in the future. Our stockholders receiving multiple copies of such documents may request that we deliver single copies of such documents in the future. Our stockholders may notify us of their requests by calling or writing us at our principal executive office at [   ], or by telephone at [   ], which must be received prior to the Special Meeting.

Legal Matters

Paul Hastings LLP will pass upon the validity of the securities of New AON to be issued in connection with the Exchange Offer and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of Digital Transformation Opportunities Corp. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, appearing in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered accounting firm, as stated in their report thereon and included in this proxy statement/prospectus (which report expresses an unqualified opinion and contains an explanatory paragraph as to Digital Transformation Opportunities Corp.’s ability to continue as a going concern), in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of American Oncology Network, LLC as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read DTOC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us by telephone or in writing.

Kevin Nazemi, Chief Executive Officer

Digital Transformation Opportunities Corp.

10250 Constellation Blvd, Suite 23126

Los Angeles, CA 90067

Tel: (360) 949-1111

Email: kevin@dtocorp.com

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400

Email: DTOC.info@investor.morrowsodali.com

If you are a stockholder of DTOC and would like to request documents, please do so by          , 2023, in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to DTOC has been supplied by DTOC, and all such information relating to the Company has been supplied by the Company. Information provided by either DTOC or the Company does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of DTOC for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or the Company that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Digital Transformation Opportunities Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Digital Transformation Opportunities Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the result of its operations and its cash flow for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company has until June 30, 2023 to complete a business combination or the Company will cease all operations except for the purpose of liquidating. Further, the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be the lesser of one year from the issuance date of the financial statements or the date for mandatory liquidation. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Houston, TX

March 30, 2023

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

BALANCE SHEETS

	December 31, 2022	December 31, 2021
Asset
Cash	$374,304	$803,309
Prepaid expenses	86,619	468,587
Total current assets	460,923	1,271,896

Other noncurrent assets	—	86,855
Cash and securities held in Trust Account	338,422,091	333,520,259
Total Assets	$338,883,014	$334,879,010

Liabilities, Redeemable Common Stock and Stockholders’ Deficit
Accounts payable and accrued expenses	$2,605,527	$1,028,468
Total current liabilities	2,605,527	1,028,468
Deferred underwriting fee	11,672,500	11,672,500
Deferred tax liability	574,998	—
Warrant liability	875,083	9,555,575
Total Liabilities	15,728,108	22,256,543

Commitments and Contingencies (see Note 6)

Class A Common Stock subject to possible redemption, 33,350,000 shares at redemption value of $10.12 and $10.00, at December 31, 2022 and 2021, respectively	337,358,456	333,500,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 0 shares issued and outstanding (excluding 33,350,000 shares subject to possible redemption) at December 31, 2022 and 2021	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,337,500 shares issued and outstanding at December 31, 2022 and 2021	834	834
Additional paid-in capital	—	—
Accumulated deficit	(14,204,384)	(20,878,367)
Total Stockholders’ Deficit	(14,203,550)	(20,877,533)
Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$338,883,014	$334,879,010

The accompanying notes are an integral part of these financial statements.

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2022	2021
Formation and operating costs	$2,389,899	$1,632,489
Loss from Operations	(2,389,899)	(1,632,489)

Other income (expense):
Interest income	5,128,585	20,259
Offering costs allocated to warrants	—	(659,746)
Unrealized gain on marketable securities held in Trust Account	139,897	—
Change in fair value of warrant liability	8,680,492	10,666,695
Total other income, net	13,948,974	10,027,208

Income before provision for income taxes	11,559,075	8,394,719
Provision for income taxes	(1,026,636)	—
Net income	$10,532,439	$8,394,719

Weighted average shares outstanding, Class A common stock subject to possible redemption	33,350,000	26,954,110
Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.25	$0.24
Weighted average shares outstanding, Class B common stock	8,337,500	8,033,048
Basic and diluted net income per share, Class B common stock	$0.25	$0.24

The accompanying notes are an integral part of these financial statements.

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2021	—	$—	—	$—	$—	$(834)	$(834)
Issuance of common stock to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Excess of cash received over fair value of private placement warrants	—	—	—	—	586,880	—	586,880
Forfeiture of common stock by Sponsor	—	—	(287,500)	(29)	29	—	—
Remeasurement of common stock subject to possible redemption	—	—	—	—	(611,046)	(29,272,252)	(29,883,298)
Net income	—	—	—	—	—	8,394,719	8,394,719
Balance as of December 31, 2021	—	—	8,337,500	834	—	(20,878,367)	(20,877,533)
Remeasurement of carrying value to redemption value						(3,858,456)	(3,858,456)
Net income	—	—	—	—	—	10,532,439	10,532,439
Balance as of December 31, 2022	—	$—	8,337,500	$834	$—	$(14,204,384)	$(14,203,550)

The accompanying notes are an integral part of these financial statements.

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

STATEMENTS OF CASH FLOWS

	For the years ended
	December 31,
	2022	2021
Cash Flows from Operating Activities
Net income	$10,532,439	$8,394,719
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(5,128,585)	(20,259)
Unrealized gain on marketable securities held in Trust Account	(139,897)	—
Offering costs allocated to warrants	—	659,746
Change in fair value of warrant liability	(8,680,492)	(10,666,695)
Changes in operating assets and liabilities:
Prepaid assets	468,823	(555,442)
Deferred tax liability	574,998	—
Accounts payable and accrued expenses	1,577,059	957,634
Net cash used in operating activities	(795,655)	(1,230,297)

Cash Flows from Investing Activities:
Interest withdrawn from Trust Account to pay for franchise and income taxes	366,650	—
Investment of cash into Trust Account	—	(333,500,000)
Net cash provided by (used in) investing activities	366,650	(333,500,000)

Cash Flows from Financing Activities:
Proceeds from sale of Class B common stock to initial stockholders	—	25,000
Proceeds from sale of Units, net of underwriting discount	—	326,830,000
Proceeds from issuance of Private Placement Warrants	—	9,170,000
Proceeds from promissory note – related party	—	212,215
Repayment of promissory note – related party	—	(212,215)
Payment of offering costs	—	(491,394)
Net cash provided by financing activities	—	335,533,606

Net Change in Cash	(429,005)	803,309
Cash, beginning of period	803,309	—
Cash, end of the period	$374,304	$803,309

Supplemental Disclosure of Non-cash Financing Activities:
Deferred underwriters’ discount payable charged to additional paid-in capital	$—	$11,672,500
Remeasurement of Class A common stock subject to possible redemption	$3,858,456	$29,883,298

The accompanying notes are an integral part of these financial statements.

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Digital Transformation Opportunities Corp. (the “Company” or “DTOC”) is a blank check company incorporated as a Delaware corporation on November 17, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“business combination”).

As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering “), which is described below, and identifying a target company for a business combination. The Company will not generate any operating revenues until after the completion of a business combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 9, 2021. On March 12, 2021, the Company consummated the Initial Public Offering of 33,350,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which included 3,350,000 Units as a result of the underwriter’s partial exercise of its option to purchase up to 4,500,000 additional Units, at $10.00 per Unit, generating gross proceeds of $333,500,000, which is discussed in Note 3. Each Unit consists of one share of common stock, and one-fourth of one redeemable warrant to purchase one share of Class A common stock at a price of $11.50 per whole share.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,113,333 Private Placement Warrants (the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, in a private placement to Digital Transformation Sponsor LLC (the “Sponsor”), generating gross proceeds of $9,170,000, which is discussed in Note 4.

The Company incurred transaction costs of the Initial Public Offering amounting to $18,903,894 consisting of $6,670,000 of underwriting fees, $11,672,500 of deferred underwriting fee, and $561,394 of other offering costs. The Company recorded $18,244,148 of offering costs as a reduction of temporary equity in connection with the Class A common stock. The Company immediately expensed $659,746 of offering costs in connection with the Warrants that were classified as liabilities.

Following the closing of the Initial Public Offering on March 12, 2021, $333,500,000 ($10.00 per Unit) from the net offering proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. “government securities”, within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions of Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations and to pay up to $100,000 in dissolution expenses, the proceeds from the Initial Public Offering and the sale of the Private Placement Warrants will not be released from the Trust Account until the earliest to occur of: (a) the completion of the Company’s initial business combination, (b) the redemption of any shares of the Company’s Class A common stock sold in the Initial Public Offering (the “public shares”) properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial business combination or to redeem 100% of the Company’s public shares if it does not complete its initial business combination within 24 months from the closing of the Initial Public Offering or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity, and (c) the redemption of the Company’s public shares if the Company is unable to complete the initial business combination within 24 months from the closing of the Initial Public Offering or during any Extension Period (as defined below), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors which would have priority over the claims of the Company’s public stockholders. The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial business combination either (i) in connection with a stockholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations.

The Company has until June 30, 2023 (or September 30, 2023 if all of the Extension Options are exercised) to complete an initial business combination (the “Combination Period”). However, if the Company is unable to complete its initial business combination within the Combination Period or during any Extension Period, the Company will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and each of the officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares (as described in Note 5) and public shares in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of the public shares if the Company does not complete the initial business combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other material provisions relating to stockholder’s rights or pre-initial business combination activity, (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial business combination within 24 months from the closing of the Initial Public Offering or during any extended time that the Company has to consummate a business combination beyond 24 months as a result of a stockholder vote to amend the amended and restated certificate of incorporation (an “Extension Period”), and (iv) vote any Founder Shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the Company’s initial business combination.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended, (the “Securities Act”). However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Company’s Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that its Sponsor would be able to satisfy those obligations.

Liquidity and Capital Resources

As of December 31, 2022 and 2021, the Company had cash of $374,304 and $803,309, respectively, and working capital deficit and working capital, net of taxes, of $1,655,967 and $443,428, respectively.

The Company’s liquidity needs up to March 12, 2021 had been satisfied through a capital contribution from the Sponsor of $25,000 (see Note 5) for the founder shares and the loan under an unsecured promissory note from the Sponsor of up to $300,000 which was paid in full on March 12, 2021 from the Initial Public Offering proceeds (see Note 5). Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity needs have been satisfied through the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us working capital loans. As of December 31, 2022 and 2021, there were no amounts outstanding under any working capital loan.

The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. The Company believes it will need to raise additional funds in order to meet the expenditures required for operating its business and to consummate a business combination. If the Company is unable to complete its business combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. Management has the option to address this uncertainty through working capital loans from the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors who may, but are not obligated to, loan the Company funds as may be required. Up to $2,000,000 of such Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. In addition, following the business combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

In addition, the Company has until June 30, 2023 (or September 30, 2023 if all of the Extension Options are exercised) to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that it could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022 (the “IR Act”)

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to complete a business combination.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $374,304 and $803,809 in cash and no cash equivalents as of December 31, 2022 and 2021, respectively.

Marketable Securities Held in Trust Account

At December 31, 2022 and 2021, substantially all of the assets held in the Trust Account were held in money market funds which invest in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest income in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value Measurements

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature. Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. US GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the balance sheets primarily due to their short-term nature. The fair values of cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses, and due to related party are estimated to approximate the carrying values as of December 31, 2022 and 2021 due to the short maturities of such instruments.

The fair value of the Private Placement Warrants is based on a Monte Carlo valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Placement Warrants is classified as Level 3. See Note 8 for additional information on assets and liabilities measured at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At December 31, 2022 and 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (which are discussed in Note 3, Note 4 and Note 8) in accordance with ASC 815-40, “Derivatives and Hedging - Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the Balance Sheets and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statements of Operations in the period of change.

Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

All of the 33,350,000 Class A common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the business combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Accordingly, at December 31, 2022 and 2021, all shares of Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

At December 31, 2022 and 2021, the Class A common stock reflected in the balance sheets is reconciled in the following table:

Gross proceeds	$333,500,000
Less:
Proceeds allocated to Public Warrants	(11,639,150)
Class A common stock issuance costs	(18,244,148)
Plus:
Remeasurement of carrying value to redemption value	29,883,298
Class A common stock subject to possible redemption, December 31, 2021	333,500,000
Remeasurement of carrying value to redemption value	3,858,456
Class A common stock subject to possible redemption, December 31, 2022	$337,358,456

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the balance sheet date were directly related to the Initial Public Offering.

Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred and presented as non-operating expenses in the statements of operations. Offering costs associated with the Class A common stock were charged to temporary equity.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company accounted for the 14,450,833 warrants issued in connection with the Initial Public Offering and Private Placement in accordance with the guidance contained in FASB ASC 815-40. Such guidance provides that, because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised. The fair value of the Public Warrants and the Private Placement Warrants is estimated using a Monte Carlo simulation. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income tax examinations by the major taxing authorities since inception.

These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income Per Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The Company has two classes of shares, Class A common stock and Class B common stock. Earnings and losses are shared pro rata between the two classes of shares. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 14,450,833 shares of common stock in the calculation of diluted income per share, since the exercise of the warrants would be anti-dilutive. As a result, diluted net income per common stock is the same as basic net income per common stock for the period presented.

The Company’s statements of operations apply the two-class method in calculating net income per share. Basic and diluted net income per common stock for Class A common stock and Class B common stock is calculated by dividing net income attributable to the Company by the weighted average number of shares of Class A common stock and Class B common stock outstanding, allocated proportionally to each class of common stock.

Reconciliation of Net Income per Common Stock

The Company’s net income is adjusted for the portion of net income that is allocable to each class of common stock. The allocable net income is calculated by multiplying net income by the ratio of weighted average number of shares outstanding attributable to Class A and Class B common stock to the total weighted average number of shares outstanding for the period. Accordingly, basic and diluted net income per common stock is calculated as follows:

	For the Years Ended December 31,
	2022	2021
Class A Common Stock
Numerator: Net income allocable to Class A common stock	$8,425,951	$6,467,292
Denominator: Weighted Average Class A common stock
Basic and diluted weighted average shares outstanding	33,350,000	26,954,110
Basic and diluted net income per share	$0.25	$0.24

Class B Common Stock
Numerator: Net income allocable to Class B common stock	$2,106,488	$1,927,427
Denominator: Weighted Average Class A common stock
Basic and diluted weighted average shares outstanding	8,337,500	8,033,048
Basic and diluted net income per share	$0.25	$0.24

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. For smaller reporting entities, ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. This standard is not expected to have a material impact on the Company’s balance sheet, statement of operations or statement of cash flows.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”), which clarifies the principles of fair value measurement when measuring the fair value of an equity security subject to contractual sale restriction and improves current GAAP by reducing diversity in practice, reducing the cost and complexity in measuring fair value, and increasing comparability of financial information across reporting entities holding those investments. The ASU also introduces new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value under current GAAP. ASU 2022-03 is effective for fiscal years beginning after December 15, 2023 and should be applied prospectively with any adjustments from adoption being recognized in earnings and disclosed on the date of adoption. Early adoption is permitted. This standard is not expected to have a material impact on the Company’s balance sheet, statement of operations or statement of cash flows.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

Public Units

On March 12, 2021, the Company sold 33,350,000 Units, at a purchase price of $10.00 per Unit, which included 3,350,000 Units as a result of the underwriter’s partial exercise of its option to purchase up to 4,500,000 additional Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, and one-fourth of one redeemable warrant to purchase one share of Class A common stock (the “Public Warrants”).

Public Warrants

Each whole warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described adjacent to the caption “Redemption of warrants when the price per share of Class A Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such Unit.

Redemption of Warrants When the Price per of Class A Common Stock Equals or Exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities).

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A common stock (as defined below) except as otherwise described below;

●	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities); and
●	if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Class A common stock and equity-linked securities), the private placement warrants are also concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The “fair market value” of the Class A common stock for the above purpose shall mean the volume-weighted average price of our Class A common stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.

If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of the Class A common stock over the exercise price of the warrants by (y) the fair market value and (B) 0.361 per whole warrant. The “fair market value” as used in this paragraph shall mean the average last reported sale price of the Class A common stock for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,113,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $9,170,000, in a private placement. A portion of the proceeds from the private placement was added to the proceeds from the Initial Public Offering held in the Trust Account.

The Private Placement Warrants will be non-redeemable in certain circumstances so long as they are held by the Sponsor or its permitted transferees. The Private Placement Warrants may also be exercised by the Sponsor and its permitted transferees for cash or on a cashless basis. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants being sold as part of the Units in the Initial Public Offering, including as to exercise price, exercisability and exercise period. The fair value of Private Placement Warrants on the issuance date was $8,424,173.

Note 5 — Related Party Transactions

Founder Shares

On January 8, 2021, the Company’s Sponsor purchased an aggregate of 7,187,500 shares of Class B common stock (the “Founder Shares”) for a capital contribution of $25,000. On March 9, 2021, the Company effected a stock dividend of 0.2 shares for each share of Class B common stock outstanding, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares, which included an aggregate of up to 1,125,000 shares subject to forfeiture if the over-allotment option was not exercised by the underwriter in full. On March 12, 2021, the underwriter partially exercised its over-allotment option, hence, 837,500 Founder Shares were no longer subject to forfeiture. On March 15, 2021, the underwriter forfeited the remaining over-allotment option, and hence 287,500 shares of Class B common stock were subsequently forfeited.

On March 9, 2021, the Sponsor transferred 25,000 Founder Shares to each of the Company’s independent directors, and 150,000 Founder Shares to Kyle Francis, the Company’s Chief Financial Officer, as an inducement to serve as Officer and directors of the Company, for a sales price of $0.003 per share, or an aggregate of $450 (the “purchase price”). The transferred shares shall vest upon the Company consummating an initial business combination. In the event that a recipient ceases to serve as either an Officer or directors prior to the vesting date, the Sponsor has the option to repurchase the shares at the purchase price. The fair value of the transferred shares at March 9, 2021, was estimated using a Monte Carlo simulation model to be approximately $1.6 million in the aggregate. The Company will record the fair value of the transferred shares as Officer and director compensation expense upon consummation of an initial business combination, in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 718 “Compensation — Stock Compensation”, which requires deferral of the expense recognition until after the performance condition is achieved, if the performance condition is a business combination or similar liquidity event. The transferred shares have the same terms and restrictions as the Founder Shares held by the Sponsor.

The Sponsor and each of the officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of the public shares if the Company does not complete the initial business combination within 24 months from the closing of this the Initial Public Offering or (B) with respect to any other material provisions relating to stockholder’s rights or pre-initial business combination activity, (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial business combination within 24 months from the closing of this the Initial Public Offering or during any Extension Period, and (iv) vote any Founder Shares held by them and any public shares purchased during or after the Initial Public Offering (including in open market and privately-negotiated transactions) in favor of the Company’s initial business combination.

With certain limited exceptions, the Founder Shares will not be transferable or assignable until the earlier of (A) one year after the completion of the Company’s initial business combination or (B) subsequent to the Company’s initial business combination, (x) if the last reported sale price of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial business combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On January 8, 2021, the Company issued an unsecured promissory note to the Sponsor for an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering. This loan was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the Initial Public Offering. During the period from January 8, 2021 to March 12, 2021, the Company had borrowed $212,215 under the promissory note. On March 12, 2021, the Company paid the $212,215 balance on the note from the proceeds of the Initial Public Offering.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $2,000,000 of such Working Capital Loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. At December 31, 2022 and 2021, no Working Capital Loans were outstanding.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.

Underwriting Agreement

The underwriter had a 45 -day option from the date of the Initial Public Offering to purchase up to an aggregate of 4,500,000 additional Units at the public offering price less the underwriting commissions to cover over-allotments, if any. On March 12, 2021, the underwriter partially exercised the over-allotment option to purchase 3,350,000 Units, and was paid a fixed underwriting discount in aggregate of $6,670,000. On March 15, 2021, the underwriter forfeited the remaining 1,150,000 Units of the over-allotment option. The underwriters are entitled to deferred underwriting fees of 3.5% of the gross proceeds of the Initial Public Offering, or $11,672,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement.

The AON Business Combination

On October 5, 2022, the Company entered into a Business Combination Agreement (as amended, the “Business Combination Agreement”) with American Oncology Network, LLC (“AON”).

As a result of the transactions contemplated by the Business Combination Agreement (the “AON Business Combination”), the combined company will be organized in an umbrella partnership C corporation structure, in which substantially all of the assets and the business of the combined company will be held by AON. In particular, the Business Combination Agreement provides that, upon the terms and subject to the conditions thereof, the AON Business Combination will be implemented as follows: (i) on the closing of the AON Business Combination (the “Closing”), AON will amend and restate its operating agreement (the “AON A&R LLC Agreement”) to reclassify its existing Class A units, Class A-1 units and Class B units into a single class of AON common units that are later exchangeable on a one-to-one basis for shares of DTOC Class A common stock; (ii) on the Closing and substantially concurrently with the adoption of the AON A&R LLC Agreement, DTOC will amend and restate its charter (the “DTOC A&R Charter”) to provide for the (a) conversion of all shares of DTOC Class B common stock into shares of DTOC Class A common stock on a one-to-one basis, (b) amendment of the terms of DTOC Class B common stock to provide holders voting rights but no economic rights and (c) authorization of new shares of DTOC preferred stock in an amount sufficient to consummate a private placement of up to $100,000,000 in preferred stock to be consummated immediately prior to the consummation of the AON Business Combination (the “PIPE Investment”); (iii) on the Closing, DTOC will consummate the PIPE Investment; and (iv) on the Closing and following the adoption of the DTOC A&R Charter and the consummation of the PIPE Investment, (a) AON will issue common units to DTOC in exchange for a combination of cash and shares of DTOC Class B common stock, (b) DTOC will be admitted as the sole managing member of AON, (c) AON will distribute shares of DTOC Class B common stock to AON equity holders, (d) AON will distribute cash equal to the preferred return set forth in the AON operating agreement to holders of AON Class A units and AON Class A-1 units (or only to holders of AON Class A units if the holder of AON Class A-1 units elects to receive additional shares of AON common units in lieu of cash as provided in the Business Combination Agreement), (e) DTOC will reserve a specified number of additional shares of DTOC Class A common stock for issuance after the Closing to eligible recipients, and (f) from and after the Closing (but subject to lock-up restrictions), the AON equity holders will have the right (but not the obligation) to exchange AON common units for shares of DTOC Class A common stock.

Sponsor Support Agreement

On October 5, 2022, contemporaneously with the execution and delivery of the Business Combination Agreement, the Company and AON entered into a support agreement (the “Sponsor Support Agreement”) with the Sponsor and certain other DTOC stockholders (each a “Stockholder”) pursuant to which the Stockholders have agreed to (a) vote in favor of, and take all actions necessary to consummate, the AON Business Combination, (b) certain transfer restrictions with respect to their shares of DTOC common stock, (c) subject a portion of their shares of DTOC common stock to vesting requirements and (d) waive and not otherwise perfect any anti-dilution or similar protections with respect to any DTOC common stock held by such Stockholder in connection with the consummation of the AON Business Combination.

Registration Rights Agreement

In connection with the Closing, the Company, the Sponsor and stockholders of DTOC will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, the Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of DTOC Class A common stock and other equity securities of DTOC that are held by the parties thereto from time to time. The stockholders party thereto (or their permitted transferees) may demand underwritten offerings under certain circumstances. The Company also agreed to provide customary

“piggyback” registration rights. The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue a total of 1,000,000 preferred shares at par value of $0.0001 each. At December 31, 2022 and 2021, there were no shares of preferred stock issued and outstanding.

Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were 33,350,000 shares issued and outstanding, including 33,350,000 shares subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were 8,337,500 shares issued and outstanding.

The shares of Class B common stock will automatically convert into shares of the Company’s Class A common stock at the time of its initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), subject to further adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the prospectus and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of all shares of common stock outstanding upon the completion of the IPO, plus (ii) all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares of Class A common stock or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Holders of record of the Class A common stock and holders of record of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, with each share of common stock entitling the holder to one vote except as required by law.

Note 8— Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

			Significant	Significant
		Quoted	Other	Other
		Prices In	Observable	Unobservable
	December 31,	Active	Markets	Inputs
	2022	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Money Market held in Trust Account	$338,422,091	$338,422,091	$—	$—
Liabilities:
Public Warrants Liability	$500,250	500,250	—	$—
Private Placement Warrants Liability	374,833	—	—	374,833
	$875,083	$500,250	$—	$374,833

		Quoted	Significant	Significant
		Prices In	Other	Other
		Active	Observable	Unobservable
	December 31,	Markets	Inputs	Inputs
	2021	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Money Market held in Trust Account	$333,520,259	$333,520,259	$—	$—
Liabilities:
Public Warrants Liability	$5,501,916	$5,501,916	$—	$—
Private Placement Warrants Liability	4,053,659	—	—	4,053,659
	$9,555,575	$5,501,916	$—	$4,053,659

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Statements of Operations.

The Company established the initial fair value of the Public Warrants and Private Warrants on March 12, 2021, the date of the Company’s Initial Public Offering using a Monte Carlo simulation model. The Company established the fair value of the Private Warrants on December 31, 2022 and 2021 using a Monte Carlo simulation model. The Public and Private Warrants were classified as Level 3 at the initial measurement date and the Private Warrants were classified as Level 3 at December 31, 2022 and 2021 due to the use of unobservable inputs. As of April 30, 2021, the Public Warrants were trading separately from the Units, and the quoted market price was used to establish fair value, and the Public Warrants transferred to Level 1.

The key inputs into the Monte Carlo simulation model for the Warrants were as follows at March 12, 2021:

March 12, 2021
Inputs
Probability of completing a business combination	85%
Risk-free interest rate	1.17%
Expected term remaining (years)	6.43
Expected volatility	24.3%
Stock price	$9.92
Dividend yield	0.00%
Exercise price	$11.50

The key inputs into the Monte Carlo simulation model for the Private Warrants as of December 31, 2022 and 2021 were as follows:

	December 31, 2022	December 31, 2021
Inputs
Probability of completing a business combination	50%	85%
Risk-free interest rate	4.74%	1.34%
Expected term remaining (years)	0.33	5.85
Expected volatility	9.9%	11.5%
Stock price	$10.05	$9.75
Dividend yield	0.00%	0.00%
Exercise price	$11.50	$11.50

The following table presents the changes in the fair value of Level 3 warrant liabilities as of December 31, 2022 and 2021:

Fair Value as of December 31, 2021	$4,053,659
Change in valuation	(3,678,826)
Fair Value as of December 31, 2022	$374,833
Fair Value as of January 1, 2021	$—
Initial measurement on March 12, 2021	20,222,270
Transfer of public warrants to Level 1	(7,770,550)
Change in valuation	(8,398,061)
Fair Value as of December 31, 2021	$4,053,659

Note 9 — Income Tax

The Company’s net deferred tax assets are as follows:

	December 31,	December 31,
	2022	2021
Deferred tax asset (liability)
Organizational costs/Start-up costs	$421,523	$250,136
Unrealized gain - Trust	(574,998)	—
Federal net operating loss	—	37,921
Total deferred tax asset	(153,475)	288,057
Valuation allowance	(421,523)	(288,057)
Deferred tax liability, net of allowance	$(574,998)	$—

The income tax provision consists of the following:

	December 31,	December 31,
	2022	2021
Federal
Current	$451,637	$—
Deferred	441,357	(287,882)
State
Current	—	—
Deferred	—	—
Change in valuation allowance	133,642	287,882
Income tax provision	$1,026,636	$—

The Company’s net operating loss carryforward as of December 31, 2022 and 2021 amounted to $0 and $180,575, respectively, and will be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2022 and 2021, the change in the valuation allowance was $422,133 and $287,882, respectively. The effective tax rate differs from the statutory tax rate of 21% for the years ended December 31, 2022 and 2021, due to changes in fair value in warrant liability and the valuation allowance on the deferred tax assets.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31,	December 31,
	2022	2021
Statutory federal income tax rate	21.00%	21.00%
State taxes, net of federal tax benefit	—%	—%
Change in fair value of warrant liabilities	(15.8)%	(26.68)%
Stock issuance costs	—%	2.25%
Business combination expense	2.50%	—%
Change in valuation allowance	1.20%	3.43%
Income tax provision	8.9%	—%

The Company files income tax returns in the U.S. federal jurisdiction and California and is subject to examination by the various taxing authorities, since inception.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 6, 2023, the Company and AON amended and restated the Business Combination Agreement (as amended, the “Amended and Restated Business Combination Agreement”) to provide, among other things, that the board of managers of AON following the AON Business Combination will consist of (a) two managers designated by holders representing more than 50% of the AON common units and (b) three managers designated by New AON. In addition, the Amended and Restated Business Combination Agreement provides that AON unitholders may elect to receive, in lieu of any number of shares of New AON Class B common stock to which an AON unitholder would otherwise be entitled to receive, warrants to acquire such number of shares of New AON Class B common stock, by submitting an election in accordance with the procedures set forth in Amended and Restated Business Combination Agreement.

With the execution of the Amended and Restated Business Combination Agreement, the parties to the Sponsor Support Agreement have amended and restated the Sponsor Support Agreement (the “Amended and Restated Sponsor Support Agreement”) to modify certain vesting conditions on the shares of New AON Class A common stock held by the Stockholders as of the closing of the AON Business Combination. The foregoing descriptions of the agreements and the transactions and documents contemplated thereby do not purport to be complete and are subject to and qualified in their entirety by reference to the Amended and Restated Business Combination Agreement and Amended and Restated Sponsor Support.

On March 6, 2023, following approval by its stockholders at the special meeting of stockholders held on March 2, 2023 (the “Special Meeting”), the Company entered into an amendment (the “Trust Agreement Amendment”) to the Investment Management Trust Agreement, dated March 9, 2021 (the “Trust Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as trustee, to allow the extension of the date by which the Company must consummate its initial business combination from March 12, 2023 to June 30, 2023, and the option to further extend the date by which it has to consummate a business combination beyond June 30, 2023 up to three (3) times for an additional (1) month each time to September 30, 2023. In connection with the Extension, the Company’s stockholders holding 31,502,931 public shares exercised their right to redeem such shares for a pro rata portion of the funds in the trust account. As a result, $321,160,140 (approximately $10.19 per share) was removed from the trust account to pay such holders.

On March 6, 2023, in connection with the Special Meeting held to approve the Extension Proposal, the Sponsor deposited $150,000 into the Trust Account to fund the Extension Proposal. As repayment, we issued an unsecured promissory note to the Sponsor for $150,000. The promissory note bears no interest and all unpaid principal under the promissory note will be due and payable in full up upon the consummation of the AON Business Combination.

In connection with the approval of the Extension Amendment Proposal and Trust Agreement Amendment Proposal, the Company’s Chief Financial Officer and Sponsor elected to convert all their respective DTOC Class B shares into an aggregate of 8,262,500 shares of DTOC Class A common stock. Following the conversion, such shares will vote together with the rest of the DTOC Class A common stock on the Business Combination; however, as such shares were not issued as part of DTOC’s initial public offering, such shares are not entitled to any funds held in the Trust Account, including any interest thereon.

On April 27, 2023, DTOC and AON further amended and restated the Business Combination Agreement to provide that DTOC will commence, and use its commercially reasonable efforts to consummate as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, an offer to employees of AON to exchange, at the election of each such employee, each outstanding AON Class B-1 unit held by such employee for a number of newly issued shares of New AON Class A common stock equal to the applicable Per Company Unit Exchange Ratio.

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Members of American Oncology Network, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of American Oncology Network, LLC and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss), of members’ equity and of cash flows for each of the three years in the period ended December 31, 2022, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2022.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Hallandale Beach, Florida

April 27, 2023

We have served as the Company's auditor since 2020.

AMERICAN ONCOLOGY NETWORK LLC

CONSOLIDATED BALANCE SHEETS

($ in thousands, except share data)

	As of December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$26,926	$27,354
Short-term marketable securities	9,851	—
Restricted cash	—	5,000
Patient accounts receivable, net	136,098	111,226
Inventories	36,476	34,529
Other receivables	28,201	25,078
Prepaids expenses and other current assets	2,670	3,277
Current portion of notes receivable – related parties	1,797	1,812
Total current assets	242,019	208,276
Property and equipment, net	31,980	32,648
Operating right of use assets, net(1)	43,724	—
Notes receivable – related parties	2,076	3,151
Other assets	5,199	3,111
Goodwill and intangibles, net	1,230	1,112
Total assets	$326,228	$248,298
Liabilities and Members’ Equity
Current liabilities
Accounts payable(2)	$106,495	$92,908
Accrued compensation related costs	7,466	8,901
Accrued other	17,800	13,792
Medicare advance payment	—	3,742
Current portion operating lease liability(3)	9,177	—
Total current liabilities	140,938	119,343
Commitments and contingencies (Note 16)
Long-term portion operating lease liability(4)	37,224	—
Long-term debt, net	80,301	63,694
Other long-term liabilities	5,749	5,717
Total liabilities	264,212	188,754
Members’ equity
Class A units; 7,725 units outstanding at December 31, 2022 and 2021	7,725	7,725
Class A-1 units; 730 units outstanding at December 31, 2022 and 2021	28,500	28,500
Class B units; no units outstanding at December 31, 2022 and 2021	80	80
Accumulated other comprehensive loss	(117)	—
Retained earnings	25,828	23,239
Total members’ equity	62,016	59,544
Total liabilities and members’ equity	$326,228	$248,298

(1)  — Includes related party operating lease right-of-use assets, net of $13,077 at December 31, 2022

(2)  — Includes amounts due to related party of $102,113 and $88,799 at December 31, 2022 and 2021, respectively

(3)  — Includes related party current portion of operating lease liabilities of $1,836 at December 31, 2022

(4)  — Includes related party long-term operating lease liabilities of $11,631 at December 31, 2022

The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN ONCOLOGY NETWORK LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

($ in thousands, except share data)

	Year Ended December 31,
	2022	2021	2020
Revenue
Patient service revenue, net	$1,137,932	$938,242	$714,678
HHS grant income	—	—	6,841
Other revenue	11,738	5,505	3,224
Total revenue	1,149,670	943,747	724,743
Costs and expenses
Cost of revenue(1) (2)	1,054,217	865,788	658,638
General and administrative expenses	89,887	77,048	44,033
Total costs and expenses	1,144,104	942,836	702,671
Income from operations	5,566	911	22,072
Other income (expense)
Interest expense	(3,417)	(1,419)	(1,116)
Interest income	151	127	32
Other income, net	289	736	180
Income before income taxes	2,589	355	21,168
Income tax expense (benefit)	—	460	(783)
Net income (loss)	$2,589	$(105)	$21,951
Earnings (loss) per common unit:
Class A – basic and diluted	$153	$(150)	$2,219
Class A-1 – basic and diluted	$1,821	$1,447	$3,782
Weighted average units outstanding:
Class A – basic and diluted	7,725	7,725	7,725
Class A-1 – basic and diluted	730	730	604
Other comprehensive loss:
Unrealized losses on marketable securities	(117)	—	—
Other comprehensive loss	(117)	—	—
Comprehensive income (loss)	$2,472	$(105)	$21,951
(1)	Includes related party inventory expense of $922,148, $718,675, and $567,782 for the years ended December 31, 2022, 2021, and 2020, respectively
(2)	Includes related party rent expense of $2,643, $2,319, and $6,845 for the years ended December 31, 2022, 2021 and 2020, respectively

The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN ONCOLOGY NETWORK LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

($ in thousands, except share data)

						Accumulated
						Other		Total
	Class A		Class A-1		Class B	Comprehensive	Retained	Members’
	Units	$	Units	$	$	Loss	Earnings	Equity
Balances at December 31, 2019	7,725	$7,725	—	$—	$40	$—	$1,393	$9,158
Issuance of Class A-1 units, net of issuance costs			730	28,500				28,500
Net income	—	—	—	—	—	—	21,951	21,951
Equity-based compensation	—	—	—	—	20	—	—	20
Balances at December 31, 2020	7,725	7,725	730	28,500	60	—	23,344	59,629
Net income	—	—	—	—	—	—	(105)	(105)
Equity-based compensation	—	—	—	—	20	—	—	20
Balances at December 31, 2021	7,725	7,725	730	28,500	80	—	23,239	59,544
Net income	—	—	—	—	—	—	2,589	2,589
Other comprehensive loss	—	—	—	—	—	(117)	—	(117)
Balances at December 31, 2022	7,725	$7,725	730	$28,500	$80	$(117)	$25,828	$62,016

The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN ONCOLOGY NETWORK LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands, except share data)

	Year Ended December 31,
	2022	2021	2020
Cash flows from operating activities
Net income (loss)	$2,589	$(105)	$21,951
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Depreciation and amortization	6,719	6,079	3,656
Amortization of debt issuance costs	627	363	19
Amortization of right-of-use assets(1)	10,364	—	—
Loss on extinguishment of debt financing costs	—	80	—
Equity-based compensation	—	20	20
Deferred income taxes	—	786	(1,178)
Gain on sale of equipment	(121)	(79)	—
Deferred rent	—	1,293	651
Changes in operating assets and liabilities:
Patient accounts receivable, net	(24,873)	(30,803)	(35,485)
Inventories(2)	(1,947)	(10,260)	(6,272)
Prepaid expenses and other current assets	607	(1,883)	(481)
Other receivables	(3,123)	(8,095)	(6,121)
Other assets	(1,748)	(1,021)	(550)
Accounts payable(3)	14,077	21,679	34,000
Accrued compensation related costs	(1,435)	2,093	3,840
Accrued other	4,008	5,568	5,271
Operating lease liability(4)	(10,485)	—	—
Medicare advance payment	(3,742)	(13,447)	17,189
Other long-term liabilities	1,699	1,394	735
Net cash (used in) provided by operating activities	(6,784)	(26,338)	37,245
Cash flows from investing activities
Purchases of property and equipment	(7,193)	(8,322)	(12,221)
Disposals of property and equipment	2,084	683	—
Purchase of marketable securities	(12,619)	—	—
Proceeds from sales of marketable securities	2,652	—	—
Acquisition of physician practices	(5)	(3,215)	(933)
Issuance of notes receivable — related parties	(243)	(1,263)	(5,478)
Collections on notes receivable — related parties	1,333	1,423	3,958
Net cash used in investing activities	(13,991)	(10,694)	(14,674)

The accompanying notes are an integral part of the consolidated financial statements.

	Year Ended December 31,
	2022	2021	2020
Cash flows from financing activities
Repayments of revolving line of credit	—	(10,000)	(12,061)
Borrowings on long-term debt	16,250	65,000	12,518
Repayments of long-term debt	—	(27,098)	(12,522)
Issuance of class A-1 units, net of issuance costs	—	—	28,500
Cash paid for deferred offering costs	(206)	—	—
Repayments on finance and capital leases	(426)	(205)	—
Cash paid for debt financing costs	(271)	(1,153)	(177)
Net cash provided by financing activities	15,347	26,544	16,258
Net (decrease) increase in cash and cash equivalents and restricted cash	(5,428)	(10,488)	38,829
Cash, cash equivalents and restricted cash
Beginning of year	32,354	42,842	4,013
End of year	$26,926	$32,354	$42,842
Supplemental consolidated cash flow information
Cash paid for interest	$2,184	$1,378	$1,097
Cash paid for income taxes	—	—	335
Supplemental noncash investing and financing activities
Changes in accounts payable for capital additions to property and equipment	623	890	302
Assumed capital lease liabilities in acquisition of physician practice	—	1,097	—
Reduction of notes receivable as consideration for purchase of physician practice assets	—	—	654
Note payable for acquisition of physician practice	—	—	621
Payables for deferred offering costs	133	—	—
Disposal of property and equipment in exchange for reduction in finance lease liability	72	—	—
(1)	Includes related party amortization of operating right-of-use assets of $2,059 for the year ended December 31, 2022
(2)	Includes changes in related party balances of ($1,850), ($11,848), and ($6,322) for the years ended December 31, 2022, 2021, and 2020, respectively
(3)	Includes changes in related party balances of $13,314, $23,309, and $37,744 for the years ended December 31, 2022, 2021 and 2020, respectively
(4)	Includes changes in related party balance of ($1,995) for the year ended December 31, 2022

The accompanying notes are an integral part of the consolidated financial statements.

AMERICAN ONCOLOGY NETWORK LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

($ in thousands, except share data)

1.	Business

American Oncology Network, LLC (“AON LLC”, or the “Company”) was formed on February 23, 2017 and began operations in September 2018. The Company, through its subsidiary company and variable interest entities (together, “its subsidiaries”), is an alliance of physicians and seasoned healthcare leaders who provide comprehensive oncology services through 24 oncology practices located in Arkansas, Louisiana, Indiana, Virginia, Ohio, Nevada, Iowa, Missouri, Washington, North Carolina, Michigan, Maryland, South Carolina, Arizona, and Georgia. The Company also provides expertise in drug procurement and payor contracting, along with practice diversification through centralized laboratory and pathology services, as well as specialty pharmacy services. During the years ended December 31, 2022, 2021, and 2020, respectively, the Company entered into affiliation agreements with or acquired the following oncology practices. The operations of the practices that were acquired have been included in the Company’s consolidated financial statements since the date of acquisition. The Company intends to continue to pursue additional purchases of physician practices in addition to seeking out new affiliation relationships.

2020			2021			2022
	State	Effective Date		State	Effective Date		State	Effective Date
Location 12	North Carolina	4/1/2020	Location 18	Maryland	3/1/2021	Location 23	Arizona	1/1/2022
Location 13	Maryland	5/1/2020	Location 19	Arizona	4/1/2021	Location 24	Georgia(a)	1/1/2022
Location 14	Virginia	5/1/2020	Location 20	Washington	5/1/2021	Location 25	Louisiana(a)	1/17/2022
Location 15	Michigan	7/1/2020	Location 21	Georgia(a)	8/1/2021	Location 26	Georgia(a)	4/5/2022
Location 16	Washington	8/1/2020	Location 22	Arizona	11/1/2021	Location 27	Georgia(a)	5/1/2022
Location 17	Georgia and South Carolina	9/1/2020				Location 28	Georgia(a)	9/20/2022
(a)

The Company entered into affiliation agreements with the physicians for these respective practices. The Company evaluated each of the affiliation agreements and determined that the transactions did not represent a business combination.

Business Combination Agreement

On October 5, 2022, and as amended and restated on January 6, 2023 and April 27, 2023, the Company announced that it entered into a definitive Business Combination Agreement with Digital Transformation Opportunities Corp. (“DTOC”), a special purpose acquisition company (the “DTOC Transaction”). The Transaction is expected to close in the first half of 2023, subject to approval by DTOC stockholders and other customary closing conditions. The Business Combination Agreement provides for the Company to pay an $18.0 million termination fee to the Sponsor should the Company enter into a definitive agreement with another party providing for an alternative business combination transaction.

2.	Summary of Significant Accounting Policies and Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary American Oncology Management Company, LLC (“AOMC”), and its consolidated variable interest entities (“VIEs”) American Oncology Partners, P.A. (“AON Partners”), American Oncology Partners of Maryland, P.A. (“Partners of Maryland”) and AON Central Services, LLC (“Central Services”). AON Central Services, LLC was established during 2022; however, as of December 31, 2022, it had no activity. All significant intercompany accounts, related-party balances and transactions between the entities have been eliminated in consolidation.

The Company accounts for AON Partners and Partners of Maryland in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidations. The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a VIE. A VIE is broadly defined as an entity that has any of the following three characteristics: (i) the equity investment at risk is insufficient to finance the entity’s activities without additional subordinated financial support; (ii) substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights; or (iii) the equity investors as a group lack any of the following, the power through voting or similar rights to direct the activities of the entity that most significantly impact the entity’s economic performance, the obligation to absorb the expected losses of the entity, or the right to receive the expected residual returns of the entity. The Company consolidates a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Management performs ongoing reassessments of whether changes in the facts and circumstances regarding the Company’s involvement with a VIE will cause the consolidation conclusion to change. Changes in consolidation status are applied prospectively, if any. The Company has contractual relationships with AON Partners and Partners of Maryland and the physician owners through management service agreements (“MSAs”) and other contractual agreements to provide all practice management services outside of medical services provided by the physicians. In addition, despite not being required by the contractual relationships, the Company regularly provides funding to support AON Partners and Partners of Maryland’s operations and acquisitions of physician practices.

The Company has concluded that AON Partners and Partners of Maryland are both VIEs in which the Company has the characteristics of a controlling financial interest and is deemed to be the primary beneficiary. The variable interest subjects the Company to all potential losses in the entities and, therefore, requires the Company to consolidate the results of AON Partners and Partners of Maryland in its consolidated financial statements. As noted above, Central Services is also a VIE; however, there was no activity during 2022. Refer to Note 3 for further information on the VIEs.

Accounting Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions are involved in the calculation of the Company’s allowance for contractual adjustments and allowances for uncollectible on accounts receivable, liabilities for provider compensation, and accrued insurance claim reserves. Actual results could differ from those estimates.

Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker (the “CODM”). The Company’s CODM is its chief executive officer who reviews financial information together with certain operating metrics principally to make decisions about how to allocate resources and to measure the Company’s performance. The Company has one operating segment and one reportable segment that are structured around the organizational management of oncology practice operations. All revenue and assets are in the United States.

Revenue Recognition

Revenue is recognized under Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (“Topic 606”). The Company determines the transaction price based upon standard charges for goods and services with anticipated consideration due from patients, third-party payors (including health insurers and government agencies) and others. The Company’s revenue is primarily derived from patient service revenues, which encompass oncology services provided during patient visits and shipments of pharmacy prescriptions. Performance obligations for the Company’s services provided to patients and most procedures, are satisfied over the time of visit which is the same day services are performed. Performance obligations relating to pharmacy revenue are considered fully satisfied at a point in time upon the customer receiving delivery of the prescription. Accordingly, the Company does not anticipate a significant amount of revenue from performance obligations satisfied (or partially satisfied) in previous periods, and any such revenue recognized during the years ended December 31, 2022, 2021, and 2020 was immaterial.

Additionally, the Company does not expect to recognize material revenue in the future related to performance obligations that are unsatisfied (or partially satisfied) as of December 31, 2022 and 2021. Approximately $818.5 million, $683.0 million, and $542.0 million of the Company’s revenues are generated from services performed during patient visits with the remainder primarily generated from shipments of pharmacy prescriptions for the years ended December 31, 2022, 2021, and 2020, respectively.

As services are performed and prescriptions are shipped, billing occurs for services rendered and prescriptions shipped less discounts provided to uninsured patients and contractual adjustments to third-party payors based upon prospectively determined rates and discounted charges. Payment is requested at the time of service for self-paying patients and for patients covered by third-party payors that are responsible for paying deductibles and coinsurance.

The Company monitors revenue and receivables to prepare estimated contractual allowances for the anticipated differences between billed and reimbursed amounts. Payments from third-party payors and Government programs including Medicare and Medicaid may be subject to audit and other retrospective adjustments. Such amounts are considered on an estimated basis when net patient revenue is recorded and are adjusted as final adjustments are determined. For the years ended December 31, 2022, 2021, and 2020, such resulting historic adjustments have been immaterial to the consolidated financial statements.

In assessing who is the principal in providing patient services and pharmacy prescriptions, the Company considered who controls the provision of services and prescriptions. The Company has determined they are acting as a principal in these relationships.

In April 2022, the Company entered into a long-term arrangement to sponsor and manage a clinical trial. The Company subsequently contracted with a third-party to provide the clinical research services and is the principal in this arrangement. The performance of clinical research services are considered a single performance obligation because the Company provides a highly-integrated service. Revenue is recognized for the single performance obligation over time due to the Company’s right to payment for work performed to date. The contract provides for invoices based on predetermined milestones.

The Company uses the cost-to-cost measure of progress for the Company’s contract because it best depicts the transfer of control to the customer as the performance obligation is fulfilled. For this method, the Company compares the contract costs incurred to date to the estimated total contract costs through completion. As part of the client proposal and contract negotiation process, the Company develops a detailed project budget for the direct costs and reimbursable costs based on the scope of the work, the complexity of the study, the geographical location involved and the Company’s historical experience. The estimated total contract costs at the project level are reviewed and revised periodically throughout the life of the contract, with adjustments to revenue resulting from such revisions being recorded on a cumulative basis in the period in which the revisions are identified. Contract costs consist primarily of direct labor and other reimbursable project-related costs such as travel, third-party vendor costs and investigator fees. The Company establishes pricing based on the Company’s internal pricing guidelines, discount agreements, if any, and negotiations with the client. The transaction price is the contractually defined amount. For the year ended December 31, 2022, the Company recognized revenue of $4.3 million related to the clinical trial which is included within other revenue.

In March 2020, the World Health Organization determined the resulting outbreak of COVID-19, the disease caused by this novel coronavirus, to be a pandemic. The pandemic is disrupting supply chains worldwide as national and local governments implement measures intended to slow the spread of COVID-19, with production and sales across a range of industries impacted in different ways.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act, or CARES Act. The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. The CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions include removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years, increasing the ability to deduct interest expense, and deferring social security payments, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act.

In April 2020, the Company received approximately $24.0 million of cash from government stimulus programs designed to assist small businesses during the pandemic. Of this amount, $17.2 million in advances included on the Consolidated Balance Sheet as of December 31, 2020, were received under the Centers for Medicare & Medicaid Services (CMS) accelerated and advance payment program which is for services to be rendered and reimbursed under Medicare programs. In October 2020, as determined by the Continuing Appropriations Act, 2021 and Other Extensions Act, the recoupment period would begin one year after the date the advance payment was received, therefore recoupment began in April 2021. At December 31, 2022 and 2021, the outstanding liability was $0 and $3.7 million, respectively. Revenue recognized in the reporting period that was included in the Medicare advance payment balance at January 1, 2022 and January 1, 2021 was $3.7 million and $13.5 million, respectively. The remaining $6.8 million of the $24.0 million received was in the form of a grant from the Department of Health and Human Services and does not require repayment. As an accounting policy election, the Company utilized ASC 958 by analogy to recognize funds received under the CARES Act from the Provider Relief Fund as revenue, given no direct authoritative guidance is available to for-profit organizations to recognize revenue for government contributions and grants.

The Company has a system and estimation process for recording Medicare net patient service revenue and estimated recoupments as it relates to value-based care (“VBC”) revenue included in patient service revenue on the Consolidated Statements of Operations and Comprehensive Income (Loss). The Company’s VBC revenue is primarily generated through its participation in the CMS Oncology Care Model (“OCM”) which is an episode-based payment model to promote high-quality cancer care. Participants enter six-month episode periods, and the Company bills a monthly fee during the six-month period based on a fixed rate per participant per month and the total number of participants. Certain quality and compliance metrics are tracked as part of the program and submitted to CMS at the end of the episode period which may result in recoupment of funds. The Company estimates the recoupment amount by developing a recoupment percentage for each period based on historical known recoupment from CMS and applies the recoupment percentage against total fees for the period. Based on the estimate, the Company accrues a liability representing the expected final recoupments based on historical settlement trends.

Short-term Marketable Securities

Investments in marketable securities consist of corporate bonds and U.S. Treasury securities. Management determines the appropriate classification of investments at the time of purchase and reevaluates such determination at each balance sheet date. Marketable securities are classified as available-for-sale and are carried at fair value in the Consolidated Balance Sheets. The marketable securities are classified as short- term based on management’s intent to convert such securities within one year and the ability to convert them within two to three days.

The Company evaluates its investments to assess whether those with unrealized loss positions were other than temporarily impaired. Impairments were considered to be other than temporary if they were related to deterioration in credit risk or if it is likely the Company will sell the securities before the recovery of their cost basis. Realized gains and losses and declines in value judged to be other than temporary were determined based on the specific identification method and reported in Interest income in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Cost of Revenue

Cost of services primarily includes chemotherapy drug costs, clinician salaries and benefits, medical supplies and clinical occupancy costs. Clinicians include oncologists, advanced practice providers such as physician assistants and nurse practitioners, and registered nurses. Specialty pharmacy costs primarily include the cost of oral medications dispensed from the specialty pharmacy including overhead costs for running a free-standing pharmacy and shipping costs to patients.

Business Combinations

The Company evaluates acquired practices in accordance with ASU 2017-01, Business Combinations (Topic 805) — Clarifying the Definition of a Business. This standard clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. Because substantially all of the value of each acquired practice did not relate to a similar group of assets and as each acquired practice contained both inputs and processes necessary to provide economic benefits to the Company, it was determined that each acquisition represents a business combination. Therefore, the transactions have been accounted for using the acquisition method of accounting, which requires, with limited exceptions, that assets acquired, and liabilities assumed be recognized at their estimated fair values as of the acquisition date. Any excess of the consideration transferred over the estimated fair values of the net assets acquired is recorded as goodwill. Transaction costs related to business combinations are expensed in the period in which they are incurred.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents include cash or deposits with financial institutions and deposits in highly liquid money market securities. Deposits with financial institutions are insured by the Federal Deposit Insurance Corporation up to certain defined limits. Bank deposits at times may exceed federally insured limits. The Company has not experienced any losses in these accounts.

Restricted Cash

The Company maintains certain cash balances restricted as to withdrawal or use and presented separately from Cash and cash equivalents on the Consolidated Balance Sheets. Restricted cash includes amounts held as collateral related to the Company’s PNC Loan Facility (Note 10).

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same cash amounts shown in the Consolidated Statements of Cash Flows.

	As of December 31,
	2022	2021
Cash and cash equivalents	$26,926	$27,354
Restricted cash	—	5,000
Total cash, cash equivalents and restricted cash shown in the statements of cash flow	$26,926	$32,354

Accounts Receivable

Accounts receivable from patients are carried at the original charge for the services provided, and an adjustment is made to the receivable in a contra account based on the historical collection rate for the provider and payor combination. This adjustment takes into consideration any allowance for doubtful accounts. Management determines the allowance for uncollectible accounts based on historical experience. Concentrations of accounts receivable, net of allowances for contractual discounts and doubtful accounts, as of December 31, 2022 and 2021, are as follows:

	As of December 31,
	2022	2021
Medicare	25%	27%
Managed Medicare	25%	21%
Other Commercial	17%	17%
BCBS	17%	16%
Managed Medicaid	8%	12%
Other	8%	7%
	100%	100%

As of December 31, 2022, December 31, 2021, and January 1, 2021, the accounts receivable, net balances were $136.1 million, $111.2 million, and $80.4 million, respectively.

Inventories

Inventories, consisting primarily of pharmaceuticals finished goods, are valued at the lower of cost or net realizable value, with cost being determined on a first-in, first-out basis. Obsolescence for inventories is estimated based on expiration dates and slow-moving inventory. No obsolescence allowances have been recorded as of December 31, 2022 and 2021. If the Company determines that an item is obsolete, or the expected net realizable value upon sale is lower than the currently recorded cost, a write-down is recorded and charged to cost of revenue to reduce the inventory to its net realizable value and a new cost basis is established. The majority of the Company’s inventories are purchased from a related party (See Note 13).

Other Receivables

Other receivables consist primarily of rebates on drug purchases made in the current period which are offered as an incentive by the distributor and/or manufacturer and are not yet paid as of year-end.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. A summary of the lives used for computing depreciation is as follows:

Leasehold improvements	1 – 15 years
Furniture, fixtures and equipment	7 years
Medical equipment	5 – 10 years
Computer equipment	5 years
Signs	7 years
Automobiles	5 years
Software	7 years

Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the term of the related lease, which may include one or more option renewal periods. Maintenance and repairs that do not improve service potential or extend economic life are expensed as incurred. Expenditures for major improvements and additions are capitalized. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. In assessing long-lived assets for impairment, assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability is measured by a comparison of the carrying amount of an asset group to the undiscounted future net cash flows expected to be generated by the asset group. If estimated future undiscounted cash flows are not sufficient to recover the carrying value of the assets, impairment is measured by comparing the carrying amount of the assets to the estimated fair value, obtained through appraisal or market quotations, or discounted future net cash flow estimates. The Company did not recognize any long-lived asset impairments during 2022, 2021, and 2020.

Goodwill

Goodwill arising from business combinations represents the excess of the fair value of consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed as of the acquisition date. Goodwill amounts are not amortized, but rather tested for impairment annually, on October 1, or more often if circumstances indicate that the carrying value may not be recoverable. There was no impairment of goodwill during any of the periods presented.

Leases

Effective January 1, 2022, the Company adopted ASU 2016-02, Leases and the subsequently issued supplemental and/or clarifying ASUs known as ASC Topic 842 (collectively “ASC 842”) using the modified retrospective approach. See Recently Adopted Accounting Pronouncements below, which discusses the initial adoption of this new guidance.

The Company’s lease portfolio primarily consists of office and equipment leases for its practice facilities. The Company evaluates whether a contract is or contains a lease at contract inception. A lease exists when a contract conveys to the customer the right to control the use of identified property or equipment for a period of time in exchange for consideration. The definition of a lease embodies two conditions: 1) there is an identified asset in the contract that is land or a depreciable asset (i.e., property, plant, and equipment); and 2) the customer has the right to control the use of the identified asset. ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As the Company’s operating leases do not generally provide an implicit rate, the incremental borrowing rate is used based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. The lease term for all of the Company’s operating leases include the noncancellable period of the lease plus any additional periods covered by either a lessee option to extend (or not to terminate) the lease that the lessee is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor. Lease payments included in the measurement of the operating lease right-of-use (“ROU”) assets and lease liabilities are comprised of fixed payments (including in-substance fixed payments), variable payments that depend on an index or rate, and the exercise price of a lessee option to purchase the underlying asset if the lessee is reasonably certain to exercise.

The Company elected not to recognize operating lease ROU assets and lease liabilities for all short-term leases (leases with an initial lease term of 12 months or less). The Company recognizes the lease payments associated with short-term leases as an expense over the lease term.

The operating lease ROU assets are initially measured at cost, which comprises the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred less any lease incentives received. The operating lease ROU assets are subsequently measured throughout the lease term at the carrying amount of the lease liability, plus initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The operating lease liabilities are initially measured at the present value of the unpaid lease payments at the lease commencement date.

Income Taxes

The Company accounts for its income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the basis used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize those tax assets through future operations.

As limited liability companies, the Company and its consolidated subsidiary are treated as partnerships for tax purposes. For these entities, income taxes are not payable or provided for, as the Company’s members are taxed individually on their interest in the Company’s taxable income. AON Partners and Partners of Maryland are both C corporations for tax reporting purposes. As such, a provision and liability for income taxes related to the results of these operations have been included in the Consolidated Statements of Operations.

Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. Although certain cash accounts exceed the federally insured deposit amount, management has not previously experienced nonperformance by any financial institution.

Equity-Based Compensation

The Company measures the compensation cost of all equity awards at the estimated fair value of the award on the date of grant and records the related expense in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss) on a straight-line basis over the applicable service period. The Company uses an option pricing method to value its common stock. This method allocates the fair value of total equity to the various components of equity based on an estimated liquidity event. This option pricing method first values the Company at the enterprise level, and then values breakpoints based on the liquidation preferences of the Class A, Class A-1, and Class B units. An allocation of total equity (enterprise value) is then performed to the various equity components based on the relative rights and privileges of each class of equity. The Company was assisted by third-party valuation experts to apply the above models to calculate the fair value estimate. Forfeitures are accounted for as they occur.

Debt Issuance Costs

Debt issuance costs consist of legal fees and other professional services and are capitalized. Debt issuance costs are presented in the Consolidated Balance Sheets as a direct deduction from the carrying value of the associated debt liability and amortized to interest expense in the Consolidated Statements of Operations and Comprehensive Income (Loss). The costs related to the term loans are amortized using the straight-line method, which approximates the effective interest method, over the terms of the related debt. The amortization related to the debt issuance costs included in interest expense within the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss) was $0.6 million in 2022, $0.4 million in 2021, and immaterial in 2020.

Offering Costs

The Company defers specific incremental costs directly attributable to proposed offerings of securities. These costs consist of legal, accounting, and other similar expenses incurred through the balance sheet date that are directly related to a potential offering. If the offering is completed, these costs will be charged against the gross proceeds of the offering. These offering costs will be allocated to the separable financial instruments issued in the transaction on a relative fair value basis of the securities issued, compared to total proceeds received. Offering costs associated with any instruments classified as liabilities will be expensed as incurred, presented as non-operating expenses in the Consolidated Statement of Operations and Comprehensive Income (Loss). At December 31, 2022, the Company had incurred approximately $0.3 million of offering costs which are included in other assets in the accompanying Consolidated Balance Sheets.

Professional Liability

The Company maintains insurance policies for exposure to professional malpractice insurance risk. The limits of malpractice insurance provide each physician/advanced practice provider with a dedicated $1.0 million limit per claim and a $3.0 million limit in the aggregate per policy period - on a first dollar basis, as no deductible applies. The policy further then extends coverage to the Company, by providing a $2.0 million limit per claim and a $4.0 million limit in the aggregate per policy period - on a first dollar basis, additionally, as no deductible applies. Reserves are established for estimates of the loss that will ultimately be incurred on claims that have been reported but not paid and claims that have been incurred but not reported. These reserves are established based on consultation with a third-party actuary. The actuarial valuations consider a number of factors, including historical claims payment patterns, changes in case reserves and the assumed rate of increase in healthcare costs. Management believes the use of actuarial methods to account for these reserves provides a consistent and effective way to measure these subjective accruals. However, due to the sensitive nature of this estimation technique, recorded reserves could differ from ultimate costs related to these claims due to changes in claims reporting, claims payment and] settlement practices and differences in assumed future cost increases. Accrued unpaid claims and expenses that are expected to be paid within the next twelve months are classified as current liabilities and included in accrued other. All other accrued unpaid claims and expenses are classified as long-term liabilities and included in other long-term liabilities. Insurance recoveries associated with the unpaid claims are classified as long-term assets included in other assets.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The carrying values of cash and cash equivalents, receivables, accounts payable, other current liabilities, and accrued interest approximate fair value due to their short-term nature.

Accounting guidance establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability on the measurement date. The three levels are defined as follows:

Level 1	Inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.
Level 2

Inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities being measured within the fair value hierarchy. As of December 31, 2022 and 2021, there were no Level 3 financial instruments.

Earnings Per Unit

The Company has three classes of member units — Class A, Class A-1, and Class B. The Class A and A-1 are considered common units as they have substantially similar rights. The Class B units represent profits interests and are a participating security as these units may share in distributions, subject to a Distribution Threshold, under certain circumstances as defined in the Company’s Operating Agreement.

Basic net income (loss) per unit attributable to common members is computed by dividing net income (loss) by the weighted-average number of common units outstanding during each reporting period. Diluted net income (loss) per unit attributable to common members includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred units and options, which would result in the issuance of incremental common units. For diluted net income (loss) per unit, the weighted-average number of common units is the same as the Company does not have any dilutive instruments.

The Company follows the two-class method when computing net income (loss) per units as the Company has units that meet the definition of participating securities. The two-class method determines net income (loss) per unit for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common members for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Class B units do not have an obligation to share in losses, therefore in periods of net loss, the numerator is not impacted by Class B participation.

Recently Adopted Accounting Pronouncements

On January 1, 2022, the Company adopted ASU 2016-02, “Leases” (Topic 842), using the modified retrospective approach for leases that existed on January 1, 2022. ASC 842 requires lessees to recognize assets and liabilities for most leases.

The Company elected to adopt the leasing package of practical expedients, which provides for not retroactively reassessing: i) any expired or existing contracts containing leases under the new definition of a lease; ii) the lease classification for any expired or existing leases; and iii) initial direct costs for any expired or existing leases. The Company also elected to adopt practical expedients around land easements and the combination of lease and non-lease components for its real estate leases. These practical expedients were applied consistently to all applicable leases.

Upon adoption of ASC 842, the Company recorded an initial adjustment to the opening balance sheet of $44.4 million to operating ROU assets, ($1.2) million to prepaid expenses and other current assets, $8.0 million to current portion of operating lease liabilities, $38.0 million to long-term operating lease liabilities, $2.5 million in ROU assets and lease liabilities related to the Company’s finance leases; and $2.8 million to other long-term liabilities. The impact of ASC 842 was not material to the Consolidated Statement of Operations and Comprehensive Income (Loss).

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform”, which provides temporary optional guidance to companies impacted by the transition away from the London Interbank Offered Rate (“LIBOR”). The guidance provides certain expedients and exceptions to applying GAAP in order to lessen the potential accounting burden when contracts, hedging relationships, and other transactions that reference LIBOR as a benchmark rate are modified. The guidance is effective as of March 12, 2020 through December 31, 2022. In February 2022, the Company amended its PNC Loan Facility whereby it is no longer referenced to LIBOR as the benchmark rate. The Company has no other contracts or transactions benchmarked to LIBOR.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes (Topic 740) by removing exceptions related to the incremental approach for intraperiod tax allocations, the requirement to recognize a deferred tax liability for certain equity method investments, the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary, and the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. The amendments in ASU 2019-12 also simplify the accounting for income taxes by requiring that an entity recognize a franchise tax that is partially based on income as an income-based tax and account for any incremental amount incurred as a non-income-based tax, requiring that an entity evaluate when a step up in the tax basis of goodwill should be considered part of the business combination, specifying that an entity is not required to allocate deferred tax expense to a legal entity that is not subject to tax, requiring that an entity reflect the effect of an enacted change in tax laws or rates in the interim period that includes the enactment date, and minor codification improvements for income taxes related to employee stock ownership plans. The Company adopted the provisions of ASU 2019-12 effective January 1, 2022. The adoption of this pronouncement had no material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, “Financial instruments — Credit Losses” (“ASU 2016-13”). ASU 2016-13 requires entities to report “expected” credit losses on financial instruments and other commitments to extend credit rather than the current “incurred loss” model. These expected credit losses for financial assets held at the reporting date are to be based on historical experience, current conditions, and reasonable and supportable forecasts. This ASU will also require enhanced disclosures relating to significant estimates and judgments used in estimating credit losses, as well as the credit quality. ASU 2016-13 is effective for the Company for annual reporting periods beginning after December 15, 2022. The Company is currently evaluating the impact that this standard will have on the consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, “Business Combinations: Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”, which provides that an acquirer must recognize, and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606. The guidance is effective for the Company for annual reporting periods beginning after December 15, 2023, with early adoption permitted. The Company does not expect the adoption of this standard to have a material impact on the Company’s consolidated financial statements and related disclosures.

3.Variable Interest Entities

AOMC is a wholly owned subsidiary of the Company and neither AOMC nor the Company has ownership interest in AON Partners and Partners of Maryland. Both AON Partners and Partners of Maryland are fully owned by a physician. The Company operates its physician practices through the MSAs and other contractual agreements between AOMC, AON Partners, and Partners of Maryland. The responsibilities of AOMC include, but are not limited to negotiating provider and payor contracts, employment and compensation decisions, billing and collections, furnishing all supplies and equipment necessary for the respective practice’s operations as well as, necessary real estate, contracting on behalf of AON Partners and Partners of Maryland, entering into leases, holding a power of attorney to perform the above activities, preparing, maintaining and administering all accounting records (including financial reporting), expense payment, and maintenance of all information systems/software. The Company is paid a management fee to compensate AOMC for the services provided.

Based on various quantitative and qualitative factors, including assessment of certain services performed and relationships held above, management has determined that AON Partners and Partners of Maryland are both variable interest entities and AOMC is the primary beneficiary who holds the decision-making rights over the activities that most significantly impact AON Partners and Partners of Maryland’s economic performance through the MSAs and other contractual agreements. Accordingly, the results of AON Partners and Partners of Maryland have been consolidated with the Company for the years ended December 31, 2022, 2021, and 2020.

The assets of AON Partners and Partners of Maryland as of December 31, 2022 and 2021, are as follows:

	As of December 31,
Assets	2022	2021
Cash and cash equivalents	$26,844	$24,074
Accounts receivable	136,098	111,183
Inventories	36,476	34,529
Property and equipment, net	—	108
Prepaid expenses and other current assets	846	374
Goodwill and intangibles, net	180	180
Other receivables	28,139	24,950
Other assets	1,489	1,241
Total assets	$230,072	$196,639

The liabilities of AON Partners and Partners of Maryland as of December 31, 2022 and 2021, are as follows:

	As of December 31,
Liabilities	2022	2021
Accounts payable	$102,783	$89,275
Accrued compensation and benefits	6,021	6,504
Accrued other	15,926	9,346
Medicare advance payment	—	3,742
Other long-term liabilities	452	81
Due to AON and subsidiaries, net	128,204	102,090
Total liabilities	$253,386	$211,038

All intercompany transactions and balances with the VIEs are eliminated in consolidation.

4.Business Combinations

2022 Acquisitions

During the year ended December 31, 2022, the Company entered into a purchase agreement acquiring control of Northern Arizona Hematology and Oncology on January 1, 2022 for an aggregate purchase price of less than $0.1 million. Because the acquisition of Northern Arizona Hematology and Oncology was on the first day of the fiscal period, AON’s results for the year ended December 31, 2022 include the results of the acquired practice.

2021 Acquisitions

During 2021 the Company entered into Asset Purchase Agreements (“Transactions”) acquiring control of four (4) oncology practices. The Transactions allow the Company to expand domestic reach related to its comprehensive oncology and practice management services. As described in Note 2, the Company evaluated each of the Transactions and determined each acquisition represents a business combination. This standard also establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets and goodwill acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. ASC 805 also determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

In connection with each of the Transactions, the Company acquired 100% of both the clinical and nonclinical assets of the respective seller. The clinical assets, acquired by AON Partners, primarily consist of medical supplies and drugs. Nonclinical assets, acquired by AOMC, primarily consist of tangible fixed assets and equipment. The following table summarizes the amounts of the assets acquired and consideration transferred recognized on respective acquisition dates disclosed in Note 1, the accounting for which is completed as of December 31, 2022. For the table below, the Company has presented the acquired locations collectively.

2021
Acquired
Locations
Purchase consideration
Cash transferred upon closing	$3,215
Assumed capital lease liabilities	1,097
Total consideration transferred	4,312
Net assets acquired
Inventories	2,211
Other assets	180
Property and equipment	1,371
Total net assets acquired	3,762
Amount assigned to goodwill	$550

2020 Acquisitions

During 2020 the Company entered into Transactions acquiring control of six (6) oncology practices. As described in Note 2, the Company evaluated each of the Transactions and determined each acquisition represents a business combination. This standard also establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets and goodwill acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. ASC 805 also determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

In connection with each of the Transactions, the Company acquired 100% of both the clinical and nonclinical assets of the respective seller. The clinical assets, acquired by AON Partners, primarily consist of medical supplies and drugs. Nonclinical assets, acquired by AOMC, primarily consist of tangible fixed assets and equipment. The following table summarizes the amounts of the assets acquired and consideration transferred recognized on respective acquisition dates disclosed in Note 1. For the table below, the Company has presented the acquired locations collectively.

2020
Acquired
Locations
Purchase consideration
Cash transferred upon closing	$435
Issuance of note payable	621
Non-cash settlement	654
Total consideration transferred	1,710
Net assets acquired
Inventories	834
Property and equipment	360
Prepaids	16
Total net assets acquired	1,210
Amount assigned to goodwill	$500

The following table presents revenue and net income for the years ended December 31, 2022, 2021, and 2020, respectively, as if the fiscal 2022 acquisition had occurred as of January 1, 2021, the fiscal 2021 acquisitions had occurred as of January 1, 2020, and the fiscal 2020 acquisitions had occurred as of January 1, 2019.

The unaudited pro forma consolidated financial information is provided for informational purposes only and is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transactions been completed as of the dates indicated or that may be achieved in the future. The Company did not have any material, nonrecurring pro forma adjustments directly attributable to the business combinations included in the reported pro forma revenue and net income.

	Pro Forma
	Year Ended December 31,
	2022	2021	2020
Revenue	$1,149,670	$1,033,187	$951,182
Net income	$2,589	$1,289	$22,381

From the dates of acquisition through December 31, 2022, December 31, 2021 and December 31, 2020, revenue attributable to 2022, 2021, and 2020 acquired businesses was $22.9 million, $55.7 million, and $63.1 million, respectively. It was impracticable to determine the effect on the Company’s net income (loss) of the acquired businesses as their operations have been integrated into the Company’s ongoing operations since the dates of acquisition.

In connection with each of the Transactions, the Company executed employment agreements with the selling physicians to become employees of AON Partners and/or Partners of Maryland. Additionally, for each transaction the Company and selling physicians entered into a separate unwind agreement granting each other a unilateral option that may be exercised by either party and effectively returns the acquired business to the selling physicians if exercised. In the event the Company or seller exercise their unwind rights, the selling physicians are required to repay the original purchase price for the assets that were sold in the Transactions plus any assets that were acquired after the Transactions, less any accumulated depreciation or amortization with respect to the assets. The selling physicians are also required to assume all contracts associated with their practice. Additionally, in the event of unwind, the selling physicians are entitled to any severance amounts that are due to them under their employment agreement with AON Partners and their employment is terminated on the unwind date. As of December 31, 2022 and 2021, no liability has been recorded related to the unwind agreements as neither the Company nor any selling physicians have exercised their unwind rights and therefore no payments are considered probable to the selling physicians.

5.Fair Value Measurements

The following table summarizes the Company’s financial assets that are measured at fair value on a recurring basis:

	As of December 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Cash equivalents(1)
Level 1:
Money market funds	$109	$—	$—	$109
Marketable securities
Level 2:
Corporate bonds	7,742	6	(125)	7,623
U.S. Treasury securities	2,226	6	(4)	2,228
Level 2 total	9,968	12	(129)	9,851
Total	$10,077	$12	$(129)	$9,960
(1)	Included in cash and cash equivalents in the Consolidated Balance Sheet at December 31, 2022

The Company uses quoted prices in active markets for identical assets to determine the fair value of its Level 1 investments. The fair value of Level 2 investments is determined using pricing based on quoted market prices or alternative market observable inputs.

The fair value of the Company’s marketable securities as of December 31, 2022, by remaining contractual maturities, were as follows:

	As of December 31, 2022
	Corporate Bonds	U.S. Treasury Securities	Total
Due within one year	$3,660	$1,073	$4,733
Due within one to five years	3,963	1,155	5,118
Total	$7,623	$2,228	$9,851

6.Inventories

Inventories consisted of the following at December 31, 2022 and 2021:

	As of December 31,
	2022	2021
Intravenous drugs	$25,674	$28,897
Oral pharmaceuticals	10,802	5,632
Total inventories	$36,476	$34,529

7.Other Receivables

Other receivables consisted of the following at December 31, 2022 and 2021:

	As of December 31,
	2022	2021
Rebates receivable	$27,955	$24,950
Other	246	128
Total other receivables	$28,201	$25,078

8.Property and Equipment, Net

Property and equipment, net, consisted of the following at December 31, 2022 and 2021:

	As of December 31,
	2022	2021
Leasehold improvements	$26,076	$23,744
Furniture, fixtures and equipment	2,669	2,346
Medical equipment	11,003	8,811
Computer equipment	3,115	2,713
Signs	129	117
Automobiles	69	69
Software	4,834	4,036
Construction-in-progress	1,433	1,445
	49,328	43,281
Accumulated depreciation and amortization	(17,348)	(10,633)
Property and equipment, net	$31,980	$32,648

For the years ended December 31, 2022, 2021 and 2020, depreciation expense was approximately $6.7 million, $6.1 million, and $3.7 million, respectively, and is included in general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income (Loss).

Construction-in-progress consists primarily of capital expenditures on new physician practice facilities which have not yet been opened and improvements to existing practice facilities which are not complete at year-end.

9.Accrued Other

Accrued other consisted of the following at December 31, 2022 and 2021:

	As of December 31,
	2022	2021
Refund liability	$14,544	$8,306
Deferred social security taxes – COVID	378	378
Current portion of finance lease liability	425	—
Other	2,453	5,108
Total accrued other	$17,800	$13,792

10.Long-term Debt

Debt consisted of the following at December 31, 2022 and 2021:

	As of December 31,
	2022	2021
PNC Facility	$81,250	$65,000
Total	81,250	65,000
Unamortized debt issuance costs	(949)	(1,306)
Total debt	$80,301	$63,694

Credit Facilities

Truist Term Loans and Revolver

In connection with the acquisition of various physician practice assets, the Company entered into Truist Term Loans, all of which have identical underlying terms and provisions. The Term Loans are seven-year loans and require interest only payments for the first two years of the term. For the remaining five years, monthly principal and interest payments are required in amounts sufficient to fully amortize the principal at maturity. The Truist Term Loans may be prepaid in whole or in part at any time without penalty.

On August 31, 2018, the Company entered into a one-year revolving line of credit agreement (“Truist Revolver”) for $10.0 million maturing on August 31, 2019. On April 22, 2019, the Company executed the first amendment to the Truist Revolver which increased the revolving credit limit to $27.0 million and extended the maturity date to April 20, 2020. The Truist Revolver requires monthly interest only payments with the outstanding principal balance due at maturity. The original base interest rate was the one-month LIBOR rate plus an applicable margin of 1.30%.

The Truist Term Loans and Revolver were collateralized by substantially all assets of the Company and guaranteed on a limited basis by the Class A members of the Company and shareholder of AON Partners and Partners of Maryland. In addition, the Company was required to maintain certain financial covenants under these loan agreements relating to debt service coverage and levels of tangible net worth.

On April 20, 2020, the Company modified the arrangement and received an extension of the Truist Revolver from April 20, 2020 to June 4, 2020. On June 4, 2020, the Company received an extension of the Truist Revolver from June 4, 2020 to July 4, 2020. On July 4, 2020, the Company received an extension of the Truist Revolver from July 4, 2020 to September 4, 2020.

On September 4, 2020, the Company modified the arrangement and entered into an Amended and Restated Loan Agreement (“Restated Truist Revolver”), which reduced the bank’s commitment from $27.0 million to $10.0 million, extended the maturity date to September 3, 2021 and increased the interest rate on all amounts outstanding under the Revolver to the greater of LIBOR plus an applicable margin of 3.60% or 4.35%. All other provisions and warranties of the credit agreement remained unchanged. There were no borrowings outstanding at December 31, 2021.

PNC Loan Facility

On April 30, 2021 the Company entered into a Loan Facility with PNC (“PNC Loan Facility”) collateralized by the Company’s assets and outstanding patient accounts receivable. The PNC Loan Facility is guaranteed on a limited basis by the Company and shareholder of AON Partners and Partners of Maryland. $34.6 million of proceeds from the PNC Loan Facility was used to pay off the Truist Term Loans and Truist Revolver. The remaining funds were made available for working capital and acquisition of additional physician practices.

The PNC Loan Facility is interest-only with total principal due at maturity on April 30, 2024. Interest accrues at one-month LIBOR or an alternate base rate plus 1.45%. The maximum balance of the PNC Loan Facility (“Borrowing Base”) is limited to the lesser of the Facility Limit ($65.0 million) or the fair value of the Company’s patient accounts receivable. The Company must maintain a balance of the lesser of the Borrowing Base or 65% of the Facility Limit in the first year and 75% of the Facility Limit in subsequent years (“minimum funding threshold”). The Company can repay the PNC Loan Facility up to the minimum funding threshold at any time without penalty. In accordance with the PNC Loan Facility, the Company pledged $10.0 million of collateral as restricted cash to be released quarterly in increments of $2.5 million. The Company had $5.0 million of restricted cash related to the Loan facility as of December 31, 2021. The restricted cash was fully released as of December 31, 2022.

On April 30, 2021, the Company entered into a $5.0 million revolving line of credit agreement (“PNC Line of Credit”). The PNC Line of Credit has an expiration date of April 30, 2024 and bears interest at a rate per annum equal to the sum of the daily LIBOR rate plus 1.65% or an alternate base rate plus .65% and is due on the first day of each month beginning June 1, 2021. Any outstanding principal and accrued interest will be due on the expiration date. Beginning July 1, 2021, quarterly bank fees equal to 1.65% per day per annum will be due in arrears and will continue on the first day of each quarter thereafter. All debt related to the PNC Line of Credit is collateralized by the Company’s assets. The Company is also subject to 0.20% unused line fee calculated per annum on the unused balance of the PNC Line of Credit.

On July 29, 2021, the Company amended the PNC Loan Facility increasing the Facility Limit to $75.0 million. On February 14, 2022, the Company further amended the PNC Facility and PNC Line of Credit agreements. The primary changes included an increase of the PNC Facility limit from $75.0 million to $125.0 million, an increase of the PNC Line of Credit availability from $5.0 million to $10.0 million, interest charges to be calculated based on the Bloomberg Short-Term Bank Yield Index plus 1.65% and certain financial covenants. As part of the amendment, the Company drew an additional $16.3 million in proceeds under the PNC Loan Facility. On August 15, 2022, the PNC Loan Facility and PNC Line of Credit agreements were amended again to reduce the availability under the PNC Line of Credit from $10.0 million to $1.0 million. As of December 31, 2022 and 2021, no draws had been made on the PNC Line of Credit.

Effective November 23, 2022, the Company entered into Waiver and Amendment No. 6 (“Waiver and Amendment”) under its PNC Facility Loan as the Company was not in compliance with the Delinquency Ratio financial covenant for the period ending October 31, 2022 and the requirement to provide certain annual financial statements. The Waiver and Amendment waives each event of default and also revised future delinquency percentages and financial statement requirements.

The PNC Loan Facility and PNC Line of Credit nonfinancial covenants include restrictions related to unpermitted property liens and the requirement of audited financial statements. Both agreements also contain several financial covenants, including the following ratios: accounts receivable default, delinquency, dilution, days sales outstanding, leverage, and fixed charge coverage. As of December 31, 2022, the Company was in compliance with all financial and nonfinancial debt covenants as required by both loan agreements.

The Company paid approximately $0.3 million and $1.1 million, respectively in debt issuance costs in connection with the Loan Facility in 2022 and 2021 which are being amortized to interest expense on a straight-line basis over the life of the various agreements. The Company recorded a loss on extinguishment of the debt issuance costs on the Truist Term Loans and Revolver in the amount of approximately $0.1 million in 2021.

Interest expense on long-term debt in 2022, 2021, and 2020, including amortization of debt issuance costs, was $3.4 million, $1.4 million, and $1.1 million, respectively.

11.Members’ Equity

The economic interests of the members in the Company are represented by units consisting of Class A, Class A-1, and Class B membership units and the Company is authorized to issue an unlimited number of each class of units. The Amended and Restated Limited Liability Company Agreement (“Amended LLC Agreement”) dated October 20, 2017 specifies the members’ rights and obligations relating to contributions, distributions, allocation of income and loss and other matters.

Class A units

All Class A units are entitled to one vote per unit. The Class A units represent a percentage interest in the Company determined by subtracting all of the Class B units’ interests. However, the Class A units’ percentage shall not be less than 70%. There were 7,725 Class A units outstanding at December 31, 2022 and 2021 from an initial contribution of capital of $7.7 million.

Class A-1 units

In March 2020, the Company entered into the Second Amended and Restated Limited Liability Agreement (“Second Amended LLC Agreement”). The Second Amended LLC Agreement established another class of equity, Class A-1 units, of which 730 units were issued to the Class A-1 Member upon the contribution of capital of $30.0 million. The Class A-1 Member is an affiliate of the Company’s largest supplier of oncology products. The Class A-1 units have rights similar to Class A units including one vote per unit; however, the Second Amended LLC Agreement now provides for a cumulative, annually- compounded, unguaranteed, preferred return of 8.0% on Class A capital contributions and 4.0% on Class A-1 capital contributions. The Company paid an investment banking firm a fee of $1.5 million in connection with the closing of this transaction. The $30.0 million capital contribution less brokerage fees of $1.5 million is included as a net capital contribution of $28.5 million in the Consolidated Statements of Members’ Equity and Consolidated Statements of Cash Flows.

Class B units

Class B units are issued through the 2017 Profits Interest Plan adopted by the Company in October 2017.

The Class B units are available to be granted to certain employees to promote the long-term growth and profitability of the Company and represent profits interest awards. Awards vest over a two-to-five-year period based on anniversary date for certain employees and cliff vest on the fifth anniversary date for certain other employees. All awards vest immediately upon a change in control of the Company. All unvested awards expire upon a grantee’s termination of employment. A grantee has no ability to put the award back to the Company absent a distribution or liquidation event. Class B units have no voting rights.

In March 2020, the Company entered into the Second Amended LLC Agreement and in connection with the admission of the Class A-1 Member, the Company restructured the waterfall, and removed the 30% collar on the Class B Units. In order to effectuate these changes, the Company adopted the Second Amended LLC Agreement and a new capital table which, assigned new numbers of Class B units based on their percentage interest relative to the Class A Members by 101 units. The changes to the capital table were expressly called out and approved by the Class A Members and Class B Members in their Signature Pages and Joinders to the Second Amended LLC Agreement.

Aggregate equity-based compensation expense recorded for the years ended December 31, 2021 and 2020 related to the Class B units was $20 thousand and is reflected in the carrying value of the Class B Units on the Consolidated Balance Sheets as of December 31, 2022 and 2021. Compensation expense for the year ended December 31, 2022 and unrecognized compensation expense related to unvested units was not material. As of December 31, 2022 and 2021, 2,322 Class B Units were outstanding and 1,918 Class B Units were vested. No Class B Units were issued, vested or forfeited during the year ended December 31, 2022.

12.Income Taxes

The income tax expense (benefit) in 2022, 2021, and 2020 consisted of the following:

	Year Ended December 31,
	2022	2021	2020
Current
Federal	$—	$(306)	$152
State	—	(20)	123
	—	(326)	275
Deferred
Federal	—	433	(922)
State	—	353	(136)
	—	786	(1,058)
Total income tax expense (benefit)	$—	$460	$(783)

The differences between the federal tax rate and the Company’s effective tax rate for the years ended December 31, 2022, 2021, and 2020 are as follows:

	Year Ended December 31,
	2022	2021	2020
Federal statutory income tax rate	21.00%	21.00%	21.00%
State taxes, net of federal benefit	(11.94)	(97.95)	(0.80)
State rate change	(2.15)	(3.41)	0.07
Other	(3.71)	3.00	0.07
Nontaxable passthrough LLC income	(87.14)	(658.26)	(27.31)
Increase in valuation allowance	83.94	864.95	3.26
Effective tax rate	—%	129.33%	(3.71)%

Components of the net deferred tax assets and liabilities at December 31, 2022 and 2021 are as follows:

	As of December 31,
	2022	2021
Deferred tax assets
Net operating loss carryforwards	$6,589	$5,166
Accrued expenses	165	426
Deferred tax assets	6,754	5,592
Valuation allowance	(5,835)	(3,662)
Net deferred tax asset	919	1,930

Deferred tax liabilities
Prepaid expenses	—	64
Accounting method change	918	1,866
Fixed assets	1	—
Deferred tax liabilities	919	1,930
Net deferred tax asset	$—	$—

As of December 31, 2022, the Company had federal and state net operating loss (“NOL”) carryforwards of $25.4 million and $26.8 million, respectively. As of December 31, 2021, the Company had federal and state NOL carryforwards of $20.1 million and $20.5 million, respectively. The federal NOL carryforwards can be carried forward indefinitely and the state NOL carryforwards begin to expire in 2028.

During the years ended December 31, 2022 and 2021, the Company recorded an increase in the valuation allowance of $2.2 million and $3.0 million, respectively. The increase is primarily related to additional tax losses generated during the year.

As of December 31, 2022 and 2021, there are no liabilities related to uncertain tax positions. The Company recognizes interest and penalties related to unrecognized tax liabilities as a component of income tax expense, if any. The Company recognized no material interest and penalties during the years ended December 31, 2022, 2021, and 2020 and had no accrued interest or penalties as of December 31, 2022 and 2021.

The Company files income tax returns in the U.S. Federal jurisdiction and various state and local jurisdictions. The U.S. Federal and state and local tax returns are subject to examination for years 2019 and later. The Company does not currently have any open audits.

13.Related Parties

Transactions Notes Receivable

The Company entered into promissory notes with physicians of the Company. The notes receivable balances are satisfied through cash payments or settlements through the physicians’ compensation as part of their employee agreement. The notes receivable are amortized over a 60-month period as a reduction of compensation. The notes bear interest at the Company’s incremental borrowing rate (1.57% at December 31, 2022 and 1.55% at December 31, 2021).

	As of December 31,		Original	Issue	Maturity
	2022	2021	Principal	Date	Date
Notes receivable
Note 2	$1,057	$1,294	$5,355	5/1/2019	4/30/2024
Note 3	119	217	491	6/1/2019	5/31/2024
Note 4	—	259	917	8/1/2019	7/31/2024
Note 6	351	680	1,111	5/22/2020	5/22/2023
Note 8	2,221	2,513	2,816	5/1/2020	5/1/2025
Note 9	125	—	125	1/24/2022	6/30/2023
Total notes receivables	3,873	4,963
Less: Current portion of notes receivable	(1,797)	(1,812)
Notes receivable, less current portion	$2,076	$3,151

Leases

The Company has operating leases for office facilities owned by employees of the Company. Total cash paid for leases to related parties for the years ended December 31, 2022, 2021, and 2020 was approximately $2.5 million, $2.3 million and $6.8 million, respectively.

Inventory Purchases/Concentration Risk

The Company purchases the majority of its pharmaceuticals inventory from a subsidiary under common control of the Class A-1 Member, which made an equity investment in AON in 2020. During the years ended December 31, 2022, 2021 and 2020, the Company purchased approximately $924.0 million, $731.0 million, and $574.0 million, respectively, from the related party. These purchases were approximately 88%, 83% and 88% as a percentage of cost of revenue for the years ended December 31, 2022, 2021 and 2020, respectively. At December 31, 2022 and 2021, the Company had $102.1 million and $88.8 million, respectively, included in accounts payable for invoices from the related party, representing 96% of total accounts payable at each balance sheet date.

14.Leases

The Company currently leases office facilities and equipment for its practices under noncancelable operating and financing lease agreements expiring on various dates through 2032. Certain of the leases contain renewal options which are exercisable at the Company’s discretion. These renewal options are considered in determining the lease term if it is reasonably certain that the Company will exercise such options. Additionally, the Company leases certain other office and medical equipment under month-to-month lease agreements.

Leases for ten of the Company’s facilities are controlled by related parties as of December 31, 2022. See Note 13. As of December 31, 2022, the operating ROU assets, net and lease liabilities related to these properties were $13.1 million and $13.5 million, respectively.

Right-of-use assets and lease liabilities consist of the following at December 31, 2022:

Assets
Operating lease right-of-use assets, net	$43,724
Finance lease right-of-use assets, net (included in property and equipment, net)	1,998
Total right-of-use assets	$45,722
Liabilities
Current
Current portion of operating lease liabilities	$9,177
Current portion of finance lease liabilities (included in accrued other)	425
Long-term	9,602
Long-term operating lease liabilities	37,224
Long-term finance lease liabilities (included in other long-term liabilities)	1,619
Total lease liabilities	$48,445

The components of lease costs recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss) consist of the following for the year ended December 31, 2022:

Operating lease costs	$12,465
Finance lease costs
Amortization of finance lease right-of-use assets	523
Interest on finance lease liabilities (included in interest expense)	79
Variable lease costs	2,737
Total lease costs	$15,804

The following table reconciles the undiscounted cash flows expected to be paid in each of the next five years and thereafter recorded on the Consolidated Balance Sheet for operating and financing leases as of December 31, 2022:

	Operating Leases	Finance Leases
2023	$11,215	$491
2024	10,049	491
2025	7,762	469
2026	7,448	231
2027	6,528	166
Thereafter	11,067	429
Total lease payments	54,069	2,277
Less: amount representing interest	(7,668)	(233)
Present value of lease liabilities	46,401	2,044
Less: current portion of lease liabilities	(9,177)	(425)
Long-term lease liabilities, net of current portion	$37,224	$1,619

The weighted-average remaining lease terms as of December 31, 2022 for operating leases and finance leases are 5.68 years and 5.37 years, respectively. The weighted-average discount rates as of December 31, 2022 for operating leases and finance leases are 4.88% and 3.60%, respectively.

The cash paid for amounts included in the measurement of lease liabilities for the year ended December 31, 2022 is as follows:

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$12,590
Operating cash flows from finance leases	79
Financing cash flows from finance leases	426
ROU assets obtained in exchange for new operating lease liabilities	9,811

Total rent expense prior to the adoption of ASC 842 for the years ended December 31, 2021 and 2020 was approximately $16.2 million and $11.3 million, respectively, which is primarily included in cost of revenues on the Consolidated Statements of Operations and Comprehensive Income (Loss).

15.Commitments and Contingencies

Florida Cancer Specialists Service

In October 2017, the Company entered into a Services Agreement (“Agreement’) with Florida Cancer Specialists, P.L. (“FCS”). FCS provides certain medical services and practice management and administration services to the various physician practices. These services include but are not limited to insurance billing, collections, accounts payable, purchasing, payroll processing, and compliance and coding support. The initial agreement has a five-year term which renews annually unless either party terminates with twelve months written notice. Fees for services are based on a percentage of full-time equivalent (“FTE”) revenue, as defined, subject to a maximum percentage per FTE at defined revenue levels. For the years ended December 31, 2021 and 2020, AON Partners and Partners of Maryland collectively incurred costs of approximately $4.7 million and $18.7 million, respectively, related to this Agreement which are included in general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income (Loss). As additional security for payments under the Agreement, AON LLC deposited $1.0 million with FCS. During 2021, the agreement was terminated, and the Company settled with FCS.

Contingencies

The Company, through its arrangements with certain contracts, is subject to the Medicare and Medicaid fraud and abuse laws which prohibit, among other things, any false claims, or any bribe, kick- back or rebate in return for the referral of Medicare and Medicaid patients. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. Management has implemented policies and procedures they believe will assure that the Company is in substantial compliance with these laws. From time to time, the Company may receive requests for information from government agencies pursuant to their regulatory or investigational authority. Such requests can include subpoenas or demand letters for documents to assist the government in audits or investigations. Management believes that the outcome of any of these investigations would not have a material adverse effect on the Company.

Laws and regulations governing the Medicare program are complex and subject to interpretation. The Company believes that it is complying in all material respects with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing that would have a material effect on the Company’s consolidated financial statements. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties, and exclusion from the Medicare Program.

The Company and its affiliates are subject to various legal proceedings and claims arising in the normal course of their business. In the opinion of management, the amount of the ultimate liability, if any, with respect to these lawsuits and claims will not have a material effect on the consolidated financial statements of the Company.

16.Professional Liability Insurance

The Company has purchased claims-made professional liability insurance coverage through December 31, 2022 and 2021, covering up to $1.0 million per incident and $1.0 million in annual aggregate for each physician and covering up to $2.0 million per incident and $4.0 million in the aggregate at the entity level. The policy does not require a deductible per incident. As of December 31, 2022 and 2021, the gross malpractice insurance recovery balance was $2.2 million and $1.0 million, respectively, and the malpractice insurance reserve liability balance totaled $3.7 million and $2.2 million, respectively. The Company has a net tail liability of approximately $1.6 million and $1.1 million, respectively, for claims arising from incidents prior to December 31, 2022 and 2021 that are not yet reported as of December 31, 2022 and 2021.

17.Earnings (Loss) Per Unit

The Company computes Earnings (Loss) Per Unit of Class A, Class A-1 and Class B Units using the two-class method. The Class A and A-1 Units are considered common units as they have substantially similar rights. The Class B Units represent profits interests and are a participating security as these units may share in distributions, subject to a Distribution Threshold, under certain circumstances as defined in the Company’s Operating Agreement. The Class A and Class A-1 Units are entitled to receive preferred returns, so the first step in the Earnings (Loss) Per Unit calculation distributes those preferred amounts to Class A and Class A-1 Units to determine the undistributed net income (loss) for the period. After the preferred returns are satisfied, the undistributed earnings for each period are then allocated on a proportionate basis of ownership between the Class A, Class A-1 and Class B Units based on their contractual participation rights as if all earnings for the period had been distributed. The Class B Units do not share in losses with the Class A and Class A-1 Units based on their distribution threshold, therefore losses are not allocated to the Class B Units.

The calculation of both basic and diluted earnings (loss) per unit for the periods indicated below was as follows:

	Year Ended December 31,
	2022	2021	2020
Numerator:
Net income (loss)	$2,589	$(105)	$21,951
Class A cumulative dividends	(855)	(780)	(722)
Class A-1 cumulative dividends	(1,299)	(1,240)	(1,000)
Undistributed net income (loss)	$435	$(2,125)	$20,229
Allocation of undistributed net income (loss):
Class A units	324	(1,942)	16,423
Class A-1 units	31	(183)	1,284
Class B units	80	—	2,522
Undistributed net income (loss)	$435	$(2,125)	$20,229
Net income (loss) attributable to Class A units:
Cumulative dividends	$855	$780	$722
Undistributed net income (loss)	324	(1,942)	16,423
Net income (loss) attributable to Class A units	$1,179	$(1,162)	$17,145
Net income (loss) attributable to Class A-1 units:
Cumulative dividends	$1,299	$1,240	$1,000
Undistributed net income (loss)	31	(183)	1,284
Net income attributable to Class A-1 units	$1,330	$1,057	$2,284
Denominator:
Weighted average Class A common units outstanding – basic and diluted	7,725	7,725	7,725
Weighted average Class A-1 common units outstanding – basic and diluted	730	730	604
Earnings (loss) per Class A unit – basic and diluted	$153	$(150)	$2,219
Earnings per Class A-1 unit – basic and diluted	$1,821	$1,447	$3,782

18.Subsequent Events

The Company has evaluated subsequent events through April 27, 2023, the date these consolidated financial statements were available to be issued and has determined that the following subsequent event requires disclosure in the consolidated financial statements.

On February 28, 2023, AON entered into a term sheet with a third-party institutional investor contemplating, on a non-binding basis, an aggregate investment by such investor of at least $65.0 million in the form of newly issued convertible preferred securities, to be consummated concurrently with the closing of the DTOC Transaction.

Annex A

Execution Copy

SECOND AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

by and between

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

and

AMERICAN ONCOLOGY NETWORK, LLC

Dated as of April 27, 2023

EXHIBITS

SECOND AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

THIS SECOND AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of April 27, 2023, by and between Digital Transformation Opportunities Corp., a Delaware corporation (“Acquiror”), and American Oncology Network, LLC, a Delaware limited liability company (the “Company”). Acquiror and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Acquiror and the Company entered into that certain Business Combination Agreement (the “Original Agreement”), dated as of October 5, 2022 (the “Original Agreement Date”);

WHEREAS, Acquiror and the Company entered into that certain Amended and Restated Business Combination Agreement (the “First Amended and Restated Business Combination Agreement”), dated as of January 6, 2022 (the “First Amended and Restated Business Combination Agreement Date”) amending and restating the terms of the Original Agreement;

WHEREAS, Acquiror and Company now desire to further amend and restate the First Amended and Restated Business Combination Agreement by entering into this Agreement on the terms and conditions set forth herein;

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a business combination;

WHEREAS, on or prior to the date of this Agreement, the Company has issued to employees of the Company (as set forth on Exhibit F hereto) (the “Company Employees”), which includes certain employees of the Company that are Practice Profit Pool Holders (such Practice Profit Pool Holder recipients, the “Class B-1 Practice Profit Pool Holder Recipients”) awards of Company Class B-1 Units, representing additional Company Class B-1 Units in the amounts set forth on Exhibit F, that shall vest only upon consummation of the Closing (each such award, a “Company Class B-1 Unit Award”);

WHEREAS, prior to adoption of the Amended and Restated Company LLC Agreement, Acquiror shall commence, and use its commercially reasonable efforts to consummate as of immediately prior to the effectiveness of the Amended and Restated Company LLC Agreement, an offer (together with any mandatory exchange contemplated by such offer, a “Company Class B-1 Unit Award Exchange Offer”) to the Company Employees, which includes the Class B-1 Practice Profit Pool Holder Recipients to exchange, at the election of each such Company Employee, each outstanding Company Class B-1 Unit Award held by each such Company Employee for a number of newly issued shares of Acquiror Class A Common Stock equal to the applicable Per Company Unit Exchange Ratio (as defined below);

WHEREAS, upon the terms and subject to the conditions set forth herein, on the Closing Date immediately prior to the Closing, the Company shall amend and restate the Company LLC Agreement to be substantially in the form attached hereto as Exhibit A (the “Amended and Restated Company LLC Agreement”), pursuant to which each of the outstanding Company Class A Units, Company Class A-1 Units and Company Class B Units will be reclassified into a single class of limited liability company units (the “Company Common Units”);

WHEREAS, upon the terms and subject to the conditions set forth herein, on the Closing Date, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt Amended and Restated Acquiror Certificate of Incorporation, pursuant to which, among other things, (a) all outstanding and issued shares of Acquiror Class B Common Stock will convert into shares of Acquiror Class A Common Stock, (b) the terms of the Acquiror Class B Common Stock shall be amended to provide that all holders thereof shall have the right to vote on all matters submitted to holders of Acquiror Common Stock but no economic rights, and (c) new shares of Acquiror Preferred Stock shall be authorized in an amount sufficient to consummate the PIPE Investment;

WHEREAS, upon the terms and subject to the conditions set forth herein, on the Closing Date, Acquiror shall consummate the PIPE Investment pursuant to and in accordance with the terms of the applicable Subscription Agreements;

WHEREAS, upon the terms and subject to the conditions set forth herein, on the Closing Date and following the adoption of the Amended and Restated Acquiror Certificate of Incorporation and the consummation of the PIPE Investment, (a) the Company shall issue Company Common Units to Acquiror in exchange for a combination of cash and consideration consisting of shares of Acquiror Class B Common Stock, Acquiror Class B Warrants, or a combination of the foregoing, (b) the Company shall be managed as set forth in Section 2.01 of the Agreement, (c) the Company shall distribute shares of Acquiror Class B Common Stock and/or Acquiror Class B Warrants, as applicable, to the Company Equityholders; (d) the Company shall distribute cash equal to the Preferred Return to holders of Company Class A Units and Company Class A-1 Units (or only to holders of Company Class A Units if the holder of Company Class A-1 Units elects to receive additional shares of Company Common Units in lieu of cash as provided herein); (e) Acquiror shall reserve a number of shares of Acquiror Class A Common Stock equal to the Adjusted Practice Profit Pool Amount (as defined below) for issuance after the Closing to eligible recipients (collectively, the “Business Combination”); and (f) from and after the Closing (but subject to lock-up restrictions), the Company Equityholders shall have the right (but not the obligation) to exchange Company Common Units for shares of Acquiror Class A Common Stock;

WHEREAS, the Board of Managers of the Company (the “Company Board”) has (i) determined that the Business Combination and the other Transactions are in the best interests of the Company and its members and declared it advisable to enter into this Agreement, (ii) approved this Agreement and the Transactions on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its members approval of this Agreement and the Transactions (the “Company Board Recommendation”);

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has (i) determined that the Business Combination and the other Transactions are in the best interests of Acquiror and the stockholders of Acquiror and declared it advisable to enter into this Agreement, (ii) approved this Agreement and the Transactions on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the Transaction Proposals (the “Acquiror Board Recommendation”);

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, its Affiliates and certain stockholders of Acquiror have entered into the Amended and Restated Sponsor Support Agreement (the “Sponsor Agreement”) to, among other things, (i) vote in favor of, and take all actions necessary to consummate, the Transactions, (ii) lockup their shares of Acquiror, (iii) provide the Company with reasonable notice of any material sell-down transaction, (iv) subject a portion of their shares to vesting requirements and (v) waive and not otherwise perfect any anti-dilution or similar protection with respect to any Acquiror Common Stock held by the Sponsor at the applicable date (i.e., the Sponsor will be diluted by the PIPE Investment to the same extent as the other Acquiror stockholders); and

WHEREAS, prior to the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, the Company has delivered to Acquiror an irrevocable written consent (the “Company Written Consent”) executed by a sufficient number of holders of Company Units necessary to approve the Original Agreement, the Amended and Restated Company LLC Agreement and the Transactions in accordance with the Company LLC Agreement and applicable Law (the “Company Equityholder Approval”).

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, as in effect on the Original Agreement Date.

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Warrants” means warrants to purchase Acquiror Class B Common Stock substantially in the form attached hereto as Exhibit E.

“Acquiror Closing Statement” has the meaning specified in Section 3.04(a).

“Acquiror Common Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts material to Acquiror (a) that was not known or reasonably foreseeable to the individuals listed on Schedule 1.01(A) (the “Acquiror Knowledge Parties”) or any member of the Acquiror Board as of the Original Agreement Date and that becomes known to the Acquiror Knowledge Parties or any member of the Acquiror Board after the Original Agreement Date and prior to the receipt of the Acquiror Stockholder Approval and (b) that does not relate to an Acquisition Transaction; provided, however, that any change in the price or trading volume of Acquiror Common Stock in the case of clause (a) of this definition shall be excluded for purposes of determining whether an Acquiror Intervening Event has occurred.

“Acquiror Intervening Event Notice” has the meaning specified in Section 8.02(b)(iv).

“Acquiror Intervening Event Notice Period” has the meaning specified in Section 8.02(b)(iv).

“Acquiror Investor Presentation” mean the investor presentation for use by Acquiror in meetings with certain of its stockholders as well as other persons with respect to the Transactions.

“Acquiror Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to prevent or materially delay or materially impact the ability of Acquiror and the Sponsor to consummate the Transactions. Notwithstanding the foregoing, the amount of the Acquiror Stockholder Redemptions or the failure to obtain the Acquiror Stockholder Approval shall not be deemed to be an Acquiror Material Adverse Effect.

“Acquiror Organizational Documents” means the Acquiror Certificate of Incorporation and Acquiror’s bylaws, as amended and in effect on the Original Agreement Date.

“Acquiror Outstanding Shares” means a number equal to (a) the quotient of (i) the Aggregate Cash Raised divided by (ii) 10, plus (b) 8,337,500.

“Acquiror Preferred Stock” has the meaning specified in Section 5.11(a).

“Acquiror Related Party” means any Affiliate of either Acquiror or the Sponsor, or any of their respective current, former or future directors, officers, general or limited partners, direct or indirect equityholders (including the Sponsor), members, managers, controlling persons, employees, Immediate Family members or other representatives and the respective successors and assigns of any of the foregoing Persons.

“Acquiror Stockholder Approval” means the approval of each Transaction Proposal by the affirmative vote of the holders of the requisite number of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the Acquiror Organizational Documents and applicable Law.

“Acquiror Stockholder Redemption” means the election of an eligible (as determined in accordance with the Acquiror Organizational Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the Acquiror Organizational Documents) in connection with the Transaction Proposals.

“Acquiror Termination Date” has the meaning set forth in Section 8.01(d).

“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror or any Acquiror Related Party and incurred prior to and through the Closing Date in connection with evaluating the Company and its Subsidiaries, the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and covenants contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including (i) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror or any Acquiror Related Party, (ii) deferred underwriting fees, and (iii) amounts outstanding under loans made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor or any of Acquiror’s officers or directors; but in each case excluding any Taxes required to be paid by Acquiror in respect of the Acquiror Stockholder Redemption pursuant to the Inflation Reduction Act of 2022.

“Acquiror Unit” means one share of Acquiror Class A Common Stock and one-fourth of one Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase shares of Acquiror Class A Common Stock.

“Acquisition Transaction” means (a) any sale of stock, merger or similar business combination transaction involving the Company Group that results in holders of a majority of the outstanding Company Units (or equity of any successor to the Company) as of immediately prior to such transaction ceasing to own a majority of the outstanding equity of the Company or the entity surviving such transaction (or a direct or indirect parent thereof) as of immediately after such transaction, or (b) a sale of all or substantially all of the assets of the Company Group, taken as a whole.

“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional Audited Financial Statements” has the meaning specified in Section 6.04(a).

“Additional SEC Reports” has the meaning specified in Section 5.08(a).

“Adjusted Practice Profit Pool Amount” means the difference of (a) the Practice Profit Pool Shares minus (b) the shares of Acquirer Class A Common Stock issued to the Class B-1 Practice Profit Pool Holder Recipients upon exchange of the Company Class B-1 Unit Awards in connection with the Company Class B-1 Unit Award Exchange Offer.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that no portfolio company of any stockholder of the Company that is a venture capital, private equity or other institutional investment fund or any of their Affiliates shall be considered an “Affiliate” of any Company Group Member.

“Aggregate Cash Raised” means an amount equal to (i) the aggregate cash proceeds available for release to Acquiror from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the Acquiror Stockholder Redemptions) plus (ii) the Aggregate PIPE Proceeds.

“Aggregate Company Common Units” means, collectively, the aggregate number of Company Common Units equal to the sum of (i) the Continuing Company Common Units, plus (ii) the Acquiror Outstanding Shares, plus (iii) the Practice Profit Pool Shares, plus (iv) the Class A-1 Preferred Return Shares.

“Aggregate PIPE Proceeds” means the aggregate cash proceeds actually received by Acquiror in respect of the PIPE Investment prior to or on the Closing Date.

“Agreement” has the meaning specified in the Preamble hereto.

“Amended and Restated Acquiror Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Acquiror substantially in the form set forth on Exhibit B (with such changes as the Company and Acquiror may mutually agree in writing).

“Amended and Restated Company LLC Agreement” has the meaning specified in the Recitals hereto.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Applicable Healthcare Industry Laws” means any federal, state, local, municipal, foreign, international, or other statute, law, ordinance, order, ruling, judgment, rule, regulation or other sub-regulatory requirements or guidance issued by a Governmental Authority, relating to health care items and services; healthcare providers, manufacturers, distributors, and/or suppliers; health plan companies and/or insurers; health insurance, benefit plans, and programs (whether governmental or non-governmental); health plan sponsors or administrators; and persons providing related, supportive, administrative or management services as delegates or contractors to any of the aforementioned, including but not limited to the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.), the Federal Trade Commission Act, the False Claims Act (31 U.S.C. §§ 3729 et. seq.); the Federal Fraud and Abuse Statutes (42 U.S.C. §§ 1320a-7, 7a and 7b), the Physician Self-Referral Law (the “Stark Law”) (42 U.S.C. § 1395nn); the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); state anti-kickback, fee-splitting and patient brokering laws; the federal exclusion Laws (42 U.S.C. § 1320a-7); Corporate Practice of Medicine Doctrine, HIPAA, the Health Information Technology for Economic and Clinical Health Act of 2009, the Patient Protection and Affordable Care Act of 2010 (Public Law 111-148), requirements of the Medicare program, including Medicare Advantage (Title XVIII of the Social Security Act), requirements of the Medicaid program, including managed Medicaid plans (Title XIX of the Social Security Act) CHAMPVA, TRICARE or other third party payor programs (whether government or private); state and federal requirements governing the licensure, certification, certificates of operation, authority, accreditation, qualification, the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments, the Federal Acquisition Regulation, the Anti-Kickback Act of 1986 (41 U.S.C. § 51 et seq.), the Clinical Laboratory Improvement Amendments (42 U.S.C. § 263 42 C.F.R. Part 493); all other applicable laws of the United States Drug Enforcement Administration; and all regulations promulgated thereunder and applicable sub-regulatory agency guidance and directives and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Available Closing Acquiror Cash” means, without duplication, an amount equal to (a) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made pursuant to the Acquiror Organizational Documents in connection with the Acquiror Stockholder Redemption), plus (b) the aggregate amount of cash that has been funded to Acquiror, the Company or any Subsidiary of the Company during the Interim Period, or that will be funded to Acquiror, the Company, or any Subsidiary of the Company prior to or concurrently with the Closing, in each case pursuant to any equity or debt financing agreement or arrangement other than borrowings under the Company PNC Loan Agreement, or any replacement loan facility (up to the amount drawn under the Company PNC Loan Agreement) plus (c) the aggregate amount of capital offered by a bona fide prospective PIPE Investor to be invested as a PIPE Investment (at a price implying an enterprise value (equity value plus Indebtedness minus Cash) of Acquiror of at least $325,000,000) but that is Unreasonably Rejected by the Company.

“Business Combination” has the meaning specified in the Recitals and “business combination” has the meaning ascribed to the definition of “Business Combination” in the Acquiror Certificate of Incorporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York and San Francisco, California are authorized or required by Law to close or unable to open.

“Calculation Time” means 11:59 p.m., Eastern time, on the Business Day immediately prior to the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended (including by the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142) and the Consolidated Appropriations Act, 2021 (Pub. L. 116-260)).

“Cash” means cash and cash equivalents.

“CBA” has the meaning specified in Section 4.12(a)(x).

“Change in Recommendation” has the meaning specified in Section 8.02(b)(iv).

“Class A-1 Preferred Return Shares” means a number of Company Common Units equal to the quotient of (A) the aggregate amount of the Preferred Return attributable to the Company Class A-1 Units that is not paid in cash pursuant to Section 2.01(d)(i)(C)(2) divided by (B) $10.

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 8.05(c).

“Closing Press Release” has the meaning specified in Section 8.05(c).

“COBRA” has the meaning specified in Section 4.13(f).

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Audited Financial Statements” has the meaning specified in Section 4.08(a).

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” has the meaning specified in the Recitals hereto.

“Company Board Recommendation” has the meaning specified in the Recitals hereto.

“Company Class A Units” means the Class A Units of the Company, as defined in the Company LLC Agreement.

“Company Class A-1 Units” means the Class A-1 Units of the Company, as defined in the Company LLC Agreement.

“Company Class B Units” means the Class B Units of the Company, as defined in the Company LLC Agreement.

“Company Class B-1 Units” means the Class B-1 Units of the Company, which represent a series of the Company Class B Units.

“Company Closing Cash” means the Cash of the Company Group determined as of the Calculation Time in accordance with GAAP, but excluding Cash restricted from use for a contractually specified purpose or used as collateral for, or otherwise to provide credit support for, any liabilities of any Person under any letter of credit or other Contract.

“Company Closing Indebtedness” means the Indebtedness of the Company Group determined as of the Calculation Time in accordance with GAAP.

“Company Closing Statement” has the meaning specified in Section 3.04(b).

“Company Common Units” has the meaning specified in the Recitals hereto.

“Company Confidentiality Agreement” has the meaning specified in Section 11.09.

“Company Enterprise Value” means $350,000,000.

“Company Equityholder” means a holder of a Company Unit as of immediately prior to the Closing.

“Company Equityholder Approval” has the meaning specified in the Recitals hereto.

“Company Financial Statements” has the meaning specified in Section 4.08(a).

“Company Group” means the Company and the Company Subsidiaries.

“Company Group Member” means the Company or one of the Company Subsidiaries, as applicable.

“Company Group Products” means all products and services provided, performed, distributed, sold or licensed by or on behalf of the Company Group.

“Company Impairment Effect” means any change, event, circumstance, occurrence, effect, development or statement of facts that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of the Company to consummate the Transactions prior to the Termination Date.

“Company Interim Financial Statements” has the meaning specified in Section 4.08(a).

“Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC, dated, March 4, 2020.

“Company Material Adverse Effect” means any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Company Group, taken as a whole; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Company Group operates, (c) events caused by the announcement of this Agreement, including the impact of such announcement on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, landlords, distributors, partners or employees, or on revenue, profitability and cash flows (provided, that this clause (c) will not apply to any representation or warranty if the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement), (d) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (e) any national or international political or social conditions in any country, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, or (f) any failure of the Company to meet any projections, forecasts or budgets (provided, that this clause (f) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); provided, that in the case of clauses (a), (b), (d) and (e) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company Group, taken as a whole, as compared to other industry participants in the industries or markets in which the Company Group operate.

“Company Most Recent Balance Sheet” has the meaning specified in Section 4.08(a).

“Company Organizational Documents” has the meaning specified in Section 4.01.

“Company Payoff Amount” has the meaning specified in Section 3.03.

“Company PNC Loan Agreement” means that certain Loan Agreement, dated April 30, 2021, between American Oncology Management Company, LLC, as borrower, the Company, as parent, and PNC Bank, National Association, as amended, amended and restated, supplemented or otherwise modified from time to time through the Original Agreement Date.

“Company Representative” has the meaning specified in the recitals hereto.

“Company Service Provider” means each employee, officer, director, or other service provider of any of the Company Group Members.

“Company Subsidiary” has the meaning specified in Section 4.02.

“Company Termination Fee” means an amount equal to $18,000,000.

“Company Transaction Expenses” means all fees, costs and expenses of the Company and its Subsidiaries collectively incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries (including, for the avoidance of doubt, any fees, costs and expenses related to the PIPE Investment except as otherwise expressly set forth in the definition of Acquiror Transaction Expenses) and all severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered, in whole or in part, by the Transactions (excluding, for the avoidance of doubt, any “double trigger” payments or benefits as a result of or otherwise related to acts or occurrences following the Closing) and payable to any current or former Company Service Provider in cash by the Company in connection with the consummation of the Transactions (including the employer portion of any payroll, employment or similar Taxes imposed with respect to such amounts), as determined pursuant to Section 3.04(b).

“Company Units” means, collectively, the units of interest in the Company, which are represented by the Company Class A Units, Company Class A-1 Units and Company Class B Units.

“Company Written Consent” has the meaning specified in the Recitals hereto.

“Continuing Company Common Units” means, collectively, the aggregate number of Company Common Units equal to the quotient obtained by dividing (i) the Net Equity Value, by (ii) ten dollars ($10), rounded to the nearest whole number.

“Continuing Employee” has the meaning set forth in Section 7.09(a).

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases, concessions and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the CARES Act or any changes thereto.

“D&O Tail” has the meaning specified in Section 7.01(b).

“Distribution Threshold” has the meaning specified in the Company LLC Agreement.

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(g).

“Exchange Act” means the Securities Exchange Act of 1934.

“Extension Date” has the meaning set forth in Section 8.01(d).

“Extension Proposal” has the meaning set forth in Section 8.01(d).

“Fraud” means actual, intentional and knowing fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court competent jurisdiction, in the making of a specific representation or warranty expressly set forth in this Agreement, committed by the party hereto making such express representation or warranty as interpreted by Delaware courts applying Delaware law.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, division, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal, including, without limitation, any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Applicable Healthcare Industry Laws, including any Medicare or Medicaid contractors, intermediaries or carriers.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority

“Hazardous Materials” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-8), as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009 (Public Law 111-5) and the implementing regulations promulgated and other guidance issued thereunder (including the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated thereunder) and applicable state Laws regarding patient privacy and the security, use or disclosure of health care records.

“Historical Tax Distributions” means the aggregate amount of tax distributions made to the Company Equityholders prior to the Closing in accordance with Section 5.4(g) of the Company LLC Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, and any other relative of such Person that shares such Person’s home.

“Incentive Equity Plan” has the meaning specified in Section 7.06.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) all obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (h) all obligations of the type referred to in clauses (a) through (g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Intellectual Property” means all intellectual property rights of any kind or nature, in any jurisdiction in the world, whether registered or unregistered, including: (a) patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations certificates thereof; (b) trademarks, service marks, brand names, certification marks, trade dress, trade names, corporate names, logos and slogans, designs and Internet domain names, and any other indicia of source, origin, sponsorship, endorsement or certification, together with all goodwill associated with each of the foregoing; (c) copyrights, copyrightable works and works of authorship and moral rights therein; (d) intellectual property rights in Software (including object code and source code); (e) intellectual property rights in data, database and collections of data; (f) intellectual property rights in internet websites, internet domain names, web addresses, URLs, web pages, usernames, keywords, tags and other social media identifiers and accounts for all third-party social media sites, and any content and data thereon or relating thereto; (g) Trade Secrets and know-how; (h) rights of publicity and commercial rights to a personal name; and (i) any other registrations and applications for any item referenced in any of the foregoing clauses and all rights in and to and for any item referenced in any of the foregoing clauses.

“Intended Income Tax Treatment” has the meaning specified in Section 8.03(a)(i).

“IPO” has the meaning specified in Section 6.03.

“IPO Prospectus” has the meaning specified in Section 5.06.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means Software, computer firmware or middleware, computer hardware, electronic data processing and telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, co-location facilities, including any outsourced systems and processes, in each case, that are owned, leased, licensed by, or otherwise relied on by either the Company, Acquiror or any of their respective Subsidiaries.

“Key Employee” means any employee of the Company Group that holds an Executive Vice President title or higher.

“Key Payor” has the meaning specified in Section 4.26(i).

“Knowledge” means the knowledge, following reasonable inquiry of direct reports, of (a) with respect to Acquiror, the individuals listed on Schedule 1.01(KA), and (b) with respect to the Company, the individuals listed on Schedule 1.01(KC).

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the applicable Person.

“Leases” has the meaning specified in Section 4.19(a).

“Licensed Intellectual Property” means all Intellectual Property owned by a Person other than the Company Group which one or more Company Group Members has or purports to have the right to use pursuant to a license or other Contract.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, right of first refusal or security interest, whether consensual, statutory or otherwise (including, in the case of any Equity Securities, any voting, transfer or similar restrictions, other than such restrictions arising under applicable securities Laws or the Company Organizational Documents).

“Lookback Date” means January 1, 2020.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Multiemployer Plan” has the meaning specified in Section 4.13(g).

“Nasdaq” means the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, as applicable.

“Net Equity Value” means the sum of (a) the Company Enterprise Value, minus (b) the Company Closing Indebtedness, plus (c) the Company Closing Cash, plus (d) the cumulative value of all individual Distribution Thresholds applicable to the Company Class B Units (without taking into account any Company Class B-1 Unit Awards participating in the Company Class B-1 Unit Award Exchange Offer), minus (e) the Practice Profit Pool Amount.

“New Plan” has the meaning set forth in Section 7.09(b).

“Open Source Code” has the meaning specified in Section 4.20(g).

“Organizational Documents” means with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation, organization or formation or limited partnership or limited liability company and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, regulations, statutory books and registers, instruments, limited partnership agreement, limited liability company agreement or similar Contracts relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by any Company Group Member.

“Owned Software” has the meaning specified in Section 4.20(g).

“Party” has the meaning specified in the Preamble hereto.

“Per Company Unit Exchange Ratio” means (x) the Net Equity Value divided by the Total Company Units (without taking into account any Company Class B-1 Unit Awards participating in the Company Class B-1 Unit Award Exchange Offer) divided by (y) $10.00.

“Permits” has the meaning specified in Section 4.17.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (d) non-monetary Liens, encumbrances and restrictions on real property (including defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property and similar restrictions of record and other similar charges or encumbrances) that (i) are matters of record and (ii) do not materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, and (f) Liens that secure obligations that are reflected as liabilities on the Company Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Company Most Recent Balance Sheet).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information, in any form, that identifies, relates to, describes, is reasonably capable of being associated with, or would reasonably be linked, directly or indirectly, with a particular individual. This includes information covered by any Laws relating to the security, privacy, or Processing of personal information in any form, including (but not limited to) any Privacy Laws or Applicable Healthcare Industry Laws.

“PIPE” has the meaning specified in Section 8.04(a).

“PIPE Investment” has the meaning specified in Section 8.04(a).

“PIPE Investment Amount” has the meaning specified in Section 8.04(a).

“PIPE Investor” has the meaning specified in Section 8.04(a).

“PIPE Securities” has the meaning specified in Section 8.04(a).

“Practice Profit Pool Amount” means an amount equal to the product of (x) the Practice Profit Pool Shares and (y) $10.00.

“Practice Profit Pool Holder” means a holder of a practice profit interest in the Company entitling the holder thereof to Practice Profit Pool Shares.

“Practice Profit Pool Shares” means a number of shares of Acquiror Class A Common Stock equal to (A) the product of (x) 5% and (y) the sum of (a) Company Enterprise Value, minus (b) the Company Closing Indebtedness, plus (c) the Company Closing Cash, plus (d) the Preferred Return, divided by (B) $10.00 minus (C) the number of Company Common Units issued in respect of the Company Class B-1 Unit Awards issued to the Class B-1 Practice Profit Pool Holder Recipients not participating in the Company Class B-1 Unit Award Exchange Offer. For greater certainty, “Practice Profit Pool Shares” includes the shares of Acquirer Class A Common Stock issued to the Class B-1 Practice Profit Pool Holder Recipients upon exchange of the Company Class B-1 Unit Awards in connection with the Company Class B-1 Unit Award Exchange Offer.

“Preferred Return” has the meaning specified in the Company LLC Agreement.

“PREP Act” has the meaning specified in Section 4.26(j).

“Privacy Commitments” means, collectively: (a) the Company Group Member’s obligations under the Privacy Policies; (b) the legal bases (including providing adequate notice and obtaining any necessary consents from end users and other natural Persons, as applicable) required for the Processing of Personal Information as conducted by or for the applicable Company Group Member; (c) any notices, consents, authorizations, and privacy choices (including opt-in and opt-out preferences, as required) of end users and other natural Persons relating to Personal Information; (d) industry self-regulatory principles and codes of conduct applicable to the protection or Processing of Personal Information, biometrics, internet of things, direct marketing, e-mails, text messages, robocalls, telemarketing, or other electronic communications (including, without limitation, the Payment Card Industry Data Security Standards) to which the Company Group Member is bound or otherwise represents compliance; and (e) any obligations on any Company Group Member under any Contracts relating to or otherwise addressing the Processing of Personal Information.

“Privacy Laws” means all applicable Laws that relate to data privacy, data protection, data security, data transfer, confidentiality, breach notification, marketing, or the Processing of Personal Information, as applicable from time to time, including HIPAA; Confidentiality of Substance Use Disorder Patient Records (42 CFR Part 2); the Telephone Consumer Protection Act; the CAN-SPAM Act of 2003; Section 5 of the Federal Trade Commission Act of 1914; and all equivalent, comparable, or applicable privacy, security and data breach notification Laws, and the requirements and guidance set forth in any applicable regulations, guidelines and consent orders.

“Privacy Policies” means, collectively, any and all (a) of the Company Group’s data privacy and security policies, procedures, and notices, whether applicable internally, or published on Company Group websites or otherwise made available by the Company Group to any Person, (b) public representations (including representations on Company Group websites) made by or on behalf of the Company Group with regard to Personal Information, and (c) third party privacy policies with which the Company Group has been or is contractually obligated to comply.

“Processing” means any operation or set of operations which is performed on Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, processing, erasure or destruction.

“Proxy Statement” has the meaning specified in Section 8.02(a)(i).

“Public Stockholders” has the meaning specified in Section 6.03.

“Registered Intellectual Property” has the meaning specified in Section 4.20(a).

“Registration Rights Agreement” has the meaning specified in Section 8.06.

“Released Claims” has the meaning specified in Section 6.03.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Retention Class B-1 Unit Awards” means the total number of Company Class B-1 Unit Awards issued prior to Closing and subject to the Company Class B-1 Unit Award Exchange Offer, other than the Company Class B-1 Unit Awards issued to Class B-1 Practice Profit Pool Holder Recipients.

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); and (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Schedules” means the disclosure schedules of the Company or Acquiror, or the other schedules to this Agreement, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Signing Filing” has the meaning specified in Section 8.05(c).

“Signing Press Release” has the meaning specified in Section 8.05(c).

“Software” means software and computer programs, whether in source code or object code form, and including (a) databases and collections of data, (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (c) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Special Meeting” has the meaning specified in Section 8.02(b).

“Sponsor” means Digital Transformation Sponsor LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Subscription Agreement” has the meaning specified in Section 8.04(a).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, sales, use, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof).

“Tax Return” means any return, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 10.01(c).

“Total Company Units” means the aggregate number of Company Units that are issued and outstanding as of immediately prior to the Closing.

“Trade Controls” has the meaning specified in Section 4.25(a).

“Trade Secrets” means, collectively, trade secrets, know-how, confidential or proprietary information and materials (including customer lists, business and technical information, data, databases, data compilations and collections, tools, research and development information, confidential price and cost information, and processes), and all rights therein.

“Transaction Agreements” shall mean this Agreement, the Amended and Restated Company LLC Agreement, the Sponsor Agreement, the Subscription Agreements, the Registration Rights Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.01(c).

“Transaction Proposals” has the meaning specified in Section 8.02(b).

“Transactions” means the transaction contemplated by this Agreement, including the Business Combination.

“Transfer Taxes” has the meaning specified in Section 8.03(c).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06.

“Trust Agreement” has the meaning specified in Section 5.06.

“Trustee” has the meaning specified in Section 5.06.

“Unreasonably Rejected” means, for purposes of prong (c) of the definition of “Available Closing Acquiror Cash”, the failure by the Company to accept any reasonable offer by a bona fide prospective PIPE Investor to make an investment in PIPE Securities that (i) are at a price implying an enterprise value (equity value plus Indebtedness minus Cash) of Acquiror of at least $325,000,000, (ii) have a paid-in-kind interest coupon of no more than 10%, and (iii) do not include any punitive ratchet terms, acceleration clauses (other than acceleration clauses associated with a change in control) or provisions that would be expected to materially impact the ability of the Acquiror to operate its business or would cause the PIPE Securities to be characterized as debt under GAAP, within ten (10) Business Days of Acquiror providing the Company notice of such offer.

“Updated Acquiror Closing Statement” has the meaning specified in Section 3.04(a).

“Updated Company Closing Statement” has the meaning specified in Section 3.04(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

Section 1.02Construction.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)When used herein with respect to the Company or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

(c)Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e)The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 48 hours prior to the Original Agreement Date, to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” maintained on Microsoft Sharepoint under the title “Project Ace” or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i)References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.

Section 1.03Equitable Adjustments. If, between the Original Agreement Date and the Closing, the outstanding Company Units or Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock or stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Units or Acquiror Common Stock, then such shares of stock, as applicable, will be appropriately adjusted to provide to the holders of Company Units and Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.03 shall not be construed to permit Acquiror or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.03 shall not apply to the issuance of Acquiror Preferred Stock pursuant to any Subscription Agreements.

ARTICLE II

TRANSACTIONS

Section 2.01Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.01:

(a)Amendment and Restatement of the Company LLC Agreement. On the Closing Date, the Company shall amend and restate the Company LLC Agreement to be the Amended and Restated Company LLC Agreement, pursuant to which issued and outstanding Company Units will be reclassified into Company Common Units, with (i) each Company Class A Unit and Company Class A-1 Unit being converted into a number of Company Common Units equal to the Per Company Unit Exchange Ratio, and (ii) each Company Class B Unit being converted into a number of Company Common Units equal to the quotient of (A) the remainder of (x) the quotient of the Net Equity Value divided by the Total Company Units (without taking into account any Company Class B-1 Unit Awards participating in the Company Class B-1 Unit Award Exchange Offer) minus (y) the Distribution Threshold applicable to such Company Class B Unit (expressed on a per Company Class B Unit basis), divided by (B) $10.00 (such quotient, in the case of each Company Class B Unit being so converted, the “Per Company Class B Unit Exchange Ratio”).

(b)Amendment and Restatement of Acquiror Certificate of Incorporation. On the Closing Date and substantially concurrently with the adoption of the Amended and Restated Company LLC Agreement, Acquiror shall (i) amend and restate the Acquiror Certificate of Incorporation to be the Amended and Restated Acquiror Certificate of Incorporation, pursuant to which, among other things, (A) all then outstanding and issued shares of Acquiror Class B Common Stock will convert into shares of Acquiror Class A Common Stock, (B) the terms of the Acquiror Class B Common Stock shall be amended to provide that all holders thereof shall have the right to vote on all matters submitted to holders of Acquiror Common Stock but having no economic rights and (C) new shares of Acquiror Preferred Stock shall be authorized in an amount sufficient to consummate the PIPE Investment and (ii) file the Amended and Restated Acquiror Certificate of Incorporation with the Secretary of State of the State of Delaware.

(c)PIPE Investment. On the Closing Date, Acquiror shall consummate the PIPE Investment pursuant to and in accordance with the terms of the applicable Subscription Agreements.

(d)Business Combination.

(i)On the Closing Date, following the adoption of the Amended and Restated Acquiror Certificate of Incorporation and the consummation of the PIPE Investment, the Parties shall consummate the following transactions:

(A)the Company shall issue to Acquiror a number of Company Common Units equal to the Aggregate Company Common Units minus the Continuing Company Common Units minus the Class A-1 Preferred Return Shares in exchange for (1) the delivery by Acquiror to the Company, via wire transfer of immediately available funds, an amount in cash equal to the Aggregate Cash Raised and (2) a number of shares of Acquiror Class B Common Stock and/or Acquiror Class B Warrants (in each case, as determined pursuant to Section 2.01(d)(i)(D)) (as determined with respect to each holder, the “Acquiror Class B Equity Consideration”, and the aggregate sum of all such amounts, the “Aggregate Acquiror Class B Equity Consideration”) where the sum of (x) the shares of Acquiror Class B Common Stock represented in the Aggregate Acquiror Class B Equity Consideration and (y) the shares of Acquiror Class B Common Stock underlying the Acquiror Class B Warrants represented in the Aggregate Acquiror Class B Equity Consideration equals the number of Continuing Company Common Units and Class A-1 Preferred Return Shares;

(B)immediately following the consummation of the transactions set forth in clause (A), the Company shall be managed by a board of managers that consists of five (5) members and is constituted as follows: (i) three (3) nominees to be determined by the Acquiror, and (ii) two (2) nominees to be determined by the holders of at least a majority of the outstanding Company Common Units;

(C)immediately following the consummation of the transactions set forth in clause (B), the Company shall distribute:

(1)to each holder of Company Units, the applicable Acquiror Class B Equity Consideration where the sum of (x) the shares of Acquiror Class B Common Stock represented in such Acquiror Class B Equity Consideration and (y) the shares of Acquiror Class B Common Stock underlying the Acquiror Class B Warrants represented in such Aggregate Acquiror Class B Equity Consideration equals the number of Company Common Units held by such holder; and

(2)to each holder of the Company Class A Units and Company Class A-1 Units, an amount in cash equal to the aggregate Preferred Return attributable to the Company Class A Units and Company Class A-1 Units held by such holder that is accrued and unpaid immediately prior to the Closing, less the aggregate amount of the Historical Tax Distributions, if any, made in respect of such Company Class A Units and Company Class A-1 Units prior to the Closing; provided that the holder of the Company Class A-1 Units may elect, with the Company’s consent, to receive in lieu of cash for any portion of the Preferred Return attributable the Company Class A-1 Units a number of Company Common Units equal to the Class A-1 Preferred Return Shares.

(D)Each holder of Company Units is entitled to receive a number of shares of Acquiror Class B Common Stock equal to the number of Company Common Units held by such holder, or may make an election to receive, in lieu of any number of shares of Acquiror Class B Common Stock to which the holder would otherwise be entitled, an Acquiror Class B Warrant for such number of shares of Acquiror Class B Common Stock, by submitting an election (an “Election”) in accordance with the following procedures:

(1)A holder of Company Units may make an Election in accordance provisions of this Section 2.01(d)(i)(D) by specifying the number of shares of Acquiror Class B Common Stock with respect to which such holder elects to receive an Acquiror Class B Warrant in lieu of shares of Acquiror Class B Common Stock.

(2)The Company and Acquiror shall prepare a form, including appropriate and customary transmittal materials (the “Form of Election”), so as to permit holders of Company Units to exercise their right to make an Election.

(3)The Company and Acquiror (i) shall initially make available and mail the Form of Election not less than 20 Business Days prior to the anticipated date of the Election Deadline (as defined below) to holders of Company Units as of the Business Day prior to such mailing date (such record date, the “Election Record Date”), and (ii) following such mailing date, shall use commercially reasonable efforts to make the Form of Election available to all persons who become holders of record Company Units during the period between the Election Record Date and the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period.”

(4)Any Election shall have been made properly only if the Company or an election agent designated by the Company and reasonably acceptable to Acquiror (the “Agent”) shall have received, during the Election Period, the Form of Election, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Company or the Agent. As used herein, unless otherwise agreed in advance by the Parties, “Election Deadline” means 5:00 p.m. (New York City time) on the date that is the fifth Business Day preceding the date for which the Special Meeting is scheduled.

(5)Any Election may be changed or revoked with respect to all or a portion of the Company Units subject thereto by the applicable holder of Company Units who submitted the applicable Form of Election by written notice received by the Company or the Agent prior to the Election Deadline. In addition, all Elections shall automatically be revoked if this Agreement is terminated in accordance with Article X. If any Election is revoked, not made or not properly made with respect to Company Units (none of the Parties nor the Agent being under any duty to notify any holder of Company Units of any such defect), such Election shall be deemed to be not in effect, and the Company shall issue to such holder a number of shares of Acquiror Class B Common Stock equal to the number of Company Common Units held by such holder and no Acquiror Class B Warrants.

(6)The determination of the Company or the Agent shall be conclusive and binding as to whether or not an Election has been properly made or revoked pursuant to this Section 2.01(d)(i)(D) and as to when Elections and revocations were received by the Company or the Agent.

(7)Any and all fees and expenses paid or payable in connection with the matters set forth in this Section 2.01(d)(i)(D), including the preparation, mailing, processing and evaluation of the Forms of Election and the retention of an Agent (if any), shall be exclusively borne by the Company.

Section 2.02Further Assurances. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Acquiror, the Company and the Company’s Subsidiaries, the applicable directors, officers, members and stockholders of the Company and Acquiror (or their designees) are fully authorized in the name of their respective companies to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

CLOSING

Section 3.01Closing. The closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.02Closing Deliverables.

(a)At the Closing, the Company shall deliver, or cause to be delivered, to Acquiror:

(i)a counterpart to any Transaction Agreements to which it or an equityholder in the Company is a party; and

(ii)the certificate referenced in Section 9.02(c).

(b)At the Closing, Acquiror shall deliver, or cause to be delivered, to the Company:

(i)a counterpart to any Transaction Agreements to which it or the Sponsor is a party;

(ii)the certificate referenced in Section 9.03(c);

(iii)such amount of cash as provided in Section 2.01(d)(i)(C)(2); and

(iv)such number of shares of Acquiror Class B Common Stock and/or Acquiror Class B Warrants as provided in Section 2.01(d)(i)(C)(1); and

(v)if applicable, certificates representing the aggregate number of Acquiror Class B Warrants so distributed under Section 2.01(d)(i)(C)(1), which the Company shall distribute to the holders thereof as soon as practicable after Closing.

Section 3.03Payoff Amounts. At the Closing, Acquiror or the Company shall pay (i) an amount sufficient to pay all unpaid Company Transaction Expenses (such aggregate amount, the “Company Payoff Amount”) and (ii) an amount sufficient to pay all unpaid Acquiror Transaction Expenses, all of which shall be paid by wire transfer of immediately available funds pursuant to wire instructions provided to Acquiror at least two (2) Business Days prior to the Closing by the Company Representative for the applicable owed parties with respect to the Company Transaction Expenses and by Acquiror with respect to the Acquiror Transaction Expenses.

Section 3.04Transaction Expenses.

(a)On the date that is five (5) Business Days prior to the Closing Date, Acquiror shall deliver to the Company a written statement (the “Acquiror Closing Statement”) setting forth its good faith estimate and calculation of all unpaid Acquiror Transaction Expenses (which in any event shall not exceed $10 million (excluding deferred underwriting fees) without the written consent of the Company), including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement and through the Closing Date, (i) Acquiror shall promptly provide to the Company any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing Statement”), and (ii) the Company shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such comments made by the Company, and both the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Updated Acquiror Closing Statement). Acquiror shall, and shall cause its Representatives to, (x) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by the Company or its Representatives in connection with such review; provided, that the Company shall not, and shall cause its Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access.

(b)On the date that is five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement (the “Company Closing Statement”) setting forth its good faith estimate and calculation of the Company Closing Cash, the Company Closing Indebtedness, the Company Payoff Amount and all unpaid Company Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Company Closing Statement and through the Closing Date, (i) the Company shall promptly provide to Acquiror any changes to the Company Closing Statement (including any component thereof) (the “Updated Company Closing Statement”), and (ii) Acquiror shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by Acquiror, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Company Closing Statement. The Company shall, and shall cause its Representatives to, (x) reasonably cooperate with Acquiror and its Representatives to the extent related to Acquiror’s review of the Company Closing Statement and Updated Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and Updated Company Closing Statement and reasonably requested by Acquiror or its Representatives in connection with such review; provided, that Acquiror shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.

Section 3.05Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, the Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law; provided, however, that if Acquiror, the Company or their respective Affiliates becomes aware that withholding may be required in connection with the Transactions, such party shall use commercially reasonable efforts to provide prior notice to the other parties of such potential withholding, and, in such case, the parties shall cooperate in good faith with each other to determine whether any such deduction or withholding is required under applicable Law and use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. For the avoidance of doubt, the foregoing proviso shall not apply to any payments of a compensatory nature. To the extent that any amounts are deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the Schedules to this Agreement dated as of the Original Agreement Date (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror as follows:

Section 4.01Corporate Organization of the Company. The Company is duly formed and organized, is validly existing as a limited liability company and is in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease or operate its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the certificate of formation of the Company and the Company LLC Agreement previously delivered by the Company to Acquiror (collectively, the “Company Organizational Documents”) are (a) true, correct and complete, (b) in full force and effect as of the Original Agreement Date, and (c) have not been amended in any respect from the copies made available to Acquiror. The Company is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the Company Organizational Documents.

Section 4.02Subsidiaries. Each Subsidiary of the Company, together with details of their respective jurisdictions of incorporation or organization and names of their respective equityholders and details of such equity ownership, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person and does not have any agreement or commitment to acquire any such interest.

Section 4.03Due Authorization.

(a)The Company has all requisite company or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the Company Board and no other company or equivalent proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which the Company will be party, will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which the Company will be party, will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

(b)At a meeting duly called and held, the Company Board has: (i) determined that this Agreement and the transactions are fair to and in the best interests of the Company’s equityholders, (ii) approved the Transactions, and (iii) resolved to the recommend to the Company’s stockholders to approve this Agreement and the Transactions.

(c)The Company Equityholder Approval has been obtained and such approval is the only vote of any of the Company Units necessary in connection with entry into this Agreement by the Company and the consummation of the Transactions.

Section 4.04No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Company Group Member is a party by such Company Group Member and the consummation of the Transactions and the transactions contemplated thereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Company Organizational Documents or any organizational documents of any Company Subsidiary, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to a Company Group Member or any of its respective properties, assets or Equity Securities, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, impair the rights of any Company Group Member under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract to which a Company Group Member is a party or by which any of its assets, properties or Equity Securities may be bound or affected, or (d) result in the creation or imposition of any Lien upon any of the properties, assets or Equity Securities of a Company Group Member, except in the case of each of clauses (b) through (d) as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, and would not cause a Company Impairment Effect.

Section 4.05Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Company Group Member with respect to the execution or delivery and performance of this Agreement by each Company Group Member or any Transaction Agreement to which any of the Company Group Members is a party, as applicable, or the consummation of the Transactions or the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act or (b) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, and would not cause a Company Impairment Effect.

Section 4.06Current Capitalization.

(a)Schedule 4.06(a) sets forth the Equity Securities of the Company (including the number and class or series, Preferred Return and Distribution Threshold (as applicable)) and the record ownership (including the percentage interests held thereby) of such Equity Securities, and such Equity Securities (i) are free and clear of all Liens, (ii) have not been issued in violation of preemptive or similar rights and (iii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities Laws, and all requirements set forth in the Company Organizational Documents.

(b)True, correct and complete copies of each plan under which awards of Equity Securities have been made, all form equity award agreements used to evidence grants of Company Units or options to acquire Company Units or other Equity Securities of the Company to service providers, and all individual equity award agreements that materially differ from the forms from which they are based (except for differences in vesting schedules) have been provided to Acquiror, and each such plan and form equity award agreement has not been amended, modified or supplemented since being provided to Acquiror, and there are no agreements, understandings or commitments to amend, modify or supplement such plan or plans or form equity award agreements in any case from those provided to Acquiror.

(c)Except as set forth on Schedule 4.06(a), there are no outstanding or authorized options, promises of equity of the Company, equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, the Company. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, other than as set forth in the Company LLC Agreement. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company, other than as set forth in the Company Organizational Documents. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Company Equityholders may vote. The Company is not party to any equityholder agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests, in each case, other than the Company LLC Agreement.

(d)(i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company Group Members and (ii) since each Company Group Member’s formation, such Company Group Member has not ever made, declared, set aside, established a record date for or paid any dividends or distributions since its formation.

(e)To the Company’s Knowledge, all individuals who have purchased the Company’s Units under agreements that provide for the vesting of such Company Units have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state tax laws.

Section 4.07Capitalization of Subsidiaries.

(a)Except as set forth on Schedule 4.07(a), the outstanding shares of capital stock or other Equity Securities of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.07(a), all of the outstanding Equity Securities of each Company Subsidiary are solely owned by the Company, directly or indirectly, free and clear of any Liens (other than Liens arising under applicable securities Laws or the governing documents of the Company Subsidiaries) and have not been issued in violation of preemptive or similar rights by which such Company Subsidiary is bound. Except for Equity Securities owned by the Company or any wholly-owned Subsidiary of the Company, there are no Equity Securities of any Company Subsidiary issued or outstanding.

(b)There are no outstanding or authorized options, promises of equity, equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, any Company Subsidiary. No Person other than the Company and its wholly-owned Subsidiaries is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Company Subsidiary. There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Company Subsidiary. There are no outstanding bonds, debentures, notes or other indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Company Subsidiaries’ equityholders may vote. No Company Subsidiary is a party to any stockholders agreement, voting agreement, proxies or registration rights agreement relating to its equity interests.

(c)Except for Equity Securities of any wholly-owned Subsidiary of the Company or as set forth on Schedule 4.07, neither the Company nor any of its Subsidiaries owns any Equity Securities in any Person.

Section 4.08Financial Statements.

(a)Attached as Schedule 4.08(a) are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2021 and December 31, 2020, and the related audited consolidated statements of income and comprehensive income, members’ equity and cash flows for the years then ended, together with the auditor’s reports thereon, (collectively, the “Company Audited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of the Company as at June 30, 2022 (the “Company Most Recent Balance Sheet”) and the related unaudited consolidated condensed statements of income and comprehensive income, members’ equity and cash flows for the three and six months ended June 30, 2022 (the “Company Interim Financial Statements”, together with the Company Audited Financial Statements and the Company Most Recent Balance Sheet, the “Company Financial Statements”).

(b)Each of the Company Financial Statements (including the notes thereto) (i) fairly presents, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company Group as of the dates and for the periods indicated in such Company Financial Statements in conformity with GAAP during the periods involved (except in the case of the Company Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments in each case, the impact of which is not material), (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) were derived from, and accurately reflect in all material respects, the books and records of the Company Group.

(c)The Company has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s assets. The Company maintains and, for all periods covered by the Company Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete in all material respects and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries in all material respects.

(d)Neither the Company nor the Company’s independent auditors have identified or been made aware of (after reasonable inquiry) any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness”

in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(e)The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to its principal executive officer and principal financial officer. To the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company Financial Statements.

Section 4.09Undisclosed Liabilities. Except as set forth on Schedule 4.08(c), as of the Original Agreement Date, no Company Group Member has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the Company Most Recent Balance Sheet, (b) that have arisen since June 30, 2022 in the ordinary course of business of the Company Group, none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law, (c) arising under this Agreement or the performance by the Company of its obligations hereunder, including transaction expenses, (d) that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, or (e) that would not be required to be set forth on a consolidated balance sheet of the Company Group prepared in accordance with GAAP. No Company Group Member is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the Securities and Exchange Commission).

Section 4.10Litigation and Proceedings. As of the Original Agreement Date, there is no, and since the Lookback Date, there has been no pending or, to the Knowledge of the Company, threatened Actions by or against any Company Group Member, any of their respective officers or directors or any of the properties, rights or assets of any Company Group Member that would reasonably be expected to (a) involve an amount in controversy of at least $300,000 or (b) be, individually or in the aggregate, material to the Company Group taken as a whole or would have a Company Impairment Effect. There is no, and since the Lookback Date, there has been no, Governmental Order (including pursuant to Applicable Healthcare Industry Laws) imposed upon or, to the Knowledge of the Company, threatened against any Company Group Member or any of their properties, rights or assets that would reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect. No Company Group Member is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect. There is no unsatisfied judgment or any open injunction binding upon any Company Group Member.

Section 4.11Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, be material to the Company Group, taken as a whole, or would reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect, the Company Group Members are, and since the Lookback Date, have been, in compliance with all applicable Laws. Since the Lookback Date, (a) no Company Group Member has received any written notice of any violations of applicable Laws, Governmental Orders or Permits and, (b) to the Knowledge of the Company, no assertion or Action of any violation of any Law, Governmental Order or Permit by any Company Group Member is currently threatened against any Company Group Member, in each case of the foregoing clauses (a) and (b), except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole or would not reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect. No investigation or review by any Governmental Authority with respect to a Company Group Member is pending or, to the Knowledge of the Company, threatened, and no such investigations have been conducted by any Governmental Authority since the Lookback Date, in each case, except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole or would not reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect.

Section 4.12Contracts; No Defaults.

(a)Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (xvii) of this Section 4.12(a) to which, as of the Original Agreement Date, with respect to any Company Group Member is a party (together with all material amendments, waivers or other changes thereto) (all such Contracts as described in clauses (i) through (xvi), collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i)Each Contract that involves aggregate payments or consideration (contingent or otherwise) payable (A) by any Company Group Member of more than $500,000 or (B) to the Company Group of more than $500,000, in each case, in the calendar year ended December 31, 2021 or any subsequent calendar year;

(ii)each Contract relating to Indebtedness (A) with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $500,000 or (B) for borrowed money, and any pledge agreements, security agreements or other collateral agreements in which with respect to any Company Group Member granted to any Person a security interest in or Lien on any of the property or assets of with respect to any Company Group Member;

(iii)each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company Group pursuant to which there are any material ongoing obligations;

(iv)each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding material obligations that provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property involving payments of at least $500,000 in the aggregate during the remaining term of such Contract, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v)each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of the Company) that is material to the business of the Company Group, taken as a whole;

(vi)each Contract prohibiting or restricting in any material respect the ability of any Company Group Member to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-disclosure provisions or non-solicitation and no-hire provisions for employment entered into in the ordinary course of business;

(vii)each license or other agreement (excluding (A) non-disclosure agreements, (B) non-exclusive Intellectual Property licenses incidental to employee, consultant, contractor, other service provider, marketing, printing or advertising Contracts, and (C) licenses to Open Source Code, in each case, entered into in the ordinary course of business) under which the Company or any of its Subsidiaries (I) is a licensee with respect to any item of Intellectual Property (excluding non-exclusive licenses in respect of commercially available, unmodified, “off-the-shelf” software or software-as-a-service involving payments of not more than $500,000 in any year, or granted by a customer under a customer agreement in the ordinary course of business for the purpose of allowing the Company to provide services to such customer), (II) is a licensor or otherwise grants to a third party any rights to use any item of Intellectual Property, or (III) entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements, in each case involving an amount in controversy of at least $500,000;

(viii) each Contract for the development of Intellectual Property by a third party that is material to the business of the Company Group (other than pursuant to the Company’s standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to Acquiror);

(ix)each Contract with any Company Service Provider or other Person that (A) provides for severance, termination payment, notice of termination, or similar compensation or benefit; (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions alone or in combination with any other event, including any retention, change of control, transaction or similar payments; (C) otherwise restricts the ability of the Company or any of its Subsidiaries to terminate employment or engagement of such individual at any time for any reason or no reason without penalty or liability; or (D) that provides for annual compensation in excess of $200,000, in each case of clauses (A) through (C), other than as required by Law;

(x)each collective bargaining agreement or other Contract (each, a “CBA”) with a Company Group Member, on the one hand, and any labor union, labor organization or works council representing employees of any Company Group Member, on the other hand;

(xi)each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or any of its Subsidiaries will have any outstanding obligation in excess of $500,000 after the Original Agreement Date;

(xii)each sales commission, revenue sharing, distributor, reseller, referral or brokerage Contract or other similar Contract that involves (A) annual payments to any Company Group Member in excess of $500,000, (B) annual payments by any Company Group in excess of $250,000 or (C) is not cancellable on 30 calendar days’ notice without payment or penalty;

(xiii) any Contract with a Governmental Authority that involves aggregate payments or consideration (contingent or otherwise) payable (A) by any Company Group Member of more than $500,000 or (B) to the Company Group of more than $500,000, in each case, in the calendar year ended December 31, 2021 or any subsequent calendar year;

(xiv) each Contract requiring capital expenditures of any Company Group Member after the Original Agreement Date in an amount in excess of $500,000 in the aggregate;

(xv)each Contract with any Affiliate of any Company Group Member or family member thereof (other than (1) employment agreements, (2) confidentiality, (3) invention assignment agreements, (4) standard director and officer indemnification agreements, (5) equity or incentive equity documents and (6) practice agreements with local management services organization substantially in the form set forth on Schedule 4.12(a)(xv)); and

(xvi) any commitment to enter into agreement of the type described in clauses (i) through (xv) of this Section 4.12(a).

(b)Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date, each Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the applicable Company Group Member that is a party thereto and, (iii) to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. In addition, (A) no Company Group Member nor, to the Knowledge of the Company, any other party thereto is in material breach of or default under any Material Contract, (B) since the Lookback Date, none of the Company Subsidiaries has received any written claim or notice of breach of or default under any such Material Contract, (C) to the Knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both), and (D) there are no material disputes with any significant customers with respect to any Company Group Products and no material disputes with any significant suppliers.

Section 4.13Company Benefit Plans.

(a)Schedule 4.13(a) sets forth a true and complete list of each Company Benefit Plan; provided, however, that any individual employment agreement (or offer letter) or individual consulting agreement or individual equity award agreement that, in each case, is consistent in all material respects with the applicable template listed on Schedule 4.13(a) and that can be terminated by the Company without notice or cost (other than costs through the date of termination), shall not be required to be listed on Schedule 4.13(a), unless it provides for annual compensation or severance in excess of $250,000. For purposes of this Agreement a “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and any equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based incentive award, severance, employment, consulting, retention, change of control, fringe benefit, bonus, incentive, deferred compensation, vacation, paid time off, health and welfare, pension, supplemental retirement, employee loan and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA, which are contributed to, required to be contributed to, sponsored by or maintained by any Company Group Member for the benefit of any Company Service Provider of any Company Group Member or under or with respect to which any Company Group Member has any liability or obligation, contingent or otherwise, in any case, excluding any (i) statutory plan, program or arrangement that is both required under applicable Laws and maintained by Governmental Authority and (ii) Multiemployer Plan.

(b)With respect to each Company Benefit Plan listed on Schedule 4.13(a), the Company has delivered or made available to Acquiror copies of (i) such Company Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, or in the event that the Company Benefit Plan is unwritten, a written summary of the key provisions, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation

(if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Authority or participant or participant representative within the past three years.

(c)With respect to each Company Benefit Plan, (i) it has been established, maintained, funded and in material compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all material contributions, premiums or other payments that are due and payable with respect to any Company Benefit Plan have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the Company Financial Statements to the extent required by GAAP.

(d)Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the Company’s Knowledge, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect such qualification.

(e)(i) No event has occurred and no condition exists that would subject any Company Group Member, either directly or by reason of their affiliation with an ERISA Affiliate, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (ii) there do not exist any pending or, to the Company’s Knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Benefit Plan, (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, and (iv) no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan have occurred that, in each case of subsections (i) through (iv), either individually or in the aggregate, would reasonably be expected to result in material liability.

(f)No Company Benefit Plan provides, nor has any Company Group Member incurred, any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired Company Service Provider of the Company or any of its Subsidiaries, except (i) as required to avoid an excise tax under Section 4980B of the Code (“COBRA”) or similar applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) pursuant to an applicable agreement, plan or policy listed on Schedule 4.13(a) (including a template) requiring the Company or any of its Subsidiaries to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination. No Company Group Member has incurred (whether or not assessed) any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code or otherwise.

(g)No Company Group Member, or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could have any current or contingent liability or obligation under or with respect to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means, with respect to the Company, any Person or entity (whether or not incorporated) other than any Company Group Member that, together with the Company, is under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code. No Company Group Member has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 4001(b)(1) of ERISA or Section 414 of the Code with any other Person.

(h)Except as set forth on Schedule 4.13(h), (A) neither the execution and delivery of this Agreement by the Company nor the consummation of the Business Combination or the occurrence of any other event alone or in conjunction with any other event will (i) result in the acceleration, funding, increased funding, vesting or creation of any rights of any current or former Company Service Provider to any compensatory payments, severance, or benefits or increases in any compensatory payments or benefits (including any loan forgiveness) under any Company Benefit Plan (or under any arrangement that would be a Company Benefit Plan if in effect as of the Original Agreement Date), (ii) result in the payment to any current or former Company Service Provider of any amounts including severance payments, or any increase in severance payments or benefits upon any termination of employment or service, (iii) result in the receipt (whether in cash, property or the vesting of property) by any “disqualified individual” of any “parachute payment” (as such terms are defined in Section 280G of the Code) (or any similar receipt under corresponding provision of state law); or (iv) result in any restriction on the ability of any Company Group Member to amend, modify or terminate any Company Benefit Plan.

(i)Except as set forth on Schedule 4.13(i), no Company Group Member has any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 280G, 409A or 4999 of the Code or otherwise.

(j)Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in material documentary compliance with, and has been maintained, operated and administered in all material respects in compliance with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.

Section 4.14Labor Matters.

(a)No Company Group Member is party to or bound by any CBA and no employee of any Company Group Member is represented by any labor union, other labor organization or works council with respect to their employment with any Company Group Member. There are, and since the Lookback Date there have been, no pending, or to the Knowledge of the Company, threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of the employees of any Company Group Member, or (ii) material labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, picketing, hand billing, slowdowns, concerted refusals to work overtime, or work stoppages against or affecting any Company Group Member.

(b)Except as set forth on Schedule 4.14(b), each Company Group Member is, and since the Lookback Date has been, in compliance in all respects with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance. The Company and its Subsidiaries have reasonably investigated all harassment or other discrimination or unlawful retaliation allegations of which any of them is aware and have provided detailed information related to each such allegations within the last two (2) years in the data room. With respect to each such allegations with potential merit, each Company Group Member has taken prompt corrective action and no such investigations or allegations are pending or, to the knowledge of the Company, threatened. Since the January 1, 2017, neither the Company nor any of their respective Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act. In the past two (2) years, no employee of the Company Group has made written allegations of sexual harassment against any Company Service Provider, and none of the Company Group Members have entered into any settlement agreement related to sexual harassment, sexual assault, or sexual misconduct by a Company Service Provider.

(c)Except as would not, individually or in the aggregate, reasonably be expected to result in material liability: (i) each Company Group Member has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to the current and former Company Service Providers, under applicable Law, Contract or Company Group policy, and (ii) each individual who is providing, or since the Lookback Date, has provided, services to any Company Group Member since January 1, 2017, and is, or was, classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, is, and has been, properly classified and treated as such for all applicable purposes.

(d)To the Knowledge of the Company, no current or former Company Service Provider is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any Company Group Member; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by any Company Group Member.

(e)No material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, material work schedule change, or material reduction in hours, salary or wages affecting employees of any Company Group Member has occurred since the date of the Company Most Recent Balance Sheet or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures.

(f)Since the Lookback Date, no Company Group Member has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.

(g)As of the Original Agreement Date, the Company has not received written notice that any Key Employee of the Company intends to terminate his or her employment with the Company prior to the one year anniversary of the Closing and to the Knowledge of the Company, no such Key Employee has provided any such non-written notice.

Section 4.15Taxes.  Except as set forth in Schedule 4.15:

(a)All income and other material Tax Returns required by Law to be filed by each Company Group Member have been duly and timely filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b)All material amounts of Taxes due and owing by each Company Group Member (whether or not reflected on any Tax Return) have been duly and timely paid to the appropriate Governmental Authority, no Company Group Member has any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Company Most Recent Balance Sheet, and since the date of the Company Most Recent Balance Sheet, no Company Group Member has incurred or accrued any material Tax liability or any taxable income or gain outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c)Each Company Group Member has paid all material applicable sales, use or other similar Taxes.

(d)Each Company Group Member has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(e)No Company Group Member is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. No Company Group Member is the subject of any dispute or claim with respect to Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All deficiencies for Taxes asserted or assessed in writing against the Company Group have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(f)No written claim has been made by any Governmental Authority in a jurisdiction where a Company Group Member does not file a Tax Return that such entity is or may be subject to Tax or required to file a Tax Return in that jurisdiction.

(g)There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company Group, and no written request for any such waiver or extension is currently pending.

(h)No Company Group Member (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i)No Company Group Member has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(j)No Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing, or (iv) prepaid amount or deferred revenue received prior to the Closing. No Company Group Member will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(k)There are no Liens with respect to Taxes on any of the assets of the Company Group, other than Liens for Taxes not yet due and payable.

(l)No Company Group Member (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group that includes only members of the Company Group, or (ii) has any liability for or in respect of the Taxes of any Person (other than a Company Group Member) (A) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (B) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(m)No Company Group Member is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(n)Schedule 4.15(n) sets forth the U.S. tax classification of, and any entity classification elections made by, any member of the Company Group for U.S. federal income Tax purposes which are currently in effect.

(o)No Company Group Member has applied for or received any relief from Taxes under COVID-19 Measures, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster or any similar Law, including by claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.

(p)No Company Group Member has requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that might impact the amount of Tax due from the Acquiror or its Affiliates (including following the Closing, for the avoidance of doubt, the Company Group) after the Closing Date.

(q)Each Company Group Member has complied in all material respects with Laws relating to escheat and unclaimed property.

(r)The Company is a partnership and each of its Subsidiaries is an entity disregarded from its owner, in each case for U.S. federal income Tax purposes.

(s)No Company Group Member has been a member of a consolidated, combined or similar group and no Company Group Member is a foreign corporation.

(t)Other than Section 4.13, this Section 4.15 contains the exclusive representations and warranties of the Company and its Subsidiaries with respect to Tax matters.

Section 4.16Insurance. Schedule 4.16 contains a list of all material policies or programs of self-insurance of property, commercial, crime, workers’ compensation and other forms of insurance held by, or for the benefit of, any Company Group Member as of the Original Agreement Date. With respect to each such insurance policy required to be listed on Schedule 4.16, except as has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company Group taken as a whole, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) to the Knowledge of the Company, the policy is legal, valid, binding and enforceable in accordance with its terms subject to the Enforceability Exceptions and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) no Company Group Member is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the Knowledge of the Company, no such action has been threatened, and (d) as of the Original Agreement Date, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.17Permits. The Company Group holds, and since the Lookback Date, has held, all licenses, approvals, consents, registrations, franchises and permits (“Permits”) necessary for the lawful conduct of its business. Except for such failures to be in compliance as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or would not reasonably be expected to have, individually or in the aggregate, a Company Impairment Effect, the Company Group is in compliance with the terms of all Permits necessary for the lawful operation of its business. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, suspension, cancellation or termination thereof, or would result in any other impairment of the rights of the holder of any such Permit. There is no pending or, to the Knowledge of the Company, threatened legal proceeding with any Governmental Authority having jurisdiction or authority over the operations of any Company Group Member that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or impairment of any Permit.

Section 4.18Equipment and Other Tangible Property. One of the Company Group Members owns and has good title to all material equipment and other tangible property and tangible assets reflected on the books of the Company as owned by any Company Group Member, free and clear of all Liens other than Permitted Liens, except as would not individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.19Real Property.

(a)Schedule 4.19(a) contains a true, correct and complete list, as of the Original Agreement Date, of all Leased Real Property of the Company Group including the address of each Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material Contracts pursuant to which any Company Group Member uses or occupies (or have been granted an option to use or occupy) such Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). One of the Company Group Members has a valid and subsisting leasehold interest in all such Leased Real Property, and to the Knowledge of the Company, there are no material disputes with respect to any material Lease, in each case, subject only to Permitted Liens. With respect to each Lease and except as would be, individually or in the aggregate, material to the Company Group, taken as a whole, (i) such Lease is valid, binding and enforceable and in full force and effect against the applicable Company Group Member and, to the Company’s Knowledge, the other parties thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to Acquiror, (iii) no Company Group Member has received or given any written notice of default or breach under any of the Leases and to the Knowledge of the Company, no Company Group Member has received oral notice of any default or breach that has not been cured, and (iv) to the Knowledge of the Company, there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by any Company Group Member or, in each case, to the Company’s Knowledge, the other party thereto.

(b)No Company Group Member is in material default or material violation of, or not in material compliance with, any legal requirements applicable to its occupancy of the Leased Real Property.

(c)No Company Group Member owns any land, buildings or other real property.

Section 4.20Intellectual Property and Privacy and Security.

(a)Schedule 4.20(a) sets forth a complete and correct list, as of the Original Agreement Date of all (i) registrations or applications for the following that are included in the Owned Intellectual Property: (A) trademarks, (B) patents, (C) copyrights, and (D) internet domain names, specifying as to each item, as applicable, the owner(s) of record, jurisdiction of application or registration, the application or registration number and the date of application or registration (“Registered Intellectual Property”) and (ii) material unregistered trademarks, service marks or trade dress. Excluding any pending applications included in the Registered Intellectual Property, each item of Registered Intellectual Property and each material unregistered trademark is subsisting, valid and to the Knowledge of the Company, enforceable.

(b)The Company Group (i) solely and exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens other than Permitted Liens, and (ii) has sufficient right to use and license, as applicable, the Licensed Intellectual Property. There is no Intellectual Property other than the Owned Intellectual Property and the Licensed

Intellectual Property that is material or necessary for the operation of the respective businesses of the Company Group, as presently conducted.

(c)Neither the execution of this Agreement nor the consummation of the Transactions will: (i) result in the loss or impairment of the Company Group’s right to own or use any of its Intellectual Property, or (ii) require the payment by Acquiror or any Company Group Member of any additional consideration for the Company Group’s right to own or use any of its Intellectual Property.

(d)There is not, and there has not been since the Lookback Date, any Action pending, or threatened or received in writing, by the Company Group with respect to Owned Intellectual Property. To the Knowledge of the Company, no conduct of the Company Group, including the conduct of its respective businesses, infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property of any third party, and no member of the Company group has received any notice or communication alleging any such infringement, misappropriation or other violation, including any offers to license. To the Knowledge of the Company, no third party is currently infringing, misappropriating, diluting or otherwise violating, or has, since the Lookback Date, infringed, misappropriated, diluted or otherwise violated, any of the Owned Intellectual Property.

(e)The Company Group has taken commercially reasonable steps under the circumstances to maintain, preserve, and protect all Trade Secrets and other confidential information of the Company Group or to which it has access. Each current or former employee, consultant and independent contractor of the Company Group who has contributed to or participated in the creation of any material Owned Intellectual Property has executed and delivered to a member of the Company Group either a (i) “work-for-hire” agreement under which a member of the Company Group is deemed to be the owner or author of all Intellectual Property rights created or developed by such Person, or (ii) a written assignment by such Person (by way of a present grant of assignment) in favor of the applicable member of the Company Group of all right, title and interest in and to such Intellectual Property, and in case of the foregoing clauses (i) and (ii), that also prohibits such Person, where commercially reasonable or customary, from using or disclosing any Trade Secrets included in the Owned Intellectual Property. To the Knowledge of the Company, no Person is in material breach of any such agreement.

(f)The Company Group Products operate in material conformity to all documentation and warranties therefor. The Company has not received any claims alleging that the Company Group Products violate any warranty.

(g)The Company Group is in possession of the source code and object code for all Software constituting their Owned Intellectual Property (“Owned Software”). No Company Group Member has ever disclosed, licensed or delivered to any escrow agent or any other Person any of the source code that is Owned Software, and no other Person has the right, contingent or otherwise, to obtain access or right to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any such source code that is Owned Software to any Person. Schedule 4.20(g) identifies all Open Source Code used in, linked or combined with, or distributed with any Owned Software, describes the manner in which such Open Source Code is used, modified, linked with, and/or distributed by the Company Group and identifies the licenses under which such Open Source Code is used. The Company Group has not incorporated any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses) (“Open Source Code”) into Owned Software, combined or linked Owned Software with any Open Source Code, distributed Open Source Code in conjunction with Owned Software, or used, developed, incorporated or distributed Open Source Code, in each case in a manner that requires that any of the Owned Software (other than such Open Source Code) to be (i) licensed, disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or minimal charge. The Company Group is in compliance with the terms of the applicable open source licenses for all Open Source Code included in, linked or combined with, or distributed with any Owned Software.

(h)The Company Group has taken commercially reasonable efforts consistent with industry standards to protect the confidentiality, integrity and security of the IT Systems of the Company Group from any unauthorized use, access, interruption, or modification. Such IT Systems (i) operate and run in a commercially reasonable manner in all material respects, and (ii) are free from any virus, malware, programming or design error, corruption or defect. The IT Systems of the Company Group are sufficient for the current needs of the Company Group in all material respects. The Company Group has implemented and maintained commercially reasonable disaster recovery and business continuity plans, procedures and facilities, acted in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis.

(i)The Company Group is, and at all times since the Lookback Date has been in all material respects, in compliance with all Privacy Laws and Privacy Commitments. The Company Group has all rights necessary to collect and Process all Personal Information used in the business of the Company Group. The Company Group has in place, maintains and enforces policies, procedures, and rules regarding data privacy, protection, and security as required by all Privacy Laws and Privacy Commitments, and such policies accurately reflect the Company Group’s practices. Since the Lookback Date, the Company Group has not experienced any actual or suspected incident in which Personal Information or Trade Secret was stolen or improperly accessed, used, processed, transferred, disclosed, destroyed, lost, or otherwise compromised, and the Company Group has not received any written complaints from any Person with respect thereto. No Action is pending or has been made or threatened against Company Group alleging that any use, disclosure, or Processing of Personal Information by the Company Group or a Company Group Member is in violation of a Privacy Commitment.

(j)Each Company Group Member has and, since the Lookback Date has had, in place contractual arrangements with each entity for or on behalf of which such Company Group Member Processes Personal Information, such contractual arrangements requiring protection of Personal Information in a manner consistent with the respective Privacy Commitment.

Section 4.21Environmental Matters. Except, in each case, as is not and would not reasonably be expected to be, individually or in the aggregate, to have a Company Material Adverse Effect:

(a)The Company Group is, and since the Lookback Date has been, in compliance in all material respects with all Environmental Laws, which includes and has included holding and complying in all respects with all Permits required under Environmental Laws.

(b)There are no Actions or notices of violation pending against or, to the Knowledge of the Company, threatened against any Company Group Member alleging, and no Company Group Member has received any written notice, report or other information regarding, any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor, to the Knowledge of the Company, is there any basis for any such claims or notices.

(c)All Permits required under any Environmental Law that are necessary for the Company Group’s activities and operations at the Leased Real Property and for any applicable operations at any other location are currently effective. Schedule 4.21(c) set forth a true and complete list of all such Permits. All activities and operations of the Company Group are and since the Lookback Date, have been in compliance with all terms and conditions of such Permits. Any applications for renewal of such Permits have been submitted on a timely basis.

(d)To the Knowledge of the Company, there has been no release of any Hazardous Materials at, on, or from the Leased Real Properties in a manner that has given rise to, or would reasonably be expect to give rise to, liability or investigation or remedial obligations for the Company Group under applicable Environmental Laws.

(e)To the Knowledge of the Company, there has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Materials.

(f)Except as may be provided in the lease agreements for the Leased Real Property, no Company Group Member has assumed, undertaken, agreed to indemnify or otherwise become subject to any liability of any other Person relating to or arising from any Environmental Law.

Section 4.22Absence of Changes. Since December 31, 2021, (a) each Company Group Member has conducted its business in all material respects in the ordinary course of business and in a manner consistent with past practice, except with respect to the Business Combination and the other Transactions contemplated by this Agreement and the other Transaction Agreements, (b) none of the Company Group Members has taken any action, that if taken after the Original Agreement Date, would constitute a breach of the covenants set forth in Sections 6.01(a), 6.01(b), 6.01(e), or 6.01(q), and (c) no Company Material Adverse Effect has occurred and, to the Knowledge of the Company, there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.23Brokers’ Fees. Other than as set forth on Schedule 4.23, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of any Company Group Member.

Section 4.24Related Party Transactions. Except for the Contracts set forth on Schedule 4.24, there are no Contracts between a Company Group Member, on the one hand, and any Affiliate, officer, director or holder of at least 2.5% of the outstanding capital stock of the Company or any officer or director of any Company Group Member or, to the Company’s Knowledge, any Affiliate or immediate family member of any of the foregoing, on the other hand, except in each case, for (a) employment agreements, offer letters, consulting agreements, contracting agreements, fringe benefits and other compensation paid to directors, officers, employees and other service providers, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by any Company Group Member to any officer, director, employee or equityholder and all related arrangements, including any pledge arrangements), (c) any indemnification agreements with any directors or officers, (d) Company Benefit Plans listed on Schedule 4.13(a) and amounts paid pursuant to Company Benefit Plans listed on Schedule 4.13(a) and (e) Contracts related to the purchase of Equity Securities listed on Schedule 4.06(a). For purposes of this Section 4.24, portfolio companies of venture capital or private equity investors that are not controlled by such investors shall not be deemed “Affiliates” of such investors.

Section 4.25Anti-Corruption.

(a)No Company Group Member, nor, to the Knowledge of the Company, any of their respective officers, directors, employees, agents or other third-party representatives acting on behalf of any Company Group Member, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in material violation of applicable Sanctions Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”).

(b)No Company Group Member, nor, to the Knowledge of the Company, any of their respective officers, directors, employees, agents or other third-party representatives acting on behalf of the any Company Group Member, has since the Lookback Date made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Governmental Authority or other Person in violation of any Anti-Corruption Laws.

(c)Since the Lookback Date, no Company Group Member has received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws. The Company Group has maintained and enforced policies, procedures and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls.

Section 4.26Healthcare Regulatory Matters.

(a)Each Company Group Member is currently in material compliance with and, since January 1, 2019, each Company Group Member has complied in all material respects, with all Applicable Healthcare Industry Laws. Since January 1, 2019, each Company Group Member has maintained and complied in all material respects with a corporate compliance program that includes the implementation of policies, procedures, and training programs, and other compliance activities designed for its employees and agents to comply with all Applicable Healthcare Industry Laws.

(b)No Company Group Member has been subject to (or has not received any written notice of) any pending or threatened action by any Governmental Authority alleging any violation of or noncompliance with any Applicable Healthcare Industry Law. The Company has not ever been a party to a corporate integrity agreement with the Office of Inspector General for the U.S. Department of Health and Human Services, or any deferred prosecution agreement or settlement agreement with any Governmental Authority. To the Knowledge of the Company, there is no act, omission, event or circumstance by any Company Group Member that would or reasonably would be expected to result in any such action.

(c)No officer or director of the Company Group, or to the Knowledge of the Company, any agent or employee thereof (i) has made any fraudulent or untrue statement to or failed to disclose a fact required to be disclosed to any Governmental Authority or (ii) has committed an act, made a statement or failed to make a statement that would provide the basis for any Governmental Authority to take an adverse action against any Company Group Member under any Applicable Healthcare Industry Laws.

(d)No Company Group Member, nor any of their respective employees, managers, partners, directors, officers, contractors, agents, or other persons acting on their behalf is or ever has been debarred, excluded, restricted, prohibited, or terminated from participation in any federal or state health care program, including Medicare and Medicaid.

(e)Since January 1, 2019, each Company Group Member has complied in all material respects with the terms of all contracts to provide products or services to any Governmental Authority.

(f)Each Company Group Member currently maintains and, for the previous five (5) years, has maintained privacy and security policies, procedures and safeguards that comply in all material respects with applicable HIPAA requirements. When functioning either as a “Covered Entity” or as a “Business Associate” (as defined in 45 C.F.R. § 160.103), each Company Group Member is a party to a business associate agreement with each person who is a Business Associate or a downstream Business Associate of such Company Group Member as required by and in accordance with applicable Privacy Laws. Each Company Group Member has entered into all required Business Associate (as defined in HIPAA) agreements. Each Company Group Member is in material compliance with the terms of each business associate agreement to which it is a party. To the Knowledge of the Company, all third parties that have entered into a business associate agreement with a Company Group Member are in material compliance with the terms of that business associate agreement. To the Knowledge of the Company, all third parties that have provided Personal Information to a Company Group Member have done so in compliance in all material respects with applicable Privacy Laws and applicable business associate agreement terms, including providing any notice and obtaining any applicable authorization or consent when required. No Company Group Member has received written notice of, and there is no litigation, proceeding (at law or in equity) pending or, to the Knowledge of the Company, threatened, and there is no inquiry or investigation pending or threatened with respect to, any alleged Breach of Unsecured PHI, as defined by HIPAA, or any other violation of HIPAA by any Company Group Member or its respective “workforce” (as defined under HIPAA). No Breach of Unsecured PHI by any Company Group Member or its “workforce” and no successful “security incident” (as defined in 45 C.F.R. § 164.304) has occurred with respect to “protected health information” (as defined in 45 C.F.R. § 160.103) in the possession or under the control of any Company Group Member or any business associate or downstream business associate of any Company Group Member.

(g)Each Company Group Member is currently in material compliance with and, since January 1, 2019, each Company Group Member has at all times complied, in all material respects, with all terms and conditions of any contract with any government entity including the Centers for Medicare and Medicaid Services within the United States Department of Health and Human Services.

(h)Billing Practices; Accounts Receivable. The Company Group Members’ billing practices are in compliance in all material respects with applicable Law (including all workers’ compensation and insurance laws and regulations), and, where applicable, all Conditions of Participation (CoPs) and Conditions for Coverage (CfCs) in order to begin and continue participating in the Medicare and Medicaid programs as well as in programs with other governmental healthcare programs. There is no overpayment, failure to repay an overpayment, request for payment or submission of data that is likely to give rise to an overpayment or to an allegation any Company Group Member has violated any Applicable Healthcare Industry Laws including the False Claims Act (31 U.S.C. §§ 3729 et. seq.) or the Federal Fraud and Abuse Statutes (42 U.S.C. §§ 1320a-7, 7a and 7b).

(i)Payor Contracts. Schedule 4.26(j) lists, for each of the ten (10) payors whose covered members make up the largest numbers of the Company’s patients for the twelve (12) month period ending on December 31, 2021 (the “Key Payors”) and for the six (6)-month period ending on June 30, 2022, the approximate percentage and dollar amount of annual (pro-rated for partial periods) revenues to or payments by any Company Group Member or Key Payors for the applicable period(s). To the Knowledge of the Company, no event has occurred that would reasonably be expected to materially and adversely affect any Company Group Member’s relations with any Key Payor. Each Company Group Member has provided or, with respect to matters occurring after the Original Agreement Date, will provide, Acquiror with written notice of any Key Payor that, since December 31, 2021, (i) has terminated, not renewed, cancelled, materially altered any Material Contract or substantially decreased its business done with any Company Group Member or has indicated in writing or, to Company’s Knowledge, orally that it will do any of the foregoing, or (ii) has asserted a breach or default in writing against Company under any contract. The Company Group Members’ contracts with the Key Payors are in writing and signed by or on behalf of the parties thereto, and constitute valid, binding and enforceable agreements of the applicable Company Group Member, and, to the Knowledge of the Company, the other parties thereto, and were entered into in the ordinary course of business.

(j)COVID-19.

(i)COVID-19 Measures. With respect to all of the geographic areas (whether state, county or local) in which the Company Group operates, there are no COVID-19 Measures materially restricting the Company Group (or any current employee, officer, manager, independent contractor or consultant of the Company Group) from operating in the ordinary course of business; provided, however, that if the Company Group (or any current employee, officer, manager, independent contractor or consultant of the Company Group) is relying on an exemption under a COVID-19 Measures that would otherwise apply absent such exemption, such exemption is set forth on Schedule 4.26(j).

(ii)Health Care Matters. The Company Group has not taken advantage of any limited liability under the Public Readiness and Emergency Preparedness Act (the “PREP Act”) to address alleged claims for damages arising from its distribution or use of “covered countermeasures,” as defined in the PREP Act, during the outbreak of COVID-19.

Section 4.27Proxy Statement; Registration Statement; Information Provided. None of the information relating to the Company Group supplied or to be supplied by any Company Group Member, or by any other Person acting on behalf of the Company Group, in writing specifically for inclusion in the Proxy Statement or Registration Statement will, as of the date of such document (or any amendment or supplement thereto) is first mailed, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company Group makes no representations or warranties as to the information contained in or omitted from such document (a) that is modified in any material respect by Acquiror or any of its Affiliates or Representatives without the Company Group’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Acquiror or any of its Affiliates specifically for inclusion in such document which is misleading by virtue of such reliance and conformity. Each of the Proxy Statement and the Registration Statement, insofar as it relates to information supplied by or on behalf of the Company related to the Company or its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. All information with respect to the Company Group that was delivered by or on behalf of the Company for inclusion in the Acquiror Investor Presentation being delivered concurrently with the announcement of this transaction was prepared in good faith using assumptions that the Company believes to be reasonable.

Section 4.28Company Equityholder Matters. Each Company Equityholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act, can bear the economic risk of its investment in the Acquiror Common Stock and possesses such knowledge and experience in financial and business matters that such Company Equityholder is capable of evaluating the merits and risks of the investment in the Acquiror Common Stock.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in the Schedules to this Agreement dated as of the Original Agreement Date (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the Original Agreement Date (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), Acquiror represents and warrants to the Company as follows:

Section 5.01Corporate Organization of Acquiror. Acquiror is duly incorporated or formed and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Acquiror Organizational Documents previously delivered by Acquiror to the Company are (a) true, correct and complete (b) in full force and effect as of the Original Agreement Date, and (c) have not been amended in any respect from the copies made available to the Company. The Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the Acquiror Organizational Documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.02Due Authorization.

(a)Acquiror has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by Acquiror Board and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror is necessary to authorize this Agreement or such Transaction Agreements or Acquiror’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which Acquiror will be party, duly and validly executed and delivered by Acquiror and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which Acquiror will be party, will constitute a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.

(b)At a meeting duly called and held, the Acquiror Board has: (i) determined that this Agreement and the transactions are fair to and in the best interests of Acquiror’s stockholders, (ii) approved the Transactions (iii) resolved to recommend to the stockholders of Acquiror the approval of each of the Transaction Proposals, and (iv) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the Original Agreement Date.

(c)Assuming that a quorum (as determined pursuant to the Acquiror Organizational Documents) is present, each of the Transaction Proposals shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Stock entitled to vote thereupon (as determined pursuant to the Acquiror Organizational Documents) at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose. The foregoing votes in this Section 5.02(c) are the only votes of any of Acquiror’s capital stock necessary in connection with entry into this Agreement by Acquiror and the consummation of the Transactions and the approval of the Transaction Proposals.

Section 5.03No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which Acquiror is a party by Acquiror and, upon receipt of the Acquiror Stockholder Approval, the consummation of the Transactions and the transactions contemplated thereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to Acquiror or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party or by which any of its assets, properties or Equity Securities may be bound or affected, or (d) result in the creation of any Lien upon any of the properties, assets or Equity Securities of Acquiror, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.04Litigation and Proceedings; Compliance with Laws. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, which, if determined adversely, could, individually or in the aggregate, have an Acquiror Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon Acquiror. Except where the failure to be, or to have been, in compliance with such Laws has not, and would not, individually or in the aggregate, be material to Acquiror, taken as a whole, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, or as otherwise set forth on Schedule 5.04, Acquiror is and has been in compliance with all applicable Laws. Acquiror has not received any written notice of any violations of applicable Laws or Governmental Orders and, to the Knowledge of Acquiror, no assertion or Action of any violation of any Law or Governmental Order by any Governmental Authority is currently threatened (in writing) against Acquiror, in each case of the foregoing, except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. No investigation or review by any Governmental Authority is pending or, to the Knowledge of Acquiror, threatened with respect to Acquiror, and no such investigations have been conducted by any Governmental Authority, in each case, except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.05Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of Acquiror with respect to the execution or delivery and performance of this Agreement by Acquiror or any Transaction Agreement to which any of Acquiror is a party, as applicable, or the consummation of the Transactions or the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing with the SEC of (i) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC), (ii) the Registration Statement and declaration of effectiveness with respect thereto by the SEC and (iii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (c) such filings with and approval of Nasdaq to permit the Acquiror Common Stock to be issued in connection with the Transactions and the other Transaction Agreements to be listed on the Nasdaq, (d) the Acquiror Stockholder Approval, or (e) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.06Trust Account. As of the Original Agreement Date, there is at least $333,500,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of March 9, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the Original Agreement Date (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus, dated as of March 9, 2021 and filed with the SEC (File No 333-253079) on March 11, 2021 (the “IPO Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by Acquiror to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Stock sold under the IPO Prospectus may elect to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Organizational Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. As of the Original Agreement Date, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with their obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. There are no Actions pending with respect to the Trust Account. Since March 9, 2021, Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Closing, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Closing, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Closing, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption.

Section 5.07Brokers’ Fees. Other than as set forth on Schedule 5.07, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsor.

Section 5.08SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the Original Agreement Date (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the Original Agreement Date (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Proxy Statement and the Registration Statement, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes, the impact of which is not material) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations cash flows and changes in equity for the respective periods then ended. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports were derived from, and accurately reflect in all material respects, the books and records of Acquiror. Acquiror has no material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b)Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the Knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c)Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains, and, has maintained, books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.

(d)There is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror, or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

(e)To the Knowledge of Acquiror, as of the Original Agreement Date, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of Acquiror, none of the SEC Reports filed on or prior to the Original Agreement Date is subject to ongoing SEC review or investigation as of the Original Agreement Date.

(f)Notwithstanding anything in this Section 5.08 or otherwise in this Agreement to the contrary, no representation or warranty is made by Acquiror as to the accounting treatment of the Acquiror Warrants or other changes in accounting arising in connection with any required restatement of Acquiror’s historical financial statements, or as to any deficiencies in disclosure (including with respect to financial statement presentation or accounting and disclosure controls) arising from the treatment of such Acquiror Warrants as equity rather than liabilities or other required changes in the SEC Reports.

Section 5.09Business Activities; Undisclosed Liabilities;.

(a)Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the consummation of a business combination or similar transaction. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror does not have any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a business combination. Acquiror has no Subsidiaries.

(c)Except as set forth on Schedule 5.09(c), as of the Original Agreement Date, Acquiror has no liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the most recent audited financial statements and interim financial statements included in the SEC Reports (b) that have arisen since June 30, 2022 in the ordinary course of business of Acquiror, none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law, (c) arising under this Agreement or the performance by Acquiror of its obligations hereunder, including transaction expenses, (d) that would not, individually or in the aggregate, reasonably be expected to be material to Acquiror, taken as a whole, or (e) that would not be required to be set forth on a consolidated balance sheet of Acquiror prepared in accordance with GAAP. Acquiror is not a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the Securities and Exchange Commission).

Section 5.10Taxes.

(a)All income and other material Tax Returns required by Law to be filed by Acquiror have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b)All material amounts of Taxes due and owing by Acquiror (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since December 31, 2021, Acquiror has not incurred any material Tax liability outside the ordinary course of business.

(c)Acquiror has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d)Acquiror has not engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. Acquiror is not the subject of any dispute or claim with respect to Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All deficiencies for Taxes asserted or assessed in writing against Acquiror have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(e)No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that Acquiror is or may be subject to Tax or required to file a Tax Return in that jurisdiction.

(f)There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.

(g)Acquiror has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(h)Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(i)There are no Liens with respect to Taxes on any of the assets of Acquiror, other than Liens for Taxes not yet due and payable.

(j)Acquiror has not entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(k)Acquiror (i) has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group for which Acquiror is the common parent, or (ii) has no any liability for or in respect of the Taxes of any Person (A) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (B) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(l)Acquiror is not a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial contracts not primarily relating to Taxes).

(m)Since its formation, Acquiror has been treated as a corporation that is a United States person for U.S. federal income tax purposes.

Section 5.11Capitalization.

(a)As of the Original Agreement Date, the authorized capital stock of Acquiror consists of 221,000,000 shares of capital stock, including (i) 200,000,000 shares of Acquiror Class A Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock, and (iii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”) of which (A) 33,350,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the Original Agreement Date, (B) 8,337,500 shares of Acquiror Class B Common Stock are issued and outstanding as of the Original Agreement Date, and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the Original Agreement Date. All of the issued and outstanding shares of Acquiror Common Stock (I) have been duly authorized and validly issued and are fully paid and non-assessable, (II) were issued in compliance in all material respects with applicable Law, and (III) were not issued in breach or violation of any preemptive rights or Contract. As of the Original Agreement Date, Acquiror has issued 6,113,333 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b)Except for this Agreement and the Acquiror Warrants, or as set forth in Section 5.11(a), as of the Original Agreement there are no outstanding or authorized options, promises of equity of Acquiror, equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, Acquiror. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c)Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(d)There are no declared but unpaid dividends or distributions in respect of any Equity Securities of Acquiror and Acquiror has never made, declared, set aside, established a record date for or paid any dividends or distributions since its formation.

Section 5.12Nasdaq Stock Market Listing. The issued and outstanding Acquiror Units, each such unit consisting of one share of Acquiror Class A Common Stock and one-fourth of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “DTOCU”. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “DTOC”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “DTOCW”. As of the Original Agreement Date, Acquiror is in compliance in all material respects with the applicable Nasdaq corporate governance requirements for continued listing of the Acquiror Common Stock and Acquiror Warrants. There is no Action pending or, to the Knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants on the

Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock from the Nasdaq or deregistering of the Acquiror Class A Common Stock with the SEC.

Section 5.13Related Party Transactions. Except as described in the SEC Reports and set forth on Schedule 5.13, there are no transactions, Contracts, arrangements or understandings between Acquiror, on the one hand, and any director, officer, employee, stockholder, equityholder, warrant holder or Affiliate of Acquiror or, to the Knowledge of Acquiror, any Affiliate or family member of any of the foregoing, on the other hand.

Section 5.14Proxy Statement; Registration Statement. None of the information relating to Acquiror supplied or to be supplied by Acquiror, or by any other Person acting on behalf of Acquiror, in writing specifically for inclusion in the Proxy Statement or the Registration Statement will, as of the date of such document (or any amendment or supplement thereto) is first mailed, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from such document (a) that is modified in any material respect by Company or any of its Subsidiaries or Representatives without the Acquiror’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Company or any of its Subsidiaries specifically for inclusion in such document which is misleading by virtue of such reliance and conformity. Each of the Proxy Statement or the Registration Statement, insofar as it relates to information supplied by or on behalf of Acquiror related to Acquiror for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 5.15Absence of Changes. Since December 31, 2021, (i) Acquiror has conducted its business in all material respects in the ordinary course of business, and (ii) no Acquiror Material Adverse Effect has occurred, and there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.16Indebtedness. Acquiror does not have any Indebtedness for borrowed money.

Section 5.17Sponsor Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Agreement. The Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror, or, to the Knowledge of Acquiror, the Sponsor. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, each other party thereto and neither the execution or delivery any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01Conduct of Business of the Company. From the Original Agreement Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as required by this Agreement, as contemplated by Section 8.04, as set forth on Schedule 6.01, as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), use its commercially reasonable efforts to (i) conduct and operate its business in the ordinary course of business in all material respects, (ii) timely pay all material Taxes due and payable by it (except to the extent being diligently contested in good faith by appropriate Actions and for which adequate reserves are established) and (iii) maintain the existing relations and goodwill of the Company Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company Subsidiaries in all material respects. Without limiting the generality of the foregoing, except as required by this Agreement, as contemplated by Section 8.04, as set forth on Schedule 6.01, as consented to by Acquiror in writing (which, with respect to subclauses (c), (e)-(k), (m), and (p)-(v), such consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), the Company shall not, and shall cause its Subsidiaries not to, during the Interim Period:

(a)change or amend its Organizational Documents;

(b)make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of the Company, either to the Company or any other wholly-owned Subsidiaries of the Company;

(c)enter into, modify, amend, waive any right under, or terminate, any Contract of a type required to be listed on Schedule 4.12(a) (including, for clarity, any Contract that, if existing on the Original Agreement Date, would have been required to be listed on Schedule 4.12(a)) or any Lease to which any Company Group Member is a party or by which it is bound, but in each case excluding (i) entries, modifications, amendments, waivers, terminations or non-renewals of Contracts in the ordinary course of business, (ii) non-renewals or expirations of Contracts in accordance with their terms and (iii) terminations of any Contracts set forth on Schedule 4.24;

(d)(i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of any Company Group Member or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of any Company Group Member, except in the ordinary course pursuant to any existing Company Benefit Plan;

(e)sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of the Company Group, other than (i) the expiration of Owned Intellectual Property in accordance with the applicable statutory term or abandonment of Owned Intellectual Property registrations or applications in the ordinary course of business, (ii) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course consistent with past practices, (iii) the sale or provision of Company Group Products to customers in the ordinary course of business, or the sale, permission to lapse, abandonment, or other disposition of tangible assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, or (iv) transactions among the Company Subsidiaries;

(f)disclose to any Person any Trade Secrets or any source code constituting Owned Intellectual Property (in each case, other than to Acquiror or its Representatives, or pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the Transactions);

(g)(i) cancel or compromise any claim or Indebtedness owed to any Company Group Member, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by the Company in an amount greater than $500,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting the Company in a manner materially adverse to the Company, (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (D) to the extent such settlement relates to any Transaction Litigation, or (iii) agree to modify in any respect materially adverse to the Company Group any confidentiality or similar Contract to which any Company Group Member is a party;

(h)except as otherwise required by the terms of any existing Company Benefit Plans set forth on Schedule 4.13(a) and as in effect on the Original Agreement Date, (i) grant any material increase in compensation, benefits or severance to any current or former Company Service Provider of the Company Group, except in connection with a promotion based on job performance or workplace requirements for an employee with annual base compensation equal to or less than $200,000 in the ordinary course of business and consistent with past practice; (ii) make any grant or promise of any severance, retention or termination payment or arrangement to any current or former Company Service Provider, except for any severance or termination payments in connection with the termination of any Key Employee in the ordinary course of business not to exceed $75,000; (iii) make any change in the key management structure of such Company Group Member, including the hiring of any individuals who would be, upon such hire, Key Employees, or the termination (other than for “cause” or due to death or disability) of Key Employees; (iv) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any current or former Company Service Provider; (v) establish, adopt, enter into, amend or terminate in any material respect any material Company Benefit Plan or any collective bargaining or similar agreement, or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Company Benefit Plan if it were in existence as of the Original Agreement Date, other than in the ordinary course of business (and other than an employment offer letter providing for at-will employment with respect to a new employee that does not contain severance and/or a transaction or retention payment) with respect to new employees with an annual compensation not exceeding $200,000; or (vi) hire (or make an offer to hire), engage, terminate

(without cause), furlough, or temporarily layoff any Company Service Provider with annual base compensation in excess of $200,000;

(i)implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that could require advance notice under the WARN Act;

(j)negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employee of any Company Group Member;

(k)waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, non-disparagement, or other restrictive covenant obligation of any individual;

(l)directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof in each case, that would be material to the Company Group, taken as a whole, and other than in the ordinary course of business;

(m)make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of the Company or any of its Subsidiaries, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, and (D) loans or advances among the Company and a wholly-owned Subsidiary or between wholly-owned Subsidiaries of the Company;

(n)redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company or any of its Subsidiaries, except for (i) the acquisition by any Company Group Member of any Equity Securities of any Company Group Member in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and a wholly-owned Subsidiary or between wholly-owned Subsidiaries of the Company and (iii) repurchases of unvested shares in connection with the termination of the employment or service relationship with any employee, director, or consultant pursuant to stock option or purchase agreements in effect on the Original Agreement Date;

(o)adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(p)make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(q)adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(r)make, change or revoke any material Tax election, change or revoke any accounting method, settle or compromise any Tax liability or any Action, audit or other similar proceeding related to Taxes, enter into any closing agreement, surrender any right to claim a refund of Taxes, enter into any Tax sharing or similar agreement, file any amended material Tax Return, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(s)(i) incur, create or assume any Indebtedness, (ii) modify the terms of any Indebtedness, other than the Indebtedness set forth on Schedule 6.01(s) hereto or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than any (A) Indebtedness incurred in the ordinary course of business, the proceeds of which are used solely with respect to operational aspects of the Company Group, (B) Indebtedness incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, or (C) guarantees of Indebtedness of a wholly-owned Subsidiary of the Company otherwise incurred in compliance with this Section 6.01(s);

(t)fail to maintain in full force and effect material insurance policies covering the Company Group and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner detrimental to the Company Group;

(u)enter into any Contract or amend in any material respect any existing Contract with any Company Equityholders or any Affiliate of any Company Equityholder (excluding any ordinary course payments of compensation, provision of benefits or reimbursement of expenses in respect of Company Equityholders who are officers, directors, employees or other service providers of any Company Subsidiaries in their capacity as an officer, director, employee or other service provider); or

(v)enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(a) through (v).

Notwithstanding anything in this Section 6.01 or this Agreement to the contrary, nothing shall give Acquiror, directly or indirectly, the right to control or direct the operations of any Company Group Member prior to the Closing.

Section 6.02Inspection. The Company will afford to Acquiror and its Representatives reasonable access during normal business hours and upon reasonable advanced notice to its and its Subsidiaries’ properties, books, records and personnel during the Interim Period to obtain all information concerning its business, properties, results of operations and personnel for purposes of this Agreement, as Acquiror may reasonably request; provided, that such party may restrict the foregoing access (i) to the extent that any Law applicable to the Company requires it or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) if such access would result in the waiver of any attorney-client privilege, the work product doctrine or similar privilege or protection applicable to such information or documents; provided, further, that in the event that the Company relies on the foregoing proviso to withhold access to disclosure, Acquiror shall, to the extent permitted by Law and the protection of such privilege, promptly notify Acquiror of the nature of the withheld information.

Section 6.03No Claim Against the Trust Account. The Company, on behalf of itself and the Company Equityholders and other Affiliates, represents and warrants that it has read the IPO Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by Acquiror’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Stockholders if they elect to redeem their Acquiror shares in connection with the consummation of Acquiror’s initial business combination or in connection with an extension of Acquiror’s deadline to consummate a business combination; (b) to the Public Stockholders if Acquiror fails to consummate a business combination within 24 months after the closing of the IPO, subject to extension by an amendment to the Acquiror Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes; or (d) to Acquiror after or concurrently with the consummation of a business combination. The Company, on behalf of itself and the Company Equityholders and other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, neither the Company, nor any of the Company Equityholders or Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and the Company, the Company Equityholders and their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, on behalf of itself and the Company Equityholders and other Affiliates, (i) hereby irrevocably waive any Released Claims that the Company, the Company Equityholders and its respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever to the extent arising out of the Released Claims (including for an alleged breach of this Agreement or any other agreement with Acquiror or its Affiliates), (ii) agree and acknowledge that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied upon by Acquiror to induce Acquiror to enter into this Agreement, and (iii) intend and understand such waiver to be valid, binding and enforceable against the Company, the Company Equityholders and its respective Affiliates under applicable Law. To the extent the Company, the Company Equityholders and its respective Affiliates commence any Action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company, on behalf of itself and the Company Equityholders and other Affiliates, hereby acknowledge and agree that the Company, the Company Equityholders and their Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Persons (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04Proxy Statement; Registration Statement.

(a)As promptly as reasonably practicable following the Original Agreement Date, the Company shall deliver to Acquiror (i) the Company Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Company Group Members (including any financial statements of any acquiree of any Company Group Member required under Rule 3-05 of Regulation S-X) as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Proxy Statement or the Registration Statement. Promptly following its completion, the Company shall deliver to Acquiror the audited consolidated financial statements of income and comprehensive income, consolidated statement of stockholders’ equity (deficit) and consolidated statement of cash flows of the Company Group for the year ended December 31, 2022, together with the notes and schedules to the foregoing, which comply with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act (the “Additional Audited Financial Statements”). Upon delivery of the Additional Audited Financial Statements, the representations and warranties set forth in Section 4.08 shall be deemed to apply in the same manner as the Company Financial Statements. All such financial statements (A) will fairly present in all material respects the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company Group for the respective periods then ended (subject, in the case of any interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB, with respect to the Company Group, and (D) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The Company shall be available to, and the Company and its Subsidiaries shall use its reasonable best efforts to make their officers and employees available to, in each case upon reasonable advance notice, Acquiror and its counsel in connection with (I) the drafting of the Proxy Statement and the Registration Statement and (II) responding in a timely manner to comments on the Proxy Statement and the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror (i) to cause the preparation in a timely manner of any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement and the Registration Statement and any other filings to be made by Acquiror with the SEC in connection with the Transactions, in each case, that comply with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable), and (ii) to obtain the consents of the Company’s auditors with respect thereto as may be required by applicable Law or requested by the SEC.

(b)From and after the date on which the Proxy Statement is mailed to Acquiror’s stockholders and the Registration Statement is mailed to the Company Employees, the Company will give Acquiror prompt written notice of any action taken or not taken by such Company or its Subsidiaries or of any development regarding such Company or its Subsidiaries, in any such case which is or becomes known by such Company, that would cause the Proxy Statement and the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, and the Registration Statement such that the Proxy Statement and the Registration Statement no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.04(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

Section 6.05FIRPTA. At the Closing, the Company shall deliver to Acquiror a duly completed and executed certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Acquiror and conforming to the requirements of Treasury Regulations Section 1.1445-11T(d)(2)(i); provided, that, if the Company fails to deliver such certificate and notice, Acquiror shall have the option, at its sole discretion, to waive the requirement to deliver such certificate and notice, in which case the Transactions shall nonetheless be able to close and Acquiror shall be entitled to withhold from any consideration paid pursuant to this Agreement the amount required to be withheld under Section 1445 of the Code as reasonably determined by Acquiror.

Section 6.06[Reserved].

Section 6.07No Acquiror Common Stock Transactions. The Company acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material nonpublic information, will be advised of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company.  The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective Affiliates not to purchase or sell any securities of Acquiror (other than engaging in the Transactions), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.01Indemnification and Directors’ and Officers’ Insurance.

(a)From and after the Closing, Acquiror shall, and shall cause the Company to, indemnify and hold harmless each present and former director/manager and officer of Acquiror, the Company and the Company’s Subsidiaries, or any individual who, at any time prior to the Closing, is or was serving at the request of Acquiror, the Company and the Company’s Subsidiaries as a director/manager or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing and relating to the fact that such Person was a director/manager or officer of Acquiror, the Company, or any of the Company’s Subsidiaries, to the fullest extent that Acquiror, the Company or any of the Company’s Subsidiaries would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the Original Agreement Date to indemnify such Person in its capacity as a director/manager or officer (including, within twenty (20) days after any written request is received by Acquiror, the advancing of expenses as incurred to the fullest extent permitted under such organizational documents or under any employment or indemnification agreement set forth on Schedule 7.01(a), which such advancement right shall include any expenses incurred by such Person in connection with enforcing any rights to indemnification under this Section 7.01, in each case, without the requirement of any bond or security). Without limiting the foregoing, Acquiror shall, and shall cause the Company and the Company’s Subsidiaries to, (i) maintain for a period of not less than six years from the Closing provisions in its respective certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the Original Agreement Date and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. All rights to indemnification and advancement conferred under this Section 7.01 shall continue as to any indemnified Person who has ceased to be a director/manager or officer of Acquiror, the Company or the Company’s Subsidiaries at or after the Closing and inure to the benefit of such person’s heirs, executors and personal and legal representatives.

(b)Acquiror shall purchase, at or prior to the Closing, and Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect for a period of six years from the Closing Date, directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror or the Company or any of the Company’s Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an aggregate premium for such insurance in excess of 300% of the annual premium payable in the aggregate by Acquiror, the Company, and the Company’s Subsidiaries for such insurance policies for the year ended December 31, 2021; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c)Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on Acquiror and the Company and all successors and assigns of Acquiror and the Company. If Acquiror or the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Company, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

Section 7.02Conduct of Acquiror During the Interim Period.

(a)During the Interim Period, except as set forth on Schedule 7.02, as contemplated by this Agreement (including any changes relating to the capitalization of Acquiror as may reasonably be required to effect and consummate the Transactions), as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), Acquiror shall not:

(i)  change, modify or amend the Trust Agreement, the Sponsor Agreement, the Acquiror Organizational Documents;

(ii)  (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror, (B) split, combine or reclassify any Equity Securities of Acquiror, or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror;

(iii)  make, change or revoke any material Tax election, change or revoke any accounting method with respect to Taxes, settle or compromise any Tax liability or any Action, audit or other similar proceeding related to Taxes, enter into any closing agreement, surrender any right to claim a refund of Taxes, enter into any Tax sharing or similar agreement, file any amended material Tax Return, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(iv)  enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v)  waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $250,000; provided, that this Section 7.02(a)(v) will not apply with respect to any Transaction Litigation;

(vi)  incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person;

(vii)  (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (x) issuance of Acquiror Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the Original Agreement Date, (y) the Transactions, or (z) the issuance of PIPE Securities pursuant to Section 7.02, or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii)  make any material change in accounting principles or methods of accounting, other than as may be required by GAAP; or

(ix)  enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b)Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, (i) nothing shall give the Company, directly or indirectly, the right to control or direct the operations of Acquiror and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, Acquiror from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses or liabilities prior to the Closing.

(c)During the Interim Period, Acquiror shall use its commercially reasonable efforts to comply with, and continue performing under, as applicable, material Contracts to which Acquiror may be a party.

Section 7.03Inspection. Acquiror will afford to the Company and its Representatives reasonable access during normal business hours and upon reasonable advanced notice to its properties, books, records and personnel during the Interim Period to obtain all information concerning its business, properties, results of operations and personnel for purposes of this Agreement, as the Company may reasonably request; provided, that such party may restrict the foregoing access (i) to the extent that any Law applicable to Acquiror requires it to restrict or prohibit access to any such properties or information, (ii) if such access would result in the waiver of any attorney-client privilege, the work product doctrine or similar privilege or protection applicable to such information or documents; provided, further, that in the event that Acquiror relies on the foregoing proviso to withhold access to disclosure, Acquiror shall, to the extent permitted by Law and the protection of such privilege, promptly notify the Company of the nature of the withheld information.

Section 7.04Section 16 Matters. Prior to the Closing, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the No-Action Letter, dated as of January 12, 1999, issued by the SEC regarding such matters.

Section 7.05Post-Closing Directors and Officers. Subject to the terms of the Acquiror Organizational Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a)the Acquiror Board as of the Closing shall initially include:

(i)one or two director nominees to be designated by the Sponsor pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the Original Agreement Date, who shall be reasonably acceptable to the Company;

(ii)any number of additional director nominees to be designated by the Company pursuant to written notice to Acquiror following the Original Agreement Date, who shall be selected after reasonable consultation with the Sponsor; and

(b)the officers of Acquiror after the Closing shall be as set forth on Schedule 7.05(b) (which schedule may be modified from time to time in the Company’s sole discretion prior to the Closing), who shall serve in such capacity in accordance with the terms of the Acquiror Organizational Documents following the Closing.

Section 7.06Incentive Equity Plan and Practice Profit Pool.

(a)Prior to the Closing Date, Acquiror shall adopt, subject to approval of the stockholders of Acquiror, an Incentive Equity Plan in substantially the form attached hereto as Exhibit C (the “Incentive Equity Plan”) to be effective as of the Closing or as otherwise set forth in the applicable plan document. Within two Business Days following the expiration of the 60 day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-1 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan, and Acquiror shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

(b)Following the Closing Date, subject to compliance with applicable Laws, Acquiror shall issue a number of shares of Acquiror Class A Common Stock equal to the Adjusted Practice Profit Pool Amount to the eligible recipients thereof, with such terms and in such manner as determined by the Acquiror Board.

Section 7.07Acquiror Public Filings. From the Original Agreement Date through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.08Nasdaq Listing. From the Original Agreement Date through the Closing, Acquiror shall use its reasonable best efforts to ensure that Acquiror remains listed as a public company on the Nasdaq, and shall cause Acquiror Common Stock to be issued in the Transaction to be approved for listing on Nasdaq or another reputable national securities exchange, subject to official notice of issuance, prior to the Closing, and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.09Employee Benefits.

(a)Comparability. For a period of 12 months following the Closing Date, Acquiror shall cause the Company to provide each employee of the Company as of immediately prior to the Closing (each, a “Continuing Employee”), during his or her continued employment, with (i) annual base salary or hourly wage rate and incentive compensation opportunities (excluding any equity or equity-based incentive compensation) that are no less than the annual base salary, hourly wage rate and incentive compensation opportunities (excluding any equity or equity-based incentive compensation), respectively, provided to such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits that are not less favorable in the aggregate to such Continuing Employee than those provided to such Continuing Employee immediately prior to the Closing Date under the Company Benefit Plans listed on Schedule 4.13(a).

(b)Service Credit. From and after the Closing, Acquiror shall cause the Company to give or cause to be given to each Continuing Employee credit for purposes of eligibility to participate, vesting of employer 401(k) plan contributions, level of severance and vacation/paid time off, but not for benefit accrual purposes under any defined benefit pension plan, under each employee benefit plan, program or arrangement established or maintained by Acquiror under which Continuing Employees are eligible to participate on or after the Closing (a “New Plan”) to the same extent and for the same purpose as such service with the Company or any predecessor thereof was credited on or prior to the Closing under the comparable Company Benefit Plan; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits for the same period of service.

(c)Pre-Existing Conditions/Copayment Credit. With respect to each New Plan that is a group welfare benefit plan in which any Continuing Employee or spouse or dependent thereof may be eligible to participate on or after the Closing, Acquiror shall use commercially reasonable efforts to (i) waive, or cause its Affiliates or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Continuing Employee or spouse or dependent thereof, and any other similar restrictions that would prevent immediate or full participation by such Continuing Employee or eligible spouse or dependent thereof, under such New Plan, to the same extent satisfied or waived under a comparable Company Benefit Plan in which such Continuing Employee participated, and (ii) provide or cause its Affiliates to provide credit to each Continuing Employee or eligible spouse or dependent thereof with respect to the New Plan year in which the Closing occurs for any co-payments, deductibles, out-of-pocket expenses and for any lifetime maximums paid by such Continuing Employee or eligible spouse or dependent thereof under the comparable Company Benefit Plan during the plan year of the Company Benefit Plan up to and including the Closing to the same extent and for the same purpose as credited under such comparable Company Benefit Plan as if such amounts had been paid under such New Plan.

(d)Limitations. The Company and Acquiror acknowledge and agree that all provisions contained in this Section 7.09 are included for their sole benefit, and that nothing contained herein, express or implied, (i) confers any third-party beneficiary or other rights (including any right to continued employment for any period, to any particular term or condition of employment or to continued receipt of any specific employee benefit), or (ii) shall constitute an establishment, amendment to or any other modification of any New Plan, Company Benefit Plan or other employee benefit plan, or shall limit the right of Acquiror or any of its Affiliates to amend, terminate or otherwise modify any New Plan, Company Benefit Plan or other employee benefit plan, program or arrangement following the Closing Date.

Section 7.10Additional Equity Financing. During the Interim Period, Acquiror may execute Subscription Agreements with equity investors pursuant to Section 8.04. If Acquiror desires to seek additional financing from potential equity investors pursuant to Subscription Agreements, the Company agrees, and shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with the arrangement of such financing as may be reasonably requested by Acquiror.

Section 7.11Exclusivity. Acquiror agrees that immediately following the execution of this Agreement it shall, and shall use its best efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a business combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a business combination.

ARTICLE VIII

JOINT COVENANTS

Section 8.01Efforts to Consummate.

(a)Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to obtain PIPE Investments as contemplated by Section 8.04). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any consents of any Governmental Authorities or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (A) make all required filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within 10 Business Days) following the Original Agreement Date and (B) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Acquiror shall promptly inform the Company of any communication between Acquiror, on the one hand, and any Governmental Authority, on the other hand, and the Company shall promptly inform Acquiror of any communication between either Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, (x) the Parties agree to request early termination of all waiting periods applicable to the Transactions under the HSR Act, and (y) each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties. The Company will pay all filing fees in connection with the HSR Act when due and such fees shall be deemed 50% Company Transaction Expenses and 50% Acquiror Transaction Expenses. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.01 or any other provision of this Agreement obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of the Company or any of their respective Subsidiaries or any entity or asset of such Party or any of its Affiliates or any other Person or (ii) terminate, amend or assign any existing relationships and contractual rights or obligations. No Party shall agree to any of the measures in the foregoing sentence with respect to any other Party or any of its Affiliates, except with each of the other Parties’ prior written consent. During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of Acquiror) or Acquiror (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of Acquiror and the Company, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of Acquiror and the Company, or, in the case of either Company or Acquiror, the opportunity to attend and participate in such meeting or discussion.

(b)Notwithstanding anything to the contrary in the Agreement, (i) if this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall Acquiror or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party.

(c)During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror or any of its Representatives (in their capacity as a representative of Acquiror) or, in the case of the Company, or any respective Representatives of the Company (in their capacity as a representative of the Company). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, Acquiror shall, subject to and without limiting the covenants and agreements, and the rights of the Company, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall Acquiror settle or compromise any Transaction Litigation without the prior written consent of the

Company (not to be unreasonably withheld, conditioned or delayed). Without limiting the generality of the foregoing, in no event shall the Company or its Subsidiaries or any of their respective Representatives settle or compromise any Transaction Litigation without Acquiror’s prior written consent (not to be unreasonably withheld, contained or delayed).

(d)If Acquiror and the Company determine in good faith that it is probable that the Transactions will not be consummated on or before March 12, 2023 (the “Acquiror Termination Date”), then (i) Acquiror shall call a special meeting of its stockholders to be held and shall use its reasonable best efforts to obtain approval from such stockholders prior to the Acquiror Termination Date of a proposal to amend the Acquiror Organizational Documents to extend the deadline by which Acquiror is required to consummate the Transactions to a date that is no earlier than June 30, 2023 (such proposed extended deadline, the “Extension Date”, and such proposal, the “Extension Proposal”), (ii) Acquiror and the Company shall cooperate with the preparation, filing and mailing of proxy materials to be sent to Acquiror’s stockholders seeking approval of the Extension Proposal in accordance with the same efforts, notice, consent and other cooperation standards applicable to the preparation, filing and mailing of the Proxy Statement, and other related materials and actions, as set forth in Section 8.02, (iii) to the extent required to obtain approval of the Extension Proposal and to cause sufficient funds to be retained in the Trust Account as is reasonably expected to be needed to satisfy the conditions set forth in Section 9.01(f), Acquiror shall deposit such additional amount of funds to the Trust Account (which deposit shall be funded by a loan from the Sponsor to Acquiror) necessary to obtain approval of the Extension Proposal in a manner that is expected to cause sufficient funds to be retained in the Trust Account as is reasonably expected to be needed to satisfy the conditions set forth in Section 9.01(f), such amount to be determined in good faith by Acquiror after consultation with its advisors, and (iv) and in the event the Extension Proposal is duly approved by the affirmative vote of the holders of the requisite number of Acquiror Common Stock entitled to vote thereon in accordance with the Acquiror Organizational Documents and applicable Law, Acquiror shall promptly thereafter amend the Acquiror Organizational Documents to provide for the extension of the deadline by which Acquiror is required to consummate the Transactions to the Extension Date contemplated by the Extension Proposal. If, following any such approval of the Extension Proposal, Acquiror and the Company determine in good faith that it is probable that the Transactions will not be consummated on or before the Extension Date, Acquiror and the Company shall cooperate in good faith to request and effectuate further amendments to the Acquiror Organizational Documents to provide for additional extensions of the deadline applicable to the consummation of a business combination in accordance with the foregoing sentence.

Section 8.02Proxy Statement; Special Meeting; Registration Statement.

(a)Proxy Statement.

(i)As promptly as practicable after the execution of this Agreement, Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, a proxy statement to be filed with the SEC and sent to the stockholders of Acquiror relating to the Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC. Acquiror shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as promptly as practicable. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or the Company’s Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Other Documents”). Acquiror will cause the Proxy Statement to be mailed to the stockholders of Acquiror in each case promptly after it is cleared by the SEC.

(ii)To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement has been cleared or any supplement or amendment has been filed, or of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement and any Other Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or Other Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Acquiror and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)If at any time prior to the Closing any information relating to Acquiror, the Company, any of the Company’s Subsidiaries, or their respective Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement, so that such document would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Acquiror.

(b)Special Meeting.

(i)Acquiror shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the board of directors of Acquiror, as promptly as practicable following the earlier to occur of: (A) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; and (B) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “SEC Clearance Date”).

(ii)Promptly following the SEC Clearance Date, Acquiror shall: (a) (i) take all action necessary under applicable Law and the Acquiror Organizational Documents and Nasdaq listing rules to set a record date for, call, give notice of, convene and hold a meeting of the stockholders of Acquiror (the “Special Meeting”) for a date no later than thirty (30) Business Days following the SEC Clearance Date, and (ii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its stockholders with the opportunity to elect to effect an Acquiror Stockholder Redemption. Acquiror shall, through the Acquiror Board, recommend to its stockholders the (A) amendment and restatement of the Acquiror Organizational Documents, including any separate or unbundled proposals as are required to implement the foregoing, (B) the adoption and approval of this Agreement and the Transactions in accordance with applicable Law and exchange rules and regulations, (C) approval of the issuance of shares of Acquiror Class A Common Stock and Acquiror Preferred Stock as contemplated by this Agreement and in connection with the PIPE Investment, (D) approval of the adoption by Acquiror of the Incentive Equity Plan described in Section 7.06, (E) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement or correspondence related thereto, (F) adoption and approval of any other proposals as reasonably agreed to by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (G) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (G), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement, with such changes as mutually agreed to by the Parties.

(iii)Acquiror may only adjourn the Special Meeting (A) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (B) for the absence of a quorum and (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Acquiror prior to the Special Meeting; provided, that the Special Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Termination Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Special Meeting, as required by Acquiror Organizational Documents.

(iv)Notwithstanding the foregoing, at any time prior to, but not after, obtaining approval of the Transaction Proposals, solely in response to an Acquiror Intervening Event, the Acquiror Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Acquiror Board Recommendation (any such action, a “Change in Recommendation”) if the Acquiror Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Acquiror Intervening Event, a failure to make a Change in Recommendation would result in a breach of its fiduciary duties under applicable Law; provided that the Acquiror Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation until (A) Acquiror delivers to the Company a written notice (an “Acquiror Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred, (B) until 5:00 p.m., Eastern Time, on the third Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the third Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional two-Business Day (instead of three-Business Day) period from the date of such notice), the “Acquiror Intervening Event Notice Period”), Acquiror and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company during the Acquiror Intervening Event Notice Period to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Change in Recommendation, and (C) if the Company requested negotiations in accordance with the foregoing clause (B), Acquiror may make a Change in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the three-Business Day period, offered in writing in a manner that would form a binding Contract if accepted by Acquiror (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make an Change in Recommendation would result in a breach of its fiduciary duties under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect Acquiror’s obligations pursuant to this Section 8.02 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.

(c)Exchange Offer; Registration Statement.

(i)Prior to adoption of the Amended and Restated Company LLC Agreement, Acquiror shall commence, and use its commercially reasonable efforts to consummate as of immediately prior to the effectiveness of the Amended and Restated Company LLC Agreement, the Company Class B-1 Unit Award Exchange Offer in compliance with the applicable rules under the Exchange Act, including Regulation 14E thereunder.

(ii)On or promptly following the date of this Agreement, Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, a registration statement on Form S-4 with respect to any shares of Acquiror Class A Common Stock to be issued in the Company Class B-1 Unit Award Exchange Offer (such registration statement, together with any amendments or supplements thereto, the “Registration Statement”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement. Acquiror will cause the Registration Statement to be mailed to the Company Employees promptly after it is declared effective by the SEC.

(iii)To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has been declared effective or any supplement or amendment has been filed, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Registration Statement each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iv)Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement will, at the date it is first mailed to the Company Employees, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(v)If at any time prior to the Closing any information relating to Acquiror, the Company, any of the Company’s Subsidiaries, or their respective Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Registration Statement, so that such document would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Employees.

(vi)Acquiror may, upon prior notice to the Company, elect to file the Registration Statement and the Proxy Statement as a joint proxy statement/prospectus, provided that Acquiror complies with its obligations under this Section 8.02 with respect to the preparation, filing and mailing of such documents and any amendments and supplements thereto.

Section 8.03Tax Matters.

(a)	Intended Tax Treatment.

(i)For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Business Combination will be treated in part as (A) a purchase of interests in the Company by Acquiror (to the extent of the proceeds received by the Company from Acquiror and distributed to other holders of Company Units under Section 2.01(d)) and in part as (B) a contribution pursuant to Section 721(a) of the Code by Acquiror (to the extent of proceeds retained by the Company) (the “Intended Income Tax Treatment”).  The Parties will prepare and file all Tax Returns consistent with the foregoing provisions of this Section 8.03(a)(i) and will not take any inconsistent position on any Tax Return or during the course of any Action, audit, or other similar proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of state or local Law).  Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority. The consideration treated as paid for partnership interests in (A) above and any other item treated as purchase price for applicable Tax purposes will, to the extent applicable, be allocated among the assets of the Company in the manner required by Sections 743, 754 and 751 of the Code and the Treasury Regulations promulgated thereunder, and in accordance with a schedule to be provided by the Company prior to the Closing Date.

(ii)If, in connection with the preparation and filing of the Proxy Statement and the Registration Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Acquiror and the Company shall deliver to Dentons US LLP and/or Paul Hastings LLP, as applicable, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Proxy Statement and the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Proxy Statement and the Registration Statement, and, if required, Paul Hastings LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Income Tax Treatment should apply to the Business Combination.

(b)Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid by Acquiror. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.

Section 8.04PIPE Investment.

(a)Following the Original Agreement Date and until the date of the mailing of the Proxy Statement to the stockholders of Acquiror may enter into subscription agreements (each, a “Subscription Agreement”) with investors (a “PIPE Investor”) relating to an investment in convertible preferred stock of Acquiror (“PIPE Securities”) pursuant to a private placement to be consummated immediately prior to the consummation of the Business Combination (the “PIPE”), in either case, on terms mutually agreeable to Acquiror and the Company acting reasonably and in good faith (a “PIPE Investment”), provided that, unless otherwise agreed by Acquiror and the Company, the aggregate gross proceeds under the Subscription Agreements shall not exceed $100,000,000 (the “PIPE Investment Amount”), provided further that, such PIPE Investment Amount shall be increased to account for any fees paid by the Company in connection with the negotiation, execution and/or consummation of the PIPE Investment Amount. In connection with Acquiror seeking a PIPE Investment, Acquiror and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Acquiror). In connection with a PIPE Investment, to the extent necessary to address the treatment of the PIPE Securities underlying such PIPE Investment hereunder, Acquiror and the Company shall negotiate in good faith to amend or otherwise modify this Agreement to reflect such PIPE Securities.

(b)Acquiror shall not reduce the PIPE Investment Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement, permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of the PIPE Securities contemplated thereby, unless otherwise approved in writing by the other Party (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the foregoing actions that would not increase conditionality or impose any new obligation on Acquiror.

(c)Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by any Subscription Agreement to which it is a party on the terms and conditions described therein, including maintaining in effect such Subscription Agreement and to use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in such Subscription Agreement and otherwise comply with its obligations thereunder, (ii) confer with the Company regarding timing for delivery of any closing notice pursuant to such Subscription Agreement, and (iii) enforce its rights under such Subscription Agreement in the event that all conditions in such Subscription Agreement (other than conditions that Acquiror, the Company or any of their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investor to pay to (or as directed by) Acquiror the consideration set forth in such Subscription Agreement and consummate the transactions contemplated by such Subscription Agreement at or prior to Closing, in accordance with its terms.

(d)Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; (iii) of any amendment, waiver or modification to any Subscription Agreement entered into by Acquiror that such Party was permitted to make without the prior written consent of the Company in accordance with this Section 8.04(d), it being understood that such amendment, waiver or modification is not conditioned on delivery of such notice and (iv) if Acquiror does not expect to receive all or any portion of financing proceeds on the terms, in the manner or from the applicable PIPE Investors as contemplated by the Subscription Agreements.

Section 8.05Confidentiality; Publicity.

(a)Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Company Confidentiality Agreement, the terms of which are incorporated herein by reference. The Company Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Information (as defined in the Company Confidentiality Agreement).

(b)Subject to Section 8.05(c), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements (including communications disseminated via social media, news feeds, chat rooms or other similar electronic platforms for communicating to persons who are not otherwise obligated to maintain the confidentiality of such communications) with respect to this Agreement or the Transactions or any subject matter disclosed or required to be disclosed in the Proxy Statement or the Registration Statement without the prior written consent of the other Parties, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (A) the Company, if the disclosing party is Acquiror or (B) Acquiror, if the disclosing party is the Company (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.05, and (iii) to Governmental Authorities in connection with any consents required to be made under this Agreement or in connection with the Transactions. Notwithstanding anything to the contrary in this Section 8.05 or otherwise in this Agreement, the Parties agree that the Sponsor, Acquiror and their respective Representatives may provide general information about the subject matter of this Agreement and the Transactions to any direct or indirect current or prospective investor (including in connection with the PIPE Investment) or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, so long as such recipients are obligated to keep such information confidential.

(c)The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by the Company and Acquiror prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith. The Company, Acquiror and the Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Sponsor shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider in good faith such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 8.06Registration Rights. In connection with the consummation of the Transactions, Acquiror, the Sponsor and certain holders of Acquiror Common Stock shall enter into the registration rights agreement substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), pursuant to which (i) certain holders of Acquiror Common Stock shall be granted registration rights substantially consistent with those set forth in the Registration and Stockholder Rights Agreement, dated as of March 9, 2021, by and among Acquiror, the Sponsor and the other parties thereto, and (ii) Acquiror shall be obligated to file a registration statement registering the resale or other disposition of the Acquiror Class A Common Stock issued in connection with the any exchange or redemption of Company Common Units and Acquiror Class B Common Stock (including, for greater certainty,

Acquiror Class B Common Stock issuable upon the exercise of any Acquiror Class B Warrants) pursuant to the terms of the Amended and Restated Company LLC Agreement or Amended and Restated Acquiror Certificate of Incorporation, as applicable.

Section 8.07Transaction Expenses. The Parties shall reasonably cooperate so as to cause the sum of the Company Transaction Expenses and Acquiror Transaction Expenses not to exceed $32,000,000.

Section 8.08Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.01Conditions to Obligations of All Parties. The obligations of the Acquiror and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)HSR Approval. All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to the Transactions enjoining, prohibiting, or making illegal the consummation of the Transactions.

(c)Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(d)Company Equityholder Approval. The Company Equityholder Approval obtained pursuant to the Company Written Consent shall continue to be valid and effective in its entirety and shall not otherwise have been rescinded, revoked or repudiated.

(e)Regulatory Consents. The Company shall have received all required regulatory consents or approvals with respect to Permits and pursuant to Applicable Healthcare Industry Laws to the extent that such consents are required prior to Closing.

(f)Stock Exchange Listing. The shares of Acquiror Class A Common Stock shall be listed on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

(g)Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Section 9.02Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)Representations and Warranties.

(i)The representations and warranties of the Company contained in Section 4.01 (Corporate Organization of the Company), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.07 (Capitalization of Subsidiaries), Section 4.23 (Brokers), and Section 4.26 (Proxy Statement; Registration Statement; Information Provided) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Original Agreement Date and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii)The representations and warranties of the Company contained in Section 4.06 (Current Capitalization) (together with the representations and warranties identified in Section 9.02(a)(i), the “Company Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect”

or any similar limitation set forth therein) in all respects as of the Original Agreement Date and as of the Closing Date as though then made other than de minimis inaccuracies.

(iii)Each of the representations and warranties contained in Article IV (other than the Company Specified Representations and Section 4.22(c) (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Original Agreement Date and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d)Company Material Adverse Effect. Since the Original Agreement Date, no Company Material Adverse Effect shall have occurred which is continuing and uncured.

Section 9.03Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)Representations and Warranties.

(i)Each of the representations and warranties of Acquiror contained in Article V (other than the representations and warranties of Acquiror contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization) and Section 5.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the Original Agreement Date and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

(ii)Each of the representations and warranties of Acquiror contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization) and Section 5.11 (Capitalization) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(b)Agreements and Covenants. The covenants and agreements of Acquiror in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $60,000,000.

(e)Acquiror Directors and Officers. As of immediately following the Closing, the Acquiror Board and officers shall be constituted in accordance with Section 7.05.

Section 9.04Frustration of Conditions. A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.01Termination.  This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a)by mutual written agreement of Acquiror and the Company;

(b)by either Acquiror or the Company, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Business Combination and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c)by Acquiror or the Company, if the Closing has not occurred by 11:59 p.m., Eastern Time, on October 5, 2023 (the “Termination Date”); provided, that the Termination Date shall be automatically extended for an additional 60 days to the extent there is any delay to the applicable waiting or review periods, or any extension thereof, by any Governmental Authority or Nasdaq (including any specific request from any Governmental Authority or Nasdaq to delay filings or for additional time to review the Transactions) that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the Transaction or issuance of clearance or approval from such Governmental Authority to the extent required to satisfy the condition set forth in Section 9.01(b); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Business Combination to be consummated by such time;

(d)by either Acquiror or the Company, if Acquiror fails to obtain the Acquiror Stockholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof);

(e)by Acquiror, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from Acquiror of such breach or failure to perform; provided, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied;

(f)by the Company, if Acquiror has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied and (B) is not capable of being cured by the by the Termination Date or, if capable of being cured by the Termination Date, is not cured by Acquiror, as applicable, before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from the Company of such breach or failure to perform; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied;

(g)by the Company if the Company Board authorizes the Company to enter in a definitive agreement with any Person other than Acquiror with respect to an Acquisition Transaction and concurrently with the termination of this Agreement, the Company enters into such definitive agreement, or by Acquiror if the Company enters into such a definitive agreement without concurrently terminating this Agreement pursuant to this Section 10.01(g); or

(h)by Acquiror or the Company, if (i) the Closing has not occurred by 11:59 p.m., Eastern Time, on the Acquiror Termination Date and (ii) on or before such date, amendments to the Acquiror Organizational Documents have not been duly made effective in accordance with applicable law to extend the deadline by which Acquiror is required to consummate the Transactions to the Extension Date; provided, that in the event that Acquiror and the Company determine in good faith that it is probable that the Transactions will not be consummated on or before the Extension Date pursuant to the last sentence of Section 8.01(d), the Acquiror Termination Date shall be automatically extended to such Extension Date and neither Acquiror nor the Company may terminate this Agreement pursuant to this Section 10.01(h) unless on or before such Extension Date amendments to the Acquiror Organizational Documents have not been duly made effective in accordance with applicable law to further extend the deadline by which Acquiror is required to consummate the Transactions to a date after the Extension Date;

The Party seeking to terminate this Agreement pursuant to this Section 10.01 (other than Section 10.01(a)) shall give prompt written notice of such termination to the other Parties hereto specifying the provision hereof pursuant to which such termination is made.

Section 10.02Effect of Termination.

(a)Except as otherwise set forth in this Section 10.02, if this Agreement terminates pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or any willful and knowing material breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”) and the Company Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

(b)In the event that this Agreement is terminated pursuant to Section 10.01(g), the Company shall pay to Sponsor the Company Termination Fee by wire transfer of immediately available cash funds no later than the earlier of (i) the date that is six (6) months following the termination of this Agreement by Acquiror or the Company pursuant to Section 10.01(g) or (ii) the date of consummation of the Acquisition Transaction.

(c)In the event that this Agreement is terminated by:

(i)the Company or Acquiror pursuant to Section 10.01(d) or Section 10.01(h),

(ii)the Company pursuant to Section 10.01(f),

(iii)the Company or Acquiror pursuant to Section 10.01(c) in circumstances in which the conditions set forth under Section 9.03(d) (Available Closing Acquiror Cash) shall have not been satisfied or waived and, in the event such condition has not been waived, the Company is not then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would have contributed to the failure to satisfy such condition, or

(iv)the Company or Acquiror pursuant to Section 10.01(c) in circumstances in which the condition set forth under Section 9.01(f) (Stock Exchange Listing) shall have not been satisfied or waived and, in the event such condition has not been waived, the Company is not then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would have contributed to the failure to satisfy such condition,

Acquiror shall pay to the Company, within five (5) Business Days of the termination of this Agreement, by wire transfer of immediately available cash funds an amount equal to the sum of all reasonable, documented out-of-pocket legal and accounting expenses actually incurred by the Company and its Affiliates in connection with the Transactions.

ARTICLE XI

MISCELLANEOUS

Section 11.01Waiver. At any time and from time to time prior to the Closing, Acquiror and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Acquiror shall be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of Acquiror or the Company to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)If to Acquiror or the Company after the Closing, to:

Digital Transformation Opportunities Corp.

10207 Clematis Court

Los Angeles, CA 90077

Attention: Kevin Nazemi and Kyle Francis

E-mail: kevin@dtocorp.com and kyle@dtocorp.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

Address: 1999 Avenue of the Stars, 27th Floor

Los Angeles, CA 90067

Attention: David M. Hernand and Jonathan Ko

E-mail:davidhernand@paulhastings.com and jonathanko@paulhastings.com

If to the Company prior to the Closing, to:

American Oncology Network, LLC

14543 Global Pkwy STE 110

Fort Myers, FL 33913

Attention: Erica Mallon, Senior Corporate Counsel

E-mail: erica.mallon@aoncology.com

with a copy (which shall not constitute notice) to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz and Brian Lee

Email: ilan.katz@dentons.com and brian.lee@dentons.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14, and (c) the Sponsor (including its successors and representatives) are intended third-party beneficiaries of, and may enforce, Section 10.02(b).

Section 11.05Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, Acquiror and the Company shall bear and pay at or promptly after Closing all Acquiror Transaction Expenses and all Company Transaction Expenses.

Section 11.06Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.09Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements (together with the Schedules and Exhibits thereto), the Non-Disclosure Agreement, by and between the Company and Acquiror, dated as of April 29, 2022 (as amended, modified or supplemented from time to time, the “Company Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Company Confidentiality Agreement.

Section 11.10Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors or managers (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY

IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) Acquiror and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of Acquiror nor the Company, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13, shall be required to provide any bond or other security in connection with any such injunction.

Section 11.14Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of Acquiror or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions. Nothing in this Section 11.14 shall limit any claim against a Person in respect of such Person’s Fraud.

Section 11.15Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI. Nothing in this Section 11.15 shall relieve any Party of liability in the case of Fraud committed by such Party.

Section 11.16Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of Acquiror; (d) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by Acquiror, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by Acquiror. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud or willful misconduct committed by such Party.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have hereunto caused this Second Amended and Restated Business Combination Agreement to be duly executed as of the date hereof.

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

By:	/s/ Kevin Nazemi
	Name:	Kevin Nazemi
	Title:	Chief Executive Officer

AMERICAN ONCOLOGY NETWORK, LLC

By:	/s/ Todd Schonherz
	Name:	Todd Schonherz
	Title:	Chief Executive Officer

[Signature page to Second Amended and Restated Business Combination Agreement]

Exhibit A

Form of Amended and Restated Company LLC Agreement

Included in this proxy statement/prospectus as Annex D.

Exhibit A to Business Combination Agreement

Exhibit B

Form of Amended and Restated Acquiror Certificate of Incorporation

Included in this proxy statement/prospectus as Annex E.

Exhibit B to Business Combination Agreement

Exhibit C

Form of Incentive Equity Plan

Included in this proxy statement/prospectus as Annex G.

Exhibit C to Business Combination Agreement

Exhibit D

Form of Registration Rights Agreement

Included in this proxy statement/prospectus as Annex C.

Exhibit D to Business Combination Agreement

Exhibit E

Form of Warrant to Purchase Class B Common Stock

[See attached.]

Exhibit E to Business Combination Agreement

Final Form

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION RELATED THERETO OR AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT, OR ANY APPLICABLE STATE SECURITIES LAWS.

AMERICAN ONCOLOGY NETWORK, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.:

Number of Shares of Class B Common Stock:

Date of Issuance:            , 2023 (“Issuance Date”)

American Oncology Network, Inc., a company organized under the laws of Delaware (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [                 ], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times, up to                   (                 ) fully paid non-assessable shares of Common Stock (as defined below), subject to adjustment as provided herein (the “Warrant Shares”).

1.EXERCISE OF WARRANT.

(a)Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(d)), this Warrant may be exercised by the Holder at any time or times, in whole or in part, by delivery (whether via facsimile, electronic mail or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Within one (1) Trading Day following the delivery of the Exercise Notice, the Holder shall make payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder, nor shall any ink-original signature or medallion guarantee (or other type of guarantee or notarization) with respect to any Exercise Notice be required. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares and the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within five (5) Trading Days of the date on which the final Exercise Notice has been delivered to the Company. If the Holder delivers the Aggregate Exercise Price and such information as the Company may reasonably request in order to effect the credit or issuance and dispatch, as applicable, set forth in clauses (X) below, on or prior to the second (2nd) Trading Day following the date on which the Exercise Notice has been delivered to the Company, then the Company shall effect such credit or issuance on or prior to the third (3rd) Trading Day following the date on which the Exercise Notice has been delivered to the Company. If the Holder has not delivered the Aggregate Exercise Price on or prior to the second (2nd) Trading Day following the date on which the Exercise Notice has been delivered to the Company, then the Company shall effect the credit or issuance and dispatch, as applicable, set forth in clauses (X) below, on or prior to the third (3rd) Trading Day following the date on which the Aggregate Exercise Price is delivered. For purposes of this Warrant, “Share Delivery Date” means the day on which the Company is required to deliver Warrant Shares pursuant to this Section 1(a). On the Share Delivery Date, (X) the Company shall issue a certificate, registered in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Notice and payment of the Aggregate Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record and beneficial owner of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares. If this Warrant is (i) physically delivered to the Company in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant is greater than the number of Warrant Shares being acquired upon an exercise, or (ii) tendered to the Company in connection with a redemption of Common Units for the Company’s Class A Common Stock and the

number of Warrant Shares represented by this Warrant is greater than the number of Shares of Class A Common Stock being acquired upon such redemption, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise/redemption and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise/redemption under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised/redemption. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded to the nearest whole number. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination; provided, however, that the Company shall not be required to deliver Warrant Shares with respect to an exercise prior to the Holder’s delivery of the Aggregate Exercise Price with respect to such exercise.

(b)Exercise Price and Term of Exercise. For purposes of this Warrant, “Exercise Price” means $0.01 per share, subject to adjustment as provided herein. The exercise term of this Warrant shall continue indefinitely so long as Holder is the holder of Common Units of American Oncology Network, LLC (the “Common Units”); provided however, that the number of shares of Common Stock that this Warrant is exercisable for shall not exceed the number of Common Units held by Holder and such shares of Common Stock shall be automatically adjusted so as to equal such number of Common Units held by Holder.

(c)Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 11.

(d)Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own a number of shares of Common Stock in excess of the Maximum Percentage. The “Maximum Percentage” shall be set at 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such exercise (to the extent permitted pursuant to this Section 1(d), such 4.99% subject to adjustment for the Combined A+B Proviso (as defined below)). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder shall include the number of shares of Common Stock beneficially owned by the Holder, plus the number of shares of Common Stock issuable upon exercise of this Warrant that would result in the Holder holding the Maximum Percentage of the number of outstanding shares of Common Stock. Furthermore, to the extent Holder or its Attribution Parties beneficially own Class A Common Stock (whether directly or indirectly through the exercise or conversion of another security), the Maximum Percentage shall be automatically adjusted from time to time such that Holder’s beneficial ownership of the Company’s Common Stock and Class A Common Stock issuable pursuant to the exercise of this Warrant (to the extent permitted pursuant to this Section 1(d)), when combined with Class A Common Stock beneficially owned by the Holder (taking into account any limitation on conversion or exercise of any convertible security analogous to the limitation contained in this Section 1(d)) on an aggregated basis shall not exceed 4.99% of the Common Stock and Class A Common Stock on an aggregated basis outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such exercise (to the extent permitted pursuant to this Section 1(d)) (the foregoing collectively, the “Combined A+B Provisio”). For purposes of this Section 1(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock and Class A Common Stock as reflected, if applicable, in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company, including as may be requested by the Holder in writing, which the Company shall promptly provide, setting forth the number of shares of Common Stock or Class A Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock or Class A Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock or Class A Common Stock then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(d), to exceed the Maximum Percentage, the Holder shall notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the

Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. In the event that the issuance of Common Stock to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares and the Holder shall transfer the Excess Shares to the Company. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(d) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage; provided that any increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

(e)Required Reserve Amount. So long as this Warrant remains outstanding, the Company shall at all times keep reserved for issuance under this Warrant a number of shares of Common Stock at least equal to 100% of the maximum number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock under the Warrants then outstanding (without regard to any limitations on exercise) (the “Required Reserve Amount”); provided that at no time shall the number of shares of Common Stock reserved pursuant to this Section 1(e) be reduced other than in connection with any exercise of Warrants or such other event covered by Section 2(c) below.

(f)Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall promptly take all action reasonably necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than one hundred and twenty (120) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if at any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding shares of Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C, and such obligation shall be deemed satisfied on the 21st calendar day after such filing is accepted.

(g)Withholding Taxes. Applicable withholding taxes (including backup withholding) may be withheld from payments and deemed payments on or with respect to this Warrant. In addition, if any withholding taxes (including backup withholding) are paid on behalf of Holder, then those withholding taxes may be set off against payments of cash or the delivery of shares of Common Stock, if any, in respect of this Warrant (or any payments on Common Stock) or sales proceeds received by, or other funds or assets of, Holder.

2.ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company; provided that the Company shall promptly notify the Holder in writing of any such reduction and the period of time that such reduction shall remain effective.

(b)Adjustment Upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Date of Issuance of this Warrant subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Date of Issuance of this Warrant combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c)Other Events. If any event occurs of the type contemplated by the provisions of Sections 2(a) and 2(b), but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares, as mutually determined by the Company’s Board of Directors and the Holder, so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(c) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to Sections 2(a) and 2(b).

3.RIGHTS UPON DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 2 above, if, on or after the Date of Issuance of this Warrant, the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, upon exercise of this Warrant that occurs after the record date fixed for determination of stockholders entitled to receive such Distribution, the Holder shall be entitled, in addition to the Warrant Shares otherwise issuable upon such exercise, the Distribution that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage (provided, however, that to the extent that such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

4.PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time on or after the Date of Issuance of this Warrant the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder or its Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder or itsAttribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(b)Fundamental Transaction. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4(b), including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for the Company (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of this Warrant prior to the applicable Fundamental Transaction, such shares of common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant. Notwithstanding the foregoing, and without limiting Section 1(d) hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 4(b) to permit the Fundamental Transaction without the assumption of this Warrant. In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) (collectively, the “Corporate Event Consideration”) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant). The provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder. The provisions of this Section 4(b) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events.

5.NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Warrants, the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

6.WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders; provided, that, the Company shall not be obligated to provide such copies under this Section 6 if such notice and other information given to stockholders of the Company is publicly available on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval system.

7.REISSUANCE OF WARRANTS.

(a)Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (but without the obligation to post a bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender.

(d)Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8.NOTICES.Whenever notice is required to be given under this Warrant, including, without limitation, an Exercise Notice, unless otherwise provided herein, such notice shall be given in writing, (i) if delivered (a) from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, electronic mail or by facsimile or (b) from outside the United States, by International Federal Express, electronic mail or facsimile, and (ii) will be deemed given (A) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (B) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (C) if delivered by International Federal Express, two (2) Business Days after so mailed and (D) at the time of transmission, if delivered by electronic mail to each of the email addresses specified in this Section 8 prior to 5:00 p.m. (New York time) on a Trading Day, (E) the next Trading Day after the date of transmission, if delivered by electronic mail to each of the email addresses specified in this Section 8 on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day and (F) if delivered by facsimile, upon electronic confirmation of delivery of such facsimile, and will be delivered and addressed as follows:

(i)if to the Company, to:

American Oncology Network, Inc.
14543 Global Pkwy STE 110,
Fort Myers, FL 33913,
Attention: Chief Financial Officer
Email: david.gould@aoncology.com

With a copy (which will not constitute notice) to:

American Oncology Network, Inc.
14543 Global Pkwy STE 110,
Fort Myers, FL 33913,
Attention: General Counsel
Email: erica.mallon@aoncology.com

(ii)if to the Holder, at such address or other contact information delivered by the Holder to Company or as is on the books and records of the Company.

The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) no later than two (2) Business Days following any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) of the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, in each case at the same time as it provides such notice to the holders of Common Stock.

9.AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

10.GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of Wilmington, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 8(i) above or such other address as the Company subsequently delivers to the Holder and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE, AND AGREE NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

11.DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within two (2) Business Days of receipt of the Exercise Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile or electronic mail (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

12.REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.

The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13.TRANSFER; SIGNATURE. This Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company. This Warrant may be executed by facsimile signature or electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com).

14.SEVERABILITY; CONSTRUCTION; HEADINGS. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

15.DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries, the Company shall publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice by the Company contains material, nonpublic information relating to the Company or its subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its subsidiaries.

16.CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(d)“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, as such terms are used in and construed under Rule 405 under the Securities Act.

(e)“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Date of Issuance of this Warrant, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(f)“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(g)“Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (iii) a merger in connection with a bona fide acquisition by the Company of any Person in which (x) the gross consideration paid, directly or indirectly, by the Company in such acquisition is not greater than 20% of the Company’s market capitalization as calculated on the date of the consummation of such merger and (y) such merger does not contemplate a change to the identity of a majority of the board of directors of the Company. Notwithstanding anything herein to the contrary, any transaction or series of transaction that, directly or indirectly, results in the Company or the

Successor Entity not having Common Stock or common stock, as applicable, registered under the 1934 Act and listed on an Eligible Market shall be deemed a Change of Control.

(h)“Class A Common Stock” the Company’s Class A Common Stock, par value $0.0001 per share, and (ii) any capital stock into which such Class A Common Stock shall have been changed or any capital stock resulting from a reclassification of such Class A Common Stock.

(i)“Common Stock” means (i) the Company’s Class B Common Stock, par value $0.0001 per share, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock.

(j)“Convertible Securities” means any stock, debt or securities or other contractual rights (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(k)“Eligible Market” means The Nasdaq Capital Market, the NYSE American LLC, The Nasdaq Global Select Market, The Nasdaq Global Market or The New York Stock Exchange, Inc.

(l)“Fundamental Transaction” means a transaction in which (A) the Company, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidates or merges with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) makes, or allows one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganizes, recapitalizes or reclassifies its shares of Common Stock, (B) the Company, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allows any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act),directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Common Stock without approval of the stockholders of the Company or (C) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(m)“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(n)“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities, but excludes, for the avoidance of doubt, any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities issued pursuant to an incentive award plan of the Company.

(o)“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(p)“Principal Market” means the national securities exchange or other trading market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Issuance Date shall be the Nasdaq Stock Market.

(q)“Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(r)“Successor Entity” means one or more Person or Persons formed by, resulting from or surviving any Fundamental Transaction or Change of Control or one or more Person or Persons with which such Fundamental Transaction or Change of Control shall have been entered into.

(s)“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

AMERICAN ONCOLOGY NETWORK, INC.

The undersigned holder hereby exercises the right to purchase                   shares of Common Stock (“Warrant Shares”) of American Oncology Network, Inc., a company organized under the laws of Delaware (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as: a “Cash Exercise” with respect to                   Warrant Shares

2. Payment of Exercise Price. The holder shall pay the Aggregate Exercise Price in the sum of $                  to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder                   Warrant Shares in accordance with the terms of the Warrant.

Date:	,

Name of Registered Holder

By:
Name:
Title:

Exhibit F

Company Class B-1 Unit Award Schedule

[Omitted]

Exhibit F to Business Combination Agreement

Annex B

AMENDED AND RESTATED SPONSOR SUPPORT AGREEMENT

This AMENDED AND RESTATED SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of January 6, 2023, is made by and among Digital Transformation Opportunities Corp., a Delaware corporation (“Acquiror”), Digital Transformation Sponsor LLC, a Delaware limited liability company (“Sponsor”) and the other Persons set forth on Schedule I hereto (together with Sponsor, the “Supporting Sponsor Shareholders”) and American Oncology Network, LLC, a Delaware limited liability company (the “Company”). Acquiror, the Supporting Sponsor Shareholders and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).

WHEREAS, the parties entered into that certain Sponsor Support Agreement, dated as of October 5, 2022 (the “Original Support Agreement”).

WHEREAS, Acquiror and the Company have entered into that certain Amended and Restated Business Combination Agreement, dated as of the date hereof (as amended and restated, the “Combination Agreement”);

WHEREAS, as of the date hereof, the Supporting Sponsor Shareholders collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 8,112,500 shares of Acquiror Common Stock in the aggregate as set forth on Schedule I attached hereto (any shares of Acquiror Common Stock held of record or beneficially by the Supporting Sponsor Shareholders, collectively, the “Subject Acquiror Securities”);

WHEREAS, it is contemplated that pursuant to the Combination Agreement, Acquiror will acquire equity interests of the Company by means of the Business Combination upon the terms and conditions set forth in the Combination Agreement;

WHEREAS, the Supporting Sponsor Shareholders acknowledge and agree that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement without the Supporting Sponsor Shareholders entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement;

WHEREAS, Section 13(b) of the Original Support Agreement provides that the Original Support Agreement may be amended or modified by a written agreement executed and delivered by Acquiror, the Company and Sponsor; and

WHEREAS, the parties desire to amend and restate the Original Support Agreement in its entirety and enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

1.    Agreement to Vote.    At the Special Meeting, or any other meeting of the shareholders of Acquiror (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Supporting Sponsor Shareholder irrevocably and unconditionally agrees that it shall (a) appear at each such meeting or otherwise cause all of its Subject Acquiror Securities to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Acquiror Securities:

a.in favor of each Transaction Proposal;

b.against any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding) relating to a Business Combination (in each case, other than the Transaction Proposals);

c.against any merger agreement or merger (other than the Combination Agreement and the transactions contemplated thereby, including the Business Combination or the other Transaction Proposals), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; and

d.against any proposal, action or agreement that would reasonably be expected to (i) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Combination Agreement, including the Business Combination or (ii) result in any liquidation, dissolution or other change in Acquiror’s corporate structure or business other than as contemplated by the Combination Agreement.

Each Supporting Sponsor Shareholder hereby agrees that it shall not, in its capacity as a stockholder of the Sponsor, commit or agree to take any action inconsistent with the foregoing, regardless of whether or not the Business Combination or any other transaction contemplated by the Combination Agreement or any action described above is recommended by the Acquiror Board.

2.    No Redemption.    Each Supporting Sponsor Shareholder hereby agrees that it shall not redeem, or submit a request to Acquiror’s transfer agent or otherwise exercise any right to redeem, any Subject Acquiror Securities in connection with the consummation of the transactions contemplated by the Combination Agreement.

3.    Waiver of Anti-dilution Protection.    If a Supporting Sponsor Shareholder holds shares of Acquiror Class B Common Stock, such Supporting Sponsor Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Amended and Restated Certificate of Incorporation of Acquiror, dated as of March 9, 2021 and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which the shares of Acquiror Class B Common Stock held by it convert into shares of Acquiror Class A Common Stock in connection with the consummation of the transactions contemplated by the Combination Agreement.

4.    Supporting Sponsor Shareholder Representations and Warranties.     Each Supporting Sponsor Shareholder represents and warrants to the Company (solely with respect to itself, himself or herself and not with respect to any other Supporting Sponsor Shareholder) as follows:

a.Such Supporting Sponsor Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.

b.If such Supporting Sponsor Shareholder is not an individual, such Supporting Sponsor Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If such Supporting Sponsor Shareholder is an individual, such Supporting Sponsor Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such Supporting Sponsor Shareholder. This Agreement has been duly and validly executed and delivered by such Supporting Sponsor Shareholder and constitutes the valid, legal and binding agreements of such Supporting Sponsor Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against such Supporting Sponsor Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

c.Such Supporting Sponsor Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Supporting Sponsor Shareholder’s Subject Acquiror Securities and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Acquiror Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Acquiror Securities, other than Liens pursuant to (i) this Agreement, (ii) the governing documents of Acquiror, (iii) the Combination Agreement, (iv) the Letter Agreement, dated as of March 9, 2021, by and among Acquiror, Sponsor and the members of Acquiror’s board of directors and/or management team, (v) the Registration and Stockholder Rights Agreement, dated as of March 9, 2021, by and among Acquiror, Sponsor and the holders signatory thereto or (vi) any applicable securities Laws. Such Subject Acquiror Securities are the only equity securities in Acquiror owned of record or beneficially by such Supporting Sponsor Shareholder on the date of this Agreement, and none of such Subject Acquiror Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Acquiror Securities other than this Agreement. Other than the Acquiror Warrants held by such Supporting Sponsor Shareholder, such Supporting Sponsor Shareholder does not hold or own any rights, options, warrants to acquire (directly or indirectly) any Equity Securities of Acquiror or any Equity Securities, debt or loans convertible into, or which can be exchanged for, Equity Securities of Acquiror.

d.The execution and delivery of this Agreement by such Supporting Sponsor Shareholder does not, and the performance by such Supporting Sponsor Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which such Supporting Sponsor Shareholder is subject or by which any property or asset of such Supporting Sponsor Shareholder is bound, (ii) conflict with or result in a violation of the governing documents of such Supporting Sponsor Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon such Supporting Sponsor Shareholder or, if such Supporting Sponsor Shareholder is an entity, its Equity Securities or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by such Supporting Sponsor Shareholder of its obligations under this Agreement.

e.No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of such Supporting Sponsor Shareholder with respect to such Supporting Sponsor Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

f.As of the date hereof, there are no Actions pending against such Supporting Sponsor Shareholder, or to the knowledge of such Supporting Sponsor Shareholder, threatened against such Supporting Sponsor Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Supporting Sponsor Shareholder of its obligations under this Agreement.

g.Except as described in Section 5.07 of the Acquiror disclosure schedules to the Combination Agreement, no broker, finder, investment banker or other similar Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Combination Agreement based upon arrangements made by such Supporting Sponsor Shareholder, for which Acquiror or any of its Affiliates may become liable.

5.    Transfer Restrictions; Earn-out Provisions.

a.Each Supporting Sponsor Shareholder acknowledge and agree that with respect to any shares of Acquiror Class A Common Stock received by each Supporting Sponsor Shareholder (the “Sponsor Shares”), it shall not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, assign, encumber, pledge, hypothecate, or otherwise transfer or dispose of, directly or indirectly, any such Sponsor Shares, or (b) enter into any hedge, swap, put, call, short sale, derivative or other arrangement with respect to such Sponsor Shares or (c) transfer any of the economic consequences of ownership, in whole or in part, of such Sponsor Shares, in each case, until the end of the day that is twelve (12) months after the Closing Date (such period of time, the “Sponsor Lock-Up Period”).

b.Notwithstanding the foregoing, the Sponsor agrees that, as of the Closing Date, 35% of the Sponsor Shares held by the Sponsor as of such time (the “Sponsor Earnout Shares”) shall be subject to the following vesting and forfeiture provisions. The Sponsor agrees that it shall not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, assign, encumber, pledge, hypothecate, or otherwise transfer or dispose of, directly or indirectly, any Sponsor Earnout Shares, or (2) enter into any hedge, swap, put, call, short sale, derivative or other arrangement with respect to any Sponsor Earnout Shares or (3) transfer any of the economic consequences of ownership, in whole or in part, of any Sponsor Earnout Shares (any of the foregoing actions referred to in clauses (1) through (3), a “Transfer”) prior to the later of (x) the expiration of the Sponsor Lock-Up Period and (y) the date such Sponsor Earnout Shares are released pursuant to this Section 5(b). The Sponsor acknowledges that the Sponsor Earnout Shares shall be legended to reflect that such shares are subject to vesting restrictions pursuant to this Agreement.

(i)    The Sponsor Earnout Shares shall vest as follows:

(1)    The Sponsor Earnout Shares shall be released at such time as the VWAP of Acquiror Class A Common Stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30 consecutive Trading Day period beginning after the Closing Date and ending sixty (60) months following the Closing Date.

(2)    All of the Sponsor Earnout Shares shall be released immediately upon the consummation of an Acquiror Sale within the sixty (60) month period following the Closing Date. “Acquiror Sale” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity securities that represent more than 50% of the total voting power of Acquiror or (ii) a sale or disposition of all or substantially all of the assets of Acquiror and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Acquiror (or any successor to Acquiror) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the equity securities of Acquiror immediately prior to such transaction (or series of related transactions).

(ii)    If the Sponsor Earnout Shares are not released in accordance with Section 5(b)(i) on or before the date that is sixty (60) months after the Closing Date, the Sponsor Earnout Shares will be forfeited immediately following such date. The Sponsor Earnout Shares that are forfeited pursuant to this Section 5(b)(ii) shall be transferred by Sponsor to Acquiror, without any consideration for such Transfer, and cancelled.

(iii)    “Trading Day” means any day on which Acquiror Class A Common Stock are actually traded on the principal securities exchange or securities market on which Acquiror Class A Common Stock are then traded.

(iv)    “VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of Acquiror.

6.    Good Faith Efforts.    From the date hereof through the Closing Date, the Sponsor shall use good faith efforts to (i) assist Acquiror and the Company to the extent reasonably required in connection with any such party’s efforts to secure back-stop and/or non-redemption agreements with beneficiaries of funds deposited in the Trust Account and (ii) reduce or eliminate the amount of deferred underwriting commissions payable by or on behalf of Acquiror.

7.    Certain Fee Limitations.    The Supporting Sponsor Shareholders agree that they will not be entitled to any fees or loan repayments (excluding deferred underwriters fees, any Company Termination Fee and any loans described in Section 8 herein) in excess of $10 million in the aggregate without the prior written consent of the Company.

8.    Certain Reimbursement Obligations; Loan Obligation.    Sponsor agrees that, if Acquiror has not made the payment to the Company contemplated by Section 10.02(c) of the Combination Agreement within five (5) Business Days after it is required to be paid pursuant to 10.02(c) of the Combination Agreement, Sponsor shall make such payment to the Company. Sponsor agrees that if Acquiror is required to deposit funds to the Trust Account to obtain approval of the Extension Proposal pursuant to Section 8.01(d) of the Combination Agreement, Sponsor will loan all such required funds to Acquiror on reasonable or market terms.

9.     Termination.    Except as provided below, this Agreement and all of its provisions shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (a) the expiration of the Sponsor Lock-Up Period, (b) the termination of the Combination Agreement in accordance with Article X thereof, and (c) the written agreement of Acquiror, the Company and Sponsor. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 9 shall not affect any liability on the part of any party for any breach of any covenant or agreement set forth in this Agreement prior to such termination. This Section 9, together with Section 5(b), Section 8 and Sections 11 through 13 of this Agreement, shall survive any termination of this Agreement.

10.    No Third Party Beneficiaries.    This Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties, partners or participants in a joint venture.

11.    Notices.    All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day) (a) in the case of the Company or Acquiror, in accordance with Section 11.02 of the Combination Agreement and (b) in the case of each Supporting Sponsor Shareholder, to the address set forth next to each Supporting Sponsor Shareholder’s name on Schedule I hereto.

12.    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

13.    Miscellaneous.

a.    This Agreement, together with the other agreements referenced herein, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Combination Agreement. This Agreement may not be assigned by any party (whether by operation of law or otherwise) without the prior written consent of Acquiror, the Company and Sponsor. Any attempted assignment of this Agreement not in accordance with the terms of this Section 13(a) shall be void.

b.    This Agreement may be amended or modified only by a written agreement executed and delivered by Acquiror, the Company and Sponsor, and any purported amendment by any party or parties effected in a manner which does not comply with this Section 13(b) shall be void, ab initio.

c.    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

d.    Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13(d). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

e.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

f.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

g.    The parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or otherwise (and each party hereby waives any requirement for the se-curing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

By:	/s/ Kevin Nazemi

Name: Kevin Nazemi
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

AMERICAN ONCOLOGY NETWORK, LLC

By:	/s/ Todd Schonherz
Name: Todd Schonherz
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

DIGITAL TRANSFORMATION SPONSOR LLC:

By:	/s/ Kevin Nazemi
Name: Kevin Nazemi
Title: Manager

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SUPPORTING SPONSOR SHAREHOLDER:

/s/ Kevin Nazemi
Kevin Nazemi

[Signature Page to Sponsor Support Agreement]

SCHEDULE I

Supporting Sponsor Shareholder	Address	Subject Acquiror Securities
Kevin Nazemi	10250 Constellation Blvd, Suite 23126, Los Angeles, CA 90067	8,112,500

[Signature Page to Sponsor Support Agreement]

Annex C

Final Form

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement” as amended, restated, supplemented, or otherwise modified from time to time) dated as of [   ], 2023, is made and entered into by and among American Oncology Network, Inc. (formerly known as Digital Transformation Opportunities Corp.), a Delaware corporation (the “Company”), Digital Transformation Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed on the signature page hereto under “Holders” (each such party, together with any person or entity who hereafter becomes a party to this Agreement pursuant, a “Holder” and collectively the “Holders”).

WHEREAS, the Company and the Sponsor have entered into that certain Securities Subscription Agreement, dated as of January 8, 2021, pursuant to which the Sponsor purchased an aggregate of 7,187,500 shares of the Class B common stock, par value $0.0001 per share;

WHEREAS, the Company subsequently effected a stock dividend resulting in the Sponsor holding an aggregate of 8,625,000 shares of the Class B Common Stock (the “Founder Shares”);

WHEREAS, the Founder Shares are convertible into shares of the Class A Common Stock, par value $0.0001 per share, at the time of the Business Combination on a one-for-one basis, subject to adjustment, on the terms and conditions provided in the Company’s amended and restated certificate of incorporation, as may be amended from time to time;

WHEREAS, on March 9, 2021, the Company and the Sponsor entered into that certain Private Placement Warrant Purchase Agreement, pursuant to which the Sponsor agreed to purchase 5,666,667 warrants (or up to 6,266,667 warrants if the over-allotment option in connection with the Company’s initial public offering is exercised in full) (together with all other warrants issued by the Company to the Sponsor on substantially the same terms, the “Private Placement Warrants”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering, each Private Placement Warrant entitling the holder to purchase one share of Common Stock at an exercise price of $11.50 per share;

WHEREAS, the Company, the Sponsor and the other parties thereto (collectively, the “Existing Holders”) entered that certain registration and stockholder rights agreement, dated as of March 9, 2021 (the “Original RRA”) pursuant to which certain Holders are entitled to registration rights;

WHEREAS, the Company and American Oncology Network, LLC, a Delaware limited liability company (“AON”), entered into that certain Business Combination Agreement dated as of October 5, 2022 (as it may be amended from time to time in accordance with the terms thereof the “BCA”) in connection with the business combination of the Company and AON (the “Business Combination”) and other transactions contemplated therein;

WHEREAS, concurrently with the execution of the BCA, the Sponsor, its Affiliates and certain stockholders of the Company have entered into the Sponsor Agreement (the “Sponsor Agreement”);

WHEREAS, upon the consummation of the Business Combination, AON, the Company, as the managing member of AON, and each of the other parties thereto entered into that certain third amended and restated operating agreement of AON dated as of the date hereof (as it may be further amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “LLC Agreement”);

WHEREAS, pursuant to Section 6.8 of the Original RRA, the provisions, covenants and conditions set forth in the Original RRA may be amended or modified upon the written consent of the Company and the holders of a majority-in-interest of the Registrable Securities (as such term is defined in the Original RRA); and

WHEREAS, in connection with the execution of this Agreement, the Company and the Existing Holders desire to amend and restate the Original RRA in its entirety as set forth herein and enter into this Agreement, pursuant to which the Company shall provide the Holders with certain rights relating to the registration of the Registrable Securities on the terms and conditions set forth below;

NOW,THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Additional Holder” shall have the meaning given in Section 7.13 hereof.

“Additional Holder Common Stock” shall have the meaning given in Section 7.13 hereof.

“Additional Registrable Security” shall mean (i) any shares of Class A Common Stock issued by the Company to a Holder in connection with the redemption by a Holder of Common Units owned by any Holder and (ii) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or any principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” shall have the meaning given in the Preamble hereto

“Amended and Restated Company Certificate of Incorporation” shall mean the Amended and Restated Acquiror Certificate of Incorporation, as defined in the BCA.

“AON” shall have the meaning given in the Preamble hereto.

“AON Lock-Up Period” shall mean, with respect to the Exchange Shares, the period beginning on the Closing Date and ending on the day that is six (6) months after the Closing Date.

“BCA” shall have the meaning given in the Recitals hereto.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Closing” shall have the meaning given in the BCA.

“Closing Date” shall have the meaning given in the BCA.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means, collectively, Class A Common Stock and Class B Common Stock.

“Common Units” shall have the meaning given in the LLC Agreement.

“Company” is defined in the preamble to this Agreement and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” is defined in Section 2.1.5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc. or any successor thereto.

“Form S-1 Shelf” shall have the meaning given in Section 2.1 hereof.

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Holder Indemnified Party” is defined in Section 4.1.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Registrable Security” shall mean (i) any shares of the Class A Common Stock issued in connection with the any exchange or redemption of Common Units and Class B Common Stock issued pursuant to the terms of the LLC Agreement or Amended and Restated Company Certificate of Incorporation, as applicable (collectively, the “Exchange Shares”); and (ii) (a) the shares of Class A Common Stock issued or issuable upon the conversion of any Founder Shares, (b) the Private Placement Warrants (including any shares of the Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) any outstanding shares of Class A Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of the Original RRA, and (d) any other equity security of the Company issued or issuable with respect to any such shares of Class A Common Stock by way of a stock dividend or stock split or other distribution or in connection with a combination of shares, recapitalization or reclassification or other similar transaction, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Issuer Shelf Registration Statement” shall have the meaning given in Section 2.1.2 hereof.

“Joinder” shall have the meaning given in Section 7.10 hereof.

“LLC Agreement” shall have the meaning given in the Recitals hereto.

“Lock-Up” shall have the meaning given in Section 6.1 hereof.

“Lock-Up Period” means, collectively, the AON Lock-Up Period and the Sponsor Lock-Up Period.

“Lock-Up Shares” shall mean, (i) with respect to the any Holder that is a party to the Sponsor Agreement, any shares of Class A Common Stock held by such Holder during the Sponsor Lock-Up Period; and (ii) any Exchange Share during the AON Lock-Up Period.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.5 hereof.

“Notices” is defined in Section 7.3.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferee” is defined in Section 6.2.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind

“Piggy-Back Registration” is defined in Section 2.2.1.

“PIPE Investors” shall have the meaning given in the BCA.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” means collectively the Initial Registrable Securities and the Additional Registrable Securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Class A Common Stock is then listed;

(b)fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)fees and disbursements of underwriters customarily paid by issuers of securities in a secondary offering, but excluding underwriting discounts and commissions and transfer taxes, if any, with respect to Registrable Securities sold by Holders;

(d)printing, messenger, telephone and delivery expenses;

(e)reasonable fees and disbursements of counsel for the Company;

(f)reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(g)reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.

“Registration Statement” means any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and, in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to, and all material incorporated by reference in, such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.6 hereof.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf” shall mean the Form S-1 Shelf, any Issuer Shelf Registration Statement or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggy-Back Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Lock-Up Period” shall mean, with respect to each Holder that is a party to the Sponsor Agreement, the period beginning on the Closing Date and ending on the day that is twelve (12) months after the Closing Date.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.3 hereof.

“Total Limit” shall have the meaning given in Section 2.1.5 hereof.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3 hereof.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.5 hereof.

“Withdrawal Notice” shall have the meaning given in Section 2.1.7 hereof.

“Yearly Limit” shall have the meaning given in Section 2.1.5 hereof.

2.REGISTRATION RIGHTS.

2.1.Shelf Registration.

2.1.1.Filing. The Company shall, subject to Section 3.4 hereof, submit or file within 30 days of the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering the resale of all the Initial Registrable Securities (determined as of two business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have the Shelf declared effective after the filing thereof, but no later than the earlier of (a) the 60th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4 hereof, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.

2.1.2.Issuer Shelf Registration. The Company shall, subject to Section 3.4 hereof, submit or file within 90 days of the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable thereafter, a Registration Statement on an appropriate form covering issuance and resale of the Additional Registrable Securities on a delayed or continuous basis (an “Issuer Shelf Registration Statement”). Such Shelf shall provide for the registered resale of all the Additional Registrable Securities by their Holders from time to time in accordance with the methods of distribution elected by the Holders and set forth therein. Subject to Sections 2.1.3 and 3.4 hereof, the Company shall maintain an Issuer Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep an Issuer Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Additional Registrable Securities.

2.1.3.Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4 hereof, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.

2.1.4.New Registrable Securities. Subject to Section 3.4 hereof, in the event that any Holder or Holders, collectively, hold Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of any Holder or the Sponsor, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then-available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that (i) the Company shall only be required to cause such Registrable Securities to be so covered if the total offering price thereof is reasonably expected to exceed, in the aggregate, $25 million and (ii) the Company shall only be required to cause such Registrable Securities to be so covered once per calendar year.

2.1.5.Requests for Underwritten Shelf Takedowns. Following the expiration of the applicable Lock-Up Period, at any time and from time to time when an effective Shelf is on file with the Commission, any Holder or the Sponsor (any of the Holders or the Sponsor, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders, collectively, on the one hand, and the Sponsor, on the other hand, may each demand Underwritten Shelf Takedowns pursuant to this Section 2.1.5 (i) not more than two times in any 12-month period (the “Yearly Limit”) and (ii) not more than five times in the aggregate (the “Total Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.6.Reduction of Underwritten Offering. If the managing Underwriter or Underwriters for an Underwritten Shelf Takedown advises the Company, the Demanding Holders and the Holders requesting registration pursuant to Section 2.2 of this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders and the Requesting Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, that have been requested to be sold in such Underwritten Offering pursuant to written contractual Piggy-Back Registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such Underwritten Offering (i) first, the Registrable Securities of the Demanding Holders and Requesting Holders (pro rata in accordance with the number of Registrable Securities that each such Person has requested be included in such Underwritten Shelf Takedown, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares, and (ii) second, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares.

2.1.7.Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown may elect to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever by giving written notice (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their request to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall not constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.5 hereof and shall not count toward the Yearly Limit and the Total Limit; provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Demanding Holders for purposes of Section 2.1.5 hereof and shall count toward the Yearly Limit and the Total Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.7.

2.2.Piggy-Back Registration.

2.2.1.Piggy-Back Rights. If the Company or any Holder proposed to consummate a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company or (v) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed offering to the Sponsor and Holders as soon as practicable but in no event less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the Sponsor and Holders in such notice the opportunity to include in such registered offering such number of shares of Registrable Securities as such Persons may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). Subject to Section 2.2.2 hereof, the Company shall cause such Registrable Securities to be included in such Piggy-Back Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggy-Back Registration to permit the Registrable Securities requested by the Sponsor or Holder pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of the Sponsor’s or any Holder’s Registrable Securities in a Piggy-Back Registration shall be subject to such Person’s agreement to enter into an underwriting agreement and “lock-up” agreement, in each case, in customary form with the Underwriter or Underwriters selected for such Underwritten Offering.

2.2.2.Reduction of Piggy-Back Registration. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an Underwritten Offering advises the Company and the Sponsor and Holders participating in the Piggy-Back Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company or the Sponsor or Holders desires to sell, taken together with shares of Common Stock or other equity securities, if any, as to which Registration or registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the holders of Registrable Securities hereunder, the Registrable Securities as to which Registration has been requested under this Section 2.2, and the shares of Class A Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Shares, then:

(a)If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities of the Sponsor and Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata, based on the respective number can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual Piggy-Back Registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

(b)If the Registration or registered offering is a “demand” registration undertaken at the demand of persons other than either the Sponsor and Holders, then the Company shall include in any such Registration or registered offering: (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares; and

(c)If the Registration or registered offering is pursuant to a request by the Sponsor or Holder(s) pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.6 hereof.

2.2.3.Withdrawal. Any holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.7 hereof) may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement with respect to such Piggy-Back Registration or, in the case of a Piggy-Back Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggy-Back Registration used for marketing such transaction. The Company (whether on its own determination or as the result of a withdrawal by persons or entities making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.2.4.Unlimited Piggy-Back Registration Rights. For the avoidance of doubt, any Piggy-Back Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1 hereof and shall not count toward the Yearly Limit or the Total Limit. The holders of Registrable Securities may participate in an unlimited number of Piggy-Back Registrations.

2.3.Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company or any Company-initiated Registration for the account of the Company (subject to the Company’s compliance with Section 2.2 hereof), each Holder that is an executive officer, director or Holder in excess of 1.0% of the then-outstanding Class A Common Stock agrees that it shall not Transfer any shares of Class A Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except as expressly permitted by such lock-up agreement or in the event the Underwriters managing the offering otherwise consent in writing. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as the Company’s directors and executive officers or the other stockholders of the Company). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggy-Back Registration any Registrable Securities that are then subject to a “lock-up” agreement.

3.REGISTRATION PROCEDURES.

3.1.Filings; Information. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect the Registration and permit the sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1.Filing Registration Statement. The Company shall use its commercially reasonable efforts to, as expeditiously as reasonably practicable, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective until all Registrable Securities have ceased to be Registrable Securities.

3.1.2.Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Sponsor and Holders of Registrable Securities included in such Registration, and the Sponsor’s and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Underwriters, if any, and the Sponsor and Holders of Registrable Securities included in such Registration or legal counsel for the Sponsor and any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by the Sponsor and such Holders.

3.1.3.Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith, as may be reasonably requested by any holder of Registrable Securities that holds at least 5% percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4.Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

3.1.5.State Securities Laws Compliance. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Sponsor and Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence reasonably satisfactory to the Sponsor and such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Sponsor and Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6.Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No Holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Holder’s material agreements and organizational documents, and with respect to written information relating to such Holder that such Holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7.Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential Holders.

3.1.8.Records. The Company shall make available for inspection by the Sponsor and Holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement; provided, however, that the Sponsor, such Holders or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information.

3.1.9.Opinions and Comfort Letters. The Company shall: (i) on the date the Registrable Securities are delivered for sale pursuant to such Registration, if requested by the Underwriter(s), if any, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letter are being given as are customarily included in such opinions and negative assurance letters, as well as furnish to the Sponsor and each Holder of Registrable Securities included in such Registration, addressed to such Person, such opinion (but, for avoidance of doubt, not such “negative assurance letter”) (provided that such opinion need not permit the Sponsor or such Holders to rely on provisions or paragraphs of such opinion not customarily relied upon by selling securityholders); and (ii) obtain a “cold comfort” letter, and a bring-down thereof, from the Company’s independent registered public accountants in the event of an Underwritten Offering which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each Holder of Registrable Securities included in such Registration Statement, at any time that such Holder elects to use a prospectus, a customary opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10.Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11.Listing; Transfer Agent. The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration. The Company shall provide a transfer agent or warrant agent, as applicable, and registrar for all Registrable Securities no later than the effective date of such Registration Statement.

3.1.12.Road Show. If the registration involves the registration of Registrable Securities involving anticipated gross proceeds in excess of $25 million, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering (it being agreed that such “road show” may utilize videoconferencing).

3.2.Obligation to Suspend Distribution; Adverse Disclosure. Upon receipt of written notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended Prospectus contemplated by Section 3.1.4(iv), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than one hundred twenty (120) days in any 12-month period, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.3.

3.3.Registration Expenses. The Company shall bear all Registration Expenses incurred in connection with any Registrations, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts or selling commissions shall be borne by such Holders. Additionally, in an underwritten offering, all Holders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4.Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws. In addition, each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

4.INDEMNIFICATION AND CONTRIBUTION.

4.1.Indemnification by the Company. The Company agrees to indemnify and hold harmless the Sponsor and each Holder and each other holder of Registrable Securities, and each of their respective officers, employees, Affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Holder and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Holder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Holder Indemnified Party for any reasonable legal and any other reasonable out-of-pocket expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action whether or not any such person is a party to any such claim or action and including any and all legal and other expenses incurred in giving testimony or furnishing documents in response to a subpoena or otherwise; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Holder Indemnified Party expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, Affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2.Indemnification by Holders of Registrable Securities. Subject to the limitations set forth in Section 4.4.3 hereof, each Holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such Holder, indemnify and hold harmless the Company, each of its directors, officers, agents and each person who controls the Company, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission (or the alleged omission) to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such Holder.

4.3.Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, promptly notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written advice of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4.Contribution.

4.4.1.If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable or insufficient to hold harmless any Indemnified Party in respect of any expenses, loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2.The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3.The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) with respect to any action shall be entitled to contribution in such action from any person who was not guilty of such fraudulent misrepresentation. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.4.4.Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provision in the underwriting agreement shall control.

5.UNDERWRITING AND DISTRIBUTION.

5.1.Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6.LOCK-UP.

6.1.Lock-Up. Subject to Section 6.2 hereof, the Sponsor and the Holders agree that they shall not Transfer any Lock-Up Shares until the end of the applicable Lock-Up Period (the “Lock-Up”).

6.2.Permitted Transferees. Notwithstanding the provisions set forth in Section 6.1 hereof, the Sponsor, the Holders or their respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period to: (a) the Company’s officers or directors, any Affiliates or family members of any of Company’s officers or directors, the Sponsor, any Affiliate of the Sponsor or to any member(s) of the Sponsor, any Affiliates of such members and funds and accounts advised by such members, or any limited partners of any such funds that are invested in the Sponsor; (b) in the case of an individual, a transferee by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (c) in the case of an individual, a transferee by virtue of the laws of descent and distribution upon death of such person; (d) in the case of an individual, a transferee pursuant to a qualified domestic relations order; (e) an entity that is an Affiliate of the holder; (f) a transferee by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; (g) a transferee in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of an initial Business Combination; or (h) the Company for no value for cancellation in connection with the consummation of the Company’s initial Business Combination; provided, however, that, in the case of clauses (a) through (g) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions and the other restrictions contained herein.

7.MISCELLANEOUS.

7.1.Other Registration Rights. The Company represents and warrants that no person or entity, other than the Sponsor, the Holders and the PIPE Investors has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company (i) represents and warrants that no subscription agreement or warrant agreement has been amended in any manner since its applicable effective date and (ii) shall not amend the subscription agreements or the warrant agreements in any manner that would provide to any party thereto registration rights superior to the rights of the other Holders set forth herein unless the Company amends this Agreement to provide substantially similar rights to the other Holders. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

7.2.Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part, except with the consent of the Sponsor and each Holder party hereto. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Sponsor, Holders or holder of Registrable Securities or of any assignee of the Sponsor, Holders or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 7.2.

7.3.Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

(a)If the Company, to:

American Oncology Network, Inc.
14543 Global Pkwy STE 110
Fort Myers, FL 33913
Attention:
E-mail:

with a copy (which shall not constitute notice) to

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Ilan Katz and Brian Lee
Email: ilan.katz@dentons.com and brian.lee@dentons.com

(b)If to the Sponsor or any Holder, to the address set forth below the Sponsor’s or such Holder’s name on Exhibit A hereto. Any notice to the Sponsor shall include a copy (which shall not constitute notice) to:

Paul Hastings LLP
1999 Avenue of the Stars, 27th Floor
Los Angeles, CA 90067
Attention: David M. Hernand and Jonathan Ko
E-mail: davidhernand@paulhastings.com and jonathanko@paulhastings.com

7.4.Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

7.5.Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

7.6.Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

7.7.Modifications and Amendments. Upon the written consent of (i) the Company and (ii) the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that, notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects the Sponsor or one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity), shall require the consent of the Sponsor or Holder so affected. No course of dealing between the Sponsor, any Holder or the Company and any other party hereto or any failure or delay on the part of the Sponsor, a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of the Sponsor, any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

7.8.Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

7.9.Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

7.10. Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Sponsor, Holder or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

7.11. Governing Law. Venue. Waiver of Trial by Jury. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Any action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action brought pursuant to this Section 7.11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

7.12. Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) with respect to the Sponsor or any Holder, the date that such Person no longer holds any Registrable Securities.

7.13. Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, the Company may make any person or entity who acquires Class A Common Stock or rights to acquire Class A Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Class A Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Final Form

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

AMERICAN ONCOLOGY NETWORK, INC., a
Delaware corporation

By:
Name:
Title:

HOLDERS:

DIGITAL TRANSFORMATION SPONSOR LLC, a
Delaware limited liability company

By:
Name:
Title:

OTHER HOLDERS:

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

Final Form

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [           ], 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), among American Oncology Network, Inc. (formerly known as Digital Transformation Opportunities Corp.), a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Class A Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Class A Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [ ].

Accordingly, the undersigned has executed and delivered this Joinder as of the                                       day of                , 20                 .

Signature of Stockholder

Print Name of Stockholder

Its:

Address:

[Exhibit A to Registration Rights Agreement]

Annex D

Final Form

AMERICAN ONCOLOGY NETWORK, LLC

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [                     ], [                     ]

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

Schedules

Schedule 1	—	Schedule of Pre-Business Combination Members
Schedule 2	—	Schedule of Members
Schedule 3	—	Initial Officers

Exhibits

Exhibit A	—	Form of Joinder Agreement
Exhibit B-1	—	Form of Agreement and Consent of Spouse
Exhibit B-2	—	Form of Spouse’s Confirmation of Separate Property

AMERICAN ONCOLOGY NETWORK, LLC

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) of American Oncology Network, LLC, a Delaware limited liability company (the “Company”), dated as of [                 ], [                 ] (the “Effective Date”), is entered into by and among the Company, [American Oncology Network, Inc.], a Delaware corporation (the “Corporation”), and each of the other Members (as defined herein).

RECITALS

WHEREAS, unless the context otherwise requires, capitalized terms used herein have the respective meaning ascribed to them in Article I;

WHEREAS, the Company was formed as a limited liability company with the name “American Oncology Network, LLC”, pursuant to and in accordance with the Delaware Act by the filing of the Certificate with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Delaware Act on February 23, 2017;

WHEREAS, prior to the Business Combination, the Company was governed by that certain Second Amended and Restated Limited Liability Company Agreement of the Company, effective as of March 4, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with all schedules, exhibits and annexes thereto, the “Prior LLC Agreement”), which the parties listed on Schedule 1 hereto executed in their capacity as members (including pursuant to consents and joinders thereto) (collectively, the “Pre-Business Combination Members”);

WHEREAS, in connection with the Business Combination, among other things, (a) the Company and the Pre-Business Combination Members shall convert all of the Original Units into Common Units (the “Recapitalization”) as provided herein, (b) the Corporation shall be issued Common Units and admitted as a Member in exchange for the contribution of the Aggregate Cash Raised and the issuance of Class B Common Stock, (c) the Company shall distribute the Class B Common Stock to the Pre-Business Combination Members in accordance with the terms of the Business Combination Agreement, (d) the Company shall deliver to the holders of Original Class A Units and Original Class A-1 Units an amount in cash equal to such holder’s Preferred Return (or only to holders of Original Class A Units if the holder of Original Class A-1 Units elects to receive additional shares of Common Units in lieu of cash as provided in the Business Combination Agreement) and (e) the holders of Common Units shall have the right, but not the obligation, to exchange the Company Common Units for Class A Common Stock, as provided herein; and

WHEREAS, in connection with the foregoing matters, the Company and the Members desire to continue the Company without dissolution and amend and restate the Prior LLC Agreement in its entirety as of, and immediately prior to, the Effective Date to reflect, among other things, (a) the Recapitalization, (b) the addition of nominees of the Corporation and the Majority Members (as defined herein) as the Managers of the Company and (c) the other rights and obligations of the Members, the Company, the Managers and the Corporation, in each case, as provided and agreed upon in the terms of this Agreement as of the Effective Date, at which time the Prior LLC Agreement shall be superseded entirely by this Agreement and shall be of no further force or effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Prior LLC Agreement is hereby amended and restated in its entirety and the Company, the Corporation and the other Members, each intending to be legally bound, each hereby agrees as follows:

ARTICLE I

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a)    reduced for any items described in Treasury Regulation Section 1.704- 1(b)(2)(ii)(d)(4), (5), and (6); and

(b)    increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(l) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Aggregate Cash Raised” has the meaning set forth in the Business Combination Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assignee” means a Person to whom a Unit has been transferred but who has not become a Member pursuant to Article XII.

“Assumed Tax Liability” means, with respect to any Member, an amount equal to the excess of (a) the product of (i) the Distribution Tax Rate multiplied by (ii) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for full or partial Fiscal Years commencing on or after January 1, 2023, less prior losses of the Company allocated to such Member for full or partial Fiscal Years commencing on or after January 1, 2023, in each case, as determined by the Board of Managers and to the extent such prior losses are available to reduce such income over (b) the cumulative Tax Distributions made to such Member after the closing date of the Business Combination pursuant to Sections 4.01(b)(i), 4.01(b)(ii) and 4.01(b)(iii).

“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Closing Date, directly or indirectly managed or advised by a Member’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of a Member or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with a Member or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Class B Common Stock or Common Units could be aggregated with a Member’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively a Member and all other Attribution Parties to the Maximum Percentage.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

(a)    voting power, which includes the power to vote, or to direct the voting of, such security; or

(b)    investment power, which includes the power to dispose of, or to direct the disposition of, such security.

The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Board” or “Board of Managers” has the meaning set forth in Section 6.01.

“Book Value” means, with respect to any property of the Company, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted (as determined by the Board of Managers) by Treasury Regulation Section 1.704-1(b)(2)(iv), except that, in the case of any property contributed to the Company, the Book Value of such property shall initially equal the Fair Market Value of such property at the time of such contribution.

“Business Combination” has the meaning set forth in the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement dated as of October 5, 2022, by and among the Corporation and the Company, as amended and restated as of January 6, 2023.

“Business Day” means any day other than a Saturday, Sunday or day on which banks located in New York City, New York are authorized or required by Law to close.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member (or such Member’s predecessor) contributes (or is deemed to contribute) to the Company pursuant to Article III hereof, net of any liabilities assumed by the Company from such Member in connection with such contribution or to which the contributed property is subject.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Redeemed Units Equivalent.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.

“Change of Control” means the occurrence of any of the following events:

(a)    any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding any “person” or “group” who, on the Closing Date, is the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities)) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;

(b)     (i) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of Corporation or (ii) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or other disposition; or

(c)    there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the Corporate Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(d)    the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who were directors of the Corporation on the Closing Date (for greater certainty, after giving effect to the changes contemplated by the Business Combination Agreement) or any new director whose appointment or election to the Corporate Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors of the Corporation on the Closing Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (d).

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Change of Control Date” has the meaning set forth in Section 10.09(a).

“Change of Control Transaction” means any Change of Control that is approved by the Corporate Board prior to such Change of Control.

“Class A Common Stock” means, as applicable, (a) the shares of Class A common stock, par value $0.0001 per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class A common stock, $0.0001 par value per share, of the Corporation or into which the Class A common stock, $0.0001 par value per share, of the Corporation is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means, as applicable, (a) the shares of Class B Common Stock, par value $0.0001 per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class B common stock, $0.0001 par value per share, of the Corporation or into which the Class B common stock, $0.0001 par value per share, of the Corporation is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Warrant” means, a warrant to purchase shares of Class B Common Stock.

“Closing Date” means the date on which the Business Combination is consummated.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Unit” means a Unit designated as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock on the Stock Exchange, or any other exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the 5 consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on the Stock Exchange or any other securities exchange or automated or electronic quotation system as of any particular Redemption Date, then the Corporation (through a majority of its directors who are disinterested) shall determine the Common Unit Redemption Price in good faith.

“Company” has the meaning set forth in the preamble to this Agreement.

“Confidential Information” has the meaning set forth in Section 15.02(a).

“Corporate Board” means the board of directors of the Corporation.

“Corporate Equity Incentive Plan” means, the AON 2023 Omnibus Incentive Plan, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Corporate Board.

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom the Company or any of its Subsidiaries owes such obligation is not an Affiliate of the Company.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Board of Managers regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with any Credit Agreements (and without otherwise violating any applicable provisions of any Credit Agreements).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided however that, none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code.

“Distribution Tax Rate” means, with respect to a Fiscal Year or portion thereof, the higher of the then applicable (a) sum of the highest marginal effective U.S. federal individual income tax rate and highest combined marginal effective U.S. state and local individual income tax rate for an individual as reasonably determined by the Board of Managers and (b) sum of the highest marginal effective U.S. federal corporate income tax rate and the highest combined marginal effective U.S. state and local corporate income tax of any state in which the Company does business, in each case, taking into account the character of the relevant tax items (e.g., ordinary or capital) and the deductibility of state and local income taxes for federal income tax purposes (but only to the extent such taxes are deductible under the Code), as reasonably determined by the Board of Managers.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Electing Redeeming Member” means each those certain Members, in its discretion, that has agreed in writing with the Company for the provisions of Section 11.01(a)(iv) to apply.

“Election Notice” has the meaning set forth in Section 11.01(b).

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or the Corporation, including the Corporate Equity Incentive Plans.

“Equity Securities” means (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Board of Managers pursuant to the provisions of this Agreement, including rights, powers or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the

Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company.

“Event of Withdrawal” means the bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Fair Market Value” of a specific asset of the Company will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Board of Managers (or, if pursuant to Section 14.02, the Liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

“Family Group” means (a) in the case of a Member or LLC Employee who is an individual, such individual’s spouse, parents and descendants (whether natural or adopted) and any trust or estate planning vehicle or entity solely for the benefit of such individual or the individual’s spouse, parents, descendants or other relatives, and (b) in the case of a Member or LLC Employee that is a trust, the beneficiary of such trust.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Board of Managers and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of clause (a) or (b) of this definition, including, but not limited to, any county, municipal or other local subdivision of the foregoing, or (d) any agency, arbitrator or arbitral body, authority, board, body, bureau, commission, court, department, entity, instrumentality, organization or tribunal exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of clauses (a), (b) or (c) of this definition.

“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

“Historical Tax Distributions” means the aggregate amount of tax distributions made to the Pre-Business Combination Members prior to the Closing in accordance with Section 5.4(f) of the Prior LLC Agreement.

“Imputed Underpayment Amount” means (a) any “imputed underpayment” within the meaning of Section 6225 of the Code (or any corresponding or similar provision of state, local or foreign tax law) paid (or payable) by the Company as a result of any adjustment by the IRS with respect to any Company item of income, gain, loss, deduction, or credit of the Company (including, without limitation, any “partnership-related item” within the meaning of Section 6241(2) of the Code (or any corresponding or similar provision of state, local or foreign tax law)), including any interest, penalties or additions to tax with respect to any such adjustment, (b) any amount not described in clause (a) (including any interest, penalties or additions to tax with respect to such amounts) paid (or payable) by the Company as a result of the application of Sections 6221-6241 of the Code (or any corresponding or similar provision of state, local or foreign tax law), and/or (c) any amount paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes if the Company bears the economic burden of such amounts, whether by law or agreement, as a result of the application of Sections 6221-6241 of the Code (including for the avoidance of doubt Section 6226(b) of the Code or any corresponding or similar provision of state, local or foreign tax law), including any interest, penalties or additions to tax with respect to such amounts.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“IRS” means the Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law”means all laws, statutes, ordinances, rules and regulations of any Governmental Entity.

“Liquidator” has the meaning set forth in Section 14.02.

“Liquidity Limitations” has the meaning set forth in Section 4.01(b)(i).

“LLC Employee” means an employee of, or other service provider (including any management member whether or not treated as an employee for the purposes of U.S. federal income tax) to, the Company or any of its Subsidiaries, in each case acting in such capacity.

“Losses” means items of loss or deduction of the Company determined according to Section 5.01(b).

“Majority Members” has the meaning set forth in Section 6.01.

“Managers” has the meaning set forth in Section 6.01.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units, each in its capacity as a member of the Company.

“Member Minimum Gain” means minimum gain attributable to Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulation Section 1.704-2(d).

“Net Loss” means, with respect to a Fiscal Year, the excess if any, of the aggregate amount of Losses for such Fiscal Year over the aggregate amount of Profits for such Fiscal Year (excluding Profits and Losses specially allocated pursuant to Section 5.03 and Section 5.04) or, to the extent required, items thereof.

“Net Profit” means, with respect to a Fiscal Year, the excess, if any, of the aggregate amount of Profits for such Fiscal Year over the aggregate amount of Losses for such Fiscal Year (excluding Profits and Losses specially allocated pursuant to Section 5.03 and Section 5.04) or, to the extent required, items thereof.

“Officer” has the meaning set forth in Section 6.01(b).

“Original Units” means, collectively, (a) all of the issued and outstanding Class A Units of the Company (the “Original Class A Units”), (b) all of the issued and outstanding Class A-1 Units of the Company (the “Original Class A-1 Units”) and (c) all of the issued and outstanding Class B Units of the Company, in each case, as defined in the Prior LLC Agreement.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partnership Representative” has the meaning set forth in Section 9.03.

“Percentage Interest” means, with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Common Units, by the total number of Common Units of all Members at such time.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Permitted Transferee” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Pre-Business Combination Members” has the meaning set forth in the recitals to this Agreement.

“Preferred Return” has the meaning specified in the Prior LLC Agreement.

“Prior LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Pro rata”, “pro rata portion”, “according to their interests”, “ratably”, “proportionately”, “proportional”, “in proportion to”, “based on the number of Units held”, “based upon the percentage of Units held”, “based upon the number of Units outstanding” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means as amongst an individual class of Units, pro rata based upon the number of such Units within such class of Units.

“Profits” means items of income and gain of the Company determined according to Section 5.01(b).

“Pubco Offer” has the meaning set forth in Section 10.09(b).

“Quarterly Redemption Date” means, for each quarter beginning with the quarter ended [March 31, 2023], the latest to occur of either: (a) the second Business Day after the date on which Corporation makes a public news release of its quarterly earnings for the prior quarter, (b) the first day of each quarter on which directors and executive officers of Corporation are permitted to trade under the applicable policies of Corporation related to trading by directors and executive officers, or (c) such other date as the Board of Managers shall determine in its sole discretion. The Board of Managers will deliver notice of the Quarterly Exchange Date to each Member (other than Corporation) at least seventy-five (75) days prior to each Quarterly Redemption Date.

“Quarterly Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Recapitalization” has the meaning set forth in the recitals to this Agreement.

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redeemed Units Equivalent” means the product of (a) the applicable number of Redeemed Units, multiplied by (b) the Common Unit Redemption Price.

“Redeeming Member” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Date” has the meaning set forth in Section 11.01(a).

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Effective Date (as may be amended from time to time in accordance with its terms), by and among the Corporation, Digital Transformation Sponsor LLC, certain Members as of the Effective Date and certain other Persons whose signatures are affixed thereto (together with any joinder thereto from time to time by any successor or assign to any party to such agreement).

“Restricted Taxable Year” means any Taxable Year during which the Board of Managers determines the Company does not satisfy the private placement safe harbor of Treasury Regulations Section 1.7704-1(h).

“Retraction Notice” has the meaning set forth in Section 11.01(c).

“Revised Partnership Audit Provisions” means Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.

“Schedule of Members” has the meaning set forth in Section 3.01(a).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units.

“Acquiror Stockholder Redemption” has the meaning set forth in the Business Combination Agreement.

“Stock Exchange” means the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, as applicable, or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.

“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Trading Day” means a day on which the Stock Exchange is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring” and “Transferred”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period. Such term shall be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations.

“Trust Account” has the meaning set forth in the Business Combination Agreement.

“Unit” means the fractional interest of a Member in Profits, Losses and Distributions of the Company, and otherwise having the rights and obligations specified with respect to “Units” in this Agreement; provided however that, any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement applicable to such class or group of Units.

“Value” means, for any Equity Plan, the Market Price for the Trading Day immediately preceding the Vesting Date.

“Vesting Date” has the meaning set forth in Section 3.10(a)(ii).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01    Formation of Company.    The Company was formed on February 23, 2017 pursuant to the provisions of the Delaware Act. The filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware are hereby ratified and confirmed in all respects.

Section 2.02    Third Amended and Restated Limited Liability Company Agreement.    The Members hereby execute this Agreement for the purpose of amending, restating and superseding the Prior LLC Agreement in its entirety and otherwise establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Delaware Act. The Members hereby agree that, during the term of the Company set forth in Section 2.06, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement. Neither any Member nor any other Person shall have appraisal rights with respect to any Units.

Section 2.03    Name.    The name of the Company is “American Oncology Network, LLC”. The Board of Managers, in its sole discretion, may change the name of the Company at any time and from time to time. Notification of any such change shall be given to all of the Members. The Company’s business may be conducted under its name or any other name or names deemed advisable by the Board of Managers.

Section 2.04    Purpose; Powers.    The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act. The Company shall have the power and authority to take (directly or indirectly through its Subsidiaries) any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to accomplish the foregoing purpose.

Section 2.05    Principal Office; Registered Office.    The principal office of the Company shall be located at such place or places as the Board of Managers may from time to time designate, each of which may be within or outside the State of Delaware. The Company may have such other offices as the Board of Managers may designate from time to time. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by law.

Section 2.06    Term.    The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in perpetuity unless dissolved in accordance with the provisions of Article XIV.

Section 2.07    No State-Law Partnership.    The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the following sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Notwithstanding anything to the contrary set forth in this Section 2.07, this Section 2.07 shall not prevent the Company from entering into or consummating any transaction which constitutes a Change of Control to the extent such transaction is duly authorized by the Board of Managers and Corporate Board in accordance with this Agreement.

ARTICLE III

MEMBERS; UNITS; CAPITALIZATION

Section 3.01    Members.

(a)    The Company shall maintain a schedule setting forth: (i) the name and address of each Member and (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member (such schedule, the “Schedule of Members”). The applicable Schedule of Members in effect as of the Effective Date and after giving effect to the Recapitalization is set forth as Schedule 2 to this Agreement. The Company shall also maintain a record of (1) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units and (2) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) in its books and records. The Schedule of Members may be updated by the Board of Managers in the Company’s books and records from time to time, and as so updated, it shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(b)    No Member shall be required or, except as approved by the Board of Managers and in accordance with the other provisions of this Agreement, permitted to (i) loan any money or property to the Company, (ii) borrow any money or property from the Company or (iii) make any additional Capital Contributions.

(c)    Role of Members:

(i)    Other than the Board of Managers or as otherwise expressly set forth in this Agreement, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Delaware Act and for matters expressly requiring the approval of Members under this Agreement. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Delaware Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than as a Manager) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than as a Manager) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. Except as otherwise required by the Delaware Act, each Common Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Common Units having voting rights will vote together as a single class on all matters to be approved by the Members.

(ii)    The Company shall promptly (but in any event within three Business Days) notify the Members in writing if, to the Company’s knowledge, for any reason, it would be an “investment company” within the meaning of the Investment Company Act, but for the exceptions provided in Section 3(c)(1) or 3(c)(7) thereunder.

(iii)    Meetings of the Members may be called upon the written request of the Board or Members holding at least 50% of the outstanding Common Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 3.01(c)(iii). Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Common Units shall constitute the act of the Members. For the avoidance of doubt, at any meeting of the Members, members may only take, or authorize the taking of, such actions that Members are expressly permitted to take or to authorize under the Delaware Act or this Agreement.

(iv)    Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(v)    Each meeting of Members shall be conducted by the Board or such individual Person as the Board deems appropriate.

(vi)    Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 3.02    Units.

(a)    Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Board of Managers may establish in its discretion in accordance with the terms and subject to the restrictions hereof. At the Effective Date, the Units will be comprised of one class of Common Units.

(b)    Subject to Section 3.04(a), the Board of Managers may (i) issue additional Common Units at any time in its sole discretion and (ii) create one or more additional classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of the Corporation or class or series of preferred stock of the Corporation, respectively; provided that, as long as there are any Members (other than the Corporation and its Subsidiaries), (A) no such new class or series of Units may deprive such Members of, or dilute or reduce, the allocations and distributions they would have received, and the other rights and benefits to which they would have been entitled, in respect of their Units if such new class or series of Units had not been created and (B) no such new class or series of Units may be issued, in each case, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the aggregate distributions that would be made in respect of such new class or series of Units if the Company were liquidated immediately after the issuance of such new class or series of Units, in the case of each of clauses (A) and (B), other than in connection with the creation and issuance of one or more classes or series of Units issued in accordance with the Equity Plan.

(c)    Subject to Sections 15.03(b) and 15.03(c), the Board of Managers may amend this Agreement in connection with the creation and issuance of such classes or series of Units, pursuant to Section 3.02(b), 3.04(a) or 3.10.

Section 3.03    Recapitalization; the Business Combination.

(a)    In order to effect the Recapitalization, the number of Original Units that were issued and outstanding and held by the Pre-Business Combination Members prior to the Effective Date as set forth opposite the respective Pre-Business Combination Member in Schedule 1 are hereby converted, as of the Effective Date, taking into account and adjusted for any distribution considered an advance to a Pre-Business Combination Member that remains outstanding as of the Effective Date and giving effect to such conversion and the other transactions related to the Recapitalization, into the number and class of Units set forth opposite the name of the respective Member on the Schedule of Members attached hereto as Schedule 2; provided that, for the avoidance of doubt, the number of Common Units set forth on Schedule 2 shall include the effects of the Business Combination and the other transactions contemplated by the Business Combination Agreement. Such Common Units set forth on Schedule 2 are hereby issued and outstanding as of the Effective Date and the holders of such Common Units are Members hereunder.

(b)    In connection with the Recapitalization, pursuant to and in accordance with the terms of the Business Combination Agreement, the Company shall deliver to each holder of Original Class A Units and Original Class A-1 Units an amount in cash equal to such holder’s Preferred Return that is accrued and unpaid immediately prior to the Closing, less the aggregate amount of the Historical Tax Distributions, if any, made in respect of such Original Class A Units and Original Class A-1 Units prior to the Closing.

Section 3.04    Authorization and Issuance of Additional Units.

(a)    Except as otherwise determined by the Board of Managers in connection with a contribution of cash or other assets by the Corporation to the Company:

(i)    the Company and the Corporation shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units, Class A Common Stock or Class B Common Stock, as applicable, to maintain at all times (A) a one-to-one ratio between the number of Common Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Class A Common Stock and (B) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its Subsidiaries), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Members, directly or indirectly;

(ii)    in the event the Corporation issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement, the Board of Managers and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned, directly or indirectly, by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock; and

(iii)    in the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems the Corporation’s preferred stock in a transaction not contemplated in this Agreement, the Board of Managers and the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Corporation, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company which (in the good faith determination by the Board of Managers) are in the aggregate substantially economically equivalent to the outstanding preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed.

(b)    Except as otherwise determined by the Board of Managers in its reasonable discretion, the Company and the Corporation shall not undertake any subdivision (by any Unit split, stock split, Unit distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units, Class A Common Stock or Class B Common Stock that is not accompanied by an identical subdivision or combination of the applicable classes of Units or stock to maintain at all times (x) a one-to-one ratio between the number of Common Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock or (y) a one-to-one ratio between the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class B Common Stock, in each case, unless such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units owned, directly or indirectly, by the Corporation and the number of outstanding shares of Class A Common Stock or the number of Common Units owned by Members (other than the Corporation and its Subsidiaries) and the number of outstanding shares of Class B Common Stock as contemplated by Section 3.04(a)(i).

(c)    The Company shall only be permitted to issue additional Common Units or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.02, Section 3.03, this Section 3.04, Section 3.10 and Section 3.11. Subject to the foregoing, the Board of Managers may cause the Company to issue additional Common Units authorized under this Agreement or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Board of Managers shall determine and the Board of Managers shall amend this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.04 without the requirement of any consent or acknowledgement of any other Member.

(d)    Notwithstanding any other provision of this Agreement, if the Corporation or any of its Subsidiaries (other than the Company and its Subsidiaries) acquires or holds any material amount of cash in excess of any monetary obligations it reasonably anticipates, the Corporation and the Board of Managers may, in their sole discretion, use such excess cash amount in such manner, and make such adjustments to or take such other actions with respect to the capitalization of the Corporation and the Company, as the Corporation and the Board of Managers in good faith determine to be fair and reasonable to the shareholders of the Corporation and to the Members and to preserve the intended economic effect of this Section 3.04, Article XI and the other provisions hereof.

Section 3.05    Repurchase or Redemption of Shares of Class A Common Stock.    Except as otherwise determined by the Board of Managers in connection with the use of cash or other assets held by the Corporation, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then the Board of Managers shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by the Corporation, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by the Corporation (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by the Corporation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

Section 3.06    Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a)    Units shall not be certificated unless otherwise determined by the Board of Managers. If the Board of Managers determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by any two authorized officers of the Company, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Board of Managers may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. No Units shall be treated as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless all Units then outstanding are certificated; notwithstanding anything to the contrary herein, including Section 15.03, the Board of Managers is authorized to amend this Agreement in order for the Company to opt-in to the provisions of Article 8 of the Uniform Commercial Code without the consent or approval of any Member of any other Person.

(b)    If Units are certificated, the Board of Managers may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Board of Managers of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Board of Managers may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c)    To the extent Units are certificated, upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Board of Managers may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07    Negative Capital Accounts.    No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.08    No Withdrawal.    No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.09    Loans From Members.    Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(b), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10    Corporate Equity Plans.

(a)    Restricted Class A Common Stock Granted to LLC Employees.    If at any time or from time to time, in connection with any Equity Plan, any shares of Class A Common Stock are issued to an LLC Employee (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Employee terminates his or her employment with the Company or any Subsidiary) in consideration for services performed for the Company or any Subsidiary:

(i)    The Corporation shall issue such number of shares of Class A Common Stock as are to be issued to such LLC Employee in accordance with the Equity Plan;

(ii)    On the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such LLC Employee, the following events will be deemed to have occurred: (1) the Corporation shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Employee is an employee of, or other service provider to a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (2) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC

Employee, (3) the Corporation shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (4) in the case where such LLC Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary; and

(iii)    The Company shall issue to the Corporation on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 3.10(a)(i) in consideration for a Capital Contribution that the Corporation is deemed to make to the Company pursuant to clause (3) of Section 3.10(a)(ii) above.

(b)    Future Stock Incentive Plans.    Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the Board of Managers and the Members, as applicable, without the requirement of any further consent or acknowledgement of any other Member.

(c)    Anti-dilution Adjustments.    For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Equity Plan and applicable award or grant documentation.

Section 3.11    Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan.    Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to the Corporation a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

ARTICLE IV

DISTRIBUTIONS

Section 4.01    Distributions.

(a)    Distributable Cash; Other Distributions.

(i)    To the extent permitted by applicable Law and hereunder and subject to Section 4.01(c), Distributions to Members may be declared by the Board of Managers out of Distributable Cash or other funds or property legally available therefor in such amounts, at such time and on such terms (including the payment dates of such Distributions) as the Board of Managers shall determine using such record date as the Board of Managers may designate. All Distributions made under this Section 4.01 shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest (other than, for the avoidance of doubt, any distributions made pursuant to Section 4.01(b)(v)) as of the close of business on such record date; provided however that, the Board of Managers shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 14.02; provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent or violate the Delaware Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. In furtherance of the foregoing, it is intended that the Board of Managers shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions of Distributable Cash to the Members pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to meet its obligations.

(ii)    Notwithstanding anything to the contrary in this Section 4.01(a), (A) the Company shall not make a distribution (other than Tax Distributions under Section 4.01(b)) to any Member in respect of any Common Units which remain subject to vesting conditions in accordance with any applicable equity plan or individual award agreement and (B) with respect to any amounts that would otherwise have been distributed to a Member but for the preceding clause (A), such amount shall be held in trust by the Company for the benefit of such Member unless and until such time as such Common Units have vested in accordance with the applicable equity plan or individual award agreement, and within five Business Days of such time, the Company shall distribute such amounts to such Member.

(b)    Tax Distributions.

(i)    With respect to each Fiscal Year, to the extent the Company has available cash for distribution by the Company under the Delaware Act and subject to any applicable agreement to which the Company or any of its Subsidiaries is a party governing the terms of third party indebtedness for borrowed money, and subject to the retention and establishment of reserves, or payment to third parties, of such funds as the Board of Managers deems necessary or desirable in its sole discretion with respect to the reasonable needs and obligations of the Company or any of its Subsidiaries and to prevent their insolvency (such limitations, the “Liquidity Limitations”), the Company shall, to the extent permitted by applicable Law, make cash distributions (“Tax Distributions”) to each Member in accordance with, and to the extent of, such Member’s Assumed Tax Liability. Tax Distributions pursuant to this Section 4.01(b)(i) shall be estimated by the Company on a quarterly basis and, to the extent feasible, shall be distributed to the Members (together with a statement showing the calculation of such Tax Distribution and an estimate of the Company’s net taxable income allocable to each Member for such period) on a quarterly basis on April 15th, June 15th, September 15th and December 15th (or such other dates that allow for timely payment of quarterly estimated tax payments for U.S. federal income tax purposes by both individuals and corporations, as determined by the Board of Managers) (each, a “Quarterly Tax Distribution”); provided that, the foregoing shall not restrict the Company from making a Tax Distribution on any other date. Quarterly Tax Distributions shall take into account the estimated taxable income or loss of the Company for the current Fiscal Year based on four equal quarterly installments, which may be adjusted for updated quarterly estimations. A final accounting for Tax Distributions shall be made for each Fiscal Year after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Fiscal Year based on such final accounting shall promptly be distributed to such Member (subject to the Liquidity Limitations). For the avoidance of doubt, any excess Tax Distributions a Member receives with respect to any Fiscal Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Fiscal Year.

(ii)    To the extent a Member otherwise would be entitled to receive less than its Percentage Interest of the aggregate Tax Distributions to be paid pursuant to this Section 4.01(b) (other than any distributions made pursuant to Section 4.01(b)(v)) on any given date, the Tax Distributions to such Member with respect to units held by such Member shall be increased to ensure that all Distributions made on any given date pursuant to this Section 4.01(b) are made pro rata in accordance with the Members’ respective Percentage Interests. If, on the date of a Tax Distribution, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Distributions pursuant to this Section 4.01(b) shall be made to the Members to the extent of available funds in accordance with their Percentage Interests and the Company shall make future Tax Distributions as soon as funds become available sufficient (subject to the Liquidity Limitations) to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled. Notwithstanding anything to the contrary contained in this Agreement, (A) the Board of Managers shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in accordance with the Members’ respective Percentage Interests) to take into account increases or decreases in the number of Units held by each Member during the relevant period, and (B) no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) pursuant to this Section 4.01(b) shall be made other than pro rata in accordance with the Members’ respective Percentage Interests.

(iii)    In the event of any audit by, or similar event with, a taxing authority that affects the calculation of any Member’s Assumed Tax Liability for any Taxable Year (other than an audit conducted pursuant to the Revised Partnership Audit Provisions (or any similar provision of state, local and other Law) for which no election is made pursuant to Code Section 6226 and the Treasury Regulations promulgated thereunder (or any similar provision of state, local and other Law)), or in the event the Company files an amended tax return, each Member’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account interest or penalties). Any shortfall in the amount of Tax Distributions the Members and former Members received for the relevant Taxable Years based on such recalculated Assumed Tax Liability promptly shall be distributed to such Members and the successors of such former Members (subject to the Liquidity Limitations), except, for the avoidance of doubt, to the extent Distributions were made to such Members and former Members pursuant to Section 4.01(a) and this Section 4.01(b) in the relevant Taxable Years sufficient to cover such shortfall.

(iv)    Notwithstanding the foregoing, Tax Distributions pursuant to this Section 4.01(b) (other than, for the avoidance of doubt, any distributions made pursuant to Section 4.01(b)(v)), if any, shall be made to a Member only to the extent all previous Tax Distributions to such Member pursuant to Section 4.01(b) with respect to the Fiscal Year are less than the Tax Distributions such Member otherwise would have been entitled to receive with respect to such Fiscal Year pursuant to this Section 4.01(b).

(v)    Notwithstanding the foregoing and anything to the contrary in this Agreement, following the Effective Date, no Member shall have any further right to any Tax Distributions (as defined in the Prior LLC Agreement) pursuant to Section 5.4(f) of the Prior LLC Agreement.

(c)    Limitations.    For purposes of determining the amount of Distributions to be made under this Section 4.01 (including Tax Distributions), each Member shall be treated as having made the Capital Contributions made by, been allocated the net taxable income or loss of the Company (in accordance with the definition of Assumed Tax Liability) allocated to, and received the Distributions made to or received by, its predecessors in respect of any of such Member’s Units.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01    Capital Accounts.

(a)    The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and Section 704(b) of the Code. For this purpose, the Company may (in the discretion of the Board of Managers), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulation to reflect a revaluation of the Company’s property. If any non-compensatory options are outstanding upon the occurrence of a revaluation event described in this Section 5.01(a) (other than, if applicable, the non-compensatory options being exercised that give rise to the occurrence of such event), the Company shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

(b)    For purposes of computing the amount of any item of income, gain, loss or deduction with respect to the Company to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided however that:

(i)    The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or are not deductible for U.S. federal income tax purposes.

(ii)    If the Book Value of any property of the Company is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e), (f) or (s), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii)    Items of income, gain, loss or deduction attributable to the disposition of property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)    Items of depreciation, amortization and other cost recovery deductions with respect to property of the Company having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v)    To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

Section 5.02    Allocations.    Except as otherwise provided in this Agreement, and after giving effect to, Sections 5.03 and 5.04, Net Profits and Net Losses for any Fiscal Year or Fiscal Period shall be allocated to the Members in such manner that the Capital Account balance of each Member shall, to the greatest extent possible immediately after making such allocations, be equal

(proportionately) to (x) the amount that would be distributed to such Member (after satisfaction of any financial obligations of each Member to the Company under any provisions of this Agreement), if (a) the Company were to sell all or substantially all assets of the Company for their Book Values, (b) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Values of the assets securing such liability), (c) the Company were to distribute the remaining proceeds of sale pursuant to Section 4.01(a) or of liquidation pursuant to Section 14.02 immediately after making such allocations and (d) the Company were to dissolve pursuant to Article XIV, minus (y) such Member’s share of Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets; provided that, for these purposes, any Common Units which are subject to vesting conditions in accordance with any applicable equity plan or individual award agreement are treated as fully vested.

Section 5.03    Regulatory Allocations.

(a)    Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704- 2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4).

(b)    Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(l)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Percentage Interests. Except as otherwise provided in Section 5.03(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each Member shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c)    If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) (4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 5.03(a) and 5.03(b) but before the application of any other provision of this Article V, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d)    If the allocation of Net Losses to a Member as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Net Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to this Section 5.03(d).

(e)    Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) and (m).

(f)    The allocations set forth in Section 5.03(a) through and including Section 5.03(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss with respect to the Company shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

Section 5.04    Final Allocations.

(a)    Notwithstanding any contrary provision in this Agreement except Section 5.03, the Board of Managers shall make appropriate adjustments to allocations of Profits and Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Company among) the Members upon the liquidation of the Company (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations), the transfer of substantially all the Units (whether by sale or exchange or merger) or sale of all or substantially all the assets of the Company, such that, to the maximum extent possible, the Capital Accounts of the Members are proportionate to their Percentage Interests. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Fiscal Year of the event requiring such adjustments or allocations.

(b)    If any holder of Common Units which are subject to vesting conditions forfeits (or the Company has repurchased at less than fair market value) all or a portion of such holder’s unvested Common Units, the Company shall make forfeiture allocations in respect of such unvested Common Units in the manner and to the extent required by proposed Treasury Regulations Section 1.704-1(b)(4)(xii) (as such proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final Treasury Regulations).

Section 5.05    Tax Allocations.

(a)    The income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that, if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)    Items of taxable income, gain, loss and deduction of the Company with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value using the traditional method of Treasury Regulation Section 1.704-3(b) unless the Board of Managers, using reasonable discretion, adopts another permissible method or methods.

(c)    If the Book Value of any asset of the Company is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e), (f) or (s), including adjustments to the Book Value of any asset of the Company in connection with the execution of this Agreement, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value using any permissible method or methods selected in the discretion of the Board of Managers.

(d)    Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members as determined by the Board of Managers taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e)    For purposes of determining a Member’s share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in income and gain shall be determined pursuant to any proper method, as reasonably determined by the Board of Managers; provided that, each year the Board of Managers shall use its reasonable best efforts (using in all instances any proper method, including the “additional method” described in Treasury Regulation Section 1.752-3(a)(3)) to allocate a sufficient amount of the excess nonrecourse liabilities to those Members who would have at the end of the applicable Taxable Year, but for such allocation, taxable income due to the deemed distribution of money to such Member pursuant to Section 752(b) of the Code that is in excess of such Member’s adjusted tax basis in its Units.

(f)    If, pursuant to Section 5.03(f), the Board of Managers causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Board of Managers shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).

(g)    Allocations pursuant to this Section 5.05 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other items of the Company pursuant to any provision of this Agreement.

Section 5.06    Adjustment for Non-Compensatory Options.    If the Company issues Units or other securities that are treated as non-compensatory options, as defined in Treasury Regulation Section 1.721-2, the Board of Managers shall make such adjustments to the Book Value of the Company’s assets, allocation of Profits and Losses, Capital Accounts and allocations of items for income tax purposes as it may determine may be necessary to comply with the provisions of Treasury Regulations Section 1.721-2 and Treasury Regulations Section 1.704-1(b)(2)(iv)(s) or any successor provisions relating thereto and to properly reflect the economic sharing arrangement associated with the non-compensatory options.

Section 5.07    Compliance with Tax Laws.    The allocation rules set forth in Section 5.01 through Section 5.06 are intended to comply with the Code and Treasury Regulations and to ensure that all allocations under this Article V are respected for U.S. federal income tax purposes and reflect the economic sharing arrangement among the Members. If for any reason the Board of Managers (or its designee) determines that any provisions in Section 5.01 through Section 5.06 do not comply with the Code or Treasury Regulations or that the allocations under this Article V may not be respected for U.S. federal income tax purposes or reflect the economic sharing arrangement among the Members, the Board of Managers may take all reasonable actions, including amending this Article V or adjusting a Member’s Capital Account or how Capital Accounts are maintained, to ensure compliance with the Code and Treasury Regulations and that the allocations provided for in this Article V shall be respected for U.S. federal income tax purposes; provided however that, no such change shall have a material adverse effect upon the amount of cash or other property distributable to any Member.

Section 5.08    Indemnification and Reimbursement for Payments on Behalf of a Member.    If the Company or any other Person in which the Company holds an interest is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity, including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) that is specifically attributable to a Member or a Member’s status as such (including federal income taxes, additions to tax, interest and penalties as a result of obligations of the Company pursuant to the Revised Partnership Audit Provisions (or any similar provision of state, local and other Law), federal withholding taxes, state personal property taxes and state unincorporated business taxes, but excluding payments such as payroll taxes, withholding taxes, benefits or professional association fees and the like required to be made or made voluntarily by the Company on behalf of any Member based upon such Member’s status as an employee of the Company) (a “Withholding Payment”), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). If the Company incurs an Imputed Underpayment Amount, the Board of Managers shall determine in its reasonable discretion the portion of such Imputed Underpayment Amount attributable to each Member or former Member and such attributable amount shall be treated as a Withholding Payment with respect to such Member or former Member. The Board of Managers may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 5.08. In addition, notwithstanding anything to the contrary, each Member agrees that any Cash Settlement such Member is entitled to receive pursuant to Article XI may be offset by an amount equal to such Member’s obligation to indemnify the Company under this Section 5.08 and that such Member shall be treated as receiving the full amount of such Cash Settlement and paying to the Company an amount equal to such obligation. A Member’s obligation to make payments to the Company under this Section 5.08 shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the dissolution, liquidation, winding up and termination of the Company. In the event that the Company has been terminated prior to the date such payment is due, such Member shall make such payment to the Board of Managers (or its designee), which shall distribute such funds in accordance with this Agreement. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.08, including instituting a lawsuit to collect such contribution with interest calculated at a rate per annum equal to the sum of the Base Rate plus 300 basis points (but not in excess of the highest rate per annum permitted by Law). Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested in order to comply with any Laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled. The Company may withhold any amount that it determines is required to be withheld from any amount otherwise payable to any Member hereunder, and any such withheld amount shall be deemed to have been paid to such Member for purposes of this Agreement.

ARTICLE VI

MANAGEMENT

Section 6.01    Board of Managers

(a)    The Company shall be managed by a board of managers (the “Board of Managers” or “Board”) comprised of five (5) individuals (each a “Manager” and together the “Managers”). The Managers shall be elected as follows:

(i)    the Members holding Common Units representing more than fifty percent (50%) of the total Common Units entitled to vote (the “Majority Members”) shall have the right to designate two (2) Managers (the “Majority Member Managers”); and

(ii)    the Corporation shall have the right to designate three (3) Managers (the “PubCo Managers”).

(b)    Each Manager shall serve in such capacity until the first to occur of (A) such Manager’s death, disability, removal or resignation, or (B) the appointment of such Manager’s successor pursuant to the provisions of Section 6.01. Any Manager may resign at any time by giving written notice to the Board. Unless otherwise specified in the notice, the resignation shall take effect upon the giving of such notice to the Board, and the acceptance of the resignation shall not be necessary to make it effective. In the event of any vacancy in the Board of Managers or upon the death, disability, removal or resignation of any Manager, a new or successor Manager shall be appointed by the Corporation or the Majority Members, as the case may be, who had designated the departing Member.

(c)    Notwithstanding anything to the contrary contained in Section 6.01, each Manager shall serve at the pleasure of the Member(s) or Person(s) who appointed such Manager and may be removed or replaced at any time only upon written notice from such Member(s) or Person(s) having the right to appoint such Manager position pursuant to Section 6.01.

(d)    Meetings of the Board of Managers may be held at any time and at any location specified in the notice thereof in such place within or without the State of Delaware. A majority of the Managers may call a meeting of the Board of Managers. Reasonable and sufficient notice of each meeting shall be given to each Manager, and in any event not less than twenty-four (24) hours prior to any such meeting (unless otherwise waived by each of the Managers).

(e)    In any matter presented to the Board of Managers for approval or consent, a majority of Managers shall constitute a quorum. At any meeting of the Board of Managers at which a quorum is present, unless otherwise specified in this Agreement, the affirmative vote or consent of a majority (i.e., greater than 50%) of such quorum shall be the approval or consent of the Board of Managers. No individual Manager may act for the Board of Managers or on behalf of the Company absent a specific and duly adopted delegation of authority from the Board of Managers.

(f)    At any time any particular Member has the right to appoint more than one (1) Manager, such Member may, upon notice to the Company and the other Members, vest in a single Manager the rights and powers of all Manager seats that such Member is entitled to appoint (such that, by way of example, at any time the Corporation is entitled to appoint three (3) Managers, the Corporation may vest in a single Manager appointed by the Corporation three (3) Manager votes and the other rights and powers that would be held by the Corporation’s three (3) Managers, severally). The provisions of this Agreement shall be equitably interpreted to give effect to the vesting in a single Manager of the status, rights and powers of multiple Manager seats that a Member is entitled to appoint, including for purposes of the determination of whether or not a quorum is present.

(g)    The Board of Managers may act from time to time by written consent in lieu of a meeting if all of the Managers execute such written consent.

(h)    Any action required to be taken at a meeting of the Board of Managers, or any action that may be taken at a meeting of the Board of Managers, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. The Company shall make reasonable accommodation for such participation upon the prior request of any Manager. Participation in such a meeting shall constitute presence in person at such meeting.

(i)    No Manager shall be entitled to compensation by the Company for any services as a Manager, provided that the Company may reimburse each Manager for its reasonable, documented out-of-pocket expenses for attending meetings of the Board of Managers and other similar expenses incurred in connection with such Manager’s service on the Board of Managers.

(j)    In connection with the performance of their duties as members of the Board, the Managers acknowledge that they will owe to the Members the same fiduciary duties as they would owe to the stockholders of a Delaware corporation under the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law) if they were members of the board of directors of such a corporation and the Members were stockholders of such corporation.

Section 6.02    Authority of Managers; Officer Delegation

(a)    Except for situations in which the approval of any Member(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Board of Managers, (ii) the Board of Managers shall conduct, direct and exercise full control over all activities of the Company and (iii) no other Member shall have any right, authority or power to vote, consent or approve any matter, whether under the Delaware Act, this Agreement or otherwise. Each Manager shall be a “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Board of Managers of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of any Manager shall be filled in accordance with Section 6.01.

(b)    Without limiting the authority of the Board of Managers to act on behalf of the Company, the day-to-day business and operations of the Company may be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Board of Managers. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Board of Managers. Any one Person may hold more than one office. Subject to the other provisions of this Agreement, the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board of Managers, subject to any applicable employment agreement. The authority and responsibility of the Officers shall be limited to such duties as the Board of Managers may, from time to time, delegate to them. Unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. All Officers shall be, and shall be deemed to be, officers and employees of the Company. An Officer may also perform one or more roles as an officer of the Board of Managers. Any Officer may be removed at any time, with or without cause, by the Board of Managers.

(c)    Subject to the other provisions of this Agreement, and only with the prior written consent of the Corporation, the Board of Managers shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, conversion, division, reorganization or other combination of the Company with or into another entity, for the avoidance of doubt, without the prior consent of any Member or any other Person being required.

Section 6.03    Actions of the Managers.    The Board of Managers may act through any Officer or other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.

Section 6.04    Transactions Between the Company and the Managers.    The Board of Managers may cause the Company to contract and deal with any of the Managers, or any Affiliate of any Manager; provided that, such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members and otherwise are permitted by the Credit Agreements; provided further that, the foregoing shall in no way limit the Managers’ rights under Section 3.02, 3.04, 3.05 or 3.10. The Members hereby approve each of the contracts or agreements between or among the Managers, the Company and their respective Affiliates entered into on or prior to the date of this Agreement in accordance with the Prior LLC Agreement or that the Board of Managers or the Corporate Board has approved in connection with the Recapitalization or the Business Combination as of the date of this Agreement.

Section 6.05    Reimbursement for Expenses.    The Managers shall not be compensated for their services as a Manager of the Company except as expressly provided in this Agreement.

Section 6.06    Limitation of Liability of Managers.

(a)    Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither any Manager nor any of the Managers’ Affiliates or Managers’ officers, employees or other agents shall be liable to the Company, to any Member that is not a Manager or to any other Person bound by this Agreement for any act or omission performed or omitted by any Manager in its capacity as a managing member of the Company pursuant to authority granted to the Managers by this Agreement; provided however that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to any Manager’s willful misconduct or knowing violation of Law or for any past, present or future material breaches of any representations, warranties or covenants by any Manager or its Affiliates contained herein. The Managers may exercise any of the powers granted to them by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). Any Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by any Manager in good faith reliance on such advice shall in no event subject any Manager to liability to the Company or any Member that is not a Manager.

(b)    To the fullest extent permitted by applicable Law, whenever this Agreement or any other agreement contemplated herein provides that a Manager shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Company or any Member that is not a Manager, such Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles, notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise.

(c)    To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, whenever in this Agreement or any other agreement contemplated herein, the Board of Managers is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, the Board of Managers shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, other Members or any other Person.

(d)    To the fullest extent permitted by applicable Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement a Manager is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, such Manager shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, notwithstanding any provision of this Agreement or duty otherwise, existing at Law or in equity, and, notwithstanding anything contained herein to the contrary, so long as a Manager acts in good faith or in accordance with such other express standard, the resolution, action or terms so made, taken or provided by such Manager shall not constitute a breach of this Agreement or impose liability upon such Manager or any of such Manager’s Affiliates and shall be deemed approved by all Members.

Section 6.07    Investment Company Act.    The Board of Managers shall use their best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBERS AND MANAGERS

Section 7.01    Limitation of Liability and Duties of Members.

(a)    Except as provided in this Agreement or in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debts, obligations, contracts or liabilities of the Company solely by reason of being a Member or Manager (except to the extent and under the circumstances set forth in any non-waivable provision of the Delaware Act). Notwithstanding anything contained herein to the contrary, to the fullest extent permitted by applicable Law, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b)    In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV or XIV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c)    To the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Delaware Act, and notwithstanding any other provision of this Agreement (but subject, and without limitation, to Section 6.01(j) and Section 6.07 with respect to a Manager) or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than a Manager in its capacity as such) (or any Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any Affiliate of a Member) has duties in such Member’s capacity as such (including fiduciary duties) to the Company, to a Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The elimination of duties of a Member in such Member’s capacity as such (including fiduciary duties) to the Company, a Manager, each of the other Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Board of Managers, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

Section 7.02    Lack of Authority.    No Member, other than any Member serving as Manager on the Board of Managers or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Board of Managers of the powers conferred on it by Law and this Agreement.

Section 7.03    No Right of Partition.    No Member, other than any Member that is a Manager, shall have the right to seek or obtain partition by court decree or operation of Law of any property of the Company, or the right to own or use particular or individual assets of the Company.

Section 7.04    Indemnification.

(a)    Subject to Section 5.08, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under applicable Law, as the same now exists or may hereafter be amended, substituted or replaced (but, to the fullest extent permitted by Law, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or an Affiliate thereof (other than as a result of an ownership interest in the Corporation) or is or was serving as a Manager or a director, officer, employee or other agent of the Board of Managers, or a director, manager, Officer, employee, Partnership Representative or other agent of the Company or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided however that, no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ willful misconduct or knowing violation of Law or for any past, present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in Other Agreements with the Company. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b)    The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by a Manager or otherwise.

(c)    The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Board of Managers, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Board of Managers.

(d)    The indemnification and advancement of expenses provided for in this Section 7.04 shall be provided out of and to the extent of Company assets only. No Member (unless such Member otherwise agrees in writing or is found in a non-appealable decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company. The Company (i) shall be the primary indemnitor of first resort for such Indemnified Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Indemnified Person which are addressed by this Section 7.04.

(e)    If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05    Inspection Rights.    The Company shall permit each Member and each of its designated representatives at such Member’s sole cost and expense to examine the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Board of Managers shall reasonably approve during normal business hours and upon reasonable notice for any purpose reasonably related to such Member’s Units.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01    Records and Accounting.    The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles IV and V and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board of Managers, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

Section 8.02    Fiscal Year.    The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be required or established by the Board of Managers.

ARTICLE IX

TAX MATTERS

Section 9.01    Preparation of Tax Returns.    The Board of Managers shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. The Board of Managers shall use reasonable efforts to furnish, as soon as practicable, and in any event not later than within 180 days of the close of each Taxable Year, to each Member a completed IRS Schedule K-l (and any comparable state or local income tax form) and such other information as is reasonably requested by such Member relating to the Company that is necessary for such Member to comply with its tax reporting obligations. Subject to the terms and conditions of this Agreement and except as otherwise provided in this Agreement, in its capacity as Partnership Representative, the Corporation shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including the use of any permissible method under Section 706 of the Code for purposes of determining the varying Units of its Members. Each Member shall furnish to the Company all pertinent information in its possession that is reasonably requested by the Company and is necessary to enable the Company’s tax returns to be timely prepared and filed. Each Member further agrees that such Member shall not treat any Company item inconsistently on such Member’s tax return with the treatment of the item on the Company’s tax return or other information furnished to such Member relating to the Company for such Member to comply with its tax reporting obligations.

Section 9.02    Tax Elections.    The Taxable Year shall be the Fiscal Year set forth in Section 8.02, unless otherwise required by Section 706 of the Code. The Board of Managers shall cause the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election pursuant to Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for each Taxable Year, in which such election is relevant. The Board of Managers shall take commercially reasonable efforts to cause each Person in which the Company owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year. Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03    Tax Controversies.    The Board of Managers shall cause the Company to take all necessary actions required by Law to designate the Corporation (or any other Person selected by the Board of Managers) as the “tax matters partner” of the Company within the meaning of Section 6231 of the Code (as in effect prior to repeal of such section pursuant to the Revised Partnership Audit Provisions) with respect to any Taxable Year beginning on or before December 31, 2017 (and to the extent applicable for state and local tax purposes). The Board of Managers shall further cause the Company to take all necessary actions required by Law to designate the Corporation (or another Person selected by the Board of Managers), with respect to any Taxable Year of the Company beginning after December 31, 2017, as the “partnership representative” of the Company as provided in Section 6223(a) of the Code (and any similar provision of state, local and other Law), and if the “partnership representative” is an entity, the Board of Managers is hereby authorized to designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3) (in such capacities, collectively, the “Partnership Representative”). The Company and the Members shall cooperate fully with each other and shall use reasonable best efforts to cause the Corporation (or such other Person selected by the Board of Managers, or its designated individual, as applicable) to become the Partnership Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired (and causing any tax matters partner, partnership representative or designated individual designated prior to the Effective Date to resign, be revoked or replaced, as applicable), including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d) and completing IRS Form 8970 or any other form or certificate required pursuant to Treasury Regulation Section 301.6223-1(e)(1). The Partnership Representative shall have the right and obligation to take all actions authorized and required by the Code and other applicable tax Law for the Partnership Representative and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including any resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Company or the Partnership Representative with respect to the conduct of such proceedings. Without limiting the generality of the foregoing, with respect to any audit or other proceeding, the Partnership Representative shall be entitled to cause the Company (and any of its Subsidiaries) to make any available elections pursuant to Section 6226 of the Code (and similar provisions of state, local and other Law), and the Members shall cooperate to the extent reasonably requested by the Company in connection therewith. Each Member acknowledges that any action taken by the Partnership Representative in its capacity as such shall be binding upon such Member and that such Member shall not independently act with respect to any administrative or judicial proceeding affecting the Company. The Company shall reimburse the Partnership Representative for all reasonable out-of-pocket expenses incurred by the Partnership Representative, including reasonable fees of any professional attorneys, in carrying out its duties as the Partnership Representative. The provisions of this Article IX shall survive the transfer or termination of any Member’s interest in any Units of the Company, the termination of this Agreement and the dissolution, liquidation, winding up and termination of the Company, and shall remain binding on each Member for the period of time necessary to resolve all tax matters relating to the Company. With respect to any tax audit or other proceeding for any taxable year of the Company that ends prior to or includes the Effective Date, the Company shall make (and the Partnership Representative shall cause the Company to make) a “push out” election under Section 6226 of the Code (or any comparable provision of state, local, or non-U.S. law) to the extent available under applicable law.

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS; CERTAIN TRANSACTIONS

Section 10.01    Transfers by Members.    No holder of Units shall Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Sections 10.02 and 10.09 or (b) approved in advance and in writing by the Board of Managers (through a majority of the Managers who are disinterested), in the case of Transfers by any Member other than a Manager, or (c) in the case of Transfers by a Manager, to any Person who succeeds as a Manager in accordance with Section 6.01. Notwithstanding the foregoing, “Transfer” shall not include (i) an event that terminates the existence of a Member for income tax purposes (including a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member) or (ii) any indirect Transfer of Units held by the Corporation by virtue of any Transfer of Equity Securities in the Corporation. The Board of Managers may, in their reasonable discretion, require a Transfer to comply with the requirements of Treasury Regulations Section 1.7704-1(e)(1)(vi) regarding “block transfers.”

Section 10.02    Permitted Transfers.    The restrictions contained in Section 10.01 shall not apply to any of the following Transfers (each, a “Permitted Transfer” and each transferee, a “Permitted Transferee”): (a)(i) a Transfer pursuant to a Redemption or Direct Exchange in accordance with Article XI hereof or (ii) a Transfer by a Member to the Corporation or any of its Subsidiaries, or (b) a Transfer to an Affiliate of such Member or pursuant to applicable laws of descent and distribution or among such Member’s Family Group; provided that, (x) Units may not be Transferred to a Member’s spouse in connection with a divorce proceeding and (y) such Member retains exclusive voting control of the Units Transferred; provided however that, (1) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (2) in the case of the foregoing clause (b), the Permitted Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and prior to such Transfer the transferor will deliver a written notice to the Company, which notice will disclose in reasonable detail the identity of the proposed Permitted Transferee. In the case of a Permitted Transfer of any Common Units by any Member that is authorized to hold Class B Common Stock in accordance with the Corporation’s certificate of incorporation to a Permitted Transferee in accordance with this Section 10.02, such Member (or any subsequent Permitted Transferee of such Member) shall also transfer a number of shares of Class B Common Stock equal to the number of Common Units that were transferred by such Member (or subsequent Permitted Transferee) in the transaction to such Permitted Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

Section 10.03    Legend.    The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or if an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON [   ], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AMERICAN ONCOLOGY NETWORK, LLC, AS IT MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND AMERICAN ONCOLOGY NETWORK, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY AMERICAN ONCOLOGY NETWORK, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any Units which cease to be Units in accordance with the definition thereof.

Section 10.04    Transfer.    Prior to Transferring any Units, the Transferring holder of Units shall cause the prospective Permitted Transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate to which the transferor was a party (collectively, the “Other Agreements”) by executing and delivering to the Company counterparts of this Agreement and any applicable Other Agreements.

Section 10.05    Assignee’s Rights.

(a)    The Transfer of a Unit in accordance with this Agreement shall be effective as of the date of such Transfer (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other items of the Company shall be allocated between the transferor and the transferee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Board of Managers. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made on or after such date shall be paid to the Assignee.

(b)    Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided however that, without relieving the Transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the Assignee’s Units (including the obligation to make Capital Contributions on account of such Units).

Section 10.06    Assignor’s Rights and Obligations.    Any Member who shall Transfer any Unit in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Sections 6.08 and 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (a) such Transferring Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units, and (b) the Board of Managers may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability of such Member to the Company with respect to such Units that may exist as of the Admission Date or that is otherwise specified in the Delaware Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any past, present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the Other Agreements with the Company.

Section 10.07    Overriding Provisions.

(a)    Any Transfer or attempted Transfer of any Units in violation of this Agreement (including any prohibited indirect Transfers) shall be, to the fullest extent permitted by applicable law, null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Agreement shall not become a Member and shall not have any other rights in or with respect to any rights of a Member of the Company with respect to the applicable Units. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Board of Managers shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b)    Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XI and Article XII), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i)    result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii)    cause an assignment under the Investment Company Act;

(iii)    in the reasonable determination of the Board of Managers, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Corporation is a party; provided that, the payee or creditor to whom the Company or the Corporation owes such obligation is not an Affiliate of the Company or the Corporation;

(iv)    be a Transfer to a Person who is not legally competent or who has not achieved his or her majority of age under applicable Law (excluding trusts for the benefit of minors);

(v)    cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code; or

(vi)    result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)) in any Taxable Year that is not a Restricted Taxable Year or otherwise cause any Taxable Year that is not otherwise a Restricted Taxable Year to become a Restricted Taxable Year.

(c)    Notwithstanding anything contained herein to the contrary, in no event shall any Member that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code Transfer any Units, unless such Member and the transferee have delivered to the Company, in respect of the relevant Transfer, written evidence that all required withholding under Section 1446(f) of the Code will have been done and duly remitted to the applicable taxing authority or duly executed certifications (prepared in accordance with the applicable Treasury Regulations or other authorities) of an exemption from such withholding.

Section 10.08    Spousal Consent.    In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit B-1 attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B-2 attached hereto. If, at any time subsequent to the date of this Agreement such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit B-1 or Exhibit B-2 attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit B-1 or Exhibit B-2 at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

Section 10.09    Certain Transactions with respect to the Corporation.

(a)    In connection with a Change of Control Transaction, the Board of Managers shall have the right, in its sole discretion, to require each Member to effect a Redemption of all or a portion of such Member’s Units together with an equal number of shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant), pursuant to which such Units and such shares of Class B Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article XI (applied for this purpose as if the Corporation had delivered an Election Notice that specified a Share Settlement with respect to such Redemption) and otherwise in accordance with this Section 10.09(a) (it being understood that the Corporation may elect a Direct Exchange in connection with the foregoing, and the remaining provisions of this Section 10.09(a) shall apply, mutatis mutandis, with respect to such Direct Exchange). Any such Redemption pursuant to this Section 10.09(a) shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Redemption pursuant to this Section 10.09(a), the “Change of Control Date”). From and after the Change of Control Date, (i) the Units and any shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant) subject to such Redemption shall be deemed to be transferred to the Corporation on the Change of Control Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant) subject to such Redemption (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Redemption). In the event the Board of Managers desires to initiate the provisions of this Section 10.09, the Board of Managers shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five Business Days following the execution of an agreement with respect to such Change of Control Transaction and (y) ten Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Members shall take all actions reasonably requested by the Corporation to effect such Redemption in accordance with the terms of Article XI, including taking any action and delivering any document required pursuant to this Section 10.09(a) to effect such Redemption. Notwithstanding the foregoing, in the event the Board of Managers requires the Members to exchange less than all of their outstanding Units and to surrender a corresponding number of shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant) for cancellation, each Member’s participation in the Change of Control Transaction shall be reduced pro rata.

(b)    In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Pubco Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the Corporate Board or is otherwise effected or to be effected with the consent or approval of the Corporate Board, the Board of Managers shall provide written notice of the Pubco Offer to all Members within the earlier of (i) five Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such Pubco Offer and (ii) ten Business Days before the proposed date upon which the Pubco Offer is to be effected, including in such notice such information as may reasonably describe the Pubco Offer, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such Pubco Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Pubco Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Pubco Offer, and the number of Units (and the corresponding shares of Class B Common Stock or the Class B Warrant) held by such Member that is applicable to such Pubco Offer. The Members (other than the Corporation) shall be permitted to participate in such Pubco Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Pubco Offer (and that is contingent upon consummation of such offer), and shall include such information necessary for consummation of such offer as requested by the Corporation. In the case of any Pubco Offer that was initially proposed by the Corporation, (x) the Corporation shall use reasonable best efforts to enable and permit the Members (other than the Corporation) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units, shares of Class B Common Stock or Class B Warrants prior to the consummation of such transaction and (y) to the extent that the Members (other than the Corporation) choose to participate in such transaction, then such Members shall take all actions reasonably necessary to effectuate their participation in such transaction, including, without limitation, exercising their respective Redemption Rights. For the avoidance of doubt, in no event shall Members be entitled to receive in such Pubco Offer aggregate consideration for each Common Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Pubco Offer.

(c)    In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Pubco Offer, the provisions of Section 10.09(a) shall take precedence over the provisions of Section 10.09(b) with respect to such transaction, and the provisions of Section 10.09(b) shall be subordinate to provisions of Section 10.09(a), and may only be triggered if the Board of Managers elects to waive the provisions of Section 10.09(a).

Section 10.10    Unvested Common Units.    With respect to any shares of Class B Common Stock corresponding to Common Units which remain subject to vesting conditions in accordance with any applicable Equity Plan or Individual Award Agreement, the Member holding such shares of Class B Common Stock shall abstain from voting any such shares of Class B Common Stock with respect to any matter to be voted on or considered by the stockholders of the Corporation at any annual or special meeting of the stockholders of the Corporation or action by written consent of the stockholders of the Corporation unless and until such time as such Common Units have vested in accordance with the applicable Equity Plan or Individual Award Agreement.

ARTICLE XI

REDEMPTION AND DIRECT EXCHANGE RIGHTS

Section 11.01    Redemption Right of a Member.

(a)    Subject to the terms and conditions in this Section 11 hereof (including, without limitation, the limitations set forth in Section 11(a)(iv)), each Member (other than the Corporation and its Subsidiaries) shall be entitled to cause the Company to redeem (a “Redemption”) all or any portion of its Common Units (excluding, for the avoidance of doubt, any Common Units that the Transfer of which is prohibited pursuant to Section 10.07(b) or 10.07(c) of this Agreement) in whole or in part (the “Redemption Right”) at any time and from time to time following the earlier of (x) the date that is the six (6)-month anniversary of the Closing Date and (y) the date after the Closing on which the Corporation consummates a Change of Control Transaction that results in all of the Corporation’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Corporation. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than three Business Days nor more than ten Business Days after delivery of such Redemption Notice (unless and to the extent that the Board of Managers in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”);provided that, the Company, the Corporation and the Redeeming Member may change the number of Redeemed Units or the Redemption Date specified in such Redemption Notice to another number or date by mutual agreement signed in writing by each of them; provided further, that in the event the Redemption Date occurs in a Restricted taxable Year, the Redemption Date must be a Quarterly Redemption Date not less than sixty (60) days after delivery of the applicable Redemption Notice. Subject to Section 11.03 and unless the Redeeming Member timely has delivered a Retraction Notice as provided in Section 11.01(c) or has revoked or delayed a Redemption as provided in Section 11.01(d), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i)    the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated), and (y) a number of shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant and together with any Corresponding Rights) equal to the number of Redeemed Units to the Corporation;

(ii)    the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under Section 11.01(b), and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units; and

(iii)    the Corporation shall cancel and retire for no consideration the shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant and together with any Corresponding Rights) that were Transferred and surrendered to the Corporation pursuant to Section 11.01(a)(i)(y) above.

(iv)    Limitation on Beneficial Ownership.    Notwithstanding anything to the contrary contained herein, the Company shall not effect any Redemption (other than a Redemption pursuant to Section 11.07 hereof), and any Electing Redeeming Member shall not have the right to any Redemption, pursuant to the terms and conditions of this Section 11 and any such Redemption shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, such Electing Redeeming Member together with the other Attribution Parties collectively would beneficially own a number of shares of Class A Common Stock in excess of the Maximum Percentage. The “Maximum Percentage” shall be set at 4.99% of the number of shares of the Class A Common Stock outstanding immediately after giving effect to the issuance of shares of Class A Common Stock pursuant to such Redemption (to the extent permitted pursuant to this Section 11.01(a)(iv)), such 4.99% subject to adjustment for the Combined A+B Proviso (as defined below). For purposes of the foregoing sentence, the aggregate number of shares of Class A Common Stock beneficially owned by the Electing Redeeming Member shall include the number of shares of Class A Common Stock beneficially owned by the Electing Redeeming Member, plus the number of shares of Class A Common Stock issuable upon Redemption by the Electing Redeeming Member that would result in the Electing Redeeming Member holding the Maximum Percentage of the number of outstanding shares of Class A Common Stock. Furthermore, to the extent the Electing Redeeming Member or its Attribution Parties beneficially own any shares of Class B Common Stock or a Class B Warrant, the Maximum Percentage shall be automatically adjusted from time to time such that the Electing Redeeming Member’s beneficial ownership of the Company’s Class A Common Stock issuable pursuant to such Redemption (to the extent permitted pursuant to this Section 11.01(a)(iv)), when combined with Class B Common Stock beneficially owned by the Electing Redeeming Member (taking into account any limitation on conversion or exercise of any convertible security analogous to the limitation contained in this Section 11.01(a)(iv)), on an aggregated basis shall not exceed 4.99% of the Class A Common Stock and Class B Common Stock on an aggregated basis outstanding immediately after giving effect to the issuance of shares of Class A Common Stock pursuant to such Redemption (to the extent permitted pursuant to this Section 11.01(a)(iv)) (the foregoing collectively, the “Combined A+B Proviso”). For purposes of this Section 11.01(a)(iv), beneficial ownership shall be calculated in accordance with 1934 Act. For purposes of this Section 11.01(a)(iv), in determining the number of outstanding shares of Class A Common Stock the Electing Redeeming Member may acquire upon a Redemption, without exceeding the Maximum Percentage, the Electing Redeeming Member may rely on the number of outstanding shares of Class A Common Stock and Class B Common Stock as reflected, if applicable, in (x) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Company or the Corporation, including as may be requested by the Electing Redeeming Member in writing, which the Company or the Corporation shall promptly provide, setting forth the number of shares of Class A Common Stock or Class B Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Redemption Notice from the Electing Redeeming Member at a time when the actual number of outstanding shares of Class A Common Stock or Class B Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Electing Redeeming Member in writing of the number of shares of Class A Common Stock or Class B Common Stock then outstanding and, to the extent that such Redemption Notice would otherwise cause the Electing Redeeming Member’s beneficial ownership, as determined pursuant to this Section 11.01(a)(iv), to exceed the Maximum Percentage, the Electing Redeeming Member shall notify the Company of a reduced number of Redeemed Units to be redeemed pursuant to such Redemption Notice (the number of shares by which such Redemption is reduced, the “Reduction Shares”). In the event that the issuance of Class A Common Stock to the Electing Redeeming Member results in the Electing Redeeming Member and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Class A Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Electing Redeeming Member and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Electing Redeeming Member shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return any Common Units and shares of Class A Common Stock tendered by the Electing Redeeming Member corresponding to the Excess Shares, and the Electing Redeeming Member shall transfer the Excess Shares to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 11.01(a)(iv) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 11.01(a)(iv) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived. By written notice to the Company, the Electing Redeeming Member may from time to time increase or decrease the Maximum Percentage applicable to the Electing Redeeming Member to any other percentage; provided that any increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

(b)    The Corporation shall have the option (as determined solely by the Corporate Board), as provided in Section 11.02, to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement; provided that, for the avoidance of doubt, the Corporation may elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement solely in connection with the Corporation’s completion of a substantially concurrent public offering or private sale of shares of Class A Common Stock within ten (10) Business Days of the delivery of a Redemption Notice. For the avoidance of doubt, the Company shall have no obligation to effect a Cash Settlement that exceeds the cash raised by the Corporation from the Corporation’s offering or sale of shares of Class A Common Stock referenced in this Section 11.01(b). The Corporation shall give written notice (the “Election Notice”) to the Company (with a copy to the applicable Redeeming Member) of such election within two Business Days of receiving the Redemption Notice; provided that, if the Corporation does not timely deliver an Election Notice, the Corporation shall be deemed to have elected the Share Settlement method. If the Corporation elects a Share Settlement (including in connection with a Direct Exchange pursuant to Section 11.03), the Corporation shall deliver or cause to be delivered the number of shares of Class A Common Stock deliverable upon such Share Settlement as promptly as practicable (but not later than three Business Days) after the Redemption Date, at the offices of the then-acting registrar and transfer agent of the shares of Class A Common Stock (or, if there is no then-acting registrar and transfer agent of Class A Common Stock, at the principal executive offices of the Corporation), registered in the name of the relevant Redeeming Member (or in such other name as is requested in writing by the Redeeming Member), in certificated or uncertificated form, as determined by the Corporation; provided that, to the extent the shares of Class A Common Stock are settled through the facilities of The Depository Trust Company, upon the written instruction of the Redeeming Member set forth in the Redemption Notice, the Corporation shall use its commercially reasonable efforts to deliver the shares of Class A Common Stock deliverable to such Redeeming Member through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member by no later than the close of business on the Business Day immediately following the Redemption Date.

(c)    In the event the Corporation elects the Cash Settlement in connection with a Redemption, the Redeeming Member may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to the Corporation) within three Business Days of delivery of the Election Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and the Corporation’s rights and obligations under this Section 11.01 arising from the Redemption Notice.

(d)    In the event the Corporation elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i)    any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii)    the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii)    the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv)    the Redeeming Member is in possession of any material non-public information concerning the Corporation, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure of such information);

(v)    any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi)    there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii)    there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption;

(viii)    the Corporation shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix)    the Redemption Date would occur three Business Days or less prior to, or during, a Black-Out Period.

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 11.01(d), the Redemption Date shall occur on the fifth Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such earlier day as the Corporation, the Company and such Redeeming Member may agree in writing).

(e)    The number of shares of Class A Common Stock (or Redeemed Units Equivalent, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided however that, if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeeming Member shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date; provided further that, a Redeeming Member shall be entitled to receive any and all Tax Distributions that such Redeeming Member otherwise would have received in respect of income allocated to such Member for the portion of any Fiscal Year irrespective of whether such Tax Distribution(s) are declared or made after the Redemption Date.

(f)    In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(g)    Notwithstanding anything to the contrary contained herein, neither the Company nor the Corporation shall be obligated to effectuate a Redemption if such Redemption could (as determined in the sole discretion of the Board of Managers) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

Section 11.02    Election and Contribution of the Corporation.    Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 11.01(c), or has revoked or delayed a Redemption as provided in Section 11.01(d), subject to Section 11.03 on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date), (a) the Corporation shall make a Capital Contribution to the Company (in the form of the Share Settlement or the Cash Settlement, as determined by the Corporation in accordance with Section 11.01(b)) and (b) the Company shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 11.03, in the event that the Corporation elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Company an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement. The timely delivery of a Retraction Notice shall terminate all of the Company’s and the Corporation’s rights and obligations under this Section 11.02 arising from the Redemption Notice.

Section 11.03    Direct Exchange Right of the Corporation.

(a)    Notwithstanding anything to the contrary in this Article XI (save for the limitations set forth in Section 11.01(b) regarding the Corporation’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Members under Section 11.01, including the right to revoke a Redemption Notice), the Corporation may, in its sole and absolute discretion (as determined solely by a majority of its directors who are disinterested) (subject to the timing limitations set forth on such discretion in Section 11.01(b)), elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member and the Corporation (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company in accordance with Section 11.02 for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b)    The Corporation may, at any time prior to a Redemption Date (including after delivery of an Election Notice pursuant to Section 11.01(b)), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that, such election is subject to the limitations set forth in Section 11.01(b) and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided that, any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

(c)    Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice and as follows:

(i)    the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units and (y) a number of shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant and together with any Corresponding Rights) equal to the number of Redeemed Units, equal to the number of Redeemed Units, to the extent applicable, in each case, to the Corporation;

(ii)    the Corporation shall (x) issue or pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable, and (y) cancel and retire for no consideration the shares of Class B Common Stock (whether held directly or indirectly through the Class B Warrant and together with any Corresponding Rights) that were Transferred and surrendered to the Corporation pursuant to Section 11.03(c)(i)(y) above; and

(iii)    the Company shall (x) register the Corporation as the owner of the Redeemed Units and (y) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 11.03(c)(i)(x) and the Redeemed Units, and issue to the Corporation a certificate for the number of Redeemed Units.

Section 11.04    Reservation of shares of Class A Common Stock; Listing; Certificate of the Corporation.

(a)    At all times the Corporation shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Share Settlement pursuant to a Redemption or Direct Exchange; provided that, nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Share Settlement pursuant to a Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of the Corporation) or by way of Cash Settlement. The Corporation shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption or Direct Exchange to the extent a registration statement is effective and available with respect to such shares; provided that, all such unregistered shares of Class A Common Stock (if any) shall be entitled to the registration rights set forth in the Registration Rights Agreement if the holders thereof are party to the Registration Rights Agreement and have such rights thereunder. The Corporation shall use its reasonable best efforts to list the Class A Common Stock required to be delivered upon any such Share Settlement pursuant to a Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Class A Common Stock are listed at the time of such Share Settlement pursuant to a Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all shares of Class A Common Stock issued in connection with a Share Settlement pursuant to a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article XI shall be interpreted and applied in a manner consistent with any corresponding provisions of the Corporation’s certificate of incorporation (if any).

(b)    Prior to any Redemption or Direct Exchange effected pursuant to this Agreement, the Corporation shall take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, the Corporation of equity securities of the Corporation (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Corporation for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of the Corporation, including any director by deputization. The authorizing resolutions shall be approved by either the Corporate Board or a committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of the Corporation with the authorizing resolutions specifying the name of each such director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement.

Section 11.05    Effect of Exercise of Redemption or Direct Exchange.    This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange by a Member and all rights set forth herein shall continue in effect with respect to the remaining Members and, to the extent the Redeeming Member has a remaining Unit following such Redemption or Direct Exchange, the Redeeming Member. No Redemption or Direct Exchange shall relieve a Redeeming Member, the Company or the Corporation of any prior breach of this Agreement by such Redeeming Member, the Company or the Corporation.

Section 11.06    Tax Treatment.    Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a direct exchange between the Corporation and the Redeeming Member for U.S. federal and applicable state and local income tax purposes. The Redeeming Member shall reasonably cooperate with the Company and the Corporation in connection with any Redemption or Direct Exchange to ensure that the requirements of Sections 1445 and 1446(f) of the Code or successor provisions of the Code are satisfied (as determined by the Corporation) prior to the Redemption Date.

Section 11.07    Redemption Limitations.    The Board of Managers may require that any Member (or group of Members) redeem all of its (or their) Units pursuant to the Redemption Right to the extent the Board of Managers determines that such Redemption is necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the Board to such Member (or group of Members) requiring such Redemption, such Member (or group of Members) shall exchange, subject to exercise by the Corporation (or such other member(s) of the Corporation designated by the Corporation) of its option to elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement pursuant to Section 11.01(b), all of its (or their) Units effective as of the date specified in such notice (and such date shall be deemed to be a Redemption Date for purposes of this Agreement) in accordance with this Section 11.07 and otherwise in accordance with the requirements set forth in such notice.

ARTICLE XII

ADMISSION OF MEMBERS

Section 12.01    Substituted Members.    Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Unit hereunder, the Permitted Transferee shall become a Substituted Member on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Company, including the Schedule of Members.

Section 12.02    Additional Members.    Subject to the provisions of Article X hereof, any Person that is not a Member as of the Effective Date may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Board of Managers (a) duly executed Joinder and counterparts to any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as may reasonably be requested by the Board of Managers). Such admission shall become effective on the date on which the Board of Managers determines in its sole discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company, including the Schedule of Members.

ARTICLE XIII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01    Withdrawal and Resignation of Members.    Except in the event of Transfers pursuant to Section 10.06 and any Manager’s right to resign pursuant to Section 6.01, no Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Board of Managers upon or following the dissolution and winding up of the Company pursuant to Article XIV, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

Section 14.01    Dissolution.    The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal, removal, dissolution, bankruptcy or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a)    the decision of the Board of Managers together with the written approval of the Members holding a majority of the Common Units to dissolve the Company (excluding for purposes of such calculation the Corporation and all Common Units held directly or indirectly by it);

(b)    a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto;

(c)    the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act; or

(d)    the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act.

Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. An Event of Withdrawal shall not in and of itself cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02    Winding up.    Subject to Section 14.05, on dissolution of the Company, the Board of Managers shall act as liquidating trustee or may appoint one or more Persons as liquidating trustee (each such Person, a “Liquidator”). The Liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as an expense of the Company. Until final distribution, the Liquidators shall, to the fullest extent permitted by applicable Law, continue to operate the properties of the Company with all of the power and authority of the Board of Managers. The steps to be accomplished by the Liquidators are as follows:

(a)    as promptly as possible after dissolution and again after final liquidation, the Liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)    the Liquidators shall pay, satisfy or discharge from the Company’s funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent, conditional and unmatured liabilities in such amount and for such term as the liquidators may reasonably determine) the following: first, all of the debts, liabilities and obligations of the Company owed to creditors other than the Members in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), including all expenses incurred in connection with the liquidations; and second, all of the debts, liabilities and obligations of the Company owed to the Members (other than any payments or distributions owed to such Members in their capacity as Members pursuant to this Agreement); and

(c)    following any payments pursuant to the foregoing Section 14.02(b), all remaining assets of the Company shall be distributed to the Members in accordance with Section 4.01(a) by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by 90 days after the date of the liquidation).

The distribution of cash or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below shall constitute a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all of the Company’s property and shall constitute a compromise to which all Members have consented within the meaning of the Delaware Act.

Section 14.03    Deferment; Distribution in Kind.    Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the Liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the Liquidators may, in their sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. Subject to the order of priorities set forth in Section 14.02, the Liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such assets of the Company or (c) a combination of the foregoing. Any such Distributions in-kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the Liquidators deem reasonable and equitable and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The Liquidators shall determine the Fair Market Value of any property distributed.

Section 14.04    Cancellation of Certificate.    On completion of the winding up of the Company as provided herein, the Board of Managers (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation of the Certificate with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05    Reasonable Time for Winding Up.    A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06    Return of Capital.    The Liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from assets of the Company).

ARTICLE XV

GENERAL PROVISIONS

Section 15.01    Power of Attorney.

(a)    Each Member hereby constitutes and appoints the Board of Managers (or the Liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Board of Managers deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Board of Managers deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Board of Managers deems appropriate or necessary to reflect the dissolution, winding up and termination of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, substitution or resignation of any Member pursuant to Article XII or Article XIII; and

(ii)    sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Board of Managers, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Board of Managers, to effectuate the terms of this Agreement.

(b)    The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 15.02    Confidentiality.

(a)    Each of the Members (other than the Corporation) agrees that, without limiting the applicability of any other agreement to which any Member may be subject, no Member shall directly or indirectly disclose or use (other than solely for the purpose of such Member monitoring and analyzing such Member’s investment made herein) at any time, including use for commercial or proprietary advantage or profit (other than for the benefit of the Company), either during his, her or its association or employment with the Company or thereafter, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. “Confidential Information” as used herein includes all nonpublic information concerning the Company or its Subsidiaries including, but not limited to, ideas, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, operating practices and methods, corporate structure, financial and organizational information, analyses, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential, designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to each Member, Confidential Information does not include information or material that: (i) is rightfully in the possession of such Member at the time of disclosure by the Company; (ii) before or after it has been disclosed to such Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of such Member in violation of this Agreement; or (iii) is approved for release by written authorization of the Corporate Board or the Board of Managers, or any other officer designated by the Board of Managers.

(b)    Notwithstanding the foregoing, a Member may disclose Confidential Information to the extent (i) the disclosure is necessary for the Member or the Company’s employees, agents, representatives and advisors to fulfill their duties to the Company pursuant to this Agreement or other written agreements or (ii) the disclosure is required by Law, court order, subpoena or legal process or to comply with the requirements of a state or federal regulatory authority.

(c)    Upon expiration or other termination of a Member’s interest in the Company, that Member may not take any of the Confidential Information, and that Member shall promptly return to the Company all Confidential Information in that Member’s possession or control.

Section 15.03    Amendments.    Except as otherwise contemplated by this Agreement, this Agreement may be amended or modified upon the written consent of the Board of Managers, together with the written consent of the holders of a majority of the Common Units then outstanding, excluding all Common Units held directly or indirectly by the Corporation. Notwithstanding the foregoing, no amendment or modification:

(a)    to Section 6.01    may be made without the written consent of (i) the Board of Managers, (ii) the Majority Members, and (iii) the Corporation.

(b)    to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; and

(c)    to any of the terms and conditions of this Agreement which would (i) reduce the amounts distributable to a Member pursuant to Articles IV and XIV in a manner that is not pro rata with respect to all Members, (ii) increase the liabilities of such Member hereunder, (iii) otherwise adversely affect a holder of Units (with respect to such Units) in a manner disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Article XII) or (iv) adversely affect the rights of any Member under Section 7.01 or 7.04 or Article X or XI, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of the holders a majority of such affected Units, as the case may be.

Notwithstanding any of the foregoing, the Board of Managers may make any amendment (i) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided that, any such amendment does not adversely change the rights of the Members hereunder in any respect, (ii) to reflect any changes to the Class A Common Stock or Class B Common Stock or the issuance of any other capital stock of the Corporation, (iii) to issue Units in accordance with Section 3.02(b), (iv) to the extent reasonably necessary or advisable to avoid the Company being treated as a “publicly traded partnership” or being taxed as a corporation pursuant to Section 7704 of the Code or any successor provision thereto under the Code or (v) in accordance with Section 5.08.

Section 15.04    Title to Company Assets.    Company assets shall be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All assets of the Company shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 15.05    Addresses and Notices.    All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of an electronic transmission (receipt confirmation requested), and shall be directed to the address set forth, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the Company or the sending party.

To the Company:

American Oncology Network, LLC
[Address]
Attn:
Email:

with a copy (which copy shall not constitute notice) to:

[       ]
[Address]
Attn:
Email:

To the Corporation:

American Oncology Network, Inc.
[Address]
Attn:
Email:

with a copy (which copy shall not constitute notice) to:

[       ]
[Address]
Attn:
Email:

To the Members, as set forth on Schedule 2.

Section 15.06    Binding Effect; Intended Beneficiaries.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.07    Creditors.    None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, capital or property of the Company other than as a secured creditor.

Section 15.08    Waiver.    No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.09    Counterparts.    This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 15.10    Applicable Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, dispute, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be heard in the state or federal courts of the State of Delaware, and the parties hereby consent to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT) AND SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT SERVICE OF PROCESS UPON SUCH PARTY AT THE ADDRESS REFERRED TO IN SECTION 15.05 (INCLUDING BY PREPAID CERTIFIED MAIL WITH A VALIDATED PROOF OF MAILING RECEIPT), TOGETHER WITH WRITTEN NOTICE OF SUCH SERVICE TO SUCH PARTY, SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

Section 15.11    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 15.12    Further Action.    The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.13    Execution and Delivery by Electronic Signature and Electronic Transmission.    This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby or entered into by the Company in accordance herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic signature or electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic signature or electronic transmission to execute or deliver a document or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 15.14    Right of Offset.    Whenever the Company or the Corporation is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company or the Corporation which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 15.14.

Section 15.15    Entire Agreement.    This Agreement, those documents expressly referred to herein, any indemnity agreements entered into in connection with the Prior LLC Agreement with any member of the board of directors at that time and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Prior LLC Agreement is superseded by this Agreement as of the Effective Date and shall be of no further force and effect thereafter.

Section 15.16    Remedies.    Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 15.17    Descriptive Headings; Interpretation.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Third Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

AMERICAN ONCOLOGY NETWORK, LLC

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

SCHEDULE 1

SCHEDULE OF PRE-BUSINESS COMBINATION MEMBERS

Member:	Class A Units	Class A-1 Units	Class B Units

[Schedule 1 to Third Amended and Restated Limited Liability Company Agreement of American Oncology

Network, LLC]

SCHEDULE 2

SCHEDULE OF MEMBERS

Member:	Common Units	Cash Received in the Recapitalization	Contact Information for Notice

This Schedule of Members shall be updated from time to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units, or to reflect any additional issuances of Common Units pursuant to this Agreement.

[Schedule 2 to Third Amended and Restated Limited Liability Company Agreement of American Oncology

Network, LLC]

SCHEDULE 3

INITIAL OFFICERS

[Schedule 3 to Third Amended and Restated Limited Liability Company Agreement of American Oncology Network, LLC]

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [                           ], 20[              ] (this “Joinder”), is delivered pursuant to that certain Third Amended and Restated Limited Liability Company Agreement, dated as of [                     ], [                          ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of American Oncology Network, LLC, a Delaware limited liability company (the “Company”), by and among the Company, [American Oncology Network, Inc.], a Delaware corporation (the “Corporation”), and each of the other Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement.

1.    Joinder to the Agreement.    Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is admitted as and hereafter will be a Member under the Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Agreement as if it had been a signatory thereto as of the date thereof.

2.    Incorporation by Reference.    All terms and conditions of the Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.    Address.    All notices under the Agreement to the undersigned shall be direct to:

[Name]
[Address]
[City, State, Zip Code]
Attn:
Facsimile:
E-mail:

[Exhibit A to Third Amended and Restated Limited Liability Company Agreement of American Oncology

Network, LLC]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Acknowledged and agreed
as of the date first set forth above:

AMERICAN ONCOLOGY NETWORK, LLC

By: [American Oncology Network, Inc.]

By:
Name:
Title:

[Exhibit A to Third Amended and Restated Limited Liability Company Agreement of American Oncology
Network, LLC]

EXHIBIT B-1

FORM OF AGREEMENT AND CONSENT OF SPOUSE

The undersigned spouse of [                          ] (the “Member”), a party to that certain Third Amended and Restated Limited Liability Company Agreement, dated as of [                        ], [                    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of American Oncology Network, LLC, a Delaware limited liability company (the “Company”), by and among the Company, [American Oncology Network, Inc.], a Delaware corporation, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledges on his or her own behalf that:

I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement which include certain restrictions on Transfer.

I hereby consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.

I hereby acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.

Dated:

[NAME OF SPOUSE]

By:
Name:
Title:

[Exhibit B-1 to Third Amended and Restated Limited Liability Company Agreement of American Oncology
Network, LLC]

EXHIBIT B-2

FORM OF SPOUSE’S CONFIRMATION OF SEPARATE PROPERTY

I, the undersigned, the spouse of [               ] (the “Member”), who is a party to that certain Third Amended and Restated Limited Liability Company Agreement, dated as of [                ], [                 ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of American Oncology Network, LLC, a Delaware limited liability company (the “Company”), by and among the Company, [American Oncology Network, Inc.], a Delaware corporation, and each of the other Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledge and confirm on that the Units owned by said Member are the sole and separate property of said Member, and I hereby disclaim any interest in same.

I hereby acknowledge that the meaning and legal consequences of this Member’s spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this Member’s spouse’s confirmation of separate property without any duress and of free will.

Dated:

[NAME OF NEW MEMBER]

By:
Name:
Title:

[Exhibit B-2 to Third Amended and Restated Limited Liability Company Agreement of American Oncology
Network, LLC]

Annex E

Form of Amended and Restated Acquiror Certificate of Incorporation

Final Form

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

[                              ]

Digital Transformation Opportunities Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.The name of the Corporation is “Digital Transformation Opportunities Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 17, 2020 (the “Original Certificate”).

2.An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 9, 2021 (the “First Amended and Restated Certificate”).

3.This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and by written consent of the Corporation’s stockholders in accordance with Section 228 of the DGCL.

4.This Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware (the “Effective Time”).

5.The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is [American Oncology Network, Inc.] (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [   ] shares, consisting of (a) [   ] shares of common stock (the “Common Stock”), including (i) [   ] shares of Class A common stock (the “Class A Common Stock”) and (ii) [   ] shares of Class B common stock (the “Class B Common Stock”), and (b) [   ] shares of preferred stock (the “Preferred Stock”). The number of authorized shares of either Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding or, in the case of Common Stock, then necessary for issuance in connection with the exchange or redemption of Common Units (the “Common Units”) of American Oncology Network, LLC, a Delaware limited liability company

(“AON LLC”) pursuant to Article 11 (an “Exchange”) of that certain Third Amended and Restated Limited Liability Company Agreement of AON LLC (the “LLC Agreement”)) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Common Stock or Preferred Stock, as applicable, voting separately as a class shall be required therefor, unless a separate vote is required pursuant to any certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL.

Upon the Effective Time, each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and changed into one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof. Any stock certificate or book-entry position that immediately prior to the Effective Time represented shares of Class B Common Stock shall from and after the Effective Time be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof.

Section 4.2Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a Preferred Stock Designation, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3Common Stock.

(a)Voting.

(i)Except as otherwise provided in this Amended and Restated Certificate or as required by applicable law, each holder of record of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record as of the applicable record date by such holder on all matters on which stockholders generally are entitled to vote.

(ii)Except as otherwise provided in this Amended and Restated Certificate or as required by applicable law, each holder of record of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record as of the applicable record date by such holder on all matters on which stockholders generally or holders of Class B Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock).

(iii)Except as otherwise provided in this Amended and Restated Certificate (including any Preferred Stock Designation) or required by applicable law, at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)Dividends and Distributions.

(i)Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock shall be entitled to receive ratably, taken together as a single class, in proportion to the number of shares held by each such stockholder such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(ii)Class B Common Stock. Dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(c)Liquidation, Dissolution or Winding Up; Deemed Liquidation Events. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or any Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock having a preference over the Class B Common Stock as to distributions upon dissolution, liquidation, winding up or a Deemed Liquidation Event, the holders of shares of Class B Common Stock shall be entitled to receive $0.0001 per share, and upon receiving such amount, such holders of shares of Class B Common Stock, as such, shall not be entitled to receive any other assets or funds of the Corporation. Thereafter, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. For purposes of this Amended and Restated Certificate, “Deemed Liquidation Event” shall mean (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; provided, that, for the purpose of this Section 4.3(c), all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged; (ii) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided, that, an acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

(d)Cancellation of Class B Common Stock. In the event that any outstanding share of Class B Common Stock shall cease to be held directly or indirectly by a holder of a Common Unit, as set forth in the books and records of AON LLC (including pursuant to an Exchange), such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and cancelled for no consideration. The Corporation shall not issue additional shares of Class B Common Stock after the Effective Time other than in connection with the valid issuance of Common Units in accordance with the LLC Agreement, such that after such issuance of Class B Common Stock such holder of Common Units holds an identical number of Common Units and shares of Class B Common Stock.

(e)Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to the number of then-outstanding Common Units subject to Exchange from time to time.

(f)Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Amended and Restated Certificate, scheme, arrangement or otherwise (each, a “Split”)) any series of Common Stock into a greater or lesser number of shares, the shares of each other series of Common Stock outstanding immediately prior to such combination or subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of Class B Common Stock to shares of outstanding Class A Common Stock immediately prior to such combination or subdivision shall be maintained immediately after such combination or subdivision; provided, that such actions with respect to the Class B Common Stock shall be subject to Sections 3.04 and 3.05 of the LLC Agreement. Any adjustment described in this Section 4.3(f) shall become effective at the close of business on the date the combination or subdivision becomes effective.

(g)Restrictions on Transfers of Class B Common Stock. A holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee (as defined in the LLC Agreement) of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with Article X of the LLC Agreement. Any purported transfer of shares of Class B Common Stock to any person other than a Permitted Transferee, or not accompanied by a simultaneous transfer of such holder’s Common Units to such Permitted Transferee in compliance with

Article X of the LLC Agreement shall be null and void ab initio and shall not be recognized or given effect by the Corporation, the Corporation’s transfer agent or the Secretary of the Corporation.

Section 4.4Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation then in effect (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2Number, Election and Term.

(a)The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board, subject to any contractual rights of stockholders or any series of the Preferred Stock to elect directors.

(b)Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to any contractual rights of stockholders, in accordance with the DGCL, or the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof and the contractual rights of any stockholder, in accordance with the DGCL, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director

(and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4Removal. Subject to Section 5.5 hereof and the contractual rights of any stockholder, in accordance with the DGCL, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66.7% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2Indemnification and Advancement of Expenses.

(a)To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act (“ERISA”) excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, solely to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE X

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, however, that Section 4.3(a)(iii) of this Amended and Restated Certificate may be amended only as provided therein.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. This exclusive forum provision will not apply to any action brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. If any action the subject matter of which is within the scope of this Section 11.1 is filed in a court other than a court located within the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to service of process on such stockholder’s counsel. Additionally, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Section 11.2Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

IN WITNESS WHEREOF, Digital Transformation Opportunities Corp. has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]

Annex F

AMENDED AND RESTATED BYLAWS

OF

[AMERICAN ONCOLOGY NETWORK, INC.]

(adopted on [   ])

ARTICLE I

OFFICES

Section 1.1.    Registered Office.    The registered office of [American Oncology Network, Inc.] (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time.

Section 1.2.    Additional Offices.    The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1.    Annual Meetings.    The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). The Board acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

Section 2.2.    Special Meetings.    Subject to the rights of the holders of any outstanding series of the Preferred Stock (as defined below) and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer (or any Co-Chief Executive Officer, if applicable), or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). The Board acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

Section 2.3.    Notices.    Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

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Section 2.4.    Advance Notice Procedures.

(a)    Annual Meetings of Stockholders.

(i)    Nominations of persons for election to the Board or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).

(ii)    For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), (A) the stockholder must have given timely notice in writing to the secretary and any such nomination or proposed business must constitute a proper matter for stockholder action, (B) the stockholder must have complied in all respects with the requirements of Regulation 14A under the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”) including, without limitation, the requirements of Rule 14a-19 (as such rule and regulations may be amended from time to time by the Securities and Exchange Commission (“SEC”) including any SEC Staff interpretations relating thereto), and (C) the Board or an executive officer designated thereby shall determine that the stockholder has satisfied the requirements of this clause (ii), including without limitation the satisfaction of any undertaking delivered under paragraph (E) below. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting has been changed by more than 30 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than the later of (x) 5:00 p.m., local time, on the 90th day before the meeting or (y) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Corporation no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

(iii)    A stockholder’s notice to the secretary must set forth:

(1)    as to each person whom the stockholder proposes to nominate for election as a director:

(A)    such person’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Corporation that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to the Section 14 of the 1934 Act;

(B)    such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Corporation if elected;

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(C)    a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Corporation (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”);

(D)    a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

(E)    with respect to any director nominations, a written undertaking by the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made, by such beneficial owner, that such stockholder or beneficial owner will deliver to beneficial owners of shares representing at least 67% of the voting power of the stock entitled to vote generally in the election of directors either (x) at least 20 calendar days before the annual meeting, a copy of its definitive proxy statement for the solicitation of proxies for its director candidates, or (y) at least 40 calendar days before the annual meeting a Notice of Internet Availability of Proxy Materials that would satisfy the requirements of Rule 14a-16(d) of the 1934 Act;

(2)    as to any other business that the stockholder proposes to bring before the annual meeting:

(A)    a brief description of the business desired to be brought before the annual meeting;

(B)    the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws or the Corporation’s certificate of incorporation);

(C)    the reasons for conducting such business at the annual meeting;

(D)    any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

(E)    a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(3)    as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(A)    the name and address of such stockholder (as they appear on the Corporation’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

(B)    for each class or series, the number of shares of stock of the Corporation that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(C)    a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

(D)    a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities (any of the foregoing, a “Derivative Instrument”), or any other

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agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities;

(E)    any rights to dividends on the Corporation’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

(F)    any proportionate interest in the Corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(G)    any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

(H)    any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(I)    any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

(J)    a representation and undertaking that the stockholder is a holder of record of stock of the Corporation as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(K)    a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;

(L)    any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

(M)    such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(iv)    In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Corporation in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof and (2) to provide any additional information that the Corporation may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Corporation, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Corporation or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than

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eight business days prior to the date for the meeting or any adjournment, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

(b)    Special Meetings of Stockholders.    Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the Corporation’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Corporation’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than the later of (x) 5:00 p.m., local time, on the 90th day before the meeting or (y) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).

(c)    Other Requirements.

(i)    To be eligible to be a nominee by any stockholder for election as a director of the Corporation, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):

(1)    a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation;

(2)    a written representation and undertaking that, unless previously disclosed to the Corporation, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;

(3)    a written representation and undertaking that, unless previously disclosed to the Corporation, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4)    a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time; and

(5)    a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board.

(ii)    At the request of the Board, any person nominated by the Board for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(iii)    No person will be eligible to be nominated by a stockholder for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(iv)    The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not

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properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(v)    Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(vi)    Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).

(vii)    Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or any other business proposal.

Section 2.5.    Quorum.    Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.7 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.6.    Voting of Shares.

(a)    Voting Lists.    The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.6(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be

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held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.6(a) or to vote in person or by proxy at any meeting of stockholders.

(b)    Manner of Voting.    At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c)    Proxies.    Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.

(i)    A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii)    A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d)    Required Vote.    Subject to the rights of the holders of one or more series of preferred stock of the Corporation (“Preferred Stock”), voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e)    Inspectors of Election.    The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the

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meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.7.    Adjournments.    Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.8.    Conduct of Meetings.    The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (or a Co-Chief Executive Officer, if applicable) (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer (or the Co-Chief Executive Officers, if applicable) or if the Chief Executive Officer (or the Co-Chief Executive Officers, if applicable) is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9.    Consents in Lieu of Meeting.

Subject to the rights of holders of the Class B Common Stock of the Corporation or the preferred stock of the Corporation, as provided in the Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE III

DIRECTORS

Section 3.1.    Powers.    The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2.    Number and Election.    The Board shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by

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resolution of a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Section 3.3.    Election, Qualification and Term of Office of Directors.    Unless otherwise provided by the Certificate of Incorporation and subject to the special rights of holders of any series of Preferred Stock to elect directors, the Board shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the Whole Board. Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

Section 3.4.    Resignation and Vacancies

(a)    Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

(b)    Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board, and subject to the rights of holders of Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

Section 3.5.    Removal of Directors.    Subject to the special rights of holders of any series of Preferred Stock to elect directors, any director or the entire Board may only be removed from office by stockholders of the Corporation in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

Section 3.6.    Compensation.    Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

ARTICLE IV

BOARD MEETINGS

Section 4.1.    Annual Meetings.    The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2.    Regular Meetings.    Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3.    Special Meetings.    Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of the Whole Board, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware)

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as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4.    Quorum; Required Vote.    A majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5.    Consent In Lieu of Meeting.    Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6.    Organization.    The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (or a Co-Chief Executive Officer, if applicable) (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer (or the Co-Chief Executive Officers, if applicable) or if the Chief Executive Officer (or the Co-Chief Executive Officers, if applicable) is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1.    Establishment.    The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2.    Available Powers.    Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3.    Alternate Members.    The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

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Section 5.4.    Procedures.    Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article IV of these Bylaws.

ARTICLE VI

OFFICERS

Section 6.1.    Officers.    The officers of the Corporation elected by the Board shall be a Chief Executive Officer (or Co-Chief Executive Officers, if applicable), a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairman, a President, Vice Presidents, Assistant Secretaries, a Treasurer and Assistant Treasurers) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this ARTICLE VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer (or a Co-Chief Executive Officer, if applicable) or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer (or a Co-Chief Executive Officer, if applicable) or President, as may be prescribed by the appointing officer.

(a)    Chairman of the Board.    The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (or a Co-Chief Executive Officer, if applicable) (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The positions of Chairman of the Board and Chief Executive Officer (or Co-Chief Executive Officer, if applicable) may be held by the same person.

(b)    Chief Executive Officer.    The Chief Executive Officer (or the Co-Chief Executive Officers, if applicable) shall be the chief executive officer(s) of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (or a Co-Chief Executive Officer, if applicable) (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The positions of Chief Executive Officer (or Co-Chief Executive Officer, if applicable) and President may be held by the same person.

(c)    President.    The President shall make recommendations to the Chief Executive Officer (or the Co- Chief Executive Officers, if applicable) on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer (or the Co-Chief Executive Officers, if applicable). In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer (or the Co-Chief Executive Officers, if applicable), the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The positions of President and Chief Executive Officer (or Co-Chief Executive Officer, if applicable) may be held by the same person.

(d)    Vice Presidents.    In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

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(e)    Secretary.

(i)    The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer (or any Co-Chief Executive Officer, if applicable) or the President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)    The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(f)    Assistant Secretaries.    The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g)    Chief Financial Officer.    The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer (or any Co-Chief Executive Officer, if applicable) or the President may authorize).

(h)    Treasurer.    The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 6.2.    Term of Office; Removal; Vacancies.    The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer (or a Co-Chief Executive Officer, if applicable) or President may also be removed, with or without cause, by the Chief Executive Officer (or any Co-Chief Executive Officer, if applicable) or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer (or a Co-Chief Executive Officer, if applicable) or President may be filled by the Chief Executive Officer (or any Co-Chief Executive Officer, if applicable), or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Section 6.3.    Other Officers.    The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4.    Multiple Officeholders; Stockholder and Director Officers.    Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1.    Certificated and Uncertificated Shares.    The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2.    Multiple Classes of Stock.    If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences

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and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3.    Signatures.    Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, the Chief Executive Officer (or any Co- Chief Executive Officer, if applicable), the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4.    Consideration and Payment for Shares.

(a)    Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b)    Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5.    Lost, Destroyed or Wrongfully Taken Certificates.

(a)    If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b)    If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6.    Transfer of Stock.

(a)    If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i)    in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii)    (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares;

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or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii)    the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv)    the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v)    such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b)    Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7.    Registered Stockholders.    Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8.    Effect of the Corporation’s Restriction on Transfer.

(a)    A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b)    A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.

Section 7.9.    Regulations.    The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1.    Right to Indemnification.    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service

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with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employment Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2.    Right to Advancement of Expenses.    In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3.    Right of Indemnitee to Bring Suit.    If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4.    Non-Exclusivity of Rights.    The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5.    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6.    Indemnification of Other Persons.    This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

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Section 8.7.    Amendments.    Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.8.    Certain Definitions.    For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9.    Contract Rights.    The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10.    Severability.    If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX

MISCELLANEOUS

Section 9.1.    Place of Meetings.    If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2.    Fixing Record Dates.

(a)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to

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such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3.    Means of Giving Notice.

(a)    Notice to Directors.    Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director; (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation; (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation; or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b)    Notice to Stockholders.    Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c)    Electronic Transmission.    “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

(d)    Notice to Stockholders Sharing Same Address.    Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e)    Exceptions to Notice Requirements.    Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is

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unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4.    Waiver of Notice.    Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5.    Meeting Attendance via Remote Communication Equipment.

(a)    Stockholder Meetings.    If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)    participate in a meeting of stockholders; and

(ii)    be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)    Board Meetings.    Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6.    Dividends.    The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7.    Reserves.    The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

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Section 9.8.    Contracts and Negotiable Instruments.    Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer (or any Co-Chief Executive Officer, if applicable), the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, the Chief Executive Officer (or any Co-Chief Executive Officer, if applicable), the President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9.    Fiscal Year.    The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10.    Seal.    The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11.    Books and Records.    The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12.    Resignation.    Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer (or any Co-Chief Executive Officer, if applicable), the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13.    Surety Bonds.    Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, the Chief Executive Officer (or any Co-Chief Executive Officer, if applicable), the President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, the Chief Executive Officer (or any Co-Chief Executive Officer, if applicable), the President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14.    Securities of Other Corporations.    Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer (or any Co-Chief Executive Officer, if applicable), the President, or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15.    Amendments.    These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66.7% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.5, Article VIII, this 9.15 or Section 9.16 (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The Board shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board.

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Section 9.16.    Forum of Certain Actions.

(a)    Forum.    Unless a majority of the Whole Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, these By-laws or the Certificate of Incorporation (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.

(b)    Personal Jurisdiction.    If any action the subject matter of which is within the scope of Section 1 of this Section 9.16 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 1 of this Section 9.16 (an “Enforcement Action”) and (b) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(c)    Enforceability.    If any provision of this Section 9.16 shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 9.16, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

(d)    Notice and Consent.    For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.16.

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Annex G

Form of Incentive Equity Plan

AMERICAN ONCOLOGY NETWORK, INC.

2022 INCENTIVE EQUITY PLAN

1.Purposes of the Plan; Award Types.

(a)Purposes of the Plan. The purposes of this Plan are to attract and retain personnel for positions with the Company Group, to provide additional incentive to Employees, Directors, and Consultants (collectively, “Service Providers”), and to promote the success of the Company’s business.

(b)Award Types. The Plan permits the grant of Incentive Stock Options (“ISO”) to any ISO Employee and the grant of Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Performance Awards to any Service Provider.

2.Definitions. The following definitions are used in this Plan:

(a)“Administrator” means Administrator as defined in Section 4(a).

(b)“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of Shares under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and, only to the extent applicable with respect to an Award or Awards, the tax, securities, exchange control, and other laws of any jurisdictions other than the United States where Awards are, or will be, granted under the Plan. Reference to a section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(c)“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms applicable to an Award granted under the Plan. The Award Agreement is subject to the terms of the Plan.

(e)“Board” means the Board of Directors of the Company.

(f)“Change in Control” means the occurrence of any of the following events:

(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control and provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this Section 2(f)(i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)A change in the effective control of the Company which occurs on the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the appointment or election. For purposes of this Section 2(f)(ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, that for this Section 2(f)(iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets:

(1)a transfer to an entity controlled by the Company’s stockholders immediately after the transfer, or

(2)a transfer of assets by the Company to:

(A)a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock,

(B)an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company,

(C)a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or

(D)an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in Section 2(f)(iii)(2)(A) to Section 2(f)(iii)(2)(C).

For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For this definition, persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For the avoidance of doubt, wholly-owned subsidiaries of the Company shall not be considered “Persons” for purposes of this Section 2(f).

(iv)A transaction will not be a Change in Control:

(1)unless the transaction qualifies as a change in control event within the meaning of Code Section 409A; or

(2)if its primary purpose is to (1) change the jurisdiction of the Company’s incorporation, or (2) create a holding company owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a section of the Code or regulation related to that section shall include such section or regulation, any valid regulation issued or other official applicable guidance of general or direct applicability promulgated under such section or regulation, and any comparable provision of any future legislation, regulation or official guidance of general or direct applicability amending, supplementing or superseding such section or regulation.

(h)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board.

(i)“Common Stock” means the Class A common stock of the Company.

(j)“Company” means American Oncology Network, Inc., a Delaware corporation, or any of its successors.

(k)“Company Group” means the Company, American Oncology Partners of Maryland, P.A. and American Oncology Partners, P.A. and any corporation, partnership, limited liability company or other entity in which any of the foregoing own, directly or indirectly, equity securities with a majority of the voting power.

(l)“Consultant” means any natural person engaged by a member of the Company Group to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities. A Consultant must be a person to whom the issuance of Shares registered on Form S-8 under the Securities Act is permitted.

(m)“Director” means a member of the Board.

(n)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o)“Employee” means any person, including Officers and Directors, providing services as an employee to the Company or any member of the Company Group. However, with respect to Incentive Stock Options, an Employee must be employed by the Company or any Parent or Subsidiary of the Company (such an Employee, an “ISO Employee”). Notwithstanding, Options awarded to individuals not providing services to the Company or a Subsidiary of the Company should be carefully structured to comply with the payment timing rule of Code Section 409A. Neither service as a Director nor payment of a director’s fee by the Company will constitute “employment” by the Company.

(p)“Exchange Act” means the U.S. Securities Exchange Act of 1934.

(q)“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower Exercise Prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the Exercise Price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r)“Exercise Price” means the price payable per share to exercise an Award.

(s)“Expiration Date” means the last possible day on which an Option or Stock Appreciation Right may be exercised. Any exercise must be completed before midnight U.S. Eastern Time between the Expiration Date and the following date; provided, however, that any broker-assisted cashless exercise of an Option granted hereunder must be completed by the close of market trading on the Expiration Date.

(t)“Fair Market Value” means, as of any date, the value of a Share, determined as follows:

(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, the Fair Market Value will be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported by such source as the Administrator determines to be reliable. If the determination date for the Fair Market Value occurs on a non-Trading Day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding Trading Day, unless otherwise determined by the Administrator;

(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date on the last Trading Day such bids and asks were reported), as reported by such source as the Administrator determines to be reliable;

(iii)Absent an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a weekend, holiday or other day other than a Trading Day, the Fair Market Value will be the price as determined under subsections (t)(i) or (t)(ii) above on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the Exercise Price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. Note that the determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(u)“Fiscal Year” means a fiscal year of the Company.

(v)“Grant Date” means Grant Date as defined in Section 4(c).

(w)“Incentive Stock Option” means an Option that is intended to qualify and does qualify as an incentive stock option within the meaning of Code Section 422.

(x)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(y)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(z)“Option” means a right to acquire Shares granted under Section 6.

(aa)“Outside Director” means a Director who is not an Employee.

(bb)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(cc)“Participant” means the holder of an outstanding Award.

(dd)“Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10.

(ee)“Performance Period” means Performance Period as defined in Section 10(a)

(ff) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(gg)“Plan” means this 2022 Incentive Equity Plan.

(hh)“Restricted Stock” means Shares issued under an Award granted under Section 8 or issued as a result of the early exercise of an Option.

(ii)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value, granted under Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(jj)“Securities Act” means U.S. Securities Act of 1933.

(kk)“Service Provider” means an Employee, Director or Consultant.

(ll)“Share” means a share of the Common Stock as adjusted in accordance with Section 13 of the Plan.

(mm)    “Stock Appreciation Right” means an Award granted under Section 7.

(nn)    “Subsidiary” means a “subsidiary corporation” as defined in Code Section 424(f), in relation to the Company.

(oo)“Tax Withholdings” means tax, social insurance and social security liability or premium obligations in connection with the Awards, including, without limitation, (i) all federal, state, and local income, employment and any other taxes (including the Participant’s U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or a member of the Company Group, (ii) the Participant’s and, to the extent required by the Company, the fringe benefit tax liability of the Company or a member of the Company Group, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares issued under the Award, and (iii) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such Award, the Shares subject to, or other amounts or property payable under, an Award, or otherwise associated with or related to participation in the Plan and with respect to which the Company or the applicable member of the Company Group has either agreed to withhold or has an obligation to withhold.

(pp)“Ten Percent Owner” means Ten Percent Owner as defined in Section 6(b)(i).

(qq)“Trading Day” means a day on which the primary stock exchange or national market system (or other trading platform, as applicable) on which the Common Stock trades is open for trading.

(rr)“Transaction” means Transaction as defined in Section 14(a).

3.Shares Subject to the Plan.

(a)Allocation of Shares to Plan. The maximum aggregate number of Shares that may be issued under the Plan is:

(i)5,300,000 Shares, plus

[(ii)any Shares subject to stock options or other awards that are assumed as part of the Transactions (“Assumed Awards”) and that, on or after the Closing Date, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan under this clause (ii) equal to [   ] Shares], plus

(iii)any additional Shares that become available for issuance under the Plan under Sections 3(b) and 3(c), minus

(iv) with respect to any Retention Class B-1 Unit Awards, any such Shares (1) into which the Retention Class B-1 Unit Awards have been exchanged as part of the Company Class B-1 Unit Award Exchange Offer or (2) that have been issued or are issuable in respect of any Company Common Units into which such Retention Class B-1 Unit Awards were reclassified upon the adoption of the Amended and Restated Company LLC Agreement.

The Shares may be authorized but unissued Common Stock or Common Stock issued and then reacquired by the Company.

(b)Automatic Share Reserve Increase. The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2023 Fiscal Year, in an amount equal to the least of:

(i)[   ] Shares,

(ii)5% of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, and

(iii)a lesser number of Shares determined by the Administrator.

(c)Share Reserve Return.

(i)Options and Stock Appreciation Rights. If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full or is surrendered under an Exchange Program, the unissued Shares subject to the Option or Stock Appreciation Right will become available for future issuance under the Plan.

(ii)Stock Appreciation Rights. Only Shares actually issued pursuant to a Stock Appreciation Right (i.e., the net Shares issued) will cease to be available under the Plan; all remaining Shares originally subject to the Stock Appreciation Right will remain available for future issuance under the Plan.

(iii)Full-Value Awards. Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, or stock-settled Performance Awards that are reacquired by the Company due to failure to vest or are forfeited to the Company will become available for future issuance under the Plan.

(iv)Withheld Shares. Shares used to pay the Exercise Price of an Award or to satisfy Tax Withholdings related to an Award will become available for future issuance under the Plan.

(v)Cash-Settled Awards. If any portion of an Award under the Plan is paid to a Participant in cash rather than Shares, that cash payment will not reduce the number of Shares available for issuance under the Plan.

(d)Incentive Stock Options. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal to 300% of the aggregate Share number stated in Section 3(a) plus, to the extent allowable under Code Section 422, any Shares that become available for issuance under the Plan under Sections 3(b) and 3(c).

(e)Adjustment. The numbers provided in Sections 3(a), 3(b), and 3(d) will be adjusted as a result of changes in capitalization and any other adjustments under Section 13.

(f)Substitute Awards. If the Committee grants Awards in substitution for equity compensation awards outstanding under a plan maintained by an entity acquired by or becomes a part of any member of the Company Group, the grant of those substitute Awards will not decrease the number of Shares available for issuance under the Plan.

(g)Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.Administration of the Plan.

(a)Procedure.

(i)The Plan will be administered by the Board or a Committee (the “Administrator”). Different Administrators may administer the Plan with respect to different groups of Service Providers. The Board may retain the authority to concurrently administer the Plan with a Committee and may revoke the delegation of some or all authority previously delegated.

(ii)To the extent permitted by Applicable Laws, the Board or a Committee may delegate to one or more subcommittees of the Board or a Committee or officers the authority to grant Awards to Employees of the Company or any of its Subsidiaries, provided that the delegation must comply with any limitations on the authority required by Applicable Laws, including the total number of Shares that may be subject to the Awards granted by such officer(s). This delegation may be revoked at any time by the Board or Committee.

(b)Powers of the Administrator. Subject to the terms of the Plan, any limitations on delegations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable to administer the Plan including:

(i)to determine the Fair Market Value;

(ii)to approve forms of Award Agreements for use under the Plan;

(iii)to select the Service Providers to whom Awards may be granted and grant Awards to such Service Providers;

(iv)to determine the number of Shares to be covered by each Award granted;

(v)to determine the terms and conditions, consistent with the Plan, of any Award granted. Such terms and conditions may include, but are not limited to, the Exercise Price, the time(s) when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating to an Award;

(vi)to institute and determine the terms and conditions of an Exchange Program;

(vii) to construe interpret the Plan and make any decisions necessary to administer the Plan, including but not limited to determining whether and when a Change in Control has occurred;

(viii) to establish, amend and rescind rules and regulations and adopt sub-plans relating to the Plan, including rules, regulations and sub-plans for the purposes of facilitating compliance with applicable non-U.S. laws, easing the administration of the Plan and/or obtaining tax-favorable treatment for Awards granted to Service Providers located outside the U.S., in each case as the Administrator may deem necessary or advisable;

(ix)to interpret, modify or amend each Award (subject to Section 19), including extending the Expiration Date and the post-termination exercisability period of such modified or amended Awards;

(x)to allow Participants to satisfy tax withholding obligations in any manner permitted by Section 16;

(xi)to delegate ministerial duties to any of the Company’s Employees;

(xii)to authorize any person to take any steps and execute, on behalf of the Company, any documents required for an Award previously granted by the Administrator to be effective;

(xiii) to temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes, provided that, unless prohibited by Applicable Laws, such suspension shall be lifted in all cases not less than 10 Trading Days before the last date that the Award may be exercised;

(xiv) to allow Participants to defer the receipt of the payment of cash or the delivery of Shares otherwise due to any such Participants under an Award; and

(xv) to make any determinations necessary or appropriate under Section 13

(c) Grant Date. The grant date of an Award (“Grant Date”) will be the date that the Administrator makes the determination granting such Award or may be a later date if such later date is designated by the Administrator on the date of the determination or under an automatic grant policy. Notice of the determination will be provided to each Participant within a reasonable time after the Grant Date.

(d) Waiver. The Administrator may waive any terms, conditions or restrictions.

(e) Fractional Shares. Except as otherwise provided by the Administrator, any fractional Shares that result from the adjustment of Awards will be canceled. Any fractional Shares that result from vesting percentages will be accumulated and vested on the date that an accumulated full Share is vested.

(f) Electronic Delivery. The Company may deliver by e-mail or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company or another member of the Company Group) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports and proxy statements).

(g) Choice of Law; Choice of Forum. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agreement that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant’s services are performed.

(h) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to ISO Employees.

6.Stock Options.

(a)Stock Option Award Agreement. Each Option will be evidenced by an Award Agreement that will specify the number of Shares subject to the Option, per share Exercise Price, its Expiration Date, and such other terms and conditions as the

Administrator determines. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. An Option not designated as an Incentive Stock Option is a Nonstatutory Stock Option.

(b) Exercise Price. The Exercise Price for the Shares to be issued upon exercise of an Option will be determined by the Administrator and stated in the Award Agreement, subject to the following:

(i) In the case of an Incentive Stock Option:

(1) granted to an ISO Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company (a “Ten Percent Owner”), the Exercise Price for the Shares to be issued will be no less than 110% of the Fair Market Value per Share on the date of grant; and

(2) granted to any ISO Employee other than a Ten Percent Owner, the Exercise Price for the Shares to be issued will be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Nonstatutory Stock Option, the Exercise Price for the Shares to be issued will be no less than 100% of the Fair Market Value per Share on the date of grant.

(iii) Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the Grant Date (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to a Service Provider that is not a U.S. taxpayer.

(c) Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option. Unless the Administrator determines otherwise, the consideration may consist of any one or more or combination of the following, to the extent permitted by Applicable Laws:

(i)cash;

(ii)check or wire transfer;

(iii)promissory note, if and to the extent approved by the Company;

(iv)other Shares that have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option will be exercised. To the extent not prohibited by the Administrator, this shall include the ability to tender Shares to exercise the Option and then use the Shares received on exercise to exercise the Option with respect to additional Shares;

(v)consideration received by the Company under a cashless exercise arrangement (whether through a broker or otherwise) implemented by the Company for the exercise of Options that has been approved by the Administrator, if and to the extent permitted by the Company with respect to a particular Award;

(vi)consideration received by the Company under a net exercise program under which Shares are withheld from otherwise deliverable Shares that has been approved by the Administrator, if and to the extent permitted by the Company with respect to a particular Award; and

(vii)any other consideration or method of payment to issue Shares (provided that other forms of considerations may only be approved by the Administrator).

The Administrator has the power to remove or limit any of the above forms of consideration for exercising an Option, except for the payment of cash, at any time in its sole discretion.

(d) Term of Option. The term of each Option will be determined by the Administrator and stated in the Award Agreement, provided that, in the case of an Incentive Stock Option: (a) granted to a Ten Percent Owner, the Option may not be exercisable after the expiration of 5 years from the date such Option is granted, or such shorter term as may be provided in the Award Agreement; and (b) granted to an ISO Employee other than a Ten Percent Owner, the Option may not be exercisable after the expiration of 10 years from the date such Option is granted term, or such shorter term as may be provided in the Award Agreement.

(e) Incentive Stock Option Limitations.

(i) To the extent that the aggregate fair market value of the shares with respect to which incentive stock options under Code Section 422(b) are exercisable for the first time by a Participant during any calendar year (under all plans and agreements of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, the incentive stock options whose value exceeds $100,000 will be treated as nonstatutory stock options. Incentive stock options will be considered in the order in which they were granted. For this purpose, the fair market value of the shares subject to an option will be determined as of the grant date of each option.

(ii) If an Option is designated in the Administrator action that granted it as an Incentive Stock Option but the terms of the Option do not comply with Sections 6(b) and 6(d), then the Option will not qualify as an Incentive Stock Option.

(f) Exercise of Option. An Option is exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable Tax Withholdings). Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, despite the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. An Option may not be exercised for a fraction of a Share. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan (except as provided in Section 3(c)) and for purchase under the Option, by the number of Shares as to which the Option is exercised.

(i) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within 30 days of such cessation, or such longer period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6(d), as applicable) to the extent that the Option is vested on the date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of such cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(ii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within 6 months of cessation, or such longer period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6(d), as applicable) to the extent the Option is vested on the date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within 6 months following the Participant’s death, or within such longer period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6(d), as applicable) to the extent that the Option is vested on the date of death, by the Participant’s designated beneficiary, provided the Administrator has permitted the designation of a beneficiary and provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of the beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. If the Option is exercised pursuant to this

Section 6(f)(iii), Participant’s designated beneficiary or personal representative shall be subject to the terms of this Plan and the Award Agreement, including but not limited to the restrictions on transferability and forfeitability applicable to the Service Provider. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(g) Expiration of Options. Subject to Section 6(d), an Option’s Expiration Date will be set forth in the Award Agreement. An Option may expire before its expiration date under the Plan (including pursuant to Sections 6(f), 13, 14, or 17(d)) or under the Award Agreement.

(h) Tolling of Expiration. If exercising an Option prior to its expiration is not permitted because of Applicable Laws, other than the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, the Option will remain exercisable until 30 days after the first date on which exercise no longer would be prevented by such provisions; provided, however, that this tolling of expiration shall not apply if and to the extent the holder of such Option is a United States taxpayer and the tolling would result in a violation of Section 409A such that the Option would be subject to additional taxation or interest under Section 409A. If this would result in the Option remaining exercisable past its Expiration Date, then unless earlier terminated pursuant to Section 14, the Option will remain exercisable only until the end of the later of (x) the first day on which its exercise would not be prevented by Section 20(a) and (y) its Expiration Date.

7. Stock Appreciation Rights.

(a) Stock Appreciation Right Award Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the number of Shares subject to the Stock Appreciation Right, its per share Exercise Price, its Expiration Date, and such other terms and conditions as the Administrator determines.

(b) Exercise Price. The Exercise Price of a Stock Appreciation Right will be determined by the Administrator, provided that in the case of a Stock Appreciation Right granted to a U.S. taxpayer, the Exercise Price will be no less than 100% of the Fair Market Value of a Share on the date of grant.

(c) Payment of Stock Appreciation Right Amount. Payment upon Stock Appreciation Right exercise may be made in cash, in Shares (which, on the date of exercise, have an aggregate fair market value equal to the amount of payment to be made under the Award), or any combination of cash and Shares, with the determination of form of payment made by the Administrator. When a Participant exercises a Stock Appreciation Right, he or she will be entitled to receive a payment from the Company equal to:

(i) the excess, if any, between the fair market value on the date of exercise over the Exercise Price multiplied by

(ii) the number of Shares with respect to which the Stock Appreciation Right is exercised.

(d) Exercise of Stock Appreciation Right. A Stock Appreciation Right is exercised when the Company receives a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Stock Appreciation Right. Shares issued upon exercise of a Stock Appreciation Right will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to a Stock Appreciation Right, despite the exercise of the Stock Appreciation Right. The Company will issue (or cause to be issued) such Shares promptly after the Stock Appreciation Right is exercised. A Stock Appreciation Right may not be exercised for a fraction of a Share. Exercising a Stock Appreciation Right in any manner will decrease (x) the number of Shares thereafter available under the Stock Appreciation Right by the number of Shares as to which the Stock Appreciation Right is exercised and (y) the number of Shares thereafter available under the Plan by the number of Shares issued upon such exercise.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right’s Expiration Date will be set forth in the Award Agreement. A Stock Appreciation Right may expire before its expiration date under the Plan (including pursuant to Sections 13, 14, or 16(c)) or under the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) relating to the maximum term and Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.

(f) Tolling of Expiration. If exercising a Stock Appreciation Right prior to its expiration is not permitted because of Applicable Laws, other than the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, the Stock Appreciation Right will remain exercisable until 30 days after the first date on which exercise no longer would be prevented by such provisions; provided, however, that this tolling of expiration shall not apply if and to the extent the holder of such Stock Appreciation Right is a United States taxpayer and the tolling would result in a violation of Section 409A such that the Stock Appreciation Right would be subject to additional taxation or interest under Section 409A. If this would result in the Stock Appreciation Right remaining exercisable past its Expiration Date, then unless earlier terminated pursuant to Section 14, the Stock Appreciation Right will remain exercisable only until the end of the later of (x) the first day on which its exercise would not be prevented by Section 20(a) and (y) its Expiration Date.

8. Restricted Stock.

(a) Restricted Stock Award Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the number of Shares subject to the Award of Restricted Stock and such other terms and conditions as the Administrator determines. For the avoidance of doubt, Restricted Stock may be granted without any Period of Restriction (e.g., fully vested stock bonuses). Unless the Administrator determines otherwise, Shares of Restricted Stock will be held in escrow while unvested.

(b) Restrictions.

(i)Except as provided in this Section 8(b) or the Award Agreement, while unvested, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated.

(ii)While unvested, Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(iii)Service Providers holding a Share covered by an Award of Restricted Stock will not be entitled to receive dividends and other distributions paid with respect to such Shares while such Shares are unvested, unless the Administrator provides otherwise. If the Administrator provides that dividends and distributions will be received and any such dividends or distributions are paid in cash they will be subject to the same provisions regarding forfeitability as the Shares with respect to which they were paid and if such dividend or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares with respect to which they were paid and, unless the Administrator determines otherwise, the Company will hold such dividends until the restrictions on the Shares with respect to which they were paid have lapsed.

(iv)Except as otherwise provided in this Section 8(b) or an Award Agreement, a Share covered by each Award of Restricted Stock made under the Plan will be released from escrow when practicable after the last day of the applicable Period of Restriction.

(v)The Administrator may impose (prior to grant) or remove (at any time) any restrictions on Shares covered by an Award of Restricted Stock.

9. Restricted Stock Units.

(a) Restricted Stock Unit Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the number of Restricted Stock Units subject to the Award of Restricted Stock Units and such other terms and conditions as the Administrator determines.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria, if any, that, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (that may include continued employment or service) or any other basis determined by the Administrator in its sole discretion.

(c) Earning Restricted Stock Units. Upon meeting any applicable vesting criteria, the Participant will have earned the Restricted Stock Units and will be paid as determined in Section 9(d). The Administrator may reduce or waive any criteria that must be met to earn the Restricted Stock Units.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) set forth in the Award Agreement and determined by the Administrator. Unless otherwise provided in the Award Agreement, the Administrator may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

10. Performance Awards.

(a) Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify the specify any time period during which any performance objectives or other vesting provisions, if any, will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines.

(b) Objectives or Vesting Provisions and Other Terms. The Administrator will set objectives or vesting provisions that, depending on the extent to which the objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (that may include continued employment or service) or any other basis determined by the Administrator in its sole discretion.

(c) Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) specified in the Award Agreement. Payment with respect to earned Performance Awards will be made in cash, in Shares of equivalent value, or any combination of cash and Shares, with the determination of form of payment made by the Administrator at the time of payment or, in the discretion of the Administrator, at the time of grant.

(d) Value of Performance Awards. Each Performance Award’s threshold, target, and maximum payout values will be established by the Administrator on or before the Grant Date.

(e) Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator may reduce or waive any performance objectives or other vesting provisions for such Performance Award.

11. Leaves of Absence/ Reduced or Part-time Work Schedule/Transfer Between Locations/Change of Status.

(a) Leaves of Absence/ Reduced or Part-time Work Schedule/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be adjusted or suspended during any unpaid leave of absence in accordance with the Company’s leave of absence policy in effect at the time of such leave. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or within the Company Group. In addition, unless the Administrator provides otherwise or as otherwise required by Applicable Laws, if, after the date of grant of a Participant’s Award, the Participant commences working on a part-time or reduced work schedule basis, the vesting of such Award will be adjusted in accordance with the Company’s reduced work schedule/ part-time policy then in effect. Adjustments or suspensions of vesting pursuant to this Section shall be accomplished in a manner that is exempt from or complies with the requirements of Code Section 409A and the regulations and guidance thereunder.

(b) Employment Status. A Participant will not cease to be a Service Provider in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company (or member of the Company Group) or between the Company or any member of the Company Group.

(c) Incentive Stock Options. With respect to Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then 6 months following the first day of such leave any Incentive Stock Option held by a Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12. Transferability of Awards. Unless determined otherwise by the Administrator, or otherwise required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, the Award will be limited by any additional terms and conditions imposed by the Administrator. Any unauthorized transfer of an Award will be void.

13. Adjustments; Dissolution or Liquidation.

(a) Adjustments. If any extraordinary dividend or other extraordinary distribution (whether in cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, other change in the corporate structure of the Company affecting the Shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the Shares occurs (including a Change in Control), the Administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Plan, will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding Award, and the numerical Share limits in Section 3. Notwithstanding the foregoing, the conversion of any convertible securities of the Company and ordinary course repurchases of Shares or other securities of the Company will not be treated as an event that will require adjustment.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant, at such time prior to the effective date of such proposed transaction as the Administrator determines. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

14. Change in Control or Merger.

(a) Administrator Discretion. If a Change in Control or a merger of the Company with or into another entity occurs (each, a “Transaction”), each outstanding Award will be treated as the Administrator determines (subject to the provisions of this Section), without a Participant’s consent, including that such Award be continued by the successor corporation or a Parent or Subsidiary of the successor corporation (or an affiliate thereof) or that the vesting of any such Awards may accelerate automatically upon consummation of a Transaction.

(b) Identical Treatment Not Required. The Administrator need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Administrator may take different actions with respect to the vested and unvested portions of an Award. The Administrator will not be required to treat all Awards similarly in the Transaction.

(c) Continuation. An Award will be considered continued if, following the Change in Control or merger:

(i) the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Transaction, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Shares for each Share held on the Closing Date (and if holders were offered a choice of consideration, the type of consideration received by the holders of a majority of the outstanding Shares) and the Award otherwise is continued in accordance with its terms (including vesting criteria), subject to Section 14(c)(iii) below and Section 13(a); provided that if the consideration received in the Transaction is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercising an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Transaction; or

(ii) the Award is terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the Transaction. Any such cash or property may be subjected to any escrow applicable to holders of Common Stock in the Change in Control. If as of the date of the occurrence of the Transaction the Administrator determines that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment. The amount of cash or property can be subjected to vesting and paid to the Participant over the original vesting schedule of the Award.

(iii) Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the

Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Transaction corporate structure will not invalidate an otherwise valid Award assumption.

(d) Modification. The Administrator will have authority to modify Awards in connection with a Change in Control or merger:

(i) in a manner that causes the Awards to lose their tax-preferred status,

(ii) to terminate any right a Participant has to exercise an Option prior to vesting in the Shares subject to the Option (i.e., “early exercise”), so that following the closing of the Transaction the Option may only be exercised only to the extent it is vested;

(iii) to reduce the Exercise Price subject to the Award in a manner that is disproportionate to the increase in the number of Shares subject to the Award, as long as the amount that would be received upon exercise of the Award immediately before and immediately following the closing of the Transaction is equivalent and the adjustment complies with U.S. Treasury Regulation Section 1.409A-1(b)(v)(D); and

(iv) to suspend a Participant’s right to exercise an Option during a limited period of time preceding and or following the closing of the Transaction without Participant consent if such suspension is administratively necessary or advisable to permit the closing of the Transaction.

(e) Non-Continuation. If the successor corporation does not continue an Award (or some portion such Award), the Administrator may provide that the Participant will fully vest in (and have the right to exercise) 100% of the then-unvested Shares subject to his or her outstanding Options and Stock Appreciation Rights, all restrictions on 100% of the Participant’s outstanding Restricted Stock and Restricted Stock Units will lapse, and, regarding 100% of Participant’s outstanding Awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met, in all cases. In no event will vesting of an Award accelerate as to more than 100% of the Award. Unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if Options or Stock Appreciation Rights are not continued when a Change in Control or a merger of the Company with or into another corporation or other entity occurs, the Administrator will notify the Participant in writing or electronically that the Participant’s vested Options or Stock Appreciation Rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the Administrator in its sole discretion and all of the Participant’s Options or Stock Appreciation Rights will terminate upon the expiration of such period (whether vested or unvested).

15. Outside Director Grants.

(a) With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise outstanding Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on other outstanding Awards will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement, a Company policy related to Director compensation, or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, that specifically references this default rule.

(b) No Outside Director may be paid, issued or granted, in any Fiscal Year, cash retainer fees and equity awards (including any Awards issued under this Plan) with an aggregate value greater than $750,000, increased to $1,500,000 in connection with his or her initial service (with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)). Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 15(b).

16. Tax Matters.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash under an Award (or exercise thereof) or such earlier time as any Tax Withholding are due, the Company may deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax Withholding with respect to such Award or Shares subject to an Award (including upon exercise of an Award).

(b) Withholding Arrangements. The Administrator, in its sole discretion and under such procedures as it may specify from time to time, may elect to satisfy such Tax Withholding, in whole or in part (including in combination) by (without limitation) (i) requiring the Participant to pay cash, check or other cash equivalents, (ii) withholding otherwise deliverable cash (including cash from the sale of Shares issued to the Participant) or Shares having a fair market value equal to the amount required to be withheld or such greater amount (including up to a maximum statutory amount) as the Administrator may determine or permit if such amount does not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (iii) forcing the sale of Shares issued pursuant to an Award (or exercise thereof) having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or any greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (iv) requiring the Participant to deliver to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or any greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (v) requiring the Participant to engage in a cashless exercise transaction (whether through a broker or otherwise) implemented by the Company in connection with the Plan, (vi) having the Company or a Parent or Subsidiary withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any Parent or Subsidiary, or (vii) such other consideration and method of payment for the meeting of Tax Withholding as the Administrator may determine to the extent permitted by Applicable Laws, provided that, in all instances, the satisfaction of the Tax Withholding will not result in any adverse accounting consequence to the Company, as the Administrator may determine in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date the amount of tax to be withheld is calculated or such other date as Administrator determines is applicable or appropriate with respect to the Tax Withholding calculation.

(c) Compliance With Code Section 409A. Unless the Administrator determines that compliance with Code Section 409A is not necessary, it is intended that Awards will be designed and operated so that they are either exempt or excepted from the application of Code Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B) so that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A and the Plan and each Award Agreement will be interpreted consistent with this intent. This Section 16(c) is not a guarantee to any Participant of the consequences of his or her Awards. In no event will the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Participant for any taxes that may be imposed or other costs that may be incurred, as a result of Section 409A.

17. Other Terms.

(a) No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right regarding continuing the Participant’s relationship as a Service Provider with the Company or member of the Company Group, nor will they interfere with the Participant’s right, or the Participant’s employer’s right, to terminate such relationship at any time free from any liability or claim under the Plan.

(b) Interpretation and Rules of Construction. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(c) Plan Governs. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of any Grant Agreement, the terms and conditions of the Plan will prevail.

(d) Forfeiture Events.

(i) All Awards granted under the Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other

Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 17(d)(i) is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a member of the Company Group.

(ii) The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any specified action or inaction by a Participant that would constitute cause for termination of such Participant’s status as a Service Provider.

18. Term of Plan. Subject to Section 21, the Plan will become effective upon the later to occur of (a) its adoption by the Board, (b) approval by the Company’s stockholders, or (c) the Closing Date. The Plan will continue in effect until terminated under Section 19, but (i) no Incentive Stock Options may be granted after 10 years from the earlier of the Board or stockholder approval of the Plan and (ii) Section 3(b) relating to automatic share reserve increase will operate only until the tenth anniversary of the earlier of the Board or stockholder approval of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan or any part thereof, at any time and for any reason.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.

(c) Consent of Participants Generally Required. Subject to Section 19(d) below, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant without a signed, written agreement authorized by the Administrator between the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such termination.

(d) Exceptions to Consent Requirement.

(i) A Participant’s rights will not be deemed to have been materially impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination taken as a whole, does not materially impair the Participant’s rights; and

(ii) Subject to any limitations of Applicable Laws, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done

(ii) in a manner specified by the Plan,

(iii) to maintain the qualified status of the Award as an Incentive Stock Option under Code Section 422,

(iv) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Code Section 422,

(v) to clarify the manner of exemption from Code Section 409A or compliance with any requirements necessary to avoid the imposition of additional tax or interest under Code Section 409A(a)(1)(B), or

(vi) to comply with other Applicable Laws.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. The Company will make good faith efforts to comply with all Applicable Laws related to the issuance of Shares. Shares will not be issued pursuant to an Award, including without limitation upon exercise or vesting thereof, as applicable, unless the issuance and delivery of such Shares and exercise or vesting of the Award, as applicable, will comply with Applicable Laws. If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any Applicable Laws, registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability regarding the failure to issue or sell such Shares as to which such authority, registration, qualification or rule compliance was not obtained and the Administrator reserves the authority, without the consent of a Participant, to terminate or cancel Awards with or without consideration in such a situation.

(b) Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising such Award to represent and warrant during any such exercise or vesting that the Shares are being purchased only for investment and with no present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c) Failure to Accept Award. If a Participant has not accepted an Award to the extent such acceptance has been requested or required by the Company or has not taken all administrative and other steps (e.g., setting up an account with a broker designated by the Company) necessary for the Company to issue Shares upon the vesting, exercise, or settlement of the Award prior to the date that a portion of the Award is scheduled to vest, then the portion of the Award scheduled to vest on such date will be cancelled on such date and the Shares subject to the Award covered by such portion immediately will revert to the Plan for no additional consideration unless otherwise provided by the Administrator.

21. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

ANNEX H

FORM OF

LETTER OF TRANSMITTAL

TO SURRENDER CLASS B-1 UNITS OF

American Oncology Network, LLC

This Letter of Transmittal is being delivered to each record holder of Class B-1 units of American Oncology Network, LLC (“AON Class B-1 units”), a Delaware limited liability company (the “Company” or “AON”), in connection with the exchange offer commenced by Digital Transformation Opportunities Corp., a Delaware corporation (“DTOC”), to the holders of AON Class B-1 units, as described below.

As described in DTOC’s Proxy Statement/Prospectus, dated [   ], 2023, DTOC and AON have entered into a Business Combination Agreement, dated as of October 5, 2022 and amended and restated on January 6, 2023 and April 27, 2023 (the “Business Combination Agreement”). A copy of the Business Combination Agreement will be made available upon request to the Exchange Agent.

In accordance with the Business Combination Agreement, DTOC and AON will undertake a series of transactions (the “Business Combination”) resulting in the organization of the combined post-business combination company as an umbrella partnership C corporation (“New AON”), sometimes referred to as an “Up-C” structure, in which substantially all of the assets and the business of the combined company will continue to be held by AON and DTOC will become a member of AON. Among other things, the Business Combination Agreement provides that on the closing of the Business Combination (the “Closing”), AON will amend and restate its operating agreement (the “Amended and Restated AON LLC Agreement”) to reclassify:

●	existing AON Class A units and AON Class A-1 units into a single class of AON common units that are later exchangeable on a one-to-one basis for shares of New AON Class A common stock (the “AON common units”) at an exchange ratio equal to the quotient of (a) the net equity value per unit of AON (without taking into account any AON Class B-1 units participating in the Exchange Offer (as defined below) in such per unit calculation) divided by (b) $10.00 (the “Per Company Unit Exchange Ratio”); and
●	existing AON Class B units into AON common units at an exchange ratio equal to the quotient of (a) the excess of the net equity value per unit of AON (without taking into account any AON Class B-1 units participating in the Exchange Offer in such per unit calculation) over the applicable distribution threshold divided by (b) $10.00 (the “Per Company Class B Unit Exchange Ratio”).

In addition, the AON Board of Managers has authorized and approved the issuance to its employees (which includes certain employees of AON that are holders of practice profit pool interests) of up to 460 AON Class B-1 units. To incentivize retention of AON employees following the consummation of the Business Combination and further align the interests of AON employees with those of holders, DTOC is offering to the holders of AON Class B-1 units to exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by such holder (such offer, the “Exchange Offer”). Concurrently with the Exchange Offer, DTOC and AON are also soliciting consents from the holders of AON Class B-1 units to certain amendments to the terms of the awards and the unit grant agreements pursuant to which the AON Class B-1 units were granted (the “Consent Solicitation”) to provide for the automatic exchange, as of immediately prior to the adoption of the Amended and Restated AON LLC Agreement, of all AON Class B-1 units not otherwise tendered in the Exchange Offer into a number of newly issued shares of New AON Class A common stock equal to the Per Company Unit Exchange Ratio for each AON Class B-1 unit held by each applicable holder (collectively, the “Proposed Amendments”).

Holders may not deliver consents to the Proposed Amendments without tendering their AON Class B-1 units into the Exchange Offer, and holders may not tender their AON Class B-1 units into the Exchange Offer without delivering the related consents. The tender of AON Class B-1 units into the Exchange Offer will be deemed to automatically constitute delivery of a consent to the Proposed Amendments with respect to the AON Class B-1 units tendered.

If a holder of AON Class B-1 units does not participate in the Exchange Offer and less than a majority in interest of the outstanding AON Class B-1 units consent to the Proposed Amendments, upon adoption of the Amended and Restated AON LLC

Agreement, such AON Class B-1 units, together with all other outstanding AON Class B units, will be converted into AON common units at the Per Company Class B Unit Exchange Ratio.

In order to exchange your AON Class B-1 units for shares of New AON Class A common stock in the Exchange Offer, you must deliver a properly completed and duly signed Letter of Transmittal and applicable tax form to the address set forth below.

Please read the accompanying Instructions carefully and then complete and return this Letter of Transmittal and other required materials to the following address:

Please complete the following table:

Description of AON Class B-1 Units Tendered Attach additional sheets if necessary
Name(s) and Address(es) of Registered Holder(s) (Please fill in exactly as your name appears in the records of AON LLC	Number of AON Class B-1 Units:

Total Number of AON Class B-1 Units Surrendered:

The Exchange Agent is:

Continental Stock Transfer & Trust Company

Please send this letter of transmittal and other required documents to the address below:

By Mail	By Hand or Overnight Courier:
Continental Stock Transfer & Trust Co. One State Street — 30th Floor New York, NY 10004 Attention: Tenders (DTOC/AON)	Continental Stock Transfer & Trust Co. One State Street — 30th Floor New York, NY 10004 Attention: Tenders (DTOC/AON)

OR

Upload: https://cstt.citrixdata.com/r-rf72ee31507b04f98b24774299a011f34

For information, please call: 917-262-2378

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT SUBMISSIONS WILL BE ACCEPTED. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL IS AT THE OPTION AND RISK OF THE OWNER.

Ladies and Gentlemen:

The undersigned hereby tenders to DTOC the above described AON Class B-1 units for newly issued shares of New AON Class A common stock, pursuant to the Exchange Offer, upon the terms and subject to the conditions described in DTOC’s Proxy Statement/Prospectus, dated [   ] (the “Registration Statement”), and in this Letter of Transmittal (the “Letter of Transmittal” which, together with the Proxy Statement/Prospectus, as each may be amended and supplemented from time to time, collectively constitute the “Offer”), receipt of which is hereby acknowledged.

Upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of any such extension or amendment), and effective upon DTOC’s acceptance for exchange of the AON Class B-1 units tendered herewith and not validly withdrawn on or prior to the Expiration Date (as defined in the Registration Statement) in accordance with the terms of the Offer (such time, the “Offer Acceptance Time”), the undersigned hereby sells, assigns and transfers to or upon the order of DTOC all right, title and interest in and to all of the AON Class B-1 units that are being tendered hereby (and any and all dividends, distributions, rights, other AON Class B-1 units or other securities issued or issuable in respect thereof on or after the Offer Acceptance Time (collectively, “Distributions”)) and irrevocably constitutes and appoints Continental Stock Transfer & Trust Co. (the “Exchange Agent”) the true and lawful agent and attorney-in-fact of the undersigned with respect to such AON Class B-1 units (and any and all Distributions), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest in the AON Class B-1 units tendered by this Letter of Transmittal), to (i) transfer ownership of such AON Class B-1 units (and any and all Distributions) on the account books maintained by AON or otherwise held in book-entry form, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of AON, (ii) present such AON Class B-1 units (and any and all Distributions) for transfer on the books of AON and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such AON Class B-1 units (and any and all Distributions), all in accordance with the terms and subject to the conditions of the Offer.

By executing this Letter of Transmittal (or taking action resulting in the delivery of an agent’s message), the undersigned hereby irrevocably appoints each of the designees of DTOC the attorneys-in-fact and proxies of the undersigned, each with full power of substitution, to act as each such attorney-in-fact and proxy or its, his or her substitute shall in its, his or her sole discretion deem proper with respect to, all of the AON Class B-1 units (and any and all Distributions) tendered hereby and accepted for exchange by DTOC. This appointment will be effective if and when, and only to the extent that, DTOC accepts such AON Class B-1 units for exchange pursuant to the Offer. This power of attorney and proxy are irrevocable and are granted in consideration of the acceptance for exchange of such AON Class B-1 units in accordance with the terms of the Offer. Such acceptance for exchange shall, without further action, revoke any prior powers of attorney and proxies granted by the undersigned at any time with respect to such AON Class B-1 units (and any and all Distributions), and no subsequent powers of attorney, proxies, consents or revocations may be given by the undersigned with respect thereto (and, if given, will not be deemed effective). DTOC reserves the right to require that, in order for the AON Class B-1 units to be deemed validly tendered, immediately upon DTOC’s acceptance for exchange of such AON Class B-1 units, DTOC or its designees must be able to exercise full voting, consent and other rights with respect to such AON Class B-1 units (and any and all Distributions).

The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer any and all of the AON Class B-1 units tendered hereby (and any and all Distributions) and that, when the same are accepted for exchange by DTOC, DTOC will acquire good and unencumbered title to such AON Class B-1 units (and such Distributions), free and clear of all liens, restrictions, charges and encumbrances and the same will not be subject to any adverse claims. The undersigned hereby represents and warrants that the undersigned is the registered owner of the AON Class B-1 units. The undersigned will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or DTOC to be necessary or desirable to complete the sale, assignment and transfer of the AON Class B-1 units tendered hereby (and any and all Distributions). In addition, the undersigned shall remit and transfer promptly to the Exchange Agent for the account of DTOC all Distributions in respect of any and all of the AON Class B-1 units tendered hereby, accompanied by appropriate documentation of transfer, and, pending such remittance and transfer or appropriate assurance thereof, DTOC shall be entitled to all rights and privileges as owner of each such Distribution and may withhold the entire purchase price of the AON Class B-1 units tendered hereby or deduct from such purchase price the amount or value of such Distribution as determined by DTOC in its sole discretion.

It is understood that the undersigned will not receive an exchange for the AON Class B-1 units unless and until the AON Class B-1 units are accepted for exchange and until ownership of AON Class B-1 units is validly transferred on the account books maintained by AON, and until the same are processed for exchange by the Exchange Agent.

IT IS UNDERSTOOD THAT THE METHOD OF DELIVERY OF THE AON CLASS B-1 UNITS AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE UNDERSIGNED AND THAT THE RISK OF LOSS OF SUCH AON CLASS B-1 UNITS AND OTHER DOCUMENTS SHALL PASS ONLY AFTER THE EXCHANGE AGENT HAS ACTUALLY RECEIVED BY BOOK-ENTRY CONFIRMATION (AS DEFINED BELOW). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. DELIVERY WILL BE DEEMED EFFECTIVE AND RISK OF LOSS AND TITLE WILL PASS FROM THE OWNER ONLY WHEN RECEIVED BY THE EXCHANGE AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns of the undersigned. Except as stated in the Proxy Statement/Prospectus, this tender is irrevocable. The undersigned understands that the valid tender of AON Class B-1 units pursuant to any of the procedures described in the Offer and in the instructions hereto will constitute the undersigned’s acceptance of the terms and conditions of the Offer. DTOC’s acceptance of such AON Class B-1 units for exchange will constitute a binding agreement between the undersigned and DTOC upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment). The undersigned recognizes that under certain circumstances set forth in the Offer, DTOC may not be required to accept for exchange any AON Class B-1 units tendered hereby.

The shares of New AON Class A common stock will be issued by deposit in book-entry form with the Exchange Agent. Failure to provide the information necessary to effect delivery of shares of New AON Class A common stock will render your tender defective, and we will have the right, which we may waive, to reject such tender without notice.

ACKNOWLEDGEMENTS AND AGREEMENTS

1.	Surrender of AON Class B-1 Units

In connection with the Exchange Offer, the undersigned hereby surrenders, subject to the terms and conditions of the Offer, the AON Class B-1 units owned by the undersigned in exchange for, and for the purpose of receiving, newly issued shares of New AON Class A common stock pursuant to the Business Combination Agreement.

2.	Representations and Warranties. The undersigned hereby represents and warrants to DTOC and the Exchange Agent as follows:
(a)

The undersigned has all requisite power, authority, and legal capacity to execute and deliver this Letter of Transmittal. This Letter of Transmittal, when this Letter of Transmittal is duly and validly executed and delivered by the undersigned, will constitute the legal, valid, and binding obligation of the undersigned and will be enforceable against the undersigned in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, and similar laws affecting creditors generally and by the availability of equitable remedies.

(b)

The undersigned is the registered holder of AON Class B-1 units. The undersigned owns the AON Class B-1 units, free and clear of all liens, and the undersigned has the full power, right, and authority to transfer the AON Class B-1 units pursuant to the Offer.

3.	Waiver of Dissenters Rights.

Completion and delivery of this Letter of Transmittal to the Exchange Agent constitutes a waiver by the undersigned of any dissenters rights with respect to any AON Class B-1 units owned by the undersigned under applicable law, whether or not the undersigned has previously made a written demand upon the Company or any other person. If a notice of intent to dissent and demand payment of fair value has been filed with the Company with respect to any AON Class B-1 units surrendered herewith, the undersigned hereby revokes such notice and elects not to demand payment of fair value of the AON Class B-1 units, to the full extent permitted by law. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ANY RIGHTS TO DISSENT AND DEMAND PAYMENT OF THE FAIR VALUE OF THEIR AON CLASS B-1 UNITS PURSUANT TO APPLICABLE LAW, WHICH RIGHTS TO DISSENT ARE DESCRIBED MORE FULLY IN THE INFORMATION PROVIDED TO UNITHOLDERS OF THE COMPANY.

This Letter of Transmittal shall remain in full force and effect notwithstanding the death or incapacity or dissolution of one or more of the undersigned, and shall be binding upon the heirs, personal representatives, successors, and assignees of the undersigned and shall not be affected by, and shall survive, the death or incapacity or dissolution of the undersigned. The undersigned agrees that the Instructions to this Letter of Transmittal constitute an integral part of this instrument and agrees to be bound thereby. Surrender of the AON Class B-1 units is subject to the terms, conditions, and limitations set forth in the Business Combination Agreement and the Instructions attached hereto.

[Signature Page to follow]

You are instructed to issue to the undersigned the shares of New AON Class A common stock to which the undersigned is entitled in connection with the Exchange Offer as provided for and pursuant to the terms and conditions of the Business Combination Agreement and Exchange Offer.

If any holder of AON Class B-1 units is married and such AON Class B-1 units are held jointly with such holder’s spouse, both such holder and his or her spouse must sign this Transmittal Letter. Signatures of trustees, executors, administrators, guardians, officers of corporations, attorneys-in-fact, or others acting in a fiduciary capacity must include the full title of the signer in such capacity.

PLEASE SIGN HERE

Holder:*	If Holder’s Spouse Must Sign:

Signature	Signature

Print Name	Email address

Email address	Print Name

Social Security Number	Social Security Number

Telephone:

*	Must be signed by a registered holder(s) exactly as name(s) appear(s) on share registration, and spouse, if any. See Instructions.

INSTRUCTIONS

1.Letter of Transmittal.  This Letter of Transmittal must be properly completed, duly executed, dated, and delivered or mailed to the address set forth on the first page of this Letter of Transmittal together with any other required documents. The method of delivering documentation is at the option and the risk of the holder. IF SENT BY MAIL, REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, IS RECOMMENDED. Documentation may be surrendered in person or by mail. Delivery will be deemed made when actually received by the Company.

UNTIL A HOLDER HAS SURRENDERED HIS OR HER UNITS TO THE ADDRESS SET FORTH ON THE FIRST PAGE OF THIS LETTER OF TRANSMITTAL, HE OR SHE WILL NOT RECEIVE AN EXCHANGE IN RESPECT OF THE EXCHANGE OFFER AND DUE TO THE HOLDER WITH RESPECT TO AON CLASS B-1 UNITS.

You should complete one Letter of Transmittal listing all AON Class B-1 units registered in the same name. If any AON Class B-1 units are registered in different ways on several account registrations, you will need to complete, sign, and submit as many separate Letters of Transmittal as there are different registrations of AON Class B-1 units.

2.Signatures.  The signature on this Letter of Transmittal must correspond exactly with the registered name(s) of AON Class B-1 units surrendered or converted unless the AON Class B-1 units described on this Letter of Transmittal have been assigned by the registered holder or holders thereof, in which event this Letter of Transmittal should be signed in exactly the same form as the name(s) of the last transferee(s).

For a name correction or for a change in name which does not involve a change in ownership, proceed as follows: For a change in name by marriage, etc., the Letter of Transmittal should be signed, e.g., “Mary Doe, now by marriage Mary Jones.” For a correction in name, the Letter of Transmittal should be signed, e.g., “James E. Brown, incorrectly inscribed as J.E. Brown.” The signature in each case should be guaranteed as described below in Instruction 3.

IMPORTANT:   If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or other person acting in a fiduciary or representative capacity, the person signing must give his or her full title in such capacity and enclose appropriate evidence of his or her authority to so act.

3.Inquiries.  All questions regarding appropriate procedures for surrendering AON Class B-1 units should be directed to the Exchange Agent at the mailing address or telephone number set forth on the front page.
4.Additional Copies.  Additional copies of this Letter of Transmittal may be obtained from the Exchange Agent at the mailing address or telephone number set forth on the front page.
5.Internal Revenue Service Forms.  Under United States federal income tax law, each United States holder receiving New AON Class A common stock is required to provide a correct Taxpayer Identification Number on Internal Revenue Service (“IRS”) Form W-9, and to indicate whether such holder is subject to backup withholding. Each non-United States holder should provide a properly executed applicable IRS Form W-8 (and all required attachments). See the section entitled “General Instructions” on the enclosed IRS Form W-9 for additional information and instructions. Holders are urged to consult with their own tax advisors regarding the applicability and refund of backup withholding tax and to determine which form should be used to avoid backup withholding.

Although the U.S. federal income tax treatment will depend on the specific facts at the time the AON Class B-1 units are issued, the Company intends to take the position that AON Class B-1 units have value equal to the New AON Class A common stock into which they are convertible. A recipient of such Class B-1 units will recognize such value as compensation income, which will be subject to tax withholding by the recipient’s employer and will be reported on Form W-2. A United States holder would generally have a basis in the AON Class B-1 units equal to the amount of such income recognized. Such United States holder should have little if any short-term capital gain on the exchange for the New AON Class A common stock.

6.Miscellaneous.  Any and all Letters of Transmittal or facsimiles (including any other required documents) not in proper form are subject to rejection. The terms and conditions of the Business Combination Agreement and Registration Statement are incorporated herein by reference and are deemed to form part of the terms and conditions of this Letter of Transmittal.
7.Waiver of Conditions.  To the extent permitted by applicable law, DTOC and Continental Stock Transfer & Trust Company reserve the right to waive any and all conditions set forth herein and accept for exchange any AON Class B-1 units submitted for exchange.

ANNEX I

PRELIMINARY PROXY STATEMENT, DATED January 6, 2023, SUBJECT TO COMPLETION

PROXY

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

10250 Constellation Blvd, Suite 23126
Los Angeles, CA 90067

YOUR VOTE IS IMPORTANT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS OF DIGITAL TRANSFORMATION OPPORTUNITIES CORP. TO BE HELD ON , 2023

The undersigned, revoking any previous proxies, hereby acknowledges receipt of the Notice and Proxy Statement (the "Proxy Statement"), and hereby appoints , and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote (the "Shares") at the special meeting, (the "Special Meeting") of the stockholders of Digital Transformation Opportunities Corp. ("DTOC") to be held virtually on , 2023, at Eastern Time, accessible at https://www.cstproxy.com/dtocorp/2023, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the Proposals set forth in the Proxy Statement and in the proxies' discretion on such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be held on , 2023, at Eastern Time: The notice of special meeting and the accompanying proxy statement are available at .

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BEVOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTIONS ARE GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4, 5, 6 AND 7.

THE BOARD OF DIRECTORS OF DTOC RECOMMENDS A VOTE "FOR" PROPOSAL 1 (THE BUSINESS COMBINATION PROPOSAL), "FOR" PROPOSAL 2 (THE LISTING PROPOSAL), "FOR" PROPOSAL 3 (THE CHARTER AMENDMENT PROPOSAL), "FOR" PROPOSAL 4 (THE ADVISORY GOVERNANCE PROPOSAL), "FOR" PROPOSAL 5 (THE DIRECTOR ELECTION PROPOSAL), "FOR" PROPOSAL 6 (INCENTIVE EQUITY PLAN PROPOSAL), AND "FOR" PROPOSAL 7 (THE ADJOURNMENT PROPOSAL).

EACH OF THE BUSINESS COMBINATION PROPOSAL, THE LISTING PROPOSAL, THE CHARTER AMENDMENT PROPOSAL, THE DIRECTOR ELECTION PROPOSAL, AND THE INCENTIVE EQUITY PLAN PROPOSAL (COLLECTIVELY, THE "CONDITION PRECEDENT PROPOSALS") ARE CROSS-CONDITIONED ON THE APPROVAL OF EACH OTHER. NEITHER THE ADVISORY GOVERNANCE PROPOSAL NOR THE ADJOURNMENT PROPOSAL ARE CONDITIONED ON THE APPROVAL OF ANY OF THE OTHER PROPOSALS SET FORTH IN THE PROXY STATEMENT. IF ANY OF CONDITION PRECEDENT PROPOSALS IS NOT APPROVED, THEN THE BUSINESS COMBINATION WILL NOT BE CONSUMMATED.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE.

	For	Withhold
5a. [•]	☐	☐
5[•]. [•]	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BO X]	Date	Signature [PLEASE SIGN WITHIN BO X]	Date

Special Meeting

at , Eastern Time

This proxy is solicited by the DTOC Board

The undersigned stockholder(s) of Digital Transformation Opportunities Corp. hereby appoint(s) , or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Digital Transformation Opportunities Corp. that the stockholder(s) is/are entitled to vote at the Special Meeting to be held exclusively via a live webcast at https://www.cstproxy.com/dtocorp/2023, on , 2023, at Eastern Time, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE DTOC BOARD.

Continued and to be signed on reverse side

[☐] MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Dated:

____
Stockholder's Signature

____
Stockholder's Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Existing Charter provides, and the Proposed Charter will provide, that the officers and directors will be indemnified by DTOC and New AON, respectively, to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Existing Charter provides and the Proposed Charter will provide, that their directors will not be personally liable for monetary damages to DTOC or New AON, respectively, or stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

DTOC has also entered, and New AON will enter, into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Charter and the Proposed Charter, respectively. DTOC’s bylaws and the Proposed Bylaws also permit DTOC and New AON, respectively, to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. DTOC has in place, and New AON will enter into, policies of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures DTOC or New AON, as applicable, against its obligations to indemnify our officers and directors.

Item 21.    Exhibits and Financial Statement Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date
2.1†	Business Combination Agreement, dated as of October 5, 2022, by and among Digital Transformation Opportunities Corp. and American Oncology Network, LLC	8-K	001-40177	2.1	October 6, 2022
2.2†	First Amended and Restated Business Combination Agreement, dated as of January 6, 2023, by and among Digital Transformation Opportunities Corp. and American Oncology Network, LLC	8-K	001-40177	2.1	January 6, 2023
2.3†

Second Amended and Restated Business Combination Agreement, dated as of April 27, 2023, by and among Digital Transformation Opportunities Corp. and American Oncology Network, LLC (attached to the proxy statement/prospectus, which forms part of this registration statement, as Annex A)

3.1	Amended and Restated Certificate of Incorporation of Digital Transformation Opportunities Corp.	8-K	001-40177	3.1	March 12, 2021
3.2	Amendment to Amended and Restated Certificate of Incorporation of Digital Transformation Opportunities Corp.	8-K	001-40177	3.1	March 8, 2023
3.3	Bylaws of Digital Transformation Opportunities Corp.	S-1	333-253079	3.3	February 12, 2021
3.4	Form of Amended and Restated Certificate of Incorporation of American Oncology Network, Inc. (attached to the proxy statement/prospectus, which forms part of this registration statement, as Annex E)
3.5	Form of Amended and Restated Bylaws of American Oncology Network, Inc. (attached to the proxy statement/prospectus which forms part of this registration statement as Annex F)
4.1	Specimen Unit Certificate	S-1	333-253079	4.1	March 1, 2021
4.2	Specimen Class A Common Stock Certificate	S-1	333-253079	4.2	March 1, 2021
4.3	Specimen Warrant Certificate	S-1	333-253079	4.3	March 1, 2021
4.4	Warrant Agreement, dated March 9, 2021, between Continental Stock Transfer & Trust Company and Digital Transformation Opportunities Corp.	8-K	001-40177	4.1	March 12, 2021
4.5	Form of Amended and Restated Registration Rights Agreement (attached to the proxy statement/prospectus, which forms part of this registration statement, as Annex C)
5.1+	Legal Opinion of Paul Hastings LLP as to the validity of the securities being registered
8.1	Tax Opinion of Paul Hastings LLP with respect to the Business Combination
8.2+	Tax Opinion of Dentons US LLP with respect to the Exchange Offer

		Incorporated by Reference
Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date
10.1	Private Placement Warrant Purchase Agreement, dated March 9, 2021, between Digital Transformation Opportunities Corp. and Digital Transformation Sponsor LLC	8-K	001-40177	10.1	March 12, 2021
10.2	Investment Management Trust Account Agreement, dated March 9, 2021, between Continental Stock Transfer & Trust Company and Digital Transformation Opportunities Corp.	8-K	001-40177	10.2	March 12, 2021
10.3	Amendment to Investment Management Trust Account Agreement, dated March 9, 2021, between Continental Transfer & Trust Company and Digital Transformation Opportunities Corp.	8-K	001-40177	10.2	March 8, 2023
10.4	Registration and Stockholder Rights Agreement, dated March 9, 2021, among Digital Transformation Opportunities Corp., the Sponsor and the other Holders (as defined therein) signatory thereto	8-K	001-40177	10.3	March 12, 2021
10.5	Letter Agreement, dated March 9, 2021, among Digital Transformation Opportunities Corp., Digital Transformation Sponsor LLC and each of the directors and officers of Digital Transformation Opportunities Corp.	8-K	001-40177	10.4	March 12, 2021
10.6	Indemnification Agreement, dated March 9, 2021, between Digital Transformation Opportunities Corp. and Kevin Nazemi	8-K	001-40177	10.5	March 12, 2021
10.7	Indemnification Agreement, dated March 9, 2021, between Digital Transformation Opportunities Corp. and Kyle Francis	8-K	001-40177	10.6	March 12, 2021
10.8	Indemnification Agreement, dated March 9, 2021, between Digital Transformation Opportunities Corp. and Bradley Fluegel	8-K	001-40177	10.7	March 12, 2021
10.9	Indemnification Agreement, dated March 9, 2021, between Digital Transformation Opportunities Corp. and Heather Zynczak	8-K	001-40177	10.8	March 12, 2021
10.10	Indemnification Agreement, dated March 9, 2021, between Digital Transformation Opportunities Corp. and Jim Moffatt	8-K	001-40177	10.9	March 12, 2021
10.11

Amended and Restated Sponsor Support Agreement, dated as of January 6, 2023, by and among Digital Transformation Opportunities Corp., Digital Transformation Sponsor LLC, American Oncology Network, LLC and certain equityholders of Digital Transformation Opportunities Corp. (attached to the proxy statement/prospectus, which forms part of this registration statement, as Annex B)

10.12	Promissory Note, dated as of March 6, 2023	8-K	001-40177	10.2	March 8, 2023
23.1	Consent of Marcum LLP, independent registered public accounting firm of Digital Transformation Opportunities Corp.
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of American Oncology Network, LLC
23.3+	Consent of Paul Hastings LLP with respect to legal opinion (included in Exhibit 5.1 hereto)

Incorporated by Reference
Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date
23.4	Consent of Paul Hastings LLP with respect to tax opinion with respect to Business Combination (included in Exhibit 8.1 hereto)
23.5+	Consent of Dentons US LLP with respect to tax opinion with respect to Exchange Offer (included in Exhibit 8.2 hereto)
24.1	Power of Attorney (included on the signatures page to the proxy statement/prospectus which forms part of this registration statement)
99.1	Form of Proxy Card (attached to the proxy statement/prospectus which forms part of this registration statement as Annex I)
99.2	Form of Letter of Transmittal (attached to the proxy statement/prospectus which forms part of this registration statement as Annex H)
99.3	Consent of Todd Schonherz
99.4	Consent of Stephen “Fred” Divers, MD
99.5	Consent of Shalin R. Shah, DO
99.6	Consent of Douglas Heldreth, MD
99.7	Consent of Vipul Patel, MD
99.8	Consent of Vance M. Wright-Browne, MD
107	Filing Fee Table
#	Indicates management contract or compensatory plan or arrangement.
+	To be filed by amendment.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on the 27th day of April             , 2023.

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

By:	/s/ Kevin Nazemi
	Name:	Kevin Nazemi
	Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Kevin Nazemi and Kyle Francis as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this proxy statement/prospectus and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his or her substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities

Signature	Title	Date

/s/ Kevin Nazemi	Chief Executive Officer and Chairman	April 27, 2023
Kevin Nazemi	(Principal Executive Officer)

/s/ Kyle Francis	Chief Financial Officer and Secretary	April 27, 2023
Kyle Francis	(Principal Financial and Accounting Officer)

/s/ Bradley Fluegel	Director	April 27, 2023
Bradley Fluegel

/s/ Jim Moffatt	Director	April 27, 2023
Jim Moffatt

/s/ Heather Zynczak	Director	April 27, 2023
Heather Zynczak